                              Exhibit 17(b)(viii)

          Annual Report for the fiscal year ended October 31, 2000 for the Firstar Money Market, Institutional Money Market,
          Tax-Exempt Money Market, Ohio Tax-Exempt Money Market, U.S.
              Government Money Market, U.S. Treasury Money Market,
        Short-Term Bond, Intermediate Bond, U.S. Government Securities,
         Aggregate Bond, Bond IMMDEX(TM), Strategic Income, Tax-Exempt
     Intermediate Bond, Missouri Tax-Exempt Bond, National Municipal Bond,
       Balanced Income, Balanced Growth, Growth & Income, Equity Income,
         Relative Value, Equity Index, Large Cap Core Equity, Large Cap
        Growth, International Value, International Growth, MidCap Index,
          MidCap Core Equity, Small Cap Index, Small Cap Core Equity,
                    Science & Technology and MicroCap Funds

                                             -----------------------------------
                                             2000 Annual Report October 31, 2000
                                             -----------------------------------

                                                                        discover
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(LOGO) FIRSTAR FUNDS

                                             Money Market Fund
                                             Institutional Money Market Fund
                                             Tax-Exempt Money Market Fund
                                             Ohio Tax-Exempt Money Market Fund
                                             U.S. Government Money Market Fund
                                             U.S. Treasury Money Market Fund
                                             Short-Term Bond Fund
                                             Intermediate Bond Fund
                                             U.S. Government Securities Fund
                                             Aggregate Bond Fund
                                             Bond IMMDEX/TM Fund
                                             Strategic Income Fund
                                             Tax-Exempt Intermediate Bond Fund
                                             Missouri Tax-Exempt Bond Fund
                                             National Municipal Bond Fund
                                             Balanced Income Fund
                                             Balanced Growth Fund
                                             Growth & Income Fund
                                             Equity Income Fund
                                             Relative Value Fund
                                             Equity Index Fund
                                             Large Cap Core Equity Fund
                                             Large Cap Growth Fund
                                             International Value Fund
                                             International Growth Fund
                                             MidCap Index Fund
                                             MidCap Core Equity Fund
                                             Small Cap Index Fund
                                             Small Cap Core Equity Fund
                                             Science & Technology Fund
                                             MicroCap Fund

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                      NOTICE TO INVESTORS
- Shares of Firstar Funds are distributed by Quasar Distributors, LLC, a Firstar affiliate.
- There can be no assurance that the money market funds will be able to maintain a stable net asset value of $1.00 per share.
- Firstar Bank affiliates serve as investment adviser, custodian, transfer agent, administrator, accounting services agent and distributor and receive compensation for these services as disclosed in the current prospectus.
--------------------------------------------------------------------------------

TABLE OF CONTENTS



                                                        Page(s)
Shareholder Letter and Market Outlook......................1-3

EQUITY FUNDS
Firstar Balanced Income Fund...............................4-5
(Firstar Stellar Fund combined
with Firstar Balanced Income Fund)

Firstar Balanced Growth Fund...............................6-7
(Mercantile Balanced Portfolio combined
with Firstar Balanced Growth Fund)

Firstar Growth & Income Fund...............................8-9
(Mercantile Growth & Income Equity Portfolio combined with Firstar Growth and Income Fund)

Firstar Equity Income Fund...............................10-11
(Mercantile Equity Income Portfolio became
Firstar Equity Income Fund)

Firstar Relative Value Fund..............................12-13
(Firstar Stellar Relative Value Fund became
Firstar Relative Value Fund)

Firstar Equity Index Fund................................14-15
(Mercantile Equity Index Portfolio
combined with Firstar Equity Index Fund)

Firstar Large Cap Core Equity Fund.......................16-17
(Mercantile Growth Equity Portfolio combined with Firstar Growth Fund and was renamed)

Firstar Large Cap Growth Fund............................18-19
(Firstar Stellar Growth Equity Fund became
Firstar Large Cap Growth Fund)

Firstar International Value Fund.........................20-21
(Firstar International Equity Fund became
Firstar International Value Fund)

Firstar International Growth Fund........................22-23
(Mercantile International Equity Portfolio combined with Firstar Core International
Equity Fund and was renamed)

Firstar MidCap Index Fund................................24-25
(Firstar Stellar Capital Appreciation Fund combined with Firstar MidCap Index Fund)

Firstar MidCap Core Equity Fund..........................26-27
(Firstar Special Growth Fund became Firstar
MidCap Core Equity Fund)

Firstar Small Cap Index Fund.............................28-29
(Mercantile Small Cap Equity Index Portfolio became Firstar Small Cap Index Fund)

Firstar Small Cap Core Equity Fund.......................30-31
(Mercantile Small Cap Equity Portfolio combined with Firstar
Emerging Growth Fund and was renamed)

Firstar Science & Technology Fund........................32-33
(Firstar Stellar Science & Technology Fund became
Firstar Science & Technology Fund)

Firstar MicroCap Fund....................................34-35

Statement of Assets and Liabilities......................36-39

Statement of Changes in Net Assets.......................40-45

Statement of Operations..................................46-49

Financial Highlights.....................................50-69

Schedule of Investments.................................70-133

BOND FUNDS
Firstar Short-Term Bond Fund...........................134-135
(Firstar Short-Term Bond Market Fund was renamed
Firstar Short-Term Bond Fund)

Firstar Intermediate Bond Fund.........................136-137
(Mercantile Intermediate Corporate Bond Portfolio combined with Firstar Intermediate Bond Market Fund and was renamed)

Firstar U.S. Government Securities Fund................138-139
(Firstar Stellar U.S. Government Income Fund combined with Mercantile U.S. Government
Securities Portfolio and was renamed)



                                                        Page(s)
BOND FUNDS (CONT.)
Firstar Aggregate Bond Fund............................140-141
(Mercantile Bond Index Portfolio combined with
Mercantile Government & Corporate Bond Portfolio and was renamed)

Firstar Bond IMMDEX(TM)Fund............................142-143

Firstar Strategic Income Fund..........................144-145
(Firstar Stellar Strategic Income Fund was renamed
Firstar Strategic Income Fund)

Firstar Tax-Exempt Intermediate Bond Fund..............146-147
(Mercantile Short-Intermediate Municipal Portfolio combined with Firstar Tax-Exempt Intermediate Bond Fund)

Firstar Missouri Tax-Exempt Bond Fund..................148-149
(Mercantile Missouri Tax-Exempt Bond Portfolio became Firstar Missouri Tax-Exempt Bond Fund)

Firstar National Municipal Bond Fund...................150-151
(Firstar Stellar Insured Tax-Free Bond Fund combined with Mercantile National Municipal
Bond Portfolio and was renamed)

Statement of Assets and Liabilities....................152-153

Statement of Changes in Net Assets.....................154-155

Statement of Operations................................156-157

Financial Highlights...................................158-171

Schedule of Investments................................172-194

MONEY MARKET FUNDS
Firstar Institutional Money Market Fund

Firstar Money Market Fund
(Mercantile Money Market Portfolio combined with Firstar Money Market Fund)

Firstar U.S. Government Money Market Fund

Firstar Ohio Tax-Exempt Money Market Fund
(Firstar Stellar Ohio Tax-Free Money Market Fund became Firstar Ohio Tax-Exempt Money Market Fund)

Firstar Tax-Exempt Money Market Fund
(Firstar Stellar Tax-Free Money Market Fund and Mercantile
Tax-Exempt Money Market Portfolio combined with
Firstar Tax-Exempt Money Market Fund)

Firstar U.S. Treasury Money Market Fund
(Firstar Stellar Treasury Fund and Mercantile
Treasury Money Market Portfolio combined with the
Firstar U.S. Treasury Money Market Fund)

Year-End Review............................................196

Yield Comparisons..........................................197

Statement of Assets and Liabilities........................198

Statement of Operations....................................199

Statement of Changes in Net Assets.....................200-201

Financial Highlights...................................202-205

Schedule of Investments................................206-215

Notes to the Financial Statements......................216-231

Report of Independent Accountants..........................232

Notes to the Financial Statements......................233-241

Change of Accountants......................................242

Report of Independent Accountants..........................243

Notes to the Financial Statements......................244-259

Change of Accountants......................................260

Report of Independent Accountants..........................261


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NOT FDIC INSURED               NO BANK GUARANTEE             MAY LOSE VALUE
---------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS

DEAR SHAREHOLDER:                                                  December 2000



THREE FUND FAMILIES COME TOGETHER

Last summer, the Boards of Directors for Firstar Funds and Mercantile Mutual Funds, and the Board of Trustees for Firstar Stellar Funds approved a plan to combine the three fund families together to form a single family - Firstar Funds. Shareholders of the fund families approved the plan in November and the reorganization was completed on December 11, 2000.

For shareholders, we expect the consolidation to provide several benefits:

o A larger group of funds with a wider spectrum of investment styles to choose from

o Enhanced research capabilities thanks to pooled resources

o Investors need to look to only one name when searching for information about their investments - Firstar Funds

Under the plan, some of the funds with similar objectives were combined with existing Firstar Funds, while other funds were reorganized into new Firstar portfolios specifically created to continue the operations of the Mercantile or Stellar fund under the Firstar name.

While the names may have changed, rest assured each fund continues to be expertly managed with the same disciplined approach you've come to rely on. The new Firstar Funds family offers 32 portfolios with varying investment objectives and styles. For more information about any Firstar Fund, contact your financial professional, visit us at www.firstarfunds.com, or call us at 1-800-677-FUND.

As always, we appreciate your investment in Firstar Funds.

Sincerely,

Firstar Funds

                                                            (LOGO) FIRSTAR FUNDS

DEAR SHAREHOLDER:                                                 December, 2000

YEAR-END REVIEW

A review of market benchmarks shows mid-cap stocks led the pack during the year ended October 31, 2000 with the S&P MidCap 400 Index posting a +31.7% return. Small-cap stocks followed, with the Russell 2000 earning +17.4% and the S&P SmallCap 600 Index advancing +25.3% during the same period. Large company stocks lagged, with the S&P 500 Stock Index rising a modest +6.1% during the fiscal year. Investment-grade bonds added stability and solid absolute returns to diversified portfolios, demonstrated by the +7.1% total return for the Lehman Brothers U.S. Government/Credit Bond Index.

The fiscal year came to a close amidst a closely contested national election, a big jump in energy prices, a technology sector slowdown, and a deceleration in economic growth - all of which pushed the pendulum of investor sentiment to the fear side of the scale. A review of fundamentals, however, reveals the foundation for further economic gains is still firmly in place.

Although a weak stock market, rising energy prices and tight credit conditions are slowing the economy, we are skeptical that recession is the final outcome. Since 1982, the U.S. has endured one recession, lasting just nine months from July 1990 to March 1991. Back then, it took a war in the middle east, a big spike in oil prices and a real estate collapse that threatened the banking system to push the economy into decline. The current environment finds the world at peace and the banking system secure. While the implosion of the "tech bubble" has reduced the value of the NASDAQ 100 by over $2.4 trillion, major financial intermediaries are not threatened by the decline. Although investors may be depressed over their losses and less likely to spend aggressively due to a reversal of the "wealth effect," we believe this slows, but does not stop economic growth.

Better management techniques aided by technological innovation make the economy more responsive to changes in final demand. "Just in time" supply chain management keeps inventories low, so excessive inventory building is less likely to trigger a recession. As a result, the economy slows down rapidly when demand wanes but then re-accelerates just as quickly when final demand picks back up. Because the financial system is sound, we believe the foundation for continued growth is intact, and the current slowdown will foster the conditions necessary for a re-acceleration in economic growth. Those conditions include lower interest rates (thanks to a more accommodative monetary policy from the Federal Reserve), lower energy prices and fiscal stimulus from the new Administration and Congress in the form of increased government spending and a tax cut.

BOND MARKET

The steady "drumbeat" of soft economic news has resulted in a sharp decline in interest rates. The biggest decline has been in the 5-year area of the Treasury yield curve, taking the curve back to its normal, positively sloped shape. We expect the Federal Reserve to once again "follow the market" with a series of cuts in the short-term Fed Funds rate commencing early in the new year and ultimately reversing a substantial portion of the 1.75% increase put in place over the past eighteen months.

In addition to the return of a more "normal" yield curve, we also expect yield spreads (the difference in yield between a corporate bond and a Treasury bond of equal maturity) to level off and eventually narrow. As the year 2000 began, spreads were vulnerable on several fronts. The relative supply/demand imbalance between Treasury and corporate securities favored widening spreads. Further, the Fed's aggressive moves to raise short-term interest rates and subsequent inversion of the Treasury yield curve reminded bond market participants that an economic slowdown was likely and that an economic "hard landing" was a possibility. Looking forward, as economic growth re-accelerates in response to lower rates, we expect yield spreads between corporate and government bonds to narrow, especially if government surplus estimates are reduced due to increased government spending and a tax cut.

STOCK MARKET

Earnings for the companies that comprise the S&P 500 Stock Index are projected to grow +7% in 2001. Although in-line with the long-term historical average, this is slower growth than we have experienced over the last two years. A continued lack of pricing power, unfavorable currency translation and higher energy and labor

(LOGO) FIRSTAR FUNDS

costs are all working in tandem with a slower economy to diminish profit growth. Our research effort is focused on identifying those companies that can overcome these "headwinds" and sustain visible, consistent earnings gains. Specifically, we are emphasizing companies with strong unit growth, the potential for improvement in profit margins and the prospect for rising stock valuations.

From a sector allocation standpoint, we continue to overweight financial stocks. If, as we believe, the Federal Reserve initiates a series of interest rate cuts early in the new year, valuations for the group should improve. The recent weakness in technology stocks is moving us to an overweight in this group as well. Technology companies are still generating tremendous growth, with earnings gains well above market averages. In our opinion, slower economic growth only increases the need for investment in productivity-enhancing technologies. Healthcare is another sector where company fundamentals meet our criteria and where valuations are attractive. As a result, we are using any weakness in the prices of these stocks to increase our exposure to the group.

In summary, we continue to see opportunities in the stock market. Valuations are attractive, earnings growth remains solid and the interest rate environment is likely to become more favorable for stocks. However, a slowing global economy makes research and stock selection critical to performance, improving the relative return potential of well diversified, actively managed portfolios.

We appreciate your continued support of Firstar Funds.


Sincerely,

Firstar Investment Research & Management Company, LLC (FIRMCO)
Investment Policy Committee

RICHARD BURLING              WALTER DEWEY              DONALD KELLER
Senior Vice President        Senior Vice President     Senior Vice President
Director of Credit Research  Senior Portfolio Manager  Senior Portfolio Manager

TODD KRIEG                   GEORGE SCHUPP             MARIAN ZENTMYER
Senior Vice President        Senior Vice President     Committee Chairperson
Senior Portfolio Manager     Director of Fixed Income  Executive Vice President
                                                       Chief Investment Officer
                                                       of Equities

The above outlook and those that follow reflect the opinions of the portfolio managers as of December, 2000. They are subject to change and any forecasts made cannot be guaranteed. References to specific securities or sectors should not be considered recommendations to buy or sell any securities.

S&P 500 STOCK INDEX: An unmanaged index of 500 large-capitalization common stocks that is generally considered representative of the U.S. stock market. S&P MIDCAP 400 INDEX: An unmanaged capitalization weighted index that measures the performance of the mid-range sector of the U.S. stock market. S&P SMALLCAP 600
INDEX: An unmanaged capitalization weighted index that measures the performance of the small-range sector of the U.S. stock market. Firstar Funds are not sponsored, endorsed, sold, or promoted by Standard & Poor's, and Standard & Poor's makes no representation regarding the advisability of investing in the Funds. RUSSELL 2000 INDEX: An unmanaged index composed of the smallest 2,000 companies in a group of 3,000 U.S. companies in the Russell 3000 Index. LEHMAN BROTHER'S U.S. GOVERNMENT/CREDIT BOND INDEX: An unmanaged bond index that includes virtually every major U.S. Government and investment-grade corporate bond with more than one year remaining until maturity.

                                                            (LOGO) FIRSTAR FUNDS


                              BALANCED INCOME FUND

STRATEGY

Firstar Balanced Income Fund seeks to provide current income and the preservation of capital by investing in a balanced portfolio of dividend-paying equity and fixed-income securities.

MARKET CONDITIONS

The equity markets were extremely volatile during the twelve months ended October 31, 2000 as traditional valuation and fundamental business analysis replaced price-momentum as the winning stock market strategy. Momentum investing held center stage until the markets peaked in March, when value-oriented strategies began to significantly outperform the major market indexes. Our focus on fundamental research and traditional valuation methodologies (such as price-to-earnings and price-to-cash flow ratios) led to good performance in this environment.

The past twelve months represent an extraordinary span of time for the fixed-income market. The ten-year Treasury began the period at roughly 6.0%, rose to 6.8% in January, and then proceeded to decline to 5.8% at the end of October. While this was happening the yield curve went from a positive slope of 1.08% from the three-month Bill to the thirty-year Treasury, to a -0.59%.

INVESTMENT REVIEW

We are pleased to report Firstar Balanced Income Fund outperformed its benchmark, the Lipper Balanced Fund Index, during the twelve month period ended October 31, 2000. The Fund's return was +9.0% (Institutional shares) while the S&P 500 Stock Index earned +6.1% and the Lipper Balanced Fund Index earned +7.9%. Our strong performance for the equity portion of the portfolio is attributable to two factors. First, our decision to overweight the healthcare sector and underweight the telecommunication services sector. And second, excellent stock selection within virtually every sector.

Currently, the equity portion of the portfolio is overweighted in the healthcare and consumer staplem sectors and underweighted in the technology and telecommunication services sectors. The Fund's sector weightings are compared to a custom benchmark. The custom benchmark is an equally weighted combination of the S&P 500 Stock Index and the S&P BARRA Value Index. This combination results in a more evenly distributed sector allocation versus the S&P 500 Stock Index alone. The financial and technology sectors each account for approximately 20% each of the custom benchmark while the capital goods, telecommunication services, consumer cyclical, consumer staple, energy and healthcare sectors each account for about 10% each of the benchmark. Our decision to overweight the consumer staple and healthcare sectors is based on our anticipation of improvement in the relative earnings growth rates of these sectors. The more stable growth rates of the companies in these two sectors are increasingly attractive as the economy slows in response to the Federal Reserve's series of interest rate hikes. The Fund is underweighted in the technology and telecom services sectors because many of these companies are experiencing a decline in their projected earnings growth rates. As growth expectations for these companies have ratcheted down, their stock prices have declined significantly from their peaks earlier this year. With valuations becoming increasingly attractive, we are selectively adding to our holdings in these sectors. Within each sector, we continue to concentrate on those companies that are generating strong revenue and sustainable earnings growth.

Within the fixed-income portion of the portfolio, we concentrated our new purchases in Treasury and agency securities. We increased our holdings of Treasury securities because these were the best performing sector in the market. Our agency exposure was increased due to the dramatic spread widening in this sector. Our agency holdings had been almost zero at the beginning of the period and now are closer to that of the general market.

LOOKING AHEAD - THE FORECAST

Looking ahead, we expect extreme stock price volatility and vicious sector rotation within the equity market to continue as economic growth slows and corporate earnings expectations are adjusted to reflect the slower growth environment. However, slower economic growth means interest rates and inflation expectations are likely to decline, creating a very favorable backdrop for the stock market. We believe a diversified portfolio strategy emphasizing companies with strong fundamentals and consistent, predictable earnings growth is the key to success.

Within the fixed-income market, Treasuries have had a tremendous run over the past year, outperforming all other sectors of the market. We believe that the other sectors of the market; namely corporates, agencies and mortgages will outperform in the coming year. It is our intention to add to these sectors of the market as cash and opportunities present themselves.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
MARIAN E. ZENTMYER, CFA, and DAVID BETHKE, CFA co-manage the Balanced Income Fund - Ms. Zentmyer since its inception in December 1997, and Mr. Bethke since February, 2000. Ms. Zentmyer has been with FIRMCO and its affiliates since 1982 and has 21 years of investment management experience. Mr. Bethke has been with FIRMCO and its affiliates since 1987 and has 19 years of investment management experience.

                                                            (LOGO) FIRSTAR FUNDS
                     BALANCED
                      INCOME                    LIPPER
                      FUND-                    BALANCED           S&P 500
                 INSTITUTIONAL               FUND INDEX<F3>      STOCK INDEX<F4>

12/97                10,000                       10,000            10,000
10/98                11,270                       10,854            11,659
10/99                11,854                       12,217            13,180
10/00                13,062                       13,180            15,544

This chart assumes an initial investment of $10,000 made on 12/1/97 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                              1 Year                           Since Inception
------------------------------------------------------------------------------------------------------------------------------------
BALANCED INCOME FUND - INSTITUTIONAL                             9.0                            9.6  (12/1/97)
BALANCED INCOME FUND - A - NO LOAD                               8.7                            9.3  (12/1/97)
BALANCED INCOME FUND - A - LOAD<F1>                              2.7                            7.2  (12/1/97)
BALANCED INCOME FUND - B - NO LOAD                               8.1                            6.0  (3/1/99)
BALANCED INCOME FUND - B - LOAD<F2>                              3.1                            3.7  (3/1/99)
LIPPER BALANCED FUND INDEX<F3>                                   7.9                            9.9  (12/1/97)
S&P 500 STOCK INDEX<F4>                                          6.1                           16.3  (12/1/97)
------------------------------------------------------------------------------------------------------------------------------------


A=  Series A (Retail shares)
B=  Series B (Retail shares)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The Lipper  Balanced  Fund Index is composed of the 30 largest  mutual funds whose primary objective is to conserve principal by maintaining a balanced portfolio of stocks and bonds.

<F4> The S&P500  Stock Index is an index of an  unmanaged  group of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS                           1.3%
--------------------------------------------------------------------------------
CITIGROUP INC.                                   1.2%
--------------------------------------------------------------------------------
MICROSOFT CORPORATION                            1.2%
--------------------------------------------------------------------------------
BANK OF NEW YORK COMPANY, INC.                   1.2%
--------------------------------------------------------------------------------
MCGRAW-HILL, INC.                                1.1%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$95,120,190
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS


                              BALANCED GROWTH FUND

STRATEGY

Firstar Balanced Growth Fund seeks to achieve a balance of capital appreciation and current income with relatively low volatility of capital. The Fund pursues its objective by investing principally in a diversified portfolio of fixed-income and equity securities.

INVESTMENT REVIEW

In the twelve month period ended October 31, 2000, we are pleased to report Firstar Balanced Growth Fund outperformed the S&P 500 Stock Index and the Lipper Balanced Fund Index. The Fund's return for the period was +19.9% (Institutional shares), while the S&P 500 Stock Index earned +6.1% and the Lipper Balanced Fund Index earned +7.9%. As of October 31, 2000, the weighted average market capitalization of the equity holdings of the Fund was $61.4 billion. The fixed-income securities within the portfolio had an average maturity of 10.9 years, duration of 5.4 years, and a yield to maturity of 7.3%. The asset allocation on October 31, 2000 was 59% in stocks, 34% in bonds, and 7% in money markets. As mentioned above, the Fund's return during this reporting period was more than double that of the S&P 500 Stock Index and the Lipper Balanced Fund Index. This relative return is a tribute to the entire Firstar investment team of analysts and portfolio managers, as this Fund is a compilation of the efforts of most of our investment professionals.

The stock portion of the portfolio performed well during the fiscal year, as small- and medium-sized companies emerged from a multi-year period of lagging performance. Firstar Balanced Growth Fund invests in all capitalization ranges, and is broadly diversified with over 300 companies. With 10% of the portfolio in mid-cap stocks, 7% in small-cap stocks, and the balance of equities in large-cap stocks, the Fund has a larger commitment in smaller companies than the typical balanced fund. Further, each segment of small-, medium-, and large-sized companies performed better than their underlying index. Technology was the largest individual sector during the year, but the Fund also maintained large positions in healthcare, finance, and consumer stocks. While energy was not a large position, our commitment to natural gas has been well rewarded. We believe that by owning those companies that have the strongest earnings prospects within most market sectors, the Fund has the best opportunity for good relative performance compared with major indices.
We believe this also tends to reduce the volatility of the Fund compared with portfolios where major shifts between sectors are normal.

Stock selection was generally very good throughout the year. While volatility was extreme on a daily basis and sector rotation was also dramatic, the Fund's equity positions fared better than their S&P sectors. The last six months of the fiscal year were notable for the collapse of technology stocks, lead by the dot-com casualties of numerous names. Firstar Balanced Growth Fund had no exposure to these companies, instead focusing on those companies building the Internet (EMC, PMC-Sierra and Network Appliance were big winners) and service companies with more predictable sales and earnings streams. Most equity gains came from more mundane holdings such as energy broker Enron, gas producer
EOG, custody bank State Street, or food retailer Safeway. This diversification has offset technology losses during the last half of the fiscal year. For the full year, our technology positions had much better performance than the underlying index.

The fixed-income portion of the portfolio both reduced equity volatility and had better performance than the S&P 500 Stock Index for the full fiscal year. Bonds had to contend with rising interest rates during the first several months of fiscal 2000, and then rising credit spreads between Treasury debt and most other fixed-income securities. The last year is a testament to the Firstar risk averse fixed-income approach. By not investing the portfolio around anticipated interest rate movements, the "whipsaw" of rate changes did not adversely affect the Fund. Further, the Fund's emphasis on shorter-term corporate debt and longer maturity Treasuries avoided the worst of the widening of spreads. The bond portion of the port folio again performed better than the Lehman Brothers U.S. Government/Credit Bond Index, and was a major contributor to the good relative results.

LOOKING AHEAD - THE FORECAST

We view the new fiscal year with enthusiasm. The excesses of the technology sector are collapsing, while tighter credit and higher energy costs are reducing inflationary expectations. Valuations on small- and medium-sized companies are attractive and their relative performance has improved. Spreads on corporate debt are wide and attractive. In short, we see multiple opportunities for investment and the prospect of favorable central bank movements as the economy slows. We believe any reduction in interest rates by the Federal Reserve will be greeted well by stock investors and corporate bond buyers.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
WALTER DEWEY, CFA, and GEORGE SCHUPP, CFA co-manage the Balanced Growth Fund - Mr. Dewey since November, 1999 and Mr. Schupp since February, 2000. Mr. Dewey has been with FIRMCO and its affiliates since 1986 and has 16 years of investment management experience. Mr. Schupp has been with FIRMCO and its affiliates since 1983 and has 24 years of investment management experience.

                                                            (LOGO) FIRSTAR FUNDS

                       BALANCED           LIPPER             S&P
                     GROWTH FUND-        BALANCED            500
                    INSTITUTIONAL      FUND INDEX <F3>   STOCK INDEX <F4>

3/92                    10,000            10,000            10,000
10/92                   10,372            10,481            10,548
10/93                   11,771            12,167            12,093
10/94                   11,662            12,093            12,593
10/95                   13,969            14,220            15,923
10/96                   15,724            16,281            19,760
10/97                   18,615            19,553            26,106
10/98                   20,260            21,657            31,846
10/99                   21,449            24,377            40,021
10/00                   25,725            26,298            42,458

This chart assumes an initial investment of $10,000 made on 3/30/92 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                             1 Year            3 Years        5 Years        Since Inception
------------------------------------------------------------------------------------------------------------------------------------
BALANCED GROWTH FUND - INSTITUTIONAL            19.9              11.4          13.0           11.6 (3/30/92)
BALANCED GROWTH FUND - A - NO LOAD              19.5              11.1          12.7           11.4 (3/30/92)
BALANCED GROWTH FUND - A - LOAD<F1>             12.9               9.0          11.4           10.7 (3/30/92)
BALANCED GROWTH FUND - B - NO LOAD              18.8              --            --             11.0 (3/1/99)
BALANCED GROWTH FUND - B - LOAD<F2>             13.8              --            --              8.7 (3/1/99)
LIPPER BALANCED FUND INDEX<F3>                   7.9              10.4          13.1           11.9 (3/30/92)
S&P 500 STOCK INDEX+                             6.1              17.6          21.7           18.3 (3/30/92)
------------------------------------------------------------------------------------------------------------------------------------



A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The Lipper  Balanced  Fund Index is composed of the 30 largest  mutual funds whose primary objective is to conserve principal by maintaining a balanced portfolio of stocks and bonds.

<F4> The S&P500  Stock Index is an index of an  unmanaged  group of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business on January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.


TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
CISCO SYSTEMS, INC.                              1.0%
--------------------------------------------------------------------------------
AMERICAN INTERNATIONAL GROUP, INC.               0.9%
--------------------------------------------------------------------------------
PFIZER, INC.                                     0.9%
--------------------------------------------------------------------------------
SAFEWAY, INC.                                    0.9%
--------------------------------------------------------------------------------
EMC CORPORATION                                  0.9%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$219,780,784
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS


                             GROWTH & INCOME FUND

STRATEGY

Firstar Growth & Income Fund seeks both reasonable income and long-term capital appreciation. The Fund pursues its objective by investing in domestic companies that have established dividend-paying histories, though the Fund may invest in non-dividend paying securities provided not less than 80% of the net assets of the Fund will be invested in dividend-paying securities.

MARKET CONDITIONS

The equity markets were extremely volatile during the twelve months ended October 31, 2000 as traditional valuation and fundamental business analysis replaced price-momentum as the winning stock market strategy. Momentum investing held center stage until the markets peaked in March, when value-oriented strategies began to significantly outperform the major market indexes. The Firstar Growth & Income Fund, with its focus on fundamental research and traditional valuation methodologies performed well in this environment. Led by a strong +70% advance in natural gas stocks, the utilities sector was the Standard & Poor's (S&P) 500 Index's best performing sector, posting a +40% return for the year. Although the healthcare (+16%), technology (+17%), energy (+16%) and financial (+14%) sectors each posted a mid-teens gain for the year, the similarity in performance among these groups masks the rotational nature of the market. The technology sector, for example, declined -18% in the second half of the year after advancing +43% in the first six months. Meanwhile, the financial sector gained +24% in the second half after it fell -8% in the first six months of the Fund's fiscal year. The communication services sector, adversely affected by a -55% decline in the long distance telephone service stocks, was the S&P 500 Stock Index's worst performing sector, dropping -20% during the year.

INVESTMENT REVIEW

In the twelve month period ended October 31, 2000, we are pleased to report that the Fund outperformed both the S&P 500 Stock Index and the Custom Index, a custom benchmark discussed below. The Fund's return was 12.8%
(Institutional shares) while the S&P 500 Stock Index and the Customer Index earned 6.1% and 7.9%, respectively.

The superior performance of the Growth and Income Fund is attributable to two factors. First, our decision to overweight the healthcare sector and under weight the telecommunication services sector. And second, good stock selection within virtually every sector.

Currently, the Growth & Income Fund is overweight in the healthcare and consumer staple sectors and underweight in the technology and telecommunication services sectors. The Fund's sector weightings are compared to a custom benchmark. The custom benchmark is an equally weighted combination of the S&P 500 Stock Index and the S&P Barra Value Index. This combination results in a more evenly distributed sector allocation versus the S&P 500 Stock Index alone. The financial and technology sectors account for approximately 20% each of the custom benchmark while the capital goods, telecommunication services, consumer cyclical, consumer staple, energy and healthcare sectors each account for about 10% each of the benchmark. Our decision to overweight the consumer staple and healthcare sectors is based on our anticipation of improvement in the relative earnings growth rates of these sectors.

The Growth & Income Fund remains focused on companies able to generate positive unit growth in an increasingly competitive environment. Utility holdings Duke Energy Corporation (0.7%) and Excelon Corporation (0.5%) are positioned to benefit from the trend toward increased deregulation of the power market. Duke has capitalized on this trend by emphasizing its energy trading and marketing operations while Excelon has significant power generating capabilities. We believe Robert Half International (1.0%) and Manpower
(1.0%) are leading beneficiaries of the global trend toward labor outsourcing, a common strategy in the ongoing effort to increase productivity, lower costs and expand market share. Pharmaceutical manufacturer Bristol-Myers Squibb
(1.5%) is expected to benefit from strong demographic trends and an enhanced political outlook, as well as a new focused strategy of divesting non-core pharmaceutical assets and a potential blockbuster product launch in 2001 (VanLev for hypertension).

LOOKING AHEAD - THE FORECAST

Looking ahead, we expect extreme stock price volatility and vicious sector rotation to continue as economic growth slows and corporate earnings expectations are adjusted to reflect the slower growth environment. However, slower economic growth means interest rates and inflation expectations are likely to decline, creating a very favorable backdrop for the stock market. We believe a diversified portfolio strategy emphasizing companies with strong fundamentals and consistent, predictable earnings growth is the key to success.


PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
MARIAN ZENTMYER, CFA and LEON DODGE, CFA co-manage Firstar Growth & Income
Fund - Ms. Zentmyer since February, 1993 and Mr. Dodge since September, 2000. Ms. Zentmyer has been with FIRMCO and its affiliates since 1982 and has 21 years of investment management experience. Mr. Dodge has been with FIRMCO since September, 2000 and has 23 years of investment management experience.

(LOGO) FIRSTAR FUNDS

                        GROWTH
                       & INCOME        S&P
                         FUND-         500            CUSTOM
                    INSTITUTIONAL STOCK INDEX<F3>   INDEX S&P

12/89                   10,000       10,000          10,000
10/90                    9,304        8,855           9,565
10/91                   11,688       11,821          11,819
10/92                   12,368       12,999          12,986
10/93                   13,596       14,941          14,666
10/94                   13,846       15,519          15,236
10/95                   17,307       19,622          19,782
10/96                   21,963       24,351          23,986
10/97                   28,734       32,170          31,110
10/98                   34,008       39,244          40,126
10/99                   38,129       49,318          50,181
10/00                   42,991       52,322          44,405

This chart assumes an initial investment of $10,000 made on 12/29/89 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                  1 Year         5 Years      10 Years       Since Inception
------------------------------------------------------------------------------------------------------------------------------------
GROWTH & INCOME FUND - INSTITUTIONAL                 12.8          20.0           16.5         14.4 (12/29/89)
GROWTH & INCOME FUND - A - NO LOAD                   12.5          19.7           16.4         14.2 (12/29/89)
GROWTH & INCOME FUND - A - LOAD<F1>                   6.4          18.3           15.7         13.6 (12/29/89)
GROWTH & INCOME FUND - B - NO LOAD                   11.7            -             -            8.9 (3/1/99)
GROWTH & INCOME FUND - B - LOAD<F2>                   6.7            -             -            6.6 (3/1/99)
S&P 500 Stock Index<F3>                               6.1          21.7           19.4         16.5 (12/29/89)
Custom Index<F3>                                      7.9          20.2           18.7         14.7 (12/29/89)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The S&P 500 Stock Index is an index of an  unmanaged  group of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks. The Custom Index is comprised of 50% of returns of the S&P 500 Stock Index and 50% of returns of the S&P BARRA Value Index. The S&P BARRA Value Index is an unmanaged market capitalization weighted index consisting of approximately 50% of the stocks in the S&P 500 Stock Index with low price-to-book ratios. The Index figures do not reflect any fees or expenses. Investors cannot invest directly in the Index.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business on January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 5.50% maxi mum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS                           2.5%
--------------------------------------------------------------------------------
ALLIANCE CAPITAL MANAGEMENT L.P.                 2.3%
--------------------------------------------------------------------------------
CITIGROUP INC.                                   2.2%
--------------------------------------------------------------------------------
BANK OF NEW YORK COMPANY, INC.                   2.2%
--------------------------------------------------------------------------------
MICROSOFT CORPORATION                            2.2%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$711,595,336
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS


                               EQUITY INCOME FUND

STRATEGY

Firstar Equity Income Fund seeks to provide an above-average level of income consistent with long-term capital appreciation. The Fund pursues its objective by investing in the common stocks of value companies with large market capitalizations.

MARKET CONDITIONS

For the twelve-month period ended October 31, 2000 the financial markets continued to be volatile. Large intra-day price swings, active rotation among sectors, and rising interest rates for most of the year made it a difficult environment for common stocks.

Inflation remained under control, unemployment was at historic lows and energy prices soared to record levels. As the year ended, the focus turned toward the election of a new President and how that individual would impact the financial markets.

INVESTMENT REVIEW

In this environment, the Fund's return was 0.6% (Institutional shares) for the twelve-month period ended October 31, 2000. This trails the 5.5% return for the Russell 1000 Value Index and the 9.7% return for the S&P BARRA Value Index. The fund maintained its position in most of the bank and financial services stocks because they offered the best values in the market. Solid performance was seen out of our energy sector and even the technology and utility sectors provided selected winners.

LOOKING AHEAD - THE FORECAST

As we enter a new year, we believe declining inflation, lower interest rates, and continued, albeit slower, economic growth should translate to higher stock prices as we enter 2001. A friendly Federal Reserve would be positive for financial stocks as investors once again focus on quality, fundamentals and valuations. Consumer stocks would benefit as well.

Going forward, the Fund's focus will be to strive to produce returns that compare favorably to the benchmark (S&P BARRA Value Index) and less on current dividend yield.



PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
JOSEPH P. BELEW manages the Equity Income Fund. Mr. Belew joined FIRMCO and its affiliates in 1979 and has 21 years of investment management experience. He has managed the Predecessor Mercantile Equity Income Portfolio since October, 2000.

(LOGO) FIRSTAR FUNDS

             EQUITY INCOME FUND-         RUSSELL 1000          S&P 500 BARRA
                INSTITUTIONAL           VALUE INDEX<F3>           VALUE<F3>

2/97              10,000                    10,000                  10,000
11/97             11,763                    12,846                  12,068
11/98             13,175                    14,209                  13,666
11/99             13,205                    15,696                  15,368
10/00             13,727                    16,693                  16,956

This chart assumes an initial investment of $10,000 made on 2/27/97 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A, Series Y or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                    1 Year                3 Years            Since Inception
------------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME FUND - INSTITUTIONAL                    0.6                   6.5                   9.0     (2/27/97)
EQUITY INCOME FUND - Y                                0.5                   6.3                   8.8     (2/27/97)
EQUITY INCOME FUND - A - NO LOAD                      0.5                   6.2                   8.7     (2/27/97)
EQUITY INCOME FUND - A - LOAD<F1>                    (5.0)                  4.2                   7.0     (2/27/97)
EQUITY INCOME FUND - B - NO LOAD                     (0.2)                  5.5                   7.9     (2/27/97)
EQUITY INCOME FUND - B - LOAD<F2>                    (5.2)                  4.6                   7.2     (2/27/97)
RUSSELL 1000 VALUE INDEX<F3>                          5.5                  12.2                  15.0     (2/28/97)
S&P BARRA VALUE INDEX<F3>                             9.7                  13.4                  15.5     (2/28/97)
------------------------------------------------------------------------------------------------------------------------------------

A = Series A (retail class) B = Series B (retail class) Y = Series Y

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The Russell 1000 Value Index is a widely-recognized unmanaged index that measures the performance of the stocks in the Russell 1000 Index with less than average growth orientation. Companies in this Index generally have low price to book and price/earnings ratios, higher dividend yields and lower forecasted growth values. The Russell 1000 Index consists of the 1,000 largest U.S. companies as ranked by total market capitalization. The comparative index for the Equity Income Fund has been changed from the Russell 1000 Value Index to the S&P BARRA Value Index. The S&P BARRA Value Index, an unmanaged capitalization weighted index, is a more widely-recognized index which represents the value components of the market capitalizations reflected in the Fund.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an Index.

The Fund began operations on February 27, 1997 as the Mercantile Equity Income Portfolio of Mercantile Mutual Funds, Inc. On December 11, 2000, the Mercantile Equity Income Portfolio was reorganized into the Firstar Equity Income Fund. The returns shown represent the historical returns of the Mercantile Equity Income Portfolio.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Series Y shares are subject to an annual 0.25% service organization fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
DUKE ENERGY CORPORATION                          3.8%
--------------------------------------------------------------------------------
ABBOTT LABORATORIES                              3.5%
--------------------------------------------------------------------------------
MELLON FINANCIAL CORPORATION                     3.4%
--------------------------------------------------------------------------------
SUNGARD DATA SYSTEMS INC.                        3.3%
--------------------------------------------------------------------------------
MBNA CORPORATION                                 3.2%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$53,955,251
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS


                               RELATIVE VALUE FUND

STRATEGY

Firstar Relative Value Fund seeks to obtain the highest total return from a combination of income and capital appreciation. The Fund pursues its objective by investing primarily in common stocks that the portfolio manager believes represent the best values within each industry sector.

MARKET CONDITIONS

For the twelve-month period ended October 31, 2000, the financial markets continued to be volatile. Large intra-day price swings, active rotation among sectors, and rising interest rates for most of the year made it a difficult environment for common stocks.

Inflation remained under control, unemployment was at historic lows and energy prices soared to record levels. As the year ended, the focus turned toward the election of a new President and how that individual would impact the financial markets.

INVESTMENT REVIEW

In this environment, Firstar Relative Value Fund returned 1.3% (Institutional shares) for the twelve-month period ended October 31, 2000. This trails the 6.1% return for the S&P 500 Stock Index and the 9.7% return for the S&P BARRA Value Index. The Fund remained disciplined in its "value" investing approach by staying neutral to large sectors such as technology and financial stocks and underweighted in underperforming sectors such as consumer cyclicals and basic materials. Positive relative performance was seen in the energy, technology and utility sectors. The Fund remained overweighted in the healthcare sector. During the course of the year, we maintained a small cash position as a defensive measure.

LOOKING AHEAD - THE FORECAST

As we enter a new year, we believe declining inflation, lower interest rates, and continued, albeit slower, economic growth should translate to higher stock prices as we enter 2001. A friendly Federal Reserve would be positive for financial stocks as investors once again focus on quality, fundamentals and valuations. Consumer stocks would also benefit.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
JOSEPH P. BELEW manages the Relative Value Fund. Mr. Belew joined FIRMCO and its affiliates in 1979 and has 21 years of investment management experience. He has managed the Predecessor Firstar Stellar Relative Value Fund since its inception in June 1991.

(LOGO) FIRSTAR FUNDS

        RELATIVE     S&P    RELATIVE   LIPPER GROWTH AND  S&P BARRA
         VALUE-      500     VALUE-        INCOME FUND      VALUE
        A-LOAD      INDEX  A-NO LOAD        INDEX<F5>     INDEX<F4>

6/91    $9,550    $10,000   $10,000         $10,000      $10,000
11/91    9,138      9,818     9,569           9,818        9,502
11/92   10,545     11,631    11,041          11,553       11,192
11/93   12,070     12,806    12,639          13,138       13,290
11/94   11,884     12,883    12,444          13,265       13,267
11/95   16,055     17,644    16,811          17,279       17,903
11/96   20,689     22,561    21,662          21,407       22,821
11/97   26,417     28,995    27,661          26,468       28,544
11/98   30,822     35,855    32,273          29,541       32,323
11/99   34,488     43,351    36,109          32,989       36,351
10/00   34,464     45,074    36,082          34,971       40,105

This chart assumes an initial investment of $10,000 made on 6/4/91 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                    1 Year          3 Years        5 Years   Since Inception
------------------------------------------------------------------------------------------------------------------------------------
RELATIVE VALUE FUND - INSTITUTIONAL                   1.3            11.2            --        10.2 (8/18/97)
RELATIVE VALUE FUND - A - NO LOAD                     1.0            10.9           17.3       14.6 (6/4/91)
RELATIVE VALUE FUND - A - LOAD<F1>                   (4.5)            8.8           16.0       14.0 (6/4/91)
RELATIVE VALUE FUND - B - NO LOAD                     0.7              -              -         4.9 (3/31/98)
RELATIVE VALUE FUND - B - LOAD<F2>                   (4.3)             -              -         3.8 (3/31/98)
S&P 500 STOCK INDEX<F3>                               6.1            17.6           21.7       17.3 (6/4/91)
S&P BARRA VALUE INDEX<F4>                             9.7            13.4           18.7       15.9 (5/31/91)
LIPPER GROWTH & Income Fund Index<F5>                 6.9            10.7           16.1       14.2 (5/31/91)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The S&P 500 Stock Index is an unmanaged group of 500 selected common stocks, most of which are  listed on the New York Stock  Exchange.
     The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

<F4> The S&P BARRA Value Index,  an  unmanaged  market  capitalization  weighted index, is replacing the S&P 500 Stock Index as the Fund's performance benchmark. The S&P BARRA Value Index is composed of the stocks in the S&P 500 Stock Index with low price-to-book ratios. This benchmark is more closely aligned to the management of the Relative Value Fund, which seeks to obtain the highest total return from a combination of income and capital appreciation by investing primarily in stocks that represent the best values.

<F5> The Lipper Growth & Income Fund Index is composed of the 30 largest mutual funds whose primary objective combines growth-of-earnings and dividend income.

The Index figures do not represent any fees or expenses. An investment cannot be made directly in an index.

The Fund began operations on June 4, 1991 as the Firstar Stellar Relative Value Fund of Firstar Stellar Funds. On December 11, 2000, the Firstar Stellar Relative Value Fund was reorganized into the Firstar Relative Value Fund.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
INTERNATIONAL BUSINESS MACHINES CORPORATION      7.1%
--------------------------------------------------------------------------------
INTEL CORPORATION                                6.8%
--------------------------------------------------------------------------------
GENERAL ELECTRIC COMPANY                         4.7%
--------------------------------------------------------------------------------
CITIGROUP INC.                                   4.3%
--------------------------------------------------------------------------------
BROADWING INC.                                   4.3%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$526,100,590
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS


                                EQUITY INDEX FUND

STRATEGY

Firstar Equity Index Fund seeks returns, before Fund expenses, comparable to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the S&P 500 Stock Index. The Fund does not use traditional methods of financial and market analysis when making purchase and sale decisions, rather, the Fund invests primarily in common stocks that comprise the S&P 500 Stock Index in proportion to their relative capitalization and sector weightings.

INVESTMENT REVIEW

During the twelve month period ended October 31, 2000, Firstar Equity Index Fund returned 5.9% (Institutional shares) which is comparable to the S&P 500 Stock Index's return of 6.1% during the same period.

We believe that by applying a capitalization weighting and sector balancing technique that matches the structure of the S&P 500 Stock Index, as well as using S&P 500 Stock Index futures contracts to equitize the portfolio's cash position, the Fund should reasonably track the performance of its benchmark.

(LOGO) FIRSTAR FUNDS

                 EQUITY INDEX-                 S&P 500
                 INSTITUTIONAL             STOCK INDEX<F3>

12/89             $10,000                    $10,000
12/90               8,854                      8,855
12/91              11,767                     11,821
12/92              12,869                     12,999
12/93              14,644                     14,941
12/94              15,157                     15,519
12/95              19,101                     19,622
12/96              23,624                     24,351
12/97              31,037                     32,170
12/98              37,843                     39,244
12/99              47,424                     49,318
10/00              50,213                     52,322

This chart assumes an initial investment of $10,000 made on 12/29/89 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                             1 Year         5 Years         10 Years         Since Inception
------------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX FUND - INSTITUTIONAL              5.9             21.3            18.9            16.1 (12/29/89)
EQUITY INDEX FUND - A - NO LOAD                5.6             21.0            18.8            15.9 (12/29/89)
EQUITY INDEX FUND - A - LOAD<F1>              (0.2)            19.7            18.1            15.3 (12/29/89)
EQUITY INDEX FUND - B - NO LOAD                4.8              -               -               8.8 (3/1/99)
EQUITY INDEX FUND - B - LOAD<F2>              (0.2)             -               -               6.5 (3/1/99)
S&P 500 STOCK INDEX<F3>                        6.1             21.7            19.4            16.5 (12/29/89)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class)
B = Series B (retail class)
<F1> Reflects  maximum  sales  charge of 5.50%.
<F2> Reflects  maximum  applicable
     deferred sales charge.
<F3> The S&P500  Stock Index is an index of an  unmanaged  group of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard &Poor's 500," and "500" are trademarks of the McGraw Hill Companies, Inc. and have been licensed for use by Firstar Funds. The Equity Index Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Equity Index Fund.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee. Effective at the close of business on January 9, 1995, Firstar Funds began to offer Series A shares.

Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
GENERAL ELECTRIC COMPANY                         4.2%
--------------------------------------------------------------------------------
CISCO SYSTEMS, INC.                              2.9%
--------------------------------------------------------------------------------
MICROSOFT CORPORATION                            2.8%
--------------------------------------------------------------------------------
EXXON MOBIL CORPORATION                          2.4%
--------------------------------------------------------------------------------
INTEL CORPORATION                                2.4%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$782,251,210
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS


                           LARGE CAP CORE EQUITY FUND

STRATEGY

Firstar Large Cap Core Equity Fund seeks capital appreciation through investment in securities of large-sized companies with market capitalizations greater than $3 billion.

MARKET CONDITIONS

The 2000 fiscal year has been dominated by the performance of technology companies and their price relationship with other sectors of the stock market. Between October 31, 1999 and March 9, 2000, the tech-dominated NASDAQ rose an astonishing +70.1%. Equally numbing was the extraordinary decline of -39.1% between March 9 and October 12. For the twelve months, the NASDAQ return of +13.6% was not appreciably different than the +11.2% return of the S&P 500 Stock Index technology sector and the S&P 500 Stock Index return of 6.1%. But given the volatile price swings, the opportunity for good and bad outcomes by investing in technology was magnified. We are pleased with the Fund performance in technology as our "dominator and bottleneck" strategy was rewarded this year. "Dominator" companies are those that have leading share in rapidly growing areas. Holdings in this class included Corning (+192% return), EMC (+144% return), Sun MicroSystems (+110% return), Nortel (+46% return), and Cisco Systems (+46% return). "Bottleneck" companies are those that provide solutions to technology roadblocks. The current "roadblock" is the need for increased Internet speed and user access to that speed. Holdings that have been strong performers here were Juniper Networks (+110% return), PMC Sierra (+116% return), Network Appliance (+111% return), Ciena (+66% return), and Broadcom (+64% return). The strong relative results for the Fund are a direct result of execution in technology investing, and the technical contributions of analysts Jane Snorek and Randy Hare.

While technology was the single largest commitment throughout the year, finance, healthcare, and consumer stocks were also large positions within the Fund. Consumer stocks that helped fund performance were the staple companies Cardinal Health (+118% return), Walgreen (+81% return), and Safeway (+55% return). Major drug companies were only average performers for the full year, but were exceptional holdings during the collapse of technology stocks. Financial companies had a similar positive diversification impact. Specifically, during the March 9-October 12-technology plunge, the S&P 500 Stock Index financial sector returned 26.7% and the S&P Health Care Sector returned 27.3%. The Fund's large commitment to these areas "cushioned" the technology impact.

INVESTMENT REVIEW

During the twelve months ended October 31, 2000, the Portfolio returned 20.2% (Institutional shares), well ahead of the S&P 500 Stock Index return of 6.1%. As of October 31, 2000, the portfolio had a weighted average market capitalization of $81.9 billion, which compares with the fund's primary benchmark, the S&P 500 Stock Index which had a weighted average market capitalization of $130.6 billion.

The stocks that hurt the Fund's performance were primarily those that suffered lowered earnings growth than investors expected. Retailing companies were the main victims here as consumers slowed their purchasing activity. Communication stocks were also poor performers as price competition in long distance severely reduced earnings growth. Further, a slowing of wireless subscriber growth hurt Fund holdings in companies Nextel and Alltel. As these areas are currently among investor's least favorite, we are looking at new opportunities at attractive prices.

LOOKING AHEAD - THE FORECAST

As the new fiscal year begins, technology companies are continuing to fall. Earnings growth is moderating as the economy slows, and stock prices suffer as investor expectations are revised downward. The extreme stock price volatility has created an environment where "research conviction" is imperative in security selection. Historically, Firstar Large Cap Core Equity Fund has emphasized higher quality holdings (those with more predictable earnings and strong balance sheets). This has served the Fund well during this period of uncertainty. We are also believers in buying what is "cheap" and selling what is "dear". Currently, the expensive market areas are the defensive healthcare and finance areas, while technology is presenting valuations that are more compelling than just a few months ago. By keeping sector allocations similar to the S&P 500 Stock Index, we are confident that security selection based on superior earnings growth will result in competitive investment returns.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
WALTER DEWEY, CFA and JANE SNOREK, CFA co-manage the Large Cap Core Equity Fund
- Mr. Dewey since July, 1997, and Ms. Snorek since September, 2000. Mr. Dewey has been with FIRMCO and its affiliates since 1986 and has 15 years of investment management experience. Ms. Snorek has been with FIRMCO and its affiliates since 1999 and has nine years of investment management experience.

(LOGO) FIRSTAR FUNDS

                  LARGE CAP              S&P
                 CORE EQUITY-            500
                INSTITUTIONAL       STOCK INDEX<F3>

12/92              $10,000            $10,000
10/93               10,753             10,981
10/94               10,813             11,406
10/95               12,927             14,422
10/95               15,360             17,898
10/96               18,671             23,645
10/97               22,199             28,844
10/98               26,236             36,248
10/99               31,547             38,456
10/00

This chart assumes an initial investment of $10,000 made on 12/29/92 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                            1 Year            3 Years          5 Years       Since Inception
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP CORE EQUITY FUND - INSTITUTIONAL     20.2              19.1             19.5         15.8 (12/29/92)
LARGE CAP CORE EQUITY FUND - A - NO LOAD       19.9              18.8             19.2         15.6 (12/29/92)
LARGE CAP CORE EQUITY FUND - A - LOAD<F1>      13.3              16.6             17.9         14.7 (12/29/92)
LARGE CAP CORE EQUITY FUND - B - NO LOAD       19.1               -                -           12.5 (3/1/99)
LARGE CAP CORE EQUITY FUND - B - LOAD<F2>      14.1               -                -           10.3 (3/1/99)
S&P 500 STOCK INDEX<F3>                         6.1              17.6             21.7         18.7 (12/29/92)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The S&P500  Stock Index is an index of an  unmanaged  group of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business on January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
CISCO SYSTEMS, INC.                              2.1%
--------------------------------------------------------------------------------
AMERICAN INTERNATIONAL GROUP                     2.0%
--------------------------------------------------------------------------------
PFIZER, INC.                                     2.0%
--------------------------------------------------------------------------------
SAFEWAY, INC.                                    1.9%
--------------------------------------------------------------------------------
NORTEL NETWORKS CORPORATION                      1.9%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$391,880,621
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS

                              LARGE CAP GROWTH FUND

STRATEGY

Firstar Large Cap Growth Fund seeks to maximize capital appreciation. The Fund pursues its objective by investing primarily in common stocks of large-sized companies.

MARKET CONDITIONS

The market over the last twelve months has been extremely volatile. We experienced a tremendous rally during the last two months of 1999, which then continued into the first quarter of 2000. However, after that period the road became very rocky.

The market was hindered by interest rate increases by the Fed, energy price hikes along with the associated inflation fears, and generally weaker earnings than investors expected, particularly in some technology companies. Furthermore, the Fed had been very accommodative with money supply heading into Y2K but then tightened quickly thereafter. These conditions typically are not favorable for stock investors and this past year proved to be no exception to that rule.

With the economy undergoing these changes, confusion reigned in the stock market, which led to high levels of volatility and dramatic rotation among sectors. With signs of growth, we saw good periods for the technology sector, but the moment weakness resurfaced, technology stocks sold off, and the money flowed into areas such as financials and healthcare.

INVESTMENT REVIEW

In the twelve-month period ended October 31, 2000, we are pleased to report that Firstar Large Cap Growth Fund outperformed both the S&P 500 Stock Index and the S&P Barra Growth Index. The Fund's return was 13.2% (Institutional shares) while the S&P 500 Stock Index and the S&P Barra Growth Index earned 6.1% and 2.1%, respectively.

Our emphasis has continued to be on long-term investments where we feel we can achieve above-average earnings growth. This continues to lead to relatively low portfolio turnover. Over the past year, we have generally been overweight in energy and finance. Both of these areas did very well from an absolute and relative standpoint and helped overall performance. Additionally, while we were not overweight in healthcare, we enjoyed very positive results. The most difficult area of the market has been the technology sector. This sector has really been tossed about as the earnings winds have shifted. While the overall group struggled, we enjoyed good performance. We avoided the retail dot-com companies and all of their inherent difficulties. Instead we concentrated on industry leaders in the technology sectors which we believe are most likely to continue outstanding growth. This discipline kept the Fund invested in more stable companies.

Among the Fund's top-performing investments were Siebel Systems, a management software firm; EMC, an information storage firm; Juniper, an internet router; AIG, an insurance firm; Coastal, a natural gas company; Kohl's, a retailer and Cardinal Health, a healthcare distribution firm.

LOOKING AHEAD - THE FORECAST

Our overall market outlook is positive. Stocks have come through a very rough period over the past year. We believe many of the market forces will exert a more positive influence on stock prices over the coming year.

We are certainly less confident that oil will be able to maintain an average price above $30 per barrel. Therefore, we have begun and expect to continue to reduce our energy weight. We feel very comfortable with the overall prospects for healthcare and technology. While all boats will not rise together, we believe that technology stocks are again poised to move higher. Our research effort continues to focus on finding those companies that will be in the forefront of the various technology segments and then reviewing them from a valuation and portfolio mix standpoint. Our expectations that the Fed has finished raising rates and may actually begin to ease money supply are a positive for the market. We also believe an expansionary monetary policy will help the financial groups. Lastly, the economy does appear to be slowing. This gives us some cause for caution within the consumer and basic industry sectors.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
DONALD L. KELLER and RANDY HARE co-manage Firstar Large Cap Growth Fund - Mr. Keller since the inception of the Predecessor Firstar Stellar Growth Equity Fund in October, 1994, and Mr. Hare since October, 2000. Mr. Keller has been with FIRMCO and its affiliates since 1982 and has 18 years of investment management experience. Mr. Hare has been with FIRMCO and its affiliates since 1998 and has four years of investment management experience.

(LOGO) FIRSTAR FUNDS

                 LARGE CAP GROWTH-     S&P 500             S&P BARRA
                   B-NO LOAD<F2>        INDEX           GROWTH INDEX<F4>

12/94               $10,000           $10,000                $10,000
11/95                12,944            13,698                14,000
11/96                16,483            17,514                18,097
11/97                20,216            22,512                23,840
11/98                24,413            27,838                31,844
11/99                30,580            33,656                40,968
10/00                33,178            34,993                40,101

This chart assumes an initial investment of $10,000 made on 12/12/94 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                                  1 Year         3 Years       5 Years      Since Inception<F5>
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP GROWTH FUND - INSTITUTIONAL              13.2           19.3            -           18.6  (8/18/97)
LARGE CAP GROWTH FUND - A - NO LOAD                  -              -             -           (3.8) (3/31/00)
LARGE CAP GROWTH FUND - A - LOAD<F1>                 -              -             -           (9.1) (3/31/00)
LARGE CAP GROWTH FUND - B - NO LOAD                12.8           19.0          21.7          22.6 (12/12/94)
LARGE CAP GROWTH FUND - B - LOAD<F2>                7.8           18.3          21.5          22.5 (12/12/94)
S&P 500 STOCK INDEX<F3>                             6.1           17.6          21.7          23.7 (12/12/94)
S&P BARRA GROWTH INDEX<F4>                          2.1           21.0          24.1          26.6 (12/12/94)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The S&P 500 Stock Index is an unmanaged  group of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

<F4> The S&P BARRA Growth  Index, an unmanaged market capitalization weighted index,  is replacing the S&P 500 as the Fund's  performance  benchmark.
     The S&P BARRA Growth Index is composed of the stocks in the S&P 500 with the highest valuations and, in the adviser's view, the greatest growth opportunities. This benchmark is more closely aligned to the management of the Large Cap Growth Fund, which seeks appreciation by investing primarily in fast growing large cap securities.

<F5> Returns for less than one year are not annualized.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Fund began operations on December 12, 1994 as the Firstar Stellar Growth Equity Fund of Firstar Stellar Funds. On December 11, 2000, the Firstar Stellar Growth Equity Fund was reorganized into with the Firstar Large Cap Growth Fund. The returns shown represent the historical returns of the Firstar Stellar Growth Equity Fund.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
CISCO SYSTEMS, INC.                              4.5%
--------------------------------------------------------------------------------
EMC CORPORATION                                  4.4%
--------------------------------------------------------------------------------
SUN MICROSYSTEMS, INC.                           4.2%
--------------------------------------------------------------------------------
AMERICAN INTERNATIONAL GROUP, INC.               3.8%
--------------------------------------------------------------------------------
MICROSOFT CORPORATION                            3.4%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$341,442,009
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS


                            INTERNATIONAL VALUE FUND

STRATEGY

Firstar International Value Fund seeks capital appreciation through investing in foreign securities believed to be undervalued.

MARKET CONDITIONS

Over the past year, conditions in international markets have been very difficult. While there has been moderation in the vast differences in value and growth stocks, the boom and subsequent bust of high tech stocks, rising interest rates, high oil prices and the current problems with U.S. elections have all added tremendous uncertainty to the markets. In addition, weakness in the Euro, slower than expected recovery in Japan and a perceived slowdown in corporate restructuring in many developing markets has further affected sentiment adversely. Given this environment, it is not surprising that markets continue to be volatile.

INVESTMENT REVIEW

Firstar International Value Fund trailed its benchmark during the one-year period ended October 31, 2000. The Fund's return was -10.3% (Institutional shares), while the MSCI/EAFE Index returned -2.9%. In October last year, on a geographic basis, the Fund was overweighted in Asia relative to the MSCI/EAFE Index. This was a result of strong performances in most of the Asian markets in 1999 as the region continued its recovery from the economic crisis of 1997 and 1998. In Japan, despite some disappointment over the pace of growth, there were signs of an initial recovery. More importantly, we were able to identify companies that were restructuring rapidly and focusing on improving profitability and shareholder value. These qualities were sorely lacking for many years. We were even more encouraged by developments in the rest of Asia where economies saw strong growth, current account surpluses were at record highs and FX reserves, which were depleted during the crisis, recovered to, and in many cases surpassed pre-crisis levels. Our decision to be overweight in Asia in 1999 served the Fund well.

Moving into 2000, we continued our overweight position in Asia although to a lesser degree. Even though Asian economies continued the strong growth of 1999, we felt that higher interest rates in the U.S. would make things difficult for markets in the region. Although most Asian currencies have effectively de-linked from the U.S. dollar as a result of the massive devaluations during the crisis, sentiment in the markets continues very much affected by interest rates and economic activity in the U.S. The FundAsian exposure has been reduced from 48% a year ago, to 29% as of October 31, 2000. As sells were made, funds were shifted more in favoring of Europe, and, in particular, the Euro countries.

We believe the tremendous weakness in the Euro, since its introduction at the beginning of 1999, is unjustified. As with Asia over the past couple of years, we believe the Euro is not reflecting the positive changes that are taking place in Euro land. Economic growth rates remain healthy and, according to the OECD (Organisation for Economic Cooperation and Development), Europe is on track for its strongest growth in the last ten years. As a result, corporate profitability is expected to be strong. In addition, the pace of mergers and acquisitions across all industries continues, as does the tax and pension reform that is critical to strong equity market performance. Perhaps most importantly, retail investor interest in the stock market is expected to grow tremendously over the next few years as Europe catches up with the U.S. in terms of retail participation. Given these factors, we expect that the Euro and the stock markets in Europe should provide significant upside over the next few years. The Fund's European exposure has increased from 41% a year ago, to the 60% level.

From a sector perspective, over the year, we reduced the Fund's overweight position in basic materials significantly. In particular, we cut back our exposure to the chemical and paper sectors. These sectors have historically been very sensitive to the economic cycle and although we do not anticipate a global recession, a slowdown in economic activity will reduce both earnings and valuations. The reduction in these sectors was partially offset by an increase in our exposure to the telecom, IT and pharmaceutical sectors. We have traditionally been underweight in these sectors due to unattractive valuations. However, the downturn of IT and telecom related stocks in the first half of the year has provided us with a good opportunity to selectively add to some of the higher quality companies in these sectors at what we believe are very attractive valuations.

LOOKING AHEAD - THE FORECAST

Going forward, we expect international markets to continue being volatile over the near term as uncertainties remain over oil prices, U.S. elections and the fate of the U.S. economy. However, we believe that our focus on value will serve our shareholders well during such volatile markets.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
A Portfolio Management Team lead by THOMAS HANSBERGER, CFA, CIC manages the International Value Fund for Hansberger Global Investors. Mr. Hansberger serves as the Chief Executive Officer of Hansberger Global Investors and has over thirty-five years of investment management experience.

(LOGO) FIRSTAR FUNDS

                   INTERNATIONAL
                   VALUE FUND                  MSCI/EAFE
                  INSTITUTIONAL                INDEX-<F3>

4/94                 $10,000                   $10,000
10/94                  9,995                    10,429
10/95                  9,620                    10,390
10/96                 10,410                    11,478
10/97                  9,879                    12,009
10/98                  8,303                    13,166
10/99                 10,356                    16,201
10/00                  9,291                    15,731

This chart assumes an initial investment of $10,000 made on 4/28/94 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                               1 Year         3 Years         5 Years         Since Inception
------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL VALUE FUND - INSTITUTIONAL         (10.3)         (2.0)           (0.7)          (1.1) (4/28/94)
INTERNATIONAL VALUE FUND - A - NO LOAD           (10.6)         (2.3)           (0.9)          (1.3) (4/28/94)
INTERNATIONAL VALUE FUND - A - LOAD<F1>          (15.5)         (4.1)           (2.1)          (2.2) (4/28/94)
INTERNATIONAL VALUE FUND - B - NO LOAD           (11.1)          -               -              6.4  (3/1/99)
INTERNATIONAL VALUE FUND - B - LOAD<F2>          (15.6)          -               -              4.1  (3/1/99)
MSCI/EAFEINDEX<F3>                               (2.9)          9.4             8.7            7.2  (4/28/94)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The Morgan Stanley Capital International Europe, Australia and Far East
     Index ("MSCI/EAFE") is an unmanaged index composed of 20 European and Pacific Basin countries. The MSCI/EAFE Index is the most recognized international index and is weighted by market capitalization.

Foreign investing involves special risks not associated with domestic securities including currency risk, increased volatility of foreign securities, and differences in auditing and other financial standards.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business on January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 COUNTRIES 10/31/00
--------------------------------------------------------------------------------
JAPAN                                           19.0%
--------------------------------------------------------------------------------
GREAT BRITAIN                                   10.4%
--------------------------------------------------------------------------------
GERMANY                                          8.2%
--------------------------------------------------------------------------------
SWITZERLAND                                      7.6%
--------------------------------------------------------------------------------
NETHERLANDS                                      4.8%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$52,163,396
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS

                            INTERNATIONAL GROWTH FUND

STRATEGY

Firstar International Growth Fund seeks to provide capital growth consistent with reasonable investment risk. The Fund pursues its objective by investing primarily in foreign common stocks, most of which are denominated in foreign currency.

MARKET CONDITIONS

In local currency terms, the MSCI/EAFE Index rose by +12.1% during the twelve months ended October 31, 2000. International markets performed particularly well during the period through March 2000, but slipped sharply in September and October. In dollar terms, the index finished the twelve month period down -2.9%, reflecting a significant weakening of the Euro and Sterling relative to the U.S. Dollar.

The twelve-month period also witnessed the final surge in the performance of the Technology, Media and Telecommunications (TMT) group of stocks, followed by an equally spectacular collapse in these shares. Between November 1, 1999 and March 1, 2000, the TMT group within the MSCI/EAFE Index rose by nearly +90%, only to give up all but +10% of this gain over the following 8 months. This TMT phenomenon was evident throughout international markets. The manner in which these "new economy" stocks first outperformed and then underperformed the "old economy" group, and the ability of managers to cope with these moves, provided the dominant influence on relative performance, although country and currency factors also played a part. The Japanese market underperformed the MSCI/EAFE Index by more than 8% over the period, operating within a channel that ranged between neutral performance and 10% underperformance. Europe outperformed by 4%, while the Pacific Basin excluding Japan underperformed by 3%.

The break in the overall market after March and the dramatic collapse in TMT stocks can both be traced to the combination of a dramatic slowdown in consumer spending in the U.S. and an end to the economic upswing in the global economy. These, in turn, were the lagging result of the tightening in monetary policy that began in mid-1999, reinforced by a tripling in the oil price between January 1999 and March 2000. There was some evidence of a temporary loosening of global monetary policy around the onset of Y2K, which encouraged the TMT boom, but interest rates rose further in the spring, and in Continental Europe they have continued to rise.

After the second quarter of 2000, the global economy began to show clear signs of deceleration, and estimates for economic growth in 2001 began to be revised down. Since European inflation showed no clear signs of peaking, however, money market rates of interest there continued to rise. Although inflation was not a problem in Japan, monetary policy there also was tightened, both in terms of interest rates and money supply growth rates. A combination of economic slowdown, tight money and rising inflation was not conducive to higher equity prices, and the super-cyclical TMT group experienced the sharpest price declines.

INVESTMENT REVIEW

In this environment, Firstar International Growth Fund outperformed the MSCI/EAFE Index. During the twelve months ended October 31, 2000, the Fund returned +4.5% (Institutional shares), which is ahead of the MSCI/EAFE Index return of -2.9%. Excellent stock selection in Continental Europe and in Asia excluding Japan drove the strong relative results. The portfolio's exposure to Europe was increased over the period, with an offsetting reduction in the weighting to Japan. This shift enhanced overall results, as the Japanese market significantly lagged Europe. Within Europe, purchases were focused in Great Britain, France and the Netherlands. A timely reduction in the portfolio's exposure to global Technology, Media and Telecommunications (TMT) shares, in advance of their decline, added value during the period. As always, our focus remains on stocks with reasonable valuations relative to their growth rates.

LOOKING AHEAD - THE FORECAST

Forward looking indicators continue to point to a global slowdown in 2001, although it would not be surprising to see a temporary rebound in growth in the first quarter of the year. Partly for this reason and partly because inflation does not begin to fall until economies are operating beneath trend growth rates, we are not envisaging any sustained fall in interest rates or inflation before the Spring of 2001. Our strategy will concentrate on holding growth stocks that meet our valuation criteria, but within this framework, we are likely to place less emphasis on companies with a relatively high dependence on a strong economic environment. In coming months, greater emphasis is likely to be placed on those companies that perform well in an environment of falling bond yields and falling interest rates.


PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
CLAY FINLAY's International Equity team is responsible for the management of the International Growth Fund. FRANCES DAKERS, GREG JONES, VIRGINIE MAISONNEUVE and SUSAN KENNEALLY serve as regional team leaders on the International Equity team. Each of these individuals is a Principal and Director of the Firm, and each has an average of more than seventeen years of investment experience. This team has managed the Predecessor Mercantile International Equity Portfolio since it began operations in 1994.

(LOGO) FIRSTAR FUNDS

                INTERNATIONAL
                 GROWTH FUND-     MSCI/EAFE
                INSTITUTIONAL     INDEX<F3>

4/94              $10,000         $10,000
11/94               9,920          10,349
11/95              10,809          11,132
11/96              12,142          12,441
11/97              12,495          12,391
11/98              14,460          14,430
11/99              19,808          17,475
10/00              19,161          16,399

This chart assumes an initial investment of $10,000 made on 4/4/94 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A, Series Y or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                                     1 Year         3 Years         5 Years   Since Inception
------------------------------------------------------------------------------------------------------------------------------------
International Growth Fund - Institutional              4.5           14.4            12.2      10.4  (4/4/94)
International Growth Fund - Y                          4.1           14.1            11.9      10.3  (4/24/94)
International Growth Fund - A - No Load                4.2           14.1            11.9      10.0  (5/2/94)
International Growth Fund - A - Load<F1>              (1.5)          12.0            10.6       9.0  (5/2/94)
International Growth Fund - B - No Load                3.4           13.3            11.1       9.3  (5/2/94)
International Growth Fund - B - Load<F2>              (1.6)          12.5            10.8       9.3  (5/2/94)
MSCI/EAFE Index<F3>                                   (2.9)           9.4             8.7       7.8  (3/31/94)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class) Y = Series Y

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The Morgan Stanley Capital International Europe, Australia and
     Far East Index ("MSCI/EAFE"), is an unmanaged index composed of 20 European and Pacific Basin countries. The MSCI/EAFE Index is the most recognized international index and is weighted by market capitalization.

The Index figures do not reflect any fees or expenses. Investors cannot invest directly in an index.

Foreign investing involves special risks not associated with domestic securities including currency risk, increased volatility of foreign securities, and differences in auditing and other financial standards.

The Fund began operations on April 4, 1994 as the Mercantile International Equity Portfolio. On November 27, 2000, the Mercantile International Equity Portfolio was reorganized into the Firstar International Equity Fund. The returns shown represent the historical returns of the Mercantile International Equity Portfolio. Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Series Y shares are subject to an annual 0.25% service organization fee. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 COUNTRIES 10/31/00
--------------------------------------------------------------------------------
JAPAN                                            22.4%
--------------------------------------------------------------------------------
UNITED KINGDOM                                   16.9%
--------------------------------------------------------------------------------
FRANCE                                           13.2%
--------------------------------------------------------------------------------
NETHERLANDS                                      8.4%
--------------------------------------------------------------------------------
SPAIN                                            5.9%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$143,025,208
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS



                                MIDCAP INDEX FUND

STRATEGY

Firstar MidCap Index Fund seeks returns, before Fund expenses, comparable to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the S&P MidCap 400 Index. The Fund does not use traditional methods of financial and market analysis when making purchase and sale decisions, rather, the Fund invests primarily in common stocks that comprise the S&P MidCap 400 Index in proportion to their relative capitalization and sector weightings.

INVESTMENT REVIEW

As of October 31, 2000, Firstar MidCap Index Fund returned 26.6% (Institutional shares) since its inception on November 4, 1999, which is comparable to the return of the S&P MidCap 400 Index return of 28.5% during the same period.

We believe that by applying a capitalization weighting and sector balancing technique that matches the structure of the S&P MidCap 400 Index, as well as using S&P MidCap 400 Index futures contracts to equitize the portfolio's cash position, the Fund should reasonably track the performance of its benchmark.

(LOGO) FIRSTAR FUNDS

           MIDCAP INDEX-          S&P MIDCAP
          INSTITUTIONAL          400 INDEX<F3>

11/99        $10,000              $10,000
10/00         12,662               12,848

This chart assumes an initial investment of $10,000 made on 11/4/99 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                           Since Inception<F4>
------------------------------------------------------------------------------------------------------------------------------------
MidCap Index Fund - Institutional                             26.6 (11/4/99)
MidCap Index Fund - A - No Load                               26.5 (11/4/99)
MidCap Index Fund - A - Load<F1>                              19.5 (11/4/99)
MidCap Index Fund - B - No Load                               25.7 (11/4/99)
MidCap Index Fund - B - Load<F2>                              20.7 (11/4/99)
S&P MidCap 400 Index<F3>                                      28.5 (11/4/99)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The S&PMidCap 400 Index is a capital-weighted index, representing the aggregate market value of the common equity of an unmanaged group of 400 stocks chosen by Standard &Poor's with a median capitalization of approximately $700 million.

<F4> Not annualized.

"Standard & Poor's(R)," "S&P(R)," "S&P 400(R)," "Standard &Poor's 400," and "400" are trademarks of the McGraw Hill Companies, Inc. and have been licensed for use by Firstar Funds. The MidCap 400 Index Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the MidCap 400 Index Fund.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
DYNEGY, INC.                                     1.4%
--------------------------------------------------------------------------------
MILLENNIUM PHARMACEUTICALS, INC.                 1.4%
--------------------------------------------------------------------------------
VITESSE SEMICONDUCTOR CORPORATION                1.3%
--------------------------------------------------------------------------------
INTUIT, INC.                                     1.3%
--------------------------------------------------------------------------------
CALPINE CORPORATION                              1.2%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$128,704,140
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS



                            MIDCAP CORE EQUITY FUND

STRATEGY

Firstar MidCap Core Equity Fund seeks capital appreciation. The Fund pursues its objective by investing in common stocks of medium-sized companies with market capitalizations between $700 million and $10 billion.

MARKET CONDITIONS

The stock market began the fiscal year in the middle of one of the largest technology stock rallies in recent history. From October 31, 1999 to March 10, 2000, the NASDAQ composite surged over 70% on the backs of high multiple internet, semiconductor and telecommunications companies. Very little differentiation existed between technology and telecommunications companies as they rose in market value. By March 10, 2000, investors' exuberance over wireless handset demand, fiber optics and the digital revolution had peaked, and a market revaluation of high P/E stocks began in earnest. By April, investors turned their focus to other areas of real growth including energy, independent power and utilities. Despite marching into several short-term interest rate increases from the Federal Reserve in the first six months of the fiscal year, investors continued to pile into the domestic stock market at a record pace, showing confidence that economic growth would continue. More importantly, investors shifted asset allocation to mid-cap stocks and small-cap stocks as the S&P MidCap 400 Index rose +31.7% and the S&P SmallCap 600 Index increased +25.3%, while the large cap S&P 500 Stock Index increased only +6.1%.

INVESTMENT REVIEW

In this environment, we are pleased to report Firstar MidCap Core Equity Fund significantly outperformed its benchmark during the fiscal year. In the twelve months ended October 31, 2000, the Fund delivered a return of +47.6% (Institutional shares), ahead of the S&P MidCap 400 Index which earned +31.7%.

After a 10 percentage point overweight in technology was reduced in March to 5 percentage points, we moved to diversify the Fund's holdings significantly. The result was an increase in weight in energy, independent power utilities, selected consumer staples, defense contracts and business services. We also increased the number of holdings to over 150 companies with the largest holding now representing only 3% of the Fund. The reduction in technology holdings was due to our perception of a fundamental peak. In early March, most hard technology stocks were priced for perfection. In energy, we increased our weight to an overweight against the S&P MidCap 400 Index until September, 2000, when we sold off some positions that had appreciated significantly. The commodity prices of natural gas and oil rose throughout the summer, driving the underlying energy securities higher. Independence became a particularly salient topic in California where regulated utilities couldn't meet peak energy demand in the state and were forced to buy expensive power off the grid from companies like Dynegy, Calpine and El Paso Energy (all of which were held in the Fund). Lack of power supply will continue to exist, we believe, in many areas of the country, thus creating opportunities for our holdings in NRG Energy, Southern Energy, Capline and Excelon. We also took advantage of rising commercial insurance prices by buying positions in Old Republic International and Everest Re Group. One of the best performing areas of the Fund, however, was business and data services. Generally, these companies grow 15-20% per year with great visibility as the majority of their revenues are under long term contract. Examples of increased holdings here include Acxiom, SunGard Data Systems, BISYS Group, DST Systems and Choicepoint.

LOOKING AHEAD - THE FORECAST

Though the domestic economy appears to be headed for a soft landing at lower GDP growth rates, we are concerned about increasing pressures overseas, particularly in southeast Asia. The outlook for certain crucial technology areas is poor. We expect worldwide wireless handset sales and personal computer sales to fall short of current expectations. In addition, we believe capital expenditures towards telecommunications and the business to consumer internet will exhibit slower growth rates in 2001. Lastly, consumer spending will likely slow gradually with higher energy costs and slowing wage growth. Pockets of improving fundamentals include insurance, data processing, data storage, business services and power production. The environment for midcap stocks should continue to be robust as mid-cap company growth rates will likely be 2-3 times that of large-cap companies.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
TODD KRIEG, CFA and MATT D'ATTILIO, CFA co-manage the MidCap Core Equity Fund - Mr. Krieg since September, 1994 and Mr. D'Attilio since December, 1998.
Mr. Krieg has been with FIRMCO and its affiliates since 1992 and has seven years of investment management experience. Mr. D'Attilio has been with FIRMCO and its affiliates since 1993 and has six years of investment management experience.

(LOGO) FIRSTAR FUNDS

                        MIDCAP             S&P             S&P 500
                      CORE EQUITY-        MIDCAP            STOCK
                     INSTITUTIONAL     400 INDEX<F3>      INDEX<F4>

12/89                 $10,000           $10,000            $10,000
10/90                   8,953             8,293              8,855
10/91                  14,346            13,360             11,821
10/92                  15,617            14,804             12,999
10/93                  18,138            17,992             14,941
10/94                  18,641            18,420             15,519
10/95                  23,449            22,327             19,622
10/96                  26,339            26,200             24,351
10/97                  32,323            34,760             32,190
10/98                  30,494            37,092             39,244
10/99                  30,969            44,908             59,121
10/00                  45,707            59,121             52,322

This chart assumes an initial investment of $10,000 made on 12/28/89 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                  1 Year         5 Years       10 Years      Since Inception
------------------------------------------------------------------------------------------------------------------------------------
MIDCAP CORE EQUITY FUND - INSTITUTIONAL              47.6          14.3            17.7        15.0 (12/28/89)
MIDCAP CORE EQUITY FUND - A - NO LOAD                47.2          14.0            17.5        14.9 (12/28/89)
MIDCAP CORE EQUITY FUND - A - LOAD<F1>               39.1          12.7            16.9        14.3 (12/28/89)
MIDCAP CORE EQUITY FUND - B - NO LOAD                46.1           -               -          25.6 (3/1/99)
MIDCAP CORE EQUITY FUND - B - LOAD<F2>               41.1           -               -          23.5 (3/1/99)
S&P MIDCAP 400 INDEX<F3>                             31.7          21.5            21.7        17.8 (12/28/89)
S&P 500 STOCK INDEX<F4>                               6.1          21.7            19.4        16.5 (12/28/89)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The S&P MidCap 400 Index is a capital-weighted index, representing the aggregate market value of the common equity of an unmanaged group of 400 stocks chosen by Standard &Poor's with a median capitalization of approximately $700 million.

<F4> The S&P 500 Stock Index is an index of an unmanaged group of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business on January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995 does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
SUNGARD DATA SYSTEMS, INC.                       3.0%
--------------------------------------------------------------------------------
FAMILY DOLLAR STORES                             2.3%
--------------------------------------------------------------------------------
ACXIOM CORPORATION                               2.0%
--------------------------------------------------------------------------------
AMBAC FINANCIAL GROUP, INC.                      2.0%
--------------------------------------------------------------------------------
ABERCROMBIE & FITCH COMPANY                      1.4%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$544,605,000
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS

                              SMALL CAP INDEX FUND

STRATEGY

Firstar Small Cap Index Fund seeks returns that, before the deduction of operating expenses, approximate the price and yield performance of U.S. common stocks with smaller market capitalizations as represented by the S&P SmallCap 600 Index. The Fund does not use traditional methods of financial and market analysis when making purchase and sale decisions, rather, the Fund invests primarily in common stocks that comprise the S&P SmallCap 600 Index in proportion to their relative capitalization and sector weightings.

INVESTMENT REVIEW

During the twelve month period ended October 31, 2000, Firstar Small Cap Index Fund returned 26.9% (Institutional shares) which is comparable to the S&P SmallCap 600 Index's return of 25.3% during the same period.

We believe that by applying a capitalization weighting and sector balancing technique that matches the structure of the S&P SmallCap 600 Index, the Fund should reasonably track the performance of its benchmark.

(LOGO) FIRSTAR FUNDS

               SMALL CAP               S&P SMALLCAP
              INDEX FUND-                   600
             INSTITUTIONAL               INDEX<F2>

12/98           $10,000                  $10,000
11/99            10,201                   10,387
10/00            12,439                   12,489

This chart assumes an initial investment of $10,000 made on 12/30/98 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series Y shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                                                1 Year                        Since Inception
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP INDEX FUND - INSTITUTIONAL                             26.9                          12.6  (12/30/98)
SMALL CAP INDEX FUND - Y                                         26.5                          12.3  (12/30/98)
SMALL CAP INDEX FUND - A - NO LOAD                               26.5                          12.3  (12/30/98)
SMALL CAP INDEX FUND - A - LOAD<F1>                              19.5                           8.9  (12/30/98)
S&P SMALLCAP 600 INDEX<F2>                                       25.3                          12.9  (12/31/98)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class)
Y = Series Y

<F1> Reflects maximum sales charge of 5.50%.

<F2> The S&PSmallCap 600 Index is a capitalization weighted index that measures the performance of selected U.S. stocks with small market capitalizations.

"Standard & Poor's(R)", "S&P(R)", "S&P 600(R)", "Standard & Poor's 600", and "600" are trademarks of the McGraw Hill Companies, Inc. and have been licensed for use by Firstar Funds. The Small Cap Index Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Small Cap Index Fund.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Fund began operations on December 30, 1998 as the Mercantile Small Cap Equity Index Portfolio of Mercantile Mutual Funds, Inc. On December 11, 2000, the Mercantile Small Cap Equity Index Portfolio was reorganized into the Firstar Small Cap Index Fund. The returns shown represent the historical returns of the Mercantile Small Cap Equity Index Portfolio. Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. Series Y shares are subject to an annual 0.25% service organization fee. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
PROTEIN DESIGN LABS, INC.                        1.5%
--------------------------------------------------------------------------------
VERTEX PHARMACEUTICALS, INC.                     1.3%
--------------------------------------------------------------------------------
KING PHARMACEUTICALS, INC.                       0.9%
--------------------------------------------------------------------------------
COR THERAPEUTICS, INC.                           0.8%
--------------------------------------------------------------------------------
INTERNATIONAL RECTIFIER CORPORATION              0.7%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$79,004,640
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

                           SMALL CAP CORE EQUITY FUND

STRATEGY

Firstar Small Cap Core Equity Fund seeks capital appreciation. The Fund pursues its objective by investing the majority of its assets in small-sized companies with market capitalizations between $100 million and $2 billion.

MARKET CONDITIONS

The stock market for the fiscal year ended October 31, 2000 was a story of two very different markets. The first four-plus months saw the NASDAQ Composite increase more than 70% as the insatiable appetite for technology stocks drove this sector to mind-boggling valuations. While technology clearly maintained the strongest fundamentals of any sector throughout the fiscal year, stock prices began to reflect more than these companies could deliver. In the final seven-plus months of the fiscal year, the NASDAQ fell by more than 30% and the market rotated into sectors such as healthcare, energy and consumer staples.

Perhaps more important to our shareholders, this fiscal year marked the first since 1993 that small-cap stocks significantly outperformed large-cap stocks.

INVESTMENT REVIEW

In the twelve months ended October 31, 2000, we are pleased to report Firstar Small Cap Core Equity Fund outperformed the S&P SmallCap 600 Index. The Fund's return was 38.9% (Institutional shares) while the S&P SmallCap 600 earned 25.3%.

A major factor driving this outperformance was strong relative returns in technology. The Fund's overweight position in semiconductors throughout the year, with companies such as Integrated Device Technologies, Triquint Semiconductor and Burr Brown, provided solid returns. Technology/outsourcing services companies also contributed to our outperformance, including large holdings in Bisys Group, Affiliated Computer Services and Acxiom Corporation. The business models of all of these outsourcing companies include a significant amount of recurring revenues, and investors preferred the visibility of these models in the second half of the year as the rest of technology suffered.

Outside of technology, consumer cyclicals was the other major sector that performed well within the Fund this year. This is a very diverse group of companies with the only consistent underlying theme being the strong U.S. consumer. Solid returns were generated by Brinker International, an operator of restaurants including Chili's and Macaroni Grill; Ultimate Electronics, a retailer of consumer electronics and Anchor Gaming, a designer and operator of video gaming machines.

LOOKING AHEAD - THE FORECAST

As we enter our fiscal 2001, we can't help but reflect on how the world has changed in the last twelve months. Last November, we had an accelerating U.S. economy, the Federal Reserve had just begun to raise interest rates, technology stock prices seemed to defy gravity and the market became more and more narrow by the day. Today we have a slowing U.S. economy, anticipation by many (including ourselves) that interest rates will fall, and a broadening market as investors continue to sell technology stocks.

In this environment, we have shifted the portfolio to take advantage of what we believe will continue to be a broader market. We have increased our weighting in financials to take advantage of a falling rate environment. We have also increased our healthcare exposure as we believe relative growth rates in this sector will improve in a slowing economic environment. In the area of technology, we are now roughly market weighted and will remain so as we get better clarity on end market demand for computers and telecommunications equipment and on channel inventory issues for products such as semiconductors and connectors.

Finally, we remain optimistic on small-cap stocks in general. We believe that the relative growth rates in both revenues and earnings for small-caps will be favorable in 2001, which should attract investor dollars. Also, the capital markets most likely will not be as active as they were in the past two years. Raising capital for new public companies tends to be a drag on fund flows to other small-cap companies, so the reduction in this activity should help the overall performance of smaller stocks. Our focus continues to be on buying well-managed small-cap companies at reasonable valuations, and maintaining a well diversified portfolio.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
DAVID LETTENBERGER, CFA and JOHN POTTER, CFA co-manage Firstar Small Cap Core Equity Fund - each since September, 2000. Mr. Lettenberger has been with FIRMCO and its affiliates since 1999 and has seven years of investment management experience. Mr. Potter joined FIRMCO in September, 2000 and has six years of investment management experience.

(LOGO) FIRSTAR FUNDS

                 SMALLCAP CORE      RUSSELL         S&P        WILSHIRE
                   CORE FUND-         2000        SMALLCAP    NEXT 1750
                 INSTITUTIONAL      INDEX<F3>  600 INDEX<F3>   INDEX<F3>

5/92              $10,000            $10,000     $10,000     $10,000
11/92              11,255             11,032      11,405      11,171
11/93              13,474             13,126      13,539      13,114
11/94              14,492             12,979      13,043      13,102
11/95              17,636             16,677      17,081      17,056
11/96              19,185             19,431      20,820      19,986
11/97              22,982             23,980      25,929      24,573
11/98              19,784             22,392      24,539      23,674
11/99              23,259             25,901      27,117      28,345
10/00              30,238             28,696      32,605      31,867

This chart assumes an initial investment of $10,000 made on 5/6/92 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series Y, Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                              1 Year        3 Years        5 Years            Since Inception
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY FUND - INSTITUTIONAL     38.9           9.1           12.3             13.9    (5/6/92)
SMALL CAP CORE EQUITY FUND -  Y                38.5           8.8           11.9             13.6    (5/6/92)
SMALL CAP CORE EQUITY FUND - A - NO LOAD       38.5           8.8           11.9             13.7    (5/6/92)
SMALL CAP CORE EQUITY FUND - A - LOAD<F1>      30.9           6.8           10.6             12.9    (5/6/92)
SMALL CAP CORE EQUITY FUND - B - NO LOAD       37.5           8.1           11.2             13.2    (5/6/92)
SMALL CAP CORE EQUITY FUND - B - LOAD<F2>      32.5           7.2           10.9             13.2    (5/6/92)
RUSSELL 2000 INDEX<F3>                         17.4           6.0           12.4             13.2    (4/30/92)
S&P SMALLCAP 600 INDEX<F3>                     25.3           7.7           14.7             14.9    (4/30/92)
WILSHIRE NEXT 1750 INDEX<F3>                   19.7           8.8           14.3             14.6    (4/30/92)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class) Y = Series Y

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The Russell 2000 Index is an unmanaged index comprised of the 2,000 smallest of the 3,000 largest U.S. companies based on market capitalization. The S&P SmallCap 600 Index is a capitalization weighted index that measures the performance of selected U.S. stocks with small market capitalizations. The Wilshire Next 1750 Index is an unmanaged index, which shows the next largest 1,750 companies after the Top 750 of the Wilshire 5000 Stock Index. Prior to November 27, 2000, the S&P SmallCap 600 and Wilshire Next 1750 Index were the performance benchmarks of the Fund. The Russell 2000 Index was the performance benchmark of the Mercantile Small Cap Equity Portfolio. The S&P SmallCap 600 Index has been selected as the sole performance benchmark for the Fund as the market capitalization of the Index is closely aligned with that of the Fund.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Fund began operations on May 6, 1992 as the Mercantile Small Cap Equity Portfolio of Mercantile Mutual Funds, Inc. On November 27, 2000, the Mercantile Small Cap Equity Portfolio reorganized into the Firstar Emerging Growth Fund. The returns shown represent the historical returns of the Mercantile Small Cap Equity Portfolio.

Retail B shares were initially offered on March 1, 1995. The performance figures for Series B shares for periods prior to such date represent the performance for Series A shares of the Fund, which are restated to reflect the contingent deferred sales charge payable by holders of Series B shares who redeem within six years of the date of purchase.

Series Y shares were initially offered on January 3, 1994. The performance figures for Series Y shares for periods prior to such date represent the performance for Retail A shares of the Fund.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Series Y shares are subject to an annual 0.25% service organization fee. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
SUNGARD DATA SYSTEMS, INC.                         4.5%
--------------------------------------------------------------------------------
ACXIOM CORPORATION                                 2.4%
--------------------------------------------------------------------------------
ARTHUR J. GALLEGHER & Company                      1.9%
--------------------------------------------------------------------------------
COMPUTER NETWORK TECH CORPORATION                  1.9%
--------------------------------------------------------------------------------
AVIS RENT A CAR, INC.                              1.6%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$149,928,028
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS


SCIENCE & TECHNOLOGY FUND

STRATEGY

Firstar Science & Technology Fund seeks to maximize growth and capital appreciation by investing in equity securities of companies in the science and technology industry.

MARKET CONDITIONS

During the twelve months ended October 31, 2000, the technology market has continued to be volatile. This year started out with an explosive technology market benefiting from the extra spending and investing companies were doing ahead of year 2000. Shortly after the beginning of the calendar year we experienced a valuation correction in the market. During this time investors concentrated on companies with sustainable earnings growth. The pure internet stocks were companies that investors avoided and they experienced the worst price declines. Many of these companies lost 90% of their market capitalization in a matter of months. This correction was followed by a return to normalcy. During this period, investors were rewarded only if they owned top-tier companies. Finally, we experienced a fundamental correction. This period in the market was an adjustment to forecasted earnings growth rate deceleration in the coming months. This adjustment started with concerns about the personal computer and wireless markets and then the telecommunications equipment and semiconductor markets. Investors readjusted the valuation they were willing to pay for individual stocks based on a lower fundamental growth rate for revenue and earnings going forward.

The past twelve months started with an extremely positive market and finished with an adjustment to investor growth expectations. This adjustment to growth expectations is normal and is what continues to create volatility in the technology sector.

INVESTMENT REVIEW

In the twelve-month period ended October 31, 2000, we are please to report Firstar Science & Technology Fund outperformed the NASDAQ 100 Index and the Lipper Science & Technology Fund Index. The Fund's return was 49.9% (Institutional shares) while the NASDAQ 100 Index earned 24.5% and the Lipper Science & Technology Fund Index earned 35.0%.

Our strategy that worked well was to be focused on top-tier semiconductor and software stocks. The semiconductor industry has benefited from telecommunication companies increasing their fiber optic networks in order to reduce their costs to provide voice and data transmission. This cost reduction should continue to be a focus of telecommunication companies albeit at a slower rate than in the past. Examples of strong companies supplying semiconductors used to build these optical networks are JDS Uniphase and SDL Incorporated. In the software industry, a need for new companies providing software to enable e-commerce and to allow this e-commerce data to communicate with current software applications has emerged. The increase in commerce over the internet has been explosive and driven revenue growth for the companies providing the infrastructure for commerce. Broadvision and Siebel Systems are individual companies that were very strong and are experiencing explosive revenue growth supplying this technology. Our healthcare exposure is where the fund experienced underperformance for the majority of the year. We continue to believe that these stocks represent an opportunity for growth in the future.

LOOKING AHEAD - THE FORECAST

We believe corporate technology investments should continue to increase based on the theory that the anticipated rate of return from investment is greater than the initial outlay for the technology being implemented. The new year has changed the focus of corporate IT (Information Technology) departments from Y2K fixes to newer strategic technologies designed to either increase revenues or decrease the costs necessary to produce the company's goods or services. Leading-edge companies have just begun to implement a new electronic business model. This new e-business model requires that companies expand their internet presence and update their internal legacy systems with software allowing the exchange of data throughout the entire company.

We believe we are starting to see the internet change the way companies do business with each other. Companies are learning that they can either embrace the internet as a means of doing business or risk being leap frogged by companies who have embraced this technology. Going forward, we believe Firstar Science & Technology Fund provides investors with an excellent way to participate in all of these facets of technology and new opportunities as they are presented.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
DONALD L. KELLER and RANDY HARE co-manage Firstar Science & Technology Fund - Mr. Keller since the inception of the Predecessor Firstar Stellar Science & Technology Fund in August, 1999, and Mr. Hare since October, 2000. Mr. Keller has been with FIRMCO and its affiliates since 1982 and has 18 years of investment management experience. Mr. Hare has been with FIRMCO and its affiliates since 1998 and has four years of investment management experience.

(LOGO) FIRSTAR FUNDS

                 SCIENCE & TECHNOLOGY     NASDAQ     LIPPER SCIENCE &
                         FUND-             100        TECHNOLOGY FUND
                     INSTITUTIONAL       INDEX<F3>        INDEX<F4>

8/99                     $10,000         $10,000         $10,000
11/99                     14,560          13,412          13,373
10/00                     19,540          14,844          15,954

This chart assumes an initial investment of $10,000 made on 8/9/99 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                                              1 Year                         Since Inception<F5>
------------------------------------------------------------------------------------------------------------------------------------
SCIENCE & TECHNOLOGY FUND - INSTITUTIONAL                      49.9                            72.6  (8/9/99)
SCIENCE & TECHNOLOGY FUND - A - NO LOAD                         -                             (11.4) (3/31/00)
SCIENCE & TECHNOLOGY FUND - A - LOAD<F1>                        -                             (16.3) (3/31/00)
SCIENCE & TECHNOLOGY FUND - B - NO LOAD                        48.9                            70.9  (8/9/99)
SCIENCE & TECHNOLOGY FUND - B - LOAD<F2>                       43.9                            68.0  (8/9/99)
NASDAQ 100 INDEX<F3>                                           24.5                            38.0  (8/9/99)
LIPPER SCIENCE & TECHNOLOGY FUND INDEX<F4>                     35.0                            42.6  (7/31/99)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> Reflects maximum sales charge of 5.50%.

<F2> Reflects maximum applicable deferred sales charge.

<F3> The Nasdaq 100 Index is an unmanaged modified capitalization-weighted index of the 100 largest and most active non-financial domestic and international issues listed on the NASDAQ.

<F4> The Lipper Science & Technology Fund Index is composed of the 30 largest mutual funds whose primary objective is to invest in science and technology stocks.

<F5> Returns for less than one year are not annualized.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Fund began operations on August 9, 1999 as the Firstar Stellar Science & Technology Fund of Firstar Stellar Funds. On December 11, 2000, the Firstar Stellar Science & Technology Fund reorganized into the Firstar Science & Technology Fund. The historical returns shown are those of the Firstar Stellar Science & Technology Fund.

The Fund participates in Initial Public Offerings ("IPOs") and a portion of the Fund's returns are attributable to its investment in IPOs which have a magnified impact due to the Fund's relatively small asset base. There is no guarantee that as the Fund's assets grow it will continue to experience substantially similar performance by investing in IPOs. In fact, the impact of IPOs on the Fund's performance likely will decrease.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and a 0.75% 12b-1 fee. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
SDL, INC.                                        3.3%
--------------------------------------------------------------------------------
EMC CORPORATION                                  3.2%
--------------------------------------------------------------------------------
SIEBEL SYSTEMS, INC.                             2.8%
--------------------------------------------------------------------------------
BROCADE COMMUICATIONS SYSTEMS, INC.              2.8%
--------------------------------------------------------------------------------
COMVERSE TECHNOLOGY, INC.                        2.8%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$137,175,978
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS

                                 MICROCAP FUND

STRATEGY

Firstar MicroCap Fund seeks capital appreciation. The Fund pursues its objective by investing in the common stock of companies whose market capitalization is below the median market capitalization of the Russell 2000 Index at the time of purchase.

MARKET CONDITIONS

The conditions during the reporting period can be divided roughly into two parts. The first part consisted of a strongly rising market, driven primarily by continuing economic expansion, historically low inflation (and interest rates) and strength in equity appreciation, particularly in shares of technology companies. From November 1, 1999, until March 10, 2000, the Nasdaq Composite Index rose from 2968 to 5049, or 70%, an exceptionally steep rate of growth. Market sentiment during this time was discounting continued economic strength driven by increased efficiencies made available by the Internet. As such, business-to-business (b-to-b) oriented large-cap equities (e.g. Ariba, CommerceOne) became market leaders, taking over from business-to-consumer oriented stocks (e.g. Amazon, eToys). Additionally, "e-infrastructure" companies (e.g. Sun Microsystems, Siebel Systems) were also strong.

However, in mid-March, 2000, market sentiment began to "roll over," driven at first by some early signs of weakness in b-to-b stocks, and exacerbated by the traditional springtime weakness in technology shares. This was compounded further by weakness in Tech Bellwether, Microsoft, which was officially found guilty in early April of several federal antitrust crimes. For the balance of the fiscal year, the overall equity environment never again surpassed its March highs, driven lower by the tech-heavy Nasdaq Index which lost a third of its value from mid-March until the end of October. A succession of Federal Reserve interest rate hikes, done proactively during this period to prevent inflation from emerging during a super-normal economic growth period (e.g. GDP growth in the 5-6% range) did not help matters. Furthermore, wholesale energy prices continued to rise, roughly tripling during the fiscal year. As such, the market sentiment began to turn negative during the summer, and the year ended with severe market uncertainty.

INVESTMENT REVIEW

For the twelve-month period ended October 31, 2000, the portfolio's return was 87.9% (Institutional shares). This return greatly outperformed the Fund's benchmark, the Russell 2000 Index, which returned 17.4% during the same period. Throughout the reporting period, the MicroCap Fund remained heavily committed to technology, as continued "waves" of disruptive technological shifts (e.g., from the PC to the Internet, from wireline to wireless, from narrowband to broadband) offered investors large emerging markets and expansive capital spending budgets. During the period, technology shares generally comprised 30-40% of the portfolio, reaching as much as 50% during the early, rising market phase. Significant contributors to the portfolio's outperformance during the year included Aeroflex, Remec and Three Five Systems, which rose 186%, 170% and 100%, respectively.

The MicroCap Fund's other significant overweight position was in the energy sector; an excellent supply-demand environment brought about by rising wholesale prices, improving asset utilization and superior cash flow. Our winners here included HS Resources, Louis Dreyfus and Natural Gas and Unit, which rose 98%, 70% and 59%, respectively. The Fund also took advantage of other trends, including the move toward well-managed private education firms, a forthcoming multi-year video-game cycle driven by Sony's PlayStation2 and strength in specialty retailers including Ultimate Electronics, Gymboree and Chicos.

LOOKING AHEAD - THE FORECAST

We remain optimistic about the broader macro trends guiding the stock market. Although the market at our fiscal year-end remained weak, broader indices had only reversed to levels achieved just last year, before what most investors now regard as an unsustainable rally. In Firstar MicroCap Fund, we still regard technology as the market leader, offering the best growth prospects. Our overweight in energy stocks will have a natural end, as higher commodity prices are fully discounted by the underlying equities. We now look to suitable positions in health care/biotech, and the financials for incremental growth opportunities, driven in part by our expectation of a declining interest rate environment.

Portfolio Manager Profile
--------------------------------------------------------------------------------
JOSEPH A. FROHNA, CFA and BARRY RANDALL co-manage the MicroCap Fund - Mr. Frohna since September, 1997 and Mr. Randall since September, 2000. Mr. Frohna has been with FIRMCO and its affiliates since 1995 and has seven years of investment management experience. Mr. Randall has been with FIRMCO and its affiliates since May 2000 and has seven years of investment management experience.

(LOGO) FIRSTAR FUNDS

             MICROCAP FUND      RUSSELL
             INSTITUTIONAl  2000 INDEX<F1>

8/95           $10,000          $10,000
10/95           16,393           11,709
10/96           17,188           11,567
10/97           22,365           14,960
10/98           17,555           13,189
10/99           31,083           15,150
10/00           58,403           17,788

This chart assumes an initial investment of $10,000 made on 8/1/95 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.



                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                              1 Year            3 Years           5 Years     Since Inception
------------------------------------------------------------------------------------------------------------------------------------
MICROCAP FUND - INSTITUTIONAL                   87.9              37.7              39.3     40.0    (8/1/95)
MICROCAP FUND - A - NO LOAD                     87.4              37.3              39.0     39.5    (8/1/95)
MICROCAP FUND - A - LOAD<F2>                    77.1              34.8              37.4     38.0    (8/1/95)
MICROCAP FUND - B - NO LOAD                     86.1               -                 -       90.4    (3/1/99)
MICROCAP FUND - B - LOAD<F3>                    81.1               -                 -       88.8    (3/1/99)
RUSSELL 2000 INDEX<F1>                          17.4               5.9              12.4     11.6    (8/1/95)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class) B = Series B (retail class)

<F1> The Russell 2000 Index, an unmanaged index, consists of the smallest 2,000 companies in a group of 3,000 U.S. companies in the Russell 3000 Index, as ranked by total market capitalization.

<F2> Reflects maximum sales charge of 5.50%.

<F3> Reflects maximum applicable deferred sales charge.

The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Recent returns were primarily achieved during favorable market conditions, especially within the technology sector and may not be sustainable. The Fund's performance was also enhanced substantially by its participation in investment opportunities in initial public offerings (IPOs) which may not be available in the future. As the Fund's assets grow, the impact of IPOs on performance will likely be reduced.

Small-capitalization funds typically carry additional risks, since smaller companies generally have a higher risk of failure, and, historically, their stocks have experienced a greater degree of market volatility than stocks on average.

Series A shares have a 5.50% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

TOP 5 EQUITY HOLDINGS 10/31/00
--------------------------------------------------------------------------------
REMEC, INC.                                      3.9%
--------------------------------------------------------------------------------
PURCHASEPRO.COM, INC.                            3.5%
--------------------------------------------------------------------------------
AEROFLEX, INC.                                   3.3%
--------------------------------------------------------------------------------
UNIVERSITY OF PHOENIX ONLINE, INC.               2.8%
--------------------------------------------------------------------------------
CAREER EDUCATION CORPORATION                     2.5%
--------------------------------------------------------------------------------
Portfolio holdings are subject to change and are not a representation of the Fund's entire portfolio holdings.

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$368,148,239
--------------------------------------------------------------------------------

                                                            (LOGO) FIRSTAR FUNDS

STATEMENT OF ASSETS AND LIABILITIES (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
DATA) OCTOBER 31, 2000

                                                                                BALANCED           BALANCED             GROWTH
                                                                                 INCOME             GROWTH            AND INCOME
                                                                                  FUND               FUND                FUND
                                                                                --------           --------           ----------
ASSETS:
   Investments, at value (cost $83,219, $173,966, $511,966, $38,242,
   $285,605, $410,120, $268,886, $206,803, $51,996, respectively)                $ 94,358           $216,468           $708,585
   Foreign currency, at value (cost $89)                                                -                  -                 --
   Collateral received for securities loaned                                            -                  -                 --
   Cash                                                                                 -                  -                 --
   Income receivable                                                                  756              1,582                672
   Capital shares sold                                                                 74                160              1,490
   Receivable for securities sold                                                     757              3,150             12,170
   Deferred organization costs                                                          -                  -                 --
   Other assets                                                                        43                 23                 27
                                                                                 --------           --------           --------
     Total Assets                                                                  95,988            221,383            722,944
                                                                                 --------           --------           --------
LIABILITIES:
   Payable for securities purchased                                                   705              1,267              9,926
   Payable to custodian                                                                 -                  -                 --
   Capital shares redeemed                                                             42                 63                504
   Payable for return of collateral received on securities loaned                       -                  -                 --
   Payable to affiliates                                                               66                218                602
   Payable for distribution and services fees                                           -                  -                 --
   Written options, at value                                                            -                  -                 --
   Accrued expenses and other liabilities                                              55                 54                317
                                                                                 --------           --------           --------
     Total Liabilities                                                                868              1,602             11,349
                                                                                 --------           --------           --------
NET ASSETS                                                                       $ 95,120           $219,781           $711,595
                                                                                 ========           ========           ========
NET ASSETS CONSIST OF:
   Capital stock                                                                 $ 83,551           $144,879           $442,915
   Undistributed net investment income (loss)                                         281                408              1,283
   Undistributed accumulated net realized gains (losses) on investments               149             31,992             70,778
   Unrealized net appreciation (depreciation) on:
     Investments                                                                   11,139             42,502            196,619
     Futures contracts                                                                  -                  -                 --
     Foreign currency                                                                   -                  -                 --
                                                                                 --------           --------           --------
     Total Net Assets                                                            $ 95,120           $219,781           $711,595
                                                                                 ========           ========           ========
Series A:
   Net assets                                                                    $ 11,618           $ 54,380           $183,049
   Shares authorized ($.0001 par value)                                           100,000            500,000            500,000
   Shares issued and outstanding                                                    1,019              1,621              3,862
   Net asset value and redemption price per share <F1>                            $ 11.40            $ 33.55            $ 47.40
                                                                                 ========           ========           ========
   Maximum offering price per share                                               $ 12.06            $ 35.50            $ 50.16
                                                                                 ========           ========           ========
Series B:
   Net assets                                                                   $   5,027            $ 2,243          $   3,718
   Shares authorized ($.0001 par value)                                           100,000            500,000            500,000
   Shares issued and outstanding                                                      440                 67                 79
   Net asset value and offering price per share <F1><F3>                          $ 11.42            $ 33.62            $ 47.12
                                                                                 ========           ========           ========
Series Y:
   Net assets
   Shares authorized ($.0001 par value)
   Shares issued and outstanding
   Net asset value, redemption price and offering price per share <F1>

Series Institutional:
   Net assets                                                                    $ 78,475           $163,158           $524,828
   Shares authorized ($.0001 par value)                                           100,000            500,000            500,000
   Shares issued and outstanding                                                    6,869              4,855             11,056
   Net asset value, redemption price and offering price per share <F1>            $ 11.42            $ 33.61            $ 47.47
                                                                                 ========           ========           ========

<F1> Amounts may not recalculate due to rounding.
<F2> No par value.
<F3> Redemption price of Series B Shares varies based on length of time held.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT  OF ASSETS AND  LIABILITIES
(AMOUNTS IN  THOUSANDS,  EXCEPT PER SHARE
DATA) OCTOBER 31, 2000

                                                                                             LARGE
                                                EQUITY        RELATIVE        EQUITY        CAP CORE      LARGE CAP    INTERNATIONAL
                                                INCOME         VALUE          INDEX          EQUITY         GROWTH         VALUE
                                                 FUND           FUND           FUND           FUND           FUND           FUND
                                               -------        -------        -------        -------        -------        -------
ASSETS:
  Investments, at value (cost $83,219,
  $173,966, $511,966, $38,242,
  $285,605, $410,120, $268,886, $206,803,
  $51,996, respectively)                        $54,034       $526,127       $782,080       $387,990       $341,901       $ 49,758
  Foreign currency, at value (cost $89)               -              -              -              -              -             87
  Collateral received for securities loaned       4,181              -              -              -              -              -
  Cash                                                -              -              -              -              -              -
  Income receivable                                  97            893            617            279            199            298
  Capital shares sold                                 2            208            884            446            389          2,416
  Receivable for securities sold                      -              -            435          5,077              -             51
  Deferred organization costs                        10              -              -              -              -              -
  Other assets                                        2             16             53             21             21             16
                                             ----------     ----------     ----------     ----------     ----------     ----------
     Total Assets                                58,326        527,244        784,069        393,813        342,510         52,626
                                             ----------     ----------     ----------     ----------     ----------     ----------
LIABILITIES:
  Payable for securities purchased                    -              -              -          1,068              -              -
  Payable to custodian                                8            219              -              -            392              -
  Capital shares redeemed                           110            341          1,350            212            100            127
  Payable for return of collateral received
  on securities loaned                            4,181              -              -              -              -              -
  Payable to affiliates                              60            551            262            313            358             60
  Payable for distribution and services fees          1             12              -              -             21              -
  Written options, at value                           -              -              -              -            175              -
  Accrued expenses and other liabilities             11             20            206            339             22            276
                                             ----------     ----------     ----------     ----------     ----------     ----------
     Total Liabilities                            4,371          1,143          1,818          1,932          1,068            463
                                             ----------     ----------     ----------     ----------     ----------     ----------
NET ASSETS                                      $53,955       $526,101       $782,251       $391,881       $341,442       $ 52,163
                                             ==========     ==========     ==========     ==========     ==========     ==========

NET ASSETS CONSIST OF:
  Capital stock                                 $35,441       $281,426       $405,022       $229,980       $199,010       $ 66,030
  Undistributed net investment income (loss)         15            439            554            (5)              -            (5)
  Undistributed accumulated net realized
     gains (losses) on investments                2,707          3,714          4,685         42,802          7,334       (11,585)
  Unrealized net appreciation (depreciation) on:
     Investments                                 15,792        240,522        371,960        119,104        135,098        (2,238)
     Futures contracts                                -              -             30              -              -              -
     Foreign currency                                 -              -              -              -              -           (39)
                                             ----------     ----------     ----------     ----------     ----------     ----------
     Total Net Assets                           $53,955       $526,101       $782,251       $391,881       $341,442       $ 52,163
                                             ==========     ==========     ==========     ==========     ==========     ==========

SERIES A:
  Net assets                                    $   826       $ 42,853       $138,440       $ 51,232       $  1,177       $  5,028
  Shares authorized ($.0001 par value)           25,000  unlimited<F2>        500,000        500,000  unlimited<F2>        500,000
  Shares issued and outstanding                     120          1,484          1,470          1,182             45            304
  Net asset value and redemption
  price per share<F1>                           $  6.87       $  28.87       $  94.17       $  43.33       $  25.92       $  16.56
                                             ==========     ==========     ==========     ==========     ==========     ==========
  Maximum offering price per share              $  7.27       $  30.55       $  99.65       $  45.85       $  27.43       $  17.52
                                             ==========     ==========     ==========     ==========     ==========     ==========

SERIES B:
  Net assets                                    $   650       $ 15,537       $ 11,214       $  1,483       $100,689       $    442
  Shares authorized ($.0001 par value)           25,000  unlimited<F2>        500,000        500,000  unlimited<F2>        500,000

  Shares issued and outstanding                      95            540            119             35          3,884             27
  Net asset value and offering
  price per share<F1><F3>                       $  6.85       $  28.78       $  93.96       $  42.80       $  25.92       $  16.31
                                             ==========     ==========     ==========     ==========     ==========     ==========

SERIES Y:
  Net assets                                       $ 98
  Shares authorized ($.0001 par value)           25,000
  Shares issued and outstanding                      14
  Net asset value, redemption price and
  offering price per share<F1>                  $  6.88
                                             ==========


SERIES INSTITUTIONAL:
  Net assets                                    $52,381       $467,711       $632,597       $339,166       $239,576        $46,693
  Shares authorized ($.0001 par value)           50,000  unlimited<F2>        500,000        500,000  unlimited<F2>        500,000
  Shares issued and outstanding                   7,623         16,178          6,708          7,709          9,210          2,798
  Net asset value, redemption price and
  offering price per share<F1>                  $  6.87       $  28.91       $  94.31       $  44.00       $  26.01      $   16.69
                                             ==========     ==========     ==========     ==========     ==========     ==========


<F1> Amounts may not recalculate due to rounding.
<F2> No par value.
<F3> Redemption price of Series B Shares varies based on length of time held.

See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT  OF ASSETS AND  LIABILITIES
(AMOUNTS IN  THOUSANDS,  EXCEPT PER SHARE DATA)
OCTOBER 31, 2000


                                                                                              SMALL CAP
                                       INTERNATIONAL   MIDCAP        MIDCAP      SMALL CAP      CORE        SCIENCE &
                                           GROWTH       INDEX      CORE EQUITY     INDEX       EQUITY      TECHNOLOGY     MICROCAP
                                            FUND        FUND          FUND          FUND        FUND          FUND          FUND
                                          --------    --------      --------      --------    --------      --------      --------
ASSETS:
  Investments, at value (cost
  $138,299, $118,445, $447,742,
  $70,847, $125,725, $116,652,
  $320,723, respectively)              $143,388      $128,313      $532,452    $  79,102      $149,179      $141,519      $378,345
  Foreign currency,
  at value (Cost $2,350)                  2,354             -             -            -             -             -             -
  Collateral received for
  securities loaned                       8,524             -             -            -        27,104             -             -
  Cash                                       89             -             -            1             -           478             -
  Income receivable                         243            93           305           21            46            45           349
  Capital shares sold                       343           205           557            3           139           292           268
  Receivable for securities sold          2,442           140        30,339            -         3,523             -         4,400
  Deferred organization costs                 -             -             -            -             -             -             -
  Other assets                                9            34            23            1            23            13            19
                                     ----------    ----------    ----------   ----------    ----------    ----------    ----------
     Total Assets                       157,392       128,785       563,676       79,128       180,014       142,347       383,381
                                     ----------    ----------    ----------   ----------    ----------    ----------    ----------

LIABILITIES:
  Payable for securities purchased        5,286             -        18,049            -         2,529         2,813        14,103
  Payable for foreign currency               85             -             -            -             -             -             -
  Payable to custodian                        -             -             -            -           210             -             -
  Capital shares redeemed                   224             3           339           38            89         1,565            80
  Payable for return of collateral
  received on securities loaned           8,524             -             -            -        27,104             -             -
  Payable to affiliates                     209            42           502           48           131           168           557
  Payable for distribution
  and service fees                           23             -             -            -             4             9             -
  Payable for administrative
  services fees                               -             -             -           22             6             -             -
  Options written, at value                   -             -             -            -             -           589             -
  Accrued expenses and
   other liabilities                         16            36           181           15            13            27           493
                                     ----------    ----------    ----------   ----------    ----------    ----------    ----------
     Total Liabilities                   14,367            81        19,071          123        30,086         5,171        15,233
                                     ----------    ----------    ----------   ----------    ----------    ----------    ----------

NET ASSETS                             $143,025      $128,704      $544,605    $  79,005      $149,928      $137,176      $368,148
                                     ==========    ==========    ==========   ==========    ==========    ==========    ==========

NET ASSETS CONSIST OF:
  Capital stock                        $123,896      $108,101      $292,959    $  64,010      $ 96,699      $114,494      $206,723
  Undistributed net
  investment income (loss)                    5            65           (5)            -            48             -           (5)
  Undistributed accumulated net
  realized gains (losses)
  on investments                         14,064        10,866       166,941        6,740        29,727       (1,849)       103,808
  Unrealized net appreciation
  (depreciation) on:
     Investments                          5,089         9,868        84,710        8,255        23,454        24,531        57,622
     Futures contracts                        -         (196)             -            -             -             -             -
     Foreign currency                      (29)             -             -            -             -             -             -
                                     ----------    ----------    ----------   ----------    ----------    ----------    ----------
     Total Net Assets                  $143,025      $128,704      $544,605    $  79,005      $149,928      $137,176      $368,148
                                     ==========    ==========    ==========   ==========    ==========    ==========    ==========

SERIES A:
  Net assets                           $  3,591      $  1,918      $108,326    $     177      $  9,538      $  1,944      $ 43,031
  Shares authorized ($.0001 par value)   10,000       100,000       500,000       25,000         5,000  unlimited(2)        50,000
  Shares issued and outstanding             241           153         1,983           14           542           100         1,377
  Net asset value and redemption
  rice per share<F1>                      14.92      $  12.56      $  54.63   $    12.23      $  17.60      $  19.43      $  31.26
                                     ==========    ==========    ==========   ==========    ==========    ==========    ==========
  Maximum offering price per share     $  15.79      $  13.29      $  57.81   $    12.94      $  18.62      $  20.56      $  33.08
                                     ==========    ==========    ==========   ==========    ==========    ==========    ==========

SERIES B:
  Net assets                           $    732     $     905      $    666                   $  1,331      $ 13,465      $  2,136
  Shares authorized ($.0001 par value)   50,000       100,000       500,000                     50,000   unlimited<F2>      50,000
  Shares issued and outstanding              51            72            12                         79           695            69
  Net asset value and offering price
  per share<F1><F3>                    $  14.38      $  12.52      $  53.97                   $  16.90      $  19.36      $  30.84
                                     ==========    ==========    ==========   ==========    ==========    ==========    ==========

SERIES Y:
  Net assets                           $ 16,373                                $  18,057      $  4,442
  Shares authorized ($.0001 par value)   10,000                                   25,000        20,000
  Shares issued and outstanding           1,100                                    1,481           253
  Net asset value, redemption price
  and offering price per share<F1>     $  14.89                               $    12.19      $  17.55
                                     ==========    ==========    ==========   ==========    ==========    ==========    ==========

SERIES INSTITUTIONAL:
  Net assets                           $122,329      $125,881      $435,613    $  60,771      $134,617      $121,767      $322,981
  Shares authorized ($.0001 par value)   10,000       100,000       500,000       50,000        35,000   unlimited<F2>      50,000
  Shares issued and outstanding           8,087        10,026         7,846        4,963         7,514         6,231        10,147
  Net asset value, redemption price
  and offering price per share<F1>     $  15.13      $  12.55      $  55.52   $    12.24      $  17.92      $  19.54      $  31.83
                                     ==========    ==========    ==========   ==========    ==========    ==========    ==========




<F1> Amounts may not recalculate due to rounding.
<F2> No par value.
<F3> Redemption price of Series B Shares varies based on length of time held.

    See  notes  to  the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(AMOUNTS IN THOUSANDS)

                                    BALANCED INCOME FUND   BALANCED GROWTH FUND
                                    --------------------   --------------------
                                       Year       Year       Year        Year
                                      ended       ended      ended      ended
                                     Oct. 31,   Oct. 31,   Oct. 31,    Oct. 31,
                                       2000       1999       2000        1999
                                     --------   --------   --------    --------
OPERATIONS:
  Net investment income               $ 2,439    $ 1,404   $  4,273    $ 4,649
  Net realized gain (loss) on:
     Investments                        (440)      (452)     32,738     12,374
     Foreign currency                       -          -          -          -
  Net change in unrealized
     appreciation (depreciation) on:
     Investments                        6,310      2,065      5,378    (3,281)
     Foreign currency                       -          -          -          -
                                     --------   --------   --------   --------
  Net increase in net assets
     resulting from operations          8,309      3,017     42,389     13,742
                                     --------   --------   --------   --------

CAPITAL SHARE TRANSACTIONS:
  Shares sold                          69,344     32,182     80,625     65,070
  Shares issued to owners in
     reinvestment of dividends          2,575      1,347     16,237     12,405
  Shares redeemed                    (45,971)   (13,627)  (138,139)   (91,179)
                                     --------   --------   --------   --------
  Net increase (decrease) in
     net assets resulting from
     capital share transactions        25,948     19,902   (41,277)   (13,704)
                                     --------   --------   --------   --------

DISTRIBUTIONS TO SERIES A SHAREHOLDERS:
  From net investment income            (284)      (312)      (884)      (953)
  From net realized gains               (227)      (449)    (2,820)    (1,908)
                                     --------   --------   --------   --------
                                        (511)      (761)    (3,704)    (2,861)
                                     --------   --------   --------   --------

DISTRIBUTIONS TO SERIES B SHAREHOLDERS:
  From net investment income             (67)        (9)       (14)        (3)
  From net realized gains                (46)          -       (42)          -
                                     --------   --------   --------   --------
                                        (113)        (9)       (56)        (3)
                                     --------   --------   --------   --------

DISTRIBUTIONS TO SERIES Y SHAREHOLDERS:
  From net investment income
  From net realized gains


DISTRIBUTIONS TO SERIES INSTITUTIONAL
  SHAREHOLDERS:
  From net investment income          (1,977)    (1,044)    (3,330)    (3,692)
  From net realized gains               (922)    (1,369)    (9,415)    (6,088)
                                     --------   --------   --------   --------
                                      (2,899)    (2,413)   (12,745)    (9,780)
                                     --------   --------   --------   --------


TOTAL INCREASE (DECREASE)
  IN NET ASSETS                        30,734     19,736   (15,393)   (12,606)
NET ASSETS:
  Beginning of year                    64,386     44,650    235,174    247,780
                                     --------   --------   --------   --------

  End of year (including
     undistributed net investment
     income of $281, $166, $408, $368,
     $1,283, $832, $15, $20, $439,
     $687, $554 and $570,
     respectively)                    $95,120    $64,386   $219,781   $235,174
                                     ========   ========   ========   ========


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(AMOUNTS IN THOUSANDS)


                                                     GROWTH & INCOME      EQUITY INCOME       RELATIVE VALUE       EQUITY INDEX
                                                           FUND                FUND                FUND                FUND
                                                    -----------------   -----------------   -----------------   -----------------
                                                       Year      Year  Eleven months Year  Eleven months Year      Year      Year
                                                       ended     ended     ended     ended     ended     ended     ended     ended
                                                     Oct. 31,  Oct. 31,  Oct. 31,  Nov. 30,  Oct. 31,  Nov. 30,  Oct. 31,  Oct. 31,
                                                       2000      1999      2000      1999      2000      1999      2000      1999
                                                     --------   -------  --------   -------  --------  --------  --------  --------
OPERATIONS:
  Net investment income                             $  3,470  $  6,818  $    913  $  2,088   $ 4,761   $ 3,714  $  8,171 $   7,373
  Net realized gain (loss) on:
     Investments                                      85,495    61,424     3,144    14,439     4,418     (704)     6,810    17,654
     Foreign currency                                      -         -         -         -         -         -         -         -
  Net change in unrealized
     appreciation (depreciation) on:
     Investments                                     (5,442)    12,321   (3,513)   (8,183)   (8,477)    51,592    27,810   109,742
     Foreign currency                                      -         -         -         -         -         -         -         -
                                                    --------  --------  --------  --------  --------  --------  --------  --------
  Net increase in net assets resulting
     from operations                                  83,523    80,563       544     8,344       702    54,602    42,791   134,769
                                                    --------  --------  --------  --------  --------  --------  --------  --------

CAPITAL SHARE TRANSACTIONS:
  Shares sold                                        142,082   179,414     3,333    39,764   109,897   122,854   411,019   341,167
  Shares issued to owners in
     reinvestment of dividends                        56,251    49,818     6,376     8,695     3,435     4,286    22,747     9,845
  Shares redeemed                                  (233,965) (191,334)  (47,879)  (36,985) (118,231)  (85,918) (383,980) (322,755)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
  Net increase (decrease) in net assets
     resulting from capital
     share transactions                             (35,632)    37,898  (38,170)    11,474   (4,899)    41,222    49,786    28,257
                                                    --------  --------  --------  --------  --------  --------  --------  --------

DISTRIBUTIONS TO SERIES A SHAREHOLDERS:
  From net investment income                           (443)   (1,524)      (12)      (26)     (347)     (307)   (1,171)   (1,277)
  From net realized gains                           (15,918)  (13,914)     (189)     (385)         -     (202)   (3,195)     (710)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
                                                    (16,361)  (15,438)     (201)     (411)     (347)     (509)   (4,366)   (1,987)
                                                    --------  --------  --------  --------  --------  --------  --------  --------

DISTRIBUTIONS TO SERIES B SHAREHOLDERS:
  From net investment income                             (0)       (1)       (4)       (7)     (112)      (68)      (14)       (8)
  From net realized gains                              (174)         -     (109)     (125)         -      (33)     (127)         -
                                                    --------  --------  --------  --------  --------  --------  --------  --------
                                                       (174)       (1)     (113)     (132)     (112)     (101)     (141)       (8)
                                                    --------  --------  --------  --------  --------  --------  --------  --------

DISTRIBUTIONS TO SERIES Y SHAREHOLDERS:
  From net investment income                                                 (1)       (1)
  From net realized gains                                                   (13)       (8)
                                                                        --------  --------
                                                                            (14)       (9)
                                                                        --------  --------

DISTRIBUTIONS TO SERIES INSTITUTIONAL
  SHAREHOLDERS:
  From net investment income                         (2,544)   (5,308)     (885)   (2,043)   (4,550)   (3,536)   (6,977)   (6,138)
  From net realized gains                           (44,113)  (35,752)  (14,165)  (24,394)         -   (1,548)  (13,863)   (2,753)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
                                                    (46,657)  (41,060)  (15,050)  (26,437)   (4,550)   (5,084)  (20,840)   (8,891)
                                                    --------  --------  --------  --------  --------  --------  --------  --------

TOTAL INCREASE (DECREASE) IN NET ASSETS             (15,301)    61,962  (53,004)   (7,171)   (9,206)    90,130    67,230   152,140

NET ASSETS:
  Beginning of year                                  726,896   664,934   106,959   114,130   535,307   445,177   715,021   562,881
                                                    --------  --------  --------  --------  --------  --------  --------  --------

End of year (including undistributed
net investment income of $281, $166,
$408, $368, $1,283, $832, $15, $20,
$439, $687, $554 and $570, respectively)            $711,595  $726,896  $ 53,955  $106,959  $526,101  $535,307  $782,251  $715,021
                                                    ========  ========  ========  ========  ========  ========  ========  ========




                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(AMOUNTS IN THOUSANDS)

                                          LARGE CAP             LARGE CAP
                                      CORE EQUITY FUND         GROWTH FUND
                                     ------------------- -----------------------
                                       Year       Year   Eleven months   Year
                                      ended       ended      ended      ended
                                     Oct. 31,   Oct. 31,   Oct. 31,    Nov. 30,
                                       2000       1999       2000        1999
                                     --------   --------   --------    --------
OPERATIONS:
  Net investment income (loss)      $   (500)  $   (302)  $   (698)   $    212
  Net realized gain (loss) on:
     Investments                       43,914     18,890      9,016    (1,646)
     Foreign currency                       -          -          -          -
  Net change in unrealized
     appreciation (depreciation) on:
     Investments                       25,284     25,991     16,005     54,037
     Foreign currency                       -          -          -          -
                                     --------   --------   --------   --------
  Net increase (decrease) in
     net assets resulting
     from operations                   68,698     44,579     24,323     52,603
                                     --------   --------   --------   --------

CAPITAL SHARE TRANSACTIONS:
  Shares sold                         277,904    218,241     84,797     79,638
  Shares issued to owners in
     reinvestment of dividends         15,065     22,498          -      3,395
  Shares redeemed                   (306,375)  (138,508)   (44,323)   (42,163)
                                     --------   --------   --------   --------
  Net increase (decrease) in
     net assets resulting from
     capital share transactions      (13,406)    102,231     40,474     40,870
                                     --------   --------   --------   --------

DISTRIBUTIONS TO SERIES A SHAREHOLDERS:
  From net investment income                -       (28)
  In excess of net investment income        -          -
  From net realized gains             (2,451)    (4,421)
                                     --------   --------
                                      (2,451)    (4,449)
                                     --------   --------

DISTRIBUTIONS TO SERIES B SHAREHOLDERS:
  From net investment income                -          -          -       (61)
  In excess of net investment income        -          -          -        (6)
  From net realized gains                (42)          -          -    (1,524)
                                     --------   --------   --------   --------
                                         (42)          -          -    (1,591)
                                     --------   --------   --------   --------

DISTRIBUTIONS TO SERIES Y SHAREHOLDERS:
  From net investment income
  In excess of net investment income
  From net realized gains


DISTRIBUTIONS TO SERIES INSTITUTIONAL
  SHAREHOLDERS:
  From net investment income                -      (237)          -      (286)
  In excess of net investment income        -          -          -      (111)
  From net realized gains            (15,710)   (23,343)          -    (2,793)
                                     --------   --------   --------   --------
                                     (15,710)   (23,580)          -    (3,190)
                                     --------   --------   --------   --------

TOTAL INCREASE (DECREASE)
  IN NET ASSETS                        37,089    118,781     64,797     88,692

NET ASSETS:
  Beginning of year                   354,792    236,011    276,645    187,953
                                     --------   --------   --------   --------
  End of year (including
    undistributed net investment
    income (loss) of $(5), $(4),
    $0, $0, $(5), $176, $67, $608,
    $65, $(5) and $(775),
    respectively)                    $391,881   $354,792   $341,442   $276,645
                                     ========   ========   ========   ========

<F1> Commencement of operations.


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(Amounts in thousands)


                                                      INTERNATIONAL       INTERNATIONAL    MIDCAP INDEX     MIDCAP CORE
                                                        VALUE FUND         GROWTH FUND         FUND         EQUITY FUND
                                                    -----------------   -----------------  ------------  -----------------
                                                                                              Nov. 4,
                                                       Year      Year  Eleven months Year    1999<F1>    Year      Year
                                                       ended     ended     ended     ended    through    ended     ended
                                                     Oct. 31,  Oct. 31,  Oct. 31,  Nov. 30,  Oct. 31,  Oct. 31,  Oct. 31,
                                                       2000      1999      2000      1999      2000      2000      1999
                                                     --------  --------  --------  --------  --------  --------  --------
OPERATIONS:
  Net investment income (loss)                       $   174   $   387 $     (7)  $    179  $    993 $   (922) $   (103)
  Net realized gain (loss) on:
     Investments                                     (2,410)   (3,981)    13,800    10,365    10,866   217,428    38,420
     Foreign currency                                  (373)     (189)     (267)        36         -         -         -
  Net change in unrealized appreciation
     (depreciation) on:
     Investments                                     (3,256)    14,598  (22,320)    15,949     9,672  (27,891)  (27,055)
     Foreign currency                                   (39)       (8)       (9)      (19)         -         -         -
                                                   --------- --------- --------- --------- --------- --------- ---------
  Net increase (decrease) in net assets resulting
     from operations                                 (5,904)    10,807   (8,803)    26,510    21,531   188,615    11,262
                                                   --------- --------- --------- --------- --------- --------- ---------

CAPITAL SHARE TRANSACTIONS:
  Shares sold                                         31,898    20,267    73,506    22,687   118,677   151,004   255,663
  Shares issued to owners in
     reinvestment of dividends                           147       691     6,986     2,611       823     8,062     4,422
  Shares redeemed                                   (34,671)  (21,147)  (26,949)  (11,069)  (11,399) (250,137) (411,662)
                                                   --------- --------- --------- --------- --------- --------- ---------
  Net increase (decrease) in net assets
     resulting from capital share transactions       (2,626)     (189)    53,543    14,229   108,101  (91,071) (151,577)
                                                   --------- --------- --------- --------- --------- --------- ---------

DISTRIBUTIONS TO SERIES A SHAREHOLDERS:
  From net investment income                             (4)     (122)      (26)       (8)      (10)         -         -
  In excess of net investment income                       -         -         -       (3)         -         -         -
  From net realized gains                                  -         -     (354)     (178)         -   (1,850)   (1,086)
                                                   --------- --------- --------- --------- --------- --------- ---------
                                                         (4)     (122)     (380)     (189)      (10)   (1,850)   (1,086)
                                                   --------- --------- --------- --------- --------- --------- ---------

DISTRIBUTIONS TO SERIES B SHAREHOLDERS:
  From net investment income                               -         -       (4)         -       (1)         -         -
  In excess of net investment income                       -         -         -         -         -         -         -
  From net realized gains                                  -         -      (72)      (36)         -       (3)         -
                                                   --------- --------- --------- --------- --------- --------- ---------
                                                           -         -      (76)      (36)       (1)       (3)         -
                                                   --------- --------- --------- --------- --------- --------- ---------

DISTRIBUTIONS TO SERIES Y SHAREHOLDERS:
  From net investment income                                                (77)      (21)
  In excess of net investment income                                           -       (8)
  From net realized gains                                                (1,003)     (458)
                                                                       --------- ---------
                                                                         (1,080)     (487)
                                                                       --------- ---------

DISTRIBUTIONS TO SERIES INSTITUTIONAL
  SHAREHOLDERS:
  From net investment income                           (188)     (767)     (771)     (232)     (917)         -         -
  In excess of net investment income                       -         -         -      (88)         -         -         -
  From net realized gains                                  -         -   (8,213)   (3,385)         -   (6,917)   (3,772)
                                                   --------- --------- --------- --------- --------- --------- ---------
                                                       (188)     (767)   (8,984)   (3,705)     (917)   (6,917)   (3,772)
                                                   --------- --------- --------- --------- --------- --------- ---------

TOTAL INCREASE (DECREASE) IN NET ASSETS              (8,722)     9,729    34,220    36,322   128,704    88,774 (145,173)

NET ASSETS:
  Beginning of year                                   60,885    51,156   108,805    72,483         -   455,831   601,004
                                                   --------- --------- --------- --------- --------- --------- ---------

  End of year (including undistributed
     net investment income (loss) of $(5), $(4),
     $0, $0, $(5), $176, $67, $608, $65,
     $(5) and $(775), respectively)                  $52,163   $60,885  $143,025  $108,805  $128,704  $544,605  $455,831
                                                   ========= ========= ========= ========= ========= ========= =========


<F1> Commencement of operations.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(AMOUNTS IN THOUSANDS)



                                                                            SMALL CAP      SCIENCE & TECHNOLOGY
                                                   SMALL CAP INDEX FUND  CORE EQUITY FUND          FUND           MICROCAP FUND
                                                    ------------------  ------------------  ------------------  ------------------
                                                      Eleven   Dec. 30,   Eleven              Eleven    Aug. 9,
                                                      months   1998<F1>   months     Year     months   1999<F1>    Year      Year
                                                       ended    through    ended     ended     ended    through    ended     ended
                                                     Oct. 31,  Nov. 30,  Oct. 31,  Nov. 30,  Oct. 31,  Nov. 30,  Oct. 31,  Oct. 31,
                                                       2000      1999      2000      1999      2000      1999      2000      1999
                                                     --------  --------  --------  --------  --------  --------  --------  --------
OPERATIONS:
  Net investment income (loss)                         $  77      $ 20     $ 346    $(401) $   (974)    $ (71) $ (3,669) $ (1,572)
  Net realized gain (loss) on:
     Investments                                       6,829       741    31,087     2,841   (1,435)     (414)   136,862    47,964
     Foreign currency                                      -         -         -         -         -         -         -         -
  Net change in unrealized appreciation
     (depreciation) on:
     Investments                                       6,540     1,715     5,810    19,705    14,820     9,711    23,319    29,718
     Foreign currency                                      -         -         -         -         -         -         -         -
                                                    --------  --------  --------  --------  --------  --------  --------  --------
  Net increase in net assets resulting
     from operations                                  13,446     2,476    37,243    22,145    12,411     9,226   156,512    76,110
                                                    --------  --------  --------  --------  --------  --------  --------  --------

CAPITAL SHARE TRANSACTIONS:
  Shares sold                                         14,326    72,276    21,669    27,162   101,794    33,789   147,553    53,050
  Shares issued to owners in
     reinvestment of dividends                           913        18     2,233       621         -         -    46,293       264
  Shares redeemed                                    (9,180)  (14,330)  (32,656)  (92,663)  (19,310)     (734) (106,181)  (41,236)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
  Net increase (decrease) in net assets
     resulting from capital share transactions         6,059    57,964   (8,754)  (64,880)    82,484    33,055    87,665    12,078
                                                    --------  --------  --------  --------  --------  --------  --------  --------

DISTRIBUTIONS TO SERIES A SHAREHOLDERS:
  From net investment income                             (0)         -       (4)      (50)         -         -         -         -
  From net realized gains                                (2)         -     (170)         -         -         -   (6,166)      (44)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
                                                         (2)         -     (174)      (50)         -         -   (6,166)      (44)
                                                    --------  --------  --------  --------  --------  --------  --------  --------

DISTRIBUTIONS TO SERIES B SHAREHOLDERS:
  From net investment income                                                 (0)       (6)         -         -         -         -
  From net realized gains                                                   (21)         -         -         -      (62)         -
                                                                        --------  --------  --------  --------  --------  --------
                                                                            (21)       (6)         -         -      (62)         -
                                                                        --------  --------  --------  --------  --------  --------

DISTRIBUTIONS TO SERIES Y SHAREHOLDERS:
  From net investment income                             (8)       (6)       (2)     (108)
  From net realized gains                              (200)         -      (49)         -
                                                    --------  --------  --------  --------
                                                       (208)       (6)      (51)     (108)
                                                    --------  --------  --------  --------

DISTRIBUTIONS TO SERIES INSTITUTIONAL
  SHAREHOLDERS:
  From net investment income                            (91)      (13)     (270)     (546)         -         -         -         -
  From net realized gains                              (620)         -   (2,115)         -         -         -  (42,827)     (233)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
                                                       (711)      (13)   (2,385)     (546)         -         -  (42,827)     (233)
                                                    --------  --------  --------  --------  --------  --------  --------  --------

TOTAL INCREASE (DECREASE) IN NET ASSETS               18,584    60,421    25,858  (43,445)    94,895    42,281   195,122    87,911

NET ASSETS:
  Beginning of year                                   60,421         -   124,070   167,515    42,281         -   173,026    85,115
                                                    --------  --------  --------  --------  --------  --------  --------  --------

  End of year (including undistributed
     net investment income (loss) of $0, $14,
     $48, $0, $0, $0, $(5) and $(4), respectively)   $79,005   $60,421  $149,928  $124,070  $137,176   $42,281  $368,148  $173,026
                                                    ========  ========  ========  ========  ========  ========  ========  ========


<F1> Commencement of operations.

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS)
YEAR ENDED OCTOBER 31, 2000

                                         BALANCED  BALANCED   GROWTH    EQUITY
                                          INCOME    GROWTH   & INCOME   INCOME
                                           FUND      FUND      FUND    FUND<F1>
                                         --------  --------  --------  --------
INVESTMENT INCOME:
  Dividend income:
     Domestic                            $  574   $   738   $ 8,945   $ 1,449
     Foreign (net of withholding
       taxes of $125)                         -         -         -         -
  Interest income:
     Domestic                             2,797     5,922     1,649        73
     Foreign                                  -         -         -         -
  Income from securities lending              -         -         -         5
  Other income                                -         5         -         -
                                       --------  --------  --------  --------
                                          3,371     6,665    10,594     1,527
                                       --------  --------  --------  --------

EXPENSES:
  Investment advisory fees                  670     1,735     5,295       417
  Administration fees                        95       246       751       111
  Fund accounting fees                       51        94       104         5
  Transfer agent fees and expenses           36        74       190        43
  Service organization fees - Series A       30       135       461         -
  Service organization fees - Series B        9         3         7         -
  Service organization fees - Fund level      -         -         -         -
  Administrative services fees -
     Series Institutional                     -         -         -       162
  12b-1 fees - Series A                       -         -         -         3
  12b-1 fees - Series B                      27        10        20         6
  Custody fees                               45       106       113        28
  Federal and state registration fees        46        37        53         8
  Professional fees                          42        45        45         9
  Reports to shareholders                    20        37       105        21
  Amortization of organization costs          9         -         -         7
  Directors' fees and expenses                7         8         8         3
  Other                                       2         6        13         8
                                       --------  --------  --------  --------

  Total expenses before waiver            1,089     2,536     7,165       831
     Less: Waiver of investment
             advisory fees                 (157)     (144)      (41)         -

           Waiver of administrative
             service fees -
             Series Institutional             -         -         -     (162)
           Waiver of administration
             fees                             -         -         -      (55)
                                       --------  --------  --------  --------
                                          (157)     (144)      (41)     (217)
                                       --------  --------  --------  --------

     Net Expenses                           932     2,392     7,124       614
                                       --------  --------  --------  --------

NET INVESTMENT INCOME (LOSS)              2,439     4,273     3,470       913
                                       --------  --------  --------  --------

REALIZED AND UNREALIZED GAIN (LOSS):
  Net realized gain (loss) on:
     Investments                          (440)    32,738    85,495     3,144
     Written options                          -         -         -         -
     Foreign currency                         -         -         -         -
  Net change in unrealized appreciation
     (depreciation) on:
     Investments                          6,310     5,378   (5,442)   (3,513)
     Foreign currency                         -         -         -         -
                                       --------  --------  --------  --------

     Net gain (loss) on investments,
       written options and foreign
       currency                           5,870    38,116    80,053     (369)
                                       --------  --------  --------  --------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                $8,309   $42,389   $83,523   $   544
                                       ========  ========  ========  ========


<F1> Results shown are for the eleven month period ended October 31, 2000.


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS)
YEAR ENDED OCTOBER 31, 2000



                                                             RELATIVE        EQUITY       LARGE CAP      LARGE CAP    INTERNATIONAL
                                                              VALUE          INDEX       CORE EQUITY       GROWTH         VALUE
                                                             FUND<F1>         FUND           FUND         FUND<F1>         FUND
                                                            ---------      ---------      ---------      ---------      ---------
INVESTMENT INCOME:
  Dividend income:
     Domestic                                                  $ 9,391        $ 8,739       $  1,929        $ 2,261        $     -
     Foreign (net of withholding taxes of $125)                      -              -              -              -          1,021
  Interest income:
     Domestic                                                      962          2,853          1,302            714            128
     Foreign                                                         -              -              -              -              -
  Income from securities lending                                     -              -              -              -              -
  Other income                                                       -             22              -              -              -
                                                             ---------      ---------      ---------      ---------      ---------
                                                                10,353         11,614          3,231          2,975          1,149
                                                             ---------      ---------      ---------      ---------      ---------

EXPENSES:
  Investment advisory fees                                       3,692          2,021          2,836          2,271            825
  Administration fees                                              542            861            402            333             65
  Fund accounting fees                                             109            126             77             80             58
  Transfer agent fees and expenses                                 143            167             74             91             39
  Service organization fees - Series A                               -            364            129              -             15
  Service organization fees - Series B                               -             22              3              -              1
  Service organization fees - Fund level                         1,230              -              -            758              -
  Administrative services fees - Series Institutional                -              -              -              -              -
  12b-1 fees - Series A                                            112              -              -              1              -
  12b-1 fees - Series B                                             36             65             10            235              2
  Custody fees                                                     123            110             69             76             52
  Federal and state registration fees                               28             51             58             31             25
  Professional fees                                                 15             44             44             17              4
  Reports to shareholders                                           43             76             37             41             12
  Amortization of organization costs                                 -              -              -             31              -
  Directors' fees and expenses                                       6              7              7              6              8
  Other                                                             11             51              7              5              4
                                                             ---------      ---------      ---------      ---------      ---------

  Total expenses before waiver                                   6,090          3,965          3,753          3,976          1,154
     Less: Waiver of investment advisory fees                        -          (522)           (22)              -          (179)
           Waiver of service organization fees - Fund level      (498)              -          (303)              -
           Waiver of administrative service fees -
                Series Institutional                                 -              -              -              -              -
           Waiver of administration fees                             -              -              -              -              -
                                                             ---------      ---------      ---------      ---------      ---------
                                                                 (498)          (522)           (22)          (303)          (179)
                                                             ---------      ---------      ---------      ---------      ---------

     Net Expenses                                                5,592          3,443          3,731          3,673            975
                                                             ---------      ---------      ---------      ---------      ---------

NET INVESTMENT INCOME (LOSS)                                     4,761          8,171          (500)          (698)            174
                                                             ---------      ---------      ---------      ---------      ---------

REALIZED AND UNREALIZED GAIN (LOSS):
  Net realized gain (loss) on:
     Investments                                                 4,418          6,810         43,914          8,295        (2,410)
     Written options                                                 -              -              -            721          (373)
     Foreign currency                                                -              -              -              -              -
  Net change in unrealized appreciation (depreciation) on:
     Investments                                               (8,477)         27,810         25,284         16,005        (3,256)
     Foreign currency                                                -              -              -              -           (39)
                                                             ---------      ---------      ---------      ---------      ---------

     Net gain (loss) on investments, written options
       and foreign currency                                    (4,059)         34,620         69,198         25,021        (6,078)
                                                             ---------      ---------      ---------      ---------      ---------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                                      $   702        $42,791        $68,698        $24,323       $(5,904)
                                                             =========      =========      =========      =========      =========



<F1>  Results shown are for the eleven month period ended October 31, 2000.

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS)
YEAR ENDED OCTOBER 31, 2000



                                                    INTERNATIONAL  MIDCAP  MIDCAP CORE  SMALL CAP  SMALL CAP  SCIENCE &
                                                       GROWTH      INDEX      EQUITY      INDEX    CORE EQUITY TECHNOLOGY  MICROCAP
                                                       FUND<F1>   FUND<F2>     FUND      FUND<F1>  FUND<F1>    FUND<F1>     FUND
                                                      --------    --------   --------   --------   --------    --------   --------
INVESTMENT INCOME:
  Dividend income:
     Domestic                                          $     -    $ 1,010    $  2,246    $   484    $   738    $    73    $    800
     Foreign (net of witholding taxes of $5)             1,392          -           -          -          -          -           -
  Interest income:
     Domestic                                              187        485       1,795         89        667        393       1,398
     Foreign                                                 -          -           -          -          -          -
  Income from securities lending                            47          -           -          -        336          -           -
  Other income                                               -          -          64          -          -          -           -
                                                      --------   --------    --------   --------   --------   --------    --------
                                                         1,626      1,495       4,105        573      1,741        466       2,198
                                                      --------   --------    --------   --------   --------   --------    --------

EXPENSES:
  Investment advisory fees                               1,228        248       3,763        263      1,033        900       5,061
  Administrative service fees - Series Y                    43          -           -         45         11          -           -
  Administrative service fees - Series Institutional       312          -           -        152        372          -           -
  Administration fees                                      246        105         534        132        275        110         359
  Custody fees                                             214         66         100         33         69         25          81
  Transfer agent fees and expenses                          39         36         188         25         45         27          61
  Reports to shareholders                                   21         11          84         16         22         16          15
  12b-1 fees - Series A                                     11          -           -          -         27          1           -
  12b-1 fees - Series B                                      7          3           3          -         11         69           9
  Professional fees                                         17         58          43         14         18         13          45
  Federal and state registration fees                       12         41          31          -         14         57          40
  Fund accounting fees                                       2         51          82         25          6         61          68
  Directors' fees and expenses                               2          7           7          3          3          6           9
  Service organization fees - Series A                       -          3         257          -          -          -         103
  Service organization fees - Series B                       -          1           1          -          -          -           3
  Service organization fees - Fund Level                     -          -           -          -          -        250           -
  Amortization of organization costs                         -          -           -          -          -          -           4
  Other                                                      8         23          15          5         12          2           9
                                                      --------   --------    --------   --------   --------   --------    --------

  Total expenses before waiver                           2,162        653       5,108        713      1,918      1,537       5,867
     Less: Waiver of investment advisory fees             (68)      (151)        (81)          -          -          -           -
           Waiver of service organization fees -
              Series Institutional                           -          -           -          -          -       (97)           -
           Waiver of administrative services fees -
              Fund Level                                 (312)          -           -      (152)      (372)          -           -
           Waiver of administration fees                 (123)          -           -       (65)      (137)          -           -
           Waiver of custody fees                         (26)          -           -          -       (14)          -           -
                                                      --------   --------    --------   --------   --------   --------    --------
                                                         (529)      (151)        (81)      (217)      (523)       (97)           -
                                                      --------   --------    --------   --------   --------   --------    --------

     Net Expenses                                        1,633        502       5,027        496      1,395      1,440       5,867
                                                      --------   --------    --------   --------   --------   --------    --------

NET INVESTMENT INCOME (LOSS)                               (7)        993       (922)         77        346      (974)     (3,669)
                                                      --------   --------    --------   --------   --------   --------    --------

REALIZED AND UNREALIZED GAIN (LOSS):
  Net realized gain (loss) on:
     Investments                                        13,800     10,866     217,428      6,829     31,087    (2,367)     136,862
     Written options                                         -          -           -          -          -        932           -
     Foreign currency                                    (267)          -           -          -          -          -           -
  Net change in unrealized appreciation
     (depreciation) on:
     Investments                                      (22,320)      9,672    (27,891)      6,540      5,810     14,820      23,319
     Foreign currency                                      (9)          -           -          -          -          -           -
                                                      --------   --------    --------   --------   --------   --------    --------

     Net gain (loss) on investments, written options
       and foreign currency investments                (8,796)     20,538     189,537     13,369     36,897     13,385     160,181
                                                      --------   --------    --------   --------   --------   --------    --------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                           $  (8,803)    $21,531    $188,615    $13,446    $37,243    $12,411    $156,512
                                                      ========   ========    ========   ========   ========   ========    ========


<F1> Results shown are for the eleven month period ended October 31, 2000.
<F2> Results shown are for the period November 4, 1999 (commencement of operations) through October 31, 2000.

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
INSTITUTIONAL
EQUITY FUNDS
PER SHARE DATA



                                                        Income from Investment Operations               Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Total
                                        of Period      Income      Securities    Operations      Income       Capital  Distributions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Dec. 1, 1997<F1> through Oct. 31, 1998   $10.00    $0.30<F10>         $0.96        $1.26       $(0.25)          $  -       $(0.25)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               11.01          0.31          0.38         0.69        (0.30)        (0.44)        (0.74)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               10.96          0.31          0.65         0.96        (0.30)        (0.20)        (0.50)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               25.90     0.55<F11>          2.62         3.17        (0.53)        (0.55)        (1.08)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               27.99          0.66          4.20         4.86        (0.66)        (1.68)        (2.34)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               30.51          0.62          1.86         2.48        (0.64)        (2.50)        (3.14)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               29.85          0.58          1.19         1.77        (0.56)        (0.95)        (1.51)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               30.11          0.64          5.15         5.79        (0.62)        (1.67)        (2.29)
-----------------------------------------------------------------------------------------------------------------------------------
GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               27.63     0.50<F11>          6.61         7.11        (0.47)        (1.19)        (1.66)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               33.08          0.46          8.94         9.40        (0.47)        (2.73)        (3.20)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               39.28          0.47          6.55         7.02        (0.45)        (1.39)        (1.84)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               44.46          0.41          4.92         5.33        (0.46)        (3.21)        (3.67)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               46.12     0.26<F10>          5.21         5.47        (0.22)        (3.90)        (4.12)
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Feb. 27, 1997<F1> through Nov. 30, 1997   10.00          0.20          1.55         1.75        (0.19)             -        (0.19)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.56          0.19          0.98         1.17        (0.20)        (2.29)        (2.49)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              10.24          0.16        (0.18)       (0.02)        (0.16)        (2.23)        (2.39)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>          7.83          0.09          0.16         0.25        (0.10)        (1.11)        (1.21)
-----------------------------------------------------------------------------------------------------------------------------------
RELATIVE VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 18, 1997<F1> through Nov. 30, 1997   22.67          0.08          0.81         0.89        (0.07)             -        (0.07)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              23.49          0.18          3.65         3.83        (0.23)        (0.82)        (1.05)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              26.27          0.23          2.96         3.19        (0.23)        (0.11)        (0.34)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         29.12          0.26        (0.19)         0.07        (0.28)             -        (0.28)
-----------------------------------------------------------------------------------------------------------------------------------






                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period      Return        (000s)      Net Assets    Net Assets    Rate<F12>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Dec. 1, 1997<F1> through Oct. 31, 1998   $11.01    12.70%<F2>      $ 34,036    0.75%<F3><F5>     3.07%<F3>    58.33%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               10.96         6.34%        49,728    0.93%<F5>         2.84%        48.46%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               11.42         8.99%        78,475    0.97%<F5>         2.81%        82.13%
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               27.99        12.56%       129,415    0.75%<F6>         2.05%        63.91%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               30.51        18.39%       164,382    0.75%<F6>         2.31%        69.90%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               29.85         8.83%       188,123    0.75%<F6>         2.16%        56.44%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               30.11         5.87%       180,737    0.93%<F6>         1.84%        69.42%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               33.61        19.94%       163,158    0.97%<F6>         1.91%        78.63%
-----------------------------------------------------------------------------------------------------------------------------------
GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               33.08        26.90%       226,888    0.90%<F7>         1.67%        51.37%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               39.28        30.83%       366,020    0.87%<F7>         1.34%        31.36%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               44.46        18.35%       474,603    0.87%<F7>         1.11%        48.56%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               46.12        12.04%       531,257    0.92%<F7>         0.99%        62.20%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               47.47        12.83%       524,828    0.94%<F7>         0.56%        89.36%
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Feb. 27, 1997<F1> through Nov. 30, 1997   11.56    17.64%<F2>       131,919  0.15%<F3><F8>   2.51%<F3>    48.33%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              10.24        12.00%       111,866    0.71%<F8>         1.94%        98.32%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999               7.83         0.23%       104,762    0.98%<F8>         1.90%        81.84%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>          6.87     3.96%<F2>        52,381  1.09%<F3><F8>   1.66%<F3>    32.22%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
RELATIVE VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 18, 1997<F1> through Nov. 30, 1997   23.49     3.93%<F2>       312,056  1.00%<F3><F9>   1.35%<F3>    18.00%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              26.27        16.95%       386,405    1.04%<F9>         0.95%        26.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              29.12        12.20%       466,203    1.05%<F9>         0.77%        11.00%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         28.91     0.25%<F2>       467,711  1.11%<F3><F9>   1.00%<F3>     7.10%<F2>
-----------------------------------------------------------------------------------------------------------------------------------



<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999 and the period ended October 31, 1998 would have been 1.14%, 1.23%, 1.38%, respectively.
<F6>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been
      1.03%, 1.00%, 0.99%, 1.00%, 1.03%, respectively.
<F7>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been
      0.95%, 0.93%, 0.94%, 0.94%, 0.98%, respectively.
<F8>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998 and the period ended November 30, 1997 would have been 1.49%, 1.38%, 1.37%, 1.38%, respectively.
<F9>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998 and the period ended November 30, 1997 would have been 1.21%, 1.21%, 1.24%, 1.20%, respectively.
<F10> Net investment income (loss) per share represents net investment income divided by the average shares outstanding throughout the period.
<F11> Net investment income (loss) per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
<F12> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
INSTITUTIONAL
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations                Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Total
                                        of Period      Income      Securities    Operations      Income       Capital  Distributions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996              $41.08    $0.91<F10>        $ 8.68       $ 9.59       $(0.89)       $(0.35)       $(1.24)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               49.43          0.95         14.33        15.28        (0.94)        (0.61)        (1.55)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               63.16     1.02<F10>         12.59        13.61        (1.00)        (1.11)        (2.11)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               74.66          1.04         17.75        18.79        (1.03)        (0.47)        (1.50)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               91.95      1.04<F9>          4.41         5.45        (1.01)        (2.08)        (3.09)
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               25.61   (0.01)<F10>          4.83         4.82             -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               30.43     0.04<F10>          6.31         6.35             -        (1.30)        (1.30)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               35.48      0.07<F9>          5.70         5.77        (0.03)        (5.17)        (5.20)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               36.05    (0.02)<F9>          6.47         6.45        (0.04)        (4.04)        (4.08)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               38.42    (0.04)<F9>          7.65         7.61             -        (2.03)        (2.03)
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 18, 1997<F1> through Nov. 30, 1997   16.46          0.03          0.73         0.76        (0.04)             -        (0.04)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              17.18          0.06          3.30         3.36        (0.07)        (0.96)        (1.03)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              19.51          0.07          4.83         4.90   (0.06)<F13>        (0.45)        (0.51)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         23.90        (0.03)          2.14         2.11             -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL VALUE <F12>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               19.19     0.11<F10>          1.44         1.55        (0.10)        (0.37)        (0.47)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               20.27     0.10<F10>        (1.10)       (1.00)        (0.17)        (0.46)        (0.63)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               18.64      0.24<F9>        (3.16)       (2.92)        (0.09)        (0.37)        (0.46)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               15.26          0.09          3.62         3.71        (0.31)             -        (0.31)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               18.66      0.06<F9>        (1.97)       (1.91)        (0.06)             -        (0.06)
-----------------------------------------------------------------------------------------------------------------------------------




                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period      Return        (000s)      Net Assets    Net Assets    Rate<F11>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996              $49.43        23.68%      $212,072    0.41%<F5>         2.01%         7.48%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               63.16        31.38%       315,759    0.38%<F5>         1.66%         9.81%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               74.66        21.93%       452,752    0.33%<F5>         1.43%         2.91%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               91.95        25.32%       568,161    0.36%<F5>         1.17%        13.95%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               94.31         5.88%       632,597    0.37%<F5>         1.07%         6.46%
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               30.43        18.82%       155,293    0.90%<F6>       (0.04)%        56.75%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               35.48        21.56%       181,650    0.89%<F6>         0.09%        62.09%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               36.05        18.89%       197,798    0.89%<F6>         0.20%        51.82%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               38.42        18.18%       306,832    0.94%<F6>       (0.06)%        59.35%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               44.00        20.24%       339,166    0.95%<F6>       (0.10)%        60.18%
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 18, 1997<F1> through Nov. 30, 1997   17.18     4.59%<F2>       109,087  1.06%<F3><F7>   0.68%<F3>    60.00%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              19.51        20.91%       121,475    1.09%<F7>         0.37%        48.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              23.90        25.61%       186,177    1.11%<F7>         0.17%        28.00%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         26.01     8.83%<F2>       239,576  1.13%<F3><F7> (0.15)%<F3>    34.63%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL VALUE<F12>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               20.27         8.21%        43,182    1.50%<F8>         0.62%        31.57%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               18.64       (5.10)%        57,206    1.50%<F8>         0.50%        97.09%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               15.26      (15.97)%        44,670    1.50%<F8>         1.37%        43.96%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               18.66        24.74%        54,423    1.56%<F8>         0.80%        45.50%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               16.69      (10.29)%        46,693    1.57%<F8>         0.32%        75.46%
-----------------------------------------------------------------------------------------------------------------------------------

<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.43%, 0.43%, 0.44%, 0.45%, 0.48%, respectively.
<F6>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.96%, 0.95%, 0.96%, 0.96%, 0.98%, respectively.
<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998 and the period ended November 30, 1997 would have been 1.23%, 1.27%, 1.29%, 1.26%, respectively.
<F8>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.86%, 1.85%, 1.92%, 2.25%, 2.36%, respectively.
<F9>  Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.
<F10> Net investment income (loss) per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
<F11> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F12> Effective September 2, 1997, Hansberger Global Investors assumed the investment sub-advisory responsibilities of State Street Global Advisors.
<F13> Includes distribution in excess of net investment income of $0.01 per share.



                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
INSTITUTIONAL
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations               Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period      Income      Securities    Operations      Income       Capital     butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996             $10.79         $0.06         $1.27        $1.33          $  -          $  -          $  -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              12.12          0.01          0.33         0.34   (0.06)<F13>        (0.31)        (0.37)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              12.09          0.04          1.80         1.84   (0.10)<F13>        (0.43)        (0.53)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              13.40          0.06          4.58         4.64   (0.07)<F13>        (0.75)        (0.82)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         17.22        0.01<F10>     (0.45)       (0.44)        (0.13)        (1.52)        (1.65)
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Nov. 4, 1999<F1> through October 31, 2000 10.00          0.08          2.55         2.63        (0.08)             -        (0.08)
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               41.47   (0.04)<F11>          4.74         4.70             -        (4.59)        (4.59)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               41.58   (0.11)<F11>          8.49         8.38             -        (5.26)        (5.26)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               44.70   (0.14)<F10>        (2.09)       (2.23)             -        (4.46)        (4.46)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               38.01     0.02<F11>          0.60         0.62             -        (0.31)        (0.31)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               38.32   (0.05)<F10>         18.04        17.99             -        (0.79)        (0.79)
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Dec. 30, 1998<F1> through Nov. 30, 1999   10.00          0.01          0.19         0.20        (0.01)             -        (0.01)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         10.19          0.02          2.19         2.21        (0.02)        (0.14)        (0.16)
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.49          0.02          1.05         1.07        (0.02)        (1.05)        (1.07)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              13.49          0.01          2.50         2.51        (0.01)        (0.82)        (0.83)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              15.17        (0.02)        (1.91)       (1.93)             -   (1.22)<F14>        (1.22)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              12.02        (0.03)          2.13         2.10             -        (0.05)        (0.05)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         14.07          0.05          4.10         4.15        (0.03)        (0.27)        (0.30)
-----------------------------------------------------------------------------------------------------------------------------------




                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period      Return        (000s)      Net Assets    Net Assets    Rate<F12>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996             $12.12        12.33%      $ 52,181    1.14%<F5>         0.51%        77.63%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              12.09         2.91%        55,038    1.29%<F5>         0.09%        75.18%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              13.40        15.73%        60,647    1.28%<F5>         0.34%        88.95%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              17.22        36.98%        92,778    1.26%<F5>         0.28%        93.73%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         15.13   (3.27)%<F2>       122,329  1.28%<F3><F5>   0.04%<F3>    90.01%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Nov. 4, 1999<F1> through October 31, 2000 12.55    26.62%<F2>       125,881  0.50%<F3><F6>   1.00%<F3>    44.52%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               41.58        12.58%       482,857    0.88%<F7>       (0.10)%       103.34%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               44.70        22.44%       569,028    0.87%<F7>       (0.25)%        97.40%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               38.01       (5.66)%       464,858    0.88%<F7>       (0.32)%        77.39%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               38.32         1.56%       359,947    0.94%<F7>         0.04%       139.91%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               55.52        47.56%       435,613    0.95%<F7>       (0.13)%       204.56%
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Dec. 30, 1998<F1> through Nov. 30, 1999   10.19     2.01%<F2>        45,331  0.68%<F3><F8>   0.18%<F3>    35.27%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         12.24    21.93%<F2>        60,771  0.69%<F3><F8>   0.19%<F3>    31.54%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.49         8.72%       171,295    0.96%<F9>         0.17%        65.85%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              15.17        19.77%       211,643    0.95%<F9>         0.01%        80.23%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              12.02      (13.90)%       129,591    0.95%<F9>       (0.16)%        69.72%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              14.07        17.57%       111,643    0.96%<F9>       (0.26)%        72.08%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         17.92    30.01%<F2>       134,617  0.98%<F3><F9>   0.29%<F3>    91.35%<F2>
-----------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F5>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.76%, 1.75%, 1.75%, 1.75%, 1.45%, respectively.
<F6>  Without fees waived, the ratio of net expenses to average net assets for the period ended October 31, 2000 would have been 0.65%.
<F7>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.97%, 0.96%, 0.95%, 0.95%, 0.95%, respectively.
<F8>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the period ended November 30, 1999 would have been 1.09%, 1.13%, respectively.
<F9>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.39%, 1.36%, 1.35%, 1.35%, 1.06%, respectively.
<F10> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.
<F11> Net investment income (loss) per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
<F12> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F13> Includes distribution in excess of net investment income for the periods ended November 30, 1999, 1998, 1997, of $0.02, $0.07, $0.02 per share, respectively.
<F14> Includes distribution in excess of net realized gains of $0.03 per share.


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
INSTITUTIONAL
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations                Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period       Loss       Securities    Operations      Income       Capital      butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
SCIENCE & TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 9, 1999<F1> through Nov. 30, 1999   $10.00          $  -        $ 4.56         $ 4.56        $  -         $   -         $   -
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         14.56        (0.13)          5.11           4.98           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
MICROCAP
-----------------------------------------------------------------------------------------------------------------------------------
Aug 1, 1995<F1> through June 30, 1996     10.00        (0.02)          6.14           6.12      (0.05)        (0.62)        (0.67)
-----------------------------------------------------------------------------------------------------------------------------------
July 1, 1996 through October 31, 1996     15.45        (0.07)          0.82           0.75           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               16.20        (0.15)          4.27           4.12           -        (2.75)        (2.75)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               17.57        (0.22)        (3.19)         (3.41)           -        (1.67)        (1.67)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               12.49       (0.19)<F7>       9.79           9.60           -        (0.03)        (0.03)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               22.06       (0.31)<F7>      16.21          15.90           -        (6.13)        (6.13)
-----------------------------------------------------------------------------------------------------------------------------------





                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period      Return        (000s)      Net Assets    Net Assets    Rate<F8>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
SCIENCE & TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 9, 1999<F1> through Nov. 30, 1999   $14.56    45.60%<F2>      $ 40,936   1.69%<F3><F5>  (0.94)%<F3>    16.00%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         19.54    34.20%<F2>       121,767   1.36%<F3><F5>  (0.90)%<F3>    84.55%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
MICROCAP
-----------------------------------------------------------------------------------------------------------------------------------
Aug 1, 1995<F1> through June 30, 1996     15.45    63.93%<F2>        63,595   1.74%<F3><F6>  (0.16)%<F3>   283.67%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
July 1, 1996 through October 31, 1996     16.20     4.85%<F2>        66,368   1.72%<F3><F6>  (1.44)%<F3>    64.44%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               17.57        30.12%       103,840      1.70%<F6>     (1.20)%       158.39%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               12.49      (21.51)%        72,696      1.74%<F6>     (1.38)%       135.61%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               22.06        77.06%       150,898      1.76%<F6>     (1.18)%       200.09%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               31.83        87.90%       322,981          1.71%     (1.06)%       178.77%
-----------------------------------------------------------------------------------------------------------------------------------


<F1> Commencement of operations.
<F2> Not annualized.
<F3> Annualized.
<F4> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F5> Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the period ended November 30, 1999 would have been 1.46%, 1.84%, respectively.
<F6> Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 1999, 1998, 1997 and the periods ended October 31 and June 30, 1996 would have been 1.77%, 1.81%, 1.78%, 1.79%,
     1.97%, respectively.
<F7> Net investment loss per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
<F8> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.



                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS


FINANCIAL HIGHLIGHTS
RETAIL A SHARE
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations                Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period      Income      Securities    Operations      Income       Capital     butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Dec. 1, 1997<F1> through Oct. 31, 1998   $10.00   $0.28<F11>          $0.96          $1.24     $(0.24)          $  -       $(0.24)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               11.00          0.28          0.38           0.66      (0.28)        (0.44)        (0.72)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               10.94          0.28          0.65           0.93      (0.27)        (0.20)        (0.47)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               25.89     0.47<F12>          2.64           3.11      (0.47)        (0.55)        (1.02)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               27.98          0.58          4.19           4.77      (0.59)        (1.68)        (2.27)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               30.48          0.56          1.86           2.42      (0.58)        (2.50)        (3.08)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               29.82          0.49          1.19           1.68      (0.49)        (0.95)        (1.44)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               30.06          0.55          5.15           5.70      (0.54)        (1.67)        (2.21)
-----------------------------------------------------------------------------------------------------------------------------------
GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               27.62     0.42<F12>          6.61           7.03      (0.39)        (1.19)        (1.58)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               33.07          0.37          8.92           9.29      (0.39)        (2.73)        (3.12)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               39.24          0.36          6.55           6.91      (0.35)        (1.39)        (1.74)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               44.41          0.29          4.92           5.21      (0.35)        (3.21)        (3.56)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               46.06     0.14<F11>          5.21           5.35      (0.11)        (3.90)        (4.01)
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Feb. 27, 1997<F1> through
November 30, 1997                         10.00          0.16          1.57           1.73 (0.17)<F14>             -        (0.17)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.56          0.17          0.98           1.15      (0.18)        (2.29)        (2.47)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              10.24          0.13        (0.18)         (0.05)      (0.13)        (2.23)        (2.36)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>          7.83          0.07          0.16           0.23      (0.08)        (1.11)        (1.19)
-----------------------------------------------------------------------------------------------------------------------------------
RELATIVE VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              15.02          0.27          4.01           4.28      (0.26)        (0.01)        (0.27)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              19.03          0.67          4.45           5.12      (0.28)        (0.39)        (0.67)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              23.48          0.11          3.66           3.77      (0.17)        (0.82)        (0.99)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              26.26          0.10          3.01           3.11      (0.16)        (0.11)        (0.27)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         29.10          0.20        (0.22)         (0.02)      (0.21)             -        (0.21)
-----------------------------------------------------------------------------------------------------------------------------------





                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period    Return<F10>     (000s)      Net Assets    Net Assets    Rate<F13>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Dec. 1, 1997<F1> through Oct. 31, 1998   $11.00    12.46%<F2>       $10,614  1.00%<F3><F5>   2.82%<F3>    58.33%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               10.94         6.01%        13,087      1.18%<F5>       2.59%        48.46%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               11.40         8.73%        11,618      1.22%<F5>       2.56%        82.13%
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               27.98        12.30%        29,034      1.00%<F6>       1.80%        63.91%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               30.48        18.07%        44,026      1.00%<F6>       2.06%        69.90%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               29.82         8.60%        59,657      1.00%<F6>       1.91%        56.44%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               30.06         5.56%        53,807      1.18%<F6>       1.59%        69.42%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               33.55        19.46%        54,380      1.22%<F6>       1.66%        78.63%
-----------------------------------------------------------------------------------------------------------------------------------
GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               33.07        26.62%        71,310      1.15%<F7>       1.42%        51.37%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               39.24        30.47%       128,070      1.12%<F7>       1.09%        31.36%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               44.41        18.08%       190,331      1.12%<F7>       0.86%        48.56%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               46.06        11.78%       194,089      1.17%<F7>       0.74%        62.20%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               47.40        12.54%       183,049      1.19%<F7>       0.31%        89.36%
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Feb. 27, 1997<F1> through
November 30, 1997                         11.56    17.42%<F2>           173  0.45%<F3><F8>   2.29%<F3>    48.33%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              10.24        11.69%         1,709      1.15%<F8>       1.51%        98.32%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999               7.83       (0.05)%         1,336      1.28%<F8>       1.60%        81.84%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>          6.87     3.67%<F2>           826  1.39%<F3><F8>   1.36%<F3>    32.22%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
RELATIVE VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              19.03        28.86%       215,843      1.04%<F9>       1.71%        16.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              23.48        27.69%        37,748      1.01%<F9>       1.40%        18.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              26.26        16.67%        50,925      1.29%<F9>       0.70%        26.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              29.10        11.89%        54,825      1.30%<F9>       0.52%        11.00%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         28.87   (0.07)%<F2>        42,853  1.36%<F3><F9>   0.75%<F3>     7.10%<F2>
-----------------------------------------------------------------------------------------------------------------------------------



<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999 and the period ended October 31, 1998 would have been 1.39%, 1.48%, 1.63%, respectively.
<F6>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.28%, 1.25%, 1.24%, 1.25%, 1.28%, respectively.
<F7>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.20%, 1.18%, 1.19%, 1.19%, 1.23%, respectively.
<F8>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998 and the period ended November 30, 1997 would have been 1.49%, 1.38%, 1.38%, 1.38%, respectively.
 <F9> Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.46%, 1.46%, 1.49%, 1.21%, 1.24%, respectively.
<F10> The total return calculation does not reflect the maximum sales charge of
      5.50%.
<F11> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.
<F12> Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
<F13> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F14> Includes distribution in excess of net investment income of $0.01 per share.



                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS


FINANCIAL HIGHLIGHTS
RETAIL A SHARE
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations               Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period   Income (Loss)  Securities    Operations      Income       Capital     butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996              $41.07    $0.77<F12>        $ 8.69         $ 9.46     $(0.78)       $(0.35)       $(1.13)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               49.40     0.80<F11>         14.33          15.13      (0.81)        (0.61)        (1.42)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               63.11          0.84         12.58          13.42      (0.84)        (1.11)        (1.95)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               74.58          0.80         17.75          18.55      (0.83)        (0.47)        (1.30)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               91.83          0.78          4.41           5.19      (0.77)        (2.08)        (2.85)
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               25.58   (0.07)<F12>          4.81           4.74           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               30.32   (0.05)<F12>          6.30           6.25           -        (1.30)        (1.30)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               35.27   (0.02)<F11>          5.66           5.64      (0.02)        (5.17)        (5.19)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               35.72   (0.12)<F11>          6.42           6.30      (0.02)        (4.04)        (4.06)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               37.96   (0.15)<F11>          7.55           7.40           -        (2.03)        (2.03)
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
March 31, 2000<F1> through
October 31, 2000<F4>                      26.95        (0.03)        (1.00)         (1.03)           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL VALUE<F14>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               19.15     0.07<F12>          1.43           1.50      (0.07)        (0.37)        (0.44)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               20.21     0.06<F12>        (1.10)         (1.04)      (0.13)        (0.46)        (0.59)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               18.58     0.20<F11>        (3.15)         (2.95)      (0.08)        (0.37)        (0.45)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               15.18          0.03          3.62           3.65      (0.30)             -        (0.30)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               18.53     0.01<F11>        (1.97)         (1.96)      (0.01)             -        (0.01)
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              10.76          0.02          1.27           1.29           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              12.05        (0.02)          0.32           0.30  (0.05)<F15>       (0.31)        (0.36)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.99          0.01          1.77           1.78  (0.07)<F15>       (0.43)        (0.50)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              13.27             -          4.55           4.55  (0.04)<F15>       (0.75)        (0.79)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         17.03   (0.03)<F11>        (0.45)         (0.48)      (0.11)        (1.52)        (1.63)
-----------------------------------------------------------------------------------------------------------------------------------





                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period    Return<F10>     (000s)      Net Assets    Net Assets    Rate<F13>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996              $49.40        23.36%      $ 39,656      0.66%<F5>       1.76%         7.48%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               63.11        31.08%        76,866      0.63%<F5>       1.40%         9.81%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               74.58        21.63%       110,129      0.58%<F5>       1.18%         2.91%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               91.83        25.01%       142,247      0.61%<F5>       0.92%        13.95%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               94.17         5.60%       138,440      0.62%<F5>       0.82%         6.46%
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               30.32        18.53%        16,636      1.15%<F6>     (0.29)%        56.75%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               35.27        21.30%        25,043      1.14%<F6>     (0.16)%        62.09%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               35.72        18.58%        38,213      1.14%<F6>     (0.05)%        51.82%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               37.96        17.92%        47,238      1.19%<F6>     (0.31)%        59.35%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               43.33        19.92%        51,232      1.20%<F6>     (0.35)%        60.18%
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
March 31, 20001 through
October 31, 2000<F4>                      25.92   (3.82)%<F2>         1,177  1.40%<F3><F7> (0.75)%<F3>        34.63%
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL VALUE<F14>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               20.21         7.95%         3,769      1.75%<F8>       0.37%        31.57%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               18.58       (5.30)%         6,502      1.75%<F8>       0.25%        97.09%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               15.18      (16.16)%         6,486      1.75%<F8>       1.12%        43.96%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               18.53        24.48%         6,418      1.81%<F8>       0.56%        45.50%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               16.56      (10.57)%         5,028      1.82%<F8>       0.07%        75.46%
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              12.05        11.99%         2,573      1.44%<F9>       0.19%        77.63%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              11.99         2.58%         2,854      1.59%<F9>     (0.20)%        75.18%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              13.27        15.33%         3,154      1.58%<F9>       0.02%        88.95%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              17.03        36.62%         3,939      1.56%<F9>     (0.01)%        93.73%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         14.92   (3.59)%<F2>         3,591  1.58%<F3><F9> (0.26)%<F3>    90.01%<F2>
-----------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.68%, 0.68%, 0.69%, 0.70%, 0.73%, respectively.
<F6>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.21%, 1.20%, 1.21%, 1.21%, 1.23%, respectively.
<F7>  Without fees waived, the ratio of net expenses to average net assets for the period ended October 31, 2000 would have been 1.49%.
<F8>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 2.11%, 2.10%, 2.16%, 2.50%, 2.61%, respectively.
<F9>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.76%, 1.75%, 1.75%, 1.75%, 1.75%, respectively.
<F10> The total return calculation does not reflect the maximum sales charge of
      5.50%.
<F11> Net investment income (loss) per share represents net investment income divided by the average shares outstanding throughout the period.
<F12> Net investment income (loss) per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
<F13> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F14> Effective September 2, 1997, Hansberger Global Investors assumed the investment sub-advisory responsibilities of State Street Global Advisors.
<F15> Includes distribution in excess of net investment income for the periods ended November 30, 1999, 1998, 1997 of $0.01, $0.07, $0.05 per share, respectively.



                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS


FINANCIAL HIGHLIGHTS
RETAIL A SHARE
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations               Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period      Income      Securities    Operations      Income       Capital     butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Nov. 4, 1999<F1> through
October 31, 2000                         $10.00         $0.04         $2.56          $2.60     $(0.04)          $  -       $(0.04)
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               41.40   (0.13)<F13>          4.70           4.57           -        (4.59)        (4.59)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               41.38   (0.20)<F13>          8.44           8.24           _        (5.26)        (5.26)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               44.36   (0.24)<F12>        (2.07)         (2.31)           -        (4.46)        (4.46)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               37.59   (0.08)<F12>          0.60           0.52           -        (0.31)        (0.31)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               37.80   (0.18)<F12>         17.80          17.62           -        (0.79)        (0.79)
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
December 30, 1998<F1>
through November 30, 1999                 10.00             -          0.19           0.19      (0.01)             -        (0.01)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         10.18        (0.01)          2.20           2.19  (0.00)<F16>       (0.14)        (0.14)
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.44        (0.01)          1.03           1.02  (0.01)<F15>       (1.05)        (1.06)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              13.40        (0.05)          2.50           2.45           -        (0.82)        (0.82)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              15.03        (0.06)        (1.89)         (1.95)           -   (1.22)<F15>        (1.22)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              11.86   (0.07)<F12>          2.10           2.03           -        (0.05)        (0.05)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         13.84   (0.10)<F12>          4.13           4.03      (0.01)        (0.26)        (0.27)
-----------------------------------------------------------------------------------------------------------------------------------
SCIENCE & TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------------
March 31, 20001 through
October 31, 2000<F4>                      21.93        (0.07)        (2.43)         (2.50)           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
MICROCAP
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 1, 1995<F1> through June 30, 1996    10.00        (0.02)          6.10           6.08      (0.04)        (0.62)        (0.66)
-----------------------------------------------------------------------------------------------------------------------------------
July 1, 1996 through Oct. 31, 1996        15.42   (0.08)<F13>          0.82           0.74           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               16.16   (0.18)<F13>          4.24           4.06           -        (2.75)        (2.75)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               17.47   (0.25)<F12>        (3.17)         (3.42)           -        (1.67)        (1.67)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               12.38   (0.26)<F13>          9.71           9.45           -        (0.03)        (0.03)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               21.80   (0.40)<F12>         15.99          15.59           -        (6.13)        (6.13)
-----------------------------------------------------------------------------------------------------------------------------------





                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period    Return<F11>     (000s)      Net Assets    Net Assets    Rate<F14>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Nov. 4, 1999<F1> through
October 31, 2000                         $12.56    26.48%<F2>      $  1,918  0.75%<F3><F5>   0.75%<F3>    44.52%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996               41.38        12.27%       111,159      1.13%<F6>     (0.35)%       103.34%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               44.36        22.18%       147,396      1.12%<F6>     (0.50)%        97.40%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               37.59       (5.91)%       136,146      1.13%<F6>     (0.57)%        77.39%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               37.80         1.31%        95,758      1.19%<F6>     (0.21)%       139.91%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               54.63        47.23%       108,326      1.20%<F6>     (0.38)%       204.56%
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
December 30, 1998<F1> through
November 30, 1999                         10.18      1.86%<F2>           134  1.00%<F3><F7>     (0.15)%<F3>  35.27%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         12.23     21.81%<F2>           177  0.99%<F3><F7>     (0.11)%<F3>  31.54%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.40         8.36%        13,889      1.26%<F8>     (0.13)%        65.85%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              15.03        19.45%        14,213      1.25%<F8>     (0.29)%        80.23%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.86      (14.19)%        11,601      1.25%<F8>     (0.45)%        69.72%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              13.84        17.21%         8,885      1.26%<F8>     (0.57)%        72.08%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F4>         17.60    29.65%<F2>         9,538  1.28%<F3><F8> (0.01)%<F3>    91.35%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
SCIENCE & TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------------
March 31, 20001 through
October 31, 2000<F4>                      19.43  (11.40)%<F2>         1,944  1.64%<F3><F9> (1.47)%<F3>        84.55%
-----------------------------------------------------------------------------------------------------------------------------------
MICROCAP
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 1, 1995<F1> through June 30, 1996    15.42    63.52%<F2>        9,036  1.99%<F3><F10> (0.36)%<F3>   283.67%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
July 1, 1996 through Oct. 31, 1996        16.16     4.80%<F2>        9,273  1.97%<F3><F10> (1.69)%<F3>    64.44%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997               17.47        29.78%        16,793     1.95%<F10>     (1.45)%       158.39%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998               12.38      (21.71)%        12,419     1.99%<F10>     (1.63)%       135.61%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999               21.80        76.54%        21,988     2.01%<F10>     (1.43)%       200.09%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               31.26        87.43%        43,031          1.96%     (1.31)%       178.77%
-----------------------------------------------------------------------------------------------------------------------------------



<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F5>  Without fees waived, the ratio of net expenses to average net assets for the period ended October 31, 2000 would have been 0.90%.
<F6>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.22%, 1.21%, 1.20%, 1.20%, 1.20%, respectively.
<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the period ended November 30, 1999 would have been 1.09%, 1.14%, respectively.
<F8>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.39%, 1.36%, 1.35%, 1.35%, 1.36%, respectively
<F9>  Without fees waived, the ratio of net expenses to average net assets for the period ended October 31, 2000 would have been 1.73%.
<F10> Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 1999, 1998, 1997 and the periods ended October 31 and June 30, 1996 would have been 2.02%, 2.06%, 2.03%, 2.04%,
      2.22%, respectively.
<F11> The total return calculation does not reflect the maximum sales charge of
      5.50%.
<F12> Net investment loss per share represents net investment loss divided by the average shares outstanding throughout the period.
<F13> Net investment loss per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
<F14> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F15> Includes distribution in excess of net capital gains of $0.03 per share for the period ended November 30, 1998.
<F16> Dividends from net investment income were less than $0.005 per share.

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS



FINANCIAL HIGHLIGHTS
RETAIL B SHARE
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations                Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period      Income      Securities    Operations      Income       Capital      butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED INCOME
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                         $10.87    $0.14<F13>         $0.07          $0.21     $(0.12)          $  -       $(0.12)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               10.96          0.21          0.65           0.86      (0.20)        (0.20)        (0.40)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          30.25     0.17<F13>        (0.10)           0.07      (0.17)             -        (0.17)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               30.15          0.33          5.15           5.48      (0.34)        (1.67)        (2.01)
-----------------------------------------------------------------------------------------------------------------------------------
GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          44.64     0.02<F13>          1.40           1.42      (0.03)             -        (0.03)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               46.03   (0.22)<F13>          5.21           4.99           -        (3.90)        (3.90)
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Feb. 27, 1997<F1> through
November 30, 1997                         10.00          0.10          1.57           1.67  (0.12)<F14>            -        (0.12)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.55     0.11<F13>          0.97           1.08      (0.11)        (2.29)        (2.40)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              10.23          0.08        (0.19)         (0.11)      (0.08)        (2.23)        (2.31)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>         7.81          0.03          0.16           0.19      (0.04)        (1.11)        (1.15)
-----------------------------------------------------------------------------------------------------------------------------------
RELATIVE VALUE
-----------------------------------------------------------------------------------------------------------------------------------
March 31, 1998<F1> through
November 30, 1998                         26.01          0.14          0.24           0.38      (0.11)             -        (0.11)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              26.28          0.16          2.94           3.10      (0.18)        (0.11)        (0.29)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>        29.09          0.20        (0.30)         (0.10)      (0.21)             -        (0.21)
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          83.72     0.08<F13>          8.18           8.26      (0.26)             -        (0.26)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               91.72     0.05<F13>          4.43           4.48      (0.16)        (2.08)        (2.24)
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          36.92   (0.29)<F13>          1.15           0.86           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               37.78   (0.47)<F13>          7.52           7.05           -        (2.03)        (2.03)
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              12.70          0.17          3.12           3.29      (0.16)        (0.66)        (0.82)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              15.17          0.19          2.97           3.16      (0.14)        (1.02)        (1.16)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              17.17          0.02          3.32           3.34      (0.03)        (0.96)        (0.99)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              19.52        (0.04)          4.88           4.84      (0.02)        (0.45)        (0.47)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>        23.89        (0.10)          2.13           2.03           -             -             -
-----------------------------------------------------------------------------------------------------------------------------------




                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period    Return<F12>     (000s)      Net Assets    Net Assets    Rate<F11>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED INCOME
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                         $10.96     1.97%<F2>        $1,571  1.97%<F3><F4>   1.90%<F3>        48.46%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               11.42         8.07%         5,027      1.97%<F4>       1.81%        82.13%
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          30.15     0.25%<F2>           630  1.97%<F3><F5>   0.87%<F3>        69.42%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               33.62        18.77%         2,243      1.97%<F5>       0.91%        78.63%
-----------------------------------------------------------------------------------------------------------------------------------
GROWTH AND INCOME
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          46.03     3.19%<F2>         1,550      1.94%<F3>   0.05%<F3>        62.20%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               47.12        11.69%         3,718     1.94%<F16>     (0.44)%        89.36%
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Feb. 27, 1997<F1> through
November 30, 1997                         11.55    16.75%<F2>           131  1.14%<F3><F6>   1.53%<F3>    48.33%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              10.23        10.98%           520      1.84%<F6>       0.83%        98.32%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999               7.81       (0.85)%           766      1.98%<F6>       0.89%        81.84%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>         6.85     3.08%<F2>           650  2.09%<F3><F6>      0.66%3    32.22%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
RELATIVE VALUE
-----------------------------------------------------------------------------------------------------------------------------------
March 31, 1998<F1> through
November 30, 1998                         26.28     1.50%<F2>         7,847  1.04%<F3><F7>   0.95%<F3>    26.00%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              29.09        11.84%        14,278      1.30%<F7>       0.57%        11.00%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>        28.78   (0.35)%<F2>        15,537  1.36%<F3><F7>   0.75%<F3>     7.10%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          91.72     9.88%<F2>         4,613  1.37%<F3><F8>   0.13%<F3>        13.95%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               93.96         4.83%        11,214      1.37%<F8>       0.07%         6.46%
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          37.78     2.33%<F2>           722  1.96%<F3><F9> (1.17)%<F3>        59.35%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               42.80        19.06%         1,483      1.95%<F9>     (1.10)%        60.18%
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              15.17        27.34%        85,311     1.19%<F10>       1.31%        96.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              17.17        22.65%        45,025     1.09%<F10>       0.86%        60.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              19.52        20.76%        66,478     1.34%<F10>       0.12%        48.00%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              23.89        25.26%        90,468     1.36%<F10>     (0.08)%        28.00%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>        25.92     8.50%<F2>       100,689 1.38%<F3><F10>  (0.40)%<F3>   34.63%<F2>
-----------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 2.14%, 2.21%, respectively.
<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 2.03%, 2.03%, respectively.
<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998 and the period ended November 30, 1997 would have been 2.19%, 2.08%, 2.08%, 2.07%, respectively.
<F7>  Without fees waived, the ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal year ended November 30, 1999 and the period ended November 30, 1998 would have been 1.46%, 1.46%, 1.24%, respectively.
<F8>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.43%, 1.43%, respectively.
<F9>  Without fees waived, the ratio of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.96%, 1.97%, respectively.
<F10> Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.48%, 1.52%, 1.54%, 1.29%, 1.39%, respectively.
<F11> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F12> The total return calculation does not reflect the maximum deferred sales charge of 5.00%.
<F13> Net investment income (loss) per share represents net investment income
      (loss) divided by the average shares outstanding throughout the period.
<F14> Includes distribution in excess of net investment income of $0.02 per share.
<F15> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.
<F16> Without fees waived, ratio of net expenses to average net assets for the fiscal year ended October 31, 2000 would have been 1.95%.

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
RETAIL B SHARE
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations               Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period      Income      Securities    Operations      Income       Capital      butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL VALUE<F10>
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                         $14.71  $(0.10)<F13>        $ 3.76         $ 3.66         $  -          $ -          $  -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               18.37   (0.07)<F13>        (1.97)         (2.04)       (0.02)            -        (0.02)
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              10.71        (0.04)          1.23           1.19            -            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              11.90        (0.09)          0.30           0.21  (0.03)<F14>       (0.31)        (0.34)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.77        (0.09)          1.74           1.65  (0.02)<F14>       (0.43)        (0.45)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              12.97        (0.10)          4.43           4.33       (0.01)       (0.75)        (0.76)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F16>        16.54   (0.11)<F13>        (0.45)         (0.56)       (0.08)       (1.52)        (1.60)
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Nov. 4, 1999<F1> through
October 31, 2000                          10.00   (0.01)<F13>          2.56           2.55       (0.03)            -        (0.03)
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          37.57   (0.23)<F13>          0.29           0.06            -            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               37.63   (0.53)<F13>         17.66          17.13            -       (0.79)        (0.79)
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.37        (0.07)          0.99           0.92            -       (1.05)        (1.05)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              13.24        (0.13)          2.45           2.32            -       (0.82)        (0.82)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              14.74        (0.14)        (1.85)         (1.99)            -       (1.22)   (1.22)<F15>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              11.53   (0.16)<F13>          2.06           1.90            -       (0.05)        (0.05)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F16>        13.38        (0.13)          3.92           3.79            -       (0.27)        (0.27)
-----------------------------------------------------------------------------------------------------------------------------------
SCIENCE & TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 9, 1999<F1> through
November 30, 1999                         10.00             -          4.52           4.52            -            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F16>        14.52   (0.27)<F13>          5.11           4.84            -            -             -
-----------------------------------------------------------------------------------------------------------------------------------
MICROCAP
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          13.74   (0.30)<F13>          8.25           7.95            -            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               21.69   (0.61)<F13>         15.89          15.28            -       (6.13)        (6.13)
-----------------------------------------------------------------------------------------------------------------------------------




                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period      Return        (000s)      Net Assets    Net Assets    Rate<F11>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL VALUE<F10>
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                         $18.37    24.88%<F2>        $   44  2.57%<F3><F4>  (0.85)%<F3>       45.50%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               16.31      (11.12)%           442      2.57%<F4>      (0.68)%       75.46%
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              11.90        11.11%           437      2.14%<F5>      (0.50)%       77.63%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              11.77         1.82%           562      2.29%<F5>      (0.91)%       75.18%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              12.97        14.48%           624      2.28%<F5>      (0.70)%       88.95%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              16.54        35.65%           781      2.26%<F5>      (0.71)%       93.73%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F16>        14.38   (4.22)%<F2>           732  2.28%<F3><F5>  (0.96)%<F3>     90.01%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
Nov. 4, 1999<F1> through
October 31, 2000                          12.52    25.65%<F2>           905  1.50%<F3><F6>  (0.00)%<F3>     44.52%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
MIDCAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          37.63     0.16%<F2>           126  1.95%<F3><F7>  (0.89)%<F3>      139.91%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               53.97        46.13%           666      1.95%<F7>      (1.13)%      204.56%
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.24         7.63%         1,272      1.96%<F8>      (0.83)%       65.85%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              14.74        18.62%         1,503      1.95%<F8>      (0.99)%       80.23%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.53      (14.79)%         1,286      1.95%<F8>      (1.15)%       69.72%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              13.38        16.57%         1,094      1.96%<F8>      (1.27)%       72.08%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F16>        16.90    28.81%<F2>         1,331  1.98%<F3><F8>  (0.71)%<F3>   91.35%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
SCIENCE & TECHNOLOGY
-----------------------------------------------------------------------------------------------------------------------------------
Aug. 9, 1999<F1> through
November 30, 1999                         14.52    45.20%<F2>         1,345  1.94%<F3><F9>  (1.19)%<F3>   16.00%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F16>        19.36    33.33%<F2>        13,465  2.09%<F3><F9>  (1.63)%<F3>   84.55%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
MICROCAP
-----------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
October 31, 1999                          21.69    57.86%<F2>           140      2.78%<F3>  (2.36)%<F3>      200.09%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000               30.84        86.13%         2,136          2.71%      (2.06)%      178.77%
-----------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 2.86%, 2.85%, respectively.
<F5>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 2.46%, 2.45%, 2.45%, 2.45%, 2.46%, respectively.
<F6>  Without fees waived, the ratio of net expenses to average net assets for the period ended October 31, 2000 would have been 1.65%.
<F7>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.97%, 1.97%, respectively.
<F8>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 2.09%, 2.06%, 2.05%, 2.05%, 2.05%, respectively.
<F9>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the period ended November 30, 1999 would have been 2.19%, 2.09%, respectively.
<F10> Effective September 2, 1997, Hansberger Global Investors assumed the investment sub-advisory responsibilities of State Street Global Advisors.
<F11> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F12> The total return calculation does not reflect the maximum deferred sales charge of 5.00%.
<F13> Net investment income (loss) per share represents net investment income divided by the average shares outstanding throughout the period.
<F14> Includes distribution in excess of net investment income of $0.02 and
      $0.03 per share for the periods ended November 30, 1998 and 1997, respectively.
<F15> Includes distribution in excess of net capital gains of $0.04 per share.
<F16> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
Y SHARE
EQUITY FUNDS
PER SHARE DATA


                                                        Income from Investment Operations             Less Distributions
                                                     --------------------------------------   -------------------------------------
                                                                  Net Realized
                                           Net                   and Unrealized                Dividends
                                       Asset Value,      Net        Gains or     Total from     from Net   Distributions   Total
                                        Beginning    Investment    (Losses) on   Investment    Investment   from Gains     Distri-
                                        of Period   Income (Loss)  Securities    Operations      Income       Capital      butions
                                        ----------   ----------    ----------    ----------    ----------   ----------  ----------
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
February 27, 1997<F1> through
November 30, 1997                        $10.00         $0.19         $1.56          $1.75      $(0.19)           $-       $(0.19)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.56          0.18          0.98           1.16       (0.19)       (2.29)        (2.48)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              10.24          0.14        (0.18)         (0.04)       (0.13)       (2.23)        (2.36)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>         7.84          0.07          0.16           0.23       (0.08)       (1.11)        (1.19)
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              10.75          0.01          1.27           1.28             -           -             -
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              12.03        (0.03)          0.33           0.30   (0.05)<F10>      (0.31)        (0.36)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.97             -          1.78           1.78   (0.07)<F10>      (0.43)        (0.50)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              13.25        (0.01)          4.55           4.54   (0.04)<F10>      (0.75)        (0.79)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>        17.00    (0.03)<F8>        (0.45)         (0.48)        (0.11)      (1.52)        (1.63)
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
December 30, 1998<F1> through
November 30, 1999                         10.00             -          0.17           0.17            -            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>        10.17        (0.01)          2.18           2.17       (0.01)       (0.14)        (0.15)
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.40        (0.01)          1.03           1.02      (0.01)9       (1.05)        (1.06)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              13.36        (0.04)          2.48           2.44            -       (0.82)        (0.82)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              14.98        (0.07)        (1.87)         (1.94)            -   (1.22)<F9>        (1.22)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              11.82    (0.07)<F8>          2.10           2.03            -       (0.05)        (0.05)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>        13.80    (0.01)<F8>          4.03           4.02       (0.01)       (0.26)        (0.27)
-----------------------------------------------------------------------------------------------------------------------------------




                                                                              Supplemental Data and Ratios
                                                                   ---------------------------------------------------
                                                                                              Ratio of Net
                                                                   Net Assets,  Ratio of Net   Investment
                                        Net Asset                    End of       Expenses       Income      Portfolio
                                        Value, End      Total        Period      to Average    to Average    Turnover
                                        of Period      Return        (000s)      Net Assets    Net Assets    Rate<F11>
                                         --------     --------      --------      --------      --------     --------
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME
-----------------------------------------------------------------------------------------------------------------------------------
February 27, 1997<F1> through
November 30, 1997                        $11.56    17.64%<F2>             1  0.37%<F3><F4>    2.34%<F3>   48.33%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              10.24        11.82%            35      1.23%<F4>        1.40%       98.32%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999               7.84         0.09%            95      1.28%<F4>        1.58%       81.84%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>         6.88     3.67%<F2>            98  1.39%<F3><F4>       1.36%3      32.22%2
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              12.03        11.91%         6,059      1.44%<F5>        0.16%       77.63%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              11.97         2.59%         6,798      1.59%<F5>      (0.21)%       75.18%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              13.25        15.37%         8,058      1.58%<F5>        0.01%       88.95%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              17.00        36.61%        11,307      1.56%<F5>        0.00%       93.73%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>        14.89   (3.59)%<F2>        16,373  1.58%<F3><F5>  (0.26)%<F3>   90.01%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP INDEX
-----------------------------------------------------------------------------------------------------------------------------------
December 30, 1998<F1> through
November 30, 1999                         10.17     1.74%<F2>        14,955  0.92%<F3><F6>  (0.06)%<F3>   35.27%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>        12.19    21.54%<F2>        18,057  0.99%<F3><F6> (0.11)% <F3>   31.54%<F2>
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP CORE EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996              13.36         8.39%        30,081      1.26%<F7>      (0.13)%       65.85%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997              14.98        19.41%        34,395      1.25%<F7>      (0.29)%       80.23%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998              11.82      (14.17)%        25,037      1.25%<F7>      (0.45)%       69.72%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999              13.80        17.27%         2,448      1.26%<F7>      (0.59)%       72.08%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>        17.55    29.67%<F2>         4,442  1.28%<F3><F7>  (0.01)%<F3>   91.35%<F2>
-----------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.
<F2>  Not annualized.
<F3>  Annualized.
<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998 and the period ended November 30, 1997 would have been 1.49%, 1.38%, 1.32%, 1.60%, respectively.
<F5>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.76%, 1.75%, 1.75%, 1.75%, 1.76%, respectively.
<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the period ended November 30, 1999 would have been 1.09%, 1.12%, respectively.
<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1997 would have been 1.39%, 1.36%, 1.35%, 1.35%, 1.36%, respectively.
<F8>  Net investment loss per share represents net investment loss divided by the average shares outstanding throughout the period.
<F9>  Includes distribution in excess of net investment income of $0.01 per share for the period ended November 30, 1996. Includes distribution in excess of net capital gains of $0.03 per share for the period ended November 30, 1998.
<F10> Includes distribution in excess of net investment income for the periods ended November 30, 1999, 1998, 1997 of $0.01, $0.07 and $0.02 per share, respectively.
<F11> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.
<F12> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS  47.5%
           Air Transportation  0.1%
    3,800  Southwest Airlines                          $   108
                                                       -------

           BANKING  3.4%
   19,700  Bank of New York Company, Inc.                1,134
   16,800  Mellon Bank Corporation                         811
   11,600  Northern Trust Corporation                      990
    5,800  Wells Fargo Company, Inc.                       269
                                                       -------
                                                         3,204
                                                       -------

           BUSINESS MACHINES & SOFTWARE  1.9%
    3,300  International Business Machines Corporation     325
   16,475  Microsoft Corporation<F1>                     1,135
    3,300  Sun Microsystems, Inc.<F1>                      366
                                                       -------
                                                         1,826
                                                       -------

           BUSINESS SERVICES  2.1%
   12,100  Automatic Data Processing, Inc.                 790
   14,800  Manpower, Inc.                                  515
   16,200  Robert Half International, Inc.<F1>             494
    4,400  Sungard Data Systems, Inc.<F1>                  225
                                                       -------
                                                         2,024
                                                       -------

           CHEMICALS  1.8%
   18,300  Ecolab, Inc.                                    717
   12,750  Millipore Corporation                           669
    9,400  Praxair, Inc.                                   348
                                                       -------
                                                         1,734

           COMMUNICATIONS & MEDIA  1.7%
   10,700  Interpublic Group of Companies, Inc.            459
    7,900  Time Warner, Inc.                               600
   10,233  Viacom, Inc.<F1>                                582
                                                       -------
                                                         1,641
                                                       -------

           COMPUTERS  1.2%
    9,500  EMC Corporation<F1>                             846
    5,600  Hewlett-Packard Co.                             260
                                                       -------
                                                         1,106
                                                       -------

           CONSUMER PRODUCTS  0.3%
    5,750  Avery Dennison Corporation                      290
                                                       -------

           COSMETICS & Soap  0.8%
    9,500  Avon Products, Inc.                             461
    5,800  Estee Lauder Companies - Class A                269
                                                       -------
                                                           730
                                                       -------




   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           DRUGS/MEDICAL SUPPLIES  3.8%
   12,300  American Home Products Corporation          $   781
   12,100  Bristol Myers Squibb Company                    737
    3,500  Eli Lilly & Company                             313
    6,000  Johnson & Johnson                               553
    7,000  Merck & Co., Inc.                               630
   14,075  Pfizer, Inc.                                    608
                                                       -------
                                                         3,622
                                                       -------

           ELECTRICAL EQUIPMENT  0.8%
   13,600  General Electric Company                        745
                                                       -------

           ELECTRONICS  1.2%
    1,400  Adobe Systems, Inc.                             106
    4,800  Analog Devices, Inc.                            312
    2,600  Celestica, Inc.<F1>                             187
    5,400  Flextronics International Ltd.<F1>              205
    9,375  Molex, Inc. - Class A                           369
                                                       -------
                                                         1,179
                                                       -------

           ELECTRIC UTILITIES 0.7%
    4,400  Duke Power Company                              380
   10,000  The Montana Power Company                       283
                                                       -------
                                                           663
                                                       -------

           ENTERTAINMENT & Leisure  0.7%
   20,900  Carnival Corporation                            519
    4,600  The Walt Disney Company                         165
                                                       -------
                                                           684
                                                       -------

           FINANCIAL SERVICES  4.8%
   12,200  Alliance Capital Management L.P.                586
    9,100  American Express Company                        546
   21,600  Citigroup Inc.                                1,137
   11,600  Franklin Resources, Inc.                        497
    6,100  Marsh & McLennan Companies, Inc.                798
    8,200  Merrill Lynch & Company, Inc.                   574
    5,500  Morgan Stanley Dean Witter & Company            442
                                                       -------
                                                         4,580
                                                       -------

           FOOD, BEVERAGES & Tobacco 1.9%
   15,000  Anheuser-Busch Companies, Inc.                  686
   14,900  PepsiCo, Inc.                                   722
    7,800  Sysco Corporation                               407
                                                       -------
                                                         1,815
                                                       -------

           HEALTH CARE SERVICES & Supplies  1.3%
    9,400  Baxter International, Inc.                      773
   12,400  Columbia / HCA Healthcare Corporation           495
                                                       -------
                                                         1,268
                                                       -------

                           See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

          INSURANCE  1.3%
    6,850  Ambac Financial Group, Inc.                 $   547
    6,750  American International Group, Inc.              661
                                                       -------
                                                         1,208
                                                       -------

           MULTI-INDUSTRY  0.8%
   13,500  Tyco International, Ltd.                        765
                                                       -------

           NATURAL GAS  0.8%
    7,200  Enron Corporation                               591
    5,300  The Williams Companies, Inc.                    222
                                                       -------
                                                           813
                                                       -------

           NETWORKING PRODUCTS  0.9%
   15,900  Cisco Systems, Inc.<F1>                         857
                                                       -------

           OIL - DOMESTIC  0.9%
    5,000  Phillips Petroleum Company                      309
   20,000  USX Corporation - Marathon Group, Inc.          544
                                                       -------
                                                           853
                                                       -------

           OIL - INTERNATIONAL  0.9%
    9,888  Exxon Mobil Corporation                         882
                                                       -------

           OIL - SERVICES & Equipment  1.3%
    4,900  Apache Corporation                              271
    4,600  Exelon Corporation                              276
   12,500  Nabors Industries, Inc.<F1>                     636
    5,950  Schlumberger Limited                            453
                                                       -------
                                                         1,636
                                                       -------
           PAPER & Forest Products  0.5%
    7,100  Kimberly-Clark Corporation                      469
                                                       -------

           PRINTING & Publishing  1.6%
    7,900  Harcourt General, Inc.                          443
   16,000  McGraw-Hill, Inc.                             1,027
                                                       -------
                                                         1,470
                                                       -------

           REAL ESTATE INVESTMENT TRUSTS (REITs) 0.6%
   13,075  AMB Property Corporation                        307
    4,400  Spieker Properties, Inc.                        244
                                                       -------
                                                           551
                                                       -------

           RETAIL  3.3%
   10,100  Costco Wholesale Corporation<F1>                370
    7,935  Gap, Inc.                                       205
    1,200  Kohl's Corporation<F1>                           65
    9,700  Lowe's Companies, Inc.                          443
   15,600  Safeway, Inc.<F1>                               853
   11,900  Target Corporation                              329
   19,100  Walgreen Company                                871
                                                       -------
                                                         3,136
                                                       -------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           SEMICONDUCTORS  1.1%
   11,800  Intel Corporation                          $    531
   10,700  Texas Instruments, Inc.                         525
                                                       -------
                                                         1,056

           TELECOMMUNICATIONS  3.1%
    4,600  ALLTEL Corporation                              296
   17,075  SBC Communications, Inc.                        989
   21,300  Verizon Communications                        1,231
   17,125  WorldCom, Inc.<F1>                              407
                                                       -------
                                                         2,923

           TELECOMMUNICATIONS EQUIPMENT  1.2%
    3,500  Corning, Incorporated                           268
    6,500  Nokia Corp. - ADR                               278
   13,000  Nortel Networks Corporation                     591
                                                       -------
                                                         1,137

           TRANSPORTATION  0.3%
    4,300  United Parcel Service, Inc.                     261
                                                       -------

           Total Common Stocks (Cost $34,097)           45,236
                                                       -------


           PREFERRED STOCKS 1.4%
           CHEMICALS  0.5%
           Monsanto Corporation, 6.50%, 11/30/03
             (convertible into Pharmacia Corporation
    9,925    common stock)                                 478

           COMMUNICATIONS  0.3%
           Cox Communications Inc., 7.75%, 11/15/29
    1,600    (convertible to Sprint PCS common stock)      124
           Global Crossing Inc., 6.75%, 4/15/12 (convertible
    1,000    to Global Crossing Inc. common stock)         204

           NATURAL GAS 0.6%
           Enron Corporation, 7.00%, 7/31/02
   14,900    (convertible to EOG Resources common
             stock)                                       509
                                                       -------

           Total Preferred Stocks (Cost $1,507)          1,315
                                                       -------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
---------------                                   --------------

           LONG-TERM INVESTMENTS 46.2%
           ASSET-BACKED SECURITIES 2.9%
           AUTO LOAN RECEIVABLES 0.9%
           Banc One Auto Grantor Trust,
     $ 36    Series 1997-A, Class A, 6.27%, 11/20/03    $   36
           Chase Manhattan Auto Owner Trust,
      300    Series 1997-B, Class A5, 6.60%,
             3/15/02                                       300
           Honda Auto Least Trust,
      500    Series 1999-A, Class A5, 6.65%, 7/15/05       498
                                                       -------
                                                           834

           CREDIT CARD RECEIVABLES 1.0%
           Citibank Credit Card Master Trust I,
           Principal Only:
      300    Series 1996-1, Class A, 0.00%,
             2/07/01                                       295
      800    Series 1997-6, Class A, 0.00%,
             8/15/06                                       619
           Sears Credit Account Master Trust,
       50    Series 1995-2, Class A, 8.10%, 1/15/01         50
                                                       -------
                                                           964

           HOME EQUITY LOAN RECEIVABLES 1.0%
           Contimortgage Home Equity Loan Trust,
      491    Series 1997-3, Class A9, 7.12%, 8/15/28       485
           GE Capital Mortgage Services, Inc.,
      200    Series 1996-HE1, Class A4, 7.30%, 2/25/25     200
           Green Tree Home Equity Loan Trust,
      286    Series 1997-B, Class A6, 7.12%, 4/15/27       287
                                                       -------
                                                           972

           CORPORATE BONDS  9.7%
           ABN Amro Bank Guarantee,
      250    7.25%, 5/31/05                                251
           Air 2 US,
      100    10.127%, 10/01/20                             104
           American West Airlines Pass-Thru Certificates,
      125    8.54%, 1/02/06 (Acquired 9/14/99,
             Cost $125)<F2>                                125
           AT&T Capital Corp. Company Guarantee,
      200    6.25%, 5/15/01                                199
           Associates Corporation of North America
             Senior Notes,
      150    7.50%, 4/15/02                                152
           Bank One Corporation Notes,
      250    6.875%, 8/01/06                               245
           BankAmerica Corporation Subordinated Notes,
      185    9.20%, 5/15/03                                194
           BankBoston Corporation Subordinated Notes,
      200    6.625%, 2/01/04                               197
           Bankers Trust Corporation Subordinated Notes,
      200    7.50%, 11/15/15                               193
           Bank of New York Subordinated Notes,
      150    7.875%, 11/15/02                              153
           Bank of Oklahoma Subordinated Notes,
      300    7.125%, 8/15/07                               284


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           Corporate Bonds  9.7% (cont.)
           Barclays North American Capital Corp. Debentures,
    $ 300    9.75%, 5/15/21                              $ 317
           CE Generations LLC,
      395    7.416%, 12/15/18                              370
           Citicorp Subordinated Notes,
      100    9.50%, 2/01/02                                103
           Conectiv, Inc. Medium Term Notes,
      225    6.73%, 6/01/06                                222
           Continental Airlines Inc. Pass-Thru
             Certificates,
      171    6.80%, 7/02/07                                165
           Continental Cablevision, Inc. Debentures,
      100    9.50%, 8/01/13                                108
           Donaldson,Lufkin & Jenrette Senior Notes,
      200    5.875%, 4/01/02                               197
           Duty Free International, Inc. Notes,
      250    7.00%, 1/15/04                                241
           Dynegy, Inc. Senior Notes,
      200    7.45%, 7/15/06                                199
           Federal Express Corporation Notes,
      180    9.65%, 6/15/12                                199
           FPL Group Capital, Inc. Guaranteed Notes,
      150    7.625%, 9/15/06                               153
           Goldman Sachs Group Notes,
      400    6.25%, 2/01/03 (Acquired 6/30/99,
             Cost $393)<F2>                                392
           Lehman Brothers, Inc. Senior Notes,
      150    8.75%, 5/15/02                                153
           Lehman Brothers, Inc. Medium Term Notes,
      375    7.50%, 9/01/06                                368
           Marlin Water Trust Senior Notes,
       97    7.09%, 12/15/01 (Acquired 12/9/98,
             Cost $97)<F2>                                  96
           Merrill Lynch & Co. Notes,
      225    8.30%, 11/01/02                               230
           Midlantic Corporation Subordinated Notes,
      240    9.20%, 8/01/01                                244
           Morgan Stanley Group Debentures,
      300    8.875%, 10/15/01                              306
           National Westminster Bank Debentures,
      300    9.375%, 11/15/03                              319
           Oneok, Inc. Notes,
      125    7.75%, 8/15/06                                127
           Paine Webber Group, Inc. Subordinated Notes,
      200    7.75%, 9/01/02                                203
           Principal Financial Group Senior Notes,
      400    8.20%, 8/15/09 (Acquired 8/18/99,
             Cost $399)<F2>                                403
           PSI Energy Debentures,
      150    7.85%, 10/15/07                               148
           J.C. Penney Company, Inc. Debentures,
      150    8.25%, 8/15/22                                 78

                           See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS  9.7% (cont.)
           Salomon, Inc. Notes:
    $ 409    7.50%, 2/01/03                            $   413
      277    7.00%, 6/15/03                                277
           Standard Federal Bancorp Medium Term Notes,
      250    7.75%, 7/17/06                                258
           Washington Mutual, Inc. Notes,
      250    7.50%, 8/15/06                                249
           Westdeutsche Landesbank Subordinated Notes:
      200    6.05%, 1/15/09                                182
      400    6.75%, 6/15/05                                393
                                                       -------
                                                         9,210

           INTERNATIONAL/YANKEE (U.S. $ DENOMINATED) 1.3%
           Ford Capital BV Debentures:
      200    9.375%, 5/15/01                               203
      150    9.50%, 6/01/10                                164
           Household Netherlands BV Company Guarantee,
      125    6.20%, 12/01/03                               122
           Korea Development Bank Bonds,
      230    7.125%, 9/17/01                               229
           Metronet Communications Corp. Senior Notes,
      300    9.95%, 6/15/08                                243
           Norsk Hydro A/S Debentures,
       50    9.00%, 4/15/12                                 55
           Stagecoach Holdings PLC Notes,
      200    8.625%, 11/15/09                              180
           Wharf Capital International Ltd. Notes,
       50    7.625%, 3/13/07                                47
                                                       -------
                                                         1,243

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES 4.3%
           Federal Farm Credit Bank, Medium Term Notes,
      500    5.75%, 9/01/05                                483
           Federal Home Loan Mortgage Corporation
             (FHLMC)
    2,000    5.75%, 4/15/08                              1,898
             Real Estate Mortgage Investment Conduit
             (REMIC),
       42    Series 1201, Class E, 7.40%, 12/15/21          42
           Federal National Mortgage Association (FNMA)
    1,000    6.375%, 6/15/09                               978
           Federal National Mortgage Association (FNMA)
      500    Medium Term Notes, 6.40%, 9/27/05             496
             Real Estate Mortgage Investment Conduit
             (REMIC):
       37    Series 1989-2, Class D, 8.80%, 1/25/19         38
       43    Series 1990-89, Class K, 6.50%, 7/25/20        42
           Government National Mortgage Association
             (GNMA)
             Real Estate Mortgage Investment Conduit
             (REMIC),
       60    Series 3, Class F, 6.50%, 6/17/20              58
                                                       -------
                                                         4,035



Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           U.S. Treasury Obligations 28.0%
           U.S. Treasury Bonds,
  $ 7,250    11.625%, 11/15/02                         $ 8,021
           U.S. Treasury Notes,
    1,000    6.625%, 5/15/07                             1,041
           U.S. Treasury Strips, Principal Only,
   22,280    0.00%, 11/15/04                            17,604
                                                       -------
                                                        26,666

           Total Long-Term Investments (Cost $43,732)   43,924
                                                       -------

   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  4.1%
           INVESTMENT COMPANIES 4.1%
      124  Financial Square Prime Obligation Fund          124
    3,759  Short-Term Investments Co. Liquid
             Assets Portfolio                            3,759
                                                       -------

           Total Short-Term Investments (Cost $3,883)    3,883
                                                       -------

           Total Investments (Cost $83,219) 99.2%       94,358
                                                       -------

           Other Assets, less Liabilities,  0.8%           762
                                                       -------

           TOTAL NET ASSETS 100.0%                    $ 95,120
                                                       =======

           <F1>Non-income producing
           <F2>Unregistered security

           ADR - American Depository Receipt


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
 ----------                                       -------------

           COMMON STOCKS  57.9%
           AEROSPACE & Defense  0.5%
    3,800  Atlantic Coast Airlines Holdings, Inc.<F1> $    136
   11,000  General Dynamics Corporation                    787
    2,200  Litton Industries, Inc.<F1>                     114
                                                       -------
                                                         1,037
                                                       -------
           AIR TRANSPORTATION 0.4%
   28,000  Southwest Airlines                              798
                                                       -------

           BANKING 2.6%
      500  Banknorth Group, Inc.                             9
   15,700  Citigroup, Inc.                                 826
    3,100  City National Corporation                       106
    3,300  Commerce Bancorp, Inc.                          200
    9,300  Cullen/Frost Bankers, Inc.                      310
    3,200  Dime Bancorp, Inc.                               78
   22,550  Fifth Third Bancorp                           1,159
    1,900  First Tennessee National Corporation             43
      500  Marshall & Ilsley Corporation                    23
   21,205  National Commerce Bancorporation                451
    4,600  North Fork Bancorporation, Inc.                  93
    4,300  Queens County Bancorp, Inc.                     120
    1,500  Silicon Valley Bancshares                        69
   16,000  State Street Corporation                      1,996
    2,200  TCF Financial Corporation                        89
    2,000  Zions Bancorporation                            115
                                                       -------
                                                         5,687
                                                       -------

           BATTERIES 0.1%
   21,700  Rayovac Corporation<F1>                         320
                                                       -------

           BIOTECHNOLOGY 0.1%
      500  Alexion Pharmaceuticals, Inc.<F1>                52
    1,100  Intermune Pharmaceuticals, Inc.<F1>              55
    4,300  Lexicon Genetics, Inc.<F1>                       87
      500  Sangamo BioSciences, Inc.<F1>                    13
    1,000  Tularik, Inc.<F1>                                32
      500  Vertex Pharmaceuticals, Inc.<F1>                 45
                                                       -------
                                                           284

           BUILDING & Construction 0.2%
    3,800  Astec Industries, Inc.<F1>                       39
    2,400  Granite Construction, Inc.                       55
    2,300  Martin Marietta Materials, Inc.                  88
    2,600  Southdown, Inc.                                 184
    5,900  U.S. Aggregates, Inc.<F1>                        83
                                                       -------
                                                           449
                                                       -------

           BUSINESS SERVICES  1.9%
   11,300  Affiliated Computer Services, Inc.<F1>          629
    1,800  Catalina Marketing Corporation<F1>               71



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           BUSINESS SERVICES 1.9% (cont.)
    3,850  Cintas Corporation                            $ 179
    7,200  Computer Sciences Corporation<F1>               454
   21,300  First Data Corporation                        1,068
    2,155  FIserv, Inc.<F1>                                113
    6,400  F.Y.I. Inc.<F1>                                 257
    5,300  Manpower Inc.                                   184
    6,700  Robert Half International Inc.                  204
   19,900  Sabre Group Holdings, Inc.<F1>                  665
    8,200  The Source Information Management Company<F1>    45
    7,100  Steiner Leisure Ltd.<F1>                        156
    2,600  Trex Company, Inc.<F1>                           97
    2,400  Viad Corp.                                       51
                                                       -------
                                                         4,173
                                                       -------

           COMMUNICATIONS & MEDIA 2.9%
   42,100  Charter Communications, Inc.<F1>                821
    6,400  Clear Channel Communications<F1>                384
    4,400  Cumulus Media, Inc.<F1>                          28
      900  Entravision Communications Corporation<F1>       16
    1,300  Hispanic Broadcasting Corporation<F1>            41
   24,800  Infinity Broadcasting<F1>                       825
   30,700  Interpublic Group of Companies, Inc.          1,318
   16,000  Omnicom Group, Inc.                           1,476
   11,100  Radio One, Inc.<F1>                              89
    1,100  True North Communications, Inc.                  41
    4,400  Univision Communications, Inc.<F1>              168
   14,000  USANetworks, Inc.<F1>                           284
   24,600  The Walt Disney Company                         881
                                                       -------
                                                         6,372
                                                       -------

           COMPUTERS 2.2%
    2,100  Brocade Communications Systems, Inc.<F1>        477
   22,500  EMC Corporation<F1>                           2,004
    6,800  Read-Rite Corporation<F1>                        51
   17,100  Sun Microsystems, Inc.<F1>                    1,896
    8,450  Zebra Technologies Corporation<F1>              370
                                                       -------
                                                         4,798
                                                       -------
           COMPUTER SERVICES 1.1%
   14,800  The BISYSGroup, Inc.<F1>                        697
    6,000  Cadence Design Systems, Inc.<F1>                154
    1,900  DST Systems, Inc.<F1>                           117
    1,000  Inforte Corporation<F1>                          31
   26,100  SunGard Data Systems, Inc.                    1,334
                                                       -------
                                                         2,333
                                                       -------

           COMPUTER SOFTWARE 0.3%
    7,800  Adobe Systems, Inc.                             593
                                                       -------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
-----------                                       -------------

           DATA PROCESSING 0.6%
   23,400  Acxiom Corporation<F1>                        $ 942
    3,800  ChoicePoint, Inc.<F1>                           195
    1,500  CSG Systems International, Inc.<F1>              70
    1,300  SEIInvestments Company                          118
                                                       -------
                                                         1,325
                                                       -------

           DISTRIBUTION  0.0%
      500  Fastenal Company                                 29
                                                       -------

           DRUGS 4.5%
    2,100  Albany Molecular Research, Inc.<F1>             122
    1,100  Barr Laboratories, Inc.<F1>                      69
   17,200  Bristol-Myers Squibb Company                  1,048
      500  Cephalon, Inc.<F1>                               27
      500  COR Therapeutics, Inc.<F1>                       28
   14,800  Eli Lilly & Company                           1,323
    6,400  Genentech, Inc.<F1>                             528
    1,000  Gilead Sciences, Inc.<F1>                        86
      600  IDEC Pharmaceuticals Corporation<F1>            118
    4,400  IVAXCorporation                                 191
    3,550  King Pharmaceuticals, Inc.<F1>                  159
   21,300  Merck &Co., Inc.                              1,916
   47,000  Pfizer, Inc.                                  2,030
   13,700  Pharmacia Corporation                           754
    1,600  Sepracor Inc.<F1>                               109
   23,600  Serono SA<F1> - ADR                             534
    3,300  Shire Pharmaceuticals Group PLC - ADR<F1>       207
   11,100  Watson Pharmaceuticals, Inc.<F1>                694
                                                       -------
                                                         9,943
                                                       -------

           ELECTRONIC COMPONENTS & SEMICONDUCTORS 6.0%
   13,100  ASM Lithography Holding N.V.<F1>                364
   17,700  Analog Devices,Inc.<F1>                       1,151
   16,700  Applied Materials, Inc.<F1>                     887
    9,400  Applied Micro Circuits Corporation<F1>          719
    1,500  Artesyn Technologies, Inc.<F1>                   61
    3,800  Atmel Corporation<F1>                            57
    6,300  Benchmark Electronics, Inc.<F1>                 254
    4,100  Broadcom Corporation<F1>                        912
      500  C & D Technologies, Inc.                         30
    1,000  C-Mac Industries, Inc.<F1>                       56
    1,900  CTS Corporation                                  82
    1,800  Camtek Ltd.<F1>                                  14
    3,900  Coherent, Inc.<F1>                              136
      600  Exar Corporation<F1>                             27
   18,800  Flextronics International Ltd.<F1>              714
    5,700  Integrated Device Technology, Inc.<F1>          321
   30,300  Intel Corporation                             1,364
      500  International Rectifier Corporation<F1>          22



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------
           ELECTRONIC COMPONENTS &
           SEMICONDUCTORs 6.0% (cont.)
    6,100  IXYS Corporation<F1>                         $  154
    4,300  Jabil Circuit, Inc.<F1>                         245
    1,300  KEMET Corporation<F1>                            36
    8,000  Linear Technology Corporation                   516
    3,200  Littelfuse, Inc.<F1>                             93
    1,500  Methode Electronics, Inc.                        56
    1,700  Micrel, Inc.<F1>                                 77
    1,600  Millipore Corporation                            84
   21,212  Molex, Inc. - Class A                           834
    1,400  NVIDIACorporation<F1>                            87
    5,200  PMC - Sierra, Inc.<F1>                          881
    3,500  Pericom Semiconductor Corporation<F1>            93
    6,700  Photronics, Inc.<F1>                            151
    7,100  Power Integrations, Inc.<F1>                     95
    5,300  SCI Systems,Inc.<F1>                            228
      500  Semtech Corporation<F1>                          16
    1,400  SIPEX Corporation<F1>                            55
    2,150  Symbol Technologies,Inc.<F1>                     98
   13,320  Texas Instruments, Inc.                         654
    2,000  TranSwitch Corporation<F1>                      115
    3,900  TriQuint Semiconductor, Inc.<F1>                149
    3,200  Veeco Instruments Inc.<F1>                      212
   11,600  Viasystems Group, Inc.<F1>                      165
      500  Vicor Corporation<F1>                            27
    4,000  Vitesse Semiconductor<F1>                       280
    8,400  Xilinx, Inc.<F1>                                608
                                                       -------
                                                        13,180
                                                       -------
           ENTERTAINMENT & LEISURE 0.6%
    2,500  Anchor Gaming<F1>                               212
   35,000  Carnival Corporation                            868
    8,400  Cinar Films Inc. - Class B<F1>                   26
   10,800  Park Place Entertainment Corporation<F1>        138
                                                       -------
                                                         1,244
                                                       -------
           FINANCIAL SERVICES 2.3%
    3,600  AmeriCredit Corporation<F1>                      97
    1,600  Charter One Financial, Inc.<F1>                  37
    6,350  Concord EFS, Inc.<F1>                           262
    1,500  Countrywide Credit Industries, Inc.              56
    6,900  E*Trade Group, Inc.<F1>                         100
   13,300  Federal Home Loan Mortgage Corporation          798
    7,000  Federal National Mortgage Association           539
    6,800  Federated Investors, Inc.                       198
    4,300  John Hancock Financial Services, Inc.<F1>       136
   50,500  MBNA Corporation                              1,897
   11,700  Morgan Stanley Dean Witter & Company            940
    2,000  NOVA Corporation<F1>                             32
                                                       -------
                                                         5,092
                                                       -------
                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           FOOD & BEVERAGE  1.0%
    1,100  Adolph Coors Company                       $     70
   14,800  Anheuser-Busch Companies, Inc.                  677
    5,600  Constellation Brands, Inc.<F1>                  273
    8,300  Dean Foods Company                              266
    1,300  McCormick & Company, Inc.                        41
   15,500  PepsiCo, Inc.                                   751
    9,500  Universal Foods Corporation                     188
                                                       -------
                                                         2,266
                                                       -------
           HEALTH CARE SERVICES & SUPPLIES 0.7%
    8,525  Cardinal Health, Inc.                           808
   10,653  Health Management Associates, Inc. -
             Class A<F1>                                   211
    4,100  Lincare Holdings, Inc.<F1>                      172
   15,800  Omnicare,Inc.                                   277
    1,000  Universal Health Services, Inc.                  84
                                                       -------
                                                         1,552
                                                       -------
           INSURANCE 3.6%
   17,700  AFLAC, Inc.                                   1,293
    1,400  Allmerica Financial Corporation                  88
    5,800  Ambac Financial Group, Inc.                     463
   21,232  American International Group                  2,081
   18,500  Aon Corporation                                 767
    4,900  Everest Re Group, Ltd.                          287
    2,300  Fidelity National Financial, Inc.                56
    2,500  First American Corporation                       52
    7,000  Arthur J. Gallagher & Company                   442
    3,600  Harleysville Group, Inc.                         83
    8,100  Hartford Financial Services Group, Inc.         603
    2,700  INGGroepN.V. - ADR                              187
   15,500  MGIC Investment Corporation                   1,056
    8,000  Old Republic International Corporation          208
    1,350  The PMI Group, Inc.                             100
    2,000  Protective Life Corporation                      46
    1,000  Renaissance Re Holdings, Ltd.                    73
                                                       -------
                                                         7,885
                                                       -------

           INTERNET PRODUCTS & SERVICES 0.3%
    5,000  Digitas, Inc.<F1>                                60
      300  EDGAR Online, Inc.<F1>                            1
   13,000  Interliant, Inc.<F1>                             78
   11,900  PurchasePro.com, Inc.<F1>                       321
    1,000  RSASecurity, Inc.<F1>                            58
      700  TMPWorldwide, Inc.<F1>                           49
                                                       -------
                                                           567
                                                       -------
           MEDICAL 1.4%
    7,800  Amgen, Inc.<F1>                                 452
   10,100  Baxter International, Inc.                      830



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       -------------

           MEDICAL 1.4% (cont.)
    2,200  Chiron Corporation<F1>                      $    95
   13,000  Johnson & Johnson                             1,198
    4,200  Millennium Pharmaceuticals, Inc.<F1>            305
    3,900  Mylan Laboratories Inc.                         109
    1,000  Polymedia Corporation<F1>                        58
    7,350  QuadraMed Corporation<F1>                         8
    6,600  Texas Biotechnology Corporation<F1>              97
                                                       -------
                                                         3,152
                                                       -------
           MEDICAL INSTRUMENTS 0.6%
    4,475  DENTSPLY InternationalInc.                      155
   11,500  Edwards Lifesciences Corporation<F1>            155
   10,700  Medtronic, Inc.                                 581
    1,000  MiniMed Inc.<F1>                                 73
    2,400  Stryker Corporation                             113
    2,600  Sybron International Corporation<F1>             64
    3,000  Waters Corporation<F1>                          218
                                                       -------
                                                         1,359

           METALS & MINERALS 0.1%
    7,400  Allegheny Technologies, Inc.                    150
                                                       -------

           MISCELLANEOUS 0.1%
    3,400  Knightsbridge Tankers Ltd.                       73
    1,200  SPXCorporation                                  148
                                                       -------
                                                           221
                                                       -------

           MULTI-INDUSTRY 1.0%
    6,700  GSI Lumonics Inc.<F1>                            85
    8,000  Kaydon Corporation                              176
    6,200  Mettler-Toledo International Inc.<F1>           289
   29,800  Tyco International, Ltd.                      1,689
                                                       -------
                                                         2,239
                                                       -------

           NATURAL GAS 0.8%
    2,300  Atmos Energy Corporation                         53
   17,700  Enron Corporation                             1,453
    3,400  Equitable Resources, Inc.                       198
                                                       -------
                                                         1,704

           NETWORKING PRODUCTS 2.0%
      800  Aeroflex, Inc.<F1>                               48
    3,100  Black Box Corporation<F1>                       204
   41,500  Cisco Systems, Inc.<F1>                       2,236
    7,600  Computer Network Technology Corporation<F1>     231
    5,500  Extreme Networks,Inc.<F1>                       456
    6,600  Network Appliance, Inc.<F1>                     785
    2,900  QLogic Corporation<F1>                          281
    9,600  3Com Corporation<F1>                            170
                                                       -------
                                                         4,411
                                                       -------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           OIL & GAS - DOMESTIC 1.8%
   15,500  Burlington Resources, Inc.                    $ 558
   31,100  EOG Resources, Inc.                           1,225
    4,000  Newfield Exploration Company<F1>                151
   15,600  Phillips Petroleum Company                      963
    3,300  St. Mary Land & Exploration Company              77
   15,000  Texaco Inc.                                     886
    5,700  Valero Energy Corporation                       189
                                                       -------
                                                         4,049

           OIL & GAS SERVICES 2.4%
   23,300  Apache Corporation                            1,289
    1,100  BJ Services Company<F1>                          58
    2,600  Cal Dive International, Inc.<F1>                129
      900  Dril-Quip, Inc.<F1>                              30
    3,300  ENSCO International, Inc.                       110
    3,900  Global Marine Inc.<F1>                          103
   18,400  Halliburton Company                             682
    1,400  Hanover Compressor Company<F1>                   46
    5,500  Kinder Morgan,Inc.                              212
    1,600  Nabors Industries, Inc.<F1>                      82
    1,100  National Fuel Gas Company                        59
    5,700  National-Oilwell, Inc.<F1>                      167
    2,700  Noble Drilling Corporation<F1>                  112
    7,400  Petroleum Geo-Services ASA-ADR<F1>              101
    2,900  Pogo Producing Company                           73
    6,700  Precision Drilling Corporation<F1>              192
    4,500  Pride International, Inc.<F1>                   114
   19,600  Schlumberger Limited<F1>                      1,492
      600  Smith International, Inc.<F1>                    42
    1,700  Talisman Energy Inc.<F1>                         54
    1,700  Universal Compression Holdings, Inc.<F1>         49
    3,300  W-H Energy Services, Inc.<F1>                    46
    1,500  Weatherford International, Inc.<F1>              55
                                                       -------
                                                         5,297

           PRINTING & PUBLISHING 0.2%
    4,700  Banta Corporation                               108
    3,400  Harcourt General, Inc.                          191
    2,700  Readers Digest Association, Inc.                 99
    1,600  Scholastic Corporation<F1>                      128
                                                       -------
                                                           526

           RENTAL EQUIPMENT 0.2%
    8,200  Avis Group Holdings, Inc.<F1>                   245
    4,700  Rent-A-Center, Inc.<F1>                         137
                                                       -------
                                                           382

           RESTAURANTS 0.2%
    3,600  Brinker International, Inc.<F1>                 141
    4,900  CEC Entertainment, Inc.<F1>                     156
    3,100  Outback Steakhouse, Inc.<F1>                     89
                                                       -------
                                                           386
                                                       -------


     Number                                        Market Value
    of Shares                                     (in thousands)
    ---------                                     --------------

           RETAIL 4.3%
   21,300  Abercrombie & Fitch Company<F1>               $ 502
      900  AnnTaylor Stores Corporation<F1>                 27
    2,500  BJ's Wholesale Club<F1>                          82
   36,756  Dollar General Corporation                      570
   36,300  Family Dollar Stores                            706
   14,050  Home Depot, Inc.                                604
   15,600  Kohl's Corporation<F1>                          845
   29,220  Lowe's Companies, Inc.                        1,335
    5,300  The Men's Wearhouse, Inc.<F1>                   155
   36,800  Safeway, Inc.<F1>                             2,013
    3,000  Ultimate Electronics, Inc.<F1>                  108
   28,200  Wal-Mart Stores, Inc.                         1,280
   26,300  Walgreen Company<F1>                          1,200
    2,100  Williams-Sonoma, Inc.<F1>                        44
                                                       -------
                                                         9,471

           RETAIL - COMPUTERS 0.1%
    2,700  CDW Computer Centers, Inc.<F1>                  174
                                                       -------

           SOFTWARE 3.0%
    3,300  Ariba, Inc.<F1>                                 417
    1,800  Aspen Technology, Inc.<F1>                       74
    3,900  Check Point Software Technologies, Ltd.<F1>     618
    7,300  Dendrite International, Inc.<F1>                159
    2,600  Electronic Arts, Inc.<F1>                       130
    2,800  i2 Technologies, Inc.<F1>                       476
    3,000  Intuit Inc.<F1>                                 184
      800  Macromedia, Inc.<F1>                             62
   28,600  Microsoft Corporation <F1>                    1,970
    7,400  Network Associates, Inc.<F1>                    142
   12,800  Oracle Corporation<F1>                          422
    4,500  Rational Software Corporation<F1>               269
    9,300  SAGA SYSTEMS, Inc.<F1>                           50
    7,100  Siebel Systems, Inc.<F1>                        745
    4,300  Sybase, Inc.<F1>                                 90
    1,300  Symantec Corporation<F1>                         51
    4,825  VERITAS Software Corporation<F1>                681
    6,300  Verity, Inc.<F1>                                148
    1,300  Wind River Systems, Inc.<F1>                     53
                                                       -------
                                                         6,741

           STEEL PIPE & TUBE 0.1%
    2,700  Maverick Tube Corporation<F1>                    42
    1,400  Shaw Group, Inc.<F1>                            114
                                                       -------
                                                           156
                                                       -------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


     Number                                        Market Value
    of Shares                                     (in thousands)
    ---------                                     --------------
           TELECOMMUNICATIONS 1.4%
    1,850  AirGate PCS, Inc.<F1>                        $   72
    2,100  Alamosa PCSHoldings, Inc.<F1>                    32
    7,800  ALLTEL Corporation                              503
    5,500  Broadwing Inc.<F1>                              155
   11,700  McLeodUSA, Incorporated<F1>                     225
   25,986  MCI WorldCom, Inc.<F1>                          617
   17,500  Nextel Communications, Inc.<F1>                 673
    7,000  TeleCorp PCS, Inc.<F1>                          131
    4,900  Voicestream Wireless Corporation<F1>            644
                                                       -------
                                                         3,052
                                                       -------

           TELECOMMUNICATIONS EQUIPMENT 4.5%
    2,700  ADTRAN, Inc.<F1>                                104
    4,100  Alpha Industries, Inc.                          164
      500  Anaren Microwave, Inc.<F1>                       52
   10,300  CIENA Corporation<F1>                         1,083
    5,800  Comverse Technology, Inc.<F1>                   648
   13,200  Corning Incorporated                          1,010
    3,200  DMCStratex Networks, Inc.<F1>                    74
    2,400  Ditech Communications Corporation<F1>            84
      800  Exfo Electro-Optical Engineering, Inc.<F1>       30
    5,200  Harris Corporation                              165
   10,000  JDS Uniphase Corporation<F1>                    814
    4,900  Juniper Networks, Inc.<F1>                      956
   44,000  Nortel Networks Corporation                   2,002
    1,600  Polycom, Inc.<F1>                               104
    1,600  Powerwave Technologies, Inc.<F1>                 77
   15,200  QUALCOMM Incorporated<F1>                       990
    5,500  REMEC, Inc.<F1>                                 164
    1,900  SDL, Inc.<F1>                                   493
   11,200  Scientific-Atlanta, Inc.                        767
    4,500  Turnstone Systems, Inc.<F1>                      96
                                                       -------
                                                         9,877
                                                       -------
           TELECOMMUNICATIONS SERVICES 0.4%
   14,700  Asia Global Crossing Ltd.<F1>                   103
   21,400  Global Crossing Ltd.<F1>                        506
    3,500  Williams Communications Group, Inc.<F1>          64
    8,100  XO Communications, Inc.<F1>                     273
                                                       -------
                                                           946
                                                       -------

           TRANSPORTATION 0.6%
    4,200  EGL, Inc.<F1>                                   120
    1,500  GATX Corporation                                 63
   22,000  Harley-Davidson, Inc.                         1,060
                                                       -------
                                                         1,243



     Number                                        Market Value
    of Shares                                     (in thousands)
    ---------                                      -------------

           UTILITIES 0.8%
    2,800  Allegheny Energy, Inc.                      $   115
    2,900  Calpine Corporation<F1>                         229
    1,100  DPL, Inc.                                        31
    2,800  Energy East Corporation                          56
    9,200  Exelon Corporation                              553
    5,800  Kansas City Power & Light Company               140
    5,900  Montana Power Company                           167
      900  Northeast Utilities, Inc.                        18
    5,100  NRGEnergy, Inc.<F1>                             133
    6,700  Southern Energy, Inc.<F1>                       182
    6,400  Wisconsin Energy Corporation                    120
                                                       -------
                                                         1,744
                                                       -------

           Total Common Stocks (Cost $85,619)          127,207
                                                       -------

Principal Amount
 (in thousands)
----------------

           LONG-TERM INVESTMENTS  33.6%
           ASSET-BACKED SECURITIES  1.6%
           CREDIT CARD RECEIVABLES  0.4%
           Chase Credit Card Master Trust,
   $  500    Series 1996-1, 5.55%, 1/15/01                 499
           Citibank Credit Card Master Trust,
             Principal Only,
      200    Series 1997-6, 0.00%, 8/15/06                 155
           Household Affinity Credit Card Master Trust I,
       42    Series 1993-2, Class A, 5.60%, 11/15/00        42
           Sears Credit Account Master Trust,
       88    Series 1995-2, Class A, 8.10%, 1/15/01         88
                                                       -------
                                                           784

           HOME EQUITY LOAN RECEIVABLES  1.2%
           Contimortgage Home Equity Loan Trust,
      700    Series 1997-5, Class A5, 6.63%, 12/15/20      689
           Merrill Lynch Mortgage Investors, Inc.,
    1,175    Series 1998-C1, Class A1, 6.31%, 11/15/26   1,149
           Saxon Asset Securities Trust,
      875    Series 1998-2, Class AF5, 7.325%, 1/25/12     875
                                                       -------
                                                         2,713

           CORPORATE BONDS 14.9%
           ABN AMRO Bank Guarantee,
  $ 1,000    7.25%, 5/31/05                              1,002
           Air 2 US,
      400    10.127%, 10/01/20                             414
           America West Airlines Pass-Thru
             Certificates:
      376    8.54%, 1/02/06 (Acquired 9/14/99,
             Cost $376)<F2>                                375
      653    7.93%, 1/02/19 (Acquired 9/14/99,
             Cost $653)<F2>                                658
           Atlantic Richfield Co. Debentures,
      300    8.50%, 4/01/12                                329


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS 14.9% (cont.)
           BankAmerica Corporation Subordinated Notes,
   $  350    7.75%, 7/15/02                             $  354
           BankBoston Corporation Subordinated Notes,
      725    6.625%, 2/01/04                               712
           Bankers Trust Corporation Subordinated
             Debentures,
    1,275    8.125%, 5/15/02                             1,298
           Bank One Corporation Notes,
      300    6.875%, 8/01/06                               293
           Barclays American Corp. Debentures,
      250    9.75%, 5/15/21                                264
           CE Generations LLC,
      592    7.416%, 12/15/18                              555
           CIT Group, Inc. Senior Notes,
      950    5.57%, 12/08/03                               900
           Commonwealth Edison Debentures,
      900    9.875%, 6/15/20                               986
           Compass Bancshares, Inc. Subordinated Notes,
      400    8.375%, 9/15/04                               415
           Continental Bank Subordinated Notes,
      300    12.50%, 4/01/01                               306
           Continental Cablevision, Inc. Debentures:
      350    8.875%, 9/15/05                               371
      900    9.50%, 8/01/13                                976
           Donaldson,Lufkin & Jenrette Senior Notes:
    1,000    6.00%, 12/01/01                               992
      800    6.875%, 11/01/05                              781
           Dresdner Bank New York Subordinated
             Debentures,
      800    7.25%, 9/15/15                                745
           Duty Free International, Inc. Notes,
      975    7.00%, 1/15/04                                941
           Dynegy, Inc. Senior Notes,
    1,000    7.45%, 7/15/06                                997
           Federal Express Corporation Notes,
      500    9.65%, 6/15/12                                553
           First Bank System Subordinated Notes,
      975    6.625%, 5/15/03                               967
           General Motors Acceptance Corp.
             Medium Term Notes,
    1,000    6.70%, 4/30/01                              1,000
           Georgia Pacific Corporation Debentures:
      300    9.50%, 12/01/11                               320
      300    9.875%, 11/01/21                              307
      100    9.50%, 5/15/22                                 99
           Goldman Sachs Group Notes,
    1,500    6.25%, 2/01/03 (Acquired 2/01/96;
             Cost $1,496)<F2>                            1,471
           Heller Financial, Inc. Notes,
      170    8.00%, 6/15/05                                172
           Keycorp Subordinated Notes,
      730    8.00%, 7/01/04                                749



Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------
           Corporate Bonds 14.9% (cont.)
           Lehman Brothers Holdings, Inc. Notes:
   $  350    6.65%, 11/08/00                            $  350
      200    8.75%, 5/15/02                                204
      500    7.80%, 7/07/05                                506
      500    8.50%, 8/01/15                                512
           Marlin Water Trust Senior Notes,
      677    7.09%, 12/15/01 (Acquired 12/9/98,
             Cost $680)<F2>                                673
           The May Department Stores Company Debentures,
      300    9.875%, 6/15/21                               316
           Merrill Lynch & Co. Notes,
      925    6.875%, 11/15/18                              848
           NCNB Corporation Subordinated Notes,
      750    10.20%, 7/15/15                               886
           News America Holdings, Inc. Debentures,
      300    10.125%, 10/15/12                             324
           PSI Energy, Inc. Debentures,
      600    7.85%, 10/15/07                               594
           Paine Webber Group, Inc. Notes:
      500    7.875%, 2/15/03                               511
      500    8.875%, 3/15/05                               534
           JC Penney Company, Inc. Debentures:
      625    9.75%, 6/15/21                                411
      500    8.25%, 8/15/22                                259
           Rochester Telephone Debentures,
      400    9.00%, 8/15/21                                396
           Salomon, Inc. Senior Notes,
      575    6.75%, 2/15/03                                572
           Salomon Smith Barney Holdings, Inc. Notes,
      700    6.875%, 6/15/05                               688
           Stagecoach Holdings PLC Notes,
      300    8.625%, 11/15/09                              270
           TRW, Inc.,
    1,000    6.30%, 5/15/08                                895
           Tenneco, Inc. Debentures,
      425    7.95%, 12/15/25                               356
           USF&G Corporation Senior Notes:
    1,000    8.375%, 6/15/01                             1,007
      350    7.125%, 6/01/05                               345
           U.S. West Communications Group Debentures,
      575    8.875%, 6/01/31                               581
           Utilicorp United Inc. Senior Notes,
      350    7.00%, 7/15/04                                340
                                                       -------
                                                        32,680
                                                       -------

           INTERNATIONAL/YANKEE
           (U.S. $ DENOMINATED)  3.3%
           Banco Santander-Chile Notes,
      475    6.500%, 11/01/05                              459
           Ford Capital BV Debentures,
      325    9.875%, 5/15/02                               338
           Hydro-Quebec Corporation Debentures:
      350    11.75%, 2/01/12                               468
      500    9.75%, 1/15/18                                522

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

BALANCED GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000



Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           INTERNATIONAL/YANKEE
             (U.S. $ DENOMINATED)  3.3% (CONT.)
           Korea Development Bank Bonds,
  $   585    7.125%, 9/17/01                           $   582
           Korea Electric Power Debentures:
      290    7.75%, 4/01/13                                267
      200    6.75%, 8/01/27                                189
           Midland Bank PLC Subordinated Notes,
      950    6.95%, 3/15/11                                902
           National Bank of Hungary Debentures,
      250    8.875%, 11/01/13                              265
           Norsk Hydro A/S Debentures,
      350    9.00%, 4/15/12                                387
           Principal Financial Group (Australia)
             Senior Notes,
    1,400    8.20%, 8/15/09 (Acquired 8/18/99,
             Cost $1,396)<F2>                            1,411
           Sweden (Kingdom of) Debentures,
      150    11.125%, 6/01/15                              202
           WestDeutsche Landesbank NY Subordinated Notes,
      700    6.05%, 1/15/09                                638
           Wharf Capital International Ltd. Notes:
      325    8.875%, 11/01/04                              336
      225    7.625%, 3/13/07                               214
                                                       -------
                                                         7,180
                                                       -------

           U.S. GOVERNMENT AGENCY-BACKED MORTGAGE ISSUES 2.9% Federal Home Loan Mortgage Corporation
             (FHLMC),
    2,950    Notes, 6.625%, 9/15/09                      2,928
             Real Estate Mortgage Investment Conduit
             (REMIC):
      232    Series 85, Class C, 8.60%, 1/15/21            237
      309    Series 1136, Class H, 6.00%, 9/15/21          299
      197    Series 1201, Class E, 7.40%, 12/15/21         198
           Federal National Mortgage Association (FNMA),
    2,000    7.125%, 3/15/07                             2,056
             Real Estate Mortgage Investment Conduit
             (REMIC):
      237    Series 1989-37, Class XX, 8.00%, 7/25/19      240
      209    Series 1990-30, Class E, 6.50%, 3/25/20       203
      212    Series 1990-105, Class J, 6.50%, 9/25/20      207
                                                       -------
                                                         6,368
                                                       -------

           U.S. TREASURY OBLIGATIONS  10.9%
           U.S. Treasury Bonds:
      175    9.875%, 11/15/15                              242
   13,685    9.25%, 2/15/16                             18,092
    1,500    8.00%, 11/15/21                             1,854
           U.S. Treasury Notes,
    3,700    6.625%, 5/15/07                             3,852
                                                       -------
                                                        24,040
                                                       -------

           Total Long-Term Investments (Cost $72,851)   73,765
                                                       -------



   Number
  of Shares                                        Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           SHORT-TERM INVESTMENTS  7.0%
           INVESTMENT COMPANIES  7.0%
    4,863  Financial Square Prime Obligation Fund      $ 4,863
   10,633  Short-Term Investments Co. Liquid Assets
             Portfolio                                  10,633
                                                       -------

           Total Investment Companies (Cost $15,496)    15,496
                                                       -------

           Total Short-Term Investments (Cost $15,496)  15,496
                                                       -------

           Total Investments (Cost $173,966)  98.5%    216,468
                                                       -------

           Other Assets, less Liabilities 1.5%           3,313
                                                       -------

           TOTAL NET ASSETS  100.0%                   $219,781
                                                      ========


           <F1>Non-income producing
           <F2>Unregistered security

           ADR - American Depository Receipt

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

GROWTH & INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------
           COMMON STOCKS 91.0%
           Air Transportation  0.2%
   53,200  Southwest Airlines Company                 $  1,516
                                                       -------

           BANKING  6.3%
  274,300  Bank of New York                             15,789
  233,700  Mellon Financial Corporation                 11,276
  161,800  Northern Trust Corporation                   13,814
   81,100  Wells Fargo Company, Inc.                     3,756
                                                       -------
                                                        44,635
                                                       -------

           BUSINESS MACHINES & SOFTWARE  4.3%
   17,800  Adobe Systems, Inc.                           1,354
   80,200  Hewlett-Packard Company                       3,724
   46,500  International Business Machines Corporation   4,580
  228,900  Microsoft Corporation<F1>                    15,765
   45,675  Sun Microsystems, Inc.<F1>                    5,064
                                                       -------
                                                        30,487
                                                       -------

           BUSINESS SERVICES  4.0%
  169,000  Automatic Data Processing, Inc.              11,038
  207,300  Manpower, Inc.                                7,217
  224,400  Robert Half International, Inc.<F1>           6,844
   60,900  SunGard Data Systems, Inc.<F1>                3,113
                                                       -------
                                                        28,212
                                                       -------

           CHEMICALS  3.4%
  256,400  Ecolab, Inc.                                 10,048
  178,100  Millipore Corporation                         9,350
  133,200  Praxair, Inc.                                 4,936
                                                       -------
                                                        24,334
                                                       -------

           COMMUNICATIONS & MEDIA 3.7%
  155,800  Interpublic Group of Companies, Inc.          6,690
   89,900  The Walt Disney Company                       3,220
  111,100  Time Warner, Inc.                             8,434
  143,311  Viacom, Inc.<F1>                              8,151
                                                       -------
                                                        26,495
                                                       -------

           COMPUTERS 1.7%
  135,700  EMC Corporation<F1>                          12,086
                                                       -------

           CONSUMER PRODUCTS 0.6%
   79,900  Avery Dennison Corporation                    4,035
                                                       -------

           COSMETICS & SOAP 1.5%
  132,900  Avon Products, Inc.                           6,446
   83,700  The Estee Lauder Companies, Inc.              3,887
                                                       -------
                                                        10,333
                                                       -------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           DRUGS & MEDICAL SUPPLY 7.1%
  171,800  American Home Products Corporation         $ 10,909
  169,400  Bristol-Myers Squibb Company                 10,323
   50,300  Eli Lilly & Company                           4,496
   81,200  Johnson & Johnson                             7,480
  100,300  Merck & Company, Inc.                         9,021
  196,500  Pfizer, Inc.                                  8,486
                                                       -------
                                                        50,715
                                                       -------

           ELECTRIC 1.9%
   59,800  Duke Power Company                            5,169
   65,200  Exelon Corporation                            3,912
  143,900  Montana Power Company                         4,065
                                                       -------
                                                        13,146
                                                       -------

           ELECTRICAL EQUIPMENT  1.5%
  190,200  General Electric Company                     10,425
                                                       -------

           ELECTRONICS  4.4%
   68,275  Analog Devices, Inc.<F1>                      4,438
   36,800  Celestica, Inc.<F1>                           2,645
   75,100  Flextronics International, Ltd.<F1>           2,854
  197,800  Intel Corporation                             8,901
  131,900  Molex, Inc. - Class A                         5,185
  149,400  Texas Instruments, Inc.                       7,330
                                                       -------
                                                        31,353
                                                       -------

           ENTERTAINMENT & LEISURE  1.0%
  292,400  Carnival Corporation                          7,255
                                                       -------

           FINANCIAL SERVICES  10.4%
  338,100  Alliance Capital Management L.P.             16,229
  127,800  American Express Company                      7,668
  303,066  Citigroup Inc.                               15,949
  201,800  Franklin Resources, Inc.                      8,645
   87,000  Marsh & McLennan Companies, Inc.             11,375
  113,700  Merrill Lynch & Company, Inc.                 7,959
   78,600  Morgan Stanley Dean Witter & Company          6,312
                                                       -------
                                                        74,137
                                                       -------

           Food, Beverages & Tobacco  3.6%
  208,700  Anheuser-Busch Companies, Inc.                9,548
  209,000  PepsiCo, Inc.                                10,123
  108,600  Sysco Corporation                             5,668
                                                       -------
                                                        25,339
                                                       -------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

GROWTH & INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       -------------

           HEALTHCARE SERVICES & SUPPLIES 2.5%
  135,900  Baxter International, Inc.                 $ 11,169
  170,600  HCA - The Healthcare Company                  6,813
                                                       -------
                                                        17,982
                                                       -------
           INSURANCE 2.4%
   94,600  Ambac Financial Group, Inc.                   7,550
   94,650  American International Group, Inc.            9,276
                                                       -------
                                                        16,826
                                                       -------
           MULTI-INDUSTRY  1.5%
  192,200  Tyco International, Ltd.                     10,895
                                                       -------

           NATURAL GAS  1.5%
   96,100  Enron Corporation                             7,886
   76,000  The Williams Companies, Inc.                  3,178
                                                       -------
                                                        11,064
                                                       -------

           OIL - DOMESTIC 1.7%
   73,000  Phillips Petroleum Company                    4,508
  279,300  USX Corporation - Marathon Group, Inc.        7,593
                                                       -------
                                                        12,101
                                                       -------

           OIL - EXPLORATION & Production  0.5%
   69,800  Apache Corporation                            3,861
                                                       -------

           OIL - INTERNATIONAL 1.8%
  141,619  Exxon Mobil Corporation                      12,631
                                                       -------

           OIL & GAS - SERVICES 2.2%
  174,800  Nabors Industries<F1>                         8,897
   86,000  Schlumberger Ltd.                             6,547
                                                       -------
                                                        15,444
                                                       -------

           PAPER & FOREST PRODUCTS  0.9%
   99,600  Kimberly-Clark Corporation                    6,574
                                                       -------

           PRINTING & PUBLISHING 2.9%
  109,700  Harcourt General, Inc.                        6,149
  230,200  McGraw-Hill, Inc.                            14,776
                                                       -------
                                                        20,925
                                                       -------

           Real Estate Investment Trusts (REITs)  1.0%
  183,400  AMB Property Corporation                      4,310
   57,575  Spieker Properties, Inc.                      3,188
                                                       -------
                                                         7,498
                                                       -------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           RETAIL  6.1%
  143,100  Costco Wholesale Corporation<F1>            $ 5,241
  113,900  Gap, Inc.                                     2,940
   16,800  Kohl's Corporation<F1>                          910
  141,200  Lowe's Companies, Inc.                        6,451
  225,525  Safeway, Inc.<F1>                            12,169
  133,900  Target Corporation                            3,699
  267,000  Walgreen Company                             12,182
                                                       -------
                                                        43,592
                                                       -------

           TELECOMMUNICATIONS  5.8%
   66,000  ALLTEL Corporation                            4,253
  240,900  SBC Communications, Inc.                     13,957
  303,300  Verizon Communications                       17,534
  240,200  WorldCom, Inc.<F1>                            5,705
                                                       -------
                                                        41,449
                                                       -------

           TELECOMMUNICATIONS EQUIPMENT  4.0%
  226,000  Cisco Systems, Inc.<F1>                      12,176
   48,900  Corning Incorporated                          3,741
   91,500  Nokia Corporation                             3,912
  185,500  Nortel Networks Corporation                   8,440
                                                       -------
                                                        28,269
                                                       -------

           TRANSPORTATION  0.6%
   60,750  United Parcel Service, Inc.                   3,691
                                                       -------

           Total Common Stocks (Cost $452,719)         647,305
                                                       -------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

GROWTH & INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           PREFERRED STOCKS 2.6%
           COMMUNICATIONS 0.7%
   23,100  Cox Communications Inc.,
             7.75%, 11/15/29 (convertible to
             Sprint PCS Inc. common stock)             $ 1,796
   13,400  Global Crossing Inc.,
             6.75%, 4/15/12 (convertible to
             Global Crossing Inc. common stock)          2,738

           Drugs 0.9%
  137,000  Monsanto Corporation,
             6.50%, 11/30/03 (convertible to
             Pharmacia Corporation common stock)         6,602

           Natural Gas 1.0%
  216,500  Enron Corporation,
             7.00%, 7/31/02 (convertible to EOG
           Resources common stock)                       7,401
                                                       -------

           Total Preferred Stocks (Cost $16,504)        18,537
                                                       -------


   Number
  of Shares                                        Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           SHORT-TERM INVESTMENTS 6.0%
           INVESTMENT COMPANIES 6.0%
    8,634  Financial Square Prime Obligation Fund      $ 8,634
   34,109  Short-Term Investments Co. Liquid
             Assets Portfolio                           34,109
                                                       -------

           Total Short-Term Investments (Cost $42,743)  42,743
                                                       -------

           Total Investments (Cost $511,966) 99.6%     708,585
                                                       -------

           Other Assets, less Liabilities 0.4%           3,010
                                                       -------

           TOTAL NET ASSETS 100.0%                    $711,595
                                                      ========



           <F1>Non-income producing

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

EQUITY INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS 91.3%
           BANKING  11.9%
   28,000  Comerica, Inc.                            $   1,689
   36,000  First Union Corporation                       1,091
   47,000  National City Group                           1,005
   22,000  PNC Bank Corporation                          1,471
   34,000  Union Planters Corporation                    1,150
                                                       -------
                                                         6,406
                                                       -------

           BEVERAGES  1.8%
   20,000  PepsiCo, Inc.                                   969
                                                       -------

           BUILDING PRODUCTS  1.4%
   35,000  Sherwin-Williams Company                        759
                                                       -------

           BUSINESS SERVICES  2.4%
   26,000  First Data Corporation                        1,303
                                                       -------

           COMPUTERS 3.6%
   16,800  Hewlett-Packard Company                         780
   12,000  IBM Corporation                               1,182
                                                       -------
                                                         1,962
                                                       -------

           COMPUTER SERVICES 3.3%
   35,000  SunGard Data Systems Inc.<F1>                 1,789
                                                       -------

           ELECTRONIC COMPONENTS & SEMICONDUCTORS 1.7%
   10,000  Integrated Device Technology, Inc.<F1>          563
    8,000  Intel Corporation                               360
                                                       -------
                                                           923
                                                       -------

           ELECTRONIC MEASURING INSTRUMENTS 0.3%
    3,203  Agilent Technologies, Inc.<F1>                  148
                                                       -------

           FINANCIAL SERVICES 12.2%
   26,666  Citigroup Inc.                                1,403
   21,000  Fannie Mae                                    1,617
   46,000  MBNA Corporation                              1,728
   38,000  Mellon Financial Corporation                  1,834
                                                       -------
                                                         6,582
                                                       -------

           FOOD PRODUCTS & SERVICES 5.3%
   30,000  H.J. Heinz Company                            1,258
   30,000  Ralston Purina Group                            728
   41,000  Sara Lee Corporation                            884
                                                       -------
                                                         2,870
                                                       -------

           HEALTH CARE 2.1%
   27,000  C.R. Bard, Inc.                               1,131
                                                       -------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           INSURANCE  1.4%
   10,000  The Hartford Financial Services Group, Inc.  $  744
                                                       -------

           MEDICAL EQUIPMENT & SUPPLIES  2.8%
   18,000  Baxter International, Inc.                    1,479
                                                       -------

           OIL & EXPLORATION, PRODUCTION &
             SERVICES  6.3%
   22,000  Murphy Oil Corporation                        1,275
   26,000  National Fuel Gas Company                     1,394
   25,000  Precision Drilling Corporation<F1>              716
                                                       -------
                                                         3,385
                                                       -------

           OIL COMPANIES - INTEGRATED  5.5%
   27,000  Phillips Petroleum Company                    1,667
   48,000  USX- Marathon Group, Inc.                     1,305
                                                       -------
                                                         2,972
                                                       -------

           PHARMACEUTICALS  6.2%
   36,000  Abbott Laboratories                           1,901
   26,000  Pharmacia Corporation                         1,430
                                                       -------
                                                         3,331
                                                       -------

           REAL ESTATE INVESTMENT TRUSTS (REITs)  4.1%
   43,000  Archstone Communities Trust                   1,013
   48,000  Prentiss Properties Trust                     1,218
                                                       -------
                                                         2,231
                                                       -------

           RETAIL STORES  1.9%
   22,300  Lowe's Co, Inc.                               1,019
                                                       -------

           TELECOMMUNICATIONS  4.3%
   16,000  Alcatel,ADR                                     998
   23,180  Verizon Communications                        1,340
                                                       -------
                                                         2,338
                                                       -------

           UTILITIES - GAS & ELECTRIC  9.7%
   30,000  Cinergy Corporation                             919
   38,000  Constellation Energy Group, Inc.              1,584
   24,000  Duke Energy Corporation                       2,074
   10,698  El Paso Energy Corporation                      671
                                                       -------
                                                         5,248
                                                       -------

           WHOLESALE DISTRIBUTION  3.1%
   32,000  Sysco Corporation                             1,670
                                                       -------

           Total Common Stocks (Cost $33,467)           49,259
                                                       -------

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

EQUITY INCOME FUND
SCHEDULE OF INVESTMENTS
October 31, 2000

   Principal
    Amount                                         Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           SHORT-TERM INVESTMENTS 8.8%
           COMMERCIAL PAPER 5.2%
   $  304  Lucent Technologies, Inc., 6.65%, 11/01/00    $ 304
    2,542  Merrill Lynch & Co., Inc., 6.55%, 11/01/00    2,542
                                                       -------


           Total Commercial Paper (Cost $2,846)          2,846
                                                       -------


           U.S. Government Agency 3.6%
    1,929  Sallie Mae, 6.30%, 11/01/00                   1,929
                                                       -------

           Total U.S. Government Agency (Cost $1,929)    1,929
                                                       -------

           Total Short-Term Investments (Cost $4,775)    4,775
                                                       -------

           Total Investments (Cost $38,242) 100.1%      54,034
                                                       -------

           Liabilities, less Other Assets (0.1)%           (79)
                                                       -------

           TOTAL NET ASSETS 100.0%                     $53,955
                                                       =======

           <F1>Non-income producing

           ADR - American Depository Receipt

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

RELATIVE VALUE FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       -------------

           COMMON STOCKS 100.0%
           AEROSPACE 2.5%
  240,625  Honeywell, Inc.                            $ 12,948
                                                      --------

           AIRLINES 0.7%
   80,000  Delta Air Lines, Inc.                         3,780
                                                      --------

           APPLIANCES 0.8%
  100,000  Whirlpool Corporation                         4,350
                                                      --------

           AUTOMOBILE 1.9%
  227,262  Ford Motor Company                            5,937
   65,000  General Motors Corporation                    4,038
                                                      --------
                                                         9,975
                                                      --------

           AUTOMOTIVE & RELATED 0.6%
   50,000  Johnson Controls, Inc.                        2,981
                                                       -------

           BANKS & SAVINGS INSTITUTIONS 18.1%
  243,230  AmSouth Bancorporation                        3,390
   70,000  Bank of America Corporation                   3,364
  300,000  Bank of New York Co., Inc.                   17,269
  430,000  Citigroup Inc.                               22,629
  192,500  First Financial Bancorp                       2,984
  165,000  First Tennessee National Corporation          3,795
  300,000  KeyCorp                                       7,406
  200,000  Mellon Financial Corporation                  9,650
  115,000  National City Corporation                     2,458
  160,000  North Fork Bancorporation, Inc.               3,230
  100,000  PNC Financial Services Corporation            6,687
  100,000  TCFFinancial Corporation                      4,044
  250,000  Union Planters Corporation                    8,453
                                                      --------
                                                        95,359
                                                      --------

           CHEMICALS 0.8%
  135,000  The Dow Chemical Company                      4,134
                                                      --------

           COMPUTER SOFTWARE 2.2%
  170,000  Microsoft Corporation<F1>                    11,709
                                                      --------

           DRUGS 14.8%
  200,000  American Home Products Corporation           12,700
  260,000  Bristol-Myers Squibb Company                 15,844
  207,000  Merck & Co., Inc.                            18,617
  275,000  Pharmacia Corporation                        15,125
  240,000  Smithkline Beecham Corporation, ADR          15,645
                                                      --------
                                                        77,931
                                                      --------

           ELECTRICAL EQUIPMENT  4.7%
  450,000  General Electric Company                     24,665
                                                       -------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ELECTRONICS 7.4%
   60,000  Applied Materials, Inc.<F1>                 $ 3,187
  800,000  Intel Corporation                            36,000
                                                      --------
                                                        39,187
                                                      --------

           HOUSEHOLD PRODUCTS 5.1%
  230,000  Gillette Company                              8,021
  260,000  Proctor &Gamble Company                      18,574
                                                      --------
                                                        26,595
                                                      --------

           INSURANCE 2.3%
  170,000  Cincinnati Financial Corporation              6,248
  700,000  Ohio Casualty Corporation                     5,884
                                                      --------
                                                        12,132
                                                      --------

           MISC. FINANCIAL SERVICES 2.6%
  225,000  American Express Company                     13,500
                                                      --------

           OFFICE & BUSINESS EQUIPMENT 7.1%
  380,000  InternationalBusiness Machines Corporation   37,430
                                                      --------

           OIL 9.6%
  114,800  BP Amoco PLC, ADR                             5,848
  195,382  Exxon Mobil Corporation                      17,426
  156,000  Royal Dutch Petroleum Company, ADR            9,262
  300,000  Texaco, Inc.                                 17,719
                                                      --------
                                                        50,255
           PAPER & FOREST PRODUCTS 0.7%               --------
  100,000  International Paper Company                   3,663
                                                      --------

           RETAILING & APPAREL 1.2%
  200,000  FederatedDepartment Stores, Inc.<F1>          6,513
                                                      --------

           STEEL 0.4%
  250,000  AK Steel Holding Corporation                  2,313
                                                      --------

           TELECOMMUNICATIONS 9.6%
  253,500  AT&T Corporation                              5,878
  800,000  BroadWing Inc.<F1>                           22,600
   67,000  Cable &Wireless Communications PLC, ADR       2,885
  185,440  VerizonCommunications                        10,721
  195,000  Vodafone AirTouch PLC, ADR                    8,300
                                                      --------
                                                        50,384
                                                      --------

           TOBACCO 2.4%
  350,000  Philip Morris Companies, Inc.                12,819
                                                      --------

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

RELATIVE VALUE FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
 -----------                                      --------------
           Utilities - Electric 4.5%
  250,000  Cinergy Corporation                         $ 7,656
  100,000  Duke Energy Corporation                       8,644
  190,000  TXU Corporation                               7,042
                                                      --------
                                                        23,342
                                                      --------

           Total Common Stocks (Cost $285,443)         525,965
                                                      --------


   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENT 0.0%
           Investment Company 0.0%
      162  Short-Term Investments Co. Gov.
             Agency Portfolio                              162
                                                      --------

           Total Short-Term Investment (Cost $162)         162
                                                      --------

           Total Investments (Cost $285,605) 100.0%    526,127
                                                      --------

           Liabilities, less Other Assets 0.0%             (26)
                                                      --------

           TOTAL NET ASSETS 100.0%                    $526,101
                                                      ========



           <F1>Non-income producing

           ADR - American Depository Receipt
           PLC - Public LimitedCompany

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

EQUITY INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS  97.4%
           AEROSPACE & AIRCRAFT  1.2%
   56,926  Boeing Company                              $ 3,860
   12,100  General Dynamics Corporation                    866
   24,468  Lockheed Martin Corporation                     877
    3,800  Northrop Grumman Corporation                    319
   20,800  Raytheon Company                                711
   11,800  Rockwell International Corporation              464
    9,300  Textron, Inc.                                   469
   29,900  United Technologies Corporation               2,087
                                                      --------
                                                         9,653
                                                      --------

           AIR TRANSPORTATION  0.2%
   10,700  AMR Corporation<F1>                             350
    8,400  Delta Air Lines, Inc.                           397
   29,925  Southwest Airlines Company                      853
    4,700  US Airways Group, Inc.<F1>                      177
                                                      --------
                                                         1,777
                                                      --------

           APPLIANCES  0.1%
    2,200  Armstrong Holdings, Inc.                          6
    5,300  Black & Decker Corporation                      199
    5,300  Maytag Corporation                              152
    3,900  Snap-On Tools, Inc.                             100
    4,600  Whirlpool Corporation                           200
                                                      --------
                                                           657
                                                      --------

           AUTOS & TRUCKS  0.9%
    8,300  Autozone, Inc.<F1>                              223
   10,038  Dana Corporation                                223
   33,638  Delphi Automotive Systems                       528
    4,500  Eaton Corporation                               306
  105,100  Ford Motor Company                            2,746
   33,600  General Motors Corporation                    2,087
   11,237  Genuine Parts Company                           239
    5,600  ITT Industries, Inc.                            182
    3,900  Navistar International Corporation              129
    4,240  PACCAR, Inc.                                    178
    7,200  TRW, Inc.                                       302
    9,819  Visteon Corporation                             174
                                                      --------
                                                         7,317

           BANKING  6.9%
   24,400  AMSouth Bancorp                                 340
   70,994  Banc One Corporation                          2,591
  101,507  BankAmerica Corporation                       4,879
   42,600  Bank of New York Company, Inc.                2,452
   20,700  BB&T Corporation                                660
   81,330  Chase Manhattan Corporation                   3,701
  272,502  Citigroup, Inc.                              14,340
    9,100  Comerica, Inc.                                  549


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           BANKING  6.9%  (CONT.)
   27,975  Fifth Third Bancorp                         $ 1,437
   59,737  Firstar Corporation                           1,176
   61,728  First Union Corporation                       1,871
   56,305  Fleet Financial Group, Inc.                   2,140
   17,149  Huntington Bancshares Incorporated              247
    9,400  J.P. Morgan & Co., Inc.                       1,556
   30,400  Mellon Bank Corporation                       1,467
   13,700  Northern Trust Corporation                    1,170
    7,350  Old Kent Financial Corporation                  204
   18,800  PNC Financial Service Group                   1,257
   13,300  Regions Financial Corporation                   313
   10,000  SouthTrust Corporation                          324
   10,000  State Street Corporation                      1,247
   10,200  Summit Bancorp.                                 383
   19,900  Sun Trust Banks, Inc.                           971
   16,100  Synovus Financial Corp.                         347
   45,055  US Bancorp                                    1,090
    8,500  Union Planters Corporation                      287
   12,100  Wachovia Corporation                            653
   33,937  Washington Mutual, Inc.                       1,493
   98,830  Wells Fargo & Company                         4,577
                                                      --------
                                                        53,722
                                                      --------

           BIO-TECHNOLOGY  0.5%
   63,400  Amgen, Inc.<F1>                               3,673
                                                      --------

           BUILDING & HOUSING  0.1%
    3,700  Centex Corporation                              137
    4,600  Fluor Corporation                               161
    3,000  Kaufman and Broad Home Corporation               89
   27,100  Masco Corporation                               506
    2,700  Pulte Corporation                                90
    6,100  The Stanley Works                               162
                                                      --------
                                                         1,145
                                                      --------

           BUILDING MATERIALS  0.1%
    4,800  Johnson Controls, Inc.                          286
    2,900  Owens-Corning Corporation                         4
    5,900  Vulcan Materials Company                        248
                                                      --------
                                                           538
                                                      --------

           BUSINESS MACHINES & SOFTWARE  5.1%
   20,000  Apple Computer, Inc.<F1>                        391
  105,309  COMPAQ Computer Corporation                   3,202
   48,825  Honeywell, Inc.                               2,627
  109,700  International Business Machines Corporation  10,805
  338,772  Oracle Systems Corporation<F1>               11,179
   16,600  Pitney-Bowes, Inc.                              493
   94,400  Sun Microsystems, Inc.<F1>                   10,467
   41,000  Xerox Corporation                               346
                                                      --------
                                                        39,510
                                                      --------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

EQUITY INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           BUSINESS SERVICES  4.3%
    3,300  Autodesk, Inc.                                $  73
   38,300  Automatic Data Processing, Inc.               2,501
    5,700  H & R Block, Inc.                               203
   15,100  BMC Software<F1>                                307
    8,800  Ceridian Corporation<F1>                        220
  425,400  Cisco Systems, Inc.<F1>                      22,918
   33,187  Computer Associates International, Inc.       1,058
   10,400  Computer Sciences Corporation<F1>               655
    8,700  Convergys Corporation<F1>                       379
    4,700  Deluxe Corporation                              106
    4,860  Dun & Bradstreet Corporation                    105
   27,300  Electronic Data Systems                       1,281
    9,000  Equifax Inc.                                    311
   23,700  First Data Corporation                        1,188
    2,600  National Service Industries                      53
   21,900  Paychex, Inc.<F1>                             1,241
    7,200  Quintiles Transnational Corporation<F1>         100
   19,400  Unisys Corporation<F1>                          247
    4,200  Young & Rubicam Inc.                            235
                                                      --------
                                                        33,181
                                                      --------
           CHEMICALS  1.1%
   13,700  Air Products and Chemicals, Inc.                511
   40,800  Dow Chemical Company                          1,250
   65,199  Dupont (E.I.) De Nemours & Company            2,958
    4,637  Eastman Chemical Company                        199
    7,900  Ecolab, Inc.                                    310
    4,500  W.R. Grace & Co.<F1>                             17
    3,100  Great Lakes Chemical Corporation                103
    6,000  Hercules, Inc.                                  110
    2,600  Millipore Corporation                           137
   10,300  PPG Industries, Inc.                            460
    9,400  Praxair, Inc.                                   350
   12,644  Rohm & Haas Company                             380
   10,100  Sherwin-Williams Company                        219
    6,300  Sigma-Aldrich Corporation                       225
    8,350  Union Carbide Corporation                       359
   26,800  The Williams Companies, Inc.                  1,121
                                                      --------
                                                         8,709

           COMMUNICATIONS & MEDIA  1.8%
    4,350  Andrew Corporation<F1>                          114
   20,600  Clear Channel Communications, Inc.<F1>        1,237
   55,600  Comcast Corporation - Class A                 2,266
    5,100  Dow Jones & Company, Inc.                       300
   17,300  Gannett Company, Inc.                         1,003
    4,300  Harcourt General, Inc.                          241
   17,500  Interpublic Group of Companies, Inc.            751
    5,000  Knight-Ridder, Inc.                             251


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMUNICATIONS & MEDIA  1.8%  (cont.)
   10,800  New York Times Company - Class A              $ 397
   10,600  Omnicom Group, Inc.                             978
   79,700  Time Warner, Inc.                             6,050
   18,007  Tribune Company                                 667
                                                      --------
                                                        14,255

           COMPUTERS 3.1%
  160,900  Dell Computer Corporation<F1>                 4,747
  127,800  EMC Corporation<F1>                          11,382
   18,600  Gateway 2000, Inc.<F1>                          960
    6,000  NCR Corporation<F1>                             259
   18,600  Network Appliance, Inc.<F1>                   2,213
   13,900  Seagate Technology, Inc.<F1>                    971
   24,300  Veritas Software Corporation<F1>              3,427
                                                      --------
                                                        23,959
                                                      --------

           CONSUMER DURABLES  0.1%
   19,950  Eastman Kodak Company                           895
    2,128  Polaroid Corporation                             21
                                                      --------
                                                           916
                                                      --------

           CONSUMER PRODUCTS  0.2%
    7,200  Avery Dennison Corporation                      364
   18,800  Nabisco Group Holdings                          543
   17,500  Newell Rubbermaid, Inc.                         336
    3,200  Tupperware Corporation                           55
      608  Water Pik Technologies, Inc.<F1>                  6
                                                      --------
                                                         1,304
                                                      --------

           CONTAINERS  0.1%
    1,900  Ball Corporation                                 67
    2,800  Bemis Company, Inc.                              72
    6,900  Crown Cork & Seal Company, Inc.                  63
    8,900  Owens-Illinois, Inc.<F1>                         53
    9,624  Pactiv Corporation<F1>                          101
    4,904  Sealed Air Corporation<F1>                      236
                                                      --------
                                                           592
                                                      --------

           COSMETICS & SOAP  1.5%
    3,500  Alberto-Culver Company                          117
   16,200  Avon Products, Inc.                             786
   14,000  Clorox Company                                  625
   36,200  Colgate-Palmolive Company                     2,127
   64,588  Gillette Company                              2,253
    6,600  International Flavors & Fragrances, Inc.        111
   81,000  Procter & Gamble Company                      5,786
                                                      --------
                                                        11,805
                                                      --------

           DISTRIBUTION  0.0%
    9,358  Ikon Office Solutions, Inc.                      30
                                                      --------

 See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

EQUITY INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       -------------

           DIVERSIFIED  0.3%
    8,100  Danaher Corporation                          $  511
   35,410  Unilever N.V.                                 1,799
                                                      --------
                                                         2,310
                                                      --------

           DRUGS  10.3%
   91,900  Abbott Laboratories                           4,853
    8,000  Allergan, Inc.                                  673
    6,000  Alza Corporation,<F1> Class A                   486
   80,200  American Home Products Corporation            5,093
    3,100  Bard (C.R.), Inc.                               130
   18,100  Baxter International, Inc.                    1,488
   14,400  Becton, Dickinson & Company                     482
    9,300  Biogen, Inc.<F1>                                560
  118,440  Bristol-Myers Squibb Company                  7,217
   16,850  Cardinal Health, Inc.                         1,597
    9,500  Humana, Inc.<F1>                                115
   85,400  Johnson & Johnson                             7,867
   68,100  Eli Lilly & Company                           6,086
   13,400  MedImmune, Inc.<F1>                             876
   74,700  Medtronic, Inc.                               4,057
  140,900  Merck & Company, Inc.                        12,672
  381,400  Pfizer, Inc.                                 16,472
   76,412  Pharmacia Corporation                         4,203
   87,800  Schering-Plough                               4,538
    5,400  St. Jude Medical, Inc.<F1>                      297
   18,800  Tenet Healthcare Corporation<F1>                739
    5,800  Watson Pharmaceuticals, Inc.<F1>                363
                                                      --------
                                                        80,864
                                                      --------

           ELECTRIC  1.0%
   25,800  AES Corp.                                     1,458
    7,700  Ameren Corporation                              306
    9,632  CINenergy Corporation                           295
    6,900  CMS Energy Corporation                          186
   13,700  Consolidated Edison Company of New York, Inc.   482
    8,950  Constellation Energy Group                      373
   22,528  Duke Power Company                            1,947
   20,700  Edison International                            494
    6,700  Florida Progress Corporation                    356
    7,600  General Public Utilities Corporation            251
    5,300  Pinnacle West Capital Corporation               230
   16,600  TXU Corporation                                 615
   19,540  Xcel Energy, Inc.                               499
                                                      --------
                                                         7,492
                                                      --------

           ELECTRICAL EQUIPMENT  4.7%
   27,000  Emerson Electric Company                      1,983
  595,600  General Electric Company                     32,646
    5,600  Grainger (W.W.), Inc.                           179
   37,300  Solectron Corporation<F1>                     1,641
                                                      --------
                                                        36,449
                                                      --------

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ELECTRONICS  5.4%
   24,142  Agilent Technologies, Inc.<F1>              $ 1,118
   21,900  Analog Devices<F1>                            1,424
   13,400  Broadcom Corporation<F1>                      2,980
  123,800  Hewlett-Packard Company                       5,749
  414,600  Intel Corporation                            18,657
    8,100  Lexmark International Group, Inc.<F1>           332
   12,250  Molex Incorporated                              662
  133,256  Motorola, Inc.                                3,323
   10,000  National Semiconductor Corporation<F1>          260
   31,147  Palm, Inc.<F1>                                1,668
    8,900  Sanmina Corporation<F1>                       1,017
    3,450  Tektronix, Inc.<F1>                             246
  101,300  Texas Instruments, Inc.                       4,970
    3,400  Thomas & Betts Corporation                       51
                                                      --------
                                                        42,457
                                                      --------

           ENERGY  1.2%
   18,520  American Electric Power Company                 769
    9,000  Carolina Power & Light Company                  363
   12,650  Coastal Corporation                             954
   13,822  Dominion Resources, Inc.                        823
    8,900  DTE Energy Company                              322
   14,300  El Paso Energy Corporation                      896
   14,900  Entergy Corporation                             571
   14,100  FirstEnergy Corp.                               365
   11,700  FPL Group, Inc.                                 772
   11,600  Niagara Mohawk Power Corporation<F1>            186
    3,300  NICOR, Inc.                                     117
   23,800  Pacific Gas & Electric Company                  641
   13,100  Public Service Enterprises Group, Inc.          544
   17,672  Reliant Energy, Inc.                            730
   14,017  Sempra Energy                                   290
   40,200  Southern Company                              1,181
                                                      --------
                                                         9,524
                                                      --------

           ENERGY - RAW MATERIALS  0.3%
   19,990  Baker Hughes, Inc.                              687
   27,300  Halliburton Company                           1,012
   20,700  Occidental Petroleum Corporation                411
                                                      --------
                                                         2,110
           ENTERTAINMENT & LEISURE  1.2%
    7,700  Brunswick Corporation                           150
   38,000  Carnival Corporation                            943
   12,187  Hasbro, Inc.                                    131
   24,387  Mattel, Inc.                                    316
   84,100  McDonald's Corporation                        2,607
   94,416  Viacom, Inc. - Class B<F1>                    5,370
    8,050  Wendy's International, Inc.                     175
                                                      --------
                                                         9,692
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

EQUITY INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           FINANCE  1.6%
   82,700  American Express Company                    $ 4,962
    7,717  Bear Stearns Companies, Inc.                    468
   29,706  Household International, Inc.                 1,495
   14,400  Lehman Brothers Holdings, Inc.                  929
   49,000  Merrill Lynch & Company, Inc.                 3,430
   38,200  National City Corporation                       817
                                                      --------
                                                        12,101

           FINANCIAL SERVICES  2.8%
   45,090  Associates First Capital Corporation -
             Class A                                     1,674
   12,200  Capital One Financial Corporation               770
   17,900  The CIT Group, Inc. - Class A                   312
   18,815  Conseco, Inc.                                   131
    6,600  Countrywide Credit Industries, Inc.             247
   62,400  Federal National Mortgage Association         4,805
   15,000  Franklin Resources, Inc.                        643
    3,250  Kansas City Southern Industries                  28
    6,000  MBIA, Inc.                                      436
   49,662  MBNA Corporation                              1,865
    9,721  Moody's                                         256
   70,732  Morgan Stanley Group, Inc.                    5,681
    8,700  Paine Webber                                    620
   75,900  The Charles Schwab Corporation                2,666
   13,000  Stilwell Financial, Inc.                        583
    7,300  T. Rowe Price Associates, Inc.                  342
    9,700  USA Education, Inc.                             542
                                                      --------
                                                        21,601
                                                      --------

           FOOD, BEVERAGES & TOBACCO  3.8%
   38,595  Archer-Daniels-Midland Company                  425
   27,000  Campbell Soup Company                           790
  150,800  Coca-Cola Company                             9,105
   26,300  Coca-Cola Enterprises                           483
   30,250  ConAgra, Inc.                                   647
    9,800  Dardeen Restaurants, Inc.                       221
   10,000  Fortune Brands, Inc.                            294
   18,000  General Mills, Inc.                             752
    2,400  Great Atlantic & Pacific Tea Company, Inc.       24
   22,300  Heinz (H.J.) Company                            935
    8,300  Hershey Foods Corporation                       451
   25,100  Kellogg Company                                 637
   23,900  Lowe's Companies, Inc                         1,092
   89,200  PepsiCo, Inc.                                 4,321
  143,400  Philip Morris Companies, Inc.                 5,252
    8,000  Quaker Oats Company                             653
   19,400  Ralston-Ralston Purina Group                    470
   56,000  Sara Lee Corporation                          1,208
   20,600  Sysco Corporation                             1,075


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           FOOD, BEVERAGES & TOBACCO  3.8% (CONT.)
    9,120  Tricon Global Restaurants, Inc.<F1>          $  274
   10,900  UST, Inc.                                       275
    6,800  Wrigley (Wm) Jr. Company                        538
                                                      --------
                                                        29,922
                                                      --------

           GOLD & PRECIOUS METALs  0.1%
   23,200  Barrick Gold Corporation                        310
    9,600  Freeport McMoRan Copper & Gold, Inc.             76
   15,500  Homestake Mining Company                         64
   19,361  Placer Dome, Inc.                               157
                                                      --------
                                                           607
                                                      --------

           HEALTH CARE SERVICES & SUPPLIES  0.6%
    3,400  Bausch & Lomb, Inc.                             131
   24,500  Boston Scientific Corporation<F1>               390
   33,828  Columbia/HCA Healthcare Corporation           1,351
   25,700  HEALTHSOUTH Corporation<F1>                     308
   18,842  IMS Health, Inc.                                445
    6,300  Manor Care, Inc.<F1>                            105
   16,494  McKesson HBOC, Inc.                             463
      942  SYNAVANT, Inc.<F1>                                4
   10,000  UnitedHealth Group, Inc.                      1,094
    4,300  Wellpoint Health Networks<F1>                   503
                                                      --------
                                                         4,794
                                                      --------

           HOME FURNISHINGS  0.0%
   11,700  Leggett & Platt, Inc.                           192
                                                      --------

           HOSPITAL SUPPLIES & SERVICES  0.0%
    9,750  Biomet, Inc.                                    353
                                                      --------

           HOUSEHOLD PRODUCTS  0.1%
   12,300  Federated Department Stores<F1>                 401
                                                      --------

           INSURANCE  3.8%
    9,394  Aetna Life and Casualty Company                 543
   15,900  AFLAC Corporation                             1,162
   44,546  Allstate Corporation                          1,793
   15,500  American General Corporation                  1,248
  141,203  American International Group, Inc.           13,838
   15,000  Aon Corporation                                 622
   11,000  Chubb Corporation                               929
   10,200  CIGNA Corporation                             1,244
   10,200  Cincinnati Financial Corporation                375
   13,700  The Hartford Financial Services Group, Inc.   1,020
    6,225  Jefferson-Pilot Corporation                     428
   26,704  KeyCorp                                         659
   11,800  Lincoln National Corporation                    571
   16,260  Marsh & McLennan Companies, Inc.              2,126
    6,400  MGIC Investment Corporation                     436

                     See notes to the financial statements.

EQUITY INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       -------------
           INSURANCE  3.8% (CONT.)
    4,300  Progressive Corporation                       $ 422
    8,800  Providian Corporation                           915
    8,100  SAFECO Corporation                              196
   14,332  St. Paul Companies, Inc.                        735
    7,900  Torchmark Corporation                           263
   14,259  UNUM Provident Corporation                      403
                                                      --------
                                                        29,928

           INTERNET SERVICES  1.2%
  139,600  America Online, Inc.<F1>                      7,040
    3,700  Sapient Corporation<F1>                         132
   33,100  Yahoo! Inc.<F1>                               1,940
                                                      --------
                                                         9,112

           LIQUOR  0.6%
   54,700  Anheuser-Busch Companies, Inc.                2,503
    4,200  Brown-Foreman Corporation - Class B             256
    2,300  Adolph Coors Company                            146
   26,500  Seagram Company Ltd.                          1,514
                                                      --------
                                                         4,419
                                                      --------

           MACHINERY - INDUSTRIAL  0.0%
    9,500  Thermo Electron Corporation<F1>                 276
                                                      --------

           MEDICAL INSTRUMENTS 0.4%
   18,700  Guidant Corporation                             990
   12,800  PE Corp-PE Biosystems Group                   1,498
    2,900  PerkinElmer, Inc.                               347
                                                      --------
                                                         2,835
                                                      --------

           METALS & MINERALS  0.1%
    6,080  Allegheny Teledyne, Inc.                        123
    1,132  Arch Coal, Inc.                                  12
    5,200  Nucor Corporation                               180
   18,366  USX Corporation-Marathon Group, Inc.            499
    4,793  USX Corporation-US Steel Group, Inc.             76
    5,600  Worthington Industries, Inc.                     54
                                                      --------
                                                           944
                                                      --------
           MISCELLANEOUS 0.7%
   49,200  Applied Materials, Inc.<F1>                   2,614
    9,400  PPL Corporation                                 387
   24,900  3M Corporation                                2,406
                                                      --------
                                                         5,407
                                                      --------

           MULTI-INDUSTRY  1.4%
   46,141  Cendant Corporation<F1>                         554
   51,900  Corning, Inc.                                 3,970
    6,500  Loews Corporation                               591
  106,843  Tyco International, Ltd.                      6,057
                                                      --------
                                                        11,172
                                                      --------

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           NATURAL GAS  0.5%
   45,300  Enron Corporation                           $ 3,717
                                                      --------

           NETWORKING  0.0%
    6,500  Adaptec, Inc.<F1>                               103
                                                      --------

           NON-FERROUS METALS  0.3%
   13,250  Alcan Aluminum Ltd.                             418
   53,220  Alcoa, Inc.                                   1,527
    8,800  Englehard Corporation                           184
   11,400  Inco, Ltd.                                      176
    9,436  Newmont Mining Corporation                      128
    5,100  Phelps Dodge Corporation                        238
                                                      --------
                                                         2,671
                                                      --------

           OFFICE EQUIPMENT  0.0%
   21,500  Novell, Inc.<F1>                                194
                                                      --------

           OIL - DOMESTIC  0.5%
    5,600  Amerada Hess Corporation                        347
   14,278  Anadarko Petroleum Corporation                  915
    4,600  Ashland, Inc.                                   151
   13,592  Burlington Resources, Inc.                      489
    5,208  Kerr-McGee Corporation                          340
   14,900  Phillips Petroleum Company                      920
    5,200  Rowan Companies, Inc.<F1>                       131
    5,700  Sunoco, Inc.                                    171
   14,200  Unocal Corporation                              485
                                                      --------
                                                         3,949
                                                      --------

           OIL - INTERNATIONAL  4.5%
    7,400  Apache Corporation                              409
   40,400  Chevron Corporation                           3,318
   38,400  Conoco, Inc.                                  1,044
    8,200  Devon Energy Corporation                        413
  212,327  Exxon Mobil Corporation                      18,937
    9,300  Nabors Industries, Inc.<F1>                     473
  131,400  Royal Dutch Petroleum Company                 7,802
   34,500  Texaco, Inc.                                  2,038
   13,163  Transocean Sedco Forex Inc.                     698
                                                      --------
                                                        35,132
                                                      --------

           OIL & GAS SERVICES  0.5%
    1,700  Eastern Enterprises                             109
   19,513  Exelon Corporation                            1,173
    3,700  McDermott International, Inc.                    36
    2,200  Peoples Energy Corporation                       76
   33,900  Schlumberger, Ltd.                            2,581
    9,000  Tosco Corporation                               258
                                                      --------
                                                         4,233
                                                      --------


                     See notes to the financial statements.

EQUITY INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           PAPER & FOREST PRODUCTS  0.7%
    3,400  Boise Cascade Corporation                      $ 98
   13,400  Fort James Corporation                          441
   10,200  Georgia-Pacific Corporation                     274
   29,305  International Paper Company                   1,073
   34,012  Kimberly-Clark Corporation                    2,245
    6,372  Louisiana Pacific Corporation                    54
    6,200  Mead Corporation                                179
    1,800  Potlatch Corporation                             60
    3,250  Temple-Inland, Inc.                             145
    6,825  Westvaco Corporation                            195
   14,650  Weyerhaeuser Company                            688
    6,600  Willamette Industries                           240
                                                      --------
                                                         5,692
                                                      --------

           PRINTING & PUBLISHING  0.1%
   11,500  McGraw-Hill, Inc.                               738
    3,200  Meredith Corporation                            102
    7,300  R.R. Donnelley & Sons Company                   157
                                                      --------
                                                           997
                                                      --------

           PRODUCTION  0.5%
    1,400  Briggs & Stratton Corporation                    50
   22,000  Caterpillar, Inc.                               771
    5,600  Cooper Industries, Inc.                         214
    4,100  Crane Co.                                       107
   14,000  Deere & Company                                 515
   13,600  Dover Corporation                               577
    1,900  FMC Corporation<F1>                             144
   18,800  Illinois Tool Works, Inc.                     1,045
   10,300  Ingersoll-Rand Company                          389
    6,366  Pall Corporation                                137
    6,525  Parker-Hannifin Corporation                     270
    4,900  Timken Company                                   69
                                                      --------
                                                         4,288
                                                      --------

           RAILROADS  0.3%
   27,943  Burlington Northern Santa Fe                    742
   12,720  CSX Corporation                                 322
   22,200  Norfolk Southern Corporation                    314
   15,300  Union Pacific Corporation                       717
                                                      --------
                                                         2,095

           RETAIL  4.7%
   26,043  Albertson's, Inc.                               617
    4,400  American Greetings Corporation                   80
   14,800  Bed Bath & Beyond, Inc.<F1>                     382
   12,700  Best Buy Co., Inc.<F1>                          637
   12,000  Circuit City Stores, Inc.                       159
    6,000  Consolidated Stores Corporation<F1>              71
   27,242  Costco Wholesale Corporation                    998
    6,600  Dillard Department Stores, Inc. - Class A        69
   20,726  Dollar General Corporation                      321

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           RETAIL  4.7% (CONT.)
   53,275  Gap, Inc.                                  $  1,375
  141,400  Home Depot, Inc.                              6,080
   28,500  Kmart Corporation<F1>                           169
   19,400  Kohl's Department Stores<F1>                  1,051
   51,200  Kroger Corporation<F1>                        1,155
   26,622  The Limited, Inc.                               672
    2,500  Longs Drug Stores Corporation                    55
   20,514  The May Department Stores Company<F1>           538
    8,400  Nordstrom, Inc.                                 138
   23,400  Office Depot, Inc.<F1>                          195
   15,700  JC Penney Company, Inc.                         183
   11,400  RadioShack Corporation                          680
   30,800  Safeway, Inc.<F1>                             1,684
   23,600  Sears Roebuck and Company                       702
   28,750  Staples, Inc.<F1>                               410
    7,000  Supervalu, Inc.                                 108
   54,800  Target Corporation                            1,514
    9,000  Tiffany & Company                               384
   19,000  TJX Companies, Inc.                             518
   17,025  Toys `R' Us, Inc.<F1>                           293
   62,000  Walgreen Company                              2,829
  265,800  Wal-Mart Stores, Inc.                        12,061
    8,800  Winn-Dixie Stores, Inc.                         169
                                                      --------
                                                        36,297
                                                      --------

           SAVINGS & LOAN  0.4%
   13,965  Charter One Financial, Inc.                     320
   43,100  Federal Home Loan Mortgage Corporation        2,586
   10,200  Golden West Financial Corporation               572
                                                      --------
                                                         3,478
                                                      --------

           SEMICONDUCTORS  1.7%
    9,400  Advanced Micro Devices, Inc.<F1>                213
   25,200  Altera Corporation<F1>                        1,032
   12,200  Conexant Systems, Inc.<F1>                      321
   56,900  JDS Uniphase Corporation<F1>                  4,634
   10,400  KLA-Tencor Corporation<F1>                      352
   18,600  LSI Logic Corporation<F1>                       611
   20,300  Linear Technology Corporation                 1,311
   17,100  Maxim Integrated Products, Inc.<F1>           1,134
   33,000  Micron Technology Incorporated                1,147
    8,600  Novellus Systems, Inc.<F1>                      352
   10,100  Teradyne, Inc.<F1>                              316
   20,000  Xilinx, Inc.<F1>                              1,449
                                                      --------
                                                        12,872
                                                      --------

           SOFTWARE  3.5%
   14,400  Adobe Systems Incorporated                    1,095
   10,800  Citrix Systems, Inc.<F1>                        239
   22,800  Compuware Corporation<F1>                       180
    4,800  Mercury Interactive Corporation<F1>             533

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

EQUITY INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           SOFTWARE  3.5% (CONT.)
  317,300  Microsoft Corporation<F1>                  $ 21,854
   16,200  Parametric Technology Company<F1>               199
   16,800  Peoplesoft, Inc.<F1>                            733
   25,000  Siebel Systems, Inc.<F1>                      2,623
                                                      --------
                                                        27,456
                                                      --------

           STEEL  0.0%
    8,200  Bethlehem Steel Corporation<F1>                  24
                                                      --------

           TELECOMMUNICATIONS  7.1%
   37,200  ADC Telecommunications, Inc.<F1>                795
   19,600  Alltell Corporation                           1,263
  225,196  AT&T Corporation                              5,222
   16,814  Avaya, Inc.<F1>                                 226
  116,400  BellSouth Corporation                         5,624
   10,300  Cabletron Systems<F1>                           279
    8,300  CenturyTel, Inc.                                320
   47,420  Global Crossing Ltd.<F1>                      1,120
  201,779  Lucent Technologies, Inc.                     4,704
   45,400  Nextel Communications, Inc.<F1>               1,745
   99,159  Qwest Communications International, Inc.<F1>  4,822
  203,807  SBC Communications, Inc.                     11,757
    9,000  Scientific-Atlanta, Inc.                        616
   54,400  Sprint Corporation                            1,387
   54,500  Sprint PCS Group                              2,078
  164,002  Verizon Communications                        9,481
  177,170  WorldCom, Inc.                                4,208
                                                      --------
                                                        55,647
                                                      --------

           TELECOMMUNICATIONS EQUIPMENT 1.7%
    9,400  Comverse Technology, Inc.<F1>                 1,050
  182,320  Nortel Networks Corporation                   8,296
   45,500  Qualcomm, Inc.<F1>                            2,962
   25,100  Tellabs, Inc.<F1>                             1,253
                                                      --------
                                                        13,561
                                                      --------

           TEXTILES & APPAREL  0.3%
   24,200  CVS Corporation                               1,281
    3,600  Liz Claiborne, Inc.                             153
   17,400  Nike, Inc. - Class B                            695
    1,100  Springs Industries, Inc.                         26
    7,454  VF Corporation                                  204
                                                      --------
                                                         2,359
                                                      --------

           TIRE & RUBBER  0.1%
    4,800  Cooper Tire & Rubber Company                     53
    6,800  Goodrich (B.F.) Company                         278
    9,262  Goodyear Tire & Rubber Company                  171
                                                      --------
                                                           502
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           TRANSPORTATION  0.2%
    2,500  Cummins Engine Company, Inc.                   $ 85
   17,700  FedEx Corporation<F1>                           829
   18,800  Harley Davidson, Inc.                           906
                                                      --------
                                                         1,820
                                                      --------
           TRAVEL & RECREATION  0.8%
    7,150  Harrahs Entertainment, Inc.<F1>                 205
   23,000  Hilton Hotels Corporation                       218
   14,900  Marriott International, Inc. - Class A          603
    8,032  Sabre Holding Corporation<F1>                   269
  127,000  The Walt Disney Company                       4,548
                                                      --------
                                                         5,843

           TRUCKING  0.0%
    3,550  Ryder System, Inc.                               70
                                                      --------

           WASTE MANAGEMENT 0.1%
   11,800  Allied Waste Industries, Inc.<F1>               109
   37,740  Waste Management, Inc.                          755
                                                      --------
                                                           864

           Total Common Stocks (Cost $389,609)         761,569
                                                      --------

 Principal
   Amount
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  2.6%
           U.S. Treasuries  0.6%
  $ 4,600  U.S. Treasury Bill, 6.17%, 11/24/00           4,582
                                                      --------

           Total U.S. Treasuries (Cost $4,582)           4,582
                                                      --------


  Number
of Shares
(in thousands)
--------------

           INVESTMENT COMPANIES  2.0%
        6  Financial Square Prime Obligation Fund            6
   15,923  Short-Term Investments Co.
             Liquid Assets Portfolio1                    5,923
                                                      --------

           Total Investment Companies (Cost $15,929)    15,929
                                                      --------

           Total Short-Term Investments (Cost $20,511)  20,511
                                                      --------

           Total Investments (Cost $410,120) 100.0%    782,080
                                                      --------

           Other Assets, less Liabilities  0.0%            171
                                                      --------

           TOTAL NET ASSETS 100.0%                    $782,251
                                                      ========

           <F1> Non-income producing


                     See notes to the financial statements.


LARGE CAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS  88.4%
           AEROSPACE & AIRCRAFT  0.8%
   41,100  General Dynamics Corporation               $  2,941
                                                      --------

           AIR TRANSPORTATION  0.8%
  105,200  Southwest Airlines Company                    2,998
                                                      --------

           BANKING  3.8%
   57,800  Citigroup, Inc.                               3,042
   84,550  Fifth Third Bancorp                           4,344
   60,200  State Street Corporation                      7,509
                                                      --------
                                                        14,895

           BEVERAGES  0.7%
   58,300  PepsiCo, Inc.                                 2,824
                                                      --------

           BIO-TECHNOLOGY  0.9%
   29,000  Amgen, Inc.<F1>                               1,680
   73,600  Serono SA - ADR<F1>                           1,665
                                                      --------
                                                         3,345
                                                      --------

           BUSINESS SERVICES  2.7%
   27,000  Computer Sciences Corporation<F1>             1,701
   76,900  First Data Corporation                        3,855
   74,600  Sabre Group Holdings, Inc.<F1>                2,494
   50,000  SunGard Data Systems, Inc.<F1>                2,556
                                                      --------
                                                        10,606
                                                      --------

           COMMUNICATIONS & MEDIA  5.3%
  131,100  Charter Communications, Inc.<F1>              2,556
   23,600  Clear Channel Communications, Inc.<F1>        1,417
   93,200  Infinity Broadcasting                         3,099
  115,200  Interpublic Group of Companies, Inc.          4,946
   59,900  Omnicom Group, Inc.                           5,526
   92,200  The Walt Disney Company                       3,302
                                                      --------
                                                        20,846
                                                      --------

           COMPUTER HARDWARE  3.7%
   83,900  EMC Corporation<F1>                           7,472
   64,200  Sun Microsystems, Inc.                        7,118
                                                      --------
                                                        14,590
                                                      --------

           DRUGS  9.7%
   37,000  Baxter International, Inc.                    3,041
   64,600  Bristol-Myers Squibb Company                  3,937
   54,200  Eli Lilly and Company                         4,844
   26,000  Genentech, Inc.<F1>                           2,145
   48,800  Johnson & Johnson                             4,496
   79,900  Merck & Co., Inc.                             7,186
  176,975  Pfizer, Inc.                                  7,643
   50,100  Pharmacia Corporation                         2,756
   33,300  Watson Pharmaceuticals, Inc.<F1>              2,083
                                                      --------
                                                        38,131
                                                      --------

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ELECTRIC  0.3%
   17,800  Exelon Corporation                         $  1,068
                                                      --------

           ELECTRONIC COMPONENTS & SEMICONDUCTORS  8.9%
   52,500  Analog Devices,Inc.<F1>                       3,413
   62,600  Applied Materials, Inc.<F1>                   3,326
   33,800  Applied Micro Circuits Corporation<F1>        2,584
   49,300  ASM Lithography Holding N.V.<F1>              1,371
   14,800  Broadcom Corporation<F1>                      3,291
   70,600  Flextronics International Ltd.<F1>            2,683
  113,900  Intel Corporation                             5,126
   30,000  Linear Technology Corporation                 1,937
   79,637  Molex, Inc. - Class A                         3,131
   18,900  PMC - Sierra, Inc.<F1>                        3,204
   50,100  Texas Instruments Incorporated                2,458
   30,700  Xilinx, Inc.<F1>                              2,224
                                                      --------
                                                        34,748
                                                      --------

           FINANCIAL SERVICES  4.0%
   49,800  Federal Home Loan Mortgage Corporation        2,988
   26,100  Federal National Mortgage Association         2,010
  190,125  MBNA Corporation                              7,142
   43,800  Morgan Stanley Dean Witter & Company          3,518
                                                      --------
                                                        15,658
                                                      --------

           HEALTH CARE SERVICES & SUPPLIES  0.8%
   32,050  Cardinal Health, Inc.                         3,037
                                                      --------

           INSURANCE  5.4%
   66,250  AFLAC, Inc.                                   4,840
   79,723  American International Group                  7,813
   58,100  Aon Corporation                               2,408
   31,300  Hartford Financial Services Group, Inc.       2,330
   58,300  MGIC Investment Corporation                   3,972
                                                      --------
                                                        21,363
                                                      --------

           LIQUOR  0.6%
   55,100  Anheuser-Busch Companies,Inc.                 2,521
                                                      --------

           MEDICAL INSTRUMENTS  0.6%
   40,200  Medtronic, Inc.                               2,183
                                                      --------

           MULTI-INDUSTRY  1.6%
  111,900  Tyco International, Ltd.                      6,343
                                                      --------

           NETWORKING PRODUCTS  4.7%
    7,800  Brocade Communications Systems, Inc.<F1>      1,774
  154,500  Cisco Systems, Inc.<F1>                       8,324
   20,100  Extreme Networks, Inc.<F1>                    1,667
   19,300  Juniper Networks, Inc.<F1>                    3,764
   25,300  Network Appliance, Inc.<F1>                   3,011
                                                      --------
                                                        18,540
                                                      --------

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

LARGE CAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           Oil & Gas - Domestic  3.5%
   58,100  Burlington Resources, Inc.                 $  2,092
  114,500  EOG Resources, Inc.                           4,508
   58,700  Phillips Petroleum Company                    3,625
   56,300  Texaco, Inc.                                  3,325
                                                      --------
                                                        13,550

           OIL & GAS SERVICES  4.6%
   79,300  Apache Corporation                            4,386
   66,275  Enron Corporation                             5,439
   68,900  Halliburton Company                           2,554
   73,500  Schlumberger Limited                          5,595
                                                      --------
                                                        17,974

           RETAIL  7.4%
  115,900  Dollar General Corporation                    1,796
   51,400  Home Depot, Inc.                              2,210
   58,400  Kohl's Corporation<F1>                        3,164
  109,500  Lowe's Companies, Inc.                        5,003
  138,500  Safeway, Inc.<F1>                             7,574
   97,500  Walgreen Company                              4,448
  105,800  Wal-Mart Stores, Inc.                         4,801
                                                      --------
                                                        28,996

           SOFTWARE  5.6%
   28,600  Adobe Systems, Inc.                           2,175
   13,100  Ariba, Inc.<F1>                               1,655
   14,100  Check Point Software Technologies, Ltd.<F1>   2,233
   11,400  i2 Technologies, Inc.<F1>                     1,938
  104,200  Microsoft Corporation<F1>                     7,177
   48,400  Oracle Corporation<F1>                        1,597
   26,500  Siebel Systems, Inc.<F1>                      2,781
   17,600  VERITAS Software Corporation<F1>              2,482
                                                      --------
                                                        22,038

           TELECOMMUNICATIONS  2.8%
   29,100  ALLTEL Corporation                            1,875
   80,100  Global Crossing Ltd.<F1>                      1,892
   97,672  MCI WorldCom, Inc.<F1>                        2,320
   65,700  Nextel Communications, Inc.<F1>               2,525
   17,600  VoiceStream Wireless Corporation<F1>          2,314
                                                      --------
                                                        10,926


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           TELECOMMUNICATIONS EQUIPMENT  7.4%
   38,800  CIENA Corporation<F1>                      $  4,079
   21,500  Comverse Technology, Inc.<F1>                 2,403
   47,700  Corning Incorporated                          3,649
   37,700  JDS Uniphase Corporation<F1>                  3,070
  165,100  Nortel Networks Corporation                   7,512
   56,900  Qualcomm, Inc.                                3,704
   41,900  Scientific-Atlanta, Inc.                      2,867
    6,700  SDL, Inc.<F1>                                 1,737
                                                      --------
                                                        29,021
                                                      --------

           TRANSPORTATION  1.0%
   84,700  Harley-Davidson,Inc.                          4,081
                                                      --------

           TRAVEL & RECREATION  0.8%
  131,400  Carnival Corporation - Class A                3,260
                                                      --------

           Total Common Stocks (Cost $227,379)         346,483
                                                      --------


  Number of
   Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  10.6%
           INVESTMENT COMPANIES  8.8%
   15,606  Financial Square Prime Obligation Fund       15,606
   18,901  Short-Term Investments Co.
             Liquid Assets Portfolio                    18,901
                                                      --------

           Total Investment Companies
             (Cost $34,507)                             34,507
                                                      --------


  Principal
   Amount
(in thousands)
--------------

           Variable Rate Demand Notes  1.8%
   $7,000  Sara Lee Corporation                          7,000
                                                      --------

           Total Variable Rate Demand Notes
             (Cost $7,000)                               7,000
                                                      --------

           Total Short-Term Investments
             (Cost $41,507)                             41,507
                                                      --------

           Total Investments (Cost $268,886) 99.0%     387,990
                                                      --------

           Other Assets, less Liabilities  1.0%          3,891
                                                      --------

           TOTAL NET ASSETS 100.0%                    $391,881
                                                      ========


           <F1>Non-income producing

           ADR - American Depository Receipt


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

LARGE CAP GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS  95.1%
           AUTOMOBILE  0.7%
   96,149  Ford Motor Company                         $  2,512
                                                      --------

           BANKING  2.7%
  130,000  Citigroup Inc.                                6,841
   55,000  Wells Fargo & Company                         2,547
                                                      --------
                                                         9,388
                                                      --------

           BROADCASTING  0.9%
   52,000  Clear Channel Communications, Inc.<F1>        3,123
                                                      --------

           BROKERAGE SERVICES  0.9%
   44,000  Merrill Lynch & Company, Inc.                 3,080
                                                      --------

           COMPUTER PERIPHERALS  4.4%
  170,000  EMC Corporation<F1>                          15,141
                                                      --------

           COMPUTER PRODUCTS & SERVICES  14.5%
   97,500  America Online, Inc.<F1>                      4,917
  287,400  Cisco Systems, Inc.<F1>                      15,484
   15,000  Computer Sciences Corporation<F1>               945
  100,000  Dell Computer Corporation<F1>                 2,950
   40,000  Hewlett-Packard Company                       1,857
   45,000  Juniper Networks, Inc.<F1>                    8,775
  130,000  Sun Microsystems, Inc.<F1>                   14,414
                                                      --------
                                                        49,342
                                                      --------

           COMPUTERS & SOFTWARE  11.2%
   20,000  Adobe Systems Inc.                            1,521
   12,000  BEA Systems, Inc.<F1>                           861
   17,000  BroadVision, Inc.<F1>                           506
   18,000  i2 Technologies, Inc.<F1>                     3,060
  166,000  Microsoft Corporation<F1>                    11,433
  218,000  Oracle Corporation<F1>                        7,194
   82,000  Siebel Systems, Inc.<F1>                      8,605
   34,000  VERITAS Software Corporation<F1>              4,795
                                                      --------
                                                        37,975

           COSMETICS & TOILETRIES 0.5%
   25,000  Kimberly-Clark Corporation                    1,650
                                                      --------

           DRUGS  9.7%
   30,000  American Home Products Corporation            1,905
  100,000  Bristol-Myers Squibb Company                  6,094
   30,000  Genentech, Inc.<F1>                           2,475
  112,000  Merck & Co., Inc.                            10,073
  201,750  Pfizer Inc.                                   8,713
   60,000  Watson Pharmaceuticals, Inc.<F1>              3,754
                                                      --------
                                                        33,014
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ELECTRICAL EQUIPMENT  2.6%
  160,500  General Electric Company                   $  8,797
                                                      --------

           ELECTRONICS - SEMICONDUCTORS  9.2%
   18,000  Analog Devices,Inc.<F1>                       1,170
   35,000  Applied Materials, Inc.<F1>                   1,859
   10,000  Broadcom Corporation<F1>                      2,224
  150,560  Intel Corporation                             6,775
   45,000  JDS Uniphase Corporation<F1>                  3,662
   20,000  Micron Technology, Inc.                         695
   25,000  PMC - Sierra, Inc.<F1>                        4,238
    8,000  SDL, Inc.<F1>                                 2,074
   85,000  Texas Instruments Inc.                        4,170
   60,000  Vitesse Semiconductor Corporation<F1>         4,196
    7,000  Xilinx, Inc.<F1>                                507
                                                      --------
                                                        31,570
                                                      --------

           FOOD & BEVERAGE  1.7%
   25,000  Anheuser-Busch Companies, Inc.                1,144
   40,000  H. J. Heinz Company                           1,678
   60,000  PepsiCo, Inc.                                 2,906
                                                      --------
                                                         5,728
                                                      --------

           HEALTH TECHNOLOGY  2.1%
   38,900  Baxter International Inc.<F1>                 3,197
   50,000  Guidant Corporation                           2,647
   54,500  Serono SA, ADR<F1>                            1,233
                                                      --------
                                                         7,077
                                                      --------

           HOUSEHOLD PRODUCTS  2.5%
   90,000  Clorox Company                                4,016
   63,658  Procter & Gamble Company                      4,548
                                                      --------
                                                         8,564
                                                      --------

           INSURANCE  3.8%
  133,519  American International Group, Inc.           13,085
                                                      --------

           MANUFACTURING  2.0%
   94,164  Illinois Tool Works Inc.                      5,232
   30,000  Tyco International Ltd.                       1,701
                                                      --------
                                                         6,933
                                                      --------

           MEDICAL PRODUCTS & SERVICES  4.1%
   62,250  Cardinal Health, Inc.                         5,898
   20,000  Johnson & Johnson                             1,842
   15,000  MedImmune, Inc.<F1>                             981
   99,530  Medtronic, Inc.                               5,406
                                                      --------
                                                        14,127
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

LARGE CAP GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           METALS & MINING  1.0%
  120,000  Alcoa Inc.                                 $  3,443
                                                      --------

           MULTIMEDIA  0.3%
   15,000  Time Warner Inc.                              1,139
                                                      --------

           NATURAL GAS  1.6%
   72,300  Coastal Corporation                           5,454
                                                      --------

           OFFICE & BUSINESS EQUIPMENT  0.8%
   27,000  International Business Machines Corporation   2,660
                                                      --------

           OIL  2.1%
    2,500  Ashland Inc.                                     82
   25,566  BP Amoco PLC, ADR                             1,302
   44,238  Exxon Mobil Corporation                       3,945
   30,000  Halliburton Company                           1,112
   25,000  Valero Energy Corporation                       827
                                                      --------
                                                         7,268
                                                      --------

           PRODUCER MANUFACTURING  0.5%
   30,000  Textron, Inc.                                 1,513
                                                      --------

           RETAIL TRADE  5.3%
    5,000  Federated Department Stores, Inc.,
             warrants, 12/19/01<F1>                         40
   57,000  The Home Depot, Inc.                          2,451
  100,200  Kohl's Corporation<F1>                        5,429
   76,244  Safeway, Inc.<F1>                             4,170
  128,000  Wal-Mart Stores, Inc.                         5,808
                                                      --------
                                                        17,898
                                                      --------

           SCIENTIFIC INSTRUMENTS  0.6%
   40,000  Millipore Corporation                         2,100
                                                      --------

           TELECOMMUNICATIONS & EQUIPMENT  9.4%
  100,000  Alcatel SA ADR                                6,236
   56,000  BellSouth Corporation                         2,706
    5,000  CIENA Corporation<F1>                           526
   30,000  Comverse Technology, Inc.<F1>                 3,353
   44,000  Corning Inc.                                  3,366
   26,000  Nokia Corporation, ADR                        1,111
   77,000  Nortel Networks Corporation                   3,503
  292,000  Telefonaktiebolaget LM Ericsson,
            Class B, ADR                                 4,052
   42,072  Verizon Communications                        2,432
   46,000  Vodafone Group PLC, ADR                       1,958
  122,500  WorldCom, Inc.<F1>                            2,909
                                                      --------
                                                        32,152
                                                      --------

           Total Common Stocks (Cost $189,277)         324,733
                                                      --------


  Number of                                        Market Value
  Contracts                                       (in thousands)
  ---------                                       --------------

           Put Options Purchased  0.0%
           American International Group, Inc.,
      500    expires 11/18/00, exercise price $85      $    11
           EMC Corporation, expires 11/18/00,
      500    exercise price $80                             94
           Intel Corporation, expires 11/18/00,
      250    exercise price $35                              6
           Sun Microsystems, Inc., expires 11/18/00,
      200    exercise price $100                            56
                                                      --------

           Total Put Options Purchased (Cost $525)         167
                                                      --------


   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  5.0%
           Investment Companies  3.1%
    1,752  Lindner Government Money Market Fund          1,752
    2,500  RNC Money Market Fund                         2,500
    6,220  Short-Term Investments Co. Gov.
             Agency Portfolio                            6,220
                                                      --------

           Total Investment Companies (Cost $10,472)    10,472
                                                      --------


  Principal
   Amount
(in thousands)
--------------

           Variable Rate Demand Notes  1.9%
   $6,529  Sara Lee Corporation                          6,529
                                                      --------

           Total Variable Rate Demand Notes
             (Cost $6,529)                               6,529
                                                      --------

           Total Short-Term Investments
            (Cost $17,001)                              17,001
                                                      --------

           Total Investments (Cost $206,803) 100.1%    341,901
                                                      --------

           Liabilities, less Other Assets  (0.1)%         (459)
                                                      --------

           TOTAL NET ASSETS 100.0%                    $341,442
                                                      ========


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

LARGE CAP GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


  Number of                                        Market Value
  Contracts                                       (in thousands)
  ---------                                       --------------

           Schedule of Call Options Written
           Cisco Systems, Inc., expires 1/20/01,
      300    exercise price $75                           $ 26
           Kohl's Corporation, expires 11/18/00,
      250    exercise price $65                              6
           Nokia Corporation, ADR, expires 1/20/01,
      150    exercise price $55                             23
                                                      --------

           Total Call Options Written
             (Premiums received $159)                       55
                                                      --------

           Schedule of Put Options Written
       15  SDL, Inc., expires 12/16/00,
             exercise price $320                           117
      230  Safeway, Inc., expires 12/16/00,
             exercise price $40                              3
                                                      --------

           Total Put Options Written
             (Premiums received $78)                       120
                                                      --------

           Total Options Written
             (Premiums received $237)                     $175
                                                      ========

           <F1>Non-income producing

           ADR - American Depository Receipt
           PLC - Public Limited Company


                                                            (LOGO) FIRSTAR FUNDS

(LOGO) FIRSTAR FUNDS

INTERNATIONAL VALUE FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                                                                                                  Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------                                            ------
           COMMON AND PREFERRED STOCKS 92.1%
           AUSTRALIA 1.3%
  100,000  Westpac Bank                                                Banks                                           $  682,697
                                                                                                                       ----------

           AUSTRIA 1.8%
    9,787  Bank Austria AG<F1>                                         Banks                                              528,837
    9,500  VA Technologie AG                                           Engineering                                        384,091
                                                                                                                       ----------
                                                                                                                          912,928
                                                                                                                       ----------

           BERMUDA 1.9%
   13,000  XL Capital Ltd. - Class A                                   Insurance                                          999,375
                                                                                                                       ----------

           BRAZIL 1.3%
   15,000  Companhia Vale do Rio Doce ADR                              Diversified Minerals                               350,625
   20,000  Embratel Participacoes SA                                   Telecommunications                                 323,750
                                                                                                                       ----------
                                                                                                                          674,375
                                                                                                                       ----------

           CHINA 0.7%
3,500,000  Sinopec Shanghai Petrochemical Co., LTD                     Petrochemicals                                     354,528
                                                                                                                       ----------

           CROATIA 1.0%
   50,000  Pliva d.d. 144A GDR<F2>                                     Pharmaceuticals                                    514,570
                                                                                                                       ----------

           DENMARK 0.9%
   64,345  Nordic Baltic Holding AB<F1>                                Financial Services                                 483,626
                                                                                                                       ----------

           FINLAND 1.4%
        1  Instrumentarium Corporation                                 Medical Products                                        23
   18,000  Tietoenator Oyj                                             Computer Software                                  345,567
   50,000  Valmet - Rauma Oyj                                          Machinery                                          381,421
                                                                                                                       ----------
                                                                                                                          727,011
                                                                                                                       ----------

           FRANCE 4.5%
   30,000  Alstom                                                      Machinery                                          658,586
    5,200  Compagnie de Saint Gobain                                   Building & Construction                            687,133
   14,000  Pechiney SA                                                 Metal Processing                                   522,122
   45,000  Usinor SA                                                   Steel                                              490,126
                                                                                                                       ----------
                                                                                                                        2,357,967
                                                                                                                       ----------

           GERMANY 8.2%
   10,000  Adidas-Salomon AG                                           Footwear                                           459,824
   16,300  BASF AG                                                     Chemicals                                          641,058
   12,500  DaimlerChrysler AG                                          Automobiles                                        575,839
   15,600  E.On AG                                                     Manufacturing                                      792,033
   11,000  Jenoptik AG                                                 Manufacturing                                      302,551
   15,000  Linde AG                                                    Manufacturing                                      654,772
   19,000  Merck KGAA                                                  Pharmaceuticals                                    723,894
      700  SAP AG                                                      Software                                           141,507
                                                                                                                       ----------
                                                                                                                        4,291,478

                                                                                                                       ----------

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

INTERNATIONAL VALUE FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000



   Number                                                                                                                  Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------                                            ------

           GREAT BRITAIN 10.4%
  100,845  British Airways PLC                                         Airlines                                        $  451,064
   44,650  British Telecommunications PLC                              Telecommunications                                 523,921
   75,000  The Great Universal Stores PLC                              Retail                                             518,443
   58,000  Lloyds TSB Group PLC                                        Banks                                              591,287
   65,000  Nycomed Amersham PLC                                        Medical Products                                   582,414
  270,380  Rolls-Royce PLC                                             Aerospace & Aircraft                               702,847
   21,900  Royal Bank of Scotland Group PLC - V                        Banks                                               25,920
   22,057  Royal Bank of Scotland Group PLC                            Banks                                              495,530
   50,381  Standard Chartered PLC                                      Banks                                              727,254
  120,000  Unilever PLC                                                Consumer Goods                                     812,518
                                                                                                                       ----------
                                                                                                                        5,431,198

           GREECE 0.7%
   20,000  Hellenic Telecommunications Organization SA                 Telecommunications                                 348,596
                                                                                                                       ----------

           HUNGARY 0.7%
   14,000  Matav RT-Sponsored ADR                                      Telecommunications                                 329,000
                                                                                                                       ----------

           HONG KONG 3.2%
   54,390  HSBC Holdings PLC                                           Banks                                              756,666
   44,500  Hutchison Whampoa Limited                                   Diversified Operations                             552,748
  142,000  Peregrine Investments Holdings Limited                      Financial Services                                       0
  250,000  SmarTone Telecommunications Limited                         Telecommunications                                 370,235
                                                                                                                       ----------
                                                                                                                        1,679,649
                                                                                                                       ----------

           IRELAND 2.1%
   70,000  Bank of Ireland                                             Banks                                              538,735
  200,000  Eircom PLC                                                  Telecommunications                                 556,027
                                                                                                                       ----------
                                                                                                                        1,094,762
                                                                                                                       ----------

           ITALY 3.6%
  160,000  Banca Nazionale del Lavoro                                  Banks                                              518,054
  135,000  ENI SPA                                                     Oil & Gas Exploration                              730,039
  450,000  Parmalat Finanziaria SPA                                    Food Products                                      648,415
                                                                                                                       ----------
                                                                                                                        1,896,508
                                                                                                                       ----------



                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

INTERNATIONAL VALUE FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                                                                                                  Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------                                            ------

           JAPAN 19.0%
  130,000  Asahi Chemical Industry, Ltd.                               Chemicals                                       $  804,836
   30,000  Daiichi Pharmaceutical Co., Ltd.                            Drugs                                              851,727
   75,000  Daiwa Securities Company Limited                            Financial Services                                 830,434
   23,000  Fujitsu Limited                                             Computers                                          409,488
   83,000  Hitachi Ltd.                                                Electrical Products                                889,368
   16,000  Honda Motor Co., LTD                                        Automobiles                                        552,432
    4,500  Mabuchi Motor Co., LTD                                      Manufacturing                                      480,539
   40,000  Marui Co., Ltd.                                             Retail                                             589,798
      104  Mizuho Holdings, Inc.                                       Banks                                              799,122
  22,000   NEC Corporation                                             Electrical Products                                419,086
   30,000  Nihon Unisys, Ltd.                                          Software                                           406,631
  102,000  Nippon Fire & Marine Insurance                              Insurance                                          379,266
  145,000  Nishimatsu Construction Co., Ltd.                           Building & Construction                            458,147
   35,000  Sankyo Company, Ltd.                                        Drugs                                              770,905
  100,000  The Sumitomo Trust & Banking Co., Ltd.                      Banks                                              769,302
    5,000  TDK Corporation                                             Computers                                          503,710
                                                                                                                       ----------
                                                                                                                        9,914,791
                                                                                                                       ----------

           MALAYSIA 0.8%
  490,000  Technology Resources Industries Bhd                         Telecommunications                                 397,158
                                                                                                                       ----------

           MEXICO 2.0%
    9,500  Telefonos de Mexico SA                                      Telecommunications                                 512,406
   10,000  Grupo Televisa SA                                           Telecommunications                                 541,250
                                                                                                                       ----------
                                                                                                                        1,053,656
                                                                                                                       ----------

           NETHERLANDS 4.8%
   30,434  ABN AMRO Holding NV                                         Banks                                              704,228
   10,104  ING Group NV                                                Insurance                                          693,012
   25,118  Koninklijke KPN NV                                          Telecommunications                                 508,194
   27,000  Wolters Kluwer NV                                           Publishing                                         606,916
                                                                                                                       ----------
                                                                                                                        2,512,350
                                                                                                                       ----------

           NORWAY 0.8%
   30,000  Petroleum Geo Services ASA                                  Oil & Gas Exploration                              412,881
                                                                                                                       ----------

           PORTUGAL 0.9%
   50,000  Portugal Telecom SA                                         Telecommunications                                 444,991
                                                                                                                       ----------

           RUSSIA 1.3%
    7,000  Lukoil Holding ADR                                          Oil & Gas - International                          373,800
   33,000  Rostelecom ADR                                              Telecommunications                                 288,750
                                                                                                                       ----------
                                                                                                                          662,550
                                                                                                                       ----------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

INTERNATIONAL VALUE FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                                                                                                  Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------                                            ------

           SINGAPORE 1.0%
 112,000   City Developments Limited                                   Real Estate                                     $  516,776
                                                                                                                       ----------

           SLOVAK REPUBLIC 0.2%
 50,000    Slovakofarma 144A GDR<F2>                                   Health & Beauty Aids                               100,000
                                                                                                                       ----------

           SOUTH AFRICA 0.9%
  225,000  Old Mutual PLC                                              Insurance                                          494,209
                                                                                                                       ----------

           SOUTH KOREA 0.8%
   12,000  Korea Telecom Corporation                                   Telecommunications                                 442,500
                                                                                                                       ----------

           SPAIN 3.3%
   55,000  Iberdrola SA                                                Electric                                           671,766
   35,000  Repsol SA                                                   Oil & Gas - International                          555,348
   25,000  Telefonica SA                                               Telecommunications                                 476,140
                                                                                                                       ----------
                                                                                                                        1,703,254
                                                                                                                       ----------

           SWEDEN 3.7%
    7,956  ABB Ltd.                                                    Engineering                                        705,083
   30,000  Atlas Copco AB - Class B                                    Mining                                             618,263
   50,000  Electrolux AB                                               Appliances                                         628,743
                                                                                                                       ----------
                                                                                                                        1,952,089
                                                                                                                       ----------

           SWITZERLAND 7.6%
      525  Novartis AG                                                 Drugs                                              796,215
       70  Roche Holding AG                                            Drugs                                              639,229
      800  Swiss Life Insurance & Pension                              Insurance                                          621,990
    2,000  Swisscom AG                                                 Telecommunications                                 507,757
    4,500  UBS AG                                                      Building Products                                  623,158
    1,638  Zurich Financial Services AG                                Insurance                                          792,532
                                                                                                                       ----------
                                                                                                                        3,980,881
                                                                                                                       ----------

           THAILAND 1.3%
   35,000  Advanced Info Service Public Co., LTD                       Telecommunications                                 288,053
  710,000  Thai Farmers Bank Public Company Limited                    Banks                                              367,227
                                                                                                                       ----------
                                                                                                                          655,280
                                                                                                                       ----------

           Total Common and Preferred Stocks (Cost $50,191,513)                                                        48,021,634
                                                                                                                       ----------


                     See notes to the financial statements.


(LOGO) FIRSTAR FUNDS

INTERNATIONAL VALUE FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                                                                                                  Market
  of Shares                                                                                                                 Value
  ---------                                                                                                                ------

           SHORT-TERM INVESTMENTS 3.3%
           INVESTMENT COMPANIES 0.3%
   31,000  ROC Taiwan Fund                                                                                              $ 182,125
                                                                                                                       ----------

           Total Investment Companies (Cost $250,577)                                                                     182,125
                                                                                                                       ----------

  Principal
   Amount
  ---------
           Variable Rate Demand Notes 3.0%
 $1,553,778  Chase U.S.                                                                                                 1,553,778
                                                                                                                       ----------

           Total Variable Rate Demand Notes (Cost $1,553,778)                                                           1,553,778
                                                                                                                       ----------

           Total Short-Term Investments (Cost $1,804,355)                                                               1,735,903
                                                                                                                       ----------

           Total Investments (Cost $51,995,868) 95.4%                                                                  49,757,537
                                                                                                                       ----------

           Other Assets, less Liabilities 4.6%                                                                          2,405,859
                                                                                                                       ----------

           TOTAL NET ASSETS 100%                                                                                      $52,163,396
                                                                                                                      ===========

           <F1> Non-income producing
           <F2> Unregistered security

           AB  - Aktiebolag (Swedish Stock Co.)
           ADR - American Depository Receipt
           AG  - Aktiengesellschaft (German Stock Co.)
           GDR - Global Depository Receipt
           NV  - Naamloze Vennootschaap (Dutch Corporation)
           PLC - Public Limited Company
           SA  - Societe Anonyme (French Corporation)
           SpA - Societa per Azioni (Italian Corporation)


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

INTERNATIONAL GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                                                                                                  Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------                                            ------

           Common Stocks  98.0%

           AUSTRALIA 5.4%
  300,000  Aristocrat Leisure Limited                                  Casino Services                                $   937,451
  510,800  BRL Hardy Limited                                           Beverages                                        2,003,812
  249,450  Computershare Limited                                       Computer Services                                1,079,394
  360,775  ERG Limited                                                 Electronic Components & Instruments              1,766,764
  132,500  Macquarie Bank Limited                                      Banks                                            1,919,145
                                                                                                                       ----------
                                                                                                                        7,706,566
                                                                                                                       ----------

           BRAZIL 0.5%
   27,400  Petroleo Brasileiro S.A., ADR                               Oil & Gas                                          726,634
                                                                                                                       ----------

           DENMARK 1.4%
   46,140  Carlsberg A/S                                               Brewery                                          1,985,261
                                                                                                                       ----------

           FINLAND 1.3%
   45,900  Nokia OYJ<F1>                                               Telecommunications                               1,886,499
                                                                                                                       ----------

           FRANCE 13.2%
   54,620  Accor SA<F1>                                                Hotels & Lodging                                 2,208,318
   33,900  Alcatel                                                     Telecommunications                               2,065,952
   35,500  Aventis SA                                                  Pharmaceuticals                                  2,557,637
   15,800  Axa                                                         Insurance                                        2,081,825
   22,200  Banque Nationale De Paris                                   Banks                                            1,911,782
   11,100  Cap Gemini SA                                               Computer Software                                1,768,774
    8,740  Castorama Dubois                                            Retail                                           1,774,965
   15,715  Total Fina SA, Class B                                      Oil Companies - Integrated                       2,245,761
   60,800  Vivendi Environnement<F1>                                   Water Treatment Systems                          2,267,503
                                                                                                                       ----------
                                                                                                                       18,882,517
                                                                                                                       ----------

           GERMANY 4.3%
    6,200  Allianz AG                                                  Insurance                                        2,104,679
   25,450  Fresenius Medical Care AG                                   Health Care                                      2,027,717
   15,460  Marschollek Lautenshlaeger und Partner AG                   Financial Services                               2,083,523
                                                                                                                       ----------
                                                                                                                        6,215,919

           HONG KONG 2.7%
   70,000  Cheung Kong (Holdings) Limited                              Real Estate                                        774,128
  107,000  China Mobile (Hong Kong) Limited<F1>                        Telecommunications                                 678,027
  780,000  China Resources Enterprise Limited                          Diversified Operations                             875,101
  190,000  China Unicom Limited<F1>                                    Telecommunications                                 381,282
   91,000  Hang Seng Bank Limited                                      Banks                                            1,070,540
                                                                                                                       ----------
                                                                                                                        3,779,078

           IRELAND 1.5%
  147,000  Allied Irish Banks PLC                                      Banks                                            1,495,168
   66,100  Irish Life & Permanent PLC                                  Financial Services                                 661,672
                                                                                                                       ----------
                                                                                                                        2,156,840


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

INTERNATIONAL GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                                                                                                  Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------                                            ------

           ITALY 4.5%
  181,050  Autogrill SpA                                               Restaurants                                    $ 1,996,491
  145,000  Banca Fideuram SpA                                          Financial Services                               2,226,988
  417,300  ENI SpA                                                     Oil Companies - Integrated                       2,256,632
                                                                                                                       ----------
                                                                                                                        6,480,111

           JAPAN 22.4%
    8,200  Avex, Inc.                                                  Entertainment - Television                         826,084
   15,500  C TWO-NETWORK Company, Limited                              Food                                               957,814
  117,000  Daiwa Securities Co. Limited                                Financial Services                               1,295,477
      149  DDI CORPORATION                                             Telephone                                          698,673
   15,600  ENPLAS CORPORATION                                          Electrical & Electronic                            658,467
    7,800  Fast Retailing Company Limited                              Retail                                           1,918,035
  290,000  FUJI ELECTRIC COMPANY, LIMITED<F1>                          Machinery - Electrical                             946,378
   30,000  Fuji Photo Film Company, Limited                            Photo Equipment                                  1,112,740
   16,000  Hogy Medical Company                                        Health Care                                      1,025,736
  189,000  Japan Radio                                                 Telecommunications                               1,490,330
  173,000  Japan Storage Battery Company, Limited                      Batteries                                          602,070
   72,000  KOA                                                         Electrical & Electronic                          1,615,534
   11,500  KOSE Corporation                                            Cosmetics & Toiletries                             399,090
    3,700  Kyocera Corporation                                         Electrical & Electronic                            481,180
   70,000  Mitsui Mining & Smelting Co., Limited                       Metals & Mining                                    589,798
   71,000  NGK INSULATORS, LIMITED                                     Electrical & Electronic                            939,602
   64,000  NGK Spark Plug                                              Automotive Parts & Equipment                       984,120
   45,000  Nihon Unisys Limited                                        Computer Software                                  609,947
  173,000  NIPPON CHEMI-CON CORPORATION                                Capacitors                                         887,262
      133  Nippon Telegraph & Telephone Corporation                    Telecommunications                               1,209,535
      700  Nippon Television Network Corporation                       Television                                         394,267
   42,000  Nomura Securities Co. Limited                               Financial Services                                 890,467
       37  NTT Mobile Communications Network, Inc.                     Telecommunications                                 911,531
    8,200  Orix Corporation                                            Financial Services                                 859,878
    4,900  Rohm Co. Limited                                            Electrical & Electronic                          1,234,537
   15,000  Ryohin Keikaku Co. Limited                                  Retail                                             761,702
  185,000  Sakura Bank Limited                                         Banks                                            1,346,965
   47,000  SANTEN PHARMACEUTICAL COMPANY, LIMITED                      Drugs                                              927,604
   11,800  Sony Corporation                                            Electrical & Electronic                            942,358
    5,900  TDK Corporation                                             Electrical & Electronic                            594,377
   24,000  TOKYO BROADCASTING SYSTEM, INC.                             Television                                         938,548
   11,000  Toyota Gosei                                                Automotive Parts & Equipment                       439,235
    7,500  Toys "R" Us-Japan, Limited                                  Retail                                           1,023,446
   10,600  World Co., Limited                                          Textile/Apparel                                    394,139
   13,000  Yamada Denki                                                Retail                                           1,142,963
                                                                                                                       ----------
                                                                                                                       32,049,889
                                                                                                                       ----------

           MEXICO 0.5%
   12,600  Telefonos de Mexico SA de CV (Telmex), ADR                  Telephone                                          679,613
                                                                                                                       ----------


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

INTERNATIONAL GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                                                                                                  Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------                                            ------

           Netherlands 8.4%
   32,200  Akzo Nobel                                                  Chemicals & Pharmaceuticals                    $ 1,464,257
   22,000  Gucci Group NV, Sponsored ADR                               Textile/Apparel                                  2,150,500
   37,420  Jomed NV<F1>                                                Medical Products                                 2,286,795
   51,750  Koninklijke (Royal) Philips Electronics NV                  Electronic Components                            2,031,313
  135,700  Vedior NV                                                   Human Resources                                  2,018,592
   42,840  VNU NV                                                      Publishing                                       2,015,274
                                                                                                                       ----------
                                                                                                                       11,966,731

           NEW ZEALAND 1.3%
  579,700  Fletcher Challenge Energy                                   Oil & Gas                                        1,898,204
                                                                                                                       ----------

           SINGAPORE 2.3%
   78,840  Datacraft Asia Limited                                      Telecommunications                                 540,054
  470,000  DBS Land Limited                                            Real Estate                                        714,839
  700,000  Singapore Telecommunications Limited                        Telecommunications                               1,160,353
  117,000  United Overseas Bank Limited                                Banks                                              866,420
                                                                                                                       ----------
                                                                                                                        3,281,666
                                                                                                                       ----------

           SPAIN 5.9%
  205,500  Banco Santander Central Hispano SA                          Financial Services                               1,989,159
  199,500  Indra Sistemas SA                                           Computer Services                                2,005,484
  188,200  NH Hoteles SA                                               Hotels & Lodging                                 2,121,597
  122,580  Telefonica SA                                               Telecommunications                               2,334,610
                                                                                                                       ----------
                                                                                                                        8,450,850
                                                                                                                       ----------

           SWEDEN 2.8%
  105,300  Ericsson LM, Sponsored ADR                                  Telecommunications                               1,461,038
  335,000  Nordic Baltic Holding AB<F1>                                Banks                                            2,507,485
                                                                                                                       ----------
                                                                                                                        3,968,523
                                                                                                                       ----------

           SWITZERLAND 2.7%
   18,930  ABB Limited<F1>                                             Engineering & Construction                       1,681,813
    1,050  Nestle SA                                                   Food                                             2,175,213
                                                                                                                       ----------
                                                                                                                        3,857,026
                                                                                                                       ----------

           UNITED KINGDOM 16.9%
  243,300  BP Amoco PLC                                                Oil & Gas                                        2,065,188
   80,100  Celltech Group PLC<F1>                                      Biotechnology/Pharmaceuticals                    1,593,625
  142,100  CGNU PLC                                                    Insurance                                        1,902,646
  213,000  Diageo PLC                                                  Beverages/Food                                   2,012,148
  178,800  Electrocomponents PLC                                       Electrical & Electronic                          1,786,442
  160,500  Misys PLC                                                   Computer Services                                1,673,526
  153,900  Reckitt Benckiser PLC                                       Consumer Products                                2,024,882
  136,600  Reuters Group PLC                                           Media                                            2,662,172
  264,700  Scottish & Southern Energy PLC                              Utilities - Gas & Electric                       2,202,630
  158,500  Smithkline Beecham PLC<F1>                                  Pharmaceuticals                                  2,048,577
  518,500  Tesco PLC                                                   Food                                             1,978,447
  520,995  Vodafone Group PLC                                          Telecommunications                               2,169,551
                                                                                                                       ----------
                                                                                                                       24,119,834
                                                                                                                       ----------

           Total Common Stocks (Cost $135,002,438)                                                                    140,091,761
                                                                                                                      -----------


                     See notes to the financial statements.


(LOGO) FIRSTAR FUNDS

INTERNATIONAL GROWTH FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                                                                                     Market
  of Shares                                                            Industry                                             Value
  ---------                                                            --------
           SHORT-TERM INVESTMENT 2.3%
           Investment Company 2.3%
 3,296,023 Deutsche Liquid Assets Fund                                 Investment Companies                          $  3,296,023
                                                                                                                     ------------

           Total Short-Term Investment (Cost $3,296,023)                                                                3,296,023
                                                                                                                     ------------

           Total Investments (Cost $138,298,461) 100.3%                                                               143,387,784
                                                                                                                     ------------

           Liabilities, less Other Assets (0.3)%                                                                         (362,576)
                                                                                                                     ------------

           TOTAL NET ASSETS 100%                                                                                     $143,025,208
                                                                                                                     ============


           <F1> Non-income producing

           AB  - Aktiebolag (Swedish Stock Co.)
           ADR - American Depository Receipt
           AG  - Aktiengesellschaft (German Stock Co.)
           NV  - Naamloze Vennootschaap (Dutch Corporation)
           PLC - Public Limited Company
           SA  - Societe Anonyme (French Corporation)
           SpA - Societa per Azioni (Italian Corporation)


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MIDCAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS 94.7%
           Aerospace & Aircraft 0.3%
    5,700  Litton Industries, Inc.<F1>                  $  296
    1,300  Sequa Corporation                                48
                                                      --------
                                                           344
                                                      --------

           AUTOS & TRUCKS 0.5%
    7,700  ArvinMeritor, Inc.                              129
    3,300  Borg-Warner Automotive, Inc.                    125
    8,800  Federal-Mogul Corporation                        29
    8,300  Lear Corporation<F1>                            226
    3,200  Superior Industries International,Inc.          109
                                                      --------
                                                           618
                                                      --------

           BANKING 5.1%
    8,560  Associated Banc-Corp                            206
   17,000  Banknorth Group, Inc.                           308
    5,900  City National Corporation                       203
   15,000  Compass Bancshares, Inc.                        273
   11,000  FirstMerit Corporation                          251
   16,200  First Tennessee National Corporation            373
    5,900  First Virginia Banks, Inc.                      244
    5,600  Greater Bay Bancorp                             182
   19,900  Hibernia Corporation                            238
   15,100  Marshall & Ilsley Corporation                   684
    8,550  Mercantile Bankshares Corporation               322
   29,480  National Commerce Bancorporation                626
   21,700  North Fork Bancorporation, Inc.                 438
    9,900  Pacific Century Financial Corporation           126
    6,100  Provident Financial Group                       185
   10,100  TCF Financial Corporation                       408
    8,662  Wells Fargo & Company                           401
    4,500  Westamerica Bancorporation                      162
    4,000  Wilmington Trust Corporation                    211
   12,400  Zions Bancorporation                            712
                                                      --------
                                                         6,553
                                                      --------

           BIOTECHNOLOGY  2.0%
   23,600  Chiron Corporation<F1>                        1,022
    6,400  IDEC Pharmaceuticals Corporation<F1>          1,255
    8,050  Incyte Pharmaceuticals, Inc.<F1>                295
                                                      --------
                                                         2,572
                                                      --------

           BUILDING & CONSTRUCTION  0.4%
   17,200  Clayton Homes, Inc.                             158
    3,400  Granite Construction, Inc.                       78
    7,700  Lennar Corporation                              247
                                                      --------
                                                           483
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           BUILDING MATERIALS  0.8%
    8,800  American Standard Companies, Inc.<F1>        $  404
    5,800  Martin Marietta Materials, Inc.                 223
    4,500  Southdown, Inc.                                 319
    5,800  USG Corporation                                  99
                                                      --------
                                                         1,045

           BUSINESS SERVICES  4.5%
    7,200  ACNielson Corporation<F1>                       172
   11,000  Avnet, Inc.                                     296
    5,300  Avocent Corporation<F1>                         376
   22,000  Cintas Corporation                            1,020
   22,100  Comdisco, Inc.                                  272
   27,700  Concord EFS, Inc.<F1>                         1,144
   11,400  Galileo International, Inc.                     225
   10,800  Gartner Group, Inc.<F1>                          95
    8,500  Harte-Hanks,Inc.                                188
    3,200  Jacobs Engineering Group, Inc.<F1>              132
    8,800  Keane, Inc.<F1>                                 114
    4,500  Kelly Services, Inc. - Class A                  100
    9,400  Manpower, Inc.                                  327
   12,000  Modis Professional Services, Inc.<F1>            50
    5,100  Navigant Consulting, Inc.<F1>                    19
    3,200  NCO Group, Inc.<F1>                              70
    7,200  Quanta Services, Inc.<F1>                       224
   25,800  Robert Half International, Inc.                 787
   11,700  Viad Corporation                                250
                                                      --------
                                                         5,861
                                                      --------

           CHEMICALS  1.9%
    8,700  Airgas, Inc.<F1>                                 59
    5,700  Albemarle Corporation                           132
    8,400  Cabot Corporation                               185
    2,355  Cabot Microelectronics Corporation<F1>          104
   14,200  Crompton Corporation                            114
    5,100  Cytec Industries, Inc.<F1>                      177
   10,400  Ethyl Corporation                                21
    4,300  Ferro Corporation                                88
    3,900  Georgia Gulf Corporation                         52
    1,700  H.B. Fuller Company                              58
    6,600  The Lubrizol Corporation                        143
   14,700  Lyondell Chemical Company                       211
    2,600  Minerals Technologies, Inc.                      81
    5,600  Olin Corporation                                 99
    6,100  PolyOne Corporation                              48
    3,800  A. Schulman, Inc.                                42
   13,600  Solutia, Inc.                                   173
    9,100  Waters Corporation<F1>                          660
    4,000  Wellman, Inc.                                    60
                                                      --------
                                                         2,507
                                                      --------


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MIDCAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMUNICATIONS & MEDIA  2.0%
   14,800  A.H. Belo Corporation                        $  284
    4,399  Chris-Craft Industries, Inc.<F1>                323
   13,600  Hispanic Broadcasting Corporation<F1>           425
    2,800  Media General, Inc.                             106
   29,900  Univision Communications, Inc.<F1>            1,144
   14,000  Westwood One, Inc.<F1>                          265
                                                      --------
                                                         2,547
                                                      --------

           COMPUTERS  0.5%
    5,100  InFocus Corporation<F1>                         225
   20,000  Quantum Corporation<F1>                         300
   12,500  Storage Technology Corporation<F1>              122
                                                      --------
                                                           647
                                                      --------

           COMPUTER SERVICES  3.3%
    6,200  Affiliated Computer Services, Inc.<F1>          345
   35,600  Cadence Design Systems, Inc.<F1>                915
    7,800  Cambridge Technology Partners, Inc.<F1>          30
    9,700  CheckFree Holdings Corporation<F1>              483
   16,500  DST Systems, Inc.<F1>                         1,017
   18,300  MarchFirst, Inc.<F1>                            106
   19,100  SunGard Data Systems, Inc.<F1>                  976
    5,400  Sykes Enterprises, Inc.<F1>                      29
    8,800  Synopsys, Inc.<F1>                              307
                                                      --------
                                                         4,208
                                                      --------

           CONSUMER PRODUCTS  0.7%
    6,000  Blyth Industries, Inc.                          156
    5,600  Carter-Wallace, Inc.                            154
   11,800  The Dial Corporation                            132
   12,500  Energizer Holdings, Inc.<F1>                    247
    9,800  Pennzoil-Quaker State Company                   115
   13,100  RPM, Inc.                                       117
                                                      --------
                                                           921
                                                      --------

           COSMETICS & SOAP  0.1%
    4,700  Church & Dwight Companies, Inc.                  93
                                                      --------

           DATA PROCESSING  1.5%
   10,800  Acxiom Corporation<F1>                          435
    6,500  CSG Systems International, Inc.<F1>             302
   16,200  Fiserv, Inc.<F1>                                849
   34,900  Informix Corporation<F1>                        148
    9,500  The Reynolds & Reynolds Company - Class A       170
                                                      --------
                                                         1,904
                                                      --------

           DISTRIBUTION  0.8%
   14,000  Arrow Electronics, Inc.                         448
    4,700  Fastenal Company                                270
    6,500  Tech Data Corporation<F1>                       271
                                                      --------
                                                           989
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           DRUGS  5.0%
   16,700  Bergen Brunswig Corporation                  $  151
   11,100  Forest Laboratories, Inc.<F1>                 1,471
    5,900  Gilead Sciences, Inc.<F1>                       507
    9,900  ICN Pharmaceuticals, Inc.                       377
   22,650  IVAX Corporation                                985
   24,000  Millennium Pharmaceuticals, Inc.<F1>          1,742
   16,800  Mylan Laboratories, Inc.                        470
    9,100  Perrigo Company<F1>                              60
    9,500  Sepracor, Inc.<F1>                              647
                                                      --------
                                                         6,410
                                                      --------

           ELECTRIC  7.6%
   16,000  Allegheny Energy, Inc.                          655
    9,900  Alliant Energy Corporation                      300
    2,700  Black Hills Corporation                          84
   19,900  Calpine Corporation<F1>                       1,571
    2,800  Cleco Corporation                               133
   11,300  Conectiv, Inc.                                  203
   19,200  DPL, Inc.                                       545
    9,800  DQE, Inc.                                       342
   15,400  Energy East Corporation                         311
    4,100  Hawaiian Electric Industries, Inc.              135
    4,700  IDACORP, Inc.                                   232
   10,700  IPALCO Enterprises, Inc.                        240
    7,700  Kansas City Power & Light Company               185
   16,200  LG&E Energy Corporation                         398
   15,300  The Montana Power Company                       432
   15,100  NiSource, Inc.                                  377
   21,500  Northeast Utilities                             438
    7,000  NSTAR                                           271
    9,800  OGE Energy Corporation                          202
   14,800  Potomac Electric Power Company                  339
    4,900  Public Service Company of New Mexico            135
   10,600  Puget Sound Energy, Inc.                        260
   13,069  SCANA Corporation                               346
    9,800  Sierra Pacific Resources                        168
   18,100  TECO Energy, Inc.                               505
   11,700  Utilicorp United Inc.                           311
    7,600  Vectren Corporation                             176
    9,700  Western Resources, Inc.                         207
   15,000  Wisconsin Energy Corporation                    282
                                                      --------
                                                         9,783
                                                      --------

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MIDCAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ELECTRONICS  3.3%
    4,000  AMETEK, Inc.                                  $  87
    8,900  Diebold, Inc.                                   231
    3,800  DSP Group, Inc.<F1>                             108
    7,400  Hubbell, Inc.                                   177
    4,100  L-3 Communications Holdings, Inc.<F1>           270
    2,900  MagneTek, Inc.<F1>                               32
   15,300  Microchip Technology Inc.<F1>                   484
   21,000  SCI Systems, Inc.<F1>                           903
    5,300  Sawtek, Inc.<F1>                                270
    9,600  Sensormatic Electronics Corporation<F1>         173
   19,800  Symbol Technologies, Inc.                       900
    5,600  UCAR International, Inc.<F1>                     46
   19,900  Vishay Intertechnology, Inc.<F1>                597
                                                      --------
                                                         4,278
                                                      --------

           ENTERTAINMENT & LEISURE  1.3%
    9,500  Callaway Golf Company                           152
    4,300  GTECH Holdings Corporation<F1>                   74
    9,000  International Game Technology<F1>               330
    6,600  International Speedway Corporation              212
   11,300  Mandalay Resort Group<F1>                       235
   44,100  Park Place Entertainment Corporation<F1>        562
    8,400  Six Flags, Inc.                                 131
                                                      --------
                                                         1,696

           FINANCIAL SERVICES  2.2%
   11,000  A.G. Edwards, Inc.                              558
   42,300  E*TRADE Group, Inc.<F1>                         616
    7,600  The FINOVA Group, Inc.                           20
    3,900  Investment Technology Group, Inc.               140
    8,250  Legg Mason, Inc.                                429
    8,700  NOVA Corporation<F1>                            136
    7,400  SEI Investments Company                         672
   10,200  Waddel &Reed Financial, Inc.                    325
                                                      --------
                                                         2,896

           FOOD, BEVERAGES & TOBACCO  2.4%
    4,500  Dean Foods Company                              144
    7,000  Dole Food Company, Inc.                          84
    3,500  Dreyer's Grand Ice Cream, Inc.                   86
   12,400  Flowers Industries, Inc.                        191
   17,700  Hormel Foods Corporation                        298
   13,200  IBP, Inc.                                       271
    2,400  International Multifoods Corporation             41
    8,300  Interstate Bakeries Corporation                 116
    3,600  Lance, Inc.                                      36
    8,600  McCormick & Company, Inc.                       273
   15,000  R.J. Reynolds Tobacco Holding, Inc.             536
    5,800  Ruddick Corporation                              76
      300  The J.M. Smucker Company                          7
    3,600  Suiza Foods Corporation<F1>                     167


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           FOOD, BEVERAGES & TOBACCO  2.4% (CONT.)
   28,100  Tyson Foods, Inc. - Class A                  $  314
    3,500  Universal Corporation                            98
    6,200  Universal Foods Corporation                     122
   16,900  Whitman Corporation                             220
                                                      --------
                                                         3,080
                                                      --------

           HEALTH CARE SERVICES & SUPPLIES  3.4%
    6,500  Apria Healthcare Group, Inc.<F1>                130
    7,100  Covance Inc.<F1>                                 61
    4,700  Express Scripts, Inc.<F1>                       316
    6,000  First Health Group Corporation<F1>              234
   15,200  Foundation Health Systems, Inc.<F1>             307
   11,200  Genzyme Corporation<F1>                         795
   33,100  Health Management Associates, Inc. -
             Class A<F1>                                   656
    7,800  Hillenbrand Industries, Inc.                    361
    6,600  Lincare Holdings, Inc.<F1>                      278
   11,500  Omnicare, Inc.                                  201
    5,800  Quest Diagnostics, Inc.<F1>                     558
    8,900  Quorum Health Group, Inc.<F1>                   119
    4,700  Trigon Healthcare, Inc.<F1>                     337
                                                      --------
                                                         4,353
                                                      --------

           HOME FURNISHINGS  0.2%
    6,100  Furniture Brands International, Inc.<F1>        103
    6,800  Mohawk Industries, Inc.<F1>                     148
                                                      --------
                                                           251
                                                      --------

           INSURANCE  3.1%
    7,700  Allmerica Financial Corporation                 486
   10,200  Ambac Financial Group, Inc.                     814
    7,300  American Financial Group, Inc.                  157
    5,700  Everest Re Group, Ltd.                          334
    5,100  Horace Mann Educators Corporation                86
    3,600  HSB Group, Inc.                                 142
    6,500  The MONY Group, Inc.                            267
    7,500  Ohio Casualty Corporation                        63
   14,800  Old Republic International Corporation          385
   10,300  Oxford Health Plans, Inc.<F1>                   348
    4,400  PacifiCare Health Systems, Inc.<F1>              46
    5,500  The PMI Group, Inc.                             406
    8,000  Protective Life Corporation                     185
    8,600  Unitrin, Inc.                                   267
                                                      --------
                                                         3,986
                                                      --------

           MACHINERY - AGRICULTURE & Automotive  0.1%
    7,450  AGCO Corporation                                 85
                                                      --------


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MIDCAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       ---------------

           MACHINERY - INDUSTRIAL  0.9%
    3,836  Albany International Corporation              $  41
    4,700  Flowserve Corporation                            95
    4,500  Imation Corporation<F1>                          89
    3,800  Kennametal, Inc.                                112
    4,000  Nordson Corporation                             115
    4,600  SPX Corporation                                 569
    3,500  Stewart & Stevenson Services, Inc.               84
                                                      --------
                                                         1,105

           MANUFACTURING  1.2%
    3,800  Carlisle Companies Inc.                         158
    5,700  Federal Signal Corporation                      133
    4,900  Harsco Corporation                               99
    3,800  Kaydon Corporation                               83
    4,900  Lancaster Colony Corporation                    116
    3,600  Modine Manufacturing Company                     95
      600  NCH Corporation                                  23
    6,000  Pentair, Inc.                                   179
    6,200  Precision Castparts Corporation                 234
    2,500  Tecumseh Products Company - Class A             100
    4,700  Teleflex, Inc.                                  162
    4,900  Trinity Industries, Inc.                        118
                                                      --------
                                                         1,500
                                                      --------

           MEDICAL INSTRUMENTS  2.4%
    3,400  Acuson Corporation<F1>                           78
    3,600  Beckman Coulter,Inc.                            252
    6,400  DENTSPLY International, Inc.                    222
    7,300  Edwards Lifesciences Corporation<F1>             98
    8,500  MiniMed, Inc.<F1>                               620
    8,900  PSS World Medical, Inc.<F1>                      27
    8,400  STERIS Corporation<F1>                          126
   25,600  Stryker Corporation                           1,206
   13,100  Sybron International Corporation<F1>            324
    7,600  VISX, Inc.<F1>                                  163
                                                      --------
                                                         3,116
                                                      --------

           METALS & MINERALS  0.2%
   13,800  AK Steel Holding Corporation                    128
    2,800  Carpenter Technology Corporation                 87
    1,300  Cleveland-Cliffs, Inc.                           27
      900  MAXXAM, Inc.<F1>                                 17
    3,100  Ryerson Tull, Inc.                               23
                                                      --------
                                                           282
                                                      --------




   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           MISCELLANEOUS  1.4%
    5,700  Donaldson Company, Inc.                      $  129
   14,300  IMC Global, Inc.                                185
    3,800  Rollins, Inc.                                    69
    7,300  Sotheby's Holdings, Inc.                        198
   13,300  Stewart Enterprises, Inc.                        28
   50,900  3 Com Corporation<F1>                           903
    6,300  Titan Corporation<F1>                            84
    5,400  The Valspar Corporation                         147
    4,700  York International Corporation                  128
                                                      --------
                                                         1,871
                                                      --------

           MULTI-INDUSTRY  0.2%
    5,100  Alexander & Baldwin,Inc.                        127
    6,200  Ogden Corporation                                85
    6,400  Pittston Brink's Group                          102
                                                      --------
                                                           314
                                                      --------

           OFFICE EQUIPMENT & SUPPLIES  0.4%
    9,800  Herman Miller, Inc.                             256
    7,450  HON INDUSTRIES, Inc.                            179
    3,400  The Standard Register Company                    41
    5,000  Wallace Computer Services, Inc.                  73
                                                      --------
                                                           549
                                                      --------

           OIL - DOMESTIC  0.1%
    6,200  Helmerich & Payne, Inc.                         195
                                                      --------

           OIL - INTERNATIONAL  2.3%
    5,600  Murphy Oil Corporation                          324
   21,100  Nabors Industries, Inc.<F1>                   1,074
    7,000  Noble Affiliates, Inc.                          257
   19,400  Noble Drilling Corporation<F1>                  806
   20,900  Ocean Energy Inc.<F1>                           290
   12,400  Pioneer Natural Resources Company               162
                                                      --------
                                                         2,913
                                                      --------

           OIL & GAS SERVICES  6.7%
    6,800  AGL Resources, Inc.                             139
   12,100  BJ Services Company<F1>                         635
    7,600  Cooper Cameron Corporation<F1>                  414
   39,850  Dynegy, Inc.                                  1,846
   20,000  ENSCO International, Inc.                       665
   25,400  Global Marine, Inc.<F1>                         673
   13,550  Grant Prideco, Inc.<F1>                         252
    7,200  Hanover Compressor Company<F1>                  235
   16,500  Kinder Morgan, Inc.                             636
   10,700  MCN Energy Group, Inc.                          263

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MIDCAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           OIL & GAS SERVICES  6.7% (CONT.)
    4,900  National Fuel Gas Company                    $  263
   10,000  Questar Corporation                             271
    7,300  Smith International, Inc.<F1>                   515
    7,500  Tidewater, Inc.                                 346
   10,800  Ultramar Diamond Shamrock Corporation           284
    7,000  Valero Energy Corporation                       231
   11,373  Varco International, Inc.                       196
    5,800  Washington Gas Light Company                    148
   15,700  Weatherford International, Inc.<F1>             573
                                                      --------
                                                         8,585
                                                      --------

           PAPER & FOREST PRODUCTS  1.1%
    6,400  Bowater, Inc.                                   346
    2,000  Chesapeake Corporation                           39
   10,100  Georgia-Pacific Corporation                     286
    6,400  Longview Fibre Company                           87
    5,300  P.H. Glatfeler Company                           55
    3,400  Rayonier, Inc.                                  120
   12,400  Sonoco Products Company                         239
   19,148  Stora Enso - ADR<F1>                            194
    6,400  Wausau-Mosinee Paper Corporation                 56
                                                      --------
                                                         1,422

           PRINTING & PUBLISHING  1.6%
    3,100  Banta Corporation                                72
    4,000  Houghton Mifflin Company                        147
    5,500  Lee Enterprises, Inc.                           152
   15,200  Reader's Digest Association, Inc.               558
    2,100  Scholastic Corporation<F1>                      168
    6,900  Valassis Communications, Inc.<F1>               191
    1,400  The Washington Post Company - Class B           748
                                                      --------
                                                         2,036
                                                      --------

           RESTAURANTS  0.7%
    4,600  Bob Evans Farms, Inc.                            87
    8,100  Brinker International, Inc.<F1>                 318
    7,300  CBRL Group, Inc.                                131
    3,300  Lone Star Steakhouse & Saloon, Inc.              28
    9,400  Outback Steakhouse, Inc.<F1>                    268
    3,100  Papa John's International, Inc.<F1>              78
                                                      --------
                                                           910
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           RETAIL  3.1%
   12,800  Abercrombie & Fitch Company<F1>              $  302
    5,800  American Eagle Outfitters, Inc.<F1>             200
    8,100  Barnes & Noble, Inc.<F1>                        153
    9,200  BJ's Wholesale Club, Inc.<F1>                   303
    9,600  Borders Group, Inc.<F1>                         133
   11,450  CDW Computer Centers, Inc.<F1>                  738
    6,400  Claire's Stores, Inc.                           129
   14,950  Dollar Tree Stores, Inc.<F1>                    585
   21,300  Family Dollar Stores, Inc.                      414
    3,800  Lands' End, Inc.<F1>                             97
    6,100  Neiman Marcus Group, Inc.                       226
   14,000  OfficeMax, Inc.<F1>                              40
    2,800  Payless ShoeSource, Inc.<F1>                    162
   11,000  Ross Stores, Inc.                               145
   17,800  Saks, Inc.<F1>                                  181
    7,100  Williams-Sonoma, Inc.<F1>                       148
                                                      --------
                                                         3,956
                                                      --------

           SAVINGS & LOAN  1.2%
    6,400  Astoria Financial Corporation                   240
   13,900  Dime Bancorp, Inc.                              340
   12,900  GreenPoint Financial Corporation                384
    8,000  Roslyn Bancorp, Inc.                            174
   28,200  Sovereign Bancorp, Inc.                         234
    6,600  Webster Financial Corporation                   161
                                                      --------
                                                         1,533
                                                      --------

           SCHOOLS  0.6%
    9,400  Apollo Group, Inc.<F1>                          368
    8,700  DeVry, Inc.<F1>                                 321
    5,300  Sylvan Learning Systems, Inc.<F1>                82
                                                      --------
                                                           771
                                                      --------

           SEMICONDUCTORS  7.6%
   57,800  Atmel Corporation<F1>                           863
    8,300  Cirrus Logic, Inc.<F1>                          358
    6,100  Credence Systems Corporation<F1>                114
   17,300  Cypress Semiconductor Corporation<F1>           648
   13,600  Integrated Device Technology, Inc.<F1>          766
    8,600  International Rectifier Corporation<F1>         384
   25,000  Jabil Circuit, Inc.<F1>                       1,427
   15,000  Lattice Semiconductor Corporation<F1>           438
   12,200  Micrel, Inc.<F1>                                552
   11,650  Qlogic Corporation<F1>                        1,127
    8,200  Semtech Corporation<F1>                         264
   11,700  TranSwitch Corporation<F1>                      676
   11,100  TriQuint Semiconductor, Inc.<F1>                425
   24,500  Vitesse Semiconductor Corporation<F1>         1,713
                                                      --------
                                                         9,755
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

MIDCAP INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                        -------------

           SHIPBUILDING  0.1%
    3,900  Newport News Shipbuilding, Inc.              $  192
                                                      --------

           SOFTWARE  5.3%
   18,800  Electronic Arts, Inc.<F1>                       940
   26,500  Intuit, Inc.<F1>                              1,628
   10,800  Legato Systems, Inc.<F1>                         96
    6,100  Macromedia, Inc.<F1>                            470
    7,900  Mentor Graphics Corporation<F1>                 185
    8,800  Mynd Corporation<F1>                            112
   20,100  Network Associates, Inc.<F1>                    387
    9,000  NVIDIA Corporation<F1>                          559
   23,300  Rational Software Corporation<F1>             1,391
    4,500  Structural Dynamics Research Corporation<F1>     46
   11,100  Sybase,Inc.<F1>                                 232
    7,400  Symantec Corporation<F1>                        289
    4,100  Transaction Systems Architects, Inc.<F1>         55
   10,200  Wind River Systems,Inc.<F1>                     419
                                                      --------
                                                         6,809
                                                      --------

           TELECOMMUNICATIONS  1.3%
   28,150  Broadwing, Inc.<F1>                             795
    8,200  Telephone and Data Systems, Inc.                865
                                                      --------
                                                         1,660

           TELECOMMUNICATIONS EQUIPMENT  1.3%
    4,800  ADTRAN, Inc.<F1>                                182
    4,700  ANTEC Corporation<F1>                            57
    6,300  CommScope, Inc.<F1>                             160
    8,600  Harris Corporation                              273
    9,000  Polycom, Inc.<F1>                               585
    7,600  Powerwave Technologies, Inc.<F1>                366
                                                      --------
                                                         1,623
                                                      --------

           TEXTILES & APPAREL  0.6%
   14,800  Jones Apparel Group, Inc.<F1>                   412
    7,100  Unifi, Inc.<F1>                                  62
   16,100  Shaw Industries, Inc.                           299
    6,600  Warnaco Group, Inc.                              17
    6,100  Westpoint Stevens, Inc.                          44
                                                      --------
                                                           834
                                                      --------

           TIRE & RUBBER  0.1%
    2,600  Bandag, Inc.                                     93
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           TRANSPORTATION  1.1%
    6,100  Airborne Freight Corporation                  $  61
    3,300  Alaska Air Group, Inc.<F1>                       86
    3,100  Arnold Industries, Inc.                          54
    4,500  Atlas Air, Inc.<F1>                             163
    5,300  C.H. Robinson Worldwide, Inc.                   290
    6,000  CNF Transportation, Inc.                        160
    5,900  GATX Corporation                                248
    4,400  J.B. Hunt Transport Services, Inc.<F1>           57
    4,200  Overseas Shipholding Group, Inc.                101
    7,800  Swift Transportation Company, Inc.<F1>          111
    6,200  Wisconsin Central Transportation
             Corporation<F1>                                79
                                                      --------
                                                         1,410
                                                      --------

           UTILITIES  0.2%
   12,200  American Water Works, Inc.                      297
                                                      --------

           Total Common Stocks (Cost $111,973)         121,841
                                                      --------


   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  5.0%
           INVESTMENT COMPANIES  4.3%
       20  Financial Square Prime Obligation Fund           20
    5,554  Short-Term Investments Co.
              Liquid Assets Portfolio                    5,554
                                                      --------

           Total Investment Companies (Cost $5,574)      5,574
                                                      --------

  Principal
   Amount
(in thousands)
--------------

           U.S. TREASURIES  0.7%
    $ 700  U.S. Treasury Bill, 5.16%, 11/09/00             699
      200  U.S. Treasury Bill, 5.92%, 12/14/00             199
                                                      --------

           Total U.S. Treasuries (Cost $898)               898
                                                      --------


           Total Short-Term Investments (Cost $6,472)    6,472
                                                      --------

           Total Investments (Cost $118,445) 99.7%     128,313
                                                      --------

           Other Assets, less Liabilities  0.3%            391
                                                      --------

           TOTAL NET ASSETS 100.0%                    $128,704
                                                      ========



           <F1> Non-income producing

             ADR - American Depository Receipt



                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

MIDCAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000
(Unaudited)

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS 89.4%
           AEROSPACE & Aircraft 0.5%
   52,700  Litton Industries, Inc.<F1>                 $ 2,737
                                                      --------

           BANKING  4.0%
    7,900  Banknorth Group, Inc.                           142
   40,400  Charter One Financial, Inc.                     924
   71,075  City National Corporation                     2,443
   97,000  Cullen/Frost Bankers, Inc.                    3,231
   69,700  Dime Bancorp, Inc.                            1,703
   46,800  First Tennessee National Corporation          1,071
    7,300  Marshall & Ilsley Corporation                   331
  243,495  National Commerce Bancorporation              5,174
  107,100  North Fork Bancorporation, Inc.               2,162
   49,100  TCF Financial Corporation                     1,985
   49,200  Zions Bancorporation                          2,826
                                                      --------
                                                        21,992
                                                      --------

           BIOTECHNOLOGY  1.9%
   48,800  Chiron Corporation<F1>                        2,114
  102,825  Millennium Pharmaceuticals, Inc.<F1>          7,461
   10,500  Vertex Pharmaceuticals, Inc.<F1>                939
                                                      --------
                                                        10,514
                                                      --------

           BUILDING MATERIALS & CONSTRUCTION  1.1%
   49,725  Martin Marietta Materials, Inc.               1,909
   56,680  Southdown, Inc.                               4,017
                                                      --------
                                                         5,926
                                                      --------

           BUSINESS SERVICES  3.2%
   86,850  Cintas Group<F1>                              4,028
  139,900  Manpower, Inc.                                4,870
  162,600  Robert Half International, Inc.               4,959
   76,350  Symbol Technologies, Inc.                     3,469
                                                      --------
                                                        17,326
                                                      --------

           COMMUNICATIONS & MEDIA  2.7%
  137,400  Charter Communications, Inc.<F1>              2,679
   30,300  Hispanic Broadcasting Corporation<F1>           947
  108,200  Univision Communications, Inc.<F1>            4,139
  331,200  USA Networks, Inc.<F1>                        6,707
                                                      --------
                                                        14,472
                                                      --------

           COMPUTER SERVICES  5.7%
   99,200  Affiliated Computer Services, Inc.<F1>        5,524
  132,950  The BISYS Group, Inc.<F1>                     6,265
   47,750  DST Systems, Inc.<F1>                         2,946
  316,775  Sungard Data Systems, Inc.<F1>               16,195
                                                      --------
                                                        30,930
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           CONSUMER PRODUCTS  0.7%
  268,700  Rayovac Corporation<F1>                     $ 3,963
                                                      --------

           DATA PROCESSING  3.3%
  276,800  Acxiom Corporation<F1>                       11,141
   57,600  ChoicePoint, Inc.<F1>                         2,948
   35,575  CSG Systems International, Inc.<F1>           1,652
   26,000  SEI Investments Company                       2,360
                                                      --------
                                                        18,101
                                                      --------

           DISTRIBUTION 0.1%
   10,200  Fastenal Company                                586
                                                      --------

           DRUGS  4.4%
   24,000  Gilead Sciences,Inc.<F1>                      2,064
   12,800  IDEC Pharmaceuticals Corporation<F1>          2,510
  103,600  IVAX Corporation                              4,507
   87,662  King Pharmaceuticals, Inc.<F1>                3,928
   94,600  Mylan Laboratories, Inc.                      2,649
   32,800  Sepracor, Inc.<F1>                            2,235
   94,600  Serono SA<F1>                                 2,140
    9,700  Shire Pharmaceuticals Group PLC - ADR<F1>       610
   48,500  Watson Pharmaceuticals, Inc.<F1>              3,034
                                                      --------
                                                        23,677
                                                      --------

           ELECTRONICS  3.4%
   25,300  C-MAC Industries, Inc.<F1>                    1,418
  106,900  Jabil Circuit, Inc.<F1>                       6,100
  128,200  SCI Systems, Inc.<F1>                         5,513
   82,200  Veeco Instruments, Inc.<F1>                   5,442
                                                      --------
                                                        18,473
                                                      --------

           ENTERTAINMENT & LEISURE  0.6%
  267,225  Park Place Entertainment Corporation<F1>      3,414
                                                      --------

           FINANCIAL SERVICES 2.6%
  159,057  Concord EFS, Inc.<F1>                         6,571
   37,525  Countrywide Credit Industries, Inc.           1,405
  163,250  E*Trade Group, Inc.<F1>                       2,377
   58,972  Fiserv, Inc.<F1>                              3,092
   48,000  NOVA Corporation<F1>                            753
                                                      --------
                                                        14,198
                                                      --------

           FOOD, BEVERAGES & TOBACCO  1.4%
   20,800  Adolph Coors Company                          1,325
   38,700  Constellation Brands, Inc.<F1>                1,887
   61,750  Dean Foods Company                            1,976
   31,400  McCormick & Company                             995
   68,000  Universal Foods Corporation                   1,343
                                                      --------
                                                         7,526
                                                      --------


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MIDCAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           HEALTH CARE SERVICES & SUPPLIES 1.7%
  259,759  Health Management Associates, Inc. -
              Class A<F1>                              $ 5,146
   93,010  Lincare Holdings, Inc.<F1>                    3,912
                                                      --------
                                                         9,058

           INSURANCE 6.2%
   32,000  Allmerica Financial Corporation               2,018
  134,575  Ambac Financial Group, Inc.                  10,741
   69,800  Aon Corporation                               2,892
  110,200  Everest Re Group, Ltd.                        6,460
  106,100  John Hancock Financial Services, Inc.<F1>     3,355
  195,600  Old Republic International Corporation        5,086
   31,550  The PMI Group, Inc.                           2,331
   45,955  Protective Life Corporation                   1,063
                                                      --------
                                                        33,946
                                                      --------

           INTERNET PRODUCTS & SERVICES  1.6%
  321,175  Interliant, Inc.<F1>                          1,927
  197,400  PurchasePro.com, Inc.<F1>                     5,330
   18,000  TMP Worldwide, Inc.<F1>                       1,253
                                                      --------
                                                         8,510
                                                      --------

           MACHINERY - INDUSTRIAL  1.3%
   29,075  SPX Corporation                               3,594
   81,350  Zebra Technologies Corporation<F1>            3,565
                                                      --------
                                                         7,159
                                                      --------

           MEDICAL INSTRUMENTS  2.5%
   66,900  Coherent, Inc.<F1>                            2,329
   22,800  MiniMed, Inc.<F1>                             1,663
   63,000  Stryker Corporation                           2,969
   58,525  Sybron International Corporation<F1>          1,448
   71,400  Waters Corporation<F1>                        5,181
                                                      --------
                                                        13,590
                                                      --------

           METALS & MINERALS  0.4%
  108,775  Allegheny Technologies, Inc.                  2,203
                                                      --------

           NETWORKING PRODUCTS 2.6%
  187,800  Network Associates, Inc.<F1>                  3,616
   68,900  QLogic Corporation<F1>                        6,666
  232,600  3Com Corporation<F1>                          4,129
                                                      --------
                                                        14,411
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           OIL & GAS SERVICES  5.7%
   45,600  Apache Corporation                          $ 2,522
   26,200  BJ Services Company<F1>                       1,374
   21,600  Cal Dive International, Inc.<F1>              1,075
   79,525  ENSCO International, Inc.                     2,644
   54,575  Equitable Resources, Inc.                     3,188
   97,900  Global Marine, Inc.<F1>                       2,594
   33,000  Hanover Compressor Company<F1>                1,077
   39,700  Nabors Industries, Inc.<F1>                   2,021
   25,300  National Fuel Gas Company                     1,357
   63,700  Noble Drilling Corporation<F1>                2,648
  173,800  Petroleum Geo-Services ASA - ADR<F1>          2,379
  157,500  Precision Drilling Corporation<F1>            4,508
   16,300  Smith International, Inc.<F1>                 1,149
   42,300  Talisman Energy, Inc.<F1>                     1,325
   36,700  Weatherford International, Inc.<F1>           1,340
                                                      --------
                                                        31,201
                                                      --------

           OIL REFINING  0.2%
   32,125  Valero Energy Corporation                     1,064
                                                      --------

           PRINTING & PUBLISHING 2.3%
   77,475  Banta Corporation                             1,787
   85,450  Harcourt General, Inc.                        4,789
   66,100  Reader's Digest Association, Inc.             2,425
   41,275  Scholastic Corporation<F1>                    3,301
                                                      --------
                                                        12,302

           RESTAURANTS 1.1%
  121,600  CEC Entertainment, Inc.<F1>                   3,876
   75,900  Outback Steakhouse, Inc.<F1>                  2,163
                                                      --------
                                                         6,039

           RETAIL  4.6%
  319,400  Abercrombie & Fitch Company<F1>               7,526
   54,730  BJ's Wholesale Club, Inc.<F1>                 1,803
  128,828  Dollar General Corporation                    1,997
  657,195  Family Dollar Stores<F1>                     12,774
   43,800  Williams-Sonoma, Inc.<F1>                       912
                                                      --------
                                                        25,012
                                                      --------

           RETAIL - COMPUTERS  0.5%
   40,000  CDW Computer Centers, Inc.<F1>                2,578
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

MIDCAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                        -------------

           SEMICONDUCTORS 4.9%
   77,000  Analog Devices, Inc.<F1>                    $ 5,005
  101,100  Atmel Corporation<F1>                         1,510
   67,350  Integrated Device Technology, Inc.<F1>        3,793
   42,450  Micrel, Inc.<F1>                              1,921
   34,300  NVIDIA Corporation<F1>                        2,131
   18,775  Semtech Corporation<F1>                         605
   46,750  TranSwitch Corporation<F1>                    2,700
   53,600  TriQuint Semiconductor, Inc.<F1>              2,054
  102,500  Vitesse Semiconductor Corporation<F1>         7,169
                                                      --------
                                                        26,888
                                                      --------

           SOFTWARE  4.5%
  144,600  Cadence Design Systems, Inc.<F1>              3,714
   66,100  Electronic Arts, Inc.<F1>                     3,305
   72,000  Intuit, Inc.<F1>                              4,424
   19,100  Macromedia, Inc.<F1>                          1,472
  111,700  Rational Software Corporation<F1>             6,667
  100,550  Saga Systems, Inc.<F1>                          540
  100,200  Sybase, Inc.<F1>                              2,098
   27,000  Symantec Corporation<F1>                      1,063
   32,200  Wind River Systems, Inc.<F1>                  1,322
                                                      --------
                                                        24,605

           TELECOMMUNICATIONS  3.7%
  136,100  Broadwing, Inc.<F1>                           3,838
  279,500  McLeodUSA, Incorporated<F1>                   5,380
  166,600  TeleCorp PCS, Inc.<F1>                        3,124
   81,125  Williams Communications Group, Inc.<F1>       1,486
  195,300  XO Communications, Inc.<F1>                   6,588
                                                      --------
                                                        20,416
                                                      --------

           TELECOMMUNICATIONS EQUIPMENT 3.0%
   36,300  ADTRAN, Inc.<F1>                              1,402
   59,000  Ditech Communications Corporation<F1>         2,070
      200  Exfo Electro-Optical Engineering, Inc.<F1>        8
  125,400  Harris Corporation                            3,974
   39,200  Polycom, Inc.<F1>                             2,548
   39,900  Powerwave Technologies, Inc.<F1>              1,920
   64,800  REMEC, Inc.<F1>                               1,932
  105,700  Turnstone Systems, Inc.<F1>                   2,246
                                                      --------
                                                        16,100
                                                      --------

           TRANSPORTATION 0.2%
   31,300  GATX Corporation                              1,317
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           UTILITIES 6.8%
   72,550  Allegheny Energy, Inc.                      $ 2,970
   73,475  Calpine Corporation<F1>                       5,800
   60,800  Energy East Corporation                       1,227
  119,900  Exelon Corporation                            7,209
   53,800  Kansas City Power & Light Company             1,295
  133,900  Kinder Morgan, Inc.                           5,164
   77,900  Montana Power Company                         2,201
  123,975  NRG Energy, Inc.<F1>                          3,223
   23,300  Northeast Utilities                             466
  161,200  Southern Energy, Inc.<F1>                     4,393
  157,800  Wisconsin Energy Corporation                  2,971
                                                      --------
                                                        36,919

           Total Common Stocks (Cost $402,443)         487,153
                                                      --------


  Number
of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS 8.3%
           Investment Companies 6.1%
   15,441  Financial Square Prime Obligation Fund       15,441
   17,858  Short-Term Investments Co.
              Liquid Assets Portfolio                   17,858
                                                      --------

           Total Investment Companies (Cost $33,299)    33,299
                                                      --------

  Principal
   Amount
(in thousands)
--------------

           Variable Rate Demand Notes  2.2%
  $12,000  American Family Financial Services, Inc.     12,000
                                                      --------

           Total Variable Rate Demand Notes
             (Cost $12,000)                             12,000
                                                      --------

           Total Short-Term Investments (Cost $45,299)  45,299
                                                      --------

           Total Investments (Cost $447,742) 97.7%     532,452
                                                      --------

           Other Assets, less Liabilities 2.3%          12,153
                                                      --------

           TOTAL NET ASSETS 100.0%                    $544,605
                                                      ========

           <F1> Non-income producing

           ADR - American Depository Receipt



                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS  97.5%
           Advertising 1.7%
    3,791  Advo, Inc.<F1>                             $    140
   11,438  Catalina Marketing Corporation<F1>              449
    2,833  Cyrk, Inc.<F1>                                   11
    8,589  Ha-Lo Industries, Inc.<F1>                       33
   18,730  Havas Advertising SA<F1>                        301
   10,174  True North Communications, Inc.                 383
                                                      --------
                                                         1,317

           AEROSPACE/DEFENSE 0.6%
    4,841  AAR Corporation                                  58
    1,806  Alliant Techsystems, Inc.<F1>                   162
    4,351  BEAerospace, Inc.<F1>                            72
    7,424  Gencorp, Inc.                                    62
    4,089  Kaman Corporation Class A                        59
    6,669  Orbital Sciences Corporation<F1>                 53
                                                      --------
                                                           466

           AGRICULTURE 0.1%
    1,876  Agribrands International, Inc.<F1>               82
                                                      --------

           AIRLINES 0.7%
    4,225  Atlantic Coast Airlines Holdings, Inc.<F1>      151
    5,990  Mesa Air Group, Inc.<F1>                         35
    2,458  Midwest Express Holdings<F1>                     47
    5,625  Skywest, Inc.                                   284
                                                      --------
                                                           517

           APPAREL 1.3%
    2,513  Ashworth, Inc.<F1>                               19
    4,474  Cone Mills Corporation<F1>                       19
    1,297  Haggar Corporation                               17
    5,446  Hartmarx Corporation<F1>                         14
    1,972  K-Swiss, Inc. Class A                            54
    4,873  Kellwood Company                                 95
    6,110  Nautica Enterprises, Inc.<F1>                    77
    2,270  Oshkosh B'gosh, Inc.                             36
    1,416  Oxford Industries, Inc.                          25
    4,802  Phillips-Van Heusen Corporation                  57
    3,973  Quicksilver, Inc.<F1>                            76
    8,164  Timberland Company<F1>                          421
    2,468  WETSeal, Inc. Class A<F1>                        46
    7,304  Wolverine World Wide                             79
                                                      --------
                                                         1,035
                                                      --------

           AUTOMOTIVE PARTS 0.7%
    2,900  Midas, Inc.                                      40
   10,308  O'Reilly Automotive, Inc.<F1>                   186
    3,184  Simpson Industries, Inc.                         38
    2,248  Spartan Motors, Inc.                              6
    2,289  Standard Motor Products, Inc.                    19
    3,701  TBCCorporation<F1>                               18

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           AUTOMOTIVE PARTS 0.7% (CONT.)
    5,945  Tenneco Automotive, Inc.                       $ 26
    9,500  The Pep Boys - Manny, Moe & Jack                 43
    3,641  Titan International, Inc.                        17
    8,314  Tower Automotive, Inc.<F1>                       91
    4,032  Wabash National Corporation                      32
                                                      --------
                                                           516
                                                      --------

           BANKS AND S&Ls 5.9%
    4,492  Anchor Bancorp Wisconsin, Inc.                   69
    8,203  Centura Banks, Inc.                             315
    4,973  Chittenden Corporation                          132
    6,332  Commerce Bancorp, Inc. NJ                       383
   11,422  Commercial Federal Corporation                  200
    8,816  Community First Bancshares                      137
   10,530  Cullen/Frost Bankers, Inc.                      351
    5,721  Downey Financial Corporation                    273
    5,049  First Bancorp/Puerto Rico                       116
    7,769  First Midwest Bancorp, Inc.                     195
    2,400  GBCBancorp                                       77
    9,516  Hudson United Bancorp                           213
    9,300  Imperial Bancorp<F1>                            226
    6,150  Investors Financial Services Corporation        441
    4,306  MAF Bancorp,Inc.                                103
    4,758  Provident Bancshares Corporation                 90
    3,772  Queens County Bancorp,Inc.                      106
    5,013  Riggs National Corporation Washington, D.C.      56
    5,800  Southwest BanCorporation of Texas, Inc.<F1>     212
    7,100  Staten Island Bancorp,Inc.                      137
    7,904  Susquehanna Bancshares,Inc.                     112
   13,968  Trustco Bank Corporation NY                     168
    8,125  United Bancshares,Inc.                          158
   10,800  Washington Federal, Inc.                        241
    4,606  Whitney Holding Corporation                     170
                                                      --------
                                                         4,681
                                                      --------

           BEVERAGES 0.3%
    1,531  Coca-Cola Bottling Company Consolidated          55
    3,767  Constellation Brands, Inc.<F1>                  184
                                                      --------
                                                           239
                                                      --------

           BIOMEDICAL 2.3%
   10,068  Advanced Tissue Sciences, Inc.<F1>              72
   11,141  Bio-TechnologyGeneral Corporation<F1>           117
    5,251  Enzo Biochem, Inc.<F1>                          202
    6,933  Organogenesis, Inc.<F1>                          87
    8,596  Protein Design Labs, Inc.<F1>                 1,161
    7,240  Regeneron Pharmaceutical<F1>                    194
                                                      --------
                                                         1,833
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
 ----------                                       --------------
           BUILDING PRODUCTS 0.6%
    4,882  Apogee Enterprises, Inc.                       $ 26
    1,279  Butler Manufacturing Company                     31
    3,422  Elcor Corporation                                53
    3,326  Florida Rock Industries                         129
    2,085  Republic Group, Inc.                             39
    2,085  Simpson Manufacturing Company, Inc.<F1>          89
    3,694  Texas Industries, Inc.                           86
    3,564  Universal Forest Products                        48
                                                      --------
                                                           501
                                                      --------

           BUSINESS SERVICES 2.1%
    5,500  Administaff, Inc.<F1>                           195
    5,346  Checkpoint Systems, Inc.<F1>                     42
    5,247  Edgewater Technology, Inc.<F1>                   26
   10,092  eLoyalty Corporation<F1>                         97
    2,400  Hall,Kinion & Associates, Inc.<F1>               63
    3,900  Heidrick &Struggles International,Inc.<F1>      241
    6,553  National Data Corporation                       250
    4,600  On Assignment, Inc.<F1>                         116
    6,500  Penton Media, Inc.                              199
   11,885  Spherion Corporation<F1>                        141
    2,500  StarTek, Inc.<F1>                                64
    6,953  United Stationers Inc.                          209
                                                      --------
                                                         1,643
                                                      --------

           CHEMICALS 1.4%
    4,100  Arch Chemicals, Inc.                             80
    5,134  Cambrex Corporation                             205
    3,234  Chemfirst, Inc.                                  74
    4,699  Lilly Industries, Inc.                          141
    5,726  Macdermid, Inc.                                 123
    4,613  Mississippi Chemical Corporation                 21
    4,748  OM Group, Inc.                                  220
    7,387  Omnova Solutions, Inc.                           42
    1,353  Penford Corporation                              17
   19,616  PolyOne Corporation                             154
    1,564  Quaker Chemical Corporation                      27
    2,427  Tetra Technologies, Inc.<F1>                     35
                                                      --------
                                                         1,139
                                                      --------

           COMMERCIAL SERVICES 4.0%
    3,509  Aaron Rents, Inc.                                59
    4,547  ABMIndustries, Inc.                             127
    6,646  Billing Concepts Corporation<F1>                 20
   11,322  BISYSGroup, Inc.<F1>                            534
    3,354  CDICorporation<F1>                               53
    7,424  Central Parking Corporation                     142
    1,801  Chemed Corporation                               59
    1,754  CPICorporation                                   35
    3,630  Franklin Covey Company<F1>                       29
    3,200  F.Y.I. Inc.<F1>                                 128
   13,486  Hooper Holmes, Inc.                             128


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMERCIAL SERVICES 4.0% (CONT.)
    2,004  Insurance Auto Auctions, Inc.<F1>              $ 24
    7,622  Labor Ready, Inc.<F1>                            23
    3,301  Lason, Inc.<F1>                                   3
    9,747  Lennox International Inc.                        77
    3,674  Maximus, Inc.<F1>                                90
    3,300  MemberWorks Inc.<F1>                            113
    9,994  Orthodontic Centers Of America, Inc.<F1>        334
    4,455  Parexel International Corporation<F1>            39
    5,155  Pharmaceutical Product Development, Inc.<F1>    161
    8,030  Plexus Corporation<F1>                          506
    4,494  Prepaid Legal Services, Inc.<F1>                197
    8,584  Profit Recovery Group International, Inc.<F1>    46
    3,300  SCPPool Corporation<F1>                          85
   18,762  USOncology Inc.<F1>                             101
    2,676  Volt Information Sciences, Inc.<F1>              58
                                                      --------
                                                         3,171
                                                      --------

           COMPUTERS 2.8%
    3,943  Analysts International Corporation               25
    7,517  Anixter International,Inc.<F1>                  182
    4,827  Auspex System, Inc.                              49
    3,660  Black BOXCorporation<F1>                        241
    2,500  Brooktrout Inc.<F1>                              36
    2,300  CACIInternational Inc.<F1>                       47
   10,447  Ciber, Inc.<F1>                                  82
    3,666  Computer Task Group, Inc.                        19
    4,051  Exabyte Corporation<F1>                          31
    6,590  Factset Research Systems, Inc.<F1>              250
    4,392  Hutchinson Technology<F1>                        96
    5,692  InterVoice-Brite, Inc.<F1>                       56
    8,358  Jack Henry & Associates,Inc.                    460
    2,187  Kronos, Inc.<F1>                                 80
    3,579  Microage, Inc.<F1>                                0
    2,961  Micros Systems, Inc.<F1>                         58
    5,100  NYFIX, Inc.<F1>                                 201
    2,411  QRSCorporation<F1>                               20
   12,477  Read-Rite Corporation<F1>                        93
    2,865  Telxon Corporation                               64
    5,387  Xircom, Inc.<F1>                                 76
    3,425  Zixit Corporation<F1>                            84
                                                      --------
                                                         2,250
                                                      --------

           COMPUTER SOFTWARE 5.9%
    4,800  Actel Corporation<F1>                           176
    8,405  American Management Systems<F1>                 182
    5,418  Aspen Technology, Inc.<F1>                      224
    8,100  Avant! Corporation<F1>                          136
    5,184  Avid Technology, Inc.<F1>                        72
    6,100  AVT Corporation<F1>                              38
    2,794  Barra, Inc.<F1>                                 171
    6,972  Cerner Corporation<F1>                          432
    8,290  Choicepoint Inc.<F1>                            424

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMPUTER SOFTWARE 5.9% (CONT.)
    2,500  Concord Communications, Inc.<F1>           $     19
    8,059  Dendrite International, Inc.<F1>                175
    2,652  DigiInternational, Inc.<F1>                      19
    7,256  Epicor Software Corporation<F1>                  14
    4,700  ePresence, Inc.<F1>                              33
    2,849  Fair, Issac &Company, Inc.                      117
    7,029  Filenet Corporation<F1>                         186
    3,986  Great Plains Software, Inc.<F1>                 155
    6,487  HNCSoftware, Inc.<F1>                           132
    5,775  Hyperion Solutions Corporation<F1>               81
    4,942  Information Resources, Inc.<F1>                  26
    4,547  Inter-Tel, Inc.                                  53
    4,300  Mercury Computer Systems, Inc.<F1>              133
    6,705  Midway Games, Inc.<F1>                           52
   10,315  National Instruments Corporation<F1>            482
    5,400  Phoenix Technologies Ltd.<F1>                    87
    9,214  Pinnacle Systems, Inc.<F1>                      116
    6,218  Progress Software Corporation<F1>                98
    3,788  Project Software and Development<F1>             49
    3,500  RadiSys Corporation<F1>                          93
    6,391  Remedy Corporation<F1>                          109
   18,859  S3, Inc.<F1>                                    170
    4,900  SAGASYSTEMS, Inc.<F1>                            26
    1,800  SPSSInc.<F1>                                     41
    6,700  Systems & Computer Technology Corporation<F1>    97
    3,254  THQ, Inc.<F1>                                    67
    6,482  Verity, Inc.<F1>                                152
                                                      --------
                                                         4,637
                                                      --------

           CONSTRUCTION 0.8%
    8,490  Dycom Industries, Inc.<F1>                      319
    3,900  The Shaw Group Inc.<F1>                         318
                                                      --------
                                                           637
                                                      --------
           CONSUMER GOODS & SERVICES 0.1%
    2,983  Action Performance Cos., Inc.<F1>                 7
    3,212  Brown Shoe Company, Inc.                         32
    3,048  Department 56, Inc.<F1>                          43
                                                      --------
                                                            82

           DENTAL SUPPLIES 0.5%
   13,624  Patterson Dental Company<F1>                    427
                                                      --------

           Diversified Operations 0.4%
    7,742  Delta & Pineland Company                        189
    4,408  Triarc Company<F1>                              110
                                                      --------
                                                           299


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ELECTRICAL & ELECTRONICS 5.1%
    2,603  Analogic Corporation                       $     92
    3,800  Audiovox Corporation Class A<F1>                 52
    3,876  Benchmark Electronics, Inc.<F1>                 156
    4,832  BMC Industries, Inc.                             29
    4,598  Brady Corporation                               143
    6,758  C-COR.net Corporation<F1>                       106
    5,489  Coherent, Inc.<F1>                              191
    5,762  CTSCorporation                                  247
    4,400  Dionex Corporation<F1>                          143
    5,416  Electro Scientific Industries, Inc.<F1>         189
   15,268  Gentex Corporation<F1>                          378
    2,614  Innovex, Inc.                                    37
    2,657  Itron, Inc.<F1>                                  16
   18,016  Kemet Corporation<F1>                           502
    5,759  Kent Electronics Corporation<F1>                107
    9,216  Kulicke &Soffa Industries, Inc.<F1>             135
    7,382  Methode Electronics, Inc.                       278
    4,054  Northwestern Corporation                         90
    1,886  Park Electrochemical Corporation                125
    8,275  Paxar Corporation<F1>                            68
    6,041  Photronics, Inc.<F1>                            136
    2,805  Standard Microsystems Corporation<F1>            67
    3,371  Technitrol, Inc.                                374
    6,407  Teledyne Technologies Inc.<F1>                  161
    4,720  Trimble Navigation Ltd.<F1>                     112
    4,729  Watts Industries                                 53
    3,798  X-Rite, Inc.                                     26
                                                      --------
                                                         4,013
                                                      --------

           ELECTRONIC COMPONENTS/INSTRUMENTS 2.8%
    7,706  APW Ltd.<F1>                                    356
    7,799  Artesyn Technologies, Inc.<F1>                  317
    4,299  Belden, Inc.                                    112
    5,408  C&DTechnologies, Inc.                           320
    9,921  C-Cube Microsystems, Inc.<F1>                   193
    8,659  Cable Design Technologies Corporation<F1>       200
    1,537  Insteel Industries, Inc.                          5
    2,229  Intermagnetics General Corporation<F1>           57
    7,100  Robotic Vision Systems, Inc.<F1>                 39
    6,313  SLI, Inc.<F1>                                    52
    7,676  Valence Technology, Inc.<F1>                    107
    8,828  Vicor Corporation<F1>                           477
                                                      --------
                                                         2,235
                                                      --------

           ENGINEERING 0.5%
    8,344  Foster Wheeler Corporation                       62
    5,090  Instituform Technologies, Inc.<F1>              182
    2,783  URSCorporation<F1>                               36
    9,281  Washington Group International,Inc.<F1>          97
                                                      --------
                                                           377
                                                      --------


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ENTERTAINMENT 0.4%
    2,338  Anchor Gaming<F1>                          $    199
    7,713  Aztar Corporation<F1>                           117
    2,058  Carmike Cinemas, Inc.<F1>                         1
    1,382  GCCompanies,Inc.<F1>                              3
                                                      --------
                                                           320
                                                      --------

           ENVIRONMENTAL SERVICES 0.4%
    2,933  Imco Recycling, Inc.                             16
    2,864  Ionics, Inc.<F1>                                 60
    7,996  Tetra Tech, Inc.<F1>                            278
                                                      --------
                                                           354
                                                      --------

           FINANCIAL SERVICES 2.6%
   15,612  Americredit Corporation<F1>                     420
    2,538  Dain Rauscher Corporation                       238
    7,311  Eaton Vance Corporation                         364
    6,919  Elan Corporation                                  6
    4,987  Jefferies Group, Inc.                           136
    5,400  Morgan Keegan,Inc.                              108
    4,200  National Discount Brokers Group, Inc.<F1>       204
    9,404  Raymond James Financial Corporation             318
    8,940  The South Financial Group, Inc.                  91
    3,300  Southwest Securities Group, Inc.                 93
    4,400  Tucker Anthony Sutro Corporation                102
                                                      --------
                                                         2,080
                                                      --------

           FOOD DISTRIBUTORS 0.4%
    3,800  International Multifoods Corporation             64
    2,500  Morrison Management Specialists, Inc.            84
    2,800  Performance Food Group Company<F1>              113
    3,209  United Natural Foods, Inc.<F1>                   40
                                                      --------
                                                           301
                                                      --------

           FOOD PRODUCTS 2.1%
    3,597  American Italian Pasta Company<F1>               72
   11,633  Chiquita Brands International, Inc.              23
    6,639  Corn Products International,Inc.                167
    8,540  Earthgrains Company                             173
    6,899  Fleming Cos., Inc.                               98
    7,600  The Great Atlantic & Pacific Tea Company, Inc.   76
    6,000  Hain Celestial Group, Inc.<F1>                  238
    1,581  J & J Snack Foods Corporation<F1>                21
    3,543  Michael Foods, Inc.                              95
    2,056  NashFinch Company                                25
    5,453  Ralcorp Holdings, Inc.<F1>                       77
   11,433  Smithfield Foods, Inc.<F1>                      328
    5,439  Whole Foods Market, Inc.<F1>                    252
                                                      --------
                                                         1,645
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           FOREST PRODUCTS & PAPER 0.4%
    7,079  Buckeye Technologies, Inc.<F1>             $    121
    4,519  Caraustar Industries, Inc.                       46
    2,800  Chesapeake Corporation                           55
    2,667  Pope & Talbot, Inc.                              42
    2,813  Schweitzer-Mauduit International,Inc.            46
                                                      --------
                                                           310
                                                      --------

           GAS - DISTRIBUTION 1.5%
    6,433  Atmos Energy Corporation                        149
    1,934  Cascade Natural Gas Corporation                  36
    6,100  Energen Corporation                             175
    3,644  New Jersey Resources                            146
    5,167  Northwest Natural Gas Company                   121
    6,002  Piedmont Natural Gas Company                    183
   10,002  Southern Union Company<F1>                      188
    4,428  Southwest Energy Company                         35
    6,376  Southwest Gas Corporation                       133
                                                      --------
                                                         1,166
                                                      --------

           HEALTH CARE 4.0%
    3,662  Adac Laboratories<F1>                            48
    1,544  Angelica Corporation                             14
    2,873  Cooper Companies, Inc.                          103
   12,011  Coventry Health Care, Inc.<F1>                  219
    1,761  Curative Health Services, Inc.<F1>               10
    2,626  Datascope Corporation<F1>                        91
    2,790  Diagnostic Products Corporation                 127
    3,417  Hanger Orthopedic Group, Inc.<F1>                11
    2,659  Hologic, Inc.<F1>                                18
    6,614  Idexx Laboratories, Inc.<F1>                    159
    6,112  Invacare Corporation                            174
    4,422  Laser Vision Centers, Inc.<F1>                   18
    4,321  Mentor Corporation                               76
   10,000  Mid Atlantic Medical Services, Inc.<F1>         170
    2,750  Pediatrix Medical Group, Inc.<F1>                44
    6,200  Province Healthcare Company<F1>                 261
    9,306  Renal Care Group, Inc.<F1>                      219
    6,344  ResMed, Inc.<F1>                                162
    5,354  Respironics, Inc.<F1>                           105
    4,787  Sierra Health Services, Inc.<F1>                 26
    4,370  Sola International, Inc.<F1>                     19
    1,661  Spacelabs Medical,Inc.<F1>                       18
    3,973  Sunrise Medical, Inc.<F1>                        37
    5,207  Theragenics Corporation<F1>                      24
    6,018  Universal Health Services<F1>                   505
    6,329  Varian Medical Systems, Inc.                    309
    2,160  Vital Signs, Inc.                                67
    3,061  Wesley Jessen Visioncare<F1>                    118
                                                      --------
                                                         3,152
                                                      --------

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           HOME BUILDERS 1.6%
    8,474  Champion Enterprises, Inc.<F1>                 $ 33
    2,862  Coachmen Industries, Inc.                        24
   13,622  D.R. Horton, Inc.                               252
    5,800  Fleetwood Enterprises, Inc.                      76
    3,977  M.D.C. Holdings, Inc.                           109
    3,334  Monaco Coach Corporation<F1>                     57
    1,900  NVR, Inc.<F1>                                   196
    8,371  Oakwood Homes Corporation                         6
    2,557  Ryland Group, Inc.                               82
    1,562  Skyline Corporation                              34
    5,196  Standard-Pacific Corporation                     97
    2,122  Thor Industries, Inc.                            42
    7,542  Toll Brothers, Inc.<F1>                         245
    3,939  Winnebago Industries                             45
                                                      --------
                                                         1,298
                                                      --------

           HOME FURNISHINGS 1.1%
    2,187  Bassett Furniture Industries                     28
    7,756  Ethan Allen Interiors, Inc.                     227
    6,338  Fedders Corporation                              27
    7,012  Harman International                            337
   12,218  La-Z-Boy, Inc.                                  192
    2,516  Pillowtex Corporation<F1>                         4
    3,119  Royal Appliance Manufacturing<F1>                18
                                                      --------
                                                           833
                                                      --------

           HOTELS & LODGING 0.3%
    5,332  Marcus Corporation                               76
    5,000  Pegasus Solutions Inc.<F1>                       85
    8,931  Prime Hospitality Corporation<F1>                85
                                                      --------
                                                           246

           HOUSEHOLD PRODUCTS/WAREs 1.0%
    3,800  Applica Inc.                                     19
    2,429  Enesco Group, Inc.                               16
    5,700  Fossil, Inc.<F1>                                 74
    5,344  John H. Harland Company                          74
    2,881  Libbey, Inc.                                     79
    1,009  Nashua Corporation<F1>                            6
    1,255  National Presto Industries, Inc.                 38
    2,445  New England Business SVC, Inc.                   42
    3,633  Russ Berrie & Company, Inc.                      82
    2,300  Salton,Inc.<F1>                                  53
    1,370  Swiss Army Brands, Inc.<F1>                       8
    5,710  The Scott's Company<F1>                         204
    2,269  Toro Company                                     79
    2,493  USADetergents, Inc.<F1>                           9
                                                      --------
                                                           783
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
---------------                                  ---------------

           INSURANCE 3.2%
    2,303  Blanch (EW)Holdings, Inc.                      $ 44
    4,037  Delphi Financial Group<F1>                      149
    6,771  Enhance Financial Services Group                 79
   13,830  Fidelity National Financial, Inc.               340
   12,923  First American Financial Corporation            271
   12,354  Fremont General Corporation                      45
    7,602  Gallagher, Arthur J. & Company                  480
    2,372  Hilb, Rogal, &Hamilton Company                   94
    7,747  Mutual Risk Management Ltd.                     140
    7,663  Radian Group, Inc.                              543
    1,700  RLICorporation                                   67
    2,100  SCPIEHoldings Inc.                               40
    4,897  Selective Insurance Group                        84
    3,260  Trenwick Group, Inc.                             64
    3,037  Zenith National Insurance Corporation            69
                                                      --------
                                                         2,509

           IRON/STEEL 0.4%
    5,288  Birmingham Steel Corporation                     13
    2,713  Material SciencesCorporation<F1>                 27
    5,686  Reliance Steel & Aluminum Company               135
    8,200  Steel Dynamics, Inc.<F1>                         98
    1,948  Steel Technologies, Inc.                         11
    2,867  WHXCorporation<F1>                                6
                                                      --------
                                                           290

           LEISURE & RECREATION/GAMING 0.5%
    4,555  Arctic Cat, Inc.                                 58
    1,820  Huffy Corporation                                18
    3,200  K2, Inc.                                         30
    4,634  Pinnacle Entertainment, Inc.<F1>                106
    4,757  Polaris Industries, Inc.                        165
                                                      --------
                                                           377

           MACHINERY & EQUIPMENT 2.5%
    3,420  Astec Industries, Inc.<F1>                       35
    6,308  Baldor Electric Company                         125
    8,886  Cognex Corporation<F1>                          298
    3,100  Esterline Technologies Corporation<F1>           69
    2,570  Flow International Corporation<F1>               32
    2,672  Gardner Denver Machinery, Inc.<F1>               49
    3,964  Gerber Scientific, Inc.                          32
    3,662  Graco, Inc.                                     132
    4,377  Helix Technology Corporation                    122
    6,095  Idex Corporation                                197
    7,877  JLGIndustries, Inc.                             110
    2,147  Lindsay Manufacturing Company                    45
    4,557  Manitowoc Company                               124
    7,400  MilacronInc.                                    118
    3,677  Regal Beloit Corporation                         62
    1,935  Robbins & Myers, Inc.                            47
    3,986  Specialty Equipment Cos., Inc.<F1>              121

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           MACHINERY & EQUIPMENT 2.5% (CONT.)
    5,204  SpeedFam - IPEC, Inc.<F1>                      $ 49
    2,798  Thomas Industries, Inc.                          59
    5,600  Veritas DGC Inc.<F1>                            168
                                                      --------
                                                         1,994

           MANUFACTURING - CONSUMER GOODS 0.2%
    7,220  Aptargroup, Inc.                                149
                                                      --------

           MEDICAL EQUIPMENT & SUPPLIES 0.9%
    2,666  CONMEDCorporation<F1>                            39
    2,479  Osteotech, Inc.<F1>                              14
    2,700  PolyMedica Corporation<F1>                      155
    4,117  TechneCorporation<F1>                           464
                                                      --------
                                                           672

           METAL FABRICATION & HARDWARE 0.8%
    2,510  A. M. Castle &Company                            25
    1,595  Amcast Industrial Corporation                    16
    2,200  Cleveland-Cliffs, Inc.                           45
    2,530  Commercial Metals Company                        69
    4,481  Intermet Corporation                             34
    1,790  Lawson Products                                  49
    6,988  Mueller Industries, Inc.<F1>                    163
    3,894  Myers Industries, Inc.                           52
    2,569  Quanex Corporation                               51
    4,195  Valmont Industries                               85
    2,316  Wolverine Tube, Inc.<F1>                         32
                                                      --------
                                                           621

           METALS & MINING 0.5%
    2,937  Brush Wellman, Inc.                              60
    5,153  Coeur d'Alene Mines Corporation<F1>               5
    2,903  Commonwealth Industries, Inc.                    17
    3,649  RTIInternational Metals, Inc.<F1>                53
    7,945  Stillwater Mining Company<F1>                   230
                                                      --------
                                                           365

           MISCELLANEOUS MANUFACTURING 1.8%
    4,131  A.O.Smith Corporation                            58
    3,047  A. T. Cross Company Class A                      15
    3,317  Barnes Group, Inc.                               64
    4,244  Clarcor, Inc.                                    81
    2,100  Deltic Timber Corporation                        41
    5,336  Griffon Corporation<F1>                          41
    3,200  JAKKSPacific, Inc.<F1>                           28
    2,784  Lydall, Inc.                                     29
    9,071  Mascotech, Inc.<F1>                             151
    3,300  Meade Instruments Corporation<F1>                60
    3,400  Oshkosh Truck Corporation                       140
    6,211  Roper Industries, Inc.                          217
    3,197  Scott Technologies, Inc.<F1>                     74


   Number                                          Market Value
  of Shares                                       (in thousands)
  ----------                                      --------------

           MISCELLANEOUS MANUFACTURING 1.8% (CONT.)
    2,560  SPSTechnologies, Inc.<F1>                     $ 132
    2,290  Standex International Corporation                42
    4,731  Sturm, Ruger, & Company, Inc.                    40
    2,547  Thomas Nelson, Inc.                              17
    7,671  Tredegar Corporation                            146
    5,200  Visual Networks,Inc.<F1>                         19
                                                      --------
                                                         1,395

           OFFICE EQUIPMENT & SERVICES 0.5%
    9,356  Interface, Inc.                                  85
    6,456  Zebra Technologies Corporation, ClassA<F1>      283
                                                      --------
                                                           368

           OIL -EXPLORATION, PRODUCTION & SERVICES 4.0%
    2,414  Atwood Oceanics<F1>                              81
    6,594  Barrettt Resources Corporation<F1>              240
    5,877  Cabot Oil & Gas Corporation<F1>                 115
   14,063  Cross Timbers Oil Company                       265
    3,536  Dril-Quip<F1>                                   117
    9,843  Friede Goldman Halter, Inc.<F1>                  57
    3,329  HSResources, Inc.<F1>                           104
    9,002  Input/Output, Inc.<F1>                           76
    8,781  Newfield Exploration Company<F1>                331
    3,600  Nuevo Energy Company<F1>                         65
    4,137  Oceaneering International, Inc.<F1>              58
    3,500  Patina Oil & Gas Corporation                     61
    3,122  Plains Resources, Inc.<F1>                       60
    8,126  Pogo Producing Company                          203
   13,479  Pride International, Inc.<F1>                   341
    3,737  Remington Oil & Gas Corporation<F1>              34
    3,132  Seacor Smit,Inc.<F1>                            131
    4,900  Seitel, Inc.<F1>                                 74
    4,560  St. Mary Land & Exploration Company             107
    3,765  Stone Energy Corporation<F1>                    193
    4,500  Swift Energy Company<F1>                        146
   12,799  Vintage Petroleum, Inc.                         270
    2,780  WD-40 Company                                    61
                                                      --------
                                                         3,190

           PHARMACEUTICALS 7.3%
    5,092  Advance Paradigm, Inc.<F1>                      249
    9,564  Alliance Pharmaceutical Corporation<F1>         135
    8,218  Alpharma, Inc.                                  319
    7,126  Barr Laboratories, Inc.<F1>                     450
    7,047  Bindley Western Industries, Inc.                253
    4,064  Biomatrix, Inc.<F1>                              78
    8,361  Cephalon, Inc.<F1>                              448
   10,944  CORTherapeutics, Inc.<F1>                       618
    4,427  Cygnus, Inc.<F1>                                 40
    9,071  Dura Pharmaceuticals, Inc.<F1>                  312
    4,601  Immune Response Corporation<F1>                  28

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           PHARMACEUTICALS 7.3% (CONT.)
   15,271  King Pharmaceuticals, Inc.<F1>                $ 684
    6,094  Medicis Pharmaceutical<F1>                      449
    3,088  Natures Sunshine Products, Inc.                  22
   11,912  NBTY, Inc.<F1>                                   77
    4,420  Noven Pharmaceuticals, Inc.<F1>                 197
    4,642  Priority Healthcare Corporation ClassB<F1>      250
    4,958  Syncor International Corporation<F1>            127
   10,820  Vertex Pharmaceuticals, Inc.<F1>              1,007
                                                      --------
                                                         5,743
                                                      --------

           PRINTING & Publishing 0.1%
    6,579  Bowne &Company, Inc.                             55
    2,828  Consolidated Graphics, Inc.<F1>                  30
                                                      --------
                                                            85
                                                      --------

           RESTAURANTS 1.7%
    4,986  Applebee's International, Inc.                  151
    5,420  CEC Entertainment, Inc.<F1>                     173
    6,372  The Cheesecake Factory, Inc.<F1>                282
    5,136  Consolidated Products, Inc.<F1>                  39
    3,586  IHOPCorporation<F1>                              76
    7,553  Jack in the Box, Inc.<F1>                       185
    4,440  Landry's Seafood Restaurants, Inc.<F1>           36
    4,006  Luby's, Inc.                                     24
    2,103  Panera Bread Company<F1>                         43
   12,376  Ruby Tuesday, Inc.                              168
    6,445  Ryan's Family Steak Houses, Inc.<F1>             54
    3,286  Sonic Corporation<F1>                           120
    2,326  Taco Cabana, Inc. Class A<F1>                    20
                                                      --------
                                                         1,371
                                                      --------

           RETAIL STORES 4.2%
    6,429  99 Cents Only Stores<F1>                        144
    5,194  Ames Department Stores, Inc.<F1>                 20
    5,835  Ann Taylor Stores Corporation<F1>               175
    6,427  The Bombay Company, Inc.<F1>                     16
    3,216  Books-A-Million, Inc.<F1>                         8
    2,281  Building Materials Holding Corporation<F1>       20
    9,000  Burlington Coat Factory Warehouse Corporation   142
    9,370  Casey's General Stores, Inc.                    117
    4,491  Cash America Investments, Inc.                   23
    4,684  Cato Corporation                                 56
    3,600  Chico's FAS, Inc.<F1>                           117
   10,450  Copart, Inc.<F1>                                157
    3,638  Cost Plus, Inc.<F1>                             102
    1,001  Damark International, Inc. - Class A<F1>         13
    2,953  Discount Auto Parts<F1>                          21
    3,551  Dress Barn, Inc.<F1>                             89
    2,600  Factory 2-U Stores, Inc.<F1>                     83
    3,702  Footstar, Inc.<F1>                              133
    5,919  Goody's Family Clothing, Inc.<F1>                21



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           RETAIL STORES 4.2% (CONT.)
    2,249  Gottschalks, Inc.<F1>                          $ 11
    3,779  Group 1 Automotive, Inc.<F1>                     38
    4,322  Gymboree Corporation<F1>                         39
    3,380  Hancock Fabrics, Inc.                            15
    4,088  Hughes Supply, Inc.                              77
    2,502  J.Baker, Inc.                                    10
    3,226  Jo-Ann Stores, Inc.<F1>                          21
    1,605  Lillian Vernon Corporation                       15
    8,041  Linens 'N Things, Inc.<F1>                      247
    4,665  Mayor's Jewelers, Inc.<F1>                       17
    8,009  The Men's Wearhouse, Inc.<F1>                   234
    6,933  Michaels Stores, Inc.<F1>                       169
    5,982  Pacific Sunwear Of California, Inc.<F1>         123
   19,537  Pier 1 Imports, Inc.                            259
    7,344  Regis Corporation                               111
    3,600  SchoolSpecialty, Inc.<F1>                        55
    5,366  Shopko Stores, Inc.<F1>                          34
    5,697  The Sports Authority, Inc.<F1>                   10
    7,848  Stein Mart, Inc.<F1>                            122
    8,170  Stride Rite Corporation                          44
    6,797  Zale Corporation<F1>                            230
                                                      --------
                                                         3,338
                                                      --------

           SECURITY SERVICES 0.6%
    3,888  Kroll-O'Gara Company Ltd.<F1>                    23
    8,118  RSASecurity, Inc.<F1>                           471
                                                      --------
                                                           494
                                                      --------

           SEMICONDUCTORS 3.5%
    8,800  Alliance Semiconductor Corporation<F1>          176
    8,846  Alpha Industries, Inc.<F1>                      353
    4,272  AXT, Inc.<F1>                                   165
    3,500  Cohu, Inc.                                       55
   12,424  Dallas Semiconductor Corporation                492
    3,488  Electroglas, Inc.<F1>                            49
    8,700  ESSTechnology, Inc.<F1>                         135
    6,479  General Semiconductor, Inc.<F1>                  74
   12,724  International Rectifier Corporation<F1>         568
    4,900  Pericom Semiconductor Corporation<F1>           130
    4,788  Pioneer-Standard Electronics                     66
    6,980  Silicon Valley Group, Inc.<F1>                  230
    3,700  TelCom Semiconductor, Inc.<F1>                   52
    4,395  Three-Five Systems, Inc.<F1>                    152
    3,737  Ultratech Stepper, Inc.<F1>                      88
                                                      --------
                                                         2,785
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SMALL CAP INDEX FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       -------------

           TELECOMMUNICATIONS 1.7%
    7,646  Adaptive Broadband Corporation<F1>            $ 123
    4,867  Allen Telecom, Inc.<F1>                          91
   10,603  Aspect Telecommunications Corporation<F1>       175
    4,600  Aware Inc.<F1>                                  142
    8,933  General Communications, Inc. ClassA<F1>          70
    3,833  Network Equipment Technologies, Inc.<F1>         36
   15,680  P-Com, Inc.<F1>                                  88
   10,026  Plantronics, Inc.<F1>                           457
    4,042  Symmetricom, Inc.<F1>                            52
   15,891  Talk.Com, Inc.<F1>                               49
    4,200  ViaSat, Inc.<F1>                                 92
                                                      --------
                                                         1,375
                                                      --------

           TELECOMMUNICATIONS - SERVICES & EQUIPMENT 1.4%
    6,000  Aeroflex Inc.<F1>                               357
    2,400  Davox Corporation<F1>                            23
   14,433  DMC Stratex Networks, Inc.<F1>                  334
    7,300  Pac-West Telecomm, Inc.<F1>                      63
    5,186  Proxim, Inc.<F1>                                314
                                                      --------
                                                         1,091
                                                      --------

           TEXTILE PRODUCTS 0.2%
    2,056  The Dixie Group Inc.                              7
    4,196  G & K Services, Inc.Class A                     116
    3,889  Guilford Mills, Inc.                              6
                                                      --------
                                                           129
                                                      --------

           TOBACCO 0.0%
    7,860  DIMON, Inc.                                      24
                                                      --------

           TRANSPORTATION & SHIPPING 2.2%
    6,537  American Freightways Corporation<F1>            105
    3,480  Arkansas Best Corporation<F1>                    56
   10,516  Expeditors International Washington, Inc.       546
    4,400  Forward Air Corporation<F1>                     181
    6,505  Fritz Companies, Inc.<F1>                        53
    2,873  Frozen Foods Express Industries                   6
    5,264  Heartland Express Inc.<F1>                       91
    4,295  Kirby Corporation<F1>                            79
    1,769  Landstar System, Inc.<F1>                        84
    2,225  M.S.Carriers, Inc.<F1>                           35
    3,749  Offshore Logistics, Inc.<F1>                     65
    1,096  RailAmerica, Inc.<F1>                             8
    4,000  Roadway Express, Inc.                            82
   10,177  Rollins Truck Leasing Corporation                53
    4,680  U.S. Freightways Corporation                    121
    8,407  Werner Enterprises, Inc.                        118
    4,418  Yellow Corporation<F1>                           80
                                                      --------
                                                         1,763
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           UTILITIES - GAS & ELECTRIC 2.0%
    9,800  Avista Corporation                            $ 220
    1,256  Bangor Hydro-Electric Company                    31
    3,224  Cal Dive International, Inc.<F1>                160
    2,063  Central Vermont Public Service Corporation       21
    3,000  CH Energy Group, Inc.                           118
    2,800  CUNOInc.<F1>                                     71
      995  Green Mountain Power Corporation                  8
    3,200  Laclede Gas Company                              70
    8,400  Louis Dreyfus Natural Gas Corporation<F1>       269
    2,500  NUICorporation                                   78
    7,100  RGSEnergy Group Inc.                            209
    4,900  UGICorporation                                  114
    2,882  UILHoldings Corporation                         135
    6,900  UniSource Energy Corporation                    103
                                                      --------
                                                         1,607
                                                      --------

           WATER UTILITY 0.3%
    1,576  American States Water Company                    49
    8,253  Philadelphia Suburban Corporation               193
                                                      --------
                                                           242
                                                      --------

           WHOLESALE DISTRIBUTION 0.6%
    9,429  Brightpoint, Inc.<F1>                            63
    8,188  Insight Enterprises, Inc.<F1>                   266
    5,756  Owens & Minor,Inc.                               87
    5,156  Watsco, Inc.                                     49
                                                      --------
                                                           465

           Total Common Stocks (Cost $68,772)           77,027
                                                      --------

 Principal
  Amount
(in thousands)
--------------

           SHORT-TERM INVESTMENT  2.6%
           COMMERCIAL PAPER  2.6%
           Lucent Technologies, Inc.
   $2,075    6.65%, 11/01/00                             2,075
                                                      --------

           Total Short-Term Investment (Cost $2,075)     2,075
                                                      --------

           Total Investments (Cost $70,847) 100.1%      79,102

           Liabilities, less Other Assets (0.1)%          (97)
                                                      --------

           TOTAL NET ASSETS 100%                       $79,005
                                                      --------

           <F1> Non-income producing


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SMALL CAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS  86.0%
           ADVERTISING  0.2%
    9,100  True North Communications Inc.                $ 343
                                                      --------

           AIRLINES 0.8%
   32,400  Atlantic Coast Airlines
              Holdings, Inc.<F1>                         1,158
                                                      --------

           BANKING 6.3%
   31,250  Commerce Bancorp, Inc. NJ                     1,892
   73,022  Cullen/Frost Bankers, Inc.                    2,433
   96,775  National Commerce Bancorporation              2,056
   37,200  New York Community Bancorp, Inc.<F1>          1,042
   13,000  Silicon Valley Bancshares<F1>                   601
   59,600  Webster Financial Corporation                 1,453
                                                      --------
                                                         9,477
                                                      --------

           BEVERAGES 1.3%
   38,467  Constellation Brands, Inc.<F1>                1,875
                                                      --------

           BIOTECHNOLOGY 2.0%
    4,100  Alexion Pharmaceuticals, Inc.<F1>               424
    9,800  Intermune Pharmaceuticals, Inc.<F1>             490
   37,100  Lexicon Genetics Inc.<F1>                       751
    4,600  Sangamo BioSciences, Inc.<F1>                   120
   58,600  Texas Biotechnology Corporation<F1>             865
   10,400  Tularik, Inc.<F1>                               330
                                                      --------
                                                         2,980
                                                      --------

           BROADCASTING 0.5%
  100,100  Radio One, Inc.<F1>                             802
                                                      --------

           BUSINESS SERVICES  4.1%
   90,000  Acxiom Corporation<F1>                        3,623
   54,642  Iron Mountain, Inc.<F1>                       1,847
  104,800  Source Information Management Co.<F1>           576
                                                      --------
                                                         6,046

           CAPACITORS 0.2%
   12,200  KEMETCorporation<F1>                            340
                                                      --------

           CIRCUIT BOARDS 1.1%
  115,600  Viasystems Group, Inc.<F1>                    1,640
                                                      --------

           COMMERCIAL SERVICES 1.6%
   81,687  Avis Rent a Car, Inc.<F1>                     2,440
                                                      --------

           COMMUNICATIONS 0.2%
   37,000  Cumulus Media, Inc., Class A<F1>                231
                                                      --------

           COMPUTER EQUIPMENT 0.3%
   59,300  Read-Rite Corporation<F1>                       441
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMPUTER SERVICES 5.7%
   19,100  Affiliated Computer Services, Inc.<F1>     $  1,064
   42,500  Digitas, Inc.<F1>                               507
    8,000  Inforte Corporation<F1>                         245
  131,800  SunGard Data Systems, Inc.<F1>                6,738
                                                      --------
                                                         8,554

           COMPUTER SOFTWARE 3.3%
   14,966  Aspen Technology, Inc.<F1>                      618
   71,400  Dendrite International,Inc.<F1>               1,553
   53,483  Quadramed Corporation<F1>                        60
    7,000  RSASecurity Inc.<F1>                            406
   46,400  SPSS, Inc.<F1>                                1,044
   51,544  Verity, Inc.<F1>                              1,211
                                                      --------
                                                         4,892

           CONSTRUCTION 0.7%
   27,300  Trex Company, Inc.<F1>                        1,020
                                                      --------

           DATA PROCESSING 0.3%
    9,900  ChoicePoint Inc.<F1>                            507
                                                      --------

           ELECTRICAL & ELECTRONIC 4.2%
   12,025  Artesyn Technologies, Inc.<F1>                  488
   54,200  Benchmark Electronics, Inc.<F1>               2,181
    5,000  C&D Technologies, Inc.                          296
   15,200  Camtek Limited<F1>                              122
   21,500  Littelfuse, Inc.<F1>                            624
   12,000  Methode Electronics, Inc.                       452
   68,660  Photronics, Inc.<F1>                          1,549
   16,106  PRIAutomation, Inc.<F1>                         364
    4,500  Vicor Corporation<F1>                           243
                                                      --------
                                                         6,319
                                                      --------

           ELECTRONIC COMMERCE 0.5%
   30,200  PurchasePro.com, Inc.<F1>                       815
                                                      --------

           ENTERTAINMENT 1.4%
   20,600  Anchor Gaming<F1>                             1,750
   89,800  Cinar Corporation<F1>                           280
                                                      --------
                                                         2,030
                                                      --------

           FINANCIAL SERVICES 0.5%
   30,200  AmeriCredit Corporation<F1>                     812
                                                      --------

           FOOD DISTRIBUTORS 2.6%
   46,300  Dean Foods Company                            1,481
   59,254  Performance Food Group Company<F1>            2,400
                                                      --------
                                                         3,881
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SMALL CAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           FOOD PRODUCTS & SERVICES 2.6%
   56,990  Hain Celestial Group, Inc.<F1>             $  2,262
   84,600  Universal Foods Corporation                   1,671
                                                      --------
                                                         3,933

           GAS DISTRIBUTION  0.7%
   19,700  Atmos Energy Corporation                        456
   10,400  Equitable Resources, Inc.                       603
                                                      --------
                                                         1,059
                                                      --------

           HEALTH CARE 1.4%
  226,800  Serologicals Corporation<F1>                  1,531
    7,200  Universal Health Services, Inc.,Class B<F1>     604
                                                      --------
                                                         2,135

           INSTRUMENTATION 1.6%
   51,552  Mettler-Toledo International, Inc.<F1>        2,407
                                                      --------

           INSURANCE 3.5%
    4,100  Everest Re Group, Limited                       240
   19,300  Fidelity National Financial, Inc.               474
   19,900  First American Corporation                      417
   45,600  Gallagher, Arthur J. & Company                2,879
   32,200  Harleysville Group Inc.                         743
        1  Protective Life Corporation                       0
    7,600  RenaissanceRe Holdings Ltd.                     551
                                                      --------
                                                         5,304
                                                      --------

           LASER SYSTEMS 0.2%
    9,300  Coherent, Inc.<F1>                              324
                                                      --------

           MACHINERY & EQUIPMENT 2.6%
   32,613  Astec Industries, Inc.<F1>                      336
  155,100  DT Industries, Inc.<F1><F2>
             (Acquired 8/29/97-12/17/99, Cost $2,362)    1,532
   55,555  GSI Lumonics, Inc.<F1>                          701
   62,800  Kaydon Corporation                            1,378
                                                      --------
                                                         3,947
                                                      --------

           MANUFACTURING - CONSUMER GOODS 1.0%
   98,100  Rayovac Corporation<F1>                       1,447
                                                      --------

           MANUFACTURING - STEEL 1.2%
   25,550  Allegheny Technologies Inc.                     517
   22,300  Maverick Tube Corporation<F1>                   347
   11,600  The Shaw Group, Inc.<F1>                        946
                                                      --------
                                                         1,810
                                                      --------

           MARKETING 0.4%
   16,000  Catalina Marketing Corporation<F1>              628
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           MEDICAL EQUIPMENT & SUPPLIES 2.2%
   38,725  DENTSPLYInternational, Inc.                $  1,343
  109,900  Edwards Lifesciences Corporation<F1>          1,477
    8,800  PolyMedica Corporation<F1>                      506
                                                      --------
                                                         3,326
                                                      --------

           METALS & MINING 0.3%
   44,902  Century Aluminum Company                        393
                                                      --------

           NETWORKING PRODUCTS 2.6%
    8,600  Aeroflex Inc.<F1>                               512
   92,489  Computer Network Tech Corporation<F1>         2,811
   27,500  DMCStratex Networks, Inc.<F1>                   636
                                                      --------
                                                         3,959
                                                      --------

           OFFICE EQUIPMENT & SERVICES 3.1%
   28,000  Black BOXCorporation<F1>                      1,845
    9,900  CDWComputer Centers, Inc.<F1>                   638
   47,888  Zebra Technologies Corp., ClassA<F1>          2,098
                                                      --------
                                                         4,581
                                                      --------

           OIL - EXPLORATION, PRODUCTION & SERVICES 5.4%
   14,900  Cal Dive International, Inc.<F1>                741
    7,400  Dril-Quip, Inc.<F1>                             244
   55,500  National-Oilwell, Inc.<F1>                    1,623
  139,833  Ocean Energy,Inc.<F1>                         1,940
   25,200  Pogo Producing Company                          630
   36,900  Pride International, Inc.<F1>                   934
   14,800  Universal Compression Holdings, Inc.<F1>        427
   36,700  Valero Energy Corporation                     1,214
   26,700  W-H Energy Services, Inc.<F1>                   371
                                                      --------
                                                         8,124
                                                      --------

           PHARMACEUTICALS 1.9%
    9,400  Barr Labortatories, Inc.<F1>                    593
    6,200  Cephalon, Inc.<F1>                              333
    4,800  CORTherapeutics, Inc.<F1>                       271
   27,055  Shire Pharmaceuticals Group PLCADR<F1>        1,701
                                                      --------
                                                         2,898
                                                      --------

           PHARMACY SERVICES 1.5%
  129,600  Omnicare, Inc.                                2,268
                                                      --------

           PRINTING 0.2%
   15,100  Banta Corporation                               348
                                                      --------


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SMALL CAP CORE EQUITY FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           REAL ESTATE INVESTMENT TRUSTS (REITs) 0.7%
   38,000  Plum Creek Timber, Inc.                       $ 986
                                                      --------

           RESEARCH AND DEVELOPMENT 0.7%
   18,200  Albany Molecular Research, Inc.<F1>           1,058
                                                      --------

           RESTAURANTS 0.9%
   33,600  Brinker International, Inc.<F1>               1,319
                                                      --------

           retail stores 5.1%
   73,200  Abercrombie & Fitch Company<F1>               1,725
    7,900  AnnTaylor Stores Corporation                    237
   71,300  Family Dollar Stores, Inc.                    1,386
   48,500  The Men's Wearhouse, Inc.<F1>                 1,418
   45,200  Rent-A-Center, Inc.<F1>                       1,319
   43,200  Ultimate Electronics, Inc.                    1,561
                                                      --------
                                                         7,646
                                                      --------

           SCIENTIFIC INSTRUMENTS 0.4%
   12,300  Millipore Corporation                           645
                                                      --------

           SEMICONDUCTORS 3.3%
    7,400  Exar Corporation<F1>                            331
   22,500  Integrated Device Technology, Inc.<F1>        1,267
   51,400  IXYSCorporation                               1,297
   29,900  Pericom Semiconductor Corporation<F1>           792
   60,300  Power Integrations, Inc.<F1>                    807
   11,400  SIPEX Corporation<F1>                           449
                                                      --------
                                                         4,943
                                                      --------

           TELECOMMUNICATION EQUIPMENT 0.7%
    2,700  Anaren Microwave, Inc.<F1>                      281
   23,600  REMEC, Inc.<F1>                                 703
                                                      --------
                                                           984
                                                      --------

           TELECOMMUNICATIONS 2.2%
   15,200  AirGate PCS, Inc.<F1>                           586
   19,700  Alamosa PCSHoldings, Inc.<F1>                   298
  128,100  Asia Global Crossing Limited<F1>                897
    7,000  Exfo Electro-Optical Engineering,Inc.<F1>       267
   34,400  Tekelec<F1>                                   1,266
                                                      --------
                                                         3,314
                                                      --------

           TRANSPORTATION & SHIPPING 1.2%
   38,658  EGL, Inc.<F1>                                 1,102
   29,300  Knightsbridge Tankers, Limited                  632
                                                      --------
                                                         1,734

           UTILITIES - GAS & ELECTRIC 0.6%
   35,600  Kansas City Power & Light Company               857
                                                      --------

           Total Common Stocks (Cost $105,526)         128,980
                                                      --------


  Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           SHORT-TERM INVESTMENTS  13.5%
           COMMERCIAL PAPER  13.5%
  $ 5,585  Gillette Company, 6.54%, 11/01/00           $ 5,585
   14,614  Lucent Technologies, Inc., 6.65%, 11/01/00   14,614
                                                      --------

           Total Short-Term Investments (Cost $20,199)  20,199
                                                      --------

           Total Investments (Cost $125,725)  99.5%    149,179
                                                      --------

           Other Assets, less Liabilities 0.5%             749
                                                      --------

           TOTAL NET ASSETS  100.0%                   $149,928
                                                      ========

           <F1>Non-income producing
           <F2>Fair valued & unregistered security

           ADR- American Depository Receipt
           PLC- Public LimitedCompany


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SCIENCE & TECHNOLOGY FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           COMMON STOCKS  97.1%
           Aerospace 0.6%
   11,000  General Dynamics Corporation                 $  787
                                                      --------

           COMPUTER PERIPHERALS 5.7%
   50,000  EMCCorporation<F1>                            4,453
   23,000  SanDisk Corporation<F1>                       1,236
   95,000  Silicon Storage Technology, Inc.<F1>          2,161
                                                      --------
                                                         7,850
                                                      --------

           COMPUTER PRODUCTS & SERVICES 6.1%
   21,000  Ariba, Inc.<F1>                               2,654
   16,900  Brocade Communications Systems, Inc.<F1>      3,843
   30,000  Computer Sciences Corporation<F1>             1,890
                                                      --------
                                                         8,387
                                                      --------

           COMPUTERS 3.6%
   43,000  Dell Computer Corporation<F1>                 1,268
   33,000  Sun Microsystems, Inc.<F1>                    3,659
                                                      --------
                                                         4,927
                                                      --------

           Computer Software 22.6%
   40,000  Adobe Systems Inc.                            3,042
   29,400  BEASystems, Inc.<F1>                          2,109
  124,000  BroadVision, Inc.<F1>                         3,689
   18,000  Check Point Software Technologies Ltd.<F1>    2,851
   16,400  i2 Technologies, Inc.<F1>                     2,788
   39,900  Microsoft Corporation<F1>                     2,749
   21,000  NuanceCommunications Inc.<F1>                 1,811
   20,000  OTGSoftware, Inc.<F1>                           630
   29,000  Rational Software Corporation<F1>             1,731
   37,000  Siebel Systems, Inc.<F1>                      3,883
   23,500  VERITASSoftware Corporation<F1>               3,314
   15,000  Versata, Inc.<F1>                               248
   24,000  webMethods, Inc.<F1>                          2,133
                                                      --------
                                                        30,978
                                                      --------

           DRUGS 6.1%
   15,100  American Home Products Corporation              959
   21,000  Bristol-Myers Squibb Company                  1,280
    8,000  Genentech, Inc.<F1>                             660
   31,800  MedImmune,Inc.<F1>                            2,079
   18,000  Millennium Pharmaceuticals, Inc.<F1>          1,306
   22,600  Schering-Plough Corporation                   1,168
   14,600  Watson Pharmaceuticals, Inc.<F1>                913
                                                      --------
                                                         8,365
                                                      --------

           ELECTRONICS - SEMICONDUCTOR EQUIPMENT 2.9%
   40,900  Applied Materials, Inc.<F1>                   2,173
   77,000  Asyst Technologies, Inc.<F1>                  1,155
   20,000  KLA-Tencor Corporation<F1>                      676
                                                      --------
                                                         4,004
                                                      --------

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           ELECTRONICS - SEMICONDUCTORS 23.5%
   28,000  Analog Devices, Inc.<F1>                  $   1,820
   20,000  Applied Micro Circuits Corporation<F1>        1,529
   15,000  AXT,Inc.<F1>                                    577
    6,000  Broadcom Corporation<F1>                      1,334
   18,000  Cree, Inc.<F1>                                1,786
   76,000  EMCORECorporation<F1>                         3,106
   24,000  Exar Corporation<F1>                          1,073
   44,900  Intel Corporation                             2,039
   14,000  JDS Uniphase Corporation<F1>                  1,140
   37,700  Micron Technology, Inc.                       1,310
   22,000  PMC-Sierra, Inc.<F1>                          3,729
   17,500  SDL, Inc.<F1>                                 4,537
   54,800  Texas Instruments Inc.                        2,689
   18,000  Virata Corporation<F1>                          349
   48,900  Vitesse Semiconductor Corporation<F1>         3,420
   25,000  Xilinx, Inc.<F1>                              1,811
                                                      --------
                                                        32,249
                                                      --------

           HEALTH TECHNOLOGY 3.8%
   22,000  Abgenix, Inc.<F1>                             1,735
   12,000  ALZACorporation<F1>                             971
   18,500  Guidant Corporation                             979
    8,200  PECorporation - Celera Genomics Group<F1>       554
   39,500  Serono SA, ADR<F1>                              894
                                                      --------
                                                         5,133
                                                      --------

           MEDICAL PRODUCTS & SERVICES 3.2%
   26,500  Amgen Inc.<F1>                                1,535
   21,900  Medtronic, Inc.                               1,189
   38,500  Pfizer Inc.                                   1,663

                                                         4,387

           MULTIMEDIA 0.4%
    8,000  Time Warner Inc.                                607
                                                      --------

           NETWORKING PRODUCTS 6.6%
   65,600  Cisco Systems, Inc.<F1>                       3,534
   12,000  Extreme Networks, Inc.<F1>                      995
   17,100  Juniper Networks, Inc.<F1>                    3,335
   11,500  Redback Networks Inc.<F1>                     1,224
                                                      --------
                                                         9,088
                                                      --------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

SCIENCE & TECHNOLOGY FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000

   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           TELECOMMUNICATIONS & EQUIPMENT 12.0%
    2,600  Avanex Corporation<F1>                       $  264
   33,800  Comverse Technology, Inc.<F1>                 3,777
   31,500  Corning Inc.<F1>                              2,410
   32,100  Corvis Corporation<F1>                        2,107
   28,000  New Focus, Inc.<F1>                           1,778
   15,400  QUALCOMM Inc.<F1>                             1,003
   10,000  RF Micro Devices, Inc.<F1>                      199
   15,000  Software.com, Inc.<F1>                        2,235
   25,000  SpeechWorks International Inc.<F1>            2,081
   27,000  WorldCom, Inc.<F1>                              641
                                                      --------
                                                        16,495
                                                      --------

           Total Common Stocks (Cost $108,390)         133,257
                                                      --------

     Number
    of Shares
 (in thousands)
---------------

           SHORT-TERM INVESTMENTS  6.0%
           INVESTMENT COMPANY  3.8%
    5,262  Short-Term Investments Co.
              Gov Agency Portfolio                       5,262
                                                      --------
Principal Amount
 (in thousands)
----------------

           Variable Rate Demand Notes 2.2%
   $3,000  American Family Financial Services, Inc.      3,000
                                                      --------

           Total Short-Term Investments (Cost $8,262)    8,262
                                                      --------

           Total Investments (Cost $116,652) 103.1%    141,519
                                                      --------

           Liabilities, less Other Assets (3.1)%        (4,343)
                                                      --------

           TOTAL NET ASSETS 100.0%                    $137,176
                                                      ========

           <F1>Non-income producing

           ADR - American Depository Receipt

   Number                                          Market Value
of Contracts                                      (in thousands)
  ---------                                       --------------

           SCHEDULE OF PUT OPTIONS WRITTEN
       50  Ariba, Inc., expires 11/18/00,
             exercise price $140                        $  102
       50  Broadcom Corporation,
             expires 11/18/00,
             exercise price $220                            72
       25  Philadelphia Semiconductor Index,
             expires 11/18/00, exercise price $890         384
                                                      --------
           Total Put Options Written
             (Premiums received $215)                      558
                                                      --------

           Schedule of Call Options Written
       70  MedImmune, Inc., expires 11/18/00,
             exercise price $65                             31
                                                      --------
           Total Call Options Written
             (Premiums received $38)                        31
                                                      --------
           Total Options Written
             (Premiums received $253)                   $  589
                                                      ========

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

MICROCAP FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                        -------------

           COMMON STOCKS  94.0%
           AEROSPACE & Aircraft 0.7%
  181,200  Kaman Corporation                           $ 2,627
                                                      --------

           AIR TRANSPORTATION 0.4%
   69,200  Frontier Airlines, Inc.<F1>                   1,626
                                                      --------

           BANKING 3.8%
  139,300  BankUnited Financial Corporation<F1>          1,080
  150,800  Boston Private Financial Holdings, Inc.       2,696
  114,450  Columbia Banking System, Inc.<F1>             1,602
   68,100  East West Bancorp, Inc.                       1,290
   92,700  Greater Bay Bancorp<F1>                       3,019
  129,800  Sterling Bancshares, Inc.                     2,231
   53,100  UCBH Holdings, Inc.                           1,932
                                                      --------
                                                        13,850
                                                      --------

           BATTERIES 0.4%
  101,800  Rayovac Corporation                           1,502
                                                      --------

           BIOTECHNOLOGY 1.3%
   52,300  Corixa Corporation<F1>                        2,342
   25,000  Informax, Inc.<F1>                              695
   33,100  Large Scale Biology Corporation<F1>             614
   80,000  NeoRx Corporation<F1>                         1,300
                                                      --------
                                                         4,951
                                                      --------

           BROADCASTING - RADIO & TELEVISION 0.6%
  131,850  Saga Communications, Inc.<F1>                 2,176
                                                      --------

           BUSINESS SERVICES 1.4%
  246,500  Exult, Inc.<F1>                               3,698
   57,400  Hall Kinton & Associates, Inc.<F1>            1,518
                                                      --------
                                                         5,216

           COMPUTER SOFTWARE & SERVICES 10.1%
  255,500  Activision, Inc.<F1>                          3,529
  229,000  ClickSoftware Technologies Ltd.<F1>             701
  126,000  Datalink Corporation<F1>                      1,512
   90,150  Digital Lighthouse Corporation<F1>              269
  228,300  EXE Technologies, Inc.<F1>                    4,081
  275,500  General Magic, Inc.<F1>                       1,111
  129,400  Interact Commerce Corporation<F1>             1,189
   92,400  Interplay Entertainment Corporation<F1>         335
   88,400  Level 8 Systems, Inc.<F1>                       851
  467,300  ProSoft Training.Com<F1>                      3,275
   12,400  Resonate, Inc.<F1>                              525
   43,500  Speechworks International, Inc.<F1>           3,621
  160,800  Take-Two Interactive Software, Inc.<F1>       2,000
  449,300  3DO Company<F1>                               1,376
  320,700  THQ, Inc.<F1>                                 6,574
    2,785  Tridium, Inc.<F1><F2>
             (Acquired 4/30/99 and 8/16/99,
             Cost $1,524)                                1,524
  158,100  ValiCert, Inc.<F1>                            2,737
  551,100  Zamba Corporation<F1>                         1,963
                                                      --------
                                                        37,173
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           Distribution 0.8%
  173,650  Pomeroy Computer Resources,Inc.<F1>         $ 3,039
                                                      --------

           DRUGS 2.0%
   92,900  CIMA Labs, Inc.<F1>                           5,110
   48,900  NPS Pharmaceuticals, Inc.<F1>                 2,097
                                                      --------
                                                         7,207
                                                      --------

           ELECTRONICS 9.6%
  203,925  Aeroflex, Inc.<F1>                           12,134
  107,100  DuraSwitch Industries, Inc.<F1>               1,064
  415,178  Genroco, Inc.<F1>
            <F2> (Acquired 12/28/99, Cost $1,661)           772
  103,794  Genroco, Inc. warrants, 12/28/02<F1><F2>
             (Acquired 1/26/00, Cost $0)                     0
   68,200  II - VI, Inc.<F1>                             1,411
    9,100  Interlink Electronics, Inc.<F1>                 204
  244,400  Lexar Media, Inc.<F1>                         1,818
  105,800  Merix Corporation<F1>                         4,941
  155,500  Planar Systems, Inc.<F1>                      2,644
  601,600  Read-Rite Corporation<F1>                     4,474
  217,600  Stamford International, Inc.<F1><F2>
             (Acquired 1/12/00 - 7/19/00 Cost $3,198)      789
   66,400  TTM Technologies, Inc.<F1>                    1,328
   96,149  Three Five Systems, Inc.<F1>                  3,317
  830,356  VideoPropulsion, Inc.<F1>
             <F2> (Acquired 7/10/00,
             Cost $291)                                    291
                                                      --------
                                                        35,187
                                                      --------
           ENTERTAINMENT & LEISURE 2.0%
  200,000  Championship Auto Racing Teams, Inc.<F1>      4,975
  256,300  JAKKS Pacific, Inc.<F1>                       2,259
                                                      --------
                                                         7,234

           FOOD, BEVERAGES & TOBACCO  0.7%
   65,500  Performance Food Group Company<F1>            2,652
                                                      --------

           HEALTH CARE SERVICES & SUPPLIES 1.4%
  273,700  Data Critical Corporation<F1>                 1,403
   51,000  PolyMedic Corporation<F1>                     2,933
   75,700  Quadramed Corporation<F1>                        86
    1,200  Rightchoice Managed Care, Inc.<F1>               33
   24,900  Triad Hospitals, Inc.<F1>                       691
                                                      --------
                                                         5,146
                                                      --------

           INSURANCE 2.1%
  110,200  Annuity and Life Re Holdings, Ltd.            3,037
   13,700  Hilb, Rogal and Hamilton Company                543
  124,300  Presidential Life Corporation                 1,810
  173,400  State Auto Financial Corporation              2,341
                                                      --------
                                                         7,731
                                                      --------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

MICROCAP FUND
SCHEDULE OF INVESTMENTS
October 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                        ------------

           INTERNET PRODUCTS & SERVICES 3.9%
   74,900  eMerge Interactive, Inc.<F1>                 $  838
   44,000 Internet Commerce Corporation - Class A<F1> 223 114,702 Internet Commerce Corporation -
             Non Registered<F1><F2>
             (Acquired 12/2/99, Cost $2,073)               485
  475,800  PurchasePro.com, Inc.<F1>                    12,847
                                                      --------
                                                        14,393
                                                      --------


           MANUFACTURING - INDUSTRIAL 1.2%
  100,100  Century Aluminum Company                        876
   86,700  CIRCOR International, Inc.                      959
  132,400  DT Industries, Inc.<F1>
             <F2> (Acquired 3/06/00 - 8/08/00
             Cost $1,629)                                1,307
                                                      --------
  251,800  Fargo Electronics, Inc.<F1>                     692
   26,200  Medis Technologies Ltd.<F1>                     500
                                                      --------
                                                         4,334
                                                      --------
           MEDICAL INSTRUMENTS 4.2%
  168,300  Kensey Nash Corporation<F1>                   1,935
  487,100  Osteotech, Inc.<F1>                           2,679
  257,850  Physiometrix, Inc.<F1>                        6,108
  303,100  Packard BioScience Company<F1>                4,887
                                                      --------
                                                        15,609
                                                      --------

           NETWORKING 0.2%
   51,400  Tricord Systems, Inc.<F1>                       848
                                                      --------

           OIL & GAS - DOMESTIC 5.8%
  351,300  Cabot Oil & Gas Corporation                   6,894
  151,800  Chieftain International, Inc.<F1>             3,074
  167,300  HS Resources, Inc.<F1>                        5,207
  130,400  Louis Dreyfus Natural Gas Corp.<F1>           4,181
  104,000  Mallon Resources Corporation<F1>                579
  303,000  Range Resources Corporation                   1,326
                                                      --------
                                                        21,261
                                                      --------

           OIL & GAS SERVICES 9.1%
  250,800  CE Franklin Ltd.<F1>                          1,223
   39,600  Cal Dive International, Inc.<F1>              1,970
  323,500  Horizon Offshore, Inc.<F1>                    4,448
  283,400  Key Energy Services, Inc.<F1>                 2,551
  160,175  Maverick Tube Corporation<F1>                 2,493
   96,100  NS Group, Inc.<F1>                              830
  370,600  Oceaneering International, Inc.<F1>           5,212
  362,400  Superior Energy Services, Inc.<F1>            3,262
  460,400  Unit Corporation<F1>                          6,129
  265,600  UTI Energy Corporation<F1>                    5,329
                                                      --------
                                                        33,447
                                                      --------

           PRIVATE CORRECTION FACILITIES 0.3%
  183,500  Cornell Corrections, Inc.<F1>                   918
                                                      --------



   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           REAL ESTATE INVESTMENT TRUSTS (REITs) 1.7%
   24,100  Alexandria Real Estate Equities, Inc.        $  816
   44,000  Bedford Property Investors, Inc.                866
   28,900  CBL & Associates Properties, Inc.               668
   23,100  Chelsea GCA Realty, Inc.                        745
   40,100  EastGroup Properties, Inc.                      817
   43,500  Mills Corporation                               742
   35,900  Pacific Gulf Properties, Inc.                   954
   26,950  Parkway Properties, Inc.                        771
                                                      --------
                                                         6,379

           RESTAURANTS 0.4%
   87,700  Buca, Inc.<F1>                                1,370
                                                      --------

           RETAIL 5.8%
  387,100  Ashford.com, Inc.<F1>                           847
  316,600  Goody's Family Clothing, Inc.<F1>             1,140
  356,200  The Gymboree Corporation<F1>                  3,184
  117,700  J. Jill Group, Inc.<F1>                       1,724
  221,700  Pacific Sunwear of California, Inc.<F1>       4,545
  104,000  Tweeter Home Entertainment Group, Inc.<F1>    2,480
  206,500  Ultimate Electronics, Inc.<F1>                7,460
                                                      --------
                                                        21,380
                                                      --------

           SEMICONDUCTOR CAPITAL EQUIPMENT 2.0%
   43,950  Adept Technology, Inc.<F1>                    1,225
   99,500  ATS Automation Tooling Systems, Inc.<F1>      1,765
  274,300  Camtek, Ltd.<F1>                              2,194
   59,700  OmniVision Technologies, Inc.<F1>             2,037
                                                      --------
                                                         7,221
                                                      --------

           SEMICONDUCTORS  2.0%
  108,700  Alpha Industries,Inc.<F1>                     4,334
   96,100  Celeritek, Inc.<F1>                           3,177
                                                      --------
                                                         7,511
                                                      --------

           SCHOOLS 7.0%
  236,600  Career Education Corporation<F1>              9,153
   91,500  Corinthian Colleges, Inc.<F1>                 6,325
  395,000  University of Phoenix Online, Inc.<F1>       10,369
                                                      --------
                                                        25,847
                                                      --------

           TELECOMMUNICATIONS 3.2%
  117,275  Adelphia Business Solutions, Inc.<F1>           728
   41,300  Airgate PCS, Inc.<F1>                         1,588
  214,900  Airspan Networks, Inc.<F1>                    1,175
   12,625  Alaska Communications Systems
             Holdings, Inc.<F1>                             86
  149,600  MDSI Mobile Data Solutions, Inc.<F1>          1,926
  320,000  Metro One Telecommunications, Inc.<F1>        4,414
  415,000  ViaSource Communications, Inc.<F1>            1,919
                                                      --------
                                                        11,836
                                                      --------

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

Microcap FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           TELECOMMUNICATIONS EQUIPMENT 8.5%
   29,300  Advanced Switching Communications,Inc.<F1>   $  298
   37,525  Elastic Networks,Inc.<F1>                       232
  291,200  Endwave Corporation<F1>                       4,186
  493,500  FiberCore, Inc.<F1>                           3,084
   85,200  Ixia, Inc.<F1>                                1,997
   29,200  LightPath Technologies, Inc.<F1>                796
   50,000  Oplink Communications,Inc.<F1>                1,219
  479,750  REMEC, Inc.<F1>                              14,303
  240,800  ViaSat, Inc.<F1>                              5,298
                                                      --------
                                                        31,413
                                                      --------


           TEXTILES & APPAREL 0.5%
  179,100  Steven Madden, Ltd.<F1>                       1,706
                                                      --------

           TRANSPORTATION 0.9%
  158,300  Knightsbridge Tankers, Ltd.                   3,409
                                                      --------

           Total Common Stocks (Cost $288,579)         346,199
                                                      --------



   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS 8.7%
           Investment Companies 5.5%
    4,315  Financial Square Prime Obligation Fund      $ 4,315
   16,006  Short-Term Investments Co.
             Liquid Assets Portfolio                    16,006
                                                      --------

           Total Investment Companies (Cost $20,321)    20,321
                                                      --------

 Principal
  Amount
(in thousands)
--------------

           Variable Rate Demand Notes 3.2%
   $1,926  American Family Financial Services, Inc.      1,926
    9,897  Sara Lee Corporation                          9,897
                                                      --------

           Total Variable Rate Demand Notes
            (Cost $11,823)                              11,823
                                                      --------

           Total Short-Term Investments
             (Cost $32,144)                             32,144
                                                      --------

           Total Investments (Cost $320,723) 102.7%    378,343
                                                      --------

           Liabilities, less Other Assets (2.7)%       (10,195)
                                                      --------

           TOTAL NET ASSETS 100.0%                    $368,148
                                                      ========


           <F1> Non-income producing
           <F2> Fair valued & unregistered security

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS


                              SHORT-TERM BOND FUND

STRATEGY

Firstar Short-Term Bond Fund seeks to provide an annual rate of total return, before Fund expenses, comparable to the annual rate of total return of the Lehman Brothers 1-3 Year Government/Credit Bond Index (the "Lehman 1-3 Index").

INVESTMENT REVIEW

Over the past 12 months, rates on Treasuries have risen dramatically on the short end while falling slightly for intermediate and longer-term issues. Spreads on corporate bonds (over Treasuries), which have widened greatly, are currently wider than in 1998 during the Asian currency crisis. Moreover, our differences within the corporate sector among the quality segment (for example, AA vs. BBB) is very steep. Downgrades have been prevalent.

Sector Exposure and Credit Quality

The Fund's careful, research intensive process of selecting investment grade corporate issues, asset-backed securities and mortgages gives the fund a high quality focus. As of October 31, 2000, the fund had 64% invested in securities rated AAA or higher. The Fund's current exposure to the corporate sector is 33%. We continue to favor the finance, banking and brokerage areas of the corporate sector.

AVERAGE MATURITY AND DURATION

During this period, the Fund's duration equaled the benchmark's. Firstar's disciplined management style reflects a duration neutral approach in all interest rate environments to manage risk. As of October 31, 2000, the Fund's average weighted maturity and duration equaled 2.0 years and 1.7 years, respectively.

LOOKING AHEAD - THE FORECAST

We anticipate further slowing of the economy. Market rates have already leveled off as investors have become convinced that the slow down is for real this time and will not be interrupted by a re-acceleration of strong growth. When the Fed becomes convinced that inflationary pressures are contained, they will begin to lower rates to restart the economy. This will probably occur after the end of the first quarter next year. Level and declining interest rate environments are optimal conditions for bond investments.



PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
RICHARD BURLING, CFA, Senior Vice President and Director of Credit Research with Firstar Investment Research & Management Company, LLC (FIRMCO) and Bradley Peters, CFA, CPA, CFP, Senior Vice President and Senior Portfolio Manager have co-managed the Fund since February 2000. Rick has been with FIRMCO and its affiliates since 1980 and has 17 years of investment management experience.
He has a BA from Northwestern University and received his MBA from the University of Wisconsin. Brad has been with FIRMCO and its affiliates since
1993 and has 18 years of investment management experience. He received his BBA from the University of Wisconsin. Rick and Brad are both Chartered
Financial Analysts.

(LOGO) FIRSTAR FUNDS

                                    LEHMAN 1-3
                                    YEAR GOV'T
              SHORT-TERM               CORP
              BOND FUND               INDEX

12/29/89       $10,000               $10,000
10/90           10,464                10,738
10/91           11,865                11,964
10/92           12,966                12,943
10/93           13,833                13,712
10/94           14,035                13,879
10/95           15,290                15,118
10/96           16,177                16,030
10/97           17,223                17,073
10/98           18,402                18,364
10/99           19,031                18,952
10/00           20,233                20,113

This chart assumes an initial investment of $10,000 made on 12/29/89 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
--------------------------------------------------------------------------------------------------------------------------------


                                                    1 Year         5 Years        10 Years   Since Inception
--------------------------------------------------------------------------------------------------------------------------------
Short-Term Bond Fund - Institutional                  6.3            5.8            6.8            6.7
Short-Term Bond Fund - A - No Load                    6.1            5.5            6.7            6.6
Short-Term Bond Fund - A - Load<F1>                   1.8            4.6            6.2            6.2
Short-Term Bond Fund - B - No Load                    5.1             -              -             4.4
Short-Term Bond Fund - B - Load<F2>                   0.1             -              -             2.1
Lehman Brothers 1-3 Year Gov't./Credit Bond Index<F3> 6.1            5.9            6.5            6.7
--------------------------------------------------------------------------------------------------------------------------------


A = Series A
B = Series B
<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers 1-3 Year Gov't./Credit Bond Index is an unmanaged market value weighted index measuring both principal price changes of, and income provided by, the under lying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; not less than one year to maturity; not more than three years remaining to maturity; and minimum out standing par value of $100 million. The Index figures do not reflect any fees or expenses.
     An investment cannot be made directly in an index.

The Lehman Brothers 1-3 Year Government/Credit Bond Index, the Lehman Brothers Intermediate Government/Credit Bond Index and the Lehman Brothers Government/ Credit Bond Index are trademarks of Lehman Brothers. The Fund, its Adviser and the Administrator are not affiliated in any way with Lehman Brothers. Inclusion of a security in a bond index in no way implies an opinion by Lehman Brothers as to its attractiveness or appropriateness as an investment. Lehman Brothers' publication of the bond index is not made in connection with any sale or offer for sale of securities or any solicitation of orders for the purchase of securities.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                     29%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                             0%
--------------------------------------------------------------------------------
MORTGAGE-BACKED<F1>                               10%
--------------------------------------------------------------------------------
FINANCE, BANKING, BROKERAGE                       31%
--------------------------------------------------------------------------------
INDUSTRIAL                                         2%
--------------------------------------------------------------------------------
UTILITY                                            0%
--------------------------------------------------------------------------------
INTERNATIONAL/YANKEE                               2%
--------------------------------------------------------------------------------
ASSET-BACKED                                      23%
--------------------------------------------------------------------------------
CASH AND OTHER                                     3%
--------------------------------------------------------------------------------
TAXABLE MUNICIPAL                                  0%
--------------------------------------------------------------------------------
TOTAL                                            100%
--------------------------------------------------------------------------------
<F1>incl. U.S. Govt. Agency-Backed

PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY                                 2.0 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION                                 1.7 YEARS
--------------------------------------------------------------------------------

QUALITY DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                    29%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                            8%
--------------------------------------------------------------------------------
Aaa                                              27%
--------------------------------------------------------------------------------
Aa                                                3%
--------------------------------------------------------------------------------
A                                                23%
--------------------------------------------------------------------------------
Baa                                              10%
--------------------------------------------------------------------------------
Ba                                                0%
--------------------------------------------------------------------------------
TOTAL                                           100%

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$183,070,162
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

                                                       Intermediate Bond Fund

STRATEGY

Firstar Intermediate Bond Fund seeks to provide an annual rate of total return, before Fund expenses, comparable to the annual rate of total return of the Lehman Brothers Intermediate Government/Credit Bond Index (the "Lehman Intermediate Index").

INVESTMENT REVIEW

The past twelve months represent an extraordinary span of time for the fixed-income market. The ten-year Treasury began the period at roughly 6.0%, rose to 6.8% in January, and then proceeded to decline to 5.8% at the end of October. While this was happening the yield curve went from a positive slope of 1.08% from the three-month Bill to the thirty-year Treasury, to a negative 0.59%.

Corporate spreads to Treasuries as measured by the interest rate swaps curve went from plus 0.8% to plus 1.2%. They are currently wider than the levels that were achieved in October of 1998, when there was a great deal of uncertainty in the market due to the near collapse of the Long Term Capital Management hedge fund.

The mortgage backed market has experienced some of the same spread widening to Treasuries as the corporate market, but were somewhat insulated due to their much higher credit quality. Straight agencies or agencies without the mortgage collateral backing, experienced more of the corporate type spread widening than their brethren.

SECTOR EXPOSURE AND CREDIT QUALITY

Our credit quality remains consistently high at AA. We strive to buy the highest quality corporates available at a given level of spread to Treasuries. Currently the Fund holds 34% in corporate securities and 14% in agency securities. Over the past year, agency yields started to approach those available in the corporate sector, so we have shifted some of our corporate assets into the agency sector. Since the transfer, agency spreads have narrowed to Treasuries, while corporate spreads have continued to deteriorate.

AVERAGE MATURITY AND DURATION

Our average maturity and duration remains that of the Lehman Intermediate Government/Credit Index. By holding our maturity and duration to that of the benchmark we offer greater consistency of returns, while adding value in our security selection and sector rotation.

LOOKING AHEAD - THE FORECAST

We believe that over the coming year, corporate and agency spreads should narrow to their Treasury equivalent. Treasury securities appear expensive to other sectors of the market, and it is these alternative sectors on which we are focused.

PORTFOLIO MANAGER PROFILE

David Bethke, CFA, Senior Vice President and Senior Portfolio Manager of
Firstar Investment Research & Management Company, LLC (FIRMCO) has managed the Fund since February 2000. David has 19 years of investment management experience and has been with FIRMCO and its affiliates since 1987. He received his BA from Upper Iowa University and his MBA from the University of Iowa. David is a Chartered Financial Analyst.

                                                            (LOGO) FIRSTAR FUNDS

                INTERMEDIATE             LEHMAN
                  BOND FUND           INTERMEDIATE
                                     GOV'T/CORP BOND

1/5/93             $10,000             $10,000
10/93               10,858              10,844
10/94               10,670              10,635
10/95               11,978              11,968
10/96               12,669              12,663
10/97               13,603              13,612
10/98               14,665              14,853
10/99               14,946              15,000
10/00               15,943              15,969



This chart assumes an initial investment of $10,000 made on 1/5/93
(inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
--------------------------------------------------------------------------------------------------------------------------------


                                                    1 Year         3 Years        5 Years     Since Inception
---------------------------------------------------------------------------------------------------------------------------------
Intermediate Bond Fund  - Institutional               6.7            5.4            5.9         6.1  (1/5/93)
Intermediate Bond Fund - A - No Load                  6.4            5.2            5.6         6.0  (1/5/93)
Intermediate Bond Fund - A - Load<F1>                 2.2            3.8            4.7         5.4  (1/5/93)
Intermediate Bond Fund - B - No Load                  5.7             -              -          3.9  (3/1/99)
Intermediate Bond Fund - B - Load<F2>                 0.7             -              -          1.6  (3/1/99)
Lehman Brothers Intermediate Gov't./
    Credit Bond Index<F3>                             6.5            5.5            5.9         6.2  (1/5/93)
---------------------------------------------------------------------------------------------------------------------------------


A = Series A
B = Series B

<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers Intermediate Gov't./Credit Bond Index is an
unmanaged market value weighted index measuring both principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following critieria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum out standing par value of $100 million; and rated investment grade or higher by Moody's, Standard & Poor's, or Fitch, in that order. The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Lehman Brothers 1-3 Year Government/Credit Bond Index, the Lehman
Brothers Intermediate Government/Credit Bond Index and the Lehman Brothers Government/Credit Bond Index are trademarks of Lehman Brothers. The Fund, its Adviser and the Administrator are not affiliated in any way with Lehman Brothers. Inclusion of a security in a bond index in no way implies an opinion by Lehman Brothers as to its attractiveness or appropriateness as an investment. Lehman Brothers' publication of the bond index is not made in connection with any sale or offer for sale of securities or any solicitation of orders for the purchase of securities.

Prior to January 10 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees.
If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                    26%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                            0%
--------------------------------------------------------------------------------
MORTGAGE-BACKED<F1>                              18%
--------------------------------------------------------------------------------
FINANCE, BANKING, BROKERAGE                      22%
--------------------------------------------------------------------------------
INDUSTRIAL                                       10%
--------------------------------------------------------------------------------
UTILITY                                           2%
--------------------------------------------------------------------------------
INTERNATIONAL/YANKEE                              7%
--------------------------------------------------------------------------------
ASSET-BACKED                                     10%
--------------------------------------------------------------------------------
CASH AND OTHER                                    5%
--------------------------------------------------------------------------------
TOTAL                                           100%
--------------------------------------------------------------------------------

PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY 4.7 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION 3.5 YEARS
--------------------------------------------------------------------------------
<F2> incl. U.S. Gov't. Agency-Backed

QUALITY DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                    26%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                           14%
--------------------------------------------------------------------------------
Aaa                                              18%
--------------------------------------------------------------------------------
Aa                                                9%
--------------------------------------------------------------------------------
a                                                20%
--------------------------------------------------------------------------------
Baa                                              13%
--------------------------------------------------------------------------------
Ba                                                0%
--------------------------------------------------------------------------------
TOTAL                                           100%
--------------------------------------------------------------------------------

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$436,436,147
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

                         U.S. GOVERNMENT SECURITIES FUND

STRATEGY

Firstar U.S. Government Securities Fund seeks to provide a high rate of current income that is consistent with relative stability of principal.

INVESTMENT REVIEW

The past twelve months represent an extraordinary span of time for the fixed-income market. The ten-year Treasury began the period at roughly 6.0%, rose to 6.8% in January, and then proceeded to decline to 5.8% at the end of October. While this was happening the yield curve went from a positive slope of 1.08% from the three-month Bill to the thirty-year Treasury, to a negative 0.59%.

Corporate spreads to Treasuries as measured by the interest rate swaps curve went from plus 0.8% to plus 1.2%. They are currently wider than the levels that were achieved in October of 1998, when there was a great deal of uncertainty in the market due to the near collapse of the Long Term Capital Management hedge fund.

The mortgage backed market has experienced some of the same spread widening to Treasuries as the corporate market, but were somewhat insulated due to their much higher credit quality. Straight agencies or agencies without the mortgage collateral backing, experienced more of the corporate type spread widening than their brethren.

SECTOR EXPOSURE AND CREDIT QUALITY

The average credit quality of the Fund is AAA, the highest rating.

The composition of the Fund changed slightly over the past year; our mortgage pass through position went from 74% to 80%, while our agency exposure went from 19% down to 10%. Treasuries, which had accounted for 6% of the portfolio one-year ago, now account for 10% of the portfolio.

AVERAGE MATURITY AND DURATION

We continue to track the duration of the Lehman Brothers Intermediate Government Bond Index at 3.1 years. By maintaining our duration equal to that of the benchmark, we are able to achieve consistent performance in rising and declining interest rate environments.
Looking Ahead - The Forecast

The intermediate portion of the Treasury yield curve appears to currently have the most value. Although Treasuries themselves appear rich, the agencies and mortgages priced off this sector of the curve should perform well over the coming year.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
DAVID BETHKE, CFA, Senior Vice President and Senior Portfolio Manager of
Firstar Investment Research & Management Company, LLC (FIRMCO) manages the Fund. He managed the Predecessor Mercantile U.S. Government Securities Portfolio since it commenced operations in 1988. David has 19 years of investment management experience and has been with FIRMCO and its affiliates since 1987. He received his BA from Upper Iowa University and his MBA from the University of Iowa. David is a Chartered Financial Analyst.

(LOGO) FIRSTAR FUNDS

              US GOVERNMENT                  LEHMAN BROTHERS
             SECURITIES FUND            INTERMEDIATE GOVERNMENT BOND

11/90           $10,000                         $10,000
11/91            11,262                          11,294
11/92            12,109                          12,212
11/93            13,362                          13,324
11/94            12,980                          13,102
11/95            14,928                          14,892
11/96            15,656                          15,735
11/97            16,519                          16,723
11/98            17,672                          17,729
11/99            17,967                          17,942
11/00            19,106                          19,417

This chart assumes an initial investment of $10,000 made on 11/30/90. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A, Series B or Series Y shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                            1 Year      3 Years     5 Years      10 Years
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities Fund - Institutional              6.4          5.1         5.3          6.9
U.S. Government Securities Fund - Y                          6.1          4.8         5.0          6.6
U.S. Government Securities Fund - A - No Load                6.1          4.8         5.0          6.6
U.S. Government Securities Fund - A - Load<F1>               1.9          3.4         4.1          6.2
U.S. Government Securities Fund - B - No Load                5.5          4.1         4.3          6.2
U.S. Government Securities Fund - B - Load<F2>               0.5          3.2         4.0          6.2
Lehman Brothers Intermediate Government Bond Index<F3>       6.7          5.6         6.0          7.2
------------------------------------------------------------------------------------------------------------------------------------


A = Series A
B = Series B
Y = Series Y

<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers Intermediate Government Bond Index is an unmanaged market value weighted index measuring both principal price changes of, and income provided by, the under lying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; not less than one year to maturity; not more than three years remaining to maturity; and minimum out standing par value of $100 million. The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Fund began operations on June 2, 1988 as the Mercantile U.S. Government Securities Portfolio of Mercantile Mutual Funds, Inc. On November 27, 2000, the Mercantile U.S. Government Securities Portfolio and the Firstar Stellar U.S. Government Income Fund reorganized into the Firstar U.S. Government Securities Fund. The historical returns shown are those of the Mercantile U.S. Government Securities Portfolio.

Institutional shares were initially offered on February 1, 1991. Y shares were initially offered on June 7, 1994. Retail B shares were initially offered on March 1, 1995. The performance figures for the Institutional, Y and Retail B shares for periods prior to such dates represent the performance for Retail A shares of the Fund.

Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series Y shares are subject to an annual 0.25% service organization fee. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                    10%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                            0%
--------------------------------------------------------------------------------
MORTGAGE-BACKED<F1>                              90%
--------------------------------------------------------------------------------
FINANCE, BANKING, BROKERAGE                       0%
--------------------------------------------------------------------------------
INDUSTRIAL                                        0%
--------------------------------------------------------------------------------
UTILITY                                           0%
--------------------------------------------------------------------------------
INTERNATIONAL/YANKEE                              0%
--------------------------------------------------------------------------------
ASSET-BACKED                                      0%
--------------------------------------------------------------------------------
CASH AND OTHER                                    0%
--------------------------------------------------------------------------------
TAXABLE MUNICIPAL                                 0%
--------------------------------------------------------------------------------
TOTAL                                           100%
--------------------------------------------------------------------------------

PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY 4.0 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION 23.9 YEARS
--------------------------------------------------------------------------------
<F1> INCL. U.S. GOVT. AGENCY-BACKED

--------------------------------------------------------------------------------
QUALITY DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY        10%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY 90%
--------------------------------------------------------------------------------
Aaa                   0%
--------------------------------------------------------------------------------
Aa                    0%
--------------------------------------------------------------------------------
A                     0%
--------------------------------------------------------------------------------
Baa                   0%
--------------------------------------------------------------------------------
Ba                    0%
--------------------------------------------------------------------------------
TOTAL               100%
--------------------------------------------------------------------------------

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$62,824,004
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS


                               AGGREGATE BOND FUND

STRATEGY

Firstar Aggregate Bond Fund seeks to provide an annual rate of total return, before Fund expenses, comparable to the annual rate of total return of the Lehman Brothers Aggregate Bond Index. The investment objective may be changed by the Board of Directors without approval of shareholders, although no change is currently anticipated.

INVESTMENT REVIEW

Over the past twelve months the Federal Reserve raised short term rates 125 basis points on top of a 50 basis point increase in mid-1999. The reasons for this aggressive monetary policy were strong economic growth and nearly full utilization of the US workforce. As a result the yield curve became negatively sloped in the early part of 2000. This phenomenon was exacerbated by the treasury's announcement in January that they would not only cut back on new debt issuance but would begin to buy back long term treasury bonds with cash from the growing surplus. Concurrent to this, corporate spreads, which had narrowed, began to widen again due to a fear in the marketplace that the Federal Reserve's efforts to slow the economy would succeed and corporate profits would fall. In summary, while short term rates have risen, 10-30 year rates have fallen, and at the same time spreads have widened especially among Baa issuers.

SECTOR EXPOSURE AND CREDIT QUALITY

Generally speaking our corporate weighting remained higher than that of the comparable indices. In addition to that the overall quality of our corporate exposure declined as did the quality of the corporate bond market in general due to the fact that credit downgrades have been running significantly ahead of credit upgrades. However, the apparently negative influence of corporate bonds was not great enough to badly affect our results because we have made it a policy to concentrate corporate exposure in shorter maturities. The adverse price impact on shorter corporates came almost as much from the yield curve as from credit conditions. The real damage has been to long corporates where our exposure is low. Recognizing that credit quality has been deteriorating we have made efforts to reduce our corporate bond weighting in favor of US agencies.

AVERAGE MATURITY AND DURATION

A key element of our maturity management process is hinted at in the above paragraph. Since we limit quality risk to shorter term securities then in order to be duration neutral we must take maturity risk somewhere else. Our strategy is to get exposure in the 5-30 year treasury segment. A year ago when the yield curve was more positively sloped we were happy to take that exposure exclusively in longer treasuries. During this past year with an inverted yield curve, we tried to get more duration from the intermediate maturities. In this way we were able to benefit from both a greater overall weighting in governments and from re-steepening in the curve which has returned to a more normal slope since early 2000.

LOOKING AHEAD - THE FORECAST

We are concerned primarily with two forces that will affect bond returns over the next year; the re-shaping of the yield curve and the conditions in the credit markets. These forces are tied closely together since the outcome of Federal Reserve strategy will help determine the resolution of both. We believe that the Fed may have gone too far in tightening monetary policy as evidenced by the reaction of the stock market and by the continued deterioration in corporate credit quality. The yield curve itself has been suggesting that conditions are too tight. Therefore we think that there will be an eventual Fed ease and it will lead to an improvement in the corporate market and even greater opportunities along the yield curve as the slope becomes more normal. Our portfolios should benefit from both our exposure to corporate bonds and to intermediate maturity segments.



PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
GEORGE SCHUPP, CFA, Senior Vice President and Director of Fixed Income for Firstar Investment Research & Management Company, LLC (FIRMCO) and David Bethke, CFA, Senior Vice President and Senior Portfolio Manager of FIRMCO co-manage the Fund. Both had managed the Predecessor Mercantile Government & Corporate Bond Portfolio - George since February 1988 and David since February 2000. George has 24 years of investment management experience and has been with Firstar and its affiliates since 1983. He received his BA from the University of Missouri - St. Louis and his MBA from Southern Illinois University. David has been with Firstar and its affiliates since 1987 and has 19 years of investment management experience. David received his BA from Upper Iowa University and his MBA from the University of Iowa. George and David are both Chartered Financial Analysts.

(LOGO) FIRSTAR FUNDS

                     AGGREGATE BOND FUND             LEHMAN BROTHERS
                                                 AGGREGATE BOND INDEX

11/90                    $10,000                         $10,00
11/91                     11,305                         11,441
11/92                     12,224                         12,455
11/93                     13,513                         13,812
11/94                     13,104                         13,389
11/95                     15,241                         15,751
11/96                     15,976                         16,707
11/97                     16,986                         17,969
11/98                     18,621                         18,708
11/99                     18,467                         19,027
10/00                     19,756                         20,332

This chart assumes an initial investment of $10,000 made on 11/30/90. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A, Series Y or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                     1 Year         3 Years       5 Years        10 Years
------------------------------------------------------------------------------------------------------------------------------------
AGGREGATE BOND FUND - INSTITUTIONAL                    7.0            5.4           5.6            7.5
AGGREGATE BOND FUND - Y                                6.7            5.1           5.3            7.0
AGGREGATE BOND FUND - A - NO LOAD                      6.6            5.0           5.3            7.0
AGGREGATE BOND FUND - A - LOAD<F1>                     2.3            3.6           4.4            6.6
AGGREGATE BOND FUND - B - NO LOAD                      5.9            4.3           4.6            6.6
AGGREGATE BOND FUND - B - LOAD<F2>                     0.9            3.4           4.3            6.6
LEHMAN BROTHERS AGGREGATE BOND INDEX<F3>               7.3            5.7           6.3            8.2
------------------------------------------------------------------------------------------------------------------------------------


A = Series A
B = Series B
Y = Series Y
<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers Aggregate Bond Index is an unmanaged market value weighted index measuring both principal price changes of, and income provided by, the under lying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; not less than one year to maturity; not more than three years remaining to maturity; and minimum out standing par value of $100 million. The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Fund began operations on June 15, 1988 as the Mercantile Government & Corporate Bond Portfolio of Mercantile Mutual Funds, Inc. On November 27, 2000, the Mercantile Government & Corporate Bond Portfolio and the Mercantile Bond Index Portfolio reorganized into the Firstar Aggregate Bond Fund.
The historical returns shown are those of the Mercantile Government &
Corporate Bond Portfolio. Institutional shares were initially offered on February 1, 1991. Y shares were initially offered on January 3, 1994. Retail B shares were initially offered on March 1, 1995. The performance figures for the Institutional, Y and Retail B shares for periods prior to such dates represent the performance for Retail A shares of the Fund.

Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series Y shares are subject to an annual 0.25% service organization fee. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                    18%
--------------------------------------------------------------------------------
MORTGAGE-BACKED<F1>                              40%
--------------------------------------------------------------------------------
CORPORATE                                        40%
--------------------------------------------------------------------------------
CASH AND OTHER                                    2%
--------------------------------------------------------------------------------
TOTAL                                           100%
--------------------------------------------------------------------------------

PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY                           7.8 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION                           4.9 YEARS
--------------------------------------------------------------------------------
<F1> INCL. U.S. GOVT. AGENCY-BACKED

QUALITY DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY        18%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY 40%
--------------------------------------------------------------------------------
Aaa                   4%
--------------------------------------------------------------------------------
Aa                   17%
--------------------------------------------------------------------------------
A                    18%
--------------------------------------------------------------------------------
Baa                   3%
--------------------------------------------------------------------------------
Ba                    0%
--------------------------------------------------------------------------------
TOTAL               100%
--------------------------------------------------------------------------------

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$125,956,819
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

                              BOND IMMDEX/TM FUND

STRATEGY

Firstar Bond IMMDEX Fund seeks to provide an annual rate of total return comparable to that of the Lehman Brothers Government/Credit Bond Index, before Fund expenses. In order to achieve its objective, the Fund may invest in securities with very long remaining maturities (30 years or longer) in addition to shorter bonds and notes.

INVESTMENT REVIEW

Over the past twelve months the Federal Reserve raised short term rates 125 basis points on top of a 50 basis point increase in mid-1999. The reasons for this aggressive monetary policy were strong economic growth and nearly full utilization of the US workforce. As a result the yield curve became negatively sloped in the early part of 2000. This phenomenon was exacerbated by the treasury's announcement in January that they would not only cut back on new debt issuance but would begin to buy back long term treasury bonds with cash from the growing surplus. Concurrent to this, corporate spreads, which had narrowed, began to widen again due to a fear in the marketplace that the Federal Reserve's efforts to slow the economy would succeed and corporate profits would fall. In summary, while short term rates have risen, 10-30 year rates have fallen, and at the same time spreads have widened especially among Baa issuers.

SECTOR EXPOSURE AND CREDIT QUALITY

Generally speaking our corporate weighting remained higher than that of the comparable indices. In addition to that, the overall quality of our corporate exposure declined as did the quality of the corporate bond market in general due to the fact that credit downgrades have been running significantly ahead of credit upgrades. However, the apparently negative influence of corporate bonds was not great enough to badly affect our results because we have made it a policy to concentrate corporate exposure in shorter maturities. The adverse price impact on shorter corporates came almost as much from the yield curve as from credit conditions. The real damage has been to long corporates where our exposure is low. Recognizing that credit quality has been deteriorating we have made efforts to reduce our corporate bond weighting in favor of US agencies.

AVERAGE MATURITY AND DURATION

A key element of our maturity management process is hinted at in the above paragraph. Since we limit quality risk to shorter term securities, in order to be duration neutral we must take maturity risk somewhere else. Our strategy is to get exposure in the 5-30 year treasury segment. A year ago when the yield curve was more positively sloped we were happy to take that exposure exclusively in longer treasuries. During this past year with an inverted yield curve, we tried to get more duration from the intermediate maturities. In this way we were able to benefit from both a greater overall weighting in governments and from re-steepening in the curve which has returned to a more normal slope since early 2000.

LOOKING AHEAD - THE FORECAST

We are concerned primarily with two forces that will affect bond returns over the next year; the re-shaping of the yield curve and the conditions in the credit markets. These forces are tied closely together since the outcome of Federal Reserve strategy will help determine the resolution of both. We believe that the Fed may have gone too far in tightening monetary policy as evidenced by the reaction of the stock market and by the continued deterioration in corporate credit quality. The yield curve itself has been suggesting that conditions are too tight. Therefore we think that there will be an eventual Fed ease and it will lead to an improvement in the corporate market and even greater opportunities along the yield curve as the slope becomes more normal. Our portfolios should benefit from both our exposure to corporate bonds and to intermediate maturity segments.



PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
GEORGE SCHUPP, CFA, Senior Vice President and
Director of Fixed Income for Firstar Investment Research & Management Company, LLC (FIRMCO) and DAVID BETHKE, CFA, Senior Vice President and Senior Portfolio Manager of FIRMCO have co-managed the Fund since February 2000. George has 24 years of investment management experience and has been with Firstar and its affiliates since 1983. He received his BA from the University of Missouri - St. Louis and his MBA from Southern Illinois University. David has been with Firstar and its affiliates since 1987 and has 19 years of investment management experience. David received his BA from Upper Iowa University and his MBA from the University of Iowa. George and David are both Chartered Financial Analysts.

(LOGO) FIRSTAR FUNDS

                 BOND           LEHMAN GOVT/
                INDEX            CORP BOND

12/29/89       $10,000           $10,000
10/90           10,421            10,440
10/91           12,105            12,045
10/92           13,376            13,312
10/93           15,154            15,126
10/94           14,565            14,424
10/95           16,934            16,755
10/96           17,840            17,658
10/97           19,428            19,214
10/98           21,256            21,189
10/99           21,298            21,049
10/00           22,851            22,550


This chart assumes an initial investment of $10,000 made on 12/29/89 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS Ended October 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                 1 Year          5 Years         10 Years     Since Inception
------------------------------------------------------------------------------------------------------------------------------------
Bond ImmdexTM Fund - Institutional                 7.3             6.2             8.2             7.9
Bond ImmdexTM Fund - A - No Load                   7.0             5.9             8.0             7.8
Bond ImmdexTM Fund - A - Load<F1>                  2.7             5.0             7.6             7.4
Bond ImmdexTM Fund - B - No Load                   6.2              -               -              3.7
Bond ImmdexTM Fund - B - Load<F2>                  1.2              -               -              1.4
Lehman Brothers Gov't/Credit Bond Index<F3>        7.1             6.1             8.0             7.8
------------------------------------------------------------------------------------------------------------------------------------


A = Series A
B = Series B
<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers Gov't/Credit Bond Index is an unmanaged market value weighted index measuring both principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; not less than one year to maturity; minimum outstanding par value of $100 million; and rated investment grade or higher by Moody's, Standard & Poor's, or Fitch, in that order. The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

The Lehman Brothers 1-3 Year Government/Credit Bond Index, the Lehman
Brothers Intermediate Government/Credit Bond Index and the Lehman Brothers Government/Credit Bond Index are trademarks of Lehman Brothers. The Fund, its Adviser and the Administrator are not affiliated in any way with Lehman Brothers. Inclusion of a security in a bond index in no way implies an opinion by Lehman Brothers as to its attractiveness or appropriateness as an investment. Lehman Brothers' publication of the bond index is not made in connection with any sale or offer for sale of securities or any solicitation of orders for the purchase of securities.

Prior to January 10, 1995, the Fund offered to investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                   30%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                           0%
--------------------------------------------------------------------------------
MORTGAGE-BACKED<F1>                             12%
--------------------------------------------------------------------------------
FINANCE, BANKING, BROKERAGE                     23%
--------------------------------------------------------------------------------
INDUSTRIAL                                      15%
--------------------------------------------------------------------------------
UTILITY                                          4%
--------------------------------------------------------------------------------
INTERNATIONAL/YANKEE                            12%
--------------------------------------------------------------------------------
ASSET-BACKED                                     3%
--------------------------------------------------------------------------------
CASH AND OTHER                                   1%
--------------------------------------------------------------------------------
TOTAL                                          100%
--------------------------------------------------------------------------------

PORTFOLIO DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY                          9.5 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION                          5.4 YEARS
--------------------------------------------------------------------------------
<F1> incl. U.S. Gov't. Agency-Backed

QUALITY DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                    30%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                           11%
--------------------------------------------------------------------------------
Aaa                                               6%
--------------------------------------------------------------------------------
Aa                                                6%
--------------------------------------------------------------------------------
A                                                23%
--------------------------------------------------------------------------------
Baa                                              23%
--------------------------------------------------------------------------------
Ba                                                1%
--------------------------------------------------------------------------------
TOTAL                                           100%
--------------------------------------------------------------------------------

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$562,274,754
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

                              STRATEGIC INCOME FUND

STRATEGY

Firstar Strategic Income Fund seeks to generate high current income.

INVESTMENT REVIEW

Bond market conditions over the past year clearly indicate a bifurcated market: high credit quality issuers have performed well while lower quality has underperformed. The combination of structural changes in the corporate bond (fewer dealers), slowing earnings, high debt levels, and potential "hard landing" for the economy are the main reasons for corporate bonds underperforming. Overall, corporate issues have trailed Treasury issues by nearly 3% for the past 12-months. Mortgage-backed securities (implied top-tier credit rating) have outperformed by a slim margin.

SECTOR EXPOSURE AND CREDIT QUALITY

The Fund maintained approximately a 41% allocation to investment grade corporate bonds in a variety of industries. Higher quality issuers were concentrated in the longer maturity allocation while higher yield alternatives were focused in shorter to intermediate maturity allocation in order to maintain high yields. Key strategies involved diversifying banking exposure and reducing REIT bond exposure to better manage market risks. The mortgage and equity REIT allocations have performed well over the past year, helping to compensate for the corporate bond market problems.

AVERAGE MATURITY AND DURATION

The Fund remained matched to its index duration throughout the period. Our view in the Spring that the Treasury yield curve would begin shifting back to a more normal shape resulted in the Fund maturity allocation being focused towards intermediate bond maturities. Corporate bonds maturing beyond 10-years have suffered the worst performance in the credit markets this year underperforming by 7%. Thus, we were able to lessen some of the damage caused by longer-maturity corporate bond underperformance.

LOOKING AHEAD - THE FORECAST

We are concerned primarily with two forces that will affect bond returns over the next year; the re-shaping of the yield curve and the conditions in the credit markets. These forces are tied closely together since the outcome of Federal Reserve strategy will help determine the resolution of both. We believe that the Fed may have gone too far in tightening monetary policy as evidenced by the reaction of the stock market and by the continued deterioration in corporate credit quality. The yield curve itself has been suggesting that conditions are too tight. Therefore we think that there will be an eventual Fed ease and it will lead to an improvement in the corporate market and even greater opportunities along the yield curve as the slope becomes more normal. Our portfolios should benefit from both our exposure to corporate bonds and to intermediate maturity segments.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
GEORGE SCHUPP, CFA, Senior Vice President and Director of Fixed Income for Firstar Investment Research & Management Company, LLC (FIRMCO) and KAREN BOWIE, JD, CFA, Vice President co-manage the Fund. George has 24 years of investment management experience and has been with Firstar and its affiliates since 1983. He received his BA from the University of Missouri - St. Louis and his MBA from Southern Illinois University. Karen has over 15 years of trust and investment management experience with five of those years at FIRMCO and its affiliates. She is also an Adjunct Associate Professor at the University of Cincinnati. She received her BSBA and MBA from Xavier University, and her a Juris Doctorate from Salmon P. Chase College of Law. George and Karen are both Chartered Financial Analysts.

(LOGO) FIRSTAR FUNDS

                   STRATEGIC        LEHMAN BROTHERS GOV'T./     STRATEGIC
                  INCOME FUND              CREDIT                 INCOME
                   (NO-LOAD)            BOND INDEX             FUND (LOAD)

12/12/94           $10,000               $10,000                 $10,000
11/95               11,271                11,829                  11,271
11/96               12,059                12,490                  12,059
11/97               13,147                13,416                  13,147
11/98               12,863                14,805                  12,863
11/99               12,221                14,611                  12,221
10/00               13,058                15,660                  12,973

This chart assumes an initial investment of $10,000 made on 12/12/94 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
-------------------------------------------------------------------------------------------------------------------


                                                  1 Year         3 Years       5 Years        Since Inception<F2>
----------------------------------------------------------------------------------------------------------------------
STRATEGIC INCOME FUND - A - NO LOAD                  -              -             -             6.4  (3/31/00)
STRATEGIC INCOME FUND - A - LOAD<F1>                 -              -             -             2.1  (3/31/00)
STRATEGIC INCOME FUND - B - NO LOAD                 5.5            0.1           3.3            4.6  (12/12/94)
STRATEGIC INCOME FUND - B - LOAD<F2>                0.5           (0.9)          2.9            4.5  (12/12/94)
LEHMAN BROTHERS GOV'T./CREDIT BOND INDEX<F3>        7.1           5.5            6.1            7.9  (12/12/94)
----------------------------------------------------------------------------------------------------------------------


A = Series A
B = Series B
<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers Government/Credit Bond Index is an unmanaged market value weighted index measuring both principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; not less than one year to maturity; minimum outstanding par value of $100 million; and rated investment grade or higher by Moody's, Standard & Poor's, or Fitch, in that order. The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.
<F4> Returns for less than one year are not annualized.

International investing involves special risks including: currency risk, increased volatility of foreign securities and differences in auditing and other financial standards.

The Fund began operations on December 12, 1994 as the Firstar Stellar Strategic Income Fund of the Firstar Stellar Funds. On December 11, 2000, the Firstar Stellar Strategic Income Fund reorganized into the Firstar Strategic Income Fund. The historical returns shown are those of the Firstar Stellar Strategic Income Fund.

Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

Sector Distribution
10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY                                    0%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY                           0%
--------------------------------------------------------------------------------
MORTGAGE-BACKED<F1>                             16%
--------------------------------------------------------------------------------
CORPORATE BONDS                                 41%
--------------------------------------------------------------------------------
DOMESTIC EQUITY                                 12%
--------------------------------------------------------------------------------
INTERNATIONAL/YANKEE                            11%
--------------------------------------------------------------------------------
REITS                                           19%
--------------------------------------------------------------------------------
CASH AND OTHER                                   1%
--------------------------------------------------------------------------------
TOTAL                                          100%
--------------------------------------------------------------------------------

PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY  12.6 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION   5.2 YEARS
--------------------------------------------------------------------------------
<F1> incl. U.S. Gov't. Agency-Backed

QUALITY DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
U.S. TREASURY         0%
--------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY 27%
--------------------------------------------------------------------------------
Aaa                   0%
--------------------------------------------------------------------------------
Aa                   20%
--------------------------------------------------------------------------------
A                    26%
--------------------------------------------------------------------------------
Baa                  27%
--------------------------------------------------------------------------------
Ba                    0%
--------------------------------------------------------------------------------
TOTAL               100%
--------------------------------------------------------------------------------

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$129,486,000
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

TAX-EXEMPT INTERMEDIATE BOND FUND

STRATEGY

Firstar Tax-Exempt Intermediate Bond Fund seeks to provide current income that is substantially exempt from federal income tax and emphasize total return with relatively low volatility of principal.
Investment Review

Longer term municipal bonds outperformed shorter term municipal issues. The Federal Reserve's rate increases over the past twelve months did not pose a significant threat to the municipal bond market because tax-exempt issues were in great demand.

SECTOR EXPOSURE AND CREDIT QUALITY

The majority of the Fund's holdings were invested in pre-refunded municipal bonds, resulting in an average credit quality rating of AAA. With credit spreads in the municipal bond market remaining tight, the Fund's focus on superior quality issues will help minimize the effects of any widening of credit spreads and will protect the Fund from any general deterioration of credit quality in the municipal bond market.

AVERAGE MATURITY AND DURATION

We endeavored to hold maturity and duration within benchmark tolerances.
The Fund's maturity and duration were slightly lengthened to take advantage of more attractive yields in the municipal bond market.

LOOKING AHEAD - THE FORECAST

We expect the demand for municipal bonds to remain strong and we anticipate the municipal market will perform well relative to the taxable market. We believe steady retail demand and strong institutional demand, especially insurance property and casualty companies, will keep the market strong.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
PETER MERZIAN, Vice President and Portfolio Manager of Firstar Investment Research & Management Company, LLC (FIRMCO) has managed the Fund since February 2000. Peter joined FIRMCO and its affiliates in 1993 and has 12 years of investment management experience. Peter received his BS and MBA from St. Louis University.

(LOGO) FIRSTAR FUNDS

                   TAX-EXEMPT         LEHMAN BROTHERS
                  INTERMEDIATE         5-YEAR GENERAL
                    BOND FUND         OBLIGATION BOND

2/8/93               $10,000              $10,000
10/93                 10,536               10,537
10/94                 10,459               10,499
10/95                 11,440               11,586
10/96                 11,900               12,143
10/97                 12,609               12,934
10/98                 13,351               13,777
10/99                 13,403               13,927
10/00                 14,080               14,731

This chart assumes an initial investment of $10,000 made on 2/8/93
(inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                        1 Year        3 Years      5 Years    Since Inception
------------------------------------------------------------------------------------------------------------------------------------
TAX-EXEMPT INTERMEDIATE BOND FUND - INSTITUTIONAL         5.1           3.7          4.2        4.5  (2/8/93)
TAX-EXEMPT INTERMEDIATE BOND FUND - A - NO LOAD           4.8           3.5          4.0        4.3  (2/8/93)
TAX-EXEMPT INTERMEDIATE BOND FUND - A - LOAD<F1>          0.6           2.1          3.2        3.8  (2/8/93)
TAX-EXEMPT INTERMEDIATE BOND FUND - B - NO LOAD           3.9            -            -         1.7  (3/1/99)
TAX-EXEMPT INTERMEDIATE BOND FUND - B - LOAD<F2>         (1.1)           -            -        (0.6) (3/1/99)
LEHMAN BROTHERS 5-YEAR GENERAL OBLIGATION BOND INDEX<F3>  5.8           4.4          4.9        5.1  (2/8/93)
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class)
B = Series B (retail class)

<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers 5-Year General Obligation Bond Index, an unmanaged index, is a total return performance benchmark for the investment-grade tax-exempt bond market. To be included in this index, a municipal bond must be a state or local General Obligation bond; have a minimum credit rating of at least Baa; have been issued as part of an offering of at least $50 million; have a maturity amount outstanding of at least $3 million; have been issued within the last five years; and have a maturity of 4 to 6 years. The Index figures do not reflect any fees or expenses. An investment cannot be made directly in an index.

Prior to January 10, 1995, the Fund offered investors one series of shares with neither a sales charge nor a service fee.

Effective at the close of business January 9, 1995, Firstar Funds began to offer Series A shares. Effective at the close of business on February 28, 1999, Firstar Funds began to offer Series B shares. Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series A performance prior to January 10, 1995, does not reflect the service organization fees. If service organization fees had been reflected, performance would be reduced. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
GENERAL OBLIGATIONS                            16%
--------------------------------------------------------------------------------
ESCROWED/PREREFUNDED                           52%
--------------------------------------------------------------------------------
INSURED                                        16%
--------------------------------------------------------------------------------
REVENUE                                        10%
--------------------------------------------------------------------------------
CASH AND OTHER                                  6%
--------------------------------------------------------------------------------
TOTAL                                         100%
--------------------------------------------------------------------------------

Quality Distribution 10/31/00
--------------------------------------------------------------------------------
Aaa                                            86%
--------------------------------------------------------------------------------
Aa                                             12%
--------------------------------------------------------------------------------
Other                                           2%
--------------------------------------------------------------------------------
TOTAL                                         100%
--------------------------------------------------------------------------------
PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY  5.1 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION  4.0 YEARS
--------------------------------------------------------------------------------

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$114,850,788
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

                          MISSOURI TAX-EXEMPT BOND FUND
STRATEGY

The investment objective of the Firstar Missouri Tax-Exempt Bond Fund is to seek as high a level of interest income exempt from federal income tax as is consistent with conservation of capital.

INVESTMENT REVIEW

Longer-term municipal bonds outperformed shorter term municipal issues.
Rate increases by the Federal Reserve over the past twelve months did not pose a significant threat to the municipal bond market because tax-exempt issues were in great demand.

SECTOR EXPOSURE AND CREDIT QUALITY

The portfolio's average credit rating remained very high at AA1. This approach benefited the portfolio, as investors favored high quality, liquid issues, in the general obligation and revenue bond categories.

AVERAGE MATURITY AND DURATION

We invested new cash in longer-term bonds in an effort to increase the portfolio's average maturity, aiming to capture additional yield for shareholders.

LOOKING AHEAD - THE FORECAST

We expect the demand for municipal bonds to remain strong and we anticipate the municipal market will perform well relative to the taxable market. We believe steady retail demand and strong institutional demand, especially insurance property and casualty companies, will keep the market strong.

We anticipate the Missouri market's supply to remain extremely low. We will continue to search for issues with very high credit quality and seek opportunities to capture value in the Missouri market.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
PETER MERZIAN, Vice President and Portfolio
Manager of Firstar Investment Research & Management Company, LLC (FIRMCO) manages the Fund. He managed the Predecessor Mercantile Missouri Tax-Exempt Bond Portfolio since 1993. Peter joined FIRMCO and its affiliates in 1993 and has 12 years of investment management experience. Peter received his BS and MBA from St. Louis University.

--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

          MISSOURI TAX-EXEMPT       LEHMAN BROTHERS
                BOND FUND           MUNICIPAL BOND

11/30/90        $10,000                $10,000
11/91            10,963                 11,026
11/92            12,070                 12,132
11/93            13,367                 13,477
11/94            12,572                 12,769
11/95            14,920                 15,182
11/96            15,609                 16,074
11/97            16,621                 17,277
11/98            17,705                 18,563
11/99            17,384                 18,364
10/00            18,532                 19,717


This chart assumes an initial investment of $10,000 made on 11/30/90. Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.


                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                       1 Year         3 Years       5 Years       10 Years
------------------------------------------------------------------------------------------------------------------------------------
MISSOURI TAX-EXEMPT BOND FUND  - INSTITUTIONAL           7.7            3.9           4.8           6.6
MISSOURI TAX-EXEMPT BOND FUND - A - NO LOAD              7.5            3.6           4.5           6.4
MISSOURI TAX-EXEMPT BOND FUND - A - LOAD<F1>             3.2            2.2           3.7           6.0
MISSOURI TAX-EXEMPT BOND FUND - B - NO LOAD              6.6            2.9           3.7           5.9
MISSOURI TAX-EXEMPT BOND FUND - B - LOAD<F2>             1.6            1.9           3.4           5.9
LEHMAN BROTHERS MUNICIPAL BOND INDEX<F3>                 8.5            4.8           5.7           7.2
------------------------------------------------------------------------------------------------------------------------------------


A = Series A (retail class)
B = Series B (retail class)
<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers Intermediate Gov't./Corp. Bond Index is an
     unmanaged market value weighted index measuring both principal price changes of, and income provided by, the under lying universe of securities that comprise the index. Securities included in the index must meet the following critieria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum out standing par value of $100 million; and rated investment grade or higher by Moody's, Standard & Poor's, or Fitch, in that order. An investment cannot be made directly in an index.

The Fund began operations on September 28, 1990 as the Mercantile Missouri Tax-Exempt Bond Portfolio of the Mercantile Mutual Funds, Inc.
On December 11, 2000, the Mercantile Missouri Tax-Exempt Bond Portfolio reorganized with the Firstar Missouri Tax-Exempt Bond Fund. The historical returns shown are those of the Mercantile Missouri Tax-Exempt Bond Portfolio. Retail B shares of the Mercantile Missouri Tax-Exempt Portfolio were initially offered on March 1, 1995. The performance figures for Retail B shares for periods prior to such date represent the performance for the Retail A shares of the Portfolio.

Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
MUNICIPALS
--------------------------------------------------------------------------------
MISSOURI                                          87%
--------------------------------------------------------------------------------
PUERTO RICO                                        7%
--------------------------------------------------------------------------------
CASH AND OTHER                                     6%
--------------------------------------------------------------------------------
TOTAL                                            100%
--------------------------------------------------------------------------------

PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY                           15.0 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION                            7.0 YEARS
--------------------------------------------------------------------------------
QUALITY DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
Aaa                                               55%
--------------------------------------------------------------------------------
Aa                                                39%
--------------------------------------------------------------------------------
A                                                  4%
--------------------------------------------------------------------------------
Baa                                                2%
--------------------------------------------------------------------------------
Ba                                                 0%
--------------------------------------------------------------------------------
TOTAL                                            100%
--------------------------------------------------------------------------------
TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$149,459,827
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

                          NATIONAL MUNICIPAL BOND FUND

STRATEGY

The investment objective of Firstar National Municipal Bond Fund is to seek as high a level of current income exempt from regular federal income tax as is consistent with conservation of capital.

INVESTMENT REVIEW

Longer term municipal bonds outperformed shorter term municipal issues. The Federal Reserve's rate increases over the past twelve months did not pose a significant threat to the municipal bond market because tax-exempt issues were in great demand.

SECTOR EXPOSURE AND CREDIT QUALITY

The portfolio's average credit rating remained very high at AA1. The Fund's sector exposure was curtailed to high-quality, liquid issues, within the general obligation and revenue categories.

AVERAGE MATURITY AND DURATION

We attempted to lengthen the portfolio while battling redemptions. Selling shorter securities helped stabilize the portfolio's average maturity and duration.

LOOKING AHEAD - THE FORECAST

We expect the demand for municipal bonds to remain strong and we anticipate the municipal market will perform well relative to the taxable market. We believe steady retail demand and strong institutional demand, especially insurance property and casualty companies, will keep the market strong.

We will achieve and maintain an average maturity of approximately 10 years in order to capture attractive yields for shareholders.

PORTFOLIO MANAGER PROFILE
--------------------------------------------------------------------------------
PETER MERZIAN, Vice President and Portfolio Manager of Firstar Investment Research & Management Company, LLC (FIRMCO) manages the Fund. He managed the Predecessor Mercantile National Municipal Bond Portfolio since it commenced operations in 1996. Peter joined FIRMCO and its affiliates in 1993 and has 12 years of investment management experience. Peter received his BS and MBA from St. Louis University.

(LOGO) FIRSTAR FUNDS

                     NATIONAL MUNICIPAL     LEHMAN BROTHERS
                          BOND FUND          MUNICIPAL BOND

11/18/96                $10,000                  $10,000
11/96                    10,074                   10,202
11/97                    10,876                   10,922
11/98                    11,719                   11,808
11/99                    11,370                   11,758
10/00                    12,238                   12,589

This chart assumes an initial investment of $10,000 made on 11/18/96 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced. Performance is shown for Institutional shares, which have lower expenses than Series A or Series B shares. If those fees and expenses were reflected in the chart above, total return would have been reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                                                   AVERAGE ANNUAL RATE OF RETURN (%)
                                                  FOR PERIODS ENDED OCTOBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------------


                                                              1 Year          3 Years          Since Inception
------------------------------------------------------------------------------------------------------------------------------------
NATIONAL MUNICIPAL BOND FUND  - INSTITUTIONAL                   9.4             4.2             5.2  (11/18/96)
NATIONAL MUNICIPAL BOND FUND - A - NO LOAD                      9.4             4.1             5.1  (11/18/96)
NATIONAL MUNICIPAL BOND FUND - A - LOAD<F1>                     5.1             2.7             4.0  (11/18/96)
NATIONAL MUNICIPAL BOND FUND - B - NO LOAD                      8.4             3.2             4.2  (11/18/96)
NATIONAL MUNICIPAL BOND FUND - B - LOAD<F2>                     3.4             2.3             3.5  (11/18/96)
LEHMAN BROTHERS MUNICIPAL BOND INDEX 10 Year<F3>                8.2             5.0             5.9  (10/31/96)
------------------------------------------------------------------------------------------------------------------------------------

A = Series A (retail class)
B = Series B (retail class)
<F1> Reflects maximum sales charge of 4.00%.
<F2> Reflects maximum applicable deferred sales charge.
<F3> The Lehman Brothers Municipal Bond Index-10 Year is a
     widely-recognized unmanaged index that tracks the performance of municipal bonds with remaining maturities of 10 years or less. The Index figures do not reflect any fees or expenses. Investors cannot invest directly in an Index.

The Fund began operations on November 18, 1996 as the Mercantile National Municipal Bond Portfolio of the Mercantile Mutual Funds, Inc. On November 27, 2000, the Mercantile National Municipal Bond Portfolio and the Firstar Stellar Insured Tax-Free Bond Fund reorganized into the Firstar National Municipal Bond Fund. The historical returns shown are those of the Mercantile National Municipal Bond Portfolio.

Series A shares have a 4.00% maximum sales load and are subject to an annual 0.25% service organization fee. The load performance for the Series A shares has been restated to reflect the impact of the current sales charge. Series B shares have a 5.00% maximum deferred sales charge and are subject to an annual 0.25% service organization fee and an annual 0.75% 12b-1 fee. Performance for all share classes reflects fee waivers in effect. In the absence of fee waivers, total return would be reduced.

SECTOR DISTRIBUTION
10/31/00
--------------------------------------------------------------------------------
MUNICIPALS                                       97%
--------------------------------------------------------------------------------
CASH AND OTHER                                    3%
--------------------------------------------------------------------------------
TOTAL                                           100%
--------------------------------------------------------------------------------

PORTFOLIO COMPOSITION 10/31/00
--------------------------------------------------------------------------------
AVERAGE MATURITY                         14.4 YEARS
--------------------------------------------------------------------------------
AVERAGE DURATION                          9.0 YEARS
--------------------------------------------------------------------------------

QUALITY DISTRIBUTION 10/31/00
--------------------------------------------------------------------------------
Aaa                                             70%
--------------------------------------------------------------------------------
Aa                                              30%
--------------------------------------------------------------------------------
TOTAL                                          100%
--------------------------------------------------------------------------------

TOTAL FUND NET ASSETS 10/31/00
--------------------------------------------------------------------------------
$255,983,329
--------------------------------------------------------------------------------

(LOGO) FIRSTAR FUNDS

STATEMENT OF ASSETS AND LIABILITIES
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OCTOBER 31, 2000

                                                                                                                  U.S. GOVERNMENT
                                                                            SHORT-TERM         INTERMEDIATE         SECURITIES
                                                                             BOND FUND           BOND FUND             FUND
                                                                            ----------         ------------       ---------------
ASSETS:
   Investments, at value (cost $184,365, $432,862, $63,651, $125,568,
     $552,212, $137,259, $113,141, $149,888 and $251,457, respectively)      $183,499              $431,707              $ 62,954
   Collateral received for securities loaned                                        -                72,677                 6,463
   Cash                                                                             -                     -                     -
   Income receivable                                                            3,198                 6,200                   448
   Capital shares sold                                                            232                   575                    18
   Receivable for securities sold                                                   -                     -                     -
   Deferred organization costs                                                      -                     -                     -
   Other assets                                                                    19                    12                     2
                                                                              -------               -------               -------
     Total Assets                                                             186,948               511,171                69,885
                                                                              -------               -------               -------
LIABILITIES:
   Dividends payable                                                                -                     -                   237
   Payable for securities purchased                                             2,433                     -                     -
   Payable to custodian                                                             -                     -                     9
   Capital shares redeemed                                                        416                   194                   295
   Payable for return of collateral received on securities loaned                   -                72,677                 6,463
   Payable to affiliates                                                          114                   231                    41
   Payable for distribution and services fees                                       -                     -                     1
   Payable for administrative service fees                                          -                     -                     7
   Options written, at value                                                        -                     -                     -
   Accrued expenses and other liabilities                                         915                 1,633                     8
                                                                              -------               -------               -------
     Total Liabilities                                                          3,878                74,735                 7,061
                                                                              -------               -------               -------
NET ASSETS                                                                   $183,070              $436,436               $62,824
                                                                             ========              ========               =======
NET ASSETS CONSIST OF:
   Capital stock                                                             $187,284              $437,430               $64,963
   Undistributed net investment income (loss)                                     118                   316                   409
   Distributions in excess of net investment income                                 -                     -                     -
   Undistributed accumulated net realized gains (losses) on investments        (3,466)                 (155)               (1,851)
   Unrealized net appreciation (depreciation) on investments                     (866)               (1,155)                 (697)
                                                                              -------               -------               -------
     Total Net Assets                                                        $183,070              $436,436               $62,824
                                                                             ========              ========               =======
SERIES A:
   Net assets                                                                $ 49,911              $ 27,431               $ 3,644
   Shares authorized ($.0001 par value)                                       500,000               500,000                 5,000
   Shares issued and outstanding                                                4,919                 2,711                   349
   Net asset value and redemption price per share <F1>                       $  10.15              $  10.12               $ 10.44
                                                                             ========              ========               =======
   Maximum offering price per share                                          $  10.57              $  10.54               $ 10.88
                                                                             ========              ========               =======
SERIES B:
   Net assets                                                                   $ 753              $    297               $   139
   Shares authorized ($.0001 par value)                                       500,000               500,000                50,000
   Shares issued and outstanding                                                   74                    29                    13
   Net asset value and offering price per share <F1><F3>                     $  10.14              $  10.11               $ 10.45
                                                                             ========              ========               =======
SERIES Y:
   Net assets                                                                                                             $ 5,145
   Shares authorized ($.0001 par value)                                                                                    20,000
   Shares issued and outstanding                                                                                              495
   Net asset value, redemption price and offering price per share <F1>                                                    $ 10.40

SERIES INSTITUTIONAL:
   Net assets                                                                $132,406              $408,708               $53,896
   Shares authorized ($.0001 par value)                                       500,000               500,000                15,000
   Shares issued and outstanding                                               13,047                40,393                 5,164
   Net asset value, redemption price and offering price per share <F1>       $  10.15               $ 10.12               $ 10.44
                                                                             ========              ========               =======
   <F1> Amounts may not recalculate due to rounding.
   <F2> No par value.
   <F3> Redemption price of Series B shares varies based on length of time held.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF ASSETS AND LIABILITIES
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OCTOBER 31, 2000



                                                                                      TAX-
                                                                                     EXEMPT           MISSOURI      NATIONAL
                                            AGGREGATE       BOND       STRATEGIC     INTER-             TAX-        MUNICIPAL
                                              BOND        IMMDEX/TM     INCOME       MEDIATE           EXEMPT         BOND
                                              FUND          FUND         FUND       BOND FUND           BOND          FUND
                                           ----------   -----------   ----------    ---------         --------     ----------
ASSETS:
    Investments, at value (cost $184,365,
    $432,862,  $63,651, $125,568,
    $552,212, $137,259,  $113,141,
    $149,888 and $251,457, respectively)   $125,006      $557,380        $128,970    $112,617        $150,149      $253,171
    Collateral received for securities
       loaned                                21,901        38,395               -           -               -             -
    Cash                                          -             -               -           -               1             -
    Income receivable                         1,568        11,846           1,848       1,899           2,707         4,022
    Capital shares sold                          23         1,170              42         589               -             -
    Receivable for securities sold               11             -           1,195           -               -             -
    Deferred organization costs                   -             -               -           -               -             7
    Other assets                                  5            16              13          15               1             1
                                           --------      --------       ---------    --------         --------     --------
       Total Assets                         148,514       608,807         132,068     115,120         152,858       257,201
                                           --------      --------       ---------    --------         --------     --------

LIABILITIES:
    Dividends payable                           402             -             166           -             502           919
    Payable for securities purchased              -             -           1,031           -           2,740             -
    Payable to custodian                        133             -              82           -               -            27
    Capital shares redeemed                       1         7,141              75          52              60             8
    Payable for return of collateral
       received on securities loaned         21,901        38,395               -           -               -             -
    Payable to affiliates                        82           272             174          73              88           207
    Payable for distribution
       and services fees                          1             -               -           -               2             1
    Payable for administrative service fees      17             -               -           -               -             -
    Options written, at value                     -             -           1,037           -               -             -
    Accrued expenses and other liabilities       20           724              17         144               6            56
                                           --------      --------       ---------    --------         --------     --------
       Total Liabilities                     22,557        46,532           2,582         269           3,398         1,218
                                           --------      --------       ---------    --------         --------     --------

NET ASSETS                                 $125,957      $562,275        $129,486    $114,851        $149,460      $255,983
                                           ========      ========        ========    ========         =======       =======

NET ASSETS CONSIST OF:
    Capital stock                          $129,002      $554,540        $168,307    $115,538        $149,152      $256,550
    Undistributed net investment
      income (loss)                            (36)           413            (76)          45             (9)             -
    Distributions in excess of net
      investment income                           -             -               -           -               -         (439)
                                            (2,447)         2,154        (29,888)       (209)              56       (1,842)
    Unrealized net appreciation
       (depreciation) on investments          (562)         5,168         (8,857)       (523)             261         1,714
                                           --------      --------       ---------    --------         --------     --------

       Total Net Assets                    $125,957      $562,275        $129,486    $114,851        $149,460      $255,983
                                           ========      ========        ========    ========         =======       =======
SERIES A:
    Net assets                              $ 2,968      $ 82,131           $  25    $ 15,295        $ 19,876       $ 1,526
    Shares authorized ($.0001 par value)      5,000       500,000   unlimited<F2>     500,000          25,000        25,000
    Shares issued and outstanding               298         2,987               3       1,506           1,722           157
    Net asset value and redemption price
      per share <F1>                         $ 9.96       $ 27.49          $ 8.46    $  10.15         $ 11.54       $  9.73
                                           ========      ========        ========    ========         =======       =======
    Maximum offering price per share        $ 10.38       $ 28.64          $ 8.81    $  10.57         $ 12.02       $ 10.14
                                           ========      ========        ========    ========         =======       =======

SERIES B:
    Net assets                              $   653       $ 2,689        $129,461      $  208         $ 2,688         $ 654
    Shares authorized ($.0001 par value)     50,000       500,000   unlimited<F2>     500,000          25,000        25,000
    Shares issued and outstanding                65            98          15,300          20             233            67
    Net asset value and offering price
       per share <F1><F3>                    $ 9.98       $ 27.49          $ 8.46     $ 10.16         $ 11.54       $  9.72
                                           ========      ========        ========     =======         =======       =======
SERIES Y:
    Net assets                             $ 14,831
    Shares authorized ($.0001 par value)     20,000
    Shares issued and outstanding             1,487
    Net asset value, redemption price
       and offering
         price per share <F1>                $ 9.98
                                           ========

SERIES INSTITUTIONAL:
    Net assets                             $107,505      $477,455                    $ 99,348        $126,896      $253,803
    Shares authorized ($.0001 par value)     50,000       500,000                     500,000          25,000        50,000
    Shares issued and outstanding            10,775        17,357                       9,785          10,991        26,133
    Net asset value, redemption price and
       offering   price per share <F1>       $ 9.98       $ 27.51                     $ 10.15         $ 11.55        $ 9.71
                                           ========      ========                    ========         =======       =======


   <F1> Amounts may not recalculate due to rounding.
   <F2> No par value.
   <F3> Redemption price of Series B shares based on length of time held.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(AMOUNTS IN THOUSANDS)

                                                                                             U.S. GOVERNMENT
                                                SHORT-TERM            INTERMEDIATE             SECURITIES                 AGGREGATE
                                                 BOND FUND              BOND FUND                 FUND                    BOND FUND
                                            -----------------        ---------------         Eleven              Eleven
                                            Year        Year        Year        Year         Months    Year      Months       Year
                                            Ended       Ended       Ended       Ended        Ended     Ended     Ended       Ended
                                           Oct. 31,   Oct. 31,     Oct. 31,   Oct. 31,      Oct. 31,  Nov. 30,   Oct. 31,  Nov. 30,
                                             2000      1999         2000        1999         2000      1999       2000       1999
                                          ---------   --------    ---------   --------      -------   --------  ---------  ---------
OPERATIONS:

   Net investment income                  $ 10,485    $ 11,031    $ 24,486   $ 18,045    $ 3,390     $ 5,768    $ 7,073    $ 10,268
   Net realized gain (loss) on
      investments                             (448)       (684)         26      (230)       (680)       (400)    (1,499)      (984)
   Net change in unrealized appreciation
     (depreciation) on investments             794      (3,714)      1,534   (11,981)      1,015      (3,562)     2,987    (11,046)
                                           -------     -------     -------    -------      ------     -------    -------     -------
   Net increase (decrease) in net assets
     resulting from operations              10,831       6,633      26,046      5,834       3,725       1,806      8,561     (1,762)
                                           -------     -------     -------    -------      ------     -------    -------     -------
CAPITAL SHARE TRANSACTIONS:
   Shares sold                              45,335      53,639     210,538     71,398      21,024      32,703     26,726      20,384
   Shares issued to owners in
     reinvestment of dividends               7,457       8,699      11,783     10,859         832       2,248      2,422       6,598
   Shares redeemed                         (66,683)    (57,459)   (105,573)   (72,617)    (45,335)    (49,656)   (40,494)   (80,613)
                                           -------     -------     -------    -------      ------     -------    -------     -------
   Net increase (decrease) in net
     assets resulting from
     capital share transactions            (13,891)      4,879     116,748      9,640     (23,479)    (14,705)   (11,346)   (53,631)
                                           -------     -------     -------    -------      ------     -------    -------     -------
DISTRIBUTIONS TO SERIES A
SHAREHOLDERS:
   From net investment income <F1>          (3,113)     (3,882)     (1,806)    (1,821)       (192)       (252)      (175)      (235)
   In excess of net investment income            -           -           -          -           -           -          -          -
   From net realized gains                       -           -           -        (30)          -           -          -        (62)
   In excess of net realized gains               -           -           -          -           -           -          -        (30)
                                            -------     -------     -------    -------      ------     -------    -------     ------
                                            (3,113)     (3,882)     (1,806)    (1,851)       (192)       (252)      (175)      (327)
                                            -------     -------     -------    -------      ------     -------    -------     ------
DISTRIBUTIONS TO SERIES B
SHAREHOLDERS:
   From net investment income <F1>             (32)        (12)        (15)        (5)         (8)        (11)       (31)       (37)
   In excess of net investment income            -           -           -          -           -           -          -          -
   From net realized gains                       -           -           -          -           -           -          -         (8)
   In excess of net realized gains               -           -           -          -           -           -          -         (4)
                                            -------     -------     -------    -------      ------     -------    -------     ------
                                               (32)        (12)        (15)        (5)         (8)        (11)       (31)       (49)
                                            -------     -------     -------    -------      ------     -------    -------     ------
DISTRIBUTIONS TO SERIES Y
SHAREHOLDERS:
   From net investment income <F1>                                                           (334)       (319)      (483)      (425)
   From net realized gains                                                                      -           -          -       (250)
   In excess of net realized gains                                                              -           -          -       (123)
                                                                                             (334)       (319)      (483)      (798)

DISTRIBUTIONS TO SERIES
INSTITUTIONAL SHAREHOLDERS:
   From net investment income <F1>          (7,343)     (7,103)    (22,569)   (16,154)     (2,856)     (5,186)    (6,384)    (9,571)
   In excess of net investment income            -           -           -          -           -           -          -          -
   From net realized gains                       -           -           -       (271)          -           -          -     (2,238)
   In excess of net realized gains               -           -           -          -           -           -          -     (1,101)
                                           -------     -------     -------    -------      ------     -------    -------    -------
                                            (7,343)     (7,103)    (22,569)   (16,425)     (2,856)     (5,186)    (6,384)   (12,910)
                                           -------     -------     -------    -------      ------     -------    -------     -------
TOTAL INCREASE (DECREASE)IN NET ASSETS     (13,548)        515     118,404     (2,807)    (23,144)    (18,667)    (9,858)   (69,477)

NET ASSETS:
   Beginning of year                       196,618     196,103     318,032    320,839      85,968     104,635    135,815     205,292
                                           -------     -------     -------    -------      ------     -------    -------     -------
   End of year (including undistributed
     net investment income (loss) of $118,
     $120, $316, $220, $409, $377, $(36),
     $(43), $413, $377, $(76), $0, $45,
     $33, $(9), $(32), $0 and $(256),
     respectively)                        $183,070    $196,618    $436,436   $318,032    $ 62,824    $ 85,968   $125,957    $135,815
                                          ========    ========    ========   ========    ========    ========   ========    ========

<F1> For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond
     Fund and National Municipal Bond Fund substantially all distributions from net investment income are exempt from federal income tax.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(AMOUNTS IN THOUSANDS)


                                         BOND                STRATEGIC        TAX-EXEMPT         MISSOURI             NATIONAL
                                       IMMDEX/TM              INCOME         INTERMEDIATE       TAX-EXEMPT            MUNICIPAL
                                         FUND                  FUND            BOND FUND         BOND FUND            BOND FUND
                                    -------------           -----------      ------------       ----------           -----------
                                                        Eleven                                Eleven               Eleven
                                    Year       Year     months     Year     Year     Year     months     Year      months    Year
                                    ended      ended     ended     ended    ended    ended     ended     ende      dended    ended
                                  Oct. 31,   Oct. 31,  Oct. 31,  Nov. 30, Oct. 31, Oct. 31,  Oct. 31,  Nov. 30,   Oct. 31, Nov. 30,
                                    2000       1999      2000      1999     2000     1999      2000      1999       2000     1999
                                   -------    -------   -------  -------- --------- -------  --------- --------   -------- --------
OPERATIONS:
   Net investment income          $ 34,423  $ 31,584  $ 10,123  $ 13,168   $ 3,840 $ 3,948   $ 6,093   $ 5,798    $11,254  $ 15,856
   Net realized gain (loss)
       on investments                2,419      (54)   (7,729)  (17,555)     (209)     293        56         8    (1,499)     (343)
   Net change in unrealized
       appreciation (depreciation)
       on investments                  148  (30,858)     6,766   (5,029)       839 (3,854)     2,814   (8,452)      9,127  (26,887)
                                  --------- -------- --------- --------- --------- ------- ---------  --------   --------  --------
   Net increase (decrease) in net
       assets resulting
       from operations              36,990       672     9,160   (9,416)     4,470     387     8,963   (2,646)     18,882  (11,374)
                                 --------- -------- --------- --------- --------- ------- ---------  --------   --------  ---------

CAPITAL SHARE TRANSACTIONS:
   Shares sold                     198,226   191,150    13,000    39,164    59,116  30,647    42,757    44,357     20,093    25,914
   Shares issued to owners in
       reinvestment of dividends    24,546    24,755     2,818     3,845     1,432   1,857       944     1,042         75       121
   Shares redeemed               (182,502) (232,395)  (45,669)  (62,151)  (31,173)(42,638)  (33,729)  (20,666)  (100,799)  (51,966)
                                 --------- -------- --------- --------- --------- ------- ---------  --------   --------  ---------
   Net increase (decrease) in net
       assets resulting from
       capital share transactions   40,270  (16,490)  (29,851)  (19,142)    29,375(10,134)     9,972    24,733   (80,631)  (25,931)
                                 --------- -------- --------- --------- --------- ------- ---------  --------   --------  ---------

DISTRIBUTIONS TO SERIES A
SHAREHOLDERS:
   From net investment
       income <F1>                 (5,390)   (5,786)       (1)         -     (645) (1,181)     (852)     (994)       (60)      (73)
   In excess of net investment
       income                            -         -         -         -         -       -         -       (5)        (1)       (1)
   From net realized gains               -         -         -         -      (66)    (29)       (1)      (32)          -      (10)
   In excess of net realized gains       -         -         -         -         -       -         -         -          -       (1)
                                  --------- -------- --------- --------- --------- ------- ---------  --------   --------  --------
                                   (5,390)   (5,786)       (1)         -     (711) (1,210)     (853)   (1,031)       (61)      (85)
                                  --------- -------- --------- --------- --------- ------- ---------  --------   --------  --------

DISTRIBUTIONS TO SERIES B
SHAREHOLDERS:
   From net investment
       income<F1>                    (135)      (44)   (9,846)  (13,048)       (5)     (1)     (109)     (119)       (22)      (26)
   In excess of net investment
        income                           -         -     (582)     (142)         -       -         -       (1)        (0)       (0)
   From net realized gains               -         -         -         -         -       -       (0)       (4)          -       (4)
                                  --------- -------- --------- --------- --------- ------- ---------  --------   --------  --------
   In excess of net realized
       gains                             -         -         -         -         -       -         -         -          -       (1)
                                  --------- -------- --------- --------- --------- ------- ---------  --------   --------  --------
                                     (135)      (44)  (10,428)  (13,190)       (5)     (1)     (109)     (124)       (22)      (31)
                                  --------- -------- --------- --------- --------- ------- ---------  --------   --------  --------

DISTRIBUTIONS TO SERIES Y
SHAREHOLDERS:
   From net investment income<F1>
   From net realized gains
   In excess of net realized gains


DISTRIBUTIONS TO SERIES
INSTITUTIONAL SHAREHOLDERS:
   From net investment income<F1> (28,861)  (25,677)                       (3,177) (2,759)   (5,109)   (4,685)   (11,172)  (15,757)
   In excess of net investment
       income                            -         -                             -       -         -      (25)      (182)     (254)
   From net realized gains               -         -                         (225)    (52)       (7)     (128)          -   (3,239)
   In excess of net realized
      gains                              -         -                             -       -         -         -          -     (342)
                                  --------- --------                     --------- ------- ---------  --------   --------  --------
                                  (28,861)  (25,677)                       (3,402) (2,811)   (5,116)   (4,838)   (11,354)  (19,592)
                                  --------- --------                     --------- ------- ---------  --------   --------  --------

TOTAL INCREASE (DECREASE)
IN NET ASSETS                       42,874  (47,325)  (31,120)  (41,748)    29,727(13,769)    12,857    16,094   (73,186)  (57,013)

NET ASSETS:
   Beginning of year               519,401   566,726   160,606   202,354    85,124  98,893   136,603   120,509    329,169   386,182
                                  --------- -------- --------- --------- --------- ------- ---------  --------   --------  --------

   End of year (including
     undistributed
     net investment income (loss)
     of $118, $120, $316, $220,
     $409, $377, $(36), $(43),
     $413, $377, $(76), $0, $45,
     $33, $(9), $(32), $0 and
     $(256), respectively)        $562,275  $519,401  $129,486  $160,606  $114,851 $85,124  $149,460  $136,603   $255,983  $329,169
                                 =========  ========  ========  ========  ======== =======  ========  ========   ========  ========


<F1> For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond Fund
     and National Municipal Bond Fund substantially all distributions from net investment income are exempt from federal income tax.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS


STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS)
YEAR ENDED OCTOBER 31, 2000                                                                      U.S. GOVERNMENT
                                                       SHORT-TERM           INTERMEDIATE           SECURITIES          AGGREGATE
                                                        BOND FUND             BOND FUND               FUND<F1>       BOND FUND<F1>
                                                       ----------           ------------         ---------------     -------------

INVESTMENT INCOME:
   Interest income                                       $11,681              $26,781                $3,865              $7,912
   Dividend income                                             -                    -                     -                   -
   Income from securities lending                              -                    -                     2                  19
                                                         -------              -------                ------              ------
                                                          11,681               26,781                 3,867               7,931
                                                         -------              -------                ------              ------
EXPENSES:
   Investment advisory fees                                1,103                1,944                   273                 528
   Administration fees                                       196                  413                   121                 235
   Service organization fees - Series A                      141                   76                     -                   -
   Service organization fees - Series B                        2                    1                     -                   -
   Service organization fees - Fund level                      -                    -                     -                   -
   Fund accounting fees                                       93                  128                    16                  20
   Transfer agent fees and expenses                           53                   62                    30                  45
   Professional fees                                          41                   44                     4                   9
   Custody fees                                               34                   54                    30                  59
   Federal and state registration fees                        28                   42                    10                   9
   Reports to shareholders                                    27                   13                    18                  28
   Directors' fees and expenses                                8                    8                     2                   2
   12b-1 fees - Series A                                       -                    -                    11                   9
   12b-1 fees - Series B                                       5                    2                     2                   6
   Administrative service fees - Series Y                      -                    -                    19                  25
   Administrative service fees - Series Institutional          -                    -                   151                 316
   Amortization of organization costs                          -                    -                     -                   -
   Other                                                       5                    8                     8                  12
                                                         -------              -------                ------              ------
   Total expenses before waiver                            1,736                2,795                   695               1,303
     Less: Waiver of investment advisory fees               (540)                (500)                    -                   -
           Waiver of administration fees                       -                    -                   (61)               (117)
           Waiver of custody fees                              -                    -                    (6)                (12)
           Waiver of administrative service fees -
                  Series Institutional   -                     -                  (151)               (316)
           Waiver of service organization fees -
                 Fund level                                    -                    -                     -                   -
                                                         -------              -------                ------              ------
           Net expenses                                    1,196                2,295                   477                 858
                                                         -------              -------                ------              ------
NET INVESTMENT INCOME                                     10,485               24,486                 3,390               7,073
                                                         -------              -------                ------              ------

REALIZED AND UNREALIZED Gain (LOSS):
   Net realized gain (loss) on:
     Investments                                            (448)                  26                  (680)             (1,499)
     Written options                                           -                    -                     -                   -
   Net change in unrealized appreciation (depreciation)
     on investments                                          794                1,534                 1,015               2,987

     Net gain (loss) on investments and written options      346                1,560                   335               1,488
                                                         -------              -------                ------              ------
NET INCREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                             $10,831              $26,046                $3,725              $8,561
                                                         =======             ========                ======              ======


<F1> Results shown are for the eleven month period ended October 31, 2000.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS


STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS)
YEAR ENDED OCTOBER 31, 2000                                                               TAX-           MISSOURI
                                                                           STRA-         EXEMPT            TAX-           NATIONAL
                                                          BOND             TEGIC      INTERMEDIATE        EXEMPT         MUNICIPAL
                                                        IMMDEX/TM         INCOME          BOND              BOND            BOND
                                                          FUND           FUND<F1>         FUND           FUND<F1>         FUND<F1>
                                                        ---------        --------     ------------      ---------        ---------

INVESTMENT INCOME:
    Interest income                                      $37,244           $ 6,849       $4,484         $7,017           $13,204
    Dividend income                                            -             5,057            -              -                 -
    Income from securities lending                             -                 -            -              -                 -
                                                         -------           -------       ------         ------           -------
                                                          37,244            11,906        4,484          7,017            13,204
                                                         -------           -------       ------         ------           -------
EXPENSES:
    Investment advisory fees                               1,593             1,240          450            578             1,365
    Administration fees                                      565               144           96            257               496
    Service organization fees - Series A                     217                 -           40              -                 -
    Service organization fees - Series B                       6                 -            -              -                 -
    Service organization fees - Fund level                     -               326            -              -                 -
    Fund accounting fees                                     147                46           60             11                10
    Transfer agent fees and expenses                          85                43           41             37                96
    Professional fees                                         46                17           42              9                17
    Custody fees                                              69                33           19             65               124
    Federal and state registration fees                       31                18           37              8                16
    Reports to shareholders                                   38                23           11             22                49
    Directors' fees and expenses                               9                 6            7              3                 6
    12b-1 fees - Series A                                      -                 -            -             37                 3
    12b-1 fees - Series B                                     18                 -            1             29                 6
    Administrative service fees - Series Y                     -                 -            -              -                 -
    Administrative service fees - Series Institutional         -                 -            -            321               738
    Amortization of organization costs                         -                16            -              -                 7
                                                         -------           -------       ------         ------           -------
    Other                                                     11                 4            4             10                28
                                                         -------           -------       ------         ------           -------
    Total expenses before waiver                           2,835             1,916          808          1,387             2,961
       Less: Waiver of investment advisory fees             (14)                 -        (164)              -                 -

       Waiver of administration fees                           -                 -            -          (129)             (248)
       Waiver of custody fees                                  -                 -            -           (13)              (25)
       Waiver of administrative service fees -
       Series Institutional                                    -                 -            -          (321)             (738)

Waiver of service organization fees - Fund level               -             (133)            -              -                 -
                                                         -------           -------       ------         ------           -------
                                                            (14)             (133)        (164)         (463)            (1,011)
                                                         -------           -------       ------         ------           -------
         Net expenses                                      2,821             1,783          644            924             1,950
                                                         -------           -------       ------         ------           -------
NET INVESTMENT INCOME                                     34,423            10,123        3,840          6,093            11,254
                                                         -------           -------       ------         ------           -------
REALIZED AND UNREALIZED Gain (LOSS):
    Net realized gain (loss) on:
       Investments                                         2,419           (8,509)        (209)             56           (1,499)
       Written options                                         -               780            -              -                 -
    Net change in unrealized appreciation (depreciation)
    on investments                                           148             6,766          839          2,814             9,127
                                                         -------           -------       ------         ------           -------
       Net gain (loss) on investments and written options  2,567             (963)          630          2,870             7,628
                                                         -------           -------       ------         ------           -------
NET INCREASEIN NET ASSETS
    RESULTING FROM OPERATIONS                            $36,990           $ 9,160       $4,470         $8,963           $18,882
                                                         =======           =======       ======         ======           =======


<F1> Results shown are for the eleven month period ended October 31, 2000.


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
INSTITUTIONAL
BOND FUNDS

PER SHARE DATA

                                                                                   Income from Investment Operations
                                                                                   ---------------------------------
                                                    Net                                 Net Realized and
                                               Asset Value,                Net          Unrealized Gains         Total from
                                                 Beginning             Investment        or (Losses) on          Investment
                                                 of Period               Income            Securities            Operations
---------------------------------------------------------------------------------------------------------------------------
 SHORT-TERM BOND
Year Ended October 31, 1996                       $10.28                     $0.61<F6>         $(0.03)                $0.58
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        10.25                      0.62               0.02                  0.64
----------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        10.27                      0.61               0.07                  0.68
----------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        10.34                      0.56              (0.22)                 0.34
----------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        10.12                      0.59               0.03                  0.62
----------------------------------------------------------------------------------------------------------------------------
 INTERMEDIATE BOND                                 10.21                      0.59<F6>           (0.02)                0.57
----------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        10.19                      0.60               0.12                  0.72
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        10.31                      0.59               0.19                  0.78
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        10.50                      0.59              (0.39)                 0.20
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        10.10                      0.63               0.02                  0.65
---------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT SECURITIES
---------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                       10.85                      0.66              (0.15)                 0.51
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.67                      0.61              (0.05)                 0.56
---------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.62                      0.60               0.12                  0.72
---------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       10.74                      0.58              (0.41)                 0.17
---------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F11>                 10.34                      0.55               0.08                  0.63
---------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
---------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                       10.53                      0.67              (0.19)                 0.48
---------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.34                      0.59               0.03                  0.62
---------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.37                      0.60               0.37                  0.97
---------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       10.74                      0.60              (0.69)                (0.09)
---------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F11>                  9.86                      0.55               0.12                  0.67
---------------------------------------------------------------------------------------------------------------------------
 BOND IMMDEX/TM
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996                        27.82                      1.70<F6>          (0.27)                 1.43
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        27.55                      1.75               0.61                  2.36
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        28.16                      1.72               0.85                  2.57
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        29.02                      1.70              (1.65)                 0.05
---------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        27.37                      1.94               0.13                  2.07
---------------------------------------------------------------------------------------------------------------------------


FINANCIAL HIGHLIGHTS
INSTITUTIONAL
BOND FUNDS

PER SHARE DATA

                                            Less Distributions                               Supplemental Data and Ratios
                                 ------------------------------------           -------------------------------------------------
                                                                                                                Ratio
                                                                 Net                            Ratio of       of Net
                                   Dividends  Distri-            Asset                Net          Net       Investment
                                   from Net   butions          Value,                Assets,    Expenses       Income
                                  Investment   from    Total     End                 End of    to Average        to       Portfolio
                                    Income    Capital  Distri-   of       Total      Period        Net         Average    Turnover
                                               Gains   butions Period    Return      (000s)      Assets      Net Assets   Rate<F7>
-----------------------------------------------------------------------------------------------------------------------------------
 SHORT-TERM BOND
Year Ended October 31, 1996        $(0.61)     $ -   $(0.61)   $10.25      5.80%    $147,466      0.50%<F1>      5.92%       59.62%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997         (0.62)       -    (0.62)    10.27      6.47%     136,084      0.50%<F1>      6.04%       77.12%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998         (0.61)       -    (0.61)    10.34      6.84%     120,693      0.50%<F1>      5.92%       78.20%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999         (0.56)       -    (0.56)    10.12      3.42%     130,611      0.56%<F1>      5.52%       52.28%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000         (0.59)       -    (0.59)    10.15      6.32%     132,406      0.57%<F1>      5.80%       31.87%
-----------------------------------------------------------------------------------------------------------------------------------
 INTERMEDIATE BOND
Year Ended October 31, 1996         (0.59)       -    (0.59)    10.19      5.77%     173,468      0.50%<F2>      5.84%       59.29%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997         (0.60)       -    (0.60)    10.31      7.36%     254,521      0.50%<F2>      5.96%       40.61%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998         (0.59)       -    (0.59)    10.50      7.83%     291,289      0.50%<F2>      5.75%       27.29%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999         (0.59)  (0.01)    (0.60)    10.10      1.91%     284,047      0.56%<F2>      5.71%       64.07%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000         (0.63)       -    (0.63)    10.12      6.67%     408,708      0.57%<F2>      6.33%       17.91%
-----------------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT
  SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996        (0.66)  (0.03)    (0.69)    10.67      4.88%      60,079      0.67%<F3>      6.10%       53.76%
                                              <F9>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997        (0.61)       -    (0.61)    10.62      5.51%      72,753      0.67%<F3>      5.84%      100.33%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998        (0.60)       -    (0.60)    10.74      6.98%      93,683      0.67%<F3>      5.64%       54.57%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999        (0.57)       -    (0.57)    10.34      1.67%      72,483      0.68%<F3>      5.45%       26.17%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 200011     (0.53)       -    (0.53)    10.44      6.34%      53,896          0.74%      5.66%       22.73%
                                                                            <F8>       <F12>      <F3><F12>                    <F8>
-----------------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
Year Ended November 30, 1996        (0.67)       -    (0.67)    10.34      4.82%     141,440     0.65% <F4>      6.36%      149.20%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997        (0.59)       -    (0.59)    10.37      6.32%     172,637      0.65%<F4>      5.85%      140.72%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998        (0.60)       -    (0.60)    10.74      9.63%     178,868      0.66%<F4>      5.71%       91.14%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999        (0.59)  (0.20)    (0.79)     9.86    (0.83)%     126,472      0.67%<F4>      5.84%       38.29%
                                             <F10>
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000       (0.55)       -    (0.55)     9.98      6.98%     107,505          0.70%      6.06%       24.93%
<F11>                                                                       <F8>                  <F4><F12>      <F12>         <F8>
-----------------------------------------------------------------------------------------------------------------------------------
 BOND IMMDEX/TM
Year Ended October 31, 1996         (1.70)       -    (1.70)    27.55      5.35%     370,556         0.43%<F5>   6.23%       33.38%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997         (1.75)       -    (1.75)    28.16      8.90%     408,018         0.42%<F5>   6.33%       35.12%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998         (1.71)       -    (1.71)    29.02      9.41%     471,425         0.42%<F5>   6.02%       20.07%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999         (1.70)       -    (1.70)    27.37      0.20%     421,897         0.47%<F5>   6.05%       57.04%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000         (1.93)       -    (1.93)    27.51      7.29%     477,455         0.49%<F5>   6.55%       25.34%
-----------------------------------------------------------------------------------------------------------------------------------


<F1>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.87%, 0.84%, 0.86%, 0.86%, 0.87%, respectively.

<F2>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.70%, 0.70%, 0.71%, 0.73%, 0.74%, respectively.

<F3>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.15%, 1.09%, 1.07%, 1.07%, 0.77%, respectively.

<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.11%, 1.08%, 1.06%, 1.05%,
      0.75%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.49%, 0.48%, 0.49%, 0.49%, 0.50%, respectively.

<F6>  Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

<F7>  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F8>  Not annualized.

<F9>  Includes distributions in excess of net realized gains of $0.03 per share.

<F10> Includes distributions in excess of net realized gains of $0.07 per share.

<F11> Effective in 2000, the Fund's fiscal year end was changed to October
      31 from November 30.

<F12> Annualized.


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS


FINANCIAL HIGHLIGHTS
INSTITUTIONAL
BOND FUNDS

PER SHARE DATA



                                                                                Income from Investment Operations
                                                                          ------------------------------------------
                                                    Net                                 Net Realized and
                                               Asset Value,                Net          Unrealized Gains         Total from
                                                 Beginning             Investment        or (Losses) on          Investment
                                                 of Period               Income2           Securities            Operations

-----------------------------------------------------------------------------------------------------------------------------------
 TAX-EXEMPT INTERMEDIATE BOND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996                       $10.24                 $0.43<F6>          $(0.03)                $0.40
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        10.21                  0.44                0.15                  0.59
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        10.36                  0.44                0.16                  0.60
---------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        10.52                  0.44               (0.40)                 0.04
---------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        10.12                  0.43                0.06                  0.49
---------------------------------------------------------------------------------------------------------------------------------
 MISSOURI TAX-EXEMPT BOND
---------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                       11.74                  0.57               (0.05)                 0.52
---------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       11.69                  0.56                0.18                  0.74
---------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       11.87                  0.55                0.21                  0.76
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       12.08                  0.53               (0.74)                (0.21)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>                 11.32                  0.50                0.23                  0.73
-----------------------------------------------------------------------------------------------------------------------------------
 NATIONAL MUNICIPAL BOND
-----------------------------------------------------------------------------------------------------------------------------------
November 18, 19961 to November 30, 1996            10.00                  0.02                0.05                  0.07
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.05                  0.54                0.23                  0.77
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.28                  0.46                0.30                  0.76
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       10.23                  0.43               (0.72)                (0.29)
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>                  9.41                  0.39                0.31                  0.70
-----------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond Fund
      and National Municipal Bond Fund, substantially all investment income is exempt from federal income tax.

<F3>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.85%, 0.82%, 0.81%, 0.88%, 0.97%, respectively.

<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.08%, 1.07%, 1.06%, 1.06%,
      0.75%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998, 1997 and the period ended November 30, 1996 would have been 1.19%, 1.16%, 1.16%, 1.17%, 0.82%, respectively.

<F6>  Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

<F7>  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F8>  Not annualized.

<F9>  Annualized.

<F10> Includes distributions in excess of net investment income and net realized gains of $0.01 and $0.01 per share, respectively.

<F11> Includes distributions in excess of net investment income of $0.02 per share.

<F12> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.


                        See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
INSTITUTIONAL
BOND FUNDS

PER SHARE DATA


                                                  Less Distributions                              Supplemental Data and Ratios
                                         -------------------------------------                 ---------------------------------
                                                                                                                Ratio of Net
                                                                                                         Ratio    Invest-
                                           Divi-                                               Net      of Net     ment
                                           dends       Distri-               Net              Assets,   Expenses   Income
                                            Net        butions              Asset               End        to        to
                                          Invest-       from       Total   Value,               of       Average   Average Portfolio
                                           ment        Capital    Distri-    End    Total    Period       Net       Net    Turnover
                                          Income        Gains     butions of Period Return   (000s)     Assets    Assets   Rate<F7>
------------------------------------------------------------------------------------------------------------------------------------
 TAX-EXEMPT INTERMEDIATE
       BOND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996                $(0.43)    $    -   $(0.43)    $10.21     4.02%   $36,652      0.50%     4.24%    30.46%
                                                                                                           <F3>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                 (0.44)         -    (0.44)     10.36     5.96%    52,208      0.50%     4.36%    11.22%
                                                                                                           <F3>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                 (0.44)         -    (0.44)     10.52     5.88%    66,427      0.50%     4.25%    14.38%
                                                                                                           <F3>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                 (0.43)    (0.01)    (0.44)     10.12     0.39%    65,034      0.64%     4.16%    21.77%
                                                                                                           <F3>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                 (0.43)    (0.03)    (0.46)     10.15     5.05%    99,348      0.67%     4.32%    17.92%
                                                                                                           <F3>
------------------------------------------------------------------------------------------------------------------------------------
 MISSOURI TAX-EXEMPT BOND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                (0.57)         -    (0.57)     11.69     4.62%    55,905      0.65%     4.95%     3.66%
                                                                                                           <F4>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                (0.56)         -    (0.56)     11.87     6.48%    75,431      0.66%     4.76%     3.50%
                                                                                                           <F4>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                 0.55)         -    (0.55)     12.08     6.52%    94,402      0.66%     4.57%     6.14%
                                                                                                           <F4>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                 0.53)    (0.02)    (0.55)     11.32   (1.81)%   111,842      0.66%     4.51%     0.76%
                                                                                                           <F4>
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>          (0.50)         -    (0.50)     11.55     6.60%   126,896      0.67%     4.79%     2.61%
                                                                                      <F8>             <F4><F9>      <F9>      <F8>
------------------------------------------------------------------------------------------------------------------------------------
 NATIONAL MUNICIPAL BOND
------------------------------------------------------------------------------------------------------------------------------------
November 18, 19961 to
       November 30, 1996                    (0.02)         -    (0.02)     10.05    0.74%8   310,413      0.12%     5.77%         -
                                                                                      <F8>             <F5><F9>      <F9>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                (0.54)         -    (0.54)     10.28     7.97%   366,889      0.14%     5.38%    83.94%
                                                                                                           <F5>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                (0.46)    (0.35)    (0.81)     10.23     7.76%   384,518      0.56%     4.52%    18.30%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                (0.43)    (0.10)    (0.53)      9.41   (2.97)%   326,840      0.76%     4.33%         -
                                             <F10>     <F10>                                               <F5>
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F12>          (0.40)         -    (0.40)      9.71    7.63%    253,803      0.78%     4.54%     3.69%
                                             <F11>                                    <F8>             <F5><F9>      <F9>      <F8>
------------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond
      Fund and National Municipal Bond Fund, substantially all investment income is exempt from federal income tax.

<F3>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.85%, 0.82%, 0.81%, 0.88%, 0.97%, respectively.

<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.08%, 1.07%, 1.06%, 1.06%,
      0.75%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998, 1997 and the period ended November 30, 1996 would have been 1.19%, 1.16%, 1.16%, 1.17%, 0.82%, respectively.

<F6>  Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

<F7>  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F8>  Not annualized.

<F9>  Annualized.

<F10> Includes distributions in excess of net investment income and net realized gains of $0.01 and $0.01 per share, respectively.

<F11> Includes distributions in excess of net investment income of $0.02 per share.

<F12> Effective in 2000, the Fund's fiscal year end was changed to October
      31 from November 30.

(LOGO) FIRSTAR FUNDS



FINANCIAL HIGHLIGHTS
RETAIL A SHARE
BOND FUNDS

PER SHARE DATA


                                                                               Income from Investment Operations
                                                                         -----------------------------------------------
                                                Asset Value,                Net          Unrealized Gains         Total from
                                                 Beginning             Investment        or (Losses) on          Investment
                                                 of Period               Income            Securities            Operations
------------------------------------------------------------------------------------------------------------------------------------
 SHORT-TERM BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996                       $10.28                     $0.58<F7>         $(0.03)                $0.55
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        10.25                     0.60                0.02                  0.62
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        10.27                     0.58                0.07                  0.65
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        10.34                     0.54               (0.22)                 0.32
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        10.12                     0.57                0.03                  0.60
------------------------------------------------------------------------------------------------------------------------------------
 INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996                        10.21                      0.56<F7>          (0.02)                 0.54
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        10.19                     0.58                0.12                  0.70
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        10.31                     0.57                0.19                  0.76
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        10.50                     0.56               (0.39)                 0.17
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        10.10                     0.61                0.02                  0.63
------------------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                       10.85                  0.62                  (0.15)                 0.47
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.67                  0.60                  (0.07)                 0.53
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.62                  0.57                   0.12                  0.69
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       10.74                  0.54                  (0.40)                 0.14
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F13>                 10.34                  0.53                   0.08                  0.61
------------------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                       10.53                  0.64                  (0.19)                 0.45
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.34                  0.56                   0.01                  0.57
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.35                  0.57                   0.37                  0.94
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       10.72                  0.57                  (0.69)                (0.12)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F13>                  9.84                  0.52                   0.12                  0.64
------------------------------------------------------------------------------------------------------------------------------------
 BOND IMMDEX/TM
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996                        27.82                  1.617                 (0.26)                 1.35
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        27.54                  1.66                   0.64<F12>              2.30
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        28.16                  1.64                   0.85                  2.49
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        29.01                  1.64<F12>              (1.66)                (0.02)
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        27.36                  1.71<F12>              0.13                  1.84
------------------------------------------------------------------------------------------------------------------------------------

<F1>  The total return calculation does not reflect the maximum sales charge of 4.00%.

<F2>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.12%, 1.09%, 1.11%, 1.11%, 1.12%, respectively.

<F3>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.95%, 0.95%, 0.96%, 0.98%, 0.99%, respectively.

<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November
      30, 1999, 1998, 1997, 1996 would have been 1.15%, 1.09%, 1.07%, 1.07%,
      1.07%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November
      30, 1999, 1998, 1997, 1996 would have been 1.11%, 1.08%, 1.06%, 1.05%,
      1.05%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.74%, 0.74%, 0.74%, 0.74%, 0.75%, respectively.

<F7>  Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

<F8>  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F9>  Not annualized.

<F10> Includes distributions in excess of net realized gains of $0.03 per share.

<F11> Includes distributions in excess of net realized gains of $0.07 per share.

<F12> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F13> Effective in 2000, the Fund's fiscal year end was changed to October
      31 from November 30.

<F14> Annualized.


                     See notes to the financial statements.

FINANCIAL HIGHLIGHTS
RETAIL A SHARE
BOND FUNDS

PER SHARE DATA



                                              Less Distributions                              Supplemental Data and Ratios
                                       ----------------------------------           -----------------------------------------------
                                                                                                             Ratio of
                                                                                                 Ratio         Invest-
                                       Divi-                                           Net       of Net          ment
                                       dends    Distri              Net              Assets,    Expenses        Income
                                        Net     butions            Asset               End         to             to       Portfolio
                                      Invest-    from     Total   Value,    Total      of        Average        Average    Turnover
                                       ment     Capital  Distri-    End     Return   Period        Net            Net        Rate
                                      Income     Gains   butions of Period  <F1>     (000s)      Assets         Assets       <F8>
------------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM BOND
------------------------------------------------------------------------------------------------------------------------------------
ear Ended October 31, 1996          $(0.58)      $ -  $(0.58)    $10.25     5.54%    $58,843       0.75%<F2>    5.67%       59.62%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997           (0.60)        -   (0.60)     10.27     6.21%     65,567       0.75%<F2>    5.79%       77.12%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998           (0.58)        -   (0.58)     10.34     6.58%     75,410       0.75%<F2>    5.67%       78.20%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999           (0.54)        -   (0.54)     10.12     3.16%     65,490       0.81%<F2>    5.27%       52.28%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           (0.57)        -   (0.57)     10.15     6.05%     49,911       0.82%<F2>    5.55%       31.87%
------------------------------------------------------------------------------------------------------------------------------------
 INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996           (0.56)        -   (0.56)     10.19     5.51%     17,392       0.75%<F3>    5.59%       59.29%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997           (0.58)        -   (0.58)     10.31     7.09%     20,691       0.75%<F3>    5.71%       40.61%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998           (0.57)        -   (0.57)     10.50     7.57%     29,550       0.75%<F3>    5.50%       27.29%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999           (0.56)   (0.01)   (0.57)     10.10     1.66%     33,779       0.81%<F3>    5.47%       64.07%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           (0.61)        -   (0.61)     10.12     6.41%     27,431       0.82%<F3>    6.08%       17.91%
------------------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996          (0.62)   (0.03)   (0.65)     10.67     4.57%      7,153       0.97%<F4>    5.82%       53.76%
                                                <F10>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997          (0.58)        -   (0.58)     10.62     5.20%      5,181       0.97%<F4>    5.56%      100.33%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          (0.57)        -   (0.57)     10.74     6.66%      4,664       0.97%<F4>    5.35%       54.57%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          (0.54)        -   (0.54)     10.34     1.37%      4,620       0.98%<F4>    5.15%       26.17%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F13>    (0.51)        -   (0.51)     10.44 6.05%<F9>      3,644  1.04%<F4><F14>  5.36%<F14> 22.73%<F8>
------------------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996          (0.64)        -   (0.64)     10.34     4.51%      4,915       0.95%<F5>    6.06%      149.20%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997          (0.56)        -   (0.56)     10.35     5.78%      4,774       0.95%<F5>    5.46%      140.72%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          (0.57)        -   (0.57)     10.72     9.31%      4,927       0.96%<F5>    5.41%       91.14%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          (0.56)(0.20)<F11> (0.76)      9.84   (1.13)%      3,878       0.97%<F5>    5.54%       38.29%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F13>    (0.52)        -   (0.52)      9.96    6.70%<F9>   2,968       1.00%    5.76%<F14>   24.93%<F8>
                                                                                                   <F5><F14>
------------------------------------------------------------------------------------------------------------------------------------
 BOND IMMDEX/TM
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996           (1.63)        -   (1.63)     27.54     5.06%     42,671      0.68%<F6>     5.98%       33.38%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997           (1.68)        -   (1.68)     28.16     8.68%     64,144       0.67%<F6>    6.08%       35.12%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998           (1.64)        -   (1.64)     29.01     9.11%     95,301       0.67%<F6>    5.77%       20.07%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999           (1.63)        -   (1.63)     27.36   (0.05)%     95,635       0.72%<F6>    5.80%       57.04%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           (1.71)        -   (1.71)     27.49     6.99%     82,131       0.74%<F6>     6.30%       25.34%
------------------------------------------------------------------------------------------------------------------------------------


<F1>  The total return calculation does not reflect the maximum sales charge of 4.00%.

<F2>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.12%, 1.09%, 1.11%, 1.11%, 1.12%, respectively.

<F3>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.95%, 0.95%, 0.96%, 0.98%, 0.99%, respectively.

<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.15%, 1.09%, 1.07%, 1.07%,
      1.07%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.11%, 1.08%, 1.06%, 1.05%,
      1.05%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.74%, 0.74%, 0.74%, 0.74%, 0.75%, respectively.

<F7>  Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

<F8>  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F9>  Not annualized.

<F10> Includes distributions in excess of net realized gains of $0.03 per share.

<F11> Includes distributions in excess of net realized gains of $0.07 per share.

<F12> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F13> Effective in 2000, the Fund's fiscal year end was changed to October
      31 from November 30.

<F14> Annualized.

                     See notes to the financial statements.

(logo) firstar funds





FINANCIAL HIGHLIGHTS
RETAIL A SHARE
BOND FUNDS

PER SHARE DATA

                                                                      Income from Investment Operations
                                                                --------------------------------------------
                                                    Net                                 Net Realized and
                                               Asset Value,                Net          Unrealized Gains         Total from
                                                 Beginning             Investment        or (Losses) on          Investment
                                                 of Period               Income<F2>        Securities            Operations
------------------------------------------------------------------------------------------------------------------------------------
 STRATEGIC INCOME
------------------------------------------------------------------------------------------------------------------------------------
March 31, 2000<F1> through October 31, 2000<F15>    8.32                 $0.36                 $ 0.16                 $0.52
------------------------------------------------------------------------------------------------------------------------------------
 TAX-EXEMPT INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996                        10.23                  0.40<F8>              (0.01)                 0.39
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997                        10.21                  0.42                   0.14                  0.56
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998                        10.35                  0.41                   0.17                  0.58
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999                        10.52                  0.42                  (0.40)                 0.02
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        10.12                  0.42                   0.06                  0.48
------------------------------------------------------------------------------------------------------------------------------------
 MISSOURI TAX-EXEMPT BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                       11.74                  0.55                  (0.05)                 0.50
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       11.69                  0.53                   0.18                  0.71
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       11.87                  0.52                   0.21                  0.73
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       12.08                  0.50                  (0.74)                (0.24)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>                 11.31                  0.48                   0.23                  0.71
------------------------------------------------------------------------------------------------------------------------------------
 NATIONAL MUNICIPAL BOND
------------------------------------------------------------------------------------------------------------------------------------
November 18, 19961 through
   November 30, 1996                               10.00                  0.02                   0.05                  0.07
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.05                  0.52                   0.22                  0.74
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.27                  0.44                   0.30                  0.74
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       10.22                  0.41                  (0.69)                (0.28)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F15>                  9.43                  0.37                   0.31                  0.68
------------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond Fund
      and National Municipal Bond Fund, substantially all investment income is exempt from federal income tax.

<F3>  The total return calculation does not reflect the maximum sales charge of
      4.00%.

<F4>  Without fees waived, the ratio of net expenses to average net assets for the period ended October 31, 2000 would have been 1.48%.

<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.10%, 1.07%, 1.06%, 1.13%, 1.22%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 0.98%, 1.07%, 1.06%, 1.06%, 1.05%, respectively.

<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998, 1997 and the period ended November 30, 1996 would have been 1.09%, 1.16%, 1.16%, 1.17%, 1.07%, respectively.

<F8>  Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

<F9>  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F10> Not annualized.

<F11> Annualized.

<F12> Includes distributions in excess of net income and net realized gains of
      $0.01 and $0.01 per share, respectively.

<F13> Includes distributions in excess of net investment income of $0.02 per share.

<F14> Incurred class specific gains. The total return excluding this would have been (3.14)%.

<F15> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.

                     See notes to the financial statements.



                                      Less Distributions                                       Supplemental Data and Ratios
                               ------------------------------                       -----------------------------------------------

                                                                                                            Ratio of Net
                                                                                                   Ratio        Invest-
                                       Divi-                                           Net        of Net         ment
                                       dends   Distri             Net                Assets,     Expenses       Income
                                        Net    butions           Asset                 End          to            to       Portfolio
                                      Invest-   from     Total  Value,     Total       of         Average       Average    Turnover
                                       ment    Capital  Distri-   End      Return    Period         Net           Net        Rate
                                      Income    Gains   butions of Period   <F3>      (000s)       Assets        Assets       <F9>
------------------------------------------------------------------------------------------------------------------------------------
 STRATEGIC INCOME
------------------------------------------------------------------------------------------------------------------------------------
March 31, 20001 through
------------------------------------------------------------------------------------------------------------------------------------
      October 31, 2000<F15>         $(0.38)    $    -  $(0.38)   $ 8.46      6.38%      $  25         1.39%        7.58%     63.29%
                                                                             <F10>                <F4><F11>        <F11>
------------------------------------------------------------------------------------------------------------------------------------
 TAX-EXEMPT INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996          (0.41)         -   (0.41)    10.21      3.87%     10,690     0.75%<F5>        3.99%     30.46%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997          (0.42)         -   (0.42)    10.35      5.60%     19,199     0.75%<F5>        4.11%     11.22%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998          (0.41)         -   (0.41)    10.52      5.73%     32,466     0.75%<F5>        4.00%     14.38%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999          (0.41)    (0.01)   (0.42)    10.12      0.14%     20,016     0.89%<F5>        3.91%     21.77%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000          (0.41)    (0.04)   (0.45)    10.15      4.79%     15,295     0.92%<F5>        4.07%     17.82%
------------------------------------------------------------------------------------------------------------------------------------
 MISSOURI TAX-EXEMPT BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996          0.55)         -   (0.55)    11.69      4.41%     25,144    0.85% <F6>        4.75%      3.66%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997         (0.53)         -   (0.53)    11.87      6.27%     23,722     0.86%<F6>        4.57%      3.50%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998         (0.52)         -   (0.52)    12.08      6.31%     23,611     0.86%<F6>        4.38%      6.14%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999         (0.51)    (0.02)   (0.53)    11.31    (2.09)%     21,242     0.86%<F6>        4.30%      0.76%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000        (0.48)         -   (0.48)    11.54      6.41%     19,876         0.87%        4.59%      2.61%
<F15>                                                                        <F10>                <F6><F11>        <F11>      <F10>
------------------------------------------------------------------------------------------------------------------------------------
 NATIONAL MUNICIPAL BOND
------------------------------------------------------------------------------------------------------------------------------------
November 18, 19961 through
    November 30, 1996                (0.02)         -   (0.02)    10.05    0.73%10          1         0.37%        9.08%          -
                                                                             <F10>                <F7><F11>        <F11>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997         (0.52)         -   (0.52)    10.27      7.61%        717     0.35%<F7>        4.71%     83.94%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998         (0.44)    (0.35)   (0.79)    10.22      7.56%      1,162     0.85%<F7>        4.18%     18.30%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999         (0.41)    (0.10)   (0.51)     9.43    (2.87)%      1,582     0.96%<F7>        4.14%          -
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 200015      (0.38)         -   (0.38)     9.73      7.43%      1,526         0.98%        4.34%      3.69%
                                      <F13>                                  <F10>                <F7><F11>        <F11>      <F10>
------------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond Fund
      and National Municipal Bond Fund, substantially all investment income is exempt from federal income tax.

<F3>  The total return calculation does not reflect the maximum sales charge of
      4.00%.

<F4>  Without fees waived, the ratio of net expenses to average net assets for the period ended October 31, 2000 would have been 1.48%.

<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 1.10%, 1.07%, 1.06%, 1.13%, 1.22%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 0.98%, 1.07%, 1.06%, 1.06%, 1.05%, respectively.

<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000, the fiscal years ended November 30, 1999, 1998, 1997 and the period ended November 30, 1996 would have been 1.09%, 1.16%, 1.16%, 1.17%, 1.07%, respectively.

<F8>  Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

<F9>  Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F10> Not annualized.

<F11> Annualized.

<F12> Includes distributions in excess of net income and net realized gains of
      $0.01 and $0.01 per share, respectively.

<F13> Includes distributions in excess of net investment income of $0.02 per share.

<F14> Incurred class specific gains. The total return excluding this would have been (3.14)%.

<F15> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.

(LOGO) FIRSTAR FUNDS



FINANCIAL HIGHLIGHTS
RETAIL B SHARE
BOND FUNDS

PER SHARE DATA


                                                                             Income from Investment Operations
                                                                       --------------------------------------------
                                                             Net                           Net Realized and
                                                        Asset Value,           Net         Unrealized Gains      Total from
                                                          Beginning        Investment       or (Losses) on       Investment
                                                          of Period          Income           Securities         Operations
------------------------------------------------------------------------------------------------------------------------------------
 SHORT-TERM BOND
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through October 31, 1999                 $10.23             $0.31<F11>         $(0.09)           $0.22
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                                 10.12              0.48                0.03             0.51
------------------------------------------------------------------------------------------------------------------------------------
 INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through October 31, 1999                  10.31              0.31<F11>          (0.21)            0.10
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                                 10.09              0.53<F11>           0.02             0.55
------------------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                                10.84              0.55               (0.15)            0.40
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                                10.66              0.51               (0.05)            0.46
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                                10.61              0.50<F11>           0.13             0.63
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                                10.74              0.47<F11>          (0.38)            0.09
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F2>                           10.36              0.45<F11>           0.08             0.53
------------------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                                10.53              0.57               (0.19)            0.38
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                                10.34              0.49                0.03             0.52
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                                10.37              0.50                0.38             0.88
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                                10.75              0.49               (0.69)           (0.20)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F2>                            9.86              0.45                0.12             0.57
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 BOND IMMDEX/TM
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through October 31, 1999                  28.34              0.92<F11>          (0.91)            0.01
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                                 27.36              1.53                0.13             1.66
------------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  Effective in 2000, the Fund's fiscal year end was changed to October
      31 from November 30.

<F3>  The total return calculation does not reflect the maximum deferred sales charge of 5.00%.

<F4>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.87%, 1.85%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.70%, 1.71%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.85%, 1.79%, 1.77%, 1.77%, 1.76%, respectively.

<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.81%, 1.78%, 1.76%, 1.75%,
      1.75%, respectively.

<F8>  Not annualized.

<F9>  Annualized.

<F10> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F11> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F12> Includes distributions in excess of net realized gains of $0.03 per share.

<F13> Includes distributions in excess of net realized gains of $0.07 per share.

<F14> Without fees waived, ratio of net expenses to average net assets for the fiscal year ended October 31, 2000 would have been 1.49%.


                            See notes to the financial statements.

(LOGO) FIRSTAR FUNDS



FINANCIAL HIGHLIGHTS
RETAIL B SHARE
BOND FUNDS

PER SHARE DATA

                                                                                                             Ratio of Net
                                                                                                   Ratio        Invest-
                                       Divi-                                           Net        of Net         ment
                                       dends   Distri             Net                Assets,     Expenses       Income
                                        Net    butions           Asset                 End          to            to       Portfolio
                                      Invest-   from     Total  Value,     Total       of         Average       Average    Turnover
                                       ment    Capital  Distri-   End      Return    Period         Net           Net        Rate
                                      Income    Gains   butionsof Period   <F3>      (000s)       Assets        Assets       <F10>
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
       October 31, 1999                 $(0.33)    $ -   $(0.33)   $10.12     2.18%    $  517         1.57%     4.58%      52.28%
                                                                               <F8>                <F4><F9>      <F9>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000              (0.49)       -   (0.49)    10.14      5.13%      753        1.57%4     4.80%      31.87%
------------------------------------------------------------------------------------------------------------------------------------
 INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
     October 31, 1999                   (0.32)       -   (0.32)    10.09      1.02%      206         1.57%     4.87%      64.07%
                                                                                <F8>               <F5><F9>      <F9>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000              (0.53)       -   (0.53)    10.11      5.65%      297     1.57%<F5>     5.33%      17.91%
------------------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT
     SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996             (0.55)  (0.03)   (0.58)    10.66      3.85%      359         1.66%     5.06%      53.76%
                                                  <F12>                                                <F6>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997             (0.51)       -   (0.51)    10.61      4.47%      466     1.67%<F6>     4.84%     100.33%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998             (0.50)       -   (0.50)    10.74      6.02%      149     1.67%<F6>     4.67%      54.57%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999             (0.47)       -   (0.47)    10.36      0.86%      282     1.68%<F6>     4.47%      26.17%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F2>        (0.44)       -   (0.44)    10.45      5.27%      139         1.74%     4.66%      22.73%
                                                                                <F8>               <F6><F9>      <F9>
------------------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996             (0.57)       -   (0.57)    10.34      3.79%      511     1.65%<F7>     5.37%     149.20%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997             (0.49)       -   (0.49)    10.37      5.26%      545     1.65%<F7>     4.84%     140.72%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998             (0.50)       -   (0.50)    10.75      8.65%      662     1.66%<F7>     4.70%      91.14%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999             (0.49)  (0.20)   (0.69)     9.86    (1.90)%      712     1.67%<F7>     4.85%      38.29%
                                                  <F13>
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F2>        (0.45)       -   (0.45)     9.98      6.01%      653         1.70%     5.06%      24.93%
                                                                                <F8>               <F7><F9>      <F9>
------------------------------------------------------------------------------------------------------------------------------------
 BOND IMMDEX/TM
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
    October 31, 1999                     (0.99)       -   (0.99)    27.36      0.04%    1,869        1.49%9     5.06%      57.04%
                                                                                <F8>                             <F9>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000              (1.53)       -   (1.53)    27.49      6.22%    2,689         1.49%     5.55%      25.34%
                                                                                                      <F14>
------------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  Effective in 2000, the Fund's fiscal year end was changed to October
      31 from November 30.

<F3>  The total return calculation does not reflect the maximum deferred sales charge of 5.00%.

<F4>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.87%, 1.85%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.70%, 1.71%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.85%, 1.79%, 1.77%, 1.77%, 1.76%, respectively.

<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.81%, 1.78%, 1.76%, 1.75%,
      1.75%, respectively.

<F8>  Not annualized.

<F9>  Annualized.

<F10> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F11> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F12> Includes distributions in excess of net realized gains of $0.03 per share.

<F13> Includes distributions in excess of net realized gains of $0.07 per share.

<F14> Without fees waived, ratio of net expenses to average net assets for the fiscal year ended October 31, 2000 would have been 1.49%.


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS



FINANCIAL HIGHLIGHTS
RETAIL B SHARE
BOND FUNDS

PER SHARE DATA

                                                                            Income from Investment Operations
                                                            --------------------------------------------------------------
                                                    Net                                 Net Realized and
                                               Asset Value,                Net          Unrealized Gains         Total from
                                                 Beginning             Investment        or (Losses) on          Investment
                                                 of Period               Income2           Securities            Operations

------------------------------------------------------------------------------------------------------------------------------------
 STRATEGIC INCOME
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                      $10.53                 $0.73                 $(0.04)                $0.69
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.50                  0.73                   0.18                  0.91
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.67                  0.72                  (0.94)                (0.22)
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                        9.62                  0.64                  (1.10)                (0.46)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F14>                  8.52                  0.60                  (0.04)                 0.56
------------------------------------------------------------------------------------------------------------------------------------
 TAX-EXEMPT INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through October 31, 1999         10.51                  0.22<F11>             (0.38)                (0.16)
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000                        10.12                  0.35                   0.06                  0.41
------------------------------------------------------------------------------------------------------------------------------------
 MISSOURI TAX-EXEMPT BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                       11.74                  0.45                  (0.06)                 0.39
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       11.68                  0.44                   0.18                  0.62
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       11.86                  0.43                   0.21                  0.64
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       12.07                  0.41                  (0.73)                (0.32)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F14>                 11.31                  0.39                   0.23                  0.62
------------------------------------------------------------------------------------------------------------------------------------
 NATIONAL MUNICIPAL BOND
------------------------------------------------------------------------------------------------------------------------------------
November 18, 19961 through
     November 30, 1996                             10.00                  0.02                   0.05                  0.07
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                       10.05                  0.44                   0.24                  0.68
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                       10.29                  0.36                   0.30                  0.66
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                       10.24                  0.33                  (0.72)                (0.39)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F14>                  9.41                  0.31                   0.31                  0.62
------------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond Fund
      and National Municipal Bond Fund, substantially all investment income is exempt from federal income tax.

<F3>  The total return calculation does not reflect the maximum deferred sales charge of 5.00%.

<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.47%, 1.44%, 1.46%, 1.46%,
      1.56%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.85%, 1.85%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.78%, 1.77%, 1.76%, 1.76%,
      1.75%, respectively.

<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997 and the period ended November 30, 1996 would have been 1.89%, 1.86%, 1.86%, 1.89%, 1.80%, respectively.

<F8>  Not annualized.

<F9>  Annualized.

<F10> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F11> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F12> Includes distributions in excess of net investment income of $0.04 per share.

<F13> Includes distributions in excess of net investment income and net realized gains of $0.01 and $0.01 per share, respectively.

<F14> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.


                        See notes to the financial statements.

(LOGO) FIRSTAR FUNDS



FINANCIAL HIGHLIGHTS
RETAIL B SHARE
BOND FUNDS

PER SHARE DATA


                                          Less Distributions                                    Supplemental Data and Ratios
                                  ----------------------------------                 -----------------------------------------------
                                                                                                             Ratio of Net
                                                                                                   Ratio        Invest-
                                       Divi-                                           Net        of Net         ment
                                       dends   Distri             Net                Assets,     Expenses       Income
                                        Net    butions           Asset                 End          to            to       Portfolio
                                      Invest-   from     Total  Value,     Total       of         Average       Average    Turnover
                                       ment    Capital  Distri-   End      Return    Period         Net           Net        Rate
                                      Income    Gains   butionsof Period   <F3>      (000s)       Assets        Assets       <F10>
------------------------------------------------------------------------------------------------------------------------------------
 STRATEGIC INCOME
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996         $(0.72)      $ -   (0.72)   $10.50       6.99%   $110,775     1.36%<F4>     7.26%     201.00%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997          (0.74)        -   (0.74)    10.67       9.02%    179,413     1.26%<F4>     7.13%     142.00%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          (0.73)   (0.10)   (0.83)     9.62     (2.16)%    202,354     1.26%<F4>     7.19%     146.00%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          (0.64)        -   (0.64)     8.52     (4.99)%    160,605     1.28%<F4>     6.95%      73.00%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F14>    (0.62)        -   (0.62)     8.46       6.85%    129,461         1.37%     7.76%      63.29%
                                       <F12>                                   <F8>                 <F4><F9>      <F9>        <F8>
------------------------------------------------------------------------------------------------------------------------------------
 TAX-EXEMPT INTERMEDIATE BOND
------------------------------------------------------------------------------------------------------------------------------------
March 1, 1999<F1> through
         October 31, 1999             (0.23)        -   (0.23)    10.12     (1.55)%         74         1.67%     3.25%      21.77%
                                                                               <F8>                 <F5><F9>      <F9>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           (0.34)   (0.03)   (0.37)    10.16       3.87%        208        1.67%5     3.32%      17.92%
------------------------------------------------------------------------------------------------------------------------------------
 MISSOURI TAX-EXEMPT BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996          (0.45)        -   (0.45)    11.68       3.48%        675     1.65%<F6>     3.96%       3.66%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997          (0.44)        -   (0.44)    11.86       5.43%      1,398    1.66% <F6>     3.76%       3.50%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          (0.43)        -   (0.43)    12.07       5.47%      2,496     1.66%<F6>     3.57%       6.14%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          (0.42)   (0.02)   (0.44)    11.31     (2.79)%      3,519     1.66%<F6>     3.51%       0.76%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000         (0.39)        -   (0.39)    11.54       5.64%      2,688         1.67%     3.79%       2.61%
<F14>                                                                          <F8>                 <F6><F9>      <F8>
------------------------------------------------------------------------------------------------------------------------------------
 NATIONAL MUNICIPAL BOND
------------------------------------------------------------------------------------------------------------------------------------
November 18, 1996<F1> through
        November 30, 1996             (0.02)        -   (0.02)    10.05       0.70%          1         1.10%     8.35%           -
                                                                               <F8>                 <F7><F9>      <F9>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997          (0.44)        -   (0.44)    10.29       7.01%        408        1.17%7     4.08%      83.94%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          (0.36)   (0.35)   (0.71)    10.24       6.69%        503        1.56%7     3.51%      18.30%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999        (0.34)13 (0.10)13   (0.44)     9.41     (4.03)%        747        1.76%7     3.34%           -
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F14>    (0.31)        -   (0.31)     9.72       6.77%        654         1.78%     3.54%       3.69%
                                        <F8>                                   <F8>                           <F7><F9>        <F9>
------------------------------------------------------------------------------------------------------------------------------------


<F1>  Commencement of operations.

<F2>  For the Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond Fund
      and National Municipal Bond Fund, substantially all investment income is exempt from federal income tax.

<F3>  The total return calculation does not reflect the maximum deferred sales charge of 5.00%.

<F4>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.47%, 1.44%, 1.46%, 1.46%,
      1.56%, respectively.

<F5>  Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the period ended October 31, 1999 would have been 1.85%, 1.85%, respectively.

<F6>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.78%, 1.77%, 1.76%, 1.76%,
      1.75%, respectively.

<F7>  Without fees waived, ratios of net expenses to average net assets for the period ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997 and the period ended November 30, 1996 would have been 1.89%, 1.86%, 1.86%, 1.89%, 1.80%, respectively.

<F8>  Not annualized.

<F9>  Annualized.

<F10> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F11> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F12> Includes distributions in excess of net investment income of $0.04 per share.

<F13> Includes distributions in excess of net investment income and net realized gains of $0.01 and $0.01 per share, respectively.

<F14> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.


                          See notes to the financial statements.

(LOGO) FIRSTAR FUNDS



FINANCIAL HIGHLIGHTS
CLASS Y SHARE
BOND FUNDS

PER SHARE DATA

                                                                              Income from Investment Operations
                                                                              ---------------------------------

                                                             Net                           Net Realized and
                                                        Asset Value,           Net         Unrealized Gains      Total from
                                                          Beginning        Investment       or (Losses) on       Investment
                                                          of Period          Income           Securities         Operations
------------------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                               $10.82              $0.62           $(0.15)             $0.47
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                                10.64               0.56            (0.04)              0.52
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                                10.58               0.57             0.12               0.69
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                                10.70               0.53            (0.38)              0.15
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 20001                              10.31               0.53             0.07               0.60
------------------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996                                10.53               0.64            (0.19)              0.45
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997                                10.34               0.56             0.03               0.59
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998                                10.37               0.57             0.37               0.94
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999                                10.74               0.567           (0.68)             (0.12)
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 20001                               9.86               0.527            0.12               0.64
------------------------------------------------------------------------------------------------------------------------------------



<F1> Effective in 2000, the Fund's fiscal year end was changed to
     October 31 from November 30.

<F2> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F3> Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.15%, 1.09%,
     1.07%, 1.07%, 1.06%, respectively.

<F4> Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.11%, 1.08%,
     1.06%, 1.05%, 1.05%, respectively.

<F5> Includes distributions in excess of net realized gains of $0.03 per share.

<F6> Includes distributions in excess of net realized gains of $0.07 per share.

<F7> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F8> Annualized.

<F9> Not annualized.


                     See notes to the financial statements.

FINANCIAL HIGHLIGHTS
CLASS Y SHARE
BOND FUNDS

PER SHARE DATA


                                                       Less Distributions                           Supplemental Data and Ratios
                                            ----------------------------------------             -----------------------------------
                                                                                                             Ratio of Net
                                                                                                   Ratio        Invest-
                                       Divi-                                           Net        of Net         ment
                                       dends   Distri             Net                Assets,     Expenses       Income
                                        Net    butions           Asset                 End          to            to       Portfolio
                                      Invest-   from     Total  Value,                 of         Average       Average    Turnover
                                       ment    Capital  Distri-   End      Total     Period         Net           Net        Rate
                                      Income    Gains   butionsof Period   Return    (000s)       Assets        Assets       <F2>
------------------------------------------------------------------------------------------------------------------------------------
 U.S. GOVERNMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996         $(0.62)    $(0.03)  $(0.65)   $10.64     4.55%    2,232           0.96%     5.75%      53.76%
------------------------------------------------------------------------------------------------------------------------------------
                                                   <F5>                                                 <F3>
Year Ended November 30, 1997          (0.58)          -   (0.58)    10.58     5.10%    7,049       0.97%<F3>     5.52%     100.33%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          (0.57)          -   (0.57)    10.70     6.67%    6,140       0.97%<F3>     5.34%      54.57%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          (0.54)          -   (0.54)    10.31     1.45%    8,584       0.98%<F3>     5.17%      26.17%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F1>     (0.51)          -   (0.51)    10.40     5.96%    5,145           1.04%     5.36%      22.73%
<F1>                                                                           <F9>                 <F3><F8>      <F8>        <F9>
------------------------------------------------------------------------------------------------------------------------------------
 AGGREGATE BOND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996          (0.64)          -   (0.64)    10.34     4.51%   14,875       0.95%<F4>     6.06%     149.20%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997          (0.56)          -   (0.56)    10.37     6.00%   16,954       0.95%<F4>     5.55%     140.72%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          (0.57)          -   (0.57)    10.74     9.30%   20,835       0.96%<F4>     5.41%      91.14%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          (0.56)     (0.20)   (0.76)     9.86   (1.12)%    4,753       0.97%<F4>     5.49%      38.29%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F1>     (0.52)          -   (0.52)     9.98     6.71%   14,831           1.00%     5.76%      24.93%
                                                                               <F9>                 <F4><F8>      <F8>        <F9>
------------------------------------------------------------------------------------------------------------------------------------


<F1> Effective in 2000, the Fund's fiscal year end was changed to
     October 31 from November 30.

<F2> Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

<F3> Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.15%, 1.09%,
     1.07%, 1.07%, 1.06%, respectively.

<F4> Without fees waived, ratios of net expenses to average net assets for the fiscal year ended October 31, 2000 and the fiscal years ended November 30, 1999, 1998, 1997, 1996 would have been 1.11%, 1.08%,
     1.06%, 1.05%, 1.05%, respectively.

<F5> Includes distributions in excess of net realized gains of $0.03 per share.

<F6> Includes distributions in excess of net realized gains of $0.07 per share.

<F7> Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

<F8> Annualized.

<F9> Not annualized.


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

SHORT-TERM BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           LONG-TERM INVESTMENTS  97.2%
           ASSET-BACKED SECURITIES  23.2%
           AUTO LOAN RECEIVABLES  1.9%
           Honda Auto Lease Trust,
  $ 3,500    Series 1999-A, Class A5, 6.65%, 7/15/05  $  3,487
                                                      --------

           CREDIT CARD RECEIVABLES  5.5%
           Citibank Credit Card Master Trust I,
           Principal Only:
    5,220    Series 1996-1, Class A, 0.00%, 2/07/01      5,126
    1,500    Series 1997-6, Class A, 0.00%, 8/15/06      1,160
           Discover Card Master Trust I,
    2,200    Series 1993-3, Class A, 6.20%, 5/16/06      2,166
           Household Affinity Credit Card Master Trust I,
      138    Series 1993-2, Class A, 5.60%, 11/15/00       137
           Sears Credit Account Master Trust:
      141    Series 1995-2, Class A, 8.10%, 1/15/01        141
    1,417    Series 1996-1, Class A, 6.20%, 3/15/02      1,411
                                                      --------
                                                        10,141
                                                      --------

           HOME EQUITY LOAN RECEIVABLES  15.8%
           Advanta Home Equity Loan Trust:
      567    Series 1992-3, Class A1, 6.05%, 9/25/08       552
    1,029    Series 1993-2, Class A2, 6.15%, 10/25/09    1,007
      558    Series 1993-3, Class A1, 4.90%, 1/25/10       551
    1,076    Series 1993-4, Class A1, 5.50%, 3/25/10     1,038
           AFC Home Equity Loan Trust:
    1,219    Series 1993-1, Class 1A, 5.90%, 5/20/08     1,197
    1,006    Series 1993-4, Class 1A, 5.80%, 2/26/24       973
    1,016    Series 1994-1, Class 1A, 6.40%, 5/25/25     1,002
           Amresco Residential Securities Mortgage Loan,
      740    Series 1998-2, Class A2, 6.245%, 4/25/22      734
           BankAmerica Manufactured Housing Contract,
    3,500    Series 1997-2, Class A6, 6.47%, 4/10/15     3,473
           Contimortgage Home Equity Loan Trust,
      447    Series 1997-4, Class A4, 6.30%, 7/15/12       446
           Corestates Home Equity Trust,
    1,167  Series 1996-1, Class A3, 7.00%,  12/15/09     1,167
           EQCC Home Equity Loan Trust:
    1,333    Series 1993-3, Class A, 5.15%, 9/15/08      1,292
      971    Series 1993-4, Class A, 5.725%, 12/15/08      952
    1,087    Series 1996-2, Class A2, 7.125%, 12/15/10   1,088
           Equivantage Home Equity:
    1,677    Series 1996-1, Class A, 6.55%, 10/25/25     1,660
    3,796    Series 1996-4, Class A, 6.75%, 1/25/28      3,686
           GE Home Equity Loan Asset-Backed Certificates:
    1,473    Series 1991-1, Class B, 8.70%, 9/15/11      1,469
    2,000    Series 1996-HE1, Class A4, 7.30%, 2/25/25   1,996
           IMC Home Equity Loan Trust,
       30    Series 1997-3, Class A4, 6.84%, 10/20/13       30





Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           HOME EQUITY LOAN RECEIVABLES  15.8% (CONT.)
           The Money Store Home Equity Trust:
   $  603    Series 1993-B, Class A2, 6.975%, 7/15/08   $  601
      230    Series 1995-C, Class A3, 6.55%, 9/15/21       229
    1,366    Series 1993-B, Class A3, 6.10%, 5/15/22     1,345
      969    Series 1997-B, Class A3, 6.90%, 7/15/38       957
           UCFC Home Equity Loan:
      417    Series 1993-B2, Class A2, 6.20%, 7/25/14      407
      595    Series 1996-C1, Class A4, 7.475%, 3/15/20     595
      462    Series 1995-A2, Class A7, 8.30%, 2/10/26      461
                                                      --------
                                                        28,908
                                                      --------

           CORPORATE BONDS  32.8%
           ABN AMRO Bank Guarantee,
    1,750    6.625%, 10/31/01                            1,747
           AT&T Capital Corp. Company Guarantee:
    2,000    6.875%, 1/16/01                             2,000
    3,295    6.25%, 5/15/01                              3,286
           America West Airlines Pass-Thru
             Certificates,  1,467 8.54%,  1/02/06
             (Acquired 9/14/99, Cost $1,467)<F1>         1,464
           Associated P&C Holdings Senior Notes,
             2,000 6.75%,  7/15/03 (Acquired
    9/03/99, Cost $1,925)<F1>                            1,952
           AVCO Financial Services Medium Term Notes,
    1,100    5.75%, 1/23/06                              1,096
           Bankers Trust Subordinated Debentures,
    1,310    8.125%, 5/15/02                             1,334
           Bankers Trust Subordinated Notes,
    1,500    8.125%, 4/01/02                             1,525
           Bear Stearns Company Senior Notes,
      800    9.375%, 6/01/01                               810
           Beneficial Corp. Notes,
      800    8.20%, 3/15/02                                812
           Compass Bancshares, Inc.,
    2,000    8.375%, 9/15/04                             2,073
           Dillard Investment Debentures,
    2,000    9.25%, 2/01/01                              2,009
           Donaldson, Lufkin & Jenrette Senior Notes,
    4,000    6.00%, 12/01/01                             3,967
           Dynegy, Inc. Senior Notes,
    2,000    6.875%, 7/15/02                             1,984
           First Chicago Corporation Subordinated Notes,
    2,491    11.25%, 2/20/01                             2,520
           First Interstate Bancorp Subordinated Notes,
    2,000    10.875%, 4/15/01                            2,031
           Fleet Financial Group Subordinated Notes,
      950    6.875%, 3/01/03                               947
           General Motors Acceptance Corporation,
    1,000    7.50%, 7/15/05                              1,009
           Goldman Sachs Group Notes,
    2,000    6.25%, 2/01/03 (Acquired 6/30/99,
             Cost $1,961)<F1>                            1,962
                                                      --------

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

SHORT-TERM BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS  32.8% (CONT.)
           Household Finance Corporation Senior Notes,
  $ 1,000    6.125%, 7/15/12                            $  982
           Lehman Brothers Holdings, Inc. Notes,
    2,000    8.75%, 5/15/02                              2,042
           Lehman Brothers Holdings, Inc. Senior Notes,
    5,370    7.125%, 9/15/03                             5,334
           Marlin Water Trust Senior Notes,
    1,500    7.09%, 12/15/01 (Acquired 12/08/98;
             Cost $1,492)<F1>                            1,491
           The Money Store Company Guarantee,
    1,740    8.05%, 4/15/02                              1,766
           The Money Store Subordinated Notes,
    1,350    7.30%, 12/01/02                             1,360
           Osprey Trust Secured Notes,
    1,750    8.31%, 1/15/03 (Acquired 9/16/99,
             Cost $1,750)<F1>                            1,768
           Paine Webber Group Inc. Notes,
    1,025    6.45%, 12/01/03                             1,011
           JC Penney Company, Inc. Notes,
    2,000    7.25%, 4/01/02                              1,800
           Transamerica Financial Corp. Senior Notes,
    1,900    6.125%, 11/01/01                            1,886
           USF&G Corporation Senior Notes,
    1,455    8.375%, 6/15/01                             1,466
           Worldcom, Inc. Senior Notes,
    4,472    8.875%, 1/15/06                             4,607
                                                      --------
                                                        60,041
                                                      --------

           MORTGAGE-BACKED SECURITIES  2.7%
           Collateralized Mortgage Obligation Trust,
      682    Series 15, Class E, 5.00%, 3/20/18            641
           Green Tree Financial Corp. Pass-Thru
           Certificates:
      594    Series 1994-A, Class A, 7.05%, 3/15/14        587
      730    Series 1992-2, Class A4, 8.15%, 1/15/18       735
      211    Series 1993-3, Class A5, 5.75%, 10/15/18      210
    1,000    Series 1995-5, Class A5, 6.90%, 9/15/26       998
      244    Series 1996-1, Class A3, 6.20%, 3/15/27       242
           Prudential Securities Financial Asset
             Funding Corp.,
       41    Series 1993-4, Class A3, 6.83%, 9/25/09        40
           Prudential Securities Secured Financing Corp.:
      367    Series 1998-C1, Class A1, 6.105%, 11/15/02    364
    1,082    Series 1994-5, Class A1, 5.66%, 5/25/24     1,044
                                                      --------
                                                         4,861
                                                      --------

           INTERNATIONAL/YANKEE (U.S. $ DENOMINATED) 1.9% Ford Capital BV Debentures,
    1,450    9.875%, 5/15/02                             1,508
           Korea Development Bank Bonds,
    2,000    7.125%, 9/17/01                             1,988
                                                      --------
                                                         3,496
                                                      --------

Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  -------------

           OTHER  0.2%
           Florida Housing Finance Agency:
    $  70    Antigua Club-A-2, 8.625%, 8/01/01            $ 70
      175    Brittany Apartments-C-2, 8.625%, 8/01/02      178
      150    Maitland Club-B-2, 8.625%, 8/01/01            151
                                                      --------
                                                           399
                                                      --------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES 7.7%
           Federal Home Loan Mortgage Corporation
             (FHLMC)
             Participation Certificates:
    4,000    7.375%, 5/15/03                             4,086
       71    7.75%, 7/01/09                                 71
           Federal Home Loan Mortgage Corporation
             (FHLMC)
             Real Estate Mortgage Investment Conduit
             (REMIC),
      452    Series 1022, Class J, 6.00%, 12/15/20         435
           Federal National Mortgage Association
             (FNMA)
    5,400    7.00%, 7/15/05                              5,498
             Real Estate Mortgage Investment Conduit
             (REMIC):
      375    Series 1991-63, Class G, 6.95%, 5/25/06       373
    3,600    Series 1996-W4, Class A4, 6.743%,
             12/25/11                                    3,570
                                                      --------
                                                        14,033
                                                      --------

           U.S. TREASURY OBLIGATIONS  28.7%
           U.S. Treasury Bonds:
   18,150    10.75%, 2/15/03                            19,965
   11,750    11.875%, 11/15/03                          13,654
           U.S. Treasury Notes,
   18,800    6.375%, 8/15/02                            18,916
                                                      --------
                                                        52,535
                                                      --------

           Total Long-Term Investments
            (Cost $178,767)                            177,901
                                                      --------


Number of Shares
 (in thousands)
----------------

           SHORT-TERM INVESTMENTS  3.1%
           INVESTMENT COMPANIES  3.1%
    2,470  Financial Square Prime Obligation Fund        2,470
    3,128  Short-Term Investments Co. Liquid
             Assets Portfolio                            3,128
                                                      --------

           Total Short-Term Investments (Cost $5,598)    5,598
                                                      --------

           Total Investments (Cost $184,365)  100.3%   183,499
                                                      --------

           Liabilities, less Other Assets  (0.3)%         (429)
                                                      --------

           TOTAL NET ASSETS  100.0%                   $183,070
                                                      ========
           <F1>Unregistered security

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

INTERMEDIATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           LONG-TERM INVESTMENTS  94.6%
           ASSET-BACKED SECURITIES  9.5%
           AUTO LOAN RECEIVABLES  0.7%
           Honda Auto Lease Trust,
  $ 3,000    Series 1999-A, Class A5, 6.65%,
             7/15/05                                   $ 2,989
                                                      --------

           CREDIT CARD RECEIVABLES  3.7%
           American Express Master Trust,
    2,000    Series 1994-2, Class A, 7.60%, 8/15/02      2,012
           Chemical Master Credit Card Trust,
      633    Series 1995-3, Class A, 6.23%, 8/15/02        628
           Citibank Credit Card Master Trust I,
             Principal Only:
   11,900    Series 1996-1, Class A, 0.00%, 2/07/01     11,686
    1,875    Series 1997-6, Class A, 0.00%, 8/15/06      1,450
           Household Affinity Credit Card
             Master Trust I,
      275    Series 1993-2, Class A, 5.60%, 11/15/00       275
                                                      --------
                                                        16,051
                                                      --------

           HOME EQUITY LOAN RECEIVABLES 5.1%
           Advanta Home Equity Loan Trust:
      465    Series 1993-1, Class A1, 5.95%, 3/25/09       452
      652    Series 1993-1, Class A2, 5.95%, 5/25/09       636
           AFC Home Equity Loan Trust:
    1,464    Series 1993-4, Class 1A, 5.80%, 2/26/24     1,416
    2,094    Series 1996-4, Class 1A7, 6.86%, 3/25/27    2,059
           Contimortgage Home Equity Loan Trust:
    2,236    Series 1997-4, Class A4, 6.30%, 7/15/12     2,228
    2,950    Series 1997-5, Class A5, 6.63%, 12/15/20    2,903
      981    Series 1997-2, Class A9, 7.09%, 4/15/28       977
    3,007    Series 1997-3, Class A9, 7.12%, 8/15/28     2,971
           Corestates Home Equity Trust,
      535    Series 1996-1, Class A3, 7.00%, 12/15/09      535
           Delta Funding Home Equity Loan Trust,
    2,000  Series 1997-4,  Class A5F, 6.67%, 1/25/28     1,956
             EQCC Home Equity Loan
           Trust:
       55    Series 1994-4, Class A3, 8.68%, 10/15/08       55
      641    Series 1993-4, Class A, 5.725%, 12/15/08      628
      829    Series 1994-1, Class A, 5.80%, 3/15/09        811
    2,000    Series 1996-1, Class A4, 6.56%, 3/15/23     1,980
    1,850    Series 1997-1, Class A7, 7.12%, 5/15/28     1,851
           UCFC Home Equity Loan,
      735    Series 1995-C2, Class A6, 6.825%,
             10/10/26                                      730
                                                      --------
                                                        22,188
                                                      --------


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS 33.6%
           ABN AMRO Bank Guarantee,
  $ 1,600    7.25%, 5/31/05                            $ 1,604
           Aetna Services, Inc. Company Guarantee,
    3,000    6.75%, 8/15/01                              2,995
           Aetna Services, Inc. Debentures,
    1,375    6.75%, 9/15/13                              1,289
           Air 2 US,
    1,000    10.127%, 10/01/20                           1,036
           American West Airlines, Pass-Thru
             Certificates,
    2,087    8.54%, 1/02/06 (Acquired 9/14/99,
             Cost $2,087)<F1>                            2,082
           Amsouth Bancorp Subordinated Notes,
    1,500    7.75%, 5/15/04                              1,499
           Associated P&C Holdings Senior Notes,
    1,500  6.75%, 7/15/03 (Acquired 9/03/99,
             Cost $1,431)<F1>                            1,464
           AT&T Capital Corporation Company Guarantee:
    2,000    6.25%, 5/15/01                              1,995
    1,075    6.75%, 2/04/02                              1,065
           BankAmerica Corporation Subordinated Notes,
    2,000    10.00%, 2/01/03                             2,117
           BankBoston Notes,
    1,450    6.375%, 4/15/08                             1,363
           Bankers Trust - NY Subordinated Debentures,
    6,000    8.125%, 5/15/02                             6,110
           Bank of Oklahoma Subordinated Notes,
    1,300    7.125%, 8/15/07                             1,229
           Bear Stearns Company Senior Notes:
    2,000    9.375%, 6/01/01                             2,024
      150    6.25%, 7/15/05                                142
           Caterpillar, Inc. Sinking Fund Debentures,
    1,634    9.75%, 6/01/19                              1,706
           Chase Manhattan Corp. Subordinated Notes,
    2,300    9.375%, 7/01/01                             2,335
           Conectiv, Inc. Medium Term Notes,
    3,000    6.73%, 6/01/06                              2,963
           Continental Airlines Inc. Pass-Thru
             Certificates,
    1,457    6.80%, 7/02/07                              1,403
           Continental Bank N.A. Subordinated Notes,
    2,875    12.50%, 4/01/01                             2,935
           Continental Cablevision, Inc. Debentures,
    4,525    9.50%, 8/01/13                              4,909
           Dillard Investment Debentures,
    1,895    9.25%, 2/01/01                              1,903
           Donaldson, Lufkin & Jenrette, Inc.
             Senior Notes,
    3,000    5.875%, 4/01/02                             2,956
           Dynegy, Inc. Senior Notes,
    2,100    6.875%, 7/15/02                             2,084
           Federal Express Corporation Notes,
    1,500    9.65%, 6/15/12                              1,658
           Federal Express Sinking Fund Pass-Thru
             Certificates,
      748    7.89%, 9/23/08                                742

                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

INTERMEDIATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS 33.6% (CONT.)
           First Interstate Bancorp Subordinated Notes:
  $ 2,350    10.875%, 4/15/01                          $ 2,386
      500    9.90%, 11/15/01                               515
           First National Bank Omaha
             Subordinated Notes,
    1,600    7.32%, 12/01/10                             1,515
           First USA Bank Senior Notes,
    1,000    5.85%, 2/22/01                                997
           Ford Motor Credit Co. Notes:
    2,575    8.20%, 2/15/02                              2,614
    1,000    9.03%, 12/30/09                             1,046
           FPL Group Capital, Inc. Guaranteed Notes,
    1,500    7.625%, 9/15/06                             1,525
           General Motors Acceptance Corp. Notes,
    1,000    9.625%, 12/15/01                            1,029
           Georgia Pacific Corp. Debentures:
    1,150    9.50%, 12/01/11                             1,226
      775    9.50%, 5/15/22                                769
           Goldman Sachs Group Notes,
    5,000    6.25%, 2/01/03 (Acquired 2/01/96,
             Cost $4,988)<F1>                            4,905
           Homeside, Inc. Senior Notes,
    1,000    11.25%, 5/15/03                             1,074
           Lehman Brothers Holdings, Inc. Notes:
    1,500    6.65%, 11/08/00                             1,500
    1,212    8.875%, 3/01/02                             1,238
      800    8.75%, 5/15/02                                817
    2,700    7.50%, 9/01/06                              2,646
           Lehman Brothers, Inc. Debentures:
    1,000    6.125%, 2/01/01                               998
    2,450    11.625%, 5/15/05                            2,824
           Marlin Water Trust Senior Notes,
    2,492    7.09%, 12/15/01 (Acquired 12/08/98,
             Cost $2,492)<F1>                            2,477
           The May Department Stores Debentures,
    2,000    9.875%, 6/15/21                             2,107
           Merrill Lynch & Company Notes,
    7,000    5.75%, 11/04/02                             6,843
           National Westminster Bank Debentures,
    1,700    9.375%, 11/15/03                            1,810
           National Westminster Bank Subordinated Notes,
      700    9.45%, 5/01/01                                709
           NCNB Corp. Subordinated Notes,
    2,380    10.20%, 7/15/15                             2,812
           Newcourt Credit Group Notes:
    1,785    7.125%, 12/17/03 (Acquired 9/14/99,
             Cost $1,772)<F1>                            1,742
    1,800    6.875%, 2/16/05 (Acquired 3/16/99,
             Cost $1,032)<F1>                            1,702
           News America Holdings Debentures,
      750    10.125%, 10/15/12                             810
           Northwest Airlines Pass-Thru Certificates:
      800    8.13%, 2/01/14                                777
      811    7.248%, 7/02/14                               721



 Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
 ----------------                                 --------------

           CORPORATE BONDS 33.6% (CONT.)
           Oneok, Inc. Notes,
  $ 1,100    7.75%, 8/15/06                           $  1,114
           Osprey Trust Secured Notes,
    2,300    8.31%, 1/15/03 (Acquired 9/16/99,
             Cost $2,300)<F1>                            2,324
           Paine Webber Group, Inc. Notes:
    3,000    7.115%, 1/27/04                             3,014
      500    8.875%, 3/15/05                               534
           Principal Financial Group Senior Notes,
    4,500    8.20%, 8/15/09 (Acquired 8/18/99,
             Cost $4,486)<F1>                            4,536
           PSI Energy, Inc. Debentures,
    1,600    7.85%, 10/15/07                             1,584
           JC Penney Company, Inc. Debentures:
    1,950    9.75%, 6/15/21                              1,283
      875    8.25%, 8/15/22                                453
           Rochester Telephone Corporation Debentures,
    1,000    9.00%, 8/15/21                                990
           Salomon, Inc. Senior Notes,
    1,100    6.75%, 2/15/03                              1,095
           Sears Roebuck Acceptance Corporation Notes,
    1,300    6.25%, 5/01/09                              1,136
           Security Capital Group, Inc. Medium
             Term Notes,
    1,700    7.75%, 11/15/03                             1,687
           Security Pacific Corp. Subordinated Notes,
    1,158    11.00%, 3/01/01                             1,171
           Standard Federal Bancorp Medium Term Notes,
    2,155    7.75%, 7/17/06                              2,227
           Toll Road Investors Debentures,
             Principal Only,
    4,800    0.00%, 2/15/04 (Acquired 4/23/99,
             Cost $3,591)<F1>                            3,797
           Transamerica Finance Corporation Senior
             Notes,
    3,225    6.125%, 11/01/01                            3,201
           United Airlines Pass-Thru Certificates,
    3,055    7.27%, 1/30/13                              2,891
           United HealthCare Corporation Notes,
    5,000    6.60%, 12/01/03 (Acquired 11/19/98,
             Cost $4,989)<F1>                            4,840
           Westdeutsche Landesbank Subordinated
             Notes,
    3,000    6.75%, 6/15/05                              2,945
                                                      --------
                                                       146,564
                                                      --------

           MORTGAGE-BACKED SECURITIES  3.6%
           Advanta Mortgage Loan Trust,
    1,058    Series 1997-1, Class A5, 7.35%, 5/25/27     1,059
           Amresco Residential Securities Mortgage Loan,
    2,936    6.96%, 3/25/27                              2,906
           Green Tree Financial Corporation Pass-
             Thru Certificates:
      836    Series 1994-4, Class A4, 7.95%, 7/15/19       842
    5,927    Series 1997-E, Class HEA6, 6.62%, 1/15/29   5,873
           MDC Asset Investors Trust,
             Real Estate Mortgage Investment Conduit
             (REMIC),
      403    Series VIII, Class 8, 7.75%, 9/25/17          406

                           See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

INTERMEDIATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           MORTGAGE-BACKED SECURITIES  3.6% (CONT.)
           Prudential Securities Financial Asset
           Funding Corp.,
  $ 1,157    Series 1993-8, Class A, 5.775%, 11/15/14  $ 1,131
           Prudential Securities Secured Financing Corp.:
      282    Series 1993-1, Class A, 6.44%, 2/16/21        278
    1,322    Series 1994-5, Class A1, 5.66%, 5/25/25     1,277
           Residential Asset Securities Corporation,
    1,000    Series 1998-KS1, Class AI9, 6.445%, 3/25/28   973
           Salomon Brothers Mortgage Securities VI,
      715    Series 1986-1, Class A, 6.00%, 12/25/11       697
           Westam Mortgage Financial Corporation,
      550    Series 11, Class A, 6.36%, 8/26/20            535
                                                      --------
                                                        15,977
                                                      --------

           INTERNATIONAL/YANKEE (U.S. $ DENOMINATED) 7.1% Banco Santander-Chile Notes,
    3,450    6.50%, 11/01/05                             3,335
           British Sky Broadcasting Subordinated
             Debentures,
    1,130    6.875%, 2/23/09                               967
           Corp Andina De Fomento Notes,
      750    7.75%, 3/01/04                                755
           Dresdner Bank Subordinated Debentures,
      650    7.25%, 9/15/15                                606
           Ford Capital BV Debentures:
      175    9.875%, 5/15/02                               182
      600    9.50%, 6/01/10                                655
           Hydro-Quebec Corporation Debentures,
    2,250    11.75%, 2/01/12                             3,006
           Korea Development Bank Bonds,
    1,075    7.125%, 9/17/01                             1,069
           Korea Electric Power Debentures:
    3,000    8.00%, 7/01/02                              2,992
      820    7.75%, 4/01/13                                754
      750    6.75%, 8/01/27                                709
           Metronet Communications Corp. Senior Notes:
    2,000    9.95%, 6/15/08                              1,621
    2,000    10.625%, 11/01/08                           2,206
           Midland Bank PLC Subordinated Notes,
    4,225    6.95%, 3/15/11                              4,010
           National Bank of Hungary Debentures,
    1,350    8.875%, 11/01/13                            1,432
           Norsk Hydro A/S Debentures,
    1,350    9.00%, 4/15/12                              1,491
           Pohang Iron & Steel Notes,
      875    7.125%, 7/15/04                               843
           Sanwa Bank Ltd. Subordinated Notes,
    2,000    8.35%, 7/15/09                              1,990
           Wharf Capital International Ltd. Notes:
      800    8.875%, 11/01/04                              828
    1,725    7.625%, 3/13/07                             1,637
                                                      --------
                                                        31,088
                                                      --------


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  14.4%
           Federal Farm Credit Bank (FFCB):
  $ 5,000    5.75%, 9/01/05                            $ 4,828
    3,000    5.93%, 6/10/08                              2,858
    5,000    5.24%, 10/01/08                             4,539
           Federal Home Loan Bank (FHLB):
    4,000    6.09%, 6/02/06                              3,909
    5,500    5.795%, 6/19/08                             5,221
    3,000    7.375%, 2/12/10                             3,136
           Federal Home Loan Mortgage Corporation
             (FHLMC):
    8,000    6.875%, 1/15/05                             8,095
    9,000    6.625%, 9/15/09                             8,933
             Real Estate Mortgage Investment Conduit
             (REMIC):
      226    Series 1551, Class E, 6.50%, 9/15/07          225
      340    Series 1167, Class E, 7.50%, 11/15/21         342
    1,004    Series 1286, Class A, 6.00%, 5/15/22          963
           Federal National Mortgage Association (FNMA):
    6,000    6.40%, 9/27/05                              5,950
    5,000    7.125%, 3/15/07                             5,141
             Real Estate Mortgage Investment Conduit
             (REMIC):
      429    Series 1992-103, Class L, 7.50%, 11/25/02     428
      200    Series 1990-89, Class K, 6.50%, 7/25/20       195
           Tennessee Valley Authority (TVA)
    8,000    6.375%, 6/15/05                             7,923
                                                      --------
                                                        62,686
                                                      --------

           U.S. TREASURY OBLIGATIONS  26.4%
           U.S. Treasury Bonds:
   10,000    13.75%, 8/15/04                            12,618
   25,200    10.75%, 8/15/05                            30,237
           U.S. Treasury Strips, Principal Only:
   60,900    0.00%, 11/15/04                            48,118
   32,000    0.00%, 8/15/05                             24,212
                                                      --------
                                                       115,185
                                                      --------

           Total Long-Term Investments (Cost $413,883) 412,728
                                                      --------

                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

INTERMEDIATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number
  of Shares                                        Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           SHORT-TERM INVESTMENTS 4.3%
           INVESTMENT COMPANIES  4.3%
        6  Financial Square Prime Obligation Fund          $ 6
   18,973  Short-Term Investments Co. Liquid Assets
             Portfolio                                  18,973
                                                      --------

           Total Short-Term Investments
             (Cost $18,979)                             18,979
                                                      --------

           Total Investments (Cost $432,862)  98.9%    431,707
                                                      --------

           Other Assets, less Liabilities  1.1%          4,729
                                                      --------

           TOTAL NET ASSETS  100.0%                   $436,436
                                                      ========
           <F1>Unregistered security

(LOGO) FIRSTAR FUNDS

U.S. GOVERNMENT SECURITIES FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


 Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           LONG-TERM INVESTMENTS  99.0%
           U.S. GOVERNMENT AGENCIES  89.1%
           FEDERAL HOME LOAN MORTGAGE
             CORPORATION (FHLMC)  39.8%
   $1,400  5.00%, 2/15/01                                1,393
        5  9.50%, 9/01/04, Pool #380053                      5
       93  8.50%, 3/01/06, Gold Pool #E00022                94
      136  7.50%, 4/01/08, Gold Pool #E45929               138
      268  6.00%, 2/01/11, Gold Pool #E62600               260
      439  6.50%, 2/01/11, Gold Pool #E00419               432
      403  7.00%, 7/01/11, Gold Pool #31335K               402
      268  7.00%, 11/01/11, Gold Pool #E65619              268
      584  6.50%, 1/01/12, Gold Pool #E00465               575
      774  6.00%, 2/01/12, Gold Pool #E66284               748
      340  6.50%, 2/01/12, Gold Pool #E66172               334
      498  6.50%, 2/01/12, Gold Pool #E66272               490
      781  6.00%, 3/01/12, Gold Pool #E66474               755
    1,993  7.50%, 9/01/12, Gold Pool #G10735             2,013
    3,443  5.50%, 12/01/12, Gold Pool #E68353            3,267
      780  6.00%, 3/01/13, Gold Pool #E69338               752
      729  6.00%, 4/01/13, Gold Pool #E70028               704
    1,527  6.00%, 4/01/13, Gold Pool #E00543             1,474
    1,586  5.50%, 5/01/13, Gold Pool #G10814             1,501
    3,918  6.00%, 5/01/13, Gold Pool #E00549             3,781
      780  6.50%, 10/01/13, Gold Pool #E00574              765
    1,312  5.50%, 3/01/14, Gold Pool #E00633             1,241
      916  6.50%, 7/01/14, Gold Pool #E77812               898
    2,714  7.00%, 9/01/14, Gold Pool #E00746             2,702
                                                      --------
                                                        24,992
                                                      --------

           FEDERAL NATIONAL MORTGAGE
             ASSOCIATION (FNMA)  39.9%
        8  6.00%, 11/01/00, Pool #190070                 $   8
    5,000  5.36%, 2/16/01, Medium Term Note              4,984
      140  7.00%, 1/01/11, Pool #351122                    139
      618  6.00%, 3/01/11, Pool #340503                    601
      603  6.50%, 5/01/11, Pool #335713                    594
      375  6.50%, 5/01/11, Pool #346276                    370
      430  6.50%, 7/01/11, Pool #351761                    424
    1,080  6.50%, 7/01/11, Pool #250613                  1,064
      175  7.00%, 11/01/11, Pool #250738                   174
      177  7.00%, 11/11/11, Pool #349630                   177
      639  6.50%, 12/01/11, Pool #368127                   630
    1,044  6.50%, 12/01/11, Pool #250781                 1,028
      609  6.50%, 12/01/11, Pool #367868                   600
    1,453  5.50%, 3/01/13, Pool #420158                  1,373
      749  6.00%, 4/01/13, Pool #251656                    722
    2,436  6.00%, 4/01/13, Pool #425550                  2,348
    1,896  6.50%, 8/01/13, Pool #251901                  1,861
      794  6.00%, 11/01/13, Pool #323379                   765
      862  5.50%, 1/01/14, Pool #482515                    815
      904  6.50%, 4/01/14, Pool #492264                    887

  Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           FEDERAL NATIONAL MORTGAGE
             ASSOCIATION (FNMA)  39.9% (CONT.)
   $2,539  7.00%, 7/01/14, Pool #252637               $  2,527
    1,824  7.00%, 10/01/14, Pool #252799                 1,816
      507  8.00%, 7/01/24, Pool #190264                    515
      663  6.50%, 10/01/27, Pool #400141                   639
                                                      --------
                                                        25,061
                                                      --------

           GOVERNMENT NATIONAL MORTGAGE
             ASSOCIATION (GNMA)  9.4%
       46  8.00%, 1/15/07, Pool #315126                     47
       32  6.50%, 5/15/08, Pool #340791                     32
      126  9.00%, 7/15/09, Pool #390782                    132
      169  9.00%, 11/15/09, Pool #359559                   177
      244  8.00%, 10/15/10, Pool #414750                   250
       73  6.50%, 11/15/10, Pool #414786                    73
      181  6.50%, 2/15/11, Pool #373569                    179
       30  6.50%, 3/15/11, Pool #416179                     29
      211  6.50%, 3/15/11, Pool #406466                    209
      370  6.50%, 3/15/11, Pool #410935                    366
      196  6.50%, 3/15/11, Pool #344973                    194
      226  6.50%, 3/15/11, Pool #408253                    223
      403  6.50%, 4/15/11, Pool #416060                    399
      274  6.50%, 4/15/11, Pool #422652                    271
      193  6.50%, 5/15/11, Pool #408304                    191
       43  6.50%, 5/15/11, Pool #422814                     43
       99  6.50%, 5/15/11, Pool #433036                     98
      158  6.50%, 6/15/11, Pool #421731                    156
       79  6.50%, 6/15/11, Pool #432993                     78
      212  6.50%, 7/15/11, Pool #424521                    210
      530  6.50%, 7/15/11, Pool #433088                    524
       69  8.50%, 5/15/17, Pool #219152                     71
      105  8.50%, 6/15/21, Pool #307921                    109
      860  7.50%, 12/15/22, Pool #347332                   868
      210  8.00%, 5/15/23, Pool #352469                    215
       16  9.50%, 1/15/25, Pool #384421                     17
       18  9.50%, 2/15/25, Pool #401796                     19
        2  9.50%, 2/15/25, Pool #392967                      2
      293  9.50%, 2/15/25, Pool #365292                    308
       82  9.50%, 3/15/25, Pool #407257                     86
       70  9.50%, 4/15/25, Pool #386741                     74
      256  7.00%, 9/15/27, Pool #455304                    252
                                                      --------
                                                         5,902
                                                      --------

           Total U.S. Government Agencies
            (Cost $56,697)                              55,955
                                                      --------


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

U.S. GOVERNMENT SECURITIES FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


 Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)

           U.S.TREASURY NOTES  9.9%
   $4,500  7.25%, 8/15/04                              $ 4,710
    1,000  5.625%, 5/15/08                                 986
      500  6.50%, 2/15/10                                  524
                                                      --------

           Total U.S.Treasury Notes (Cost $6,175)        6,220
                                                      --------

           Total Long-TermInvestments (Cost $62,872)    62,175
                                                      --------

   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENT  1.2%
           INVESTMENT COMPANY  1.2%
      779  Federated Trust for U.S. Treasury Obligations   779
                                                      --------

           Total Short-Term Investment (Cost $779)         779
                                                      --------

           Total Investments (Cost $63,651) 100.2%      62,954
                                                      --------

           Liabilities, less Other Assets (0.2)%         (130)
                                                      --------

           TOTAL NET ASSETS 100.0%                     $62,824
                                                       =======

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

AGGREGATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


 Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           LONG-TERM INVESTMENTS  98.1%
           CORPORATE BONDS  39.6%
   $2,000  Associates Corporation, 5.80%, 4/20/04      $ 1,926
    1,000  AT&T Corporation, 5.625%, 3/15/04               942
      500  BankAmerica Corporation, 7.50%, 10/15/02        505
    1,300  Cendant Corporation, 7.75%, 12/01/03          1,262
    2,000  Citigroup, Inc., 6.625%, 1/15/28              1,770
    1,500  Computer Associates, 6.25%, 4/15/03           1,436
    1,200  Dell Computer Corporation, 7.10%, 4/15/28     1,076
           Deutsche Telekom International
    1,000    Finance, 7.75%, 6/15/05                     1,018
    1,500  Dillards,Inc., 7.13%, 8/01/18                   872
           E.I. duPont de Nemours & Company,
    1,300    6.875%, 10/15/09                            1,280
           Ford Motor Credit Corporation, 6.80%,
             4/23/01,
    1,850    Medium Term Notes                           1,852
           Ford Motor Credit Corporation, Global Bond,
      750    7.00%, 9/25/01                                751
           Ford Motor Credit Corporation, Global Bond,
    3,200    7.50%, 3/15/05                              3,211
           General Electric Capital Corporation, 8.75%,
    1,000    3/14/03, Medium Term Notes                  1,045
           General Electric Global Insurance Holdings,
    1,700    6.45%, 3/01/19                              1,504
           General Motors Acceptance Corporation,
    1,000    6.85%, 4/17/01, Medium Term Notes           1,001
           General Motors Acceptance Corporation,
    1,400    6.70%, 4/30/01, Medium Term Notes           1,400
    1,000  Goldman Sachs Group, Inc., 6.65%, 5/15/09       940
    3,000  Household Finance Corporation, 8.375%,
             11/15/013,044
    1,400  IBM Corporation, 6.45%, 8/01/07               1,360
      500  International Paper Company, 7.10%, 9/01/05     493
    1,500  Laclede Gas Company, 7.50%, 11/01/07          1,529
    1,265  Lucent Technologies, 6.45%, 3/15/29             980
           Merrill Lynch & Company, Series B,
    3,000    6.375%, 10/01/01, Medium Term Notes         2,992
    2,500  Procter & Gamble Company, 6.60%, 12/15/04     2,492
      500  Province of Ontario, Global Bond, 7.375%,
             1/27/03                                       508
      500  Rockwell International Corporation, 6.75%,
             9/15/02                                       500
           Southern New England Telecommunications
             Corporation, Series 2, 6.50%, 12/15/02,
    3,250    Medium Term Notes                           3,239
           St. Paul Companies, Inc., 6.38%, 12/15/08,
    1,550    Medium Term Notes                           1,436
           Texaco Capital, 6.95%, 10/15/01,
    2,000    Medium Term Notes                           2,001
    2,000  Traveler's Group, Inc., 7.30%, 5/15/02        2,014
    3,000  Traveler's Group, Inc., 7.50%, 2/01/03        3,034
      500  United Telephone - Florida, 7.25%, 12/15/04     504
                                                      --------
                                                        49,917
                                                      --------

 Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  40.1%
           Federal Farm Credit Bank (FFCB):
   $2,000    7.21%, 4/04/07                           $  2,069
    1,500    6.37%, 10/30/07                             1,476
           Federal Home Loan Bank (FHLB):
    1,000    5.71%, 9/08/08                                942
    3,100    5.79%, 4/27/09                              2,916
           Federal Home Loan Mortgage Corporation
             (FHLMC):
        4    8.50%, 5/01/01, Pool #200034                    4
       13    8.50%, 11/01/01, Pool #200058                  13
       13    8.00%, 3/01/02, Pool #215507                   13
       19    7.50%, 4/01/02, Pool #200070                   19
        6    8.00%, 5/01/02, Pool #216910                    6
       53    8.00%, 6/01/02, Pool #218101                   54
       15    8.00%, 6/01/02, Pool #218582                   15
       12    8.00%, 7/01/02, Pool #217891                   12
       33    8.00%, 7/01/02, Pool #501214                   33
       27    8.50%, 3/01/05, Pool #380084                   27
        3    8.50%, 4/01/05, Pool #380085                    4
        9    8.50%, 9/01/05, Pool #503592                    9
       11    8.50%, 4/01/06, Gold Pool #E00025              11
      600    6.76%, 3/12/07, Pool #000001                  607
    2,500    5.75%, 4/15/08                              2,376
      313    6.00%, 2/01/11, Gold Pool #E62600             304
      869    8.00%, 1/01/23, Gold Pool #C00225             885
      130    8.00%, 1/01/23, Gold Pool #D29451             133
    2,577    6.00%, 12/01/25, Gold Pool #G00427          2,440
    2,599    6.00%, 9/01/27, Gold Pool #C00565           2,445
      184    6.00%, 4/01/29, Pool #C24786                  173
      374    6.00%, 4/01/29, Pool #C25708                  352
    3,943    6.00%, 5/01/29, Pool #C25918                3,703
      291    6.00%, 5/01/29, Pool #C25930                  274
      108    6.00%, 5/01/29, Pool #C26993                  102
      236    6.00%, 7/01/29, Pool #C29068                  222
           Federal National Mortgage Association (FNMA):
    3,000    6.63%, 9/15/09                              2,993
       17    6.00%, 11/01/00, Pool #190070                  16
    1,657    6.50%, 12/01/11, Pool #367838               1,632
      364    6.50%, 7/01/12, Pool #370716                  358
      699    6.50%, 7/01/12, Pool #393667                  689
      614    6.50%, 8/01/12, Pool #251165                  603
    2,830    6.00%, 1/01/13, Pool #251501                2,731
    2,197    6.00%, 2/01/26, Pool #336918                2,077
    1,158    6.00%, 10/01/26, Pool #368935               1,094
    1,606    6.50%, 8/01/27, Pool #395219                1,549
    1,426    6.50%, 8/01/27, Pool #397372                1,375

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

AGGREGATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


 Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  40.1%  (CONT.)
           Government National Mortgage Association
             (GNMA):
   $   16    8.00%, 1/15/02, Pool #188653              $    16
        3    8.00%, 3/15/02, Pool #199167                    3
        8    8.00%, 4/15/02, Pool #180980                    8
       31    8.00%, 7/15/02, Pool #209779                   31
       14    9.50%, 10/15/02, Pool #232514                  14
       88    6.50%, 9/15/03, Pool #002549                   86
       10    9.50%, 9/15/05, Pool #290435                   10
       28    9.50%, 1/15/06, Pool #298829                   29
       48    8.00%, 5/15/06, Pool #303851                   49
       42    9.50%, 7/15/07, Pool #331878                   44
      190    8.00%, 11/15/07, Pool #339329                 194
      108    8.00%, 12/15/07, Pool #338551                 111
      303    9.50%, 8/15/09, Pool #400219                  319
      113    9.50%, 9/15/09, Pool #377317                  119
      234    9.50%, 2/15/10, Pool #392932                  247
       18    8.00%, 5/15/10, Pool #398424                   18
      129    6.50%, 8/15/10, Pool #387094                  128
      110    8.00%, 11/15/10, Pool #405524                 113
      630    8.00%, 11/15/10, Pool #410294                 645
      142    8.00%, 11/15/10, Pool #414827                 146
       57    6.50%, 3/15/11, Pool #408253                   56
      212    6.50%, 4/15/11, Pool #402546                  210
       57    6.50%, 4/15/11, Pool #418274                   56
      277    6.50%, 4/15/11, Pool #421831                  274
      333    6.50%, 5/15/11, Pool #408304                  330
       42    6.50%, 5/15/11, Pool #430822                   42
      438    6.50%, 6/15/11, Pool #345631                  433
       67    6.50%, 6/15/11, Pool #421731                   66
      225    6.50%, 6/15/11, Pool #423833                  223
      514    6.50%, 6/15/11, Pool #430820                  508
      786    8.50%, 4/15/17, Pool #212112                  814
      667    8.00%, 4/15/22, Pool #320818                  681
      545    7.50%, 4/15/23, Pool #343195                  550
      421    9.00%, 3/15/25, Pool #404067                  439
      728    6.50%, 4/15/26, Pool #415721                  706
      752    6.50%, 4/15/26, Pool #422323                  730
      697    6.50%, 5/15/26, Pool #417388                  676
    3,738    6.50%, 6/15/26, Pool #423801                3,628
      341    7.00%, 9/15/27, Pool #455304                  337
      644    6.50%, 10/15/28, Pool #434031                 623
                                                      --------
                                                        50,468
                                                      --------

 Principal
   Amount                                          Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           U.S. TREASURY OBLIGATIONS  18.4%
           U.S. Treasury Bonds:
   $2,865    8.875%, 8/15/17                           $ 3,724
    3,150    8.875%, 2/15/19                             4,142
    2,183    8.75%, 8/15/20                              2,869
    1,050    8.00%, 11/15/21                             1,298
           U.S. Treasury Notes:
      500    5.25%, 5/15/04                                490
    4,930    5.625%, 5/15/08                             4,862
    5,400    5.50%, 5/15/09                              5,280
      500    6.50%, 2/15/10                                524
                                                      --------
                                                        23,189
                                                      --------

           Total Long-Term Investments
             (Cost $124,136)                           123,574
                                                      --------


   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENT 1.1%
           INVESTMENT COMPANY  1.1%
    1,432  Federated Money Market Trust                  1,432
                                                      --------

           Total Short-Term Investment (Cost $1,432)     1,432
                                                      --------

           Total Investments (Cost $125,568)  99.2%    125,006
                                                      --------

           Other Assets, less Liabilities  0.8%            951
                                                      --------

           TOTAL NET ASSETS  100.0%                   $125,957
                                                      ========


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

BOND IMMDEX(TM) FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)

           LONG-TERM INVESTMENTS  98.6%
           ASSET-BACKED SECURITIES  2.7%
           CREDIT CARD RECEIVABLES  1.6%
           Chemical Master Credit Card Trust,
  $ 1,520    Series 1995-3, Class A, 6.23%, 8/15/02    $ 1,509
           Citibank Credit Card Master Trust I,
             Principal Only:
    3,465    Series 1996-1, Class A, 0.00%, 2/07/01      3,403
    5,000    Series 1997-6, Class A, 0.00%, 8/15/06      3,866
           Household Affinity Credit Card Master Trust I,
      312    Series 1993-2, Class A, 5.60%, 11/15/00       312
           Sears Credit Account Master Trust,
      213    Series 1995-2, Class A, 8.10%, 1/15/01        213
                                                      --------
                                                         9,303
                                                      --------

           HOME EQUITY LOAN RECEIVABLES  1.1%
           Contimortgage Home Equity Loan Trust:
    1,050    Series 1998-1, Class A6, 6.58%, 12/15/18    1,036
    3,000    Series 1997-3, Class A8, 7.58%, 8/15/28     2,971
           Delta Funding Home Equity Loan Trust,
    1,973    Series 1997-3, Class A6F, 6.86%,
             10/25/28   1,942
                                                      --------
                                                         5,949
                                                      --------

           CORPORATE BONDS  41.6%
           AT&T Corporation Notes,
    2,000    6.50%, 3/15/29                              1,571
           Aetna Services, Inc. Debentures,
    1,800    6.75%, 9/15/13                              1,687
           Air 2 US Bonds:
    1,000    10.127%, 10/01/20 (Acquired 12/6/99,
             Cost $1,034)<F1>                            1,036
    5,000    8.63%, 11/01/20 (Acquired 10/31/99,
             Cost $5,000)<F1>                            5,103
           Alabama Power Company First Mortgage Bond,
      925    9.00%, 12/01/24                               965
           American Airline Equipment Pass-Thru
             Certificates,
    1,500    10.21%, 1/01/10                             1,674
           America West Airlines Pass-Thru Certificates:
    2,755    8.54%, 1/02/06 (Acquired 9/14/99,
             Cost $2,775)<F1>                            2,748
    2,931    7.93%, 1/02/19 (Acquired 9/14/99,
             Cost $2,931)<F1>                            2,955
           Associated P&C Holdings Senior Notes,
             4,895 6.75%,  7/15/03 (Acquired
    11/5/98, Cost $4,793)<F1>                            4,778
           BankAmerica Corporation Subordinated Notes,
    3,539    10.00%, 2/01/03                             3,745
           BankBoston Notes,
    2,500    6.375%, 4/15/08                             2,350
           Barclays North American Capital Corp.
             Debentures,
      925    9.75%, 5/15/21                                977
           Conectiv, Inc. Medium Term Notes,
    3,000    6.73%, 6/01/06                              2,963
           Continental Airlines, Inc. Pass-Thru
             Certificates,
    2,571    6.80%, 7/02/07                              2,476
           Continental Bank Subordinated Notes,
    1,963    12.50%, 4/01/01                             2,004
           Continental Cablevision, Inc. Debentures,
    8,200    9.50%, 8/01/13                              8,896





Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS  41.6% (CONT.)
           CSX Corporation Medium Term Notes,
  $ 3,000    5.85%, 12/01/03                           $ 2,861
           Duty Free International, Inc. Notes,
    6,450    7.00%, 1/15/04                              6,228
           Dynegy, Inc. Senior Notes,
    2,600    7.45%, 7/15/06                              2,592
           Federal Express Corporation Notes,
    4,400    9.65%, 6/15/12                              4,864
           First National Bank Chicago Debentures,
    1,350    8.08%, 1/05/18                              1,384
           First National Bank Omaha Subordinated Notes,
    3,100    7.32%, 12/01/10                             2,935
           First Union Corporation Subordinated Notes,
    3,000    8.125%, 6/24/02                             3,051
           First USA Bank Notes,
    1,125    5.85%, 2/22/01                              1,122
           Ford Motor Company Debentures:
    2,934    9.215%, 9/15/21                             3,184
    1,000    8.875%, 11/15/22                            1,025
           Geico Corporation Debentures,
    2,000    9.15%, 9/15/21                              2,124
           General Motors Acceptance Corp. Notes,
    2,694    9.625%, 12/15/01                            2,772
           Georgia Pacific Corp. Debentures:
    1,511    9.50%, 12/01/11                             1,610
    4,605    9.875%, 11/01/21                            4,707
      975    9.50%, 5/15/22                                967
           Goldman Sachs Group Notes,
   10,000    6.25%, 2/01/03 (Acquired 2/01/96,
             Cost $9,974)<F1>                            9,810
           GTE North, Inc. Debentures,
    1,100    9.60%, 1/01/21                              1,157
           Harris Bankcorp Subordinated Notes,
    1,065    9.375%, 6/01/01                             1,079
           Heller Financial, Inc. Notes,
    1,285    8.00%, 6/15/05                              1,297
           Lehman Brothers Holdings, Inc. Notes:
    3,825    6.65%, 11/08/00                             3,825
    5,000    7.50%, 9/01/06                              4,901
           Lehman Brothers, Inc. Debentures,
    2,620    11.625%, 5/15/05                            3,020
           Lehman Brothers Holdings, Inc. Senior Notes,
    1,500    8.75%, 5/15/02                              1,531
           Marlin Water Trust Senior Notes,
    6,053    7.09%, 12/15/01 (Acquired 12/8/98,
             Cost $6,039)<F1>                            6,017
           The May Department Stores Company Debentures,
    1,725    9.875%, 6/15/21                             1,817
           Merrill Lynch & Co. Medium Term Notes,
    5,000    5.88%, 1/15/04                              4,814
           National Westminster Bancorp, Inc.
             Debentures,
    1,000    9.375%, 11/15/03                            1,065


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS  41.6% (CONT.)
           NCNB Corp. Subordinated Notes,
  $ 5,155    10.20%, 7/15/15                           $ 6,091
           Newcourt Credit Group Notes,
    3,490    6.875%, 2/16/05 (Acquired 3/16/99,
             Cost $6,587)<F1>                            3,301
           News America Holdings Debentures,
    2,200    10.125%, 10/15/12                           2,376
           Northwest Airlines Corp. Pass-Thru Certificates,
    6,829    7.248%, 7/02/14                             6,075
           Old Dominion Electric Co-op First Mortgage,
    6,850    8.76%, 12/01/22                             7,033
           Osprey Trust Secured Notes,
    3,750    8.31%, 1/15/03 (Acquired 9/16/99,
             Cost $3,750)<F1>                            3,790
           Paine Webber Group, Inc. Notes:
    2,500    6.45%, 12/01/03                             2,465
    2,450    6.73%, 1/20/04                              2,434
    1,540    8.875%, 3/15/05                             1,644
           Parker Hannifin Debentures,
      400    9.75%, 2/15/21                                419
           JC Penney Company, Inc. Debentures:
    4,000    9.75%, 6/15/21                              2,631
    1,000    8.25%, 8/15/22                                518
           Principal Financial Group Senior Notes,
    7,000    8.20%, 8/15/09 (Acquired 8/18/99,
             Cost $6,979)<F1>                            7,056
           PSIEnergy, Inc. Debentures,
    3,100    7.85%, 10/15/07                             3,068
           Salomon, Inc. Notes,
    3,450    7.00%, 6/15/03                              3,447
           Salomon, Inc. Senior Notes:
    2,100    6.75%, 2/15/03                              2,090
    1,000    7.20%, 3/03/03                              1,005
           Security Capital Group, Inc. Medium Term Notes,
    2,850    7.75%, 11/15/03                             2,828
           Sprint Capital Corporation Company Guarantee,
    5,250    5.70%, 11/15/03                             5,023
           Sun Co. Inc. Debentures,
    2,802    9.375%, 6/01/16                             2,962
           Tenneco, Inc. Debentures,
    3,150    7.95%, 12/15/25                             2,641
           Time Warner, Inc. Debentures,
    2,200    9.125%, 1/15/13                             2,457
           Toll Road Investors Debentures,
             Principal Only:
    5,800    0.00%, 2/15/04 (Acquired 4/23/99,
             Cost $4,339)<F1>                            4,587
    1,000    0.00%, 2/15/05 (Acquired 5/21/99,
             Cost $705)<F1>                                733
           Transamerica Finance Corporation
             Senior Notes,
    5,675    6.125%, 11/01/01                            5,633
           TRW, Inc. Notes,
    3,360    6.625%, 6/01/04                             3,213
           United HealthCare Corporation Notes,
   10,000    6.60%, 12/01/03 (Acquired 11/19/98,
             Cost $9,977)<F1>                            9,680


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           CORPORATE BONDS  41.6% (CONT.)
           U.S. West Communications Debentures,
  $ 1,000    8.875%, 6/01/31                           $ 1,010
           Utilicorp United Inc. Senior Notes,
    3,000    7.625%, 11/15/09                            2,900
           Western National Corporation Senior Notes,
    2,456    7.125%, 2/15/04                             2,452
           Williams Companies, Inc. Notes,
    2,675    7.625%, 7/15/19                             2,590
           Wisconsin Public Service First Mortgage,
    2,000    8.80%, 9/01/21                              2,052
                                                      --------
                                                       233,891
                                                      --------

           MORTGAGE-BACKED SECURITIES 0.9%
           Amresco Residential Securities
             Mortgage Loan,
    4,819    Series 1997-3, Class A9, 6.96%, 3/25/27     4,770
           Prudential Securities Secured Financing Corp.,
      281    Series 1993-1, Class A, 6.44%, 2/16/21        277
                                                      --------
                                                         5,047
                                                      --------


           INTERNATIONAL/YANKEE (U.S. $ DENOMINATED) 12.0% Banco Santander-Chile Notes,
    4,925    6.50%, 11/01/05                             4,760
           British Sky Broadcasting Company Guarantee,
    5,000    6.875%, 2/23/09                             4,279
           Dresdner Bank Subordinated Debentures,
    3,500    7.25%, 9/15/15                              3,261
           Ford Capital BV Debentures,
      560    9.875%, 5/15/02                               582
           Ford Capital BV Notes:
    4,025    9.375%, 5/15/01                             4,073
    1,400    9.50%, 6/01/10                              1,529
           Household Netherlands BV Company Guarantee,
   10,000    6.20%, 12/01/03                             9,743
           Hydro-Quebec Corporation Debentures:
    3,500    11.75%, 2/01/12                             4,676
      750    9.75%, 1/15/18                                783
           Korea Development Bank Bonds:
    2,300    7.125%, 9/17/01                             2,287
    3,600    7.90%, 2/01/02                              3,601
           Korea Electric Power Debentures,
    1,400    6.75%, 8/01/27                              1,324
           Metronet Communications Corp. Senior Notes,
    1,000    10.625%, 11/01/08                           1,103
           National Bank of Hungary Debentures,
    2,490    8.875%, 11/01/13                            2,641
           Newfoundland (Province of) Canada,
    1,975    10.00%, 12/01/20                            2,443
           Norsk Hydro A/S Debentures,
    2,900    9.00%, 4/15/12                              3,204


                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

BOND IMMDEX(TM) FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           INTERNATIONAL/YANKEE
             (U.S. $ DENOMINATED)  12.0% (CONT.)
           Sanwa Bank Ltd. Subordinated Notes,
   $5,000    8.35%, 7/15/09                            $ 4,975
           Stagecoach Holdings PLC Notes,
    2,500    8.625%, 11/15/09                            2,250
           Sumitomo Bank International Guaranteed Notes,
    3,000    8.50%, 6/15/09                              3,033
           Sweden (Kingdom of) Debentures,
    1,100    11.125%, 6/01/15                            1,478
           Wharf Capital International Ltd. Notes:
    2,700    8.875%, 11/01/04                            2,793
    2,675    7.625%, 3/13/07                             2,539
                                                      --------
                                                        67,357
                                                      --------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  11.0%
           Federal Home Loan Bank (FHLB):
    1,005    5.37%, 1/16/03                                983
    6,000    5.785%, 2/09/05                             5,832
    1,500    6.365%, 11/05/07                            1,483
           Federal Home Loan Mortgage Corporation
             (FHLMC):
       54    Participation Certificates, 7.50%, 4/01/07     53
    7,500    Reference Note, 6.625%, 9/15/09             7,444
           Real Estate Mortgage Investment Conduit
             (REMIC):
      458    Series 1022, Class J, 6.00%, 12/15/20         441
    1,266    Series 162, Class F, 7.00%, 5/15/21         1,251
    1,094    Series 1118, Class Z, 8.25%, 7/15/21        1,118
      262    Series 6, Class C, 9.05%, 6/15/19             270
      918    Series 188, Class H, 7.00%, 9/15/21           907
      537    Series 1201, Class E, 7.40%, 12/15/21         538
    1,058    Series 1790-A, Class A, 7.00%, 4/15/22      1,045
           Federal National Mortgage Association (FNMA):
      300    5.45%, 10/10/03                               292
   20,000    7.125%, 3/15/07                            20,565
    2,090    6.21%, 11/07/07                             2,035
    2,600    7.25%, 1/15/10                              2,694
           Federal National Mortgage Association (FNMA),
             Participation Certificates:
      216    Series 317, 7.50%, 8/01/07                    217
       68    Series 1464, 7.75%, 6/01/08                    69
           Real Estate Mortgage Investment Conduit (REMIC):
       12    Series 1992-145, Class N, 10.06%, 1/25/06     155
      532    Series 1988-24, Class G, 7.00%, 10/25/18      523
      529    Series 1989-44, Class H, 9.00%, 7/25/19       546


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  11.0% (CONT.)
           Federal National Mortgage Association
             (FNMA)
             Real Estate Mortgage Investment Conduit
             (REMIC):
   $  125    Series 1989-90, Class E, 8.70%, 12/25/19  $   128
      551    Series 1990-30, Class E, 6.50%, 3/25/20       535
      510    Series 1990-61, Class H, 7.00%, 6/25/20       505
      298    Series 1990-72, Class B, 9.00%, 7/25/20       308
      390    Series 1990-102, Class J, 6.50%, 8/25/20      378
    1,930    Series 1990-105, Class J, 6.50%, 9/25/20    1,878
      334    Series 1990-106, Class J, 8.50%, 9/25/20      343
    1,712    Series 1991-56, Class M, 6.75%, 6/25/21     1,673
    2,992    Series 1991-134, Class Z, 7.00%, 10/25/21   2,931
      720    Series 1992-120, Class C, 6.50%, 7/25/22      695
             FDIC REMIC Trust,
    4,162    Series 1996-C1, Class 1A, 6.75%, 5/25/26    4,137
                                                      --------
                                                        61,972
                                                      --------

                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

BBOND IMMDEX(TM) FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           INTERNATIONAL/YANKEE
             (U.S. $ DENOMINATED)  12.0% (CONT.)
           Sanwa Bank Ltd. Subordinated Notes,
   $5,000    8.35%, 7/15/09                            $ 4,975
           Stagecoach Holdings PLC Notes,
    2,500    8.625%, 11/15/09                            2,250
           Sumitomo Bank International Guaranteed Notes,
    3,000    8.50%, 6/15/09                              3,033
           Sweden (Kingdom of) Debentures,
    1,100    11.125%, 6/01/15                            1,478
           Wharf Capital International Ltd. Notes:
    2,700    8.875%, 11/01/04                            2,793
    2,675    7.625%, 3/13/07                             2,539
                                                      --------
                                                        67,357
                                                      --------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  11.0%
           Federal Home Loan Bank (FHLB):
    1,005    5.37%, 1/16/03                                983
    6,000    5.785%, 2/09/05                             5,832
    1,500    6.365%, 11/05/07                            1,483
           Federal Home Loan Mortgage Corporation
             (FHLMC):
       54    Participation Certificates, 7.50%, 4/01/07     53
    7,500    Reference Note, 6.625%, 9/15/09             7,444
             Real Estate Mortgage Investment Conduit
             (REMIC):
      262    Series 6, Class C, 9.05%, 6/15/19             270
      458    Series 1022, Class J, 6.00%, 12/15/20         441
    1,266    Series 162, Class F, 7.00%, 5/15/21         1,251
    1,094    Series 1118, Class Z, 8.25%, 7/15/21        1,118
      918    Series 188, Class H, 7.00%, 9/15/21           907
      537    Series 1201, Class E, 7.40%, 12/15/21         538
    1,058    Series 1790-A, Class A, 7.00%, 4/15/22      1,045
           Federal National Mortgage Association (FNMA):
      300    5.45%, 10/10/03                               292
   20,000    7.125%, 3/15/07                            20,565
    2,090    6.21%, 11/07/07                             2,035
    2,600    7.25%, 1/15/10                              2,694
             Participation Certificates:
      216    Series 317, 7.50%, 8/01/07                    217
       68    Series 1464, 7.75%, 6/01/08                    69
             Real Estate Mortgage Investment Conduit
             (REMIC):
       12    Series 1992-145, Class N, 10.06%, 1/25/06     155
      532    Series 1988-24, Class G, 7.00%, 10/25/18      523
      529    Series 1989-44, Class H, 9.00%, 7/25/19       546

Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  11.0% (CONT.)
           Federal National Mortgage Association
             (FNMA)
             Real Estate Mortgage Investment Conduit
             (REMIC):
   $  125    Series 1989-90, Class E, 8.70%, 12/25/19  $   128
      551    Series 1990-30, Class E, 6.50%, 3/25/20       535
      510    Series 1990-61, Class H, 7.00%, 6/25/20       505
      298    Series 1990-72, Class B, 9.00%, 7/25/20       308
      390    Series 1990-102, Class J, 6.50%, 8/25/20      378
    1,930    Series 1990-105, Class J, 6.50%, 9/25/20    1,878
      334    Series 1990-106, Class J, 8.50%, 9/25/20      343
    1,712    Series 1991-56, Class M, 6.75%, 6/25/21     1,673
    2,992    Series 1991-134, Class Z, 7.00%, 10/25/21   2,931
      720    Series 1992-120, Class C, 6.50%, 7/25/22      695
           FDIC REMIC Trust,
    4,162    Series 1996-C1, Class 1A, 6.75%, 5/25/26    4,137
                                                      --------
                                                        61,972
                                                      --------

           U.S. TREASURY OBLIGATIONS  30.4%
           U.S. Treasury Bonds:
    4,000    6.00%, 8/15/09                              4,042
   16,050    9.875%, 11/15/15                           22,146
   54,680    9.25%, 2/15/16                             72,287
   25,373    8.00%, 11/15/21                            31,359
           U.S. Treasury Notes:
   20,000    7.25%, 8/15/04                             20,928
   19,325    6.625%, 5/15/07                            20,117
                                                      --------
                                                       170,879
                                                      --------

           Total Long-Term Investments (Cost $549,230) 554,398
                                                      --------

   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  0.5%
           INVESTMENT COMPANIES  0.5%
        3  Financial Square Prime Obligation Fund            3
    2,979  Short-Term Investments Co. Liquid Assets
             Portfolio                                   2,979
                                                      --------

           Total Short-Term Investments (Cost $2,982)    2,982
                                                      --------

           Total Investments (Cost $552,212) 99.1%     557,380
                                                      --------

           Other Assets, less Liabilities 0.9%           4,895
                                                      --------

           TOTAL NET ASSETS  100.0%                   $562,275
                                                      ========


           <F1>Unregistered security


                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STRATEGIC INCOME FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


   Number                                          Market Value
  of Shares                                       (in thousands)
------------                                     ---------------

           COMMON STOCKS  5.2%
           BANKING & FINANCE  0.0%
    2,300  National City Corporation                      $ 49
                                                      --------

           CLOSED-END INVESTMENT COMPANIES  2.0%
  165,000  First Australia Prime Income Fund               637
  220,000  First Commonwealth Fund Inc.                  1,952
                                                      --------
                                                         2,589
                                                      --------

           COSMETICS & TOILETRIES  0.3%
   20,000  International Flavors & Fragrances Inc.         335
                                                      --------

           RETAIL  0.1%
    2,500  Home Depot, Inc. (The)                          108
                                                      --------

           TOBACCO  1.7%
   60,000  Philip Morris Companies, Inc.                 2,198
                                                      --------

           UTILITIES  1.1%
   20,000  PG&E Corporation                                539
   25,000  TXU Corporation                                 926
                                                      --------
                                                         1,465
                                                      --------

           Total Common Stocks (Cost $6,786)             6,744
                                                      --------

           PREFERRED STOCKS  11.0%
           ENERGY  1.5%
   78,200  Enron Capital Trust I                         1,926
                                                      --------

           FINANCE  5.8%
   60,000  Household International, Inc., Capital
             Trust V1,586
   20,800  MSDW Capital Trust I                            458
  124,900  PLC Capital Trust I, Series B                 2,943
   75,000  SI Financing Trust I                          1,889
   25,000  TXU Capital Trust II                            628
                                                      --------
                                                         7,504
                                                      --------

           INTERNATIONAL OIL  2.3%
  124,300  TransCanada PipeLines Ltd.                    2,968
                                                      --------

           TELECOMMUNICATIONS  1.0%
   55,000  MCI Capital I, Series A                       1,275
                                                      --------

           UTILITIES  0.4%
   22,500  Alabama Power Capital Trust II                  531
                                                      --------


           Total Preferred Stocks (Cost $14,804)        14,204
                                                      --------


   Number                                          Market Value
  of Shares                                       (in thousands)
  ---------                                       --------------

           REAL ESTATE INVESTMENT TRUSTS  17.5%
   25,000  AvalonBay Communities, Inc., Pfd., Series G   $ 588
   40,000  Bedford Property Investors, Inc.                788
  120,000  Developers Diversified Realty Corporation     1,433
   10,900  Equity One, Inc.                                102
   60,000  Equity Residential Properties Trust, Pfd.     1,335
   50,000  FelCor Lodging Trust Inc.                     1,097
   30,000  Franchise Finance Corporation of America        609
  100,000  Glimcher Realty Trust                         1,300
   84,637  Healthcare Realty Trust, Inc.                 1,687
   74,000  Hospitality Properties Trust                  1,596
   42,100  Kimco Realty Corporation, Pfd.                  953
  140,000  LaSalle Hotel Properties                      2,013
   75,000  Lexington Corporate Properties Trust            839
   35,000  Liberty Property Trust                          925
   31,700  MeriStar Hospitality Corporation                606
   70,000  Mills Corporation                             1,194
   55,000  Public Storage,Inc., Pfd., Series F           1,406
  150,000  RFS Hotel Investors, Inc.                     1,931
   20,000  Simon Property Group, Inc.                      446
  130,000  Sizeler Property Investors, Inc.                999
   15,300  Sorvan Self Storage, Inc.                       289
   20,000  Storage USA, Inc.                               559
                                                      --------

           Total Real Estate Investment Trusts
             (Cost $24,400)                             22,695
                                                      --------



Principal Amount
 (in thousands)
----------------

           LONG-TERM INVESTMENTS  64.4%
           CORPORATE BONDS  41.7%
      750  Ashland Inc., Series F, 7.90%, 8/05/06          750
    1,500  Ashland Inc., 7.78%, 9/19/16                  1,416
    2,000  Atlantic Richfield Company, Series B,
             8.60%, 5/15/12                              2,198
    2,000  AvalonBay Communities, Inc., 6.80%, 7/15/06   1,907
    2,000  Banc One Corporation, 8.00%, 4/29/27          1,971
      500  Capital Holding Corporation, 9.25%, 5/07/01     506
      500  Chevron Capital USA, Inc., 7.45%, 8/15/04       505
    1,000  Coastal Corporation, 9.625%, 5/15/12          1,147
    3,500  Dell Computer Corporation, 7.10%, 4/15/28     3,140
      289  Duke Energy Corporation, 7.875%, 5/01/24        281
    2,520  Federated Department Stores, Inc., 7.45%,
             7/15/17                                     2,105
    2,000  Finova Capital Corporation, 9.125%, 2/27/02   1,310
    1,000 Finova Capital Corporation, 6.71%, 11/07/05 592 2,000 First Union Corporation Capital Trust I, 8.04%,
             12/01/26                                    1,797
    2,000  Ford Motor Credit Company, 6.75%, 8/15/08     1,888
    3,500  GTE Corporation, 7.83%, 5/01/23               3,386
    2,000  Highwoods Forsyth LP, 7.19%, 6/15/04          1,916
    1,500  International Lease Finance Corporation,
             8.375%, 12/15/04                            1,565
    2,000  Lockheed Martin Corporation, 7.875%,
             3/15/23                                     1,868

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STRATEGIC INCOME FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  -------------

           CORPORATE BONDS  41.7% (CONT.)
   $1,000  May Department Stores Company (The),
             7.625%, 8/15/13                          $    959
    2,100  NationsBank Capital Trust IV, 8.25%,
             4/15/27                                     2,006
    2,000  Northern Illinois Gas Company, 7.26%,
             10/15/25                                    1,871
    2,000  Ohio National Life Insurance Company,
             8.875%, 7/15/04                             2,089
    1,000  Penney (JC) Co., Inc., 7.65%, 8/15/16           580
    1,000  Penney (JC) Co., Inc., 7.95%, 4/01/17           560
    1,017  Philip Morris Companies, Inc., 7.125%,
             8/15/02                                     1,007
    1,000  Post Apartment Homes LP, 7.30%, 4/01/04         995
    2,000  Procter & Gamble Company, 7.375%, 3/01/23     1,928
    3,000  Safeway, Inc., Medium Term Note, 8.57%,
             4/01/03                                     3,079
      725  Sears, Roebuck & Company, 8.66%, 10/02/06       750
    2,000  Spieker Properties, Inc., 8.00%, 7/19/05      2,043
    1,000  Spieker Properties, Inc., 7.35%, 12/01/17       895
    3,000  TRW Inc., 8.75%, 5/15/06                      3,079
    2,000  Wells Fargo & Company, 7.96%, 12/15/26        1,860
                                                      --------
                                                        53,949
                                                      --------

           INTERNATIONAL  6.9%
    3,700  ABN-AMRO Bank NV, New York, 7.75%, 5/15/23    3,608
    1,000  Koninklijke Philips Electronics NV,
             8.375%, 9/15/06                             1,042
    4,500  Zurich Capital Trust, 8.376%, 6/01/37         4,275
                                                      --------
                                                         8,925
                                                      --------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  15.8%
           Federal Home Loan Mortgage Corporation
             (FHLMC)
      332    9.00%, 5/01/21                                345
      707    8.50%, 6/01/24                                728
             Real Estate Mortgage Investment Conduit
             (REMIC):
      670    Series 1360, Class PK, 10.00%, 12/15/20       696
    2,000    Series 1378, Class H, 10.00%, 1/15/21       2,136
      539    Series 1255, Class G, 7.50%, 7/15/21          539
    1,916    Series 62, Class B, 7.50%, 5/20/24          1,921
           Federal National Mortgage Association (FNMA)
      207    7.00%, 11/01/06                               205
      245    7.50%, 4/01/07                                245
    1,356    8.00%, 4/01/20                              1,378
    2,913    8.00%, 2/01/30                              2,950
             Real Estate Mortgage Investment Conduit
             (REMIC):
      220    Series 1989-54, Class E, 8.40%, 8/25/19       225
      502    Series 1990-63, Class H, 9.50%, 6/25/20       523
           Government National Mortgage Association
             (GNMA)
             Real Estate Mortgage Investment Conduit
             (REMIC):
    4,000    Series 1996-20, Class C, 7.50%, 5/16/23     4,028


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  -------------

           U.S. GOVERNMENT AGENCY-BACKED
             MORTGAGE ISSUES  15.8% (CONT.)
           Government National Mortgage Association
            (GNMA):
   $   65    9.00%, 7/15/16                               $ 68
      196    9.00%, 1/15/22                                205
      305    8.00%, 11/20/26                               309
      472    7.50%, 12/15/26                               475
      945    7.50%, 2/20/27                                944
    2,669    6.50%, 12/20/28                             2,567
                                                      --------
                                                        20,487
                                                      --------

           Total Long-Term Investments (Cost $89,303)   83,361
                                                      --------

   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENT  1.5%
           INVESTMENT COMPANY  1.5%
    1,966  Short-Term Investments Co. Gov.
             Agency Portfolio                            1,966
                                                      --------

           Total Short-Term Investment (Cost $1,966)     1,966
                                                      --------

           Total Investment (Cost $137,259) 99.6%      128,970
                                                      --------

           Other Assets, less Liabilities 0.4%             516
                                                      --------

           TOTAL NET ASSETS  100.0%                   $129,486
                                                      ========

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STRATEGIC INCOME FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


  Number of                                        Market Value
  Contracts                                       (in thousands)
  ---------                                       --------------

           SCHEDULE OF CALL OPTIONS WRITTEN
      200  Hospitality Properties Trust,
             expires 6/16/01,
             exercise price $22.50                        $ 24
      200  International Flavors & Fragrances Inc.,
             expires 2/17/01, exercise price $15            50
      600  Philip Morris Companies, Inc.,
             expires 1/20/01,
             exercise price $25                            735
      200  TXU Corporation, expires 1/20/01,
             exercise price $35                             61
                                                      --------

           Total Call Options Written
             (Premiums received $255)                      870
                                                      --------

           SCHEDULE OF PUT OPTIONS WRITTEN
      100  Anheuser-Busch Companies, Inc.,
             expires 12/16/00,
             exercise price $40                              6
      100  Bristol-Myers Squibb Company,
             expires 12/16/00,
             exercise price $55                             13
      100  Dow Chemical Company (The), expires 3/17/01,
             exercise price $22.50                           5
      100  First Union Corporation, expires 1/20/01,
             exercise price $25                              6
       25  Home Depot, Inc. (The), expires 11/18/00,
             exercise price $55                             30
      100  Lockheed Martin Corporation, expires 12/16/00,
             exercise price $30                              4
      100  MBIA, Inc., expires 11/18/00,
             exercise price $60  1
       50  J.P. Morgan & Company, expires 12/16/00,
             exercise price $150                            19
      200  PG&E Corporation, expires 12/16/00,
             exercise price $25                             54
      100  Westvaco Corporation, expires 1/20/01,
             exercise price $30                             29
                                                      --------

           Total Put Options Written
             (Premiums received $214)                      167
                                                      --------

           Total Options Written (Premiums
             received $469)                            $ 1,037
                                                       =======


         NV - Naamloze Vennootschaap (Dutch Corporation)


                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

TAX-EXEMPT INTERMEDIATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           LONG-TERM INVESTMENTS  93.9%
           MUNICIPAL BONDS  93.9%
           ALABAMA  1.5%
           Anniston, Alabama Regional Medical
             Center Board
   $1,400    Project, 8.00%, 7/01/11, Escrowed
             to Maturity                               $ 1,708
                                                      --------

           ALASKA  1.3%
           Alaska State Housing Finance Corporation,
    1,465    6.375%, 12/01/12, Prerefunded 12/01/02      1,541
                                                      --------

           ARIZONA  12.1%
           Arizona State Municipal Funding Program,
    1,500    8.75%, 8/01/07, Escrowed to Maturity        1,852
           Arizona Health Facilities Hospital Revenue,
    1,870    7.25%, 11/01/14, Prerefunded 11/01/03       2,030
           Maricopa County, Arizona Elementary School
             District, No. 068, Alhambra, 5.625%,
             7/01/13,
    2,500    Partially Prerefunded                       2,594
           Phoenix, Arizona Street & Highway Users,
             Partially Prerefunded 7/01/02, Remainder
             Escrowed to Maturity:
    1,000    6.50%, 7/01/09                              1,050
    4,700    6.25%, 7/01/11                              4,877
           Scottsdale Arizona Water and Sewer,
    1,290    7.00%, 7/01/06                              1,441
                                                      --------
                                                        13,844
                                                      --------

           CALIFORNIA  0.7%
           San Marcos, California Certificates of
             Participation,
             Principal Only, 0.00%, 2/15/06,
    1,085    Escrowed to Maturity                          860
                                                      --------

           COLORADO  1.8%
           Fruita, Colorado, Escrowed to Maturity,
      485    9.25%, 4/01/03                                528
           Loveland, Colorado, Water Utility
           Improvements,
    1,365    8.875%, 11/01/05, Escrowed to Maturity      1,563
                                                      --------
                                                         2,091
                                                      --------

           DELAWARE  4.0%
           Delaware State Economic Development
             Authority,
             First Mortgage; Gilpin Hall Project
    2,800    7.625%, 7/01/25, Prerefunded 7/01/05        3,192
           Delaware State Health Facilities Authority
             Revenue,
    1,265    7.00%, 10/01/15, Prerefunded to
             Various Dates                               1,364
                                                      --------
                                                         4,556
                                                      --------

           GEORGIA  7.1%
           Municipal Electric Authority, Georgia,
    7,000    4.189%, 1/01/20<F1>                         7,000
           Fulco, Georgia Hospital Authority
             Anticipation
    1,090    Certificates, 6.25%, 9/01/13,
             Prerefunded 9/01/02                         1,144
                                                      --------
                                                         8,144
                                                      --------


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           ILLINOIS  24.2%
           Elgin, Illinois,
   $2,990    7.25%, 1/01/04                            $ 3,219
           Lake County, Illinois, School District 112,
    1,415    9.00%, 12/01/05                             1,686
           Cook County, Illinois Niles Twp. School
             District,
    1,560    Principal Only, 0.00%, 12/01/07             1,099
           Cook County, Illinois Cicero School
             District,
    1,000    8.50%, 12/01/04                             1,141
           Bolingbrook, Illinois, Principal Only
    1,080    0.00%, 1/01/05                                887
           Chicago, Illinois,
      675    11.60%, 1/01/01                               683
           Chicago, Illinois, Equipment,
    5,000    5.60%, 1/01/06                              5,204
           Granite, Illinois Single Family Mortgage
             Revenue,
      925    7.75%, 10/01/11, Escrowed to Maturity       1,070
           Hodgkins, Illinois,
    1,200    9.50%, 12/01/09, Prerefunded 12/01/01       1,300
           Illinois Educational Facility Authority,
             Revenue,
    2,270    4.288%, 12/01/25<F1>                        2,270
           Illinois Health Facilities Authority
             Revenue,
             Memorial Hospital, 7.25%, 5/01/22,
    1,000    Prerefunded 5/01/02                         1,058
           Illinois Health Facilities Authority
             Revenue,
             Evangelical - A, 6.75%, 4/15/12,
    1,320    Escrowed to Maturity                        1,492
           Illinois State Certificates of
             Participation,
    1,000    6.00%, 7/01/06                              1,064
           Regional Transportation Authority,
             Illinois Series B,
    1,000    6.00%, 6/01/07, Prerefunded 6/01/04         1,064
           Springfield, Illinois Electric Revenue,
    1,000    6.00%, 3/01/04                              1,043
    1,050    6.00%, 3/01/06                              1,114
           University of Illinois,
    1,005    6.10%, 10/01/03, Escrowed to Maturity       1,049
           Will County, Illinois Community School
             District #365,
    1,685    Principal Only, 0.00%, 11/01/05             1,322
                                                      --------
                                                        27,765
                                                      --------

           INDIANA  1.8%
           Indiana Transportation Financial
             Authority,
    2,000    5.75%, 6/01/12                              2,130
                                                      --------

           KANSAS  1.1%
           Emporia, Kansas Sewer System,
    1,165    6.25%, 11/15/07, Escrowed to
             Maturity                                    1,294
                                                      --------


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

TAX-EXEMPT INTERMEDIATE BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  -------------


           KENTUCKY 2.6%
           Kentucky State Turnpike Authority Revenue,
   $1,400    7.20%, 7/01/09, Escrowed to Maturity      $ 1,589
           Louisville, Kentucky Water & Sewer Revenue,
    1,250    6.00%, 11/15/07, Escrowed to Maturity       1,350
                                                      --------
                                                         2,939
                                                      --------

           LOUISIANA  1.8%
           Louisiana Public Facilities Authority
             Hospital Revenue,
    1,915    7.25%, 10/01/22, Prerefunded 10/01/02       2,045
                                                      --------

           MICHIGAN  0.9%
           Detroit Michigan Water Supply System,
    1,000    6.25%, 7/01/12, Prerefunded 7/01/02         1,043
                                                      --------

           MINNESOTA  3.8%
           Minneapolis, Minnesota Hospital and
           Rehabilitation,
             St. Mary's Hospital,
    1,210    10.00%, 6/01/13, Escrowed to Maturity       1,579
           St. Paul, Minnesota, Port Authority Hotel,
    2,335    8.05%, 8/01/21, Prerefunded 8/01/08         2,811
                                                      --------
                                                         4,390
                                                      --------

           NEVADA  2.7%
           Nevada State Capital Improvements,
    3,000    5.25%, 6/01/11                              3,054
                                                      --------

           NEW JERSEY  0.8%
           New Jersey State Turnpike Authority Revenue,
      820    6.75%, 1/01/09, Escrowed to Maturity          883
                                                      --------

           NEW MEXICO  2.8%
           Farmington, New Mexico Power Revenue Bonds,
    2,645    9.875%, 1/01/13, Prerefunded 7/01/05        3,169
                                                      --------

           OHIO  2.8%
           Cleveland, Ohio Parking Facilities Revenue,
    1,125    8.10%, 9/15/22, Prerefunded 9/15/02         1,217
           Ohio Air Quality Development Authority
             Revenue,
    2,000    4.587%, 12/01/15<F1>                        2,000
                                                      --------
                                                         3,217
                                                      --------

           OKLAHOMA  2.4%
           Cherokee County, Oklahoma, Principal Only,
    1,340    0.00%, 11/01/11, Escrowed to Maturity         765
           Tulsa County, Oklahoma Home Finance
             Authority
             Single Family Mortgage Revenue,
    1,710    6.90%, 8/01/10, Escrowed to Maturity        1,994
                                                      --------
                                                         2,759
                                                      --------

           PENNSYLVANIA  2.1%
           Hazleton, Pennsylvania, Health Services
             Authority,
      955    8.38%, 7/01/12, Prerefunded to 1/01/03      1,046
           Philadelphia Hospitals Authority Revenue,
    1,150    9.875%, 7/01/10, Prerefunded to 7/01/05     1,398
                                                      --------
                                                         2,444
                                                      --------


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           TENNESSEE  1.3%
           Metropolitan Government Nashville & Davidson
             County, Tennessee Water & Sewer,
             Principal Only,
   $5,000    0.00%, 12/01/13, Prerefunded 12/01/02     $ 1,447
                                                      --------

           TEXAS  6.3%
           Amarillo, Texas Independent School District,
    1,035    7.00%, 2/01/06                              1,147
           Cypress-Fairbanks, Texas Independent
             School District,
    4,000    5.50%, 2/15/18                              3,995
           Houston, Texas Airport System Revenue,
      950    8.20%, 7/01/05, Escrowed to Maturity        1,046
           Texas State Turnpike Authority, Dallas,
    1,000    6.50%, 1/01/08                              1,105
                                                      --------
                                                         7,293
                                                      --------

           VIRGINIA  1.8%
           Peninsula Ports Authority Virginia
             Health Care
             Facilities - Mary Immaculate
             Project, 7.00%,
    2,000    8/01/17, Prerefunded to 8/01/04
             & 8/01/06                                   2,100
                                                      --------

           WASHINGTON  5.3%
           Seattle, Washington, Library Facilities,
    4,515    5.375%, 12/01/14                            4,576
           Washington State,
    1,500    6.30%, 9/01/02                              1,537
                                                      --------
                                                         6,113
                                                      --------

           WISCONSIN  0.9%
           Wausau, Wisconsin School District,
    1,000    6.50%, 4/01/10, Prerefunded 4/01/02         1,027
                                                      --------

           Total Municipal Bonds (Cost $108,379)       107,856
                                                      --------

   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  4.2%
           INVESTMENT COMPANIES 4.2%
    4,728  Financial Square Tax-Exempt                   4,728
       33  Tax-Free Investment Trust                        33
                                                      --------

           Total Short-Term Investments (Cost $4,761)    4,761
                                                      --------

           Total Investments (Cost $ 113,140) 98.1%    112,617
                                                      --------

           Other Assets, less Liabilities 1.9%           2,234
                                                      --------

           TOTAL NET ASSETS 100.0%                    $114,851
                                                      ========


         <F1> Variable rate security


                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MISSOURI TAX-EXEMPT BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           LONG-TERM INVESTMENTS  94.0%
           MUNICIPAL BONDS  94.0%
           MISSOURI  87.1%
           Clay County, Public Building Authority,
             Leasehold Revenue, 5.125%, 5/15/14,
   $3,280    Callable on 5/15/08 @ 100                 $ 3,272
           Clayton SchoolDistrict, G.O., 5.00%,
    3,325    3/01/17, Callable on 3/01/07 @ 101          3,164
           Columbia, Water & Electrical Revenue,
             Series A, 6.125%, 10/01/12, Prerefunded
    1,000    on 10/01/02 @ 102                           1,049
           Hazelwood School District, G.O., 5.85%,
    1,000    3/01/09, Callable on 3/01/04 @ 100          1,036
           Jackson County School District, G.O.,
    2,000    4.85%, 3/01/13, Callable on 3/01/08 @ 100   1,947
           Jefferson City School District, Series A,
    1,000    6.70%, 3/01/11                              1,128
           Kansas City School District Building,
             Capital Improvement Project, 5.00%,
             2/01/14,
    2,230    Callable on 2/01/04 @ 102 (FGIC Insured)    2,198
           Kansas City School District Building,
             Capital Improvement Project, 5.15%,
             2/01/08,
    2,415    Callable on 2/01/04 @ 102 (FGICInsured)     2,466
           Kansas City School District Building,
             Elementary Improvement Project, Series D,
             5.00%, 2/01/14, Callable on 2/01/04 @ 102
    1,000    (FGICInsured)                                 986
           Kansas City School District Building,
             SeriesC, 5.375%, 7/01/05, Callable on
    1,000    7/01/03 @ 101 (FGICInsured)                 1,028
    1,000  Kansas City Sewer Revenue, 5.75%, 3/01/01     1,005
           Kansas City Water Revenue, Series A, 5.00%,
    4,390    12/01/11, Callable on 12/01/08 @ 101        4,424
           Kansas City Water Revenue, Series B, 5.00%,
    2,200    12/01/16, Callable on 12/01/06 @ 101        2,122
           Kansas City, Series A, G.O., 5.25%, 9/01/12,
    3,980    Callable on 3/01/08 @ 101                   4,062
           Mehlville School District No. 09, G.O.,
             6.00%, 2/15/13,
    1,500    Callable on 2/15/03 @ 102 (MBIA Insured)    1,576
           Missouri Southern State College Revenue,
             5.25%, 12/01/12, Prerefunded on 12/01/02
      750    @ 100 (MBIA Insured)                          762
           Missouri State Board of Public Buildings,
    1,500    6.40%, 12/01/09, Callable on 12/01/01
             @ 100                                       1,529
           Missouri State Environmental Improvement &
             Energy Resources Authority, Water Pollution
             Control Revenue, Series A, 6.45%, 7/01/08,
    1,000    Callable on 7/01/02 @ 102                   1,050
           Missouri State Environmental Improvement &
             Energy Resources Authority, Water
             Pollution
             Control Revenue, Series A, 6.875%, 6/01/14,
    1,100    Callable on 12/01/01 @ 102                  1,147


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           MISSOURI  87.1% (CONT.)
           Missouri State Environmental Improvement &
             Energy Resources Authority,
             Water Pollution
             Control Revenue, Series A, 6.55%, 7/01/14,
   $  500    Callable on 7/01/02 @ 102                  $  524
           Missouri State Environmental Improvement &
             Energy Resources Authority, Water
             Pollution
             Control Revenue, Series A, 5.50%, 7/01/16,
    2,495    Callable on 7/01/10 @ 100                   2,542
           Missouri State Environmental Improvement &
             Energy Resources Authority, Water
             Pollution
             Control Revenue, Series A, 5.00%, 1/01/19,
    2,200    Callable on 7/01/08 @ 101                   2,087
           Missouri State Environmental Improvement &
             Energy Resources Authority, Water
             Pollution
             Control Revenue, Series B, 5.25%, 1/01/15,
    2,180    Callable on 1/01/09 @ 101                   2,187
           Missouri State Environmental Improvement &
             Energy Resources Authority, Water Pollution
             Control Revenue, Series E, 5.625%, 7/01/16,
    1,250    Callable on 7/01/06 @ 101                   1,279
           Missouri State Environmental Improvement &
             Energy Resources Authority, Water
             Pollution
             Control Revenue, Series D, 5.875%,
             1/01/15,
    1,000    Callable on 1/01/06 @ 101                   1,041
           Missouri State Health & Educational
             Facilities Authority,
             Health Facilities Revenue, Barnes Hospital,
      500    7.125%, 12/15/12, Prerefunded on 12/15/00
             @ 102512
           Missouri State Health & Educational
             Facilities Authority, Health Facilities
             Revenue, Barnes-Jewish, Inc., Series A,
             5.25%, 5/15/21,
    2,500    Callable on 5/15/03 @ 102                   2,342
           Missouri State Health & Educational
             Facilities Authority, Health
             Facilities Revenue,
             Bethesda Eye Institute, 6.625%,
             11/01/09, Prerefunded on
      600    11/01/01 @ 102 (LOC-Credit Local de France)   625
           Missouri State Health & Educational
             Facilities Authority, Health Facilities
             Revenue,
    3,310    BJC Health Systems, SeriesA, 6.75%,
             5/15/12 3,813
           Missouri State Health & Educational
             Facilities Authority, Health Facilities
             Revenue, Children's
             Mercy Hospital Projects, 5.625%, 5/15/12,
    1,200    Callable on 5/15/03 @ 101 (MBIAInsured)     1,228
           Missouri State Health & Educational
             Facilities
             Authority, Health Facilities Revenue,
             Freeman
             Hospital Project, Series A, 5.375%,
             2/15/14,
    1,000    Callable on 2/15/04 @ 102 (FSAInsured)      1,007
           Missouri State Health & Educational
             Facilities
             Authority, Health Facilities Revenue,
             Nurshome
             Hospital, 5.00%, 5/15/28, Callable on
    3,105    5/15/08 @ 101                               2,717

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MISSOURI TAX-EXEMPT BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           MISSOURI  87.1% (CONT.)
           Missouri State Health & Educational
             Facilities Authority, Health Facilities
             Revenue, Sisters of Mercy Health
              System, Series A, 6.25%, 6/01/15,
   $  750    Callable on 6/01/02 @ 102 (MBIAInsured)    $  779
           Missouri State Health & Educational
             Facilities Authority, Health
             Facilities Revenue, SSMHealth
             Care System, Series A, 5.00%, 6/01/12,
    1,500    Callable on 6/01/08 @ 101 (MBIAInsured)     1,496
           Missouri State Health & Educational Facilities
             Authority, Health Facilities Revenue,
             SSMHealth Care System, Series A, 5.00%,
             6/01/18,
    3,895    Callable on 6/01/08 @ 101 (MBIAInsured)     3,681
           Missouri State Health & Educational
             Facilities Authority, Health Facilities
             Revenue, SSMHealth Care System,
             Series AA, 6.25%, 6/01/16,
    1,610    Callable on 6/01/02 @ 102 (MBIAInsured)     1,671
           Missouri State Health & Educational
             Facilities Authority, Health Facilities
             Revenue, SSMHealth Care System,
              Series AA, 6.25%, 6/01/16,
      390    Prerefunded on 6/01/02 @ 102
             (MBIAInsured)                                 408
           Missouri State Health & Educational
             Facilities Authority,
             Health Facilities Revenue,
             St. Luke's Health System,
             5.10%, 11/15/13, Callable on
    2,000    11/15/03 @ 102 (MBIAInsured)                1,985
           Missouri State Higher Education
             Loan Authority, Student Loan
    1,000    Revenue, Series A, 5.75%, 2/15/02           1,013
           Missouri State Housing Development Revenue,
             6.60%, 7/01/24, Callable on 1/01/03 @ 100
      685    (FHAInsured)                                  697
           Missouri State Housing Development Revenue,
             Series B, 7.00%, 9/01/10, Callable
      415    on 9/01/01 @ 102 (FHAInsured)                 429
           Missouri State Housing Development Revenue,
      310    Series C, 6.90%, 7/01/18, Callable on
             1/01/02 @ 102                                 320
           Missouri State Water Pollution Control
             Revenue, Series A, G.O., 5.75%, 8/01/18,
    2,085    Callable on 8/01/06 @ 100                   2,133
           Missouri State Water Pollution Control
             Revenue, Series A, G.O., 5.75%, 8/01/12,
    1,000    Callable on 8/01/02 @ 100                   1,015
           Missouri State, Fourth Street Building,
             Series A, G.O., 5.40%, 8/01/09,
    2,000    Callable on 8/01/06 @ 100                   2,071
           Missouri State, Third Street Building,
             Series A, G.O., 5.25%, 8/01/08,
    1,000    Callable on 8/01/02 @ 100                   1,010
           Missouri Western State College Revenue,
             5.40%, 10/01/16, Callable on 10/01/03
    1,000    @ 102 (MBIA Insured)                        1,008
           Missouri Series A, G.O., 5.125%, 8/01/09,
    1,000    Callable on 8/01/02 @ 100                   1,007


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           MISSOURI  87.1% (CONT.)
           North Kansas City Hospital Revenue,
             5.00%, 11/15/28, Callable on 11/15/08
   $3,000    @ 101 (AMBAC Insured)                     $ 2,672
           O'Fallon, G.O., 5.75%, 3/01/10, Callable on
      570    3/01/01 @ 100 (MBIA Insured)                  572
           Sikeston Electric Revenue, 5.00%, 6/01/22,
    1,000    Callable on 6/01/06 @ 101 (MBIA Insured)      932
           Sikeston Electric Revenue, 6.25%, 6/01/22,
    1,000    Prerefunded on 6/01/02 @ 102
             (MBIA Insured)                              1,046
           Southeast Missouri Correctional
             Facilities Revenue,
      500    5.75%, 10/15/08, Callable on 10/15/00
             @ 102   510
           Southeast Missouri Correctional
             Facilities Revenue,
      500    5.75%, 10/15/16, Callable on 10/15/02 @ 100   506
           Springfield School District No. R-12,
             Series A, G.O., 5.25%, 3/01/11,
             Callable on 03/01/03
    2,000    @ 100 (MBIA Insured)                        2,019
           Springfield Water Works Revenue, Series A,
    2,000    5.60%, 5/01/23, Callable on 05/01/03 @ 102  2,083
           St. Charles County Community College,
             G.O., 6.00%, 2/15/09, Callable on 02/15/01
    1,000    @ 102 (AMBACInsured)                        1,023
    3,250  St. Louis Co., G.O., 5.00%, 2/01/12           3,264
           St. Louis County Industrial Development
             Authority, Health Facility Revenue,
             Lutheran Health Care Association, Series A,
      800    7.375%, 2/01/14, Prerefunded on
             02/01/02 @ 102842
           St. Louis County Industrial Development
             Authority, Pollution Control Revenue,
      400    Anheuser-Busch Co. Project, 6.65%, 5/01/16    443
           St. Louis County, Pattonville R-3
             School District,
             G.O., 6.25%, 2/01/10, Prerefunded on 2/01/02
      750    @ 100 (FGICInsured)                           766
           St. Louis County, Rockwood School
             District No. R-6,
    1,000    G.O., 5.00%, 2/01/04, Callable on
             2/01/02 @ 10                               11,016
             St. Louis County, Series B, G.O.,
             5.50%, 2/01/13,
    2,500    Callable on 2/01/03 @ 100                   2,540
           St. Louis Public Safety, G.O., 5.125%,
    4,185    2/15/17, Callable on 8/15/09 @ 100
             (FGICInsured)                               4,083
           St. Louis WaterRevenue, 6.00%, 7/01/14,
      500    Prerefunded on 7/01/04 @ 102 (FGICInsured)    533
           St. Peters, G.O., 5.85%, 1/01/13,
    1,065    Prerefunded on 1/01/02 @ 102                1,102
           St. Peters, G.O., 5.80%, 1/01/09,
    1,740    Prerefunded on 1/01/02 @ 102                1,800
           University City Industrial Development
             Authority, Multi-family Housing Revenue,
             Series A, 5.95%, 12/20/25, Callable on
    1,400    12/20/05 @ 102                              1,418


                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

MISSOURI TAX-EXEMPT BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  -------------

           MISSOURI  87.1% (CONT.)
           University Health Facilities Revenue,
             University of Missouri Health System,
             Series A, 5.60%, 11/01/26, Callable on
   $5,000    11/01/06 @ 102 (AMBACInsured)             $ 4,966
           University of Missouri Health Systems,
             Series A, 5.125%, 11/01/28, Callable on
    4,000    11/01/08 @ 100 (AMBACInsured)               3,644
           University of Missouri, University Revenue,
    2,000    5.50%, 11/01/23, Callable on 11/01/03
             @ 101                                       1,977
           University of Missouri, University Revenue,
    5,000    5.80%, 11/01/27, Callable on
             11/01/07 @ 101                              5,051
           University of Missouri, University Revenue,
    3,000    5.50%, 11/01/21, Callable on
             11/01/07 @ 101                              2,974
           University of Missouri, University Revenue,
             Series A, 6.50%, 11/01/11, Prerefunded on
      925    11/01/00 @ 102 (AMBACInsured)                 943
           Wentzville School District No. R-4, G.O.,
             5.10%,
    3,000    03/01/18, Callable on 3/01/08 @ 100
             (FSAInsured)                                2,903
                                                      --------
                                                       130,206
                                                      --------

           PUERTO RICO  6.9%
           Puerto Rico Commonwealth, G.O., 6.45%,
      500    7/01/17, Prerefunded on 7/01/04 @ 101.5       544
           Puerto Rico Commonwealth, Series A, G.O.,
    1,000    6.00%, 7/01/06, Callable on
             7/01/02 @ 101.5 1,038
           Puerto Rico Municipal Finance Agency,
    3,000    5.50%, 8/01/23, Callable on 8/01/09 @ 100   3,017
           Puerto Rico Public Buildings Authority,
             Public Education and Health
             Facilities Revenue, Series B, 5.00%,
             7/01/27, Callable on 7/01/07
    4,000    @ 101.5 (AMBACInsured)                      3,722
           Puerto Rico Public Building Authority,
             Public Education and Health Facilities
    2,000    Revenue, Series M, 5.50%, 7/01/21,
             Callable on 7/01/03 @ 101.5                 1,964
                                                      --------
                                                        10,285
                                                      --------
           Total Long-Term Investments
             (Cost $140,230)                           140,491
                                                      --------



   Number
  of Shares                                        Market Value
(in thousands)                                    (in thousands)
--------------                                    --------------

           SHORT-TERM INVESTMENTS 6.5%
           INVESTMENT COMPANIES 6.5%
    6,825  Federated Tax-Free Fund                   $   6,825
    2,833  Nuveen Tax-Exempt Fund                        2,833
                                                      --------

           Total Short-Term Investments (Cost $9,658)    9,658
                                                      --------

           Total Investments (Cost $149,888) 100.5%    150,149
                                                      --------

           Liabilities, less Other Assets (0.5)%          (689)
                                                      --------

           Total Net Assets 100.0%                    $149,460
                                                      ========





      AMBAC   AMBACIndemnity Corp.
      FGIC    Financial Guaranty Insurance Corp.
      FHA     Federal Housing Administration
      FSA     Financial Securities Assurance, Inc.
      G.O.    General Obligation
      LOC     Letter of Credit
      MBIA    Municipal Bond Insurance Association


                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

NATIONAL MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           LONG-TERM INVESTMENTS  97.1%
           MUNICIPAL BONDS  97.1%
           ALASKA  0.4%
           Alaska State, Housing Finance Corp.,
             Series A, 5.70%, 12/01/11, Callable on
   $1,000    12/01/05 @ 102 (MBIA Insured)             $ 1,035
                                                      --------

           ARIZONA  1.9%
           Arizona State, Transportation Board
    4,580    Highway Revenue, 6.00%, 7/01/12,
             Callable on 7/01/09 @ 100                    4,942
                                                       --------

           CALIFORNIA  2.0%
           San Francisco Bay Area Rapid
             Transit Tax Revenue,
    5,000    5.25%, 7/01/17, Callable on
             7/01/08 @ 101                               5,041
                                                      --------

           COLORADO  4.9%
           Adams County School District No. 012,
             G.O., 5.40%,
    6,655    12/15/13, Callable on 12/15/07 @ 101
             (FGIC Insured)                              6,799
           Colorado Springs, Utilities Revenue, System
             Improvement, Series A, 5.25%, 11/15/22,
    6,160    Callable on 11/15/07 @ 100                  5,859
                                                      --------
                                                        12,658
                                                      --------

           CONNECTICUT  1.7%
           Connecticut State, Clean Water
             Foundation Revenue,
    4,360    5.25%, 3/01/20, Callable on
             3/01/08 @ 101                               4,256
                                                      --------

           DISTRICT OF COLUMBIA  1.9%
           District of Columbia Water & Sewer
             Authority Revenue, 5.50%, 10/01/18,
    5,000    Callable on 4/01/09 @ 160 (FSA Insured)     5,000
                                                      --------

           FLORIDA  6.1%
           Florida State Department of Environmental
             Preservation 2000, General Services
             Revenue, Series A, 5.50%, 7/01/13,
    5,000    Callable on 7/01/06 @ 101 (MBIA Insured     5,123
           Florida State Department of
             Transportation, G.O.,
    5,525    5.25%, 7/01/17, Callable on 7/01/06 @ 101   5,458
           Palm Beach County, Park & Revenue, 5.25%,
             Recreational Facilities 11/01/16,
             Callable on 11/01/06
    5,000    @ 102 (FSA Insured)                         4,984
                                                      --------
                                                        15,565
                                                      --------

           HAWAII  5.1%
           Hawaii State, Series CN, G.O., 5.50%,
    8,000    3/01/14, Callable on 3/01/07 @ 102
             (FGIC Insured)                              8,165
           Hawaii State, Series CR, G.O., 5.00%,
    5,000    4/01/16, Callable on 4/01/08 @ 101
             (MBIA Insured)                              4,807
                                                      --------
                                                        12,972
                                                      --------




Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           ILLINOIS  7.2%
           Cook County, Series A, G.O., 6.25%
   $9,090    11/15/12 (MBIA Insured)                  $ 10,064
           Illinois State, G.O., 5.25%, 2/01/13,
    8,400    Callable on 2/01/07 @ 101
             (FGIC Insured)                              8,460
                                                      --------
                                                        18,524
                                                      --------

           INDIANA  1.5%
           Indiana Transportation Finance Authority,
             Highway Revenue, Series A, 5.75%, 6/01/12
    3,500    (AMBAC Insured)                             3,732
                                                      --------

           MASSACHUSETTS  7.4%
           Massachusetts Bay Transportation Authority,
             Series A, 5.00%, 3/01/12, Callable on
    5,795    3/01/07 @ 101 (FGIC Insured)                5,810
           Massachusetts Bay Transportation Authority,
             Series A, 5.125%, 3/01/17, Callable
    6,165    on 3/01/07 @ 101 (FGIC Insured)             5,976
           Massachusetts State Water Pollution
             Abatement Trust, Series 3, 5.625%,
    7,115    2/01/15, Callable on 2/01/07 @ 101          7,296
                                                      --------
                                                        19,082
                                                      --------

           MINNESOTA  6.2%
           Minnesota State, G.O., 4.90%, 8/01/14,
    5,000    Callable on 8/01/07 @ 100                   4,863
           Monticello Independent School District ,
    6,000    No. 882 G.O., 5.40%, 2/01/15,
             Callable on 2/01/06 @ 1006,167
           Rochester Health Care Facilities, Mayo
             Foundation, Series A, 5.375%, 11/15/18,
    5,000    Callable on 5/15/08 @ 101                   4,901
                                                      --------
                                                        15,931
                                                      --------

           MISSISSIPPI  2.6%
           Mississippi State, Series A, G.O.,
    6,835    5.125%, 7/01/14, Callable on
             7/01/07 @ 100                               6,752
                                                      --------

           NEVADA  7.1%
           Clark County Flood Control, Series F, G.O.,
             5.00%, 11/01/12, Callable on
    6,460    11/01/08 @ 101(FGIC Insured)                6,460
           Clark County School District, Series B,
    5,000    G.O., 5.50%, 6/15/11, Callable on
             6/15/07 @ 101 (FGIC Insured)                5,205
           Nevada State, 5.00%, 5/15/15, Callable on
    6,745    5/15/08 @ 100                               6,476
                                                      --------
                                                        18,141
                                                      --------


                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

NATIONAL MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                   Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------


           NEW JERSEY 4.9%
           Camden County, Municipal Utilities Authority
             Sewer Revenue, Series C, G.O., 5.10%,
   $5,000    7/15/12, Callable on 7/15/08 @ 101        $ 5,027
           New Jersey State Transportation System,
    7,500    Series A, 5.00%, 6/15/14, Callable on
             6/15/08 @ 100                               7,412
                                                      --------
                                                        12,439
                                                      --------

           NEW YORK  2.0%
           New York State Thruway Authority, Series A,
             5.25%, 4/01/14, Callable on 4/01/07 @ 102
    5,000    (AMBAC Insured)                             5,030
                                                      --------

           NORTH DAKOTA  2.0%
           Fargo Water Revenue, 5.125%, 1/01/17,
    5,250    Callable on 1/01/08 @ 100 (MBIA Insured)    5,090
                                                      --------

           OHIO  2.9%
           Ohio State Building Authority, 4.75%,
    8,000    10/01/17, Callable on 10/01/08 @ 101        7,394
                                                      --------

           OREGON  2.6%
           Washington County, Unified Sewer Agency,
    6,110    Sewer Revenue, Series 1, 5.75%, 10/01/10
            (FGIC Insured)                               6,588
                                                      --------

           PENNSYLVANIA  2.0%
           Pennsylvania State, G.O., 5.125%, 9/15/11,
    5,000    Callable on 3/15/07 @ 101.5
             (AMBAC Insured)                             5,083
                                                      --------

           RHODE ISLAND  2.0%
           Rhode Island State, Series A, G.O., 5.125%,
    5,055    8/01/12, Callable on 8/01/07 @ 101
             (MBIA Insured)                              5,088
                                                      --------

           TEXAS  12.6%
           Cypress-Fairbanks Independent School
    5,000    District, 5.50%, 2/15/18, Callable
             on 2/15/10 @ 100                            4,999
           Harris County Health Facilities
             Development Revenue,
             Memorial Hospital Systems Project,
             Series A, 5.50%,
    8,000    6/01/17, Callable on 6/01/07 @ 102
             (MBIA Insured)7,982
           San Antonio Independent School
             District, G.O., 5.125%,
    6,000    8/15/14, Callable on 8/15/08 @ 100
             (PSF Guaranteed)                            5,944
           Texas State, G.O., 5.40%, 8/01/21,
    6,750    Callable on 8/01/06 @ 100                   6,601
           University of Texas Permanent
             University Fund,ollege & University
             C Revenue, 5.00%, 7/01/14,
    7,060    Callable on 7/01/08 @ 100
             (PUFG Guaranteed)                           6,882
                                                      --------
                                                        32,408
                                                      --------



Principal Amount                                  Market Value
 (in thousands)                                   (in thousands)
----------------                                  --------------

           VIRGINIA  1.9%
           Virginia State Transportation Board,
             Transportation Contract Revenue,
             U.S. Route 58 Corridor, Series B,
   $4,920    5.125%, 5/15/12, Callable on
             5/15/06 @ 101                             $ 4,976
                                                      --------

           WASHINGTON  8.2%
           King County School District No. 415, G.O.,
             5.35%, 12/01/16, Callable on
    4,050    12/01/07 @ 100 (MBIA Insured)               4,037
           King County, Series F, G.O., 5.125%,
    5,000    12/01/14, Callable on 12/01/07 @ 100        4,919
           Washington State Motor Vehicle Fuel Tax,
             Series D, G.O., 5.375%,
             1/01/22, Callable on 1/01/07 @ 100
    8,000    (FGIC Insured)                              7,730
           Washington State, Series C, G.O., 5.50%,
    4,190    1/01/17, Callable on 1/01/07 @ 100          4,201
                                                      --------
                                                        20,887
                                                      --------

           Total Long-Term Investments
             (Cost $246,903)                           248,617
                                                      --------


   Number
  of Shares
(in thousands)
--------------

           SHORT-TERM INVESTMENTS  1.8%
           INVESTMENT COMPANIES  1.8%
    4,554  Federated Tax-Free Fund                       4,554
                                                      --------

           Total Short-Term Investments (Cost $4,554)    4,554
                                                      --------

           Total Investments (Cost $251,457) 98.9%     253,171
                                                      --------

           Other Assets, less Liabilities 1.1%           2,812
                                                      --------

           TOTAL NET ASSETS 100.0%                    $255,983
                                                      ========


           AMBAC   AMBAC Indemnity Corp.
           FGIC    Financial Guaranty Insurance Corp.
           FSA     Financial Securities Assurance, Inc.
           G.O.    General Obligation
           MBIA    Municipal Bond Insurance Association
           PSF     Permanent School Fund
           PUFG    Permanent University Fund Guarantee

                           See notes to the financial statements.

(LOGO) FIRSTAR FUNDS


                          This page intentionally left blank.

                                                            (LOGO) FIRSTAR FUNDS

                                                                   December 2000



DEAR SHAREHOLDER:

INVESTMENT REVIEW

Money Market Funds continued to provide strong inflation-adjusted returns. In an attempt to slow down economic growth and fend off inflation, the Federal Reserve increased the overnight lending rate from 5.50% at the beginning of the year to 6.50% during the first half of 2000. As a result, money market rates rose steadily through the early part of the year. The Federal Reserve maintained the overnight lending rate at 6.50% in subsequent months, and, as a result, money market rates have leveled off.

STRATEGY

Firstar Money Market Funds are managed with quality and safety of principal as primary goals. All securities purchased by the Funds must meet our internal high standards for minimal credit risk and must also meet the strict guidelines set by the Securities and Exchange Commission ("SEC"). Our credit research team closely monitors all invesments to ensure quality standards are met.

--------------------------------------------------------------------------------
                    FIRSTAR MONEY MARKET FUNDS 7-DAY YIELDS
--------------------------------------------------------------------------------

PERIOD ENDED OCTOBER 31, 2000

                         -----------------------------
                                 INSTITUTIONAL
                                  MONEY MARKET
                                  FUND<F1><F2>
                          CURRENT            EFFECTIVE
                           6.29%               6.49%
                         -----------------------------

                         -----------------------------
                                  MONEY MARKET
                                    FUND<F1>
                          CURRENT            EFFECTIVE
                           5.91%               6.08%
                         -----------------------------

                         -----------------------------
                                   TAX-EXEMPT
                                  MONEY MARKET
                                      FUND
                          CURRENT            EFFECTIVE
                           3.59%               3.65%
                         -----------------------------

                         -----------------------------
                                OHIO TAX-EXEMPT
                                 MONEY MARKET
                                   FUND<F1>
                          CURRENT            EFFECTIVE
                           3.44%               3.50%
                         -----------------------------

                         -----------------------------
                                U.S. GOVERNMENT
                                  MONEY MARKET
                                    FUND<F1>
                          CURRENT            EFFECTIVE
                           5.87%               6.05%
                         -----------------------------

                         -----------------------------
                                 U.S. TREASURY
                                  MONEY MARKET
                                    FUND<F2>
                          CURRENT            EFFECTIVE
                           5.53%               5.68%
                         -----------------------------

<F1> After fee waivers. Had fees not been waived, current and effective yields would have been 5.70% and 5.87% for the Money Market Fund, 6.11% and 6.31% for the Institutional Money Market Fund, 5.64% and 5.82% for the U.S. Government Money Market Fund. Reflects past performance; yields will vary. An investment in any one of the Firstar Money Market Funds is neither insured nor guaranteed by the U.S. Government nor is there any assurance the Funds will be able to maintain a stable net asset value of $1.00 per share.

<F2> Institutional Shares.

Current yield refers to income earned by a fund's investments over a 7-day period. It is then annualized and stated as a percentage of the investment. Effective yield is the same as current yield except that it assumes the income earned by an investment in a fund will be reinvested.

                                                            (LOGO) FIRSTAR FUNDS

--------------------------------------------------------------------------------
                FIRSTAR MONEY MARKET FUNDS YIELD COMPARISONS<F1>
--------------------------------------------------------------------------------



                                                                                                                IBC'S
                                                                                                                MONEY
                                                                                         FIRSTAR                 FUND
                                                                                         TAX-                 AVERAGE/TM
                                                      IBC'S                   IBC'S      EXEMPT                  /ALL
                               IBC'S                  MONEY       FIRSTAR     MONEY       MONEY       OHIO     TAX-FREE    FIRSTAR
                FIRSTAR    INSTITUTIONAL               FUND        TAX-       FUND       MARKET       TAX-        TAX        U.S.
             INSTITUTIONAL  AVERAGE/TM    FIRSTAR    AVERAGE/TM    EXEMPT   AVERAGE/      TAX         EXEMPT   EQUIVALENT   GOV'T.
                 MONEY         /ALL        MONEY       /ALL        MONEY      TM/ALL    EQUIVALENT    MONEY      YIELD      MONEY
                 MARKET       TAXABLE      MARKET     TAXABLE      MARKET    TAX-FREE    YIELD<F2>    MARKET      <F2>      MARKET
-----------------------------------------------------------------------------------------------------------------------------------
2000
October           6.28%        6.14%       5.90%       5.99%       3.58%      3.68%       5.59%       3.47        5.75%       5.84%
-----------------------------------------------------------------------------------------------------------------------------------
September         6.27%        6.15%       5.91%       6.00%       3.59%      3.65%       5.61%       3.40        5.70%       5.83%
-----------------------------------------------------------------------------------------------------------------------------------
August            6.28%        6.14%       5.89%       5.99%       3.48%      3.52%       5.44%       3.30        5.50%       5.83%
-----------------------------------------------------------------------------------------------------------------------------------
July              6.27%        6.11%       5.87%       5.96%       3.33%      3.43%       5.20%       3.34        5.36%       5.83%
-----------------------------------------------------------------------------------------------------------------------------------
June              6.17%        6.03%       5.76%       5.87%       3.55%      3.62%       5.55%       3.46        5.66%       5.70%
-----------------------------------------------------------------------------------------------------------------------------------
May               5.91%        5.77%       5.53%       5.62%       3.95%      4.04%       6.17%       3.85        6.31%       5.44%
-----------------------------------------------------------------------------------------------------------------------------------
April             5.71%        5.62%       5.41%       5.46%       3.28%      3.37%       5.13%       3.27        5.31%       5.25%
-----------------------------------------------------------------------------------------------------------------------------------
March             5.63%        5.48%       5.25%       5.32%       3.09%      3.11%       4.83%       2.98        4.86%       5.10%
-----------------------------------------------------------------------------------------------------------------------------------
February          5.59%        5.37%       5.19%       5.22%       2.83%      2.93%       4.42%       2.74        4.55%       4.89%
-----------------------------------------------------------------------------------------------------------------------------------
January           5.47%        5.24%       5.10%       5.11%       3.10%      2.86%       4.84%       3.12        4.41%       4.69%
-----------------------------------------------------------------------------------------------------------------------------------
1999
December          5.50%        5.20%       5.19%       5.06%       3.09%      3.23%       4.83%       3.01        4.88%       4.75%
-----------------------------------------------------------------------------------------------------------------------------------
November          5.31%        5.06%       4.92%       4.92%       2.82%      3.02%       4.41%       3.12        4.70%       4.56%
-----------------------------------------------------------------------------------------------------------------------------------




                             FIRSTAR     FIRSTAR
                               U.S.        U.S.       IBC'S
                  IBC'S      TREASURY    TREASURY     MONEY
                  MONEY       MONEY       MONEY        FUND
                   FUND        MARKET     MARKET    AVERAGE/TM
                 AVERAGE/TM    RETAIL     INSTI-       /U.S.
                 /GOV'T.        A       TUTIONAL    TREASURY
--------------------------------------------------------------
2000
October           5.80%       5.32%       5.47%       5.56%
-----------------------------------------------------------
September         5.80%       5.35%       5.50%       5.55%
-----------------------------------------------------------
August            5.77%       5.33%       5.48%       5.47%
-----------------------------------------------------------
July              5.71%       5.28%       5.44%       5.35%
-----------------------------------------------------------
June              5.65%       5.29%       5.44%       5.29%
-----------------------------------------------------------
May               5.40%       4.98%       5.13%       5.16%
-----------------------------------------------------------
April             5.28%       4.93%       5.07%       5.13%
-----------------------------------------------------------
March             5.14%       4.78%       4.93%       5.00%
-----------------------------------------------------------
February          5.01%       4.62%       4.77%       4.79%
-----------------------------------------------------------
January           4.76%       4.36%       4.56%       4.64%
-----------------------------------------------------------
1999
December          4.76%       4.31%       4.46%       4.57%
-----------------------------------------------------------
November          4.67%       4.34%       4.49%       4.39%
-----------------------------------------------------------




We compare our Funds to the IBC's Money Fund Averages, which are composites of professionally managed money market investment funds with similar objectives.

<F1> After fee waivers. Had fees not been waived, performance would be reduced.
     Reflects past performance; yields will vary. An investment in any one of the Firstar Money Market Funds is neither insured nor guaranteed by the U.S.Government nor is there any assurance the Funds will be able to maintain a stable net asset value of $1.00 per share.

<F2> Assumes a 36% tax bracket.

LOOKING AHEAD - THE FORECAST

Looking ahead, we expect controlled economic growth. Next year, we anticipate the Federal Reserve will take a loosening stance and roll interest rates back slightly. As always, we will continue to manage the funds in a manner that provides for preservation of capital and liquidity while maintaining superior credit quality.

We appreciate your continued confidence in the Firstar Money Market Funds.

Brad Peters, CFA, CPA, CFP
Margaret Radske
Maclovio Vega
Portfolio Managers
Firstar Investment Research & Management Company, LLC (FIRMCO)

(LOGO) FIRSTAR FUNDS

STATEMENT OF ASSETS AND LIABILITIES
(Amounts in thousands, except per share data)
OCTOBER 31, 2000


                                                                                            OHIO           U.S.           U.S.
                                           INSTITUTIONAL                   TAX-EXEMPT     TAX-EXEMPT    GOVERNMENT      TREASURY
                                               MONEY          MONEY          MONEY          MONEY          MONEY          MONEY
                                            MARKET FUND    MARKET FUND    MARKET FUND    MARKET FUND    MARKET FUND    MARKET FUND
                                           -------------  -------------  -------------  -------------  -------------  ------------
ASSETS:
  Investments, at amortized cost             $3,011,857     $  172,852       $184,315     $   70,549     $   61,094     $2,713,958
  Investments in repurchase agreements                -              -              -              -              -      1,597,000
  Receivable for securities matured                   -              -              -              -              -              -
  Interest receivable                             2,241            153          1,498            801             22         22,431
  Other                                              46             14             11              3              8             66
                                          -------------  -------------  -------------  -------------  -------------   ------------

     Total Assets                             3,014,144        173,019        185,824         71,353         61,124      4,333,455
                                          -------------  -------------  -------------  -------------  -------------   ------------

LIABILITIES:
  Payable for securities purchased                    -              -              -          2,603              -              -
  Dividends payable                              15,005            899            541            193            283         18,771
  Payable to custodian                                -              -              -              5              -              -
  Payable to affiliates                           1,062            157            126             57             76          3,250
  Payable for 12b-1 fees                              -              -              -              -              -            287
  Accrued expenses and other liabilities             57             86             26             13            304            206
                                          -------------  -------------  -------------  -------------  -------------   ------------

     Total Liabilities                           16,124          1,142            693          2,871            663         22,514
                                          -------------  -------------  -------------  -------------  -------------   ------------

NET ASSETS                                   $2,998,020     $  171,877     $  185,131     $   68,482     $   60,461     $4,310,941
                                          =============  =============  =============  =============  =============   ------------
SERIES A:
  Net assets                                          -     $  171,877     $  185,131     $   68,482     $   60,461     $2,284,168
  Shares authorized                                   -      5,000,000      5,000,000  unlimited<F1>      5,000,000  unlimited<F1>
  Shares issued and outstanding                       -        171,877        185,131         68,482         60,461      2,284,168

NET ASSET VALUE,
  REDEMPTION PRICE AND
  OFFERING PRICE PER SHARE                   $        -     $     1.00     $     1.00     $     1.00     $     1.00     $     1.00
                                          =============  =============  =============  =============  =============   ============

SERIES INSTITUTIONAL:
  Net assets                                 $2,998,000              -              -              -              -     $2,026,773
  Shares authorized                           5,000,000              -              -              -              -  unlimited<F1>
  Shares issued and outstanding               2,998,000              -              -              -              -      2,026,773

NET ASSET VALUE,
  REDEMPTION PRICE AND
  OFFERING PRICE PER SHARE                   $     1.00      $       -     $        -     $        -   $          -      $    1.00
                                          =============  =============  =============  =============  =============  =============

<F1> No Par Value.


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS)
YEAR ENDED OCTOBER 31, 2000



                                                                                            OHIO           U.S.           U.S.
                                           INSTITUTIONAL                   TAX-EXEMPT     TAX-EXEMPT    GOVERNMENT      TREASURY
                                               MONEY          MONEY          MONEY          MONEY          MONEY          MONEY
                                            MARKET FUND    MARKET FUND    MARKET FUND    MARKET FUND    MARKET FUND    MARKET FUND
                                           -------------  -------------  -------------  -------------  -------------  ------------

INVESTMENT INCOME:
  Interest income                              $150,524        $12,247         $6,794         $2,418         $5,451       $195,844
                                          -------------  -------------  -------------  -------------  -------------    -----------

EXPENSES:
  Investment advisory fees                       11,567            986            843            333            468         16,407
  Administration fees                             2,544            210            179             67            100          3,610
  Service organization fees                           4            106              -            151              1          8,204
  12b-1 fees - Series A                               -              -              -              -              -          2,111
  Custody fees                                      299             37             30             15             33            820
  Transfer agent fees and expenses                  176            284             37             15             37            681
  Fund accounting fees                              109             49             41             37             44            221
  Professional fees                                  42             43             43             16             43             16
  Reports to shareholders                            13            140             11              -             22            331
  Federal and state registration fees                50             33             20             16             16            428
  Directors' fees and expenses                        9              8              8              6              8              6
  Other                                              37              9              3              -              7             41
                                          -------------  -------------  -------------  -------------  -------------   ------------

  Total expenses before waiver                   14,850          1,905          1,215            656            779         32,876
     Less: Waiver of fees                       (5,523)          (426)              -          (189)          (107)        (3,277)
                                          -------------  -------------  -------------  -------------  -------------   ------------

     Net Expenses                                 9,327          1,479          1,215            467            672         29,599
                                          -------------  -------------  -------------  -------------  -------------   ------------


NET INVESTMENT INCOME                          $141,197        $10,768         $5,579         $1,951         $4,779       $166,245
                                          =============  =============  =============  =============  =============   ============

<F1> For the period December 1, 1999, through October 31, 2000.


                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

                      This page left intentionally blank.

(LOGO) FIRSTAR FUNDS

STATEMENT OF CHANGES IN NET ASSETS
(AMOUNTS IN THOUSANDS)


                                          INSTITUTIONAL                                                 TAX-EXEMPT
                                        MONEY MARKET FUND             MONEY MARKET FUND             MONEY MARKET FUND
                                  ----------------------------  ----------------------------  ----------------------------
                                       Year           Year           Year           Year           Year           Year
                                      ended          ended          ended          ended          ended          ended
                                  Oct. 31, 2000  Oct. 31, 1999  Oct. 31, 2000  Oct. 31, 1999 Oct. 31, 2000<F1> Oct. 31, 1999
                                  -------------- -------------- -------------- -------------- -------------- --------------
OPERATIONS:
  Net investment income              $141,197       $104,359        $10,768        $12,640         $5,579         $3,476
                                 ------------   ------------   ------------   ------------   ------------   ------------
  Net increase in net assets
     resulting from operations        141,197        104,359         10,768         12,640          5,579          3,476
                                 ------------   ------------   ------------   ------------   ------------   ------------

CAPITAL SHARE
  TRANSACTIONS:
  Shares sold                       5,645,519      7,441,516      1,509,160      1,076,363        279,958        257,973
  Shares issued to
     owners in reinvestment
     of dividends                       6,397          4,367          9,929         12,321          1,307          1,319
  Shares redeemed                 (5,010,147)    (6,713,602)    (1,630,693)    (1,094,291)      (249,323)      (228,554)
                                 ------------   ------------   ------------   ------------   ------------   ------------
  Net increase (decrease)             641,769        732,281      (111,604)        (5,607)         31,942         30,738
                                 ------------   ------------   ------------   ------------   ------------   ------------

DIVIDENDS PAID FROM:
  Net investment income:
     Series A                               -              -       (10,768)       (12,640)        (5,579)        (3,476)
     Series Institutional           (141,197)      (104,359)              -              -              -              -
                                 ------------   ------------   ------------   ------------   ------------   ------------

                                   $(141,197)     $(104,359)      $(10,768)      $(12,640)       $(5,579)       $(3,476)
                                 ============   ============   ============   ============   ============   ============

TOTAL INCREASE (DECREASE)
  IN NET ASSETS                       641,769        732,281      (111,604)        (5,607)         31,942         30,738

NET ASSETS:
  Beginning of year                 2,356,251      1,623,970        283,481        289,088        153,189        122,451
                                 ------------   ------------   ------------   ------------   ------------   ------------

  End of year                      $2,998,020     $2,356,251       $171,877       $283,481       $185,131       $153,189
                                 ============   ============   ============   ============   ============   ============

<F1> For the period December 1, 1999 through October 31, 2000.





                                       OHIO TAX-EXEMPT              U.S. GOVERNMENT                U.S. TREASURY
                                      MONEY MARKET FUND            MONEY MARKET FUND             MONEY MARKET FUND
                                ----------------------------  ----------------------------   ---------------------------
                                Eleven months      Year           Year           Year       Eleven months       Year
                                ended Oct. 31,    ended          ended          ended       ended Oct. 31,      ended
                                  2000<F1>     Oct. 31, 1999  Oct. 31, 2000  Oct. 31, 1999     2000<F1>    Nov. 30, 1999
                                -------------- -------------- -------------- --------------  ------------  -------------
  Net investment income                $1,951         $1,472         $4,779        $10,770       $166,245        $80,549
                                 ------------   ------------   ------------   ------------
  Net increase in net assets
     resulting from operations          1,951          1,472          4,779         10,770        166,245         80,549
                                 ------------   ------------   ------------   ------------

CAPITAL SHARE
  TRANSACTIONS:
  Shares sold                         107,525        141,618        332,922        891,590     10,326,219      8,570,767
  Shares issued to
     owners in reinvestment
     of dividends                           9              9          1,074          1,870         53,582          7,206
  Shares redeemed                   (103,527)      (134,766)      (482,550)      (917,621)    (8,884,747)    (7,427,660)
                                 ------------   ------------   ------------   ------------
  Net increase (decrease)               4,007          6,861      (148,554)       (24,161)      1,495,054      1,150,314
                                 ------------   ------------   ------------   ------------

DIVIDENDS PAID FROM:
  Net investment income:
     Series A                         (1,951)        (1,472)        (4,779)       (10,770)       (71,037)       (24,520)
     Series Institutional                   -              -       (95,208)       (56,029)
                                 ------------   ------------   ------------   ------------
                                      (1,951)        (1,472)        (4,779)       (10,770)      (166,245)       (80,549)
                                 ============   ============   ============   ============

TOTAL INCREASE (DECREASE)
  IN NET ASSETS                         4,007          6,861      (148,554)       (24,161)    (1,495,054)    (1,150,314)

NET ASSETS:
  Beginning of year                    64,475         57,614        209,015        233,176      2,815,887      1,665,573
                                 ------------   ------------   ------------   ------------
  End of year                         $68,482        $64,475        $60,461       $209,015     $4,310,941     $2,815,887
                                 ============   ============   ============   ============


                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
RETAIL A SHARES
PER SHARE DATA


                                                                                         Supplemental Data and Ratios
                                                                                    -------------------------------------
                                                                                                             Ratio of Net
                                   Net Asset              Dividends from    Net     Net Assets,   Ratio of    Investment
                                     Value,        Net         Net     Asset Value,    End of   Net Expenses    Income
                                   Beginning   Investment   Investment    End of       Period    to Average   to Average     Total
                                   of Period     Income       Income      Period       (000s)    Net Assets   Net Assets    Return
-----------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET FUND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996          $1.00        $0.05     $(0.05)        $1.00    $224,036    0.60%<F1>       4.94%        5.06%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997           1.00         0.05      (0.05)         1.00     261,017    0.60%<F1>       4.98%        5.12%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998           1.00         0.05      (0.05)         1.00     289,088    0.60%<F1>       5.05%        5.16%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999           1.00         0.04      (0.04)         1.00     283,481    0.72%<F1>       4.44%        4.52%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           1.00         0.06      (0.06)         1.00     171,877    0.75%<F1>       5.48%        5.65%
-----------------------------------------------------------------------------------------------------------------------------------
TAX-EXEMPT MONEY MARKET FUND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996           1.00         0.03      (0.03)         1.00      79,328    0.60%<F2>       3.09%        3.13%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997           1.00         0.03      (0.03)         1.00     108,639    0.60%<F2>       3.06%        3.12%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998           1.00         0.03      (0.03)         1.00     122,451    0.60%<F2>       3.02%        3.04%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999           1.00         0.03      (0.03)         1.00     153,189    0.71%<F2>       2.51%        2.53%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           1.00         0.03      (0.03)         1.00     185,131        0.72%       3.32%        3.35%
-----------------------------------------------------------------------------------------------------------------------------------
OHIO TAX-EXEMPT MONEY MARKET FUND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998<F7>      1.00         0.03      (0.03)         1.00      57,614   0.69%<F3><F9>    2.81%<F9> 2.85%<F8>
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          1.00         0.03      (0.03)         1.00      64,475   0.58%<F3>        2.64%      2.67%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000<F10>      1.00         0.03      (0.03)         1.00      68,482   0.77%<F3><F9>    3.22%<F9> 3.29%<F8>
-----------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT MONEY MARKET FUND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996           1.00         0.05      (0.05)         1.00     198,334    0.60%<F3>       4.84%        4.96%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997           1.00         0.05      (0.05)         1.00     198,592    0.60%<F3>       4.83%        4.99%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998           1.00         0.05      (0.05)         1.00     233,176    0.60%<F3>       4.90%        4.97%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999           1.00         0.04      (0.04)         1.00     209,015    0.68%<F3>       4.30%        4.37%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           1.00         0.05      (0.05)         1.00      60,461    0.72%<F3>       5.12%        5.46%
-----------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET FUND
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1996          1.00         0.05      (0.05)         1.00     829,259    0.70%<F4>       4.69%        4.80%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1997          1.00         0.05      (0.05)         1.00     469,400    0.73%<F4>       4.73%        4.85%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          1.00         0.05      (0.05)         1.00     542,430    0.88%<F4>       4.58%        4.69%
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          1.00         0.04      (0.04)         1.00   1,049,641    0.92%<F4>       3.98%        4.02%
-----------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 2000<F6>     1.00         0.05      (0.05)         1.00   2,284,168        0.99%   4.98%<F7>    5.04%<F8>
                                                                                                 <F4><F7>
-----------------------------------------------------------------------------------------------------------------------------------


<F1> Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.97%, 0.85%, 0.86%, 0.84%, 0.81%, respectively.

<F2> Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 1999, 1998, 1997, 1996 would have been 0.73%, 0.75%, 0.75%, 0.78%, respectively.

<F3> Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.83%, 0.69%, 0.71%, 0.70%, 0.71%, respectively.

<F4> Without fees waived, ratios of net expenses to average net assets for the periods ended October 31, 2000 and November 30, 1999, 1998, 1997, 1996 would have been 1.14%, 1.08%, 1.08%, 0.93%, 0.90%, respectively.

<F5> Without fees waived, ratios of net expenses to average net assets for the period ended october 31,2000 and the fiscal years ended November 30, 1999 1998, 1997, 1996 would have been 1.09%, 1.08% 1.08%, 0.93%, 0.90%
     respectively.

<F6> For the Tax-Exempt Money Market Fund, substantially all investment income is exempt from federal income tax.

<F7> Reflects operations for the period from December 2, 1997 (date of initial public investment, to November 30, 1998.

<F8> Not annualized.

<F9> Annualized.

<F10> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

FINANCIAL HIGHLIGHTS
Institutional
Per Share Data


                                                                                         Supplemental Data and Ratios
                                                                                    -------------------------------------
                                                                                                             Ratio of Net
                                   Net Asset              Dividends from    Net     Net Assets,   Ratio of    Investment
                                     Value,        Net         Net     Asset Value,    End of   Net Expenses    Income
                                   Beginning   Investment   Investment    End of       Period    to Average   to Average     Total
                                   of Period     Income       Income      Period       (000s)    Net Assets   Net Assets    Return
------------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL MONEY MARKET FUND
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1996          $1.00        $0.05     $(0.05)        $1.00  $  750,051    0.35%<F1>       5.19%        5.32%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1997           1.00         0.05      (0.05)         1.00   1,201,341    0.35%<F1>       5.23%        5.38%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1998           1.00         0.05      (0.05)         1.00   1,623,970    0.35%<F1>       5.30%        5.41%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 1999           1.00         0.05      (0.05)         1.00   2,356,251    0.38%<F1>       4.76%        4.85%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended October 31, 2000           1.00         0.06      (0.06)         1.00   2,998,020    0.39%<F1>       5.92%        6.05%
------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET FUND
------------------------------------------------------------------------------------------------------------------------------------
Period Ended November 30, 1997<F6>    1.00         0.03      (0.03)         1.00     659,296        0.72%      4.87%4    3.37%<F5>
                                                                                                 <F2><F4>
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1998          1.00         0.05      (0.05)         1.00   1,123,144    0.73%<F2>       4.73%        4.84%
------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30, 1999          1.00         0.04      (0.04)         1.00   1,766,246    0.77%<F2>       4.13%        4.18%
------------------------------------------------------------------------------------------------------------------------------------
Period Ended October 31, 20003        1.00         0.05      (0.05)         1.00   2,026,773        0.84%   5.13%<F4>     5.20%<F5>
                                                                                                 <F2><F4>
------------------------------------------------------------------------------------------------------------------------------------


<F1> Without fees waived, ratios of net expenses to average net assets for the fiscal years ended October 31, 2000, 1999, 1998, 1997, 1996 would have been 0.62%, 0.62%, 0.64%, 0.66%, 0.64%, respectively.

<F2> Without fees waived, ratios of net expenses to average net assets for the periods ended October 31, 2000 and November 30, 1999, 1998, 1997 would have been 0.94%, 0.93%, 0.93%, 0.92%, respectively.

<F3> Effective in 2000, the Fund's fiscal year end was changed to October 31 from November 30.

<F4> Annualized.

<F5> Not annualized.

<F6> Reflects operations for the period from March 25, 1997 (date of initial public investment) to November 30, 1997.

                                                            (LOGO) FIRSTAR FUNDS

INSTITUTIONAL MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    COMMERCIAL PAPER  90.5%
                    ASSET BACKED  23.0%
                    Ciesco L.P.:
        $50,000       6.49%, 11/06/00                              $   49,955
         32,518       6.55%, 1/12/01                                   32,092
         50,000       6.50%, 1/23/01                                   49,251
                    Corporate Asset Funding Co., Inc.:
         50,000       6.48%, 11/03/00                                  49,982
         35,000       6.48%, 11/29/00                                  34,824
         50,000       6.47%, 12/06/00                                  49,685
                    CXC, Inc.:
         29,900       6.51%, 11/03/00                                  29,889
         50,000       6.55%, 1/05/01                                   49,409
         60,000       6.53%, 1/16/01                                   59,173
                    Edison Asset Securitization, L.L.C.,
         50,000       6.53%, 11/09/00                                  49,927
                    FCAR Owners Trust:
         50,000       6.48%, 11/21/00                                  49,820
         25,000       6.46%, 12/27/00                                  24,749
                    New Center Asset Trust,
         50,000       6.50%, 11/21/00                                  49,820
                    Sheffield Receivables Corp.:
         50,000       6.51%, 11/02/00                                  49,991
         62,150       6.51%, 11/27/00                                  61,858
                                                                 ------------
                                                                      690,425
                                                                 ------------

                    AUTO & TRUCKS  7.1%
                    DaimlerChrysler Holding Company,
         60,000       6.48%, 11/27/00                                  59,719
                    Ford Credit Europe PLC:
         50,000       6.47%, 12/11/00                                  49,641
         20,000       6.45%, 12/27/00                                  19,799
                    General Motors Acceptance Corporation:
         50,000       6.52%, 1/11/01                                   49,357
         35,000       6.52%, 1/31/01                                   34,423
                                                                 ------------
                                                                      212,939
                                                                 ------------

                    BANKING - FOREIGN  7.6%
                    Deutsche Bank Financial, Inc.:
         50,000       6.53%, 1/19/01                                   49,284
         50,000       6.47%, 2/14/01                                   49,057
                    Dresdner US Finance, Inc.:
         50,000       6.48%, 11/07/00                                  49,946
         80,000       6.54%, 1/03/01                                   79,084
                                                                 ------------
                                                                      227,371
                                                                 ------------

Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    COMMUNICATIONS & MEDIA  13.2%
                    AT&T Corporation:
        $50,000       6.48%, 12/01/00                              $   49,730
         48,915       6.48%, 12/12/00                                  48,554
         50,000       6.54%, 1/04/01                                   49,419
                    Bellsouth Capital Funding:
          5,000       6.45%, 12/12/00                                   4,963
         40,000       6.48%, 11/01/00                                  40,000
                    British Telecommunications PLC,
         50,000       6.51%, 12/07/00                                  49,675
                    Motorola, Inc.:
         56,635       6.47%, 12/19/00                                  56,146
         50,000       6.43%, 3/15/01                                   48,803
                    SBC Communications, Inc.,
         50,000       6.47%, 11/20/00                                  49,829
                                                                 ------------
                                                                      397,119
                                                                 ------------

                    FINANCE - MISCELLANEOUS  15.1%
                    ABB Treasury Center, Inc.,
         50,000       6.47%, 12/20/00                                  49,560
                    American Express Credit Company:
         50,000       6.46%, 12/11/00                                  49,641
         50,000       6.46%, 12/19/00                                  49,569
                    CIT Group Holding, Inc.:
         50,000       6.52%, 1/08/01                                   49,384
         50,000       6.53%, 1/25/01                                   49,229
                    General Electric Capital Corporation:
         35,000       6.52%, 1/17/01                                   34,512
         50,000       6.47%, 2/12/01                                   49,074
                    Household Finance Corporation,
         50,000       6.54%, 1/18/01                                   49,292
                    National Rural Utilities CFC:
         31,140       6.49%, 11/06/00                                  31,112
         40,000       6.71%, 7/20/01                                   40,000
                                                                 ------------
                                                                      451,373
                                                                 ------------

                    FINANCE - SERVICES  10.3%
                    Associates Corporation:
         50,000       6.63%, 11/01/00                                  50,000
         50,000       6.51%, 1/17/01                                   49,304
                    Goldman Sachs Group, L.P.,
         50,000       6.52%, 1/02/01                                   49,439
                    Hartford Financial Services, Inc.,
         31,159       6.52%, 11/10/00                                  31,108
                    Merrill Lynch & Company, Inc.:
         50,000       6.51%, 1/10/01                                   49,367
         50,000       6.55%, 1/11/01                                   49,354
         30,000       6.51%, 1/12/01                                   29,609
                                                                 ------------
                                                                      308,181
                                                                 ------------

                      See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

INSTITUTIONAL MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    INSURANCE 3.1%
                    Metlife Funding Corporation,
        $42,721       6.48%, 11/15/00                              $   42,613
                    Prudential Funding Corporation,
         50,000       6.55%, 1/02/01                                   49,436
                                                                 ------------
                                                                       92,049
                                                                 ------------

                    METALS & MINING  1.7%
                    Alcoa, Inc.,
         50,000       6.60%, 11/01/00                                  50,000
                                                                 ------------

                    MISCELLANEOUS  2.0%
                    International Lease Financial Corporation,
         60,000       6.48%, 11/03/00                                  59,978
                                                                 ------------

                    PRINTING AND PUBLISHING  5.0%
                    Gannett, Inc.:
         50,000       6.50%, 11/08/00                                  49,937
         40,700       6.50%, 11/14/00                                  40,605
         35,000       6.48%, 11/17/00                                  34,899
                    McGraw-Hill Cos., Inc.,
         23,000       6.47%, 11/28/00                                  22,888
                                                                 ------------
                                                                      148,329
                                                                 ------------

                    OIL & GAS - SERVICES  0.8%
                    Pacific Gas & Electric Co.,
         25,500       6.51%, 1/30/01                                   25,085
                                                                 ------------

                    SOVEREIGN  1.6%
                    Quebec (Province of) Canada,
         50,000       6.51%, 12/14/00                                  49,611
                                                                 ------------

                    Total Commercial Paper                          2,712,460
                                                                 ------------

                    FUNDING AGREEMENTS  2.8%
                    Travelers Insurance Company:
         40,000       6.86%, 2/19/01<F1>                               40,000
         43,000       6.87%, 6/29/01<F1>                               43,000
                                                                 ------------

                    Total Funding Agreements                           83,000
                                                                 ------------

                    VARIABLE RATE DEMAND NOTES  0.9%
         28,000     Alliant Energy Corporation                         28,000
                                                                 ------------

                    Total Variable Rate Demand Notes                   28,000
                                                                 ------------



Number of Shares                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    INVESTMENT COMPANIES  6.3%
         97,031     Financial Square Premium Money Market Fund     $   97,031
         91,366     Short-Term Investments Co.
                      Liquid Assets Portfolio                          91,366
                                                                 ------------

                    Total Investment Companies                        188,397
                                                                 ------------

                    Total Investments 100.5%                        3,011,857
                                                                 ------------

                    Liabilities, less Other Assets (0.5)%            (13,837)
                                                                 ------------

                    NET ASSETS 100.0%                              $2,998,020
                                                                 ============

<F1> Illiquid security

                          See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    COMMERCIAL PAPER 86.1%
                    ASSET BACKED SECURITY 12.1%
                    CXC, Inc.,
         $6,000       6.48%, 11/27/00                                $  5,972
                    Edison Asset Securitization, L.L.C.:
          5,000       6.50%, 11/13/00                                   4,989
          5,000       6.52%, 1/08/01                                    4,939
                    New Center Asset Trust,
          5,000       6.50%, 11/21/00                                   4,982
                                                                 ------------
                                                                       20,882
                                                                 ------------

                    AUTOS & TRUCKS 5.8%
                    Ford Motor Credit Company,
          5,000       6.49%, 11/17/00                                   4,986
                    General Motors Acceptance Corporation,
          5,000       6.47%, 11/21/00                                   4,982
                                                                 ------------
                                                                        9,968
                                                                 ------------

                    BANKING - FOREIGN 5.2%
                    Deutsche Bank Finance, Inc.,
          5,000       6.46%, 12/28/00                                   4,949
                    Dresdner US Finance, Inc.,
          4,000       6.48%, 11/07/00                                   3,996
                                                                 ------------
                                                                        8,945
                                                                 ------------

                    COMMUNICATIONS 15.6%
                    AT&T Corp.:
          4,000       6.48%, 12/13/00                                   3,970
          5,000       6.54%, 1/04/01                                    4,942
                    British Telecommunications PLC:
          4,000       6.53%, 11/09/00                                   3,994
          5,000       6.51%, 12/07/00                                   4,968
                    Motorola, Inc.:
          5,000       6.49%, 12/15/00                                   4,960
          4,000       6.52%, 11/08/00                                   3,995
                                                                 ------------
                                                                       26,829
                                                                 ------------

                    FINANCE - MISCELLANEOUS 10.1%
                    ABB Treasury Center, Inc.,
          5,000       6.49%, 11/02/00                                   4,999
                    National Rural Utilities CFC,
          3,500       6.49%, 11/15/00                                   3,491
                    Sheffield Receivables Corp.:
          5,000       6.51%, 11/03/00                                   4,998
          4,000       6.55%, 1/23/01                                    3,940
                                                                 ------------
                                                                       17,428
                                                                 ------------


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    FINANCE - SERVICES 8.4%
                    American Express,
         $4,500       6.46%, 12/19/00                                $  4,461
                    Associates Corporation,
          5,000       6.50%, 1/19/01                                    4,929
                    Goldman Sachs Group, L.P.,
          5,000       6.50%, 11/16/00                                   4,986
                                                                 ------------
                                                                       14,376
                                                                 ------------

                    INSURANCE 5.2%
                    American Family Financial Services, Inc.,
          5,000       6.52%, 1/16/01                                    4,931
                    Prudential Funding Corporation:
          4,000       6.51%, 11/01/00                                   4,000
                                                                 ------------
                                                                        8,931
                                                                 ------------

                    MISCELLANEOUS 7.5%
                    Bestfoods, Inc.,
          4,000       6.49%, 11/09/00                                   3,994
                    Colgate-Palmolive Co.,
          5,000       6.47%, 11/17/00                                   4,986
                    International Lease Financial Corporation,
          4,000       6.50%, 1/10/01                                    3,949
                                                                 ------------
                                                                       12,929
                                                                 ------------

                    OIL & GAS - SERVICES 5.2%
                    Pacific Gas & Electric Co.:
          5,000       6.51%, 1/12/01                                    4,935
          4,000       6.51%, 1/17/01                                    3,944
                                                                 ------------
                                                                        8,879
                                                                 ------------

                    PRINTING & PUBLISHING 8.1%
                    Gannett, Inc.,
          5,000       6.50%, 11/08/00                                   4,994
                    Reed Elsevier, Inc.:
          4,000       6.49%, 11/20/00                                   3,986
          5,000       6.48%, 12/04/00                                   4,970
                                                                 ------------
                                                                       13,950
                                                                 ------------

                    SOVEREIGN 2.9%
                    Quebec (Province of) Canada,
          5,000       6.51%, 12/14/00                                   4,961
                                                                 ------------

                    Total Commercial Paper                            148,078
                                                                 ------------

                          See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 1999


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    FUNDING AGREEMENTS 4.1%
                    Travelers Insurance Corporation,
         $7,000       6.87%, 6/29/01<F1>                             $  7,000
                                                                 ------------

                    Total Funding Agreements                            7,000
                                                                 ------------

                    VARIABLE RATE DEMAND NOTES 4.1%
          7,000     Alliant Energy Corporation                          7,000
                                                                 ------------

                    Total Variable Rate Demand Notes                    7,000
                                                                 ------------

    Number
   of Shares
(in thousands)
--------------

                    INVESTMENT COMPANIES 6.3%
          2,827     Financial Square Prime Obligation Fund              2,827
          7,947     Short-Term Investments Co.
                      Liquid Assets Portfolio                           7,947
                                                                 ------------

                    Total Investment Companies                         10,774
                                                                 ------------

                    Total Investments 100.6%                          172,852
                                                                 ------------

                    Liabilities, less Other Assets (0.6)%               (975)
                                                                 ------------
                    NET ASSETS 100.0%                                $171,877
                                                                 ============




<F1>  Illiquid security


                            See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

TAX-EXEMPT MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    ALASKA  1.3%
                    Valdez, Alaska, Marine Term Revenue,
         $2,500       4.39%, 5/01/31<F1><F2>                         $  2,500
                                                                 ------------

                    ARIZONA  2.8%
                    Central Arizona, Water Conservation District,
          5,175       7.13%, 11/01/11, Prerefunded 11/01/00             5,279
                                                                 ------------

                    COLORADO  0.5%
                    Jefferson County, Colorado, General Obligation
          1,000       School District, 5.00%, 6/27/01<F1><F2>           1,004
                                                                 ------------

                    FLORIDA  4.6%
                    Florida Housing Finance Agency -
          3,000       Carlton Multifamily, 4.19%, 12/01/08<F1><F2>      3,000
                    Putnam County, Florida Development Authority -
          5,485       Seminole Electric, 4.14%, 3/15/14<F1><F2>         5,485
                                                                 ------------
                                                                        8,485
                                                                 ------------

                    GEORGIA  1.4%
                    Richmond County, Georgia
          2,575       4.50%, 3/01/01                                    2,578
                                                                 ------------

                    ILLINOIS  28.9%
                    Berwyn, Illinois, Revenue,
                      MacNeal Memorial Hospital
                      Association, 7.00%,
          2,000       6/01/15, Prerefunded, 6/01/01                     2,069
                    Cook County, Illinois,
          3,700       4.39%, 5/01/20<F1><F2>                            3,700
                    Hoffman Estates, Illinois, Economic Development,
          3,910       7.63%, 11/15/09, Prerefunded 11/15/00             3,993
                    Illinois Development Finance Authority,
          3,200       Lake Forest Academy, 4.39%, 12/01/24<F1><F2>      3,200
                    Illinois Development Finance Authority,
          9,000       Presbyterian Home Lake-A,
                      4.39%, 9/01/31<F1><F2>                            9,000
                    Illinois Development Finance Authority,
          4,800       Rest Haven, 4.39%, 1/01/27<F1><F2>                4,800
                    Illinois Development Finance Authority,
          3,215       St. Paul's House, 4.39%, 2/01/25<F1><F2>          3,215
                    Illinois Development Finance Authority,
          6,000       St. Ignatius College Prep,
                      4.39%, 6/01/24<F1><F2>                            6,000
                    Illinois Education Facilities Authority,
          2,000       Chicago Zoological Society,
                      4.39%, 12/15/25<F1><F2>                           2,000
                    Illinois Health Facilities Authority,
          3,500       Recreational Facilities,
                      4.29%, 12/01/25<F1><F2>                           3,500
                    Illinois Health Facilities Authority,
                      Southern Illinois Healthcare Enterprises,
          2,500       4.49%, 3/01/21<F1><F2>                            2,500
                    Oakbrook Terrace, Illinois,
                      Industrial Development,
          4,100       4.34%, 12/01/25<F1><F2>                           4,100


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    ILLINOIS 28.9% (CONT'D.)
                    Orland Hills, Illinois, Multifamily,
         $2,470       4.39%, 12/01/04<F1><F2>                        $  2,470
                    South Barrington, Illinois, Cook County,
          3,000       General Obligation, 4.34%, 12/01/27<F1><F2>       3,000
                                                                 ------------
                                                                       53,547
                                                                 ------------

                    INDIANA  11.0%
                    Indiana Health Facilities Finance Authority,
                      Henry County Memorial Hospital,
          5,700       4.34%, 4/01/13<F1><F2>                            5,700
                    Indiana Health Facilities Finance Authority,
          2,100       4.34%, 1/12/20<F1><F2>                            2,100
                    Indiana Hospital Equipment Finance Authority,
          6,100       Nursing Home Improvements,
                      4.34%, 12/01/15<F1><F2>                           6,100
                    Indiana Tate Development Finance Authority,
          3,895       Greater Indianapolis Association,
                      4.44%, 10/01/17<F1><F2>                           3,895
                    Indianapolis, Indiana, Economic
          2,600       Development Revenue, 4.34%, 4/01/05<F1><F2>       2,600
                                                                 ------------
                                                                       20,395
                                                                 ------------

                    KENTUCKY 5.1%
                    Mason County, Kentucky, Pollution Control,
          6,400       4.44%, 10/15/14<F1><F2>                           6,400
                    Mason County, Kentucky, Pollution Control,
          1,900       Series 1984B, 4.44%, 10/15/14<F1><F2>             1,900
                    Nashville & Davidson County, Tennessee,
          1,225       General Obligation, 5.50%, 5/15/01<F1><F2>        1,230
                                                                 ------------
                                                                        9,530
                                                                 ------------

                    MASSACHUSETTS  3.9%
                    Massachusetts State,
          2,000       7.10%, 3/01/01<F1><F2>                            2,018
                    Massachusetts State Health &
                      Educational Facilities,
                      Fallon Healthcare, 6.75%, 6/01/20,
          5,000       Prerefunded 6/01/01                               5,166
                                                                 ------------
                                                                        7,184
                                                                 ------------

                    MINNESOTA  2.6%
                    Minnesota State Higher Educational Authority,
          4,745       Bethal College, 4.39%, 4/01/28<F1><F2>            4,745
                                                                 ------------

                    MISSOURI  0.7%
                    St. Louis, Missouri, Redevelopment Authority,
          1,255       7.75%, 7/01/21, Prerefunded, 12/11/00             1,285
                                                                 ------------

                        See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

TAX-EXEMPT MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    NEBRASKA  1.6%
                    Omaha,Nebraska Auditorium
                      Facilities Corporation,
        $ 3,000       Revenue Bonds, 4.45%, 8/15/01<F1><F2>          $  3,002
                                                                 ------------

                    NEVADA  0.8%
                    Nevada State,
          1,500       6.00%, 5/01/09, Prerefunded, 5/01/01              1,527
                                                                 ------------

                    NEW YORK  1.7%
                    Cattaraugus County, New York,
                      St. Bonaventure University,
          3,000       8.30%, 12/01/10, Prerefunded 12/01/00             3,070
                                                                 ------------

                    NORTH CAROLINA  2.5%
                    North Carolina Educational Facilities,
          4,550       Var-Bowman Grey School,
                      4.38%, 9/01/20<F1><F2>                            4,550
                                                                 ------------

                    OHIO  4.8%
                    Columbus, Ohio,
          1,500       General Obligation, 4.19%, 12/01/17<F1><F2>       1,500
                    Cuyahoga County, Ohio, Cleveland Clinic
          4,400       Hospital Revenue, 4.39%, 1/01/24<F1><F2>          4,400
                    Ohio State University General Receipts,
          3,000       Revenue Bonds, 4.34%, 12/01/14<F1><F2>            3,000
                                                                 ------------
                                                                        8,900
                                                                 ------------

                    PENNSYLVANIA  0.6%
                    Delaware County, Pennsylvania,
                      Haverford College, 7.38%, 11/15/20,
          1,000       Prerefunded 11/15/00                              1,021
                                                                 ------------

                    RHODE ISLAND  1.1%
                    Convention Center Authority, Rhode Island,
          2,000       6.70%, 5/15/20<F1><F2>                            2,060
                                                                 ------------

                    TEXAS  6.2%
                    Bexar County, Texas, Multifamily,
          1,450       4.49%, 6/01/05<F1><F2>                            1,450
                    Carrollton, Texas, School District,
          1,000       6.60%, 2/15/02, Prerefunded, 2/15/01              1,006
                    Harris County, Texas, Health Facilities,
          5,000       Hospital Revenue, 4.60%, 12/01/25<F1><F2>         5,000
                    North Central Texas Health Facilities Development,
          2,000       6.85%, 5/15/16<F1><F2>                            2,062
                    Texas Higher Education Authority,
          1,880       4.39%, 12/01/25<F1><F2>                           1,880
                                                                 ------------
                                                                       11,398
                                                                 ------------


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------
                    VIRGINIA  0.7%
                    Martinsville, Virginia, Industrial Development
         $1,250       Authority, 7.00%, 1/01/06,
                      Prerefunded, 1/01/01                           $  1,255

                    WASHINGTON  4.7%
                    Chelan County, Washington, Public Utility
          4,800       Revenue, 4.39%, 6/01/15<F1><F2>                   4,800
                    Washington State Housing Finance - Community
          3,830       Multifamily Mortgage, 4.39%, 10/01/20<F1><F2>     3,830
                                                                 ------------
                                                                        8,630
                                                                 ------------

                    WISCONSIN  6.0%
                    Northwestern Mutual Life, Tax-Exempt
             91       Mortgage Certificates, 5.00%, 2/15/09<F1><F2>        91
                    Wisconsin State Health & Educational Facilities -
          5,000       Marshfield Clinic, 4.34%, 6/01/10<F1><F2>         5,000
                    Wisconsin State Health & Educational Facilities -
          1,900       Blood Center, 4.41%, 6/01/19<F1><F2>              1,900
                    Wisconsin State Health & Educational Facilities -
          2,005       Sinai Samaritan, 4.44%, 9/01/19<F1><F2>           2,005
                    Wisconsin State Health & Educational Facilities -
                      St. Luke's Medical Center, 7.10%, 8/15/11,
          2,000       Prerefunded, 8/15/01                              2,080
                                                                 ------------
                                                                       11,076
                                                                 ------------

                    Total Municipal Bonds                            $173,021
                                                                 ------------
    Number
   of Shares
(in thousands)
--------------

                    INVESTMENT COMPANIES  6.1%
          4,294     Financial Square Tax-Exempt Money Market Fund       4,294
          7,000     Tax Free Cash Reserves                              7,000
                                                                 ------------

                    Total Investment Companies                         11,294
                                                                 ------------

                    Total Investments 99.6%                           184,315
                                                                 ------------

                    Other Assets, less Liabilities 0.4%                   816
                                                                 ------------

                    NET ASSETS 100.0%                                $185,131
                                                                =============



<F1> Variable rate security
<F2> Stated maturity with option to put

                      See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

OHIO TAX-EXEMPT MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                Amortized Cost
 (in thousands)                                                 (in thousands)
----------------                                                --------------

             OHIO SHORT-TERM INVESTMENTS  103.0%
             OHIO SHORT-TERM MUNICIPALS  102.3%
             Centerville, Ohio Bethany Lutheran Village,
    $  200      4.39%, 5/01/08<F1><F2>                                $   200
             Centerville, Ohio Bethany Lutheran Village,
       460      4.39%, 11/01/13<F1><F2>                                   460
             Cincinnati, Ohio General Obligation,
     2,000      4.10%, 12/01/00                                         2,000
             Cleveland, Ohio Income Tax Revenue,
     3,001      4.29%, 5/15/24<F1><F2>                                  3,001
             Columbus, Ohio General Obligation Series 1,
     1,500      4.19%, 12/01/17<F1><F2>                                 1,500
             Columbus, Ohio General Obligation Series 2,
     1,000      5.00%, 6/15/01                                          1,004
             Columbus, Ohio General Obligation Series 2,
     1,000      5.50%, 6/15/01                                          1,008
             Columbus, Ohio City School District Series A
       700      General Obligation, 7.00%, 12/01/11,
                Prerefunded, 12/01/00                                     716
             Columbus, Ohio Sewer System Revenue,
     1,000      4.29%, 6/01/11<F1><F2>                                  1,000
             Cuyahoga County, Ohio Hospital Revenue -
     3,000      Cleveland Clinic, 4.29%, 1/01/26<F1><F2>                3,000
             Cuyahoga County, Ohio Hospital Revenue -
                University Hospital Health Systems, Inc.,
     3,000      4.39%, 1/15/29<F1><F2>                                  3,000
             Fairfield County, Ohio Hospital Improvement
                Revenue - Lancaster-Fairfield Community Hospital,
     2,000      7.10%, 6/15/21, Prerefunded, 6/15/01                    2,073
             Franklin County, Ohio Hospital Revenue -
     3,040      U.S. Health Corp. of Columbus, 4.34%, 12/01/11<F1><F2>  3,040
             Hamilton County, Ohio Hospital Facilities
                Series A Revenue - Health Alliance of
     3,000      Greater Cincinnati, 4.34%, 1/01/18<F1><F2>              3,000
             Hamilton County, Ohio Sewer System
     2,000      Series A Revenue, 6.70%, 12/01/13,
                Prerefunded, 6/01/01                                    2,066
             Hamilton, Ohio Multifamily Series A Revenue -
     1,500      Knollwood Village, 4.39%, 1/01/30<F1><F2>               1,500
             Hudson, Ohio Local School District Series A
     3,000      General Obligation, 7.10%, 12/15/13,
                Prerefunded, 12/15/00                                   3,069
             Indian Hill, Ohio Economic Development Revenue -
     2,500      Cincinnati Country Day School, 4.34%, 5/01/19<F1><F2>   2,500
             Marion County, Ohio Hospital Authority Series 1991 -
                Marion County, Ohio Pooled Hospital Program,
       515      4.39%, 11/01/21<F1><F2>                                   515
             Middleburg Heights, Ohio Hospital
     2,700      Improvement Revenue, 4.39%, 8/15/22<F1><F2>             2,700
             Northeast Ohio Regional Sewer District
     1,500      Waste Revenue, 6.30%, 11/15/01                          1,530

Principal Amount                                                Amortized Cost
 (in thousands)                                                 (in thousands)
----------------                                                --------------

             OHIO SHORT-TERM MUNICIPALS 102.3% (CONT'D.)
             Ohio State Air Quality Development Authority
                Series A Revenue - Cincinnati Gas & Electric,
    $3,400      4.59%, 12/01/15<F1><F2>                               $ 3,400
             Ohio State Air Quality Development Authority
       800      Revenue - Ohio Edison Company, 4.59%, 6/01/23<F1><F2>     800
             Ohio State Higher Educational Facilities
       800      Commission Revenue, 7.25%, 12/01/12,
                Prerefunded, 12/01/00                                     818
             Ohio State Highway Improvement Series D
     2,400      General Obligation, 4.00%, 5/01/01                      2,397
             Ohio State Industrial Development - Cincinnati
       450      Riverfront Coliseum, Inc., 4.39%, 6/01/02<F1><F2>         450
             Ohio State Industrial Development - Cincinnati
       485      Riverfront Coliseum, Inc., 4.39%, 6/01/03<F1><F2>         485
             Ohio State Public Facilities Community Series IIA,
     1,000      6.30%, 5/01/06, Prerefunded, 5/01/01                    1,030
             Ohio State Public Facilities Community Series IIB,
     2,000      4.50%, 11/01/00                                         2,000
             Ohio State Public Facilities Community Series IIB,
     2,000      5.00%, 11/01/00                                         2,000
             Ohio State University General Receipts Revenue,
     3,000      4.24%, 12/01/07<F1><F2>                                 3,000
             Ohio State University General Receipts Revenue,
     3,000      4.24%, 12/01/17<F1><F2>                                 3,000
             Ohio State University General Receipts Revenue,
     3,000      4.24%, 12/01/27<F1><F2>                                 3,000
             Ohio State Water Development Authority Revenue,
       800      8.00%, 12/01/18, Prerefunded, 12/01/01                    801
             Ohio State Water Development Authority
                Series B Revenue - Cleveland Electric Illumination,
     3,000      4.34%, 8/01/20<F1><F2>                                  3,000
             University of Cincinnati, Ohio General Receipts
     2,000      Series AJ Bond Anticipation Notes, 4.50%, 3/01/01       2,002
             Warren County, Ohio Health Care Facilities Series B
     3,000      Revenue - Otterbein Homes, 4.54%, 7/01/23<F1><F2>       3,000
                                                                    ---------

             Total Ohio Short-Term Municipals                          70,065
                                                                    ---------


                      See notes to the financial statements.

                                                          (LOGO) FIRSTAR FUNDS

OHIO TAX-EXEMPT MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000

Number of Shares                                                Amortized Cost
 (in thousands)                                                 (in thousands)
----------------                                                --------------

             INVESTMENT COMPANIES  0.7%
       484   Touchstone Ohio Tax-Free Money Fund                      $   484
                                                                    ---------

             Total Investment Companies                                   484
                                                                    ---------

             Total Investments 103.0%                                  70,549
                                                                    ---------

             Liabilities, less Other Assets (3.0)%                    (2,067)
                                                                    ---------

             TOTAL NET ASSETS 100.0%                                  $68,482
                                                                    =========



             <F1> Variable rate security
             <F2> Stated maturity with option to put


                      See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

U.S. GOVERNMENT MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    U.S. GOVERNMENT AGENCIES  93.8%
                    FEDERAL FARM CREDIT BANK  22.9%
                    Federal Farm Credit Bank Discount Notes:
         $2,055       6.39%, 11/06/00                                $  2,053
          4,250       6.35%, 11/14/00                                   4,240
          4,600       6.32%, 12/04/00                                   4,574
          3,000       6.34%, 12/12/00                                   2,978
                                                                 ------------
                                                                       13,845
                                                                 ------------

                    FEDERAL HOME LOAN MORTGAGE CORPORATION  27.4%
                    Federal Home Loan Mortgage Corporation
                      Discount Notes:
          3,000       6.38%, 11/22/00                                   2,989
          3,500       6.40%, 11/28/00                                   3,483
          2,000       6.37%, 12/28/00                                   1,980
          2,750       6.38%, 1/17/01                                    2,712
          2,500       6.44%, 1/18/01                                    2,465
          3,000       6.42%, 1/24/01                                    2,955
                                                                 ------------
                                                                       16,584
                                                                 ------------

                    FEDERAL NATIONAL MORTGAGE ASSN.  27.8%
                    Federal National Mortgage Assn.
                      Discount Notes:
          4,000       6.37%, 12/21/00                                   3,965
          7,500       6.44%, 1/04/01                                    7,414
          2,500       6.43%, 1/11/01                                    2,468
          3,000       6.43%, 1/25/01                                    2,955
                                                                 ------------
                                                                       16,802
                                                                 ------------

                    OTHER  15.7%
                    Tennessee Valley Authority Discount Notes:
          3,000       6.38%, 11/02/00                                   2,999
          2,000       6.36%, 11/13/00                                   1,996
          4,500       6.35%, 11/27/00                                   4,479
                                                                 ------------
                                                                        9,474
                                                                 ------------

                    Total U.S. Government Agencies                     56,706
                                                                 ------------


Number of Shares                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    INVESTMENT COMPANIES 7.3%
          1,694     Financial Square Government Obligation Fund       $ 1,694
          2,694     Short-Term Investments Co. Treasury Portfolio       2,694
                                                                 ------------

                    Total Investment Companies                          4,388
                                                                 ------------

                    Total Investments 101.1%                           61,094
                                                                 ------------

                    Liabilities, less Other Assets (1.1)%               (633)
                                                                 ------------

                    NET ASSETS 100.0%                                 $60,461
                                                                 ============

                     See notes to the financial statements.

                                                            (LOGO) FIRSTAR FUNDS

U.S. TREASURY MONEY MARKET FUND
SCHEDULE OF INVESTMENTS
OCTOBER 31, 2000


Principal Amount                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    U.S. TREASURIES  53.1%
                    U.S. TREASURY BILLS  29.3%
     $   25,000       6.35%, 12/21/00                              $   24,780
        250,000       6.20%, 12/28/00                                 247,546
         10,000       6.13%, 1/04/01                                    9,891
        100,000       6.17%, 1/25/01                                   98,543
        250,000       6.17%, 2/01/01                                  246,058
        100,000       6.11%, 2/08/01                                   98,320
        100,000       6.08%, 2/22/01                                   98,093
        150,000       5.99%, 3/08/01                                  146,830
        150,000       6.02%, 3/22/01                                  146,465
        150,000       5.96%, 4/05/01                                  146,154
                                                                 ------------
                                                                    1,262,680
                                                                 ------------

                    U.S. TREASURY BONDS  4.6%
        200,000       5.75%, 11/15/00                                 199,965
                                                                 ------------

                    U.S. TREASURY NOTES  19.2%
        100,000       8.50%, 11/15/00                                 100,079
        125,000       5.50%, 12/31/00                                 124,792
        100,000       4.50%, 1/31/01                                   99,538
        150,000       7.75%, 2/15/01                                  150,592
        150,000       6.25%, 4/30/01                                  149,890
         50,000       5.63%, 5/15/01                                   49,794
        150,000       6.50%, 5/31/01                                  150,115
                                                                 ------------
                                                                      824,800
                                                                 ------------

                    Total U.S. Treasuries                           2,287,445
                                                                 ------------

                    REPURCHASE AGREEMENTS  37.0%
                    Lehman Brothers, Inc., 6.30%, dated 10/31/00,
                      due 11/01/00, repurchase price $30,005
         30,000       (Collateralized by U.S.
                      Government Securities)                           30,000
                    Merrill Lynch, Pierce, Fenner and Smith, Inc.,
                      6.50%, dated 10/31/00, due 11/01/00,
                      repurchase price $500,090
        500,000       (Collateralized by U.S.
                      Government Securities)                          500,000
                    Warburg Dillon Read, LLC, 6.57%, dated
                      10/31/00, due 11/01/00,
                      repurchase price $1,067,1958
      1,067,000       (Collateralized by U.S.
                      Government Securities)                        1,067,000
                                                                 ------------

                    Total Repurchase Agreements                     1,597,000
                                                                 ------------


Number of Shares                                                 Amortized Cost
(in thousands)                                                   (in thousands)
---------------                                                  --------------

                    INVESTMENT COMPANIES 9.9%
                    Financial Square
        211,432       Treasury Obligation Portfolio                $  211,432
                    Short-Term Investments Co.
        215,081       Treasury Portfolio                              215,081
                                                                 ------------

                    Total Investment Companies                        426,513
                                                                 ------------

                    Total Investments 100.0%                        4,310,958
                                                                 ------------

                    Liabilities, less Other Assets 0.0%                  (17)
                                                                 ------------

                    TOTAL NET ASSETS 100.0%                        $4,310,941
                                                                 ============

                     See notes to the financial statements.

(LOGO) FIRSTAR FUNDS

BALANCED INCOME FUND
BALANCED GROWTH FUND
GROWTH & INCOME FUND
EQUITY INDEX FUND
LARGE CAP CORE EQUITY FUND
MIDCAP  INDEX FUND
MIDCAP CORE EQUITY FUND
MICROCAP FUND
INTERNATIONAL VALUE FUND
SHORT-TERM BOND FUND
INTERMEDIATE BOND FUND
TAX-EXEMPT INTERMEDIATE BOND FUND
BOND IMMDEX/TM FUND
MONEY MARKET FUND
INSTITUTIONAL MONEY MARKET FUND
TAX-EXEMPT MONEY MARKET FUND
U.S. GOVERNMENT MONEY MARKET FUND

NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION
Firstar Funds, Inc. (the "Company") was incorporated on
February 15, 1988, as a Wisconsin Corporation and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended. The Balanced Income, Balanced Growth, Growth & Income, Equity Index, Large Cap Core Equity, MidCap Index, MidCap Core Equity, MicroCap, International Value, Short-Term Bond, Intermediate Bond, Tax-Exempt Intermediate Bond, Bond IMMDEX(TM), Money Market, Institutional Money Market, Tax-Exempt Money Market and U.S. Government Money Market Funds (the "Funds"), are separate, diversified investment portfolios of the Company. The Money Market Fund commenced operations on March 16, 1988; the Tax-Exempt Money Market Fund commenced operations on June 27, 1988; the U.S. Government Money Market Fund commenced operations on August 1, 1988; the MidCap Core Equity Fund (formerly known as the Special Growth Fund) commenced operations on December 28, 1989; the Short-Term Bond Fund (formerly known as the Short-Term Bond Market Fund), Bond IMMDEX(TM) Fund, Growth & Income Fund and Equity Index Fund commenced operations on December 29, 1989; the Institutional Money Market Fund commenced operations on April 26, 1991; the Balanced Growth Fund commenced operations on March 30, 1992; the Large Cap Core Equity Fund (formerly known as the Growth Fund) commenced operations on December 29, 1992; the Intermediate Bond Fund (formerly known as the Intermediate Bond Market Fund) commenced operations on January 5, 1993; the Tax-Exempt Intermediate Bond Fund commenced operations on February 8, 1993; the International Value Fund (formerly known as the International Equity
Fund) commenced operations on April 28, 1994; the MicroCap Fund commenced operations on August 1, 1995; the Balanced Income Fund commenced operations on December 1, 1997; and the MidCap Index Fund commenced operations on November 4, 1999. The objective of the Short-Term Bond Fund is to seek to provide an annual rate of total return, before Fund expenses, comparable to the annual rate of total return of the Lehman Brothers 1-3 year Government/ Credit Bond Index. The objective of the Intermediate Bond Fund is to seek to provide an annual rate of total return, before Fund expenses, comparable to the annual rate of total return of the Lehman Brothers Intermediate Government/Credit Bond Index. The objective of the Tax-Exempt Intermediate Bond Fund is to seek to provide current income that is substantially exempt from federal income tax and emphasize total return with relatively low volatility of principal. The objective of the Bond IMMDEX(TM) Fund is to seek to provide an annual rate of total return, before Fund expenses, comparable to the annual rate of total return of the Lehman Brothers Government/Corporate Bond Index. The objective of the Balanced Income Fund is to seek current income and the preservation of capital through investment in a balanced portfolio of dividend paying equity and fixed-income securities. The objective of the Balanced Growth Fund is to achieve a balance of capital appreciation and current income with relatively low volatility of capital. The objective of the Growth & Income Fund is to seek both reasonable income and long-term capital appreciation. The objective of the Equity Index Fund is to seek returns, before Fund expenses, comparable to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the S&P 500 Stock Index. The objective of the Large Cap Core Equity Fund is capital appreciation through investment in securities of medium- to large-sized companies. The objective of the MidCap Index Fund is to seek returns, before Fund expenses, comparable to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the S&P MidCap 400 Index. The objective of the MidCap Core Equity Fund is capital appreciation through investment in securities of medium-sized companies. The objective of the MicroCap Fund is capital appreciation through investments in small companies. The objective of the International Value Fund is to seek capital appreciation through investment in foreign securities which the Sub-Advisor believes are undervalued.

The costs, in thousands, incurred in connection with the organization, initial registration and public offering of shares aggregating $56 and $28 for the Balanced Income and MicroCap Funds, respectively, have been paid by the respective Funds. These costs are being amortized over the period of benefit, but not to exceed sixty months from each Fund's commencement of operations.

The Company has issued three classes of Fund shares in each of the non-money market funds: Series A, Series B and Series Institutional. The Series A shares are subject to a 0.25% service organization fee and an initial sales charge imposed at the time of purchase, in accordance with the Funds' prospectus. The maximum sales charge on Series A shares purchased in the Short-Term Bond, Intermediate Bond, Tax-Exempt Intermediate Bond and Bond IMMDEX(TM) Fund,

(LOGO) FIRSTAR FUNDS

is 4.00% of the offering price or 4.17% of the net asset value. The maximum sales charge on Series A shares purchased in the Balanced Income, Balanced Growth,Growth & Income, Equity Index, Large Cap Core Equity, MidCap Index, MidCap Core Equity, MicroCap and International Value Funds is 5.50% of the offering price or 5.82% of the net asset value. The Series B shares are subject to a 0.25% service organization fee and a 0.75% distribution and service (12b-1) fee. The B shares are also subject to a contingent deferred sales charge at the time of redemption, in accordance with the Funds' prospectus. The maximum sales charge is 5% for redemptions in the first year, 4% in the second year, 3% in the third and fourth years, 2% in the fifth year, 1% in the sixth year and 0% thereafter. After the sixth year, B shares convert to the expense structure of the A shares. Each class of shares for each non-money market fund has identical rights and privileges except with respect to service organization fees paid by Series A and Series B shares, voting rights on matters affecting a single class of shares and the exchange privileges of each class of shares. Subsequent to the merger with Mercantile Mutual Funds, Inc. and Firstar Stellar Funds (see Note
12), the Company has issued a fourth class of shares in each of the non-money market funds: Series Y. The Series Y shares are subject to a 0.25% service organization fee.

2. SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of significant accounting policies consistently followed by the Funds in the preparation of their financial statements. These policies are in conformity with generally accepted accounting principles.

a) Investment Valuation - Securities which are traded on a recognized stock exchange are valued at the last sale price on the securities exchange on which such securities are primarily traded or at the last sale price on a national securities exchange. Exchange-traded securities for which there were no transactions are valued at the current bid prices, with the exception of the International Value Fund, which is valued at the average of the current bid and asked prices. Securities traded on only over-the-counter markets are valued on the basis of closing over-the-counter bid prices. Investments in the money market funds and instruments with a maturity of 60 days or less are valued on the basis of amortized cost for financial reporting purposes and federal income tax purposes, which approximates market value. Variable rate demand notes and funding agreements are valued at cost which approximates market value. Open-end investment companies are valued at net asset value which approximates market value. Securities for which market quotations are not readily available and other assets are valued at fair market value as determined by the investment adviser under the supervision of the Board of Directors. At October 31, 2000, the MicroCap Fund held seven such securities which represented 1.37% of investments, at value. Portfolio securities which are primarily traded on foreign securities exchanges are generally valued at the preceding closing values of such securities on their respective exchanges, except when an occurrence subsequent to the time a value was so established is likely to have changed such value. In such an event, the fair value of those securities is determined through the consideration of other factors by or under the direction of the Board of Directors. Quotations of foreign securities in foreign currency are converted to United States ("U.S.") dollar equivalents using the foreign exchange quotation in effect at the time net asset value is computed. Foreign securities held by the International Value Fund may trade in their local markets on days the U.S. exchanges are closed, and the International Value Fund's net asset value may, therefore, change on days when investors may not purchase or redeem Fund shares.

b) Federal Income Taxes - It is each Fund's policy to meet the requirements of the Internal Revenue Code applicable to regulated investment companies and each Fund intends to distribute substantially all investment company net taxable income and net capital gains to shareholders. Therefore, no federal income tax provision is required.

c) Income and Expenses - The Funds are charged for those expenses that are directly attributable to each portfolio, such as advisory, administration and certain shareowner service fees. Expenses that are not directly attributable to a portfolio are typically allocated among the Company's portfolios in proportion to their respective net assets, number of shareholder accounts, or net sales, where applicable. For Funds with more than one class of shares, net investment income other than class specific expenses, and realized and unrealized gains and losses are allocated daily to each class of shares based upon the relative net asset value of outstanding shares of each class of shares at the beginning of the day (after adjusting for the current day's capital share activity of the respective class).

d) Distributions to Shareholders - Dividends from net investment income of the Money Market, Tax-Exempt Money Market, U.S. Government Money Market and the Institutional Money Market Funds are declared daily and paid monthly. Dividends from net investment income of the Short-Term Bond, Intermediate Bond, Tax-Exempt Intermediate Bond and Bond IMMDEX(TM) Funds are declared and paid monthly. Dividends from net investment income, if any, are declared and paid quarterly for the Balanced Income, Balanced Growth, Growth & Income, Equity Index and MidCap Index Funds and annually for the Large Cap Core Equity, MidCap Core Equity, MicroCap and International Value Funds. Distributions of net realized capital gains, if any, will be declared at least annually. Certain Funds may also utilize earnings and profits distributed to shareholders on redemption of shares as part of the dividends paid deduction. Accordingly, reclassifications are made within the net asset accounts for such amounts, as well as amounts related to permanent differences in the character of certain income and expense items for income tax and financial reporting purposes.

e) Futures Contracts - The Equity Index Fund and MidCap Index Fund may utilize futures contracts to a limited extent. The risk associated with the use of futures contracts includes the possibility of an illiquid market. Futures contracts are valued based upon their quoted daily settlement prices. Changes in initial settlement value are accounted for as unrealized appreciation (depreciation) until the contracts are terminated at which time realized gains and losses are recognized.

                                                          (LOGO) FIRSTAR FUNDS


f) When-Issued Securities - The Tax-Exempt Money Market, Balanced Income, Balanced Growth, Growth and Income, Equity Index, Large Cap Core Equity, MidCap Index, MidCap Core Equity, MicroCap, International Value, Short-Term Bond, Intermediate Bond, Tax-Exempt Intermediate Bond and Bond IMMDEX(TM) Funds may purchase securities on a when-issued or delayed delivery basis. Although the payment and interest terms of these securities are established at the time the purchaser enters into the agreement, these securities may be delivered and paid for at a future date, generally within 45 days. Each of these Funds records purchases of when-issued securities and reflects the values of such securities in determining net asset value in the same manner as other portfolio securities. Each of these Funds identifies and maintains at all times cash, cash equivalents, or other liquid securities in an amount at least equal to the amount of outstanding commitments of when-issued securities.

g) Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

h) Foreign Currency Translations - The books and records of the International Value Fund are maintained in U.S.dollars. Foreign currencies, investments, and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the end of the period, and purchases and sales of investment securities, and income and expenses denominated in foreign currencies are translated on the respective dates of such transactions. Unrealized gains and losses on investments which result from changes in foreign currency exchange rates have been included in the unrealized net appreciation (depreciation) on investments. Foreign currency exchange gains and losses included in net appreciation (depreciation) on foreign currency and net realized gains and losses on foreign currency include foreign currency gains and losses between trade date and settlement date on investment securities transactions and foreign currency transactions; such amounts are considered net investment income (loss) for tax purposes. The portion of the foreign currency gains and losses related to fluctuation in exchange rates between the initial purchase date and subsequent sale date of a security is included in realized gains and losses on investment transactions.

i) Other - Investment and shareholder transactions are recorded on the trade date. Dividend income is recognized on the ex-dividend date or as soon as information is available to the Funds. Interest income is recognized on an accrual basis. Discounts and premiums on securities are amortized over the life of the respective security. Discounts and premiums on securities with put provisions are amortized to the earlier of the put date or maturity. Realized gains and losses from investment transactions are determined by comparing the net sale proceeds to an identified cost basis. Transactions in capital shares at $1.00 per share for the money market funds are shown in the Statement of Changes in Net Assets.

                                                          (LOGO) FIRSTAR FUNDS

3. CAPITAL SHARE TRANSACTIONS
Transactions, in thousands, of shares of the Funds were as follows:



                                                 BALANCED INCOME                BALANCED GROWTH                 GROWTH & INCOME
                                                      FUND                           FUND                            FUND
                                                 ---------------                ----------------                ---------------
                                              Amount        Shares           Amount        Shares            Amount        Shares
                                              ------        ------           ------        ------            ------        ------
YEAR ENDED OCTOBER 31, 2000:
Series A shares:
   Shares sold                              $   1,556          140         $  4,930            149        $  11,515           251
   Shares issued to owners in
     reinvestment of dividends                    490           45            3,692            119           16,227           378
   Shares redeemed                             (3,976)        (363)         (13,973)          (437)         (43,862)         (981)
                                            ----------       ------        ---------         ------       ----------       -------
   Net increase (decrease)                  $  (1,930)        (178)        $ (5,351)          (169)       $ (16,120)         (352)
                                            ==========       ======        =========         ======       ==========       =======
Series B shares:
   Shares sold                              $   3,525          321         $  1,538             47        $   2,425            54
   Shares issued to owners in
     reinvestment of dividends                    110           10               55              2              172             4
   Shares redeemed                               (380)         (34)             (88)            (3)            (557)          (13)
                                            ----------       ------        ---------         ------       ----------       -------
   Net increase                             $   3,255          297         $  1,505             46        $   2,040            45
                                            ==========       ======        =========         ======       ==========       =======
Series Institutional shares:
   Shares sold                              $  64,263        5,930         $ 74,157          2,282        $ 128,142         2,839
   Shares issued to owners in
     reinvestment of dividends                  1,975          180           12,490            401           39,852           926
   Shares redeemed                            (41,615)      (3,780)        (124,078)        (3,831)        (189,546)       (4,228)
                                            ----------       ------        ---------         ------       ----------       -------
   Net increase (decrease)                  $  24,623        2,330         $(37,431)        (1,148)       $ (21,552)         (463)
                                            ==========       ======        =========         ======       ==========       =======
YEAR ENDED OCTOBER 31, 1999:
   Series A shares:
   Shares sold                              $   5,020          454         $  6,468            210        $  26,309           570
   Shares issued to owners in
     reinvestment of dividends                    731           66            2,840             92           15,257           332
   Shares redeemed                             (3,181)        (289)         (15,607)          (513)         (44,599)         (973)
                                            ----------       ------        ---------         ------       ----------       -------
   Net increase (decrease)                  $   2,570          231         $ (6,299)          (211)       $  (3,033)          (71)
                                            ==========       ======        =========         ======       ==========       =======
Series B shares:
   Shares sold                              $   1,591          145         $    649             21        $   1,606            35
   Shares issued to owners in
     reinvestment of dividends                      9            1                2              0                1             0
   Shares redeemed                                (28)          (3)             (14)             0              (36)           (1)
                                            ----------       ------        ---------         ------       ----------       -------
   Net increase                             $   1,572          143         $    637             21        $   1,571            34
                                            ==========       ======        =========         ======       ==========       =======
Series Institutional shares:
   Shares sold                              $  25,571        2,342         $ 57,953          1,893        $ 151,499         3,290
   Shares issued to owners in
     reinvestment of dividends                    607           55            9,563            310           34,560           750
   Shares redeemed                            (10,418)        (949)         (75,558)        (2,501)        (146,699)       (3,196)
                                            ----------       ------        ---------         ------       ----------       -------
   Net increase (decrease)                  $  15,760        1,448         $ (8,042)          (298)       $  39,360           844
                                            ==========       ======        =========         ======       ==========       =======


(LOGO) FIRSTAR FUNDS

   Transactions, in thousands, of shares of the Funds were as follows:


                                      EQUITY INDEX          LARGE CAP CORE EQUITY        MIDCAP INDEX          MIDCAP CORE EQUITY
                                          FUND                      FUND                    FUND<F1>                   FUND
                                     -------------          ---------------------        ------------          ------------------
                                    Amount     Shares        Amount      Shares       Amount      Shares        Amount     Shares
                                    ------     ------        ------      ------      -------      ------        ------     ------
YEAR ENDED OCTOBER 31, 2000:
Series A shares:
   Shares sold                    $  14,644       155      $  11,023        258        $   1,923       176    $    4,908       106
   Shares issued to owners in
     reinvestment of dividends        4,298        45          2,404         60               10         1         1,829        43
   Shares redeemed                  (26,360)     (279)       (16,087)      (380)            (281)      (24)      (31,499)     (700)
                                  ----------   ------      ---------      -----        ---------    ------    ----------   -------
   Net increase (decrease)        $  (7,418)      (79)     $  (2,660)       (62)       $   1,652       153    $  (24,762)     (551)
                                  ==========   ======      =========      =====        =========    ======    ==========   =======
Series B shares:
   Shares sold                    $   7,975        85      $   1,376         33        $     887        75    $      466        10
   Shares issued to owners in
     reinvestment of dividends          138         1             40          1                1         0             3         0
   Shares redeemed                   (1,599)      (17)          (750)       (18)             (30)       (2)          (33)       (1)
                                  ----------    -------      ---------      -----       --------     -----    ----------   -------
   Net increase                     $ 6,514        69      $     666         16        $     858        73    $      436         9
                                  ==========   ======      =========      =====        =========    ======    ==========   =======
Series Institutional shares:
   Shares sold                    $ 388,400     4,085      $ 265,505      6,283        $ 115,867    10,905    $  145,630     2,923
   Shares issued to owners in
     reinvestment of dividends       18,311       190         12,621        310              812        68         6,230       146
   Shares redeemed                 (356,021)   (3,746)      (289,538)    (6,869)         (11,088)     (947)     (218,605)   (4,617)
                                  ----------   -------      ---------    -------       --------     -----     ----------   -------
   Net increase (decrease)        $  50,690       529      $ (11,412)      (276)       $ 105,591    10,026    $  (66,745)   (1,548)
                                  ==========   ======      =========      =====        =========    ======    ==========   =======

YEAR ENDED OCTOBER 31, 1999:
Series A shares:
   Shares sold                    $  32,030       378      $  13,457        359                               $   10,459       266
   Shares issued to owners in
     reinvestment of dividends        1,948        23          4,322        117                                    1,072        26
   Shares redeemed                  (27,974)     (329)       (11,168)      (301)                                 (53,329)   (1,380)
                                  ----------   ------      ---------      -----                               ----------   -------
   Net increase (decrease)        $   6,004        72      $   6,611        175                               $  (41,798)   (1,088)
                                  ==========   ======      =========      =====                               ==========   =======
Series B shares:
   Shares sold                    $   4,598        51      $     745         20                               $      176         4
   Shares issued to owners in
     reinvestment of dividends            8         0              0          0                                        0         0
   Shares redeemed                      (96)       (1)           (24)        (1)                                     (51)       (1)
                                  ----------   ------      ---------      -----                               ----------   -------
   Net increase                   $   4,510        50      $     721         19                               $      125         3
                                  ==========   ======      =========      =====                               ==========   =======
Series Institutional shares:
   Shares sold                    $ 304,539     3,463      $ 204,039      5,432                               $  245,028     6,379
   Shares issued to owners in
     reinvestment of dividends        7,889        92         18,176        486                                    3,350        80
   Shares redeemed                 (294,685)   (3,440)      (127,316)    (3,421)                                (358,282)   (9,295)
                                  ----------   ------      ---------      -----                               ----------   -------
   Net increase (decrease)        $  17,743       115      $   94,899     2,497                               $ (109,904)   (2,836)
                                  ==========   ======      =========      =====                               ==========   =======

<F1> Capital share activity is for the period November 4, 1999 to October 31,
     2000.


(LOGO) FIRSTAR FUNDS

   Transactions, in thousands, of shares of the Funds were as follows:

                                        MICROCAP                INTERNATIONAL
                                          FUND                   VALUE FUND
                                        --------                -------------
                                    Amount     Shares        Amount      Shares
                                    ------     ------        ------      ------

YEAR ENDED OCTOBER 31, 2000:
Series A shares:
   Shares sold                     $ 29,841     1,005        $ 1,014         54
   Shares issued to owners in
     reinvestment of dividends        5,924       296              4          0
   Shares redeemed                  (29,091)     (934)        (1,803)       (98)
                                   --------    -------       -------     -------
   Net increase (decrease)          $ 6,674       367        $  (785)       (44)
                                   ========    =======      ========     =======
Series B shares:
   Shares sold                      $ 1,974        68         $  540         30
   Shares issued to owners in
     reinvestment of dividends           61         3              0          0
   Shares redeemed                     (240)       (8)           (88)        (5)
                                   --------    -------       -------     -------
   Net increase                     $ 1,795        63         $  452         25
                                   ========    =======      ========     =======
Series Institutional shares:
   Shares sold                     $115,738     3,925       $ 30,344      1,639
   Shares issued to owners in
     reinvestment of dividends       40,308     1,987            143          7
   Shares redeemed                  (76,850)   (2,605)       (32,780)    (1,765)
                                   --------    -------       -------     -------
   Net increase (decrease)         $ 79,196     3,307       $ (2,293)      (119)
                                   ========    =======      ========     =======
YEAR ENDED OCTOBER 31, 1999:
Series A shares:
   Shares sold                      $ 8,724       596       $  1,394         81
   Shares issued to owners in
     reinvestment of dividends           42         3            122          8
   Shares redeemed                   (9,284)     (594)        (2,781)      (171)
                                   --------    -------       -------     -------
   Net increase (decrease)           $ (518)        5       $ (1,265)       (82)
                                   ========    =======      ========     =======
Series B shares:
   Shares sold                       $  119         6           $ 43          2
   Shares issued to owners in
     reinvestment of dividends            0         0              0          0
   Shares redeemed                        0         0              0          0
                                   --------    -------       -------     -------
   Net increase                      $  119         6           $ 43          2
                                   ========    =======      ========     =======
Series Institutional shares:
   Shares sold                     $ 44,207     2,966       $ 18,830      1,077
   Shares issued to owners in
     reinvestment of dividends          222        16            569         37
   Shares redeemed                  (31,952)   (1,964)       (18,366)    (1,125)
                                   --------    -------       -------     -------
   Net increase (decrease)         $ 12,477     1,018       $  1,033        (11)
                                   ========    =======      ========     =======

(LOGO) FIRSTAR FUNDS

   Transactions, in thousands, of shares of the Funds were as follows:


                                                                                            BOND                  TAX-EXEMPT
                                       SHORT-TERM               INTERMEDIATE                IMMDEX(TM)            INTERMEDIATE
                                        BOND FUND                 BOND FUND                  FUND                   BOND FUND
                                    ------------------        -----------------       -------------------       -----------------
                                    Amount      Shares        Amount     Shares        Amount      Shares       Amount     Shares
                                    ------      ------        ------     ------        ------      ------       ------     ------
YEAR ENDED OCTOBER 31, 2000:
Series A shares:
   Shares sold                     $  2,924       290      $   2,820        281      $   8,490       308       $  1,936       191
   Shares issued to owners in
     reinvestment of dividends        2,940       292          1,235        123          4,433       163            572        57
   Shares redeemed                  (21,526)   (2,133)       (10,422)    (1,040)       (26,710)     (979)        (7,255)     (720)
                                   --------    -------     ----------    -------     ----------    ------      ---------    ------
   Net increase (decrease)         $(15,662)   (1,551)     $  (6,367)      (636)     $ (13,787)     (508)      $ (4,747)     (472)
                                   ========    =======     ==========    =======     ==========    ======      =========    ======
Series B shares:
   Shares sold                       $  349        35          $ 160         16        $ 1,718        64         $  150        15
   Shares issued to owners in
     reinvestment of dividends           28         3             14          1            114         4              5         1
   Shares redeemed                     (145)      (14)           (86)        (9)        (1,051)      (38)           (25)       (3)
                                   --------    -------     ----------    -------     ----------    ------      ---------    ------
  Net increase                      $  232        24           $ 88          8        $   781        30        $   130        13
                                   ========    =======     ==========    =======     =========     ======      =========    ======
Series Institutional shares:
   Shares sold                     $ 42,062     4,165       $207,558     20,711      $ 188,018     6,901       $ 57,030     5,639
   Shares issued to owners in
     reinvestment of dividends        4,489       445         10,534      1,053         19,999       736            855        85
   Shares redeemed                  (45,012)   (4,466)       (95,065)    (9,506)      (154,741)   (5,692)       (23,893)   (2,367)
                                   --------    -------     ----------    -------     ----------    ------      ---------    ------
   Net increase (decrease)         $  1,539       144       $123,027     12,258      $  53,276     1,945       $ 33,992     3,357
                                   ========    =======     ==========    =======     =========     ======      =========    ======
YEAR ENDED OCTOBER 31, 1999:
Series A shares:
   Shares sold                     $ 16,593     1,613       $ 11,144      1,076      $  27,886       980       $ 10,448       996
   Shares issued to owners in
     reinvestment of dividends        3,684       361          1,312        128          5,101       182          1,102       106
   Shares redeemed                  (28,615)   (2,795)        (6,903)      (671)       (26,725)     (951)       (22,903)   (2,210)
                                   --------    -------     ----------    -------     ----------    ------      ---------    ------
   Net increase (decrease)         $ (8,338)     (821)       $ 5,553        533        $ 6,262       211       $(11,353)   (1,108)
                                   ========    =======     ==========    =======     =========     ======      =========    ======
Series B shares:
   Shares sold                       $  523        51          $ 298         29        $ 2,003        72         $   74         7
   Shares issued to owners in
     reinvestment of dividends           11         1              5          0             38         1              1         0
   Shares redeemed                      (11)       (1)           (92)        (9)          (128)       (5)             0         0
                                   --------    -------     ----------    -------     ----------    ------      ---------    ------
   Net increase                      $  523        51          $ 211         20        $ 1,913        68         $   75         7
                                   ========    =======     ==========    =======     =========     ======      =========    ======
Series Institutional shares:
   Shares sold                     $ 36,523     3,563      $  59,956      5,810      $ 161,261     5,691       $ 20,125     1,936
   Shares issued to owners in
     reinvestment of dividends        5,004       512          9,542        986         19,616       698            754        73
   Shares redeemed                  (28,833)   (2,841)       (65,622)    (6,392)      (205,542)   (7,220)       (19,735)   (1,896)
                                   --------    -------     ----------    -------     ----------    ------      ---------    ------
   Net increase (decrease)         $ 12,694     1,234       $  3,876        404      $ (24,665)     (831)      $  1,144       113
                                   ========    =======     ==========    =======     =========     ======      =========    ======


(LOGO) FIRSTAR FUNDS

4. INVESTMENT TRANSACTIONS
   The aggregate purchases and sales, in thousands, of securities, excluding short-term investments, for the Funds for the periods ended October 31, 2000, were as follows:



                                       BALANCED            BALANCED            GROWTH &             EQUITY         LARGECAP CORE
                                      INCOME FUND         GROWTH FUND         INCOME FUND         INDEX FUND        EQUITY FUND
                                      -----------         -----------         ----------           ---------       -------------
   Purchases:
     U.S. Government                  $ 27,045            $ 14,084                   -                   -                  --
     Other                              66,883             161,124            $606,025             $89,326            $214,336
   Sales:
     U.S. Government                  $ 15,995            $ 26,111                   -                   -                  --
     Other                              52,287             221,144            $695,576             $48,836            $263,154


                                        MIDCAP            MIDCAP CORE
                                         INDEX              EQUITY             MICROCAP          INTERNATIONAL
                                         FUND                FUND                FUND             VALUE FUND
                                      -----------         -----------         ----------           ---------
   Purchases:
     U.S. Government                         -                   -                   -                  --
     Other                            $142,495          $  965,811            $574,038             $43,064
   Sales:
     U.S. Government                         -                   -                   -                  --
     Other                            $ 39,574          $1,093,985            $557,702             $47,204


                                                                              TAX-EXEMPT             BOND
                                      SHORT-TERM         INTERMEDIATE        INTERMEDIATE         IMMDEX/TM
                                       BOND FUND           BOND FUND           BOND FUND             FUND
                                      -----------         -----------         ----------           ---------
   Purchases:
     U.S. Government                  $ 27,046            $ 78,701                   -            $106,384
     Other                              29,446              87,867             $40,198              71,747
   Sales:
     U.S. Government                  $ 18,004            $ 24,430                   -            $ 76,154
     Other                              52,690              41,293             $14,856              53,468


Equity Index Fund transactions in futures contracts during the period October 31, 1999 to October 31, 2000, in thousands, were as follows:

                                                                         AGGREGATE
                                                 NUMBER OF             FACE VALUE OF
                                                 CONTRACTS             CONTRACTS<F1>
                                                 ---------             -------------
Outstanding at October 31, 1999                        97                $  32,268
Contracts opened                                    1,285                  465,359
Contracts closed                                   (1,322)                (476,054)
                                                 ---------               ----------
Outstanding at October 31, 2000                        60                $  21,573
                                                 =========               ==========

<F1> The aggregate face value of contracts is computed on the date each contract is opened.

The number of futures contracts and net unrealized appreciation, in thousands, as of October 31, 2000, were as follows:

                                                  NUMBER OF           UNREALIZED
                                                  CONTRACTS          APPRECIATION
                                                  ---------          ------------
S&P 500 Financial Futures Contract
Expiration date 12/00(2)                              60                   $30


(2) At October 31, 2000, U.S. Treasury Bills of $4,582, in thousands, were held as collateral by the custodian in an initial margin account in connection with open futures contracts held by the Equity Index Fund.

(LOGO) FIRSTAR FUNDS

MidCap Index Fund transactions in futures contracts during the period October 31, 1999 to October 31, 2000, in thousands, were as follows:

                                                                          AGGREGATE
                                                    NUMBER OF           FACE VALUE OF
                                                    CONTRACTS           CONTRACTS<F1>
                                                    ---------           -------------
Outstanding at November 4, 1999(2)                       -                   $  --
Contracts opened                                       371                  87,737
Contracts closed                                      (345)                (80,765)
                                                      -----               ---------
Outstanding at October 31, 2000                         26                $  6,972
                                                      =====               =========

<F1> The aggregate face value of contracts is computed on the date each contract is opened.
<F2> Commencement of operations.

The number of futures contracts and net unrealized appreciation, in thousands, as of October 31, 2000, were as follows:

                                                    NUMBER OF           UNREALIZED
                                                    CONTRACTS          DEPRECIATION
                                                    ---------          ------------
MidCap 400 Financial Futures Contract
Expiration date 12/00(3)                               26               $(196)

<F3> At October 31, 2000, U.S. Treasury Bills of $898, in thousands, were held as collateral by the custodian in an initial margin account in connection with open futures contracts held by the MidCap Index Fund.

At October 31, 2000, gross unrealized appreciation and depreciation of investments for federal tax purposes, in thousands, were as follows:

                                       BALANCED            BALANCED            GROWTH &             EQUITY         LARGE CAP CORE
                                      INCOME FUND         GROWTH FUND        INCOME FUND          INDEX FUND         EQUITY FUND
                                      -----------         -----------         ----------           ---------       --------------
Appreciation                           $14,976             $48,311             $207,058           $414,356            $127,664
(Depreciation)                          (1,363)             (6,728)              (9,880)           (43,430)             (9,186)
Net unrealized appreciation            -------             -------             ---------          --------            --------
  on investments                       $13,613             $41,583             $197,178           $370,926            $118,478
                                       =======             =======             ========           ========            ========

                                        MIDCAP            MIDCAP CORE
                                         INDEX              EQUITY             MICROCAP          INTERNATIONAL
                                         FUND                FUND                FUND             VALUE FUND
                                        ------            -----------         ---------          -------------
Appreciation                           $23,169            $107,599             $100,603            $ 5,300
(Depreciation)                         (13,633)            (27,782)             (43,221)            (7,814)
                                      ---------           ---------           ----------         ---------
Net unrealized appreciation
  (depreciation) on
investments                            $ 9,536            $ 79,817             $ 57,382            $(2,514)
                                      ========            ========             ========            ========

                                                                              TAX-EXEMPT             BOND
                                      SHORT-TERM         INTERMEDIATE        INTERMEDIATE         IMMDEX/TM
                                       BOND FUND           BOND FUND           BOND FUND             FUND
                                      ----------         ------------        ------------          --------

Appreciation                           $   494             $ 4,507             $   567            $ 16,862
(Depreciation)                          (1,393)             (5,662)             (1,090)            (11,819)
Net unrealized appreciation            --------            --------            --------           ---------
  (depreciation) on
investments                            $  (899)            $(1,155)            $  (523)           $  5,043
                                       ========            ========            ========           ========



(LOGO) FIRSTAR FUNDS

At October 31, 2000, the cost of investments, in thousands, for federal income tax purposes was $82,744, $174,885, $511,407, $411,154, $269,512,
$118,777, $452,635, $320,961, $52,360, $184,398, $432,862, $113,140 and $552,337
for the Balanced Income, Balanced Growth, Growth & Income, Equity Index, Large Cap Core Equity, MidCap Index, MidCap Core Equity, MicroCap, International Value, Short-Term Bond, Intermediate Bond, Tax-Exempt Intermediate Bond and Bond IMMDEX(TM) Funds, respectively. The difference between cost amounts for financial reporting and tax purposes is primarily due to timing differences in recognizing certain gains and losses on security transactions, for the Balanced Income Fund, a tax-free conversion of a bank common trust fund and for the International Value Fund, passive foreign investment company (PFIC) value adjustments.

At October 31, 2000, the Short-Term Bond Fund had accumulated net realized capital loss carryovers, in thousands, of $980, expiring in 2002. The Short-Term Bond Fund had accumulated net realized capital loss carryovers, in thousands, of $189, expiring in 2003. The Short-Term Bond Fund had accumulated net realized capital loss carryovers, in thousands, of $79, expiring in 2004. The Short-Term Bond Fund had accumulated net realized capital loss carryovers, in thousands, of $1,082 expiring in 2005. The International Value Fund had accumulated net realized capital loss carryovers, in thousands, of $4,919 expiring in 2006. The Short-Term Bond, Intermediate Bond and International Value Funds had accumulated net realized capital loss carryovers, in thousands, of $604, $155 and $3,881, respectively, expiring in 2007. The Short-Term Bond, Tax-Exempt Intermediate Bond and International Value Funds had accumulated net realized capital loss carryovers, in thousands, of $497, $209 and $2,509, respectively, expiring in 2008. To the extent each Fund realizes future net capital gains, taxable distributions to its respective shareowners will be offset by any unused capital loss carryover.

For the year ended October 31, 2000, the following percent of ordinary income dividends (unaudited) qualifies for the dividend received deduction available to corporate stockholders: Balanced Income Fund 23%, Balanced Growth Fund 5%, Growth & Income Fund 100%, Equity Index Fund 80% and Large Cap Core Equity Fund 62%.

5. INVESTMENT ADVISORY AND OTHER AGREEMENTS
The Funds have entered into an Investment Advisory Agreement with Firstar Investment Research & Management Company ("FIRMCO"). FIRMCO is a subsidiary of Firstar Corporation, a publicly held bank holding company. Pursuant to its Advisory Agreement with the Funds, the Adviser is entitled to receive a fee, calculated daily and payable monthly, at the annual rates presented below as applied to each Fund's daily net assets. Effective September 2, 1997
FIRMCO entered into a Sub-Advisory Agreement with Hansberger Global Investors (the "Sub-Adviser") for the International Value Fund. Prior to September 2, 1997, FIRMCOhad entered into a sub-advisory agreement with State Street Global Advisors for the International Value Fund. Pursuant to the Sub-Advisory Agreement with FIRMCO, the Sub-Advisor is entitled to receive a fee from FIRMCO, calculated daily and payable monthly, at the annual rate presented below as applied to the International Value Funds' daily net assets.

For the period ended October 31, 2000, FIRMCO voluntarily waived the following fees, in thousands, by Fund:



                      BALANCED         BALANCED          GROWTH &          EQUITY       LARGE CAP        MIDCAP        MIDCAP
                       INCOME           GROWTH            INCOME            INDEX      CORE EQUITY        INDEX      CORE EQUITY
                        FUND             FUND              FUND             FUND          FUND            FUND          FUND
                      --------         --------          ---------         ------      -----------       ------      -----------
Annual Rate             0.75%            0.75%             0.75%            0.25%         0.75%           0.25%         0.75%
Fees Waived             $157             $144               $41             $522           $22            $151           $81

                                                                                     TAX-EXEMPT         BOND          MONEY
                      MICROCAP    INTERNATIONAL    SHORT-TERM     INTERMEDIATE      INTERMEDIATE       IMMDEX(TM)    MARKET
                        FUND        VALUEFUND       BOND FUND       BOND FUND         BOND FUND         FUND          FUND
                      --------    -------------    ----------     ------------      ------------       ----------    ------
Annual Rate             1.50%        (2) (3)          0.60%           0.50%             0.50%           0.30%          (1)
Fees Waived               -           $179            $540            $500              $164             $14          $426

                   INSTITUTIONAL       TAX-EXEMPT       U.S. GOVERNMENT
                   MONEY MARKET       MONEY MARKET       MONEY MARKET
                       FUND               FUND               FUND
                   -------------      ------------      ---------------
Annual Rate             (1)                (1)                (1)
Fees Waived           $4,653                -                $107


<F1> FIRMCO is entitled to receive a fee, calculated daily and payable monthly, at the annual rate of 0.50% on the first $2 billion of each Fund's average daily net assets, and 0.40% of each Fund's average daily net assets in excess of $2 billion.

<F2> FIRMCO is entitled to receive a fee, calculated daily and payable monthly, at the annual rate of 1.50% of the Fund's first $25 million of average daily net assets, 1.25% on the next $75 million and 1.10% of the Fund's average daily net assets in excess of $100 million.

<F3> Pursuant to its Sub-Advisory Agreement with FIRMCO, the Sub-Adviser is entitled to receive a fee from FIRMCO, calculated daily and payable monthly, at the annual rate of 0.75% of the Fund's first $25 million of average daily net assets, 0.50% on the next $75 million and 0.35% of the Fund's average daily net assets in excess of $100 million.

(LOGO) FIRSTAR FUNDS

Chase Manhattan Bank serves as sub-custodian for the International Value
Fund. Firstar Bank, N.A. serves as custodian and Firstar Mutual Fund Services, LLC serves as transfer agent and accounting services agent for all the Funds. Both companies are affiliates of FIRMCO.

The Company has entered into a Distribution Agreement with Quasar
Distributors, LLC (the "Distributor") as its agent for the sale and distribution of shares of the Funds. Pursuant to the Distribution Agreement with the Company, the Distributor is entitled to receive a fee, computed daily and payable monthly, at the annual rate of 0.01% of the Company's average daily net assets.

The Company has entered into an Administration Agreement with Firstar Mutual Fund Services, LLC (the "Administrator") for certain administrative services. Pursuant to the Administration Agreement with the Company, the Administrator is entitled to receive a fee, computed daily and payable monthly, at the annual rate of 0.125% of the Company's first $2 billion of average aggregate daily net assets, plus 0.10% of the Company's average aggregate daily net assets in excess of $2 billion. For the year ended October 31, 2000, $870 of administration fees, in thousands, were waived for the Institutional Money Market Fund.

The Company has entered into Servicing Agreements with certain Service Organizations, including FIRMCOaffiliates, for the non-money market Series A and Series B classes of shares. The Service Organizations are entitled to receive fees from the Funds up to the annual rate of 0.25% of the average daily net asset value of the Series A and Series B Shares for certain support and/or distribution services to customers of the Service Organizations who are beneficial owners of Series A and Series B Shares. These services may include assisting customers in processing purchase, exchange and redemption requests; processing dividend and distribution payments from the Funds; and providing information periodically to customers showing their positions in Series A and Series B Shares. Service Organization fees, in thousands, incurred by the Short-Term Bond, Intermediate Bond, Tax-Exempt Intermediate Bond, Bond IMMDEX(TM), Balanced Income, Balanced Growth, Growth & Income, Equity Index, Large Cap Core Equity, MidCap Index, MidCap Core Equity, MicroCap and International Value Funds aggregated $143, $77, $41, $223, $39, $138, $468, $386, $132, $4, $258, $106 and $16, respectively, for the period ended October 31, 2000.

The Funds have adopted a Service Plan and, except for the Institutional Money Market Fund a Distribution and Service Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940 for the Series A, the Series B and the money market funds' shareholders. The Funds paid no 12b-1 fees with respect to the Series A Shares or the money market funds for the current fiscal year except for the Money Market Fund, which incurred $106, in thousands, for the period ended October 31, 2000. The Funds incurred 0.75% in 12b-1 fees with respect to Series B Shares for the current fiscal year. For the periods ended October 31, 2000, the Short-Term Bond, Intermediate Bond, Tax-Exempt Intermediate Bond, Bond IMMDEX(TM), Balanced Income, Balanced Growth, Growth & Income, Equity Index, Large Cap Core Equity, MidCap Index, MidCap Core Equity, MicroCap and International Value Funds incurred expenses, in thousands, of $5, $2, $1, $18, $27, $10, $20, $65, $10, $3, $3, $9 and $2, respectively.

Each Director of the Company who is not affiliated with FIRMCO receives an annual fee from the Company for service as a Director and is eligible to participate in a deferred compensation plan with respect to these fees. Participants in the plan may designate their deferred Director's fees as if invested in any one of the Firstar Funds (with the exception of the MicroCap
Fund) or in 90-day U.S. Treasury bills. The value of each Director's deferred compensation account will increase or decrease as if it were invested in shares of the selected Firstar Funds or 90-day U.S. Treasury bills. The Funds maintain their proportionate share of the Company's liability for deferred fees.

6. FOREIGN SECURITIES
Investing in securities of foreign companies and foreign governments involves special risks and considerations not typically associated with investing in U.S.companies and the U.S. Government. These risks include revaluation of currencies and future adverse political and economic developments. Moreover, securities of many foreign companies and foreign governments and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies and the U.S.Government.

7. SECURITIES LENDING
The Funds have entered into a securities lending agreement with the custodian. Under the terms of the agreement, the Funds receive a negotiable percentage of the annual net income from lending transactions. In exchange for such fees, the custodian is authorized to loan securities on behalf of the Funds, against receipt of collateral at least equal in value to the value of the securities loaned. The Funds bear the risk of any deficiency in the amount of collateral available for return due to a loss in an approved instrument. As of October 31, 2000, the Intermediate Bond Fund and Bond Immdex(TM) Fund had on loan securities valued at $72,677,213 and $38,394,788, respectively.

(LOGO) FIRSTAR FUNDS

8. DISTRIBUTION TO SHAREHOLDERS (UNAUDITED)
The following Funds hereby designate the following amounts as long-term capital gain distributions for purposes of the dividends paid deduction.


 BALANCED       BALANCED       GROWTH &       EQUITY         LARGE CAP        MIDCAP                        MIDCAP         BOND
  INCOME         GROWTH         INCOME         INDEX        CORE EQUITY     CORE EQUITY      MICROCAP        INDEX      IMMDEX/TM
   FUND           FUND           FUND          FUND            FUND            FUND            FUND          FUND          FUND
--------       ---------      -----------   ----------      -----------     -----------    ------------    --------     -----------
 $437,799      $19,283,324    $71,234,800   $5,748,887      $40,220,016     $76,005,902     $16,240,773    $753,127     $2,275,977


9. TRANSACTIONS WITH AFFILIATES The following companies are affiliated with the Funds either directly, or by the Fund holding 5% or more of the outstanding voting securities during the period ended October 31, 2000. Such companies are defined in Section (2)(a)(3) of the Investment Company Act of 1940.


                                 SHARE BALANCE AT                                SHARE BALANCE AT
COMPANY                          OCTOBER 31, 1999        PURCHASES     SALES     OCTOBER 31, 2000       DIVIDENDS     GAIN/LOSSES
-------                          ----------------        ---------     -----     ----------------       ---------     -----------
Firstar Corporation                   59,737                 -           -            59,737             $38,829          --
(held in Equity Index Fund)


10. SUBSEQUENT EVENT - CAPITAL GAIN DISTRIBUTIONS (UNAUDITED)
In addition to any regularly scheduled distribution of net investment income, the following funds paid capital gain distributions to shareholders of record on November 21, 2000.


                                 BALANCED          BALANCED           GROWTH &            EQUITY          LARGE CAP
                                  INCOME            GROWTH             INCOME              INDEX         CORE EQUITY
                                   FUND              FUND               FUND               FUND             FUND
                                 --------         ---------           ---------           -------        -----------
Short-term per share               $ --              $2.09              $  -               $  -             $0.35
Long-term per share                $0.05             $2.94              $4.75              $0.69            $4.53

                                  MIDCAP            MIDCAP                                 BOND
                                   INDEX          CORE EQUITY         MICROCAP          IMMDEX/TM
                                   FUND              FUND               FUND               FUND
                                ---------         -----------         --------            --------
Short-term per share               $0.99            $10.04              $7.60              $ --
Long-term per share                $0.07            $ 7.79              $1.39              $0.11



(LOGO) FIRSTAR FUNDS

11. SUBSEQUENT EVENT - VOTING RESULTS OF SPECIAL MEETING OF SHAREHOLDERS (UNAUDITED) The proposals described below were submitted to a vote of shareholders of the Company at a special meeting of shareholders held on November 8, 2000 (the "Meeting"):

Proposal No. 1 - to elect Messrs. Bomberger, Haase, Hunt, Laning, Remmel, Riederer, Wade, Woodham and Zimmer and Mmes. Hornback and Zentmyer as directors.

 At the Meeting, shareholders of the Company approved Proposal No. 1 as follows:


NOMINEE                                        SHARES VOTED FOR                     SHARES WITHHELD
-------                                        ----------------                     ---------------
Glen R. Bomberger                               2,218,563,302                         5,867,527
Bronson J. Haase                                2,218,319,869                         6,110,960
Dawn M. Hornback                                2,218,638,300                         5,792,529
Joseph J. Hunt                                  2,218,689,538                         5,741,291
Bruce Laning                                    2,218,134,808                         6,296,021
Jerry G. Remmel                                 2,218,561,508                         5,869,321
Richard K. Riederer                             2,218,630,105                         5,800,724
James M. Wade                                   2,218,626,544                         5,804,285
Jerry V. Woodham                                2,218,664,855                         5,765,974
Marian Zentmyer                                 2,218,140,410                         6,290,419
William H. Zimmer, III                          2,218,662,944                         5,767,885


Proposal No. 2 - Ratification of the selecton of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending October 31, 2001.

 At the Meeting, shareholders of the Company approved Proposal No. 2 as follows:


                       FOR                    AGAINST          ABSTAIN
                  -------------              ---------         ---------
                  2,218,333,865              1,028,436         5,068,535

Proposal No. 3 - Approval of an Amendment to the Articles of Incorporation authorizing the Company to issue an indefinite number of shares divided into two hundred classes of shares.

 At the Meeting, shareholders of the Company approved Proposal No. 3 as follows:

                       FOR              AGAINST                ABSTAIN
                  -------------        ---------             ----------
                  2,199,478,444        4,672,070             8,386,318

  11,894,004 shares represented broker non-votes.

(LOGO) FIRSTAR FUNDS

12. SUBSEQUENT EVENT - PORTFOLIO MERGERS
    At meetings held on June 16, 2000 and July 13, 2000, the Board of Directors of Firstar Funds, Inc. ("Firstar Funds") approved (i) an Agreement and Plan of Reorganization providing for the acquisition of Mercantile Mutual Funds, Inc. ("Mercantile Funds") by Firstar Funds, (ii) an Agreement and Plan of Reorganization providing for the acquisition of Firstar Stellar Funds ("Stellar Funds") by Firstar Funds, and (iii) an Agreement and Plan of Reorganization providing for the acquisition of Firstar Select Funds ("Select Funds") by irstar Funds. The Board of Directors and shareholders of Mercantile Funds (other than the Mercantile Conning Money Market Portfolio) and Select Funds and the Board of Trustees and shareholders of Stellar Funds each approved their applicable agreements.

On November 27, 2000, certain portfolios of the Firstar Funds, including newly formed shell portfolios (which were organized solely to acquire the assets and continue the business of certain portfolios of Mercantile Funds, Stellar Funds and Select Funds) merged with certain portfolios of Mercantile Funds and Stellar Funds. On December 11, 2000, certain other portfolios of Mercantile Funds (other than the Mercantile Conning Money Market Portfolio), Stellar Funds and Select Funds merged into shell portfolios of Firstar Funds. Following is a table (in thousands) that illustrates the specifics of the mergers.

(LOGO) FIRSTAR FUNDS



                                                                                                                  RETAIL A SHARES
                                                                                                 VALUE OF ASSETS     ISSUED TO
                                                                                                  TRANSFERRED     SHAREHOLDERS
                                                                                                    BY MERGING        OF FUND
MERGING FUND NAME                                      FUND MERGED INTO                                FUND         MERGED INTO
------------------                                     ------------------                         -------------    -------------
Firstar U.S. Treasury Money Market                     Firstar Stellar Treasury<F1>                   $133,616              -
Firstar Emerging Growth                                Mercantile Small Cap Equity<F1>                 198,507            801
Firstar Core International Equity                      Mercantile International Equity<F1>              37,900              2
Firstar Stellar International Equity Fund <F1>         Firstar Global Equity Fund <F2>                  69,924              -
Firstar Stellar Tax-Free Money Market                  Firstar Tax-Exempt Money Market<F1>             227,545        227,560
Firstar Stellar Ohio Tax-Free Money Market<F1>         Firstar Ohio Tax-Free Money Market<F2>           83,673            355
Firstar Stellar Insured Tax-Free Bond                  Mercantile National Municipal Bond<F1>          153,544         15,792
Firstar Stellar U.S. Government Income                 Mercantile U.S. Government Securities<F1>       148,775         14,341
Firstar Stellar Strategic Income<F1>                   Firstar Strategic Income<F2>                    127,815              3
Firstar Stellar Growth Equity<F1>                      Firstar Large Cap Growth<F2>                    320,713             57
Firstar Stellar Relative Value<F1>                     Firstar Relative Value<F2>                      503,157          1,456
Firstar Stellar Science & Technology<F1>               Firstar Science & Technology<F2>                121,342            106
Firstar Stellar                                        Firstar Balanced Income<F1>                      74,336          3,249
Firstar Stellar Capital Appreciation                   Firstar MidCap Index<F1>                         67,980          6,166
Firstar Stellar Treasury<F1>                           Firstar U.S. Treasury Money Market<F2>        4,074,065      2,289,736
Firstar Select REIT<F1><F4>                            Firstar REIT<F2>                                 36,907              -
Mercantile Money Market                                Firstar Money Market<F1>                        286,935        286,936
Mercantile Tax-Exempt Money Market                     Firstar Tax-Exempt Money Market<F1>             110,322            166
Mercantile Treasury Money Market                       Firstar Stellar Treasury<F1>                    159,014              -
Mercantile U.S. Government Securities<F1>              Firstar U.S. Government Securities<F2>           62,369            343
Mercantile Intermediate Corporate Bond                 Firstar Intermediate Bond Market<F1>             33,573             41
Mercantile Bond Index<F3>                              Firstar Aggregate Bond<F2>                      157,850             85
Mercantile Government & Corporate Bond<F1>             Firstar Aggregate Bond<F2>                      126,076            282
Mercantile Short-Intermediate Municipal Bond           Firstar Tax-Exempt Intermediate Bond<F1>         23,607              5
Mercantile Missouri Tax-Exempt Bond<F1>                Firstar Missouri Tax-Exempt Bond<F2>            152,395          1,703
Mercantile National Municipal Bond<F1>                 Firstar National Municipal Bond<F2>             254,136            157
Mercantile Balanced                                    Firstar Balanced Growth<F1>                      66,580            285
Mercantile Equity Income<F1>                           Firstar Equity Income<F2>                        51,717            124
Mercantile Equity Index                                Firstar Equity Index<F1>                        100,479             31
Mercantile Growth & Income Equity                      Firstar Growth & Income<F1>                     268,735            973
Mercantile Growth Equity                               Firstar Growth<F1>                               95,738            203
Mercantile Small Cap Equity<F1>                        Firstar Small Cap Core Equity<F2>               137,018            683
Mercantile Small Cap Equity Index<F1>                  Firstar Small Cap Index<F2>                      76,317             18
Mercantile International Equity                        Firstar International Growth                    131,976            264





                                                            RETAIL B SHARES        Y SHARES          INSTITUTIONAL
                                                               ISSUED TO           ISSUED TO         SHARES ISSUED
                                                             SHAREHOLDERS        SHAREHOLDERS       TO SHAREHOLDERS     EFFECTIVE
                                                                OF FUND             OF FUND             OF FUND          DATE OF
MERGING FUND NAME                                             MERGED INTO         MERGED INTO         MERGED INTO         MERGER
-------------------                                        ----------------    ----------------    -----------------   -----------
Firstar U.S. Treasury Money Market                                   -                   -            $133,616         11/27/2000
Firstar Emerging Growth                                             31                   -              14,504         11/27/2000
Firstar Core International Equity                                    9                   -               2,901         11/27/2000
Firstar Stellar International Equity Fund <F1>                       -                   -               5,669         12/11/2000
Firstar Stellar Tax-Free Money Market                                -                   -                   -         11/27/2000
Firstar Stellar Ohio Tax-Free Money Market<F1>                       -                   -              83,318         12/11/2000
Firstar Stellar Insured Tax-Free Bond                               10                   -                   -         11/27/2000
Firstar Stellar U.S. Government Income                             132                   -                   -         11/27/2000
Firstar Stellar Strategic Income<F1>                            14,938                   -                   -         12/11/2000
Firstar Stellar Growth Equity<F1>                                3,972                   -               9,383         12/11/2000
Firstar Stellar Relative Value<F1>                                 537                   -              16,100         12/11/2000
Firstar Stellar Science & Technology<F1>                           704                   -               6,251         12/11/2000
Firstar Stellar                                                     23                   -               3,404         11/27/2000
Firstar Stellar Capital Appreciation                                 3                   -                   -         11/27/2000
Firstar Stellar Treasury<F1>                                         -                   -           1,784,330         11/27/2000
Firstar Select REIT<F1><F4>                                          -                   -               4,085         12/11/2000
Mercantile Money Market                                              -                   -                   -         11/27/2000
Mercantile Tax-Exempt Money Market                                   -                   -             110,168         11/27/2000
Mercantile Treasury Money Market                                     -                   -             159,016         11/27/2000
Mercantile U.S. Government Securities<F1>                           13                 501               5,140         11/27/2000
Mercantile Intermediate Corporate Bond                               -                   4               3,263         11/27/2000
Mercantile Bond Index<F3>                                            -               1,912              13,828         11/27/2000
Mercantile Government & Corporate Bond<F1>                          65               1,486              10,754         11/27/2000
Mercantile Short-Intermediate Municipal Bond                         -                   -               2,322         11/27/2000
Mercantile Missouri Tax-Exempt Bond<F1>                            222                   -              11,075         12/11/2000
Mercantile National Municipal Bond<F1>                              65                   -              25,986         11/27/2000
Mercantile Balanced                                                 59                 533               1,563         11/27/2000
Mercantile Equity Income<F1>                                        98                  12               7,692         12/11/2000
Mercantile Equity Index                                              -                 391                 721         11/27/2000
Mercantile Growth & Income Equity                                  205               1,654               3,786         11/27/2000
Mercantile Growth Equity                                            56                 120               2,276         11/27/2000
Mercantile Small Cap Equity<F1>                                    103                 322               9,166         11/27/2000
Mercantile Small Cap Equity Index<F1>                                -               1,610               5,489         12/11/2000
Mercantile International Equity                                     59               1,197               8,647         12/11/2000



                                                             UNREALIZED
                                                              GAIN/LOSS
                                                             OF MERGING
                                                           FIRSTAR FUND AT     TAX STATUS
MERGING FUND NAME                                          TIME OF MERGER     OF TRANSFER      NEW FIRSTAR FUND NAME
--------------------------                                -----------------  --------------    ------------------------
Firstar U.S. Treasury Money Market                             $     -         Non-taxable     Firstar U.S. Treasury Money Market
Firstar Emerging Growth                                         18,818         Non-taxable     Firstar Small Cap Core Equity
Firstar Core International Equity                              (1,825)         Non-taxable     Firstar International Growth
Firstar Stellar International Equity Fund<F1>                    1,931         Non-taxable     Firstar Global Equity Fund
Firstar Stellar Tax-Free Money Market                                -         Non-taxable     Firstar Tax-Exempt Money Market
Firstar Stellar Ohio Tax-Free Money Market<F1>                       -         Non-taxable     Firstar Ohio Tax-Exempt Money Market
Firstar Stellar Insured Tax-Free                                 2,768         Non-taxable     Firstar National Municipal Bond
Firstar Stellar U.S. Government Income                           (370)         Non-taxable     Firstar U.S. Government Securities
Firstar Stellar Strategic Income<F1>                           (6,744)         Non-taxable     Firstar Strategic Income
Firstar Stellar Growth Equity<F1>                              118,833         Non-taxable     Firstar Large Cap Growth
Firstar Stellar Relative Value<F1>                             222,034         Non-taxable     Firstar Relative Value
Firstar Stellar Science & Technology<F1>                        13,947         Non-taxable     Firstar Science & Technology
Firstar Stellar                                                  9,493         Non-taxable     Firstar Balanced Income
Firstar Stellar Capital Appreciation                            14,099         Non-taxable     Firstar MidCap Index
Firstar Stellar Treasury<F1>                                         -         Non-taxable     Firstar U.S. Treasury Money Market
Firstar Select REIT<F1><F4>                                      2,994         Non-taxable     Firstar REIT
Mercantile Money Market                                              -         Non-taxable     Firstar Money Market
Mercantile Tax-Exempt Money Market                                   -         Non-taxable     Firstar Tax-Exempt Money Market
Mercantile Treasury Money Market                                     -         Non-taxable     Firstar U.S. Treasury Money Market
Mercantile U.S. Government Securities<F1>                        (503)         Non-taxable     Firstar U.S. Government Securities
Mercantile Intermediate Corporate Bond                         (1,411)         Non-taxable     Firstar Intermediate Bond Market
Mercantile Bond Index<F3>                                        (314)         Non-taxable     Firstar Aggregate Bond
Mercantile Government & Corporate Bond<F1>                       (168)         Non-taxable     Firstar Aggregate Bond
Mercantile Short-Intermediate Municipal Bond                     (151)         Non-taxable     Firstar Tax-Exempt Intermediate Bond
Mercantile Missouri Tax-Exempt Bond<F1>                          2,351         Non-taxable     Firstar Missouri Tax-Exempt Bond
Mercantile National Municipal Bond<F1>                           1,301         Non-taxable     Firstar National Municipal Bond
Mercantile Balanced                                              (284)         Non-taxable     Firstar Balanced Growth
Mercantile Equity Income<F1>                                    16,056         Non-taxable     Firstar Equity Income
Mercantile Equity Index                                         23,220         Non-taxable     Firstar Equity Index
Mercantile Growth & Income Equity                               50,298         Non-taxable     Firstar Growth & Income
Mercantile Growth Equity                                        40,483         Non-taxable     Firstar Large Cap Core Equity
Mercantile Small Cap Equity<F1>                                 16,326         Non-taxable     Firstar Small Cap Core Equity
Mercantile Small Cap Equity Index<F1>                            3,685         Non-taxable     Firstar Small Cap Index
Mercantile International Equity                                (1,141)         Non-taxable     Firstar International Growth



<F1> Accounting survivor, performance history carries over.
<F2> Shell portfolio.
<F3> Concurrent merger; Mercantile Government & Corporate Bond is accounting survivor; performance history carries over.
<F4> Financial statements will be presented in a separate report.

(LOGO) FIRSTAR FUNDS

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
FIRSTAR FUNDS, INC.:

     In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Institutional Money Market Fund, Money Market Fund, Tax-Exempt Money Market Fund, U.S. Government Money Market Fund, Short-Term Bond Fund (formerly known as Short-Term Bond Market
Fund), Intermediate Bond Fund (formerly known as Intermediate Bond Market Fund), Bond Immdex(TM) Fund, Tax-Exempt Intermediate Bond Fund, Balanced Income Fund, Balanced Growth Fund, Growth & Income Fund, Equity Index Fund, Large Cap Core Equity Fund (formerly known as Growth Fund), International Value Fund (formerly known as International Equity Fund), MidCap Index Fund, MidCap Core Equity Fund (formerly known as Special Growth Fund) and MicroCap Fund (seventeen of the portfolios comprising Firstar Funds, Inc., hereafter referred to as the "Funds") at October 31, 2000, the results of each of their operations, the changes in each of their net assets and the financial highlights for each of the periods indicated, all in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
December 29, 2000

(LOGO) FIRSTAR FUNDS

U.S. TREASURY MONEY MARKET FUND
OHIO TAX-EXEMPT MONEY MARKET FUND
STRATEGIC INCOME FUND
RELATIVE VALUE FUND
LARGE CAP GROWTH FUND
SCIENCE & TECHNOLOGY FUND


NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION
Firstar Stellar Funds (the "Trust") is registered under the Investment
Company Act of 1940, as amended (the "Act"), as an open-end management investment company. During 2000, the Boards of Directors for Firstar Funds, Inc. and Mercantile Mutual Funds, and the Board of Trustees for the Trust approved a plan to combine the three fund families together to form a single family - Firstar Funds. See footnotes 9 and 10. The investment objectives of the funds (individually referred to as the "Fund", or collectively as the "Funds") are as follows:

    FUND NAME                        INVESTMENT OBJECTIVE
    ---------                        --------------------
U.S. Treasury                 Stability of principal and current
 Money  Market Fund            income consistent with stability
 (formerly  known as           of principal.
 "Treasury Fund")

Ohio Tax-Exempt               Current income exempt from federal
 Money Market Fund             income tax and the personal income
 (formerly know as             taxes imposed by the state of Ohio
 "Ohio Tax-Free                and Ohio municipalities with
 Money Market Fund")           stability of principal.

Strategic Income Fund          Generate high current income.

Relative Value Fund            Maximize total return, a combination
                                of income and capital appreciation.

Large Cap Growth Fund          Maximize capital appreciation.
 (formerly known as
 "Growth Equity Fund")

Science & Technology Fund      Maximize growth and capital
                                appreciation by investing in the
                                science and technology industry.

The assets of each Fund are segregated and a shareholder's interest is limited to the Fund in which shares are held.

The U.S. Treasury Money Market Fund offers two classes of shares (Series A and Series Institutional - formerly known as C and Y Shares, respectively);
the Ohio Tax-Exempt Money Market Fund offers one class of shares (Series A - formerly known as C Shares); the Strategic Income Fund offers two classes of shares (Series A and Series B - formerly known as A and BShares, respectively); and the Relative Value Fund, Large Cap Growth Fund and Science & Technology Fund each offer three classes of shares (Series A, Series B and Series Institutional
- formerly known as A,B and Y Shares, respectively).

Series A shares are subject to an initial sales charge imposed at the time of purchase, in accordance with the Funds' prospectus. The maximum sales charge on Series A shares in the Strategic Income Fund is 4.00% of the offering price or 4.17% of the net asset value. The maximum sales charge on Series A shares in the Relative Value Fund, Large Cap Growth Fund and Science & Technology Fund is 5.50% of the offering price or 5.82% of the net asset value. The ClassB shares are subject to a contingent deferred sales charge at the time of redemption, in accordance with the Funds' prospectus. The maximum sales charge is 5% for redemptions in the first year, 4% in the second year, 3% in the third and fourth years, 2% in the fifth year, 1% in the sixth year and 0% thereafter. Following the sixth year, the Series B shares convert to the Series A shares expense structure.

2. SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of significant accounting policies consistently followed by the Funds in the preparation of their financial statements. These policies are in conformity with generally accepted accounting principles.

a) Investment Valuations - Equity securities traded on a securities exchange and securities traded in the over-the-counter market are valued at the last reported sales price on the day of valuation; other securities for which no sale was reported on that date, are valued at the last quoted bid price. Corporate and municipal bonds, asset-backed securities and U.S. government securities are valued using the last quoted bid price as furnished by an independent pricing service. Investments in the money market fund and short-term securities with remaining maturities of sixty days or less at the time of purchase are valued at amortized cost, which approximates fair market value. Variable rate demand notes are valued at cost which approximates market value. Investments in open-end investment companies are valued at net asset value which approximates market value.

b) Repurchase Agreements - It is the policy of the Funds to require a custodian bank to take possession, to have legally segregated in the Federal Reserve Book Entry System, or to have segregated within the custodian bank's vault, all securities held as collateral under repurchase agreement transactions. Additionally, procedures have been established by the Funds to monitor, on a daily basis, the market value of each repurchase agreement's collateral to ensure that the value of collateral at least equals the repurchase price to be paid under the repurchase agreement transaction.

The Funds will only enter into repurchase agreements with banks and other recognized financial institutions, such as broker/dealers, which are deemed by the Funds' adviser to be creditworthy pursuant to the guidelines and/or standards approved or established by the Board of Trustees (the "Trustees"). Risks may arise from the potential inability of counterparties to honor the terms of the repurchase agreement. Accordingly, the Funds could receive less than the repurchase price on the sale of collateral securities.

                                                            (LOGO) FIRSTAR FUNDS


c) Investment Income, Expenses and Distributions - Interest income and expenses are accrued daily. Dividend income is recorded on the ex-dividend date. Net investment income, other than class specific expenses, and realized and unrealized gains and losses are allocated daily to each class of shares based upon the relative net asset value of outstanding shares (or the value of dividend-eligible shares, as appropriate) of each class of shares at the beginning of the day (after adjusting for the current day's capital share activity of the respective class). Distributions to shareholders are recorded on the ex-dividend date.

d) Federal Taxes - It is each Fund's policy to comply with the provisions of the Internal Revenue Code, (the "Code"), as amended applicable to regulated investment companies and to distribute to shareholders each year substantially all of its net investment income and net realized gains. Accordingly, no provisions for federal taxes are necessary.

The character of distributions made during the year from net investment income or net realized gain may differ from the characterization for federal income tax purposes due to differences in the recognition of income, expense and gain items for financial statement and tax purposes. Where appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature.

At October 31, 2000, the following Funds for federal tax purposes, had capital loss carryforwards, as noted below, which will reduce the Fund's taxable income arising from future net realized gains on investments, if any, to the extent permitted by the Code, and thus will reduce the amount of the distributions to shareholders which would otherwise be necessary to relieve the Funds of any liability for federal tax.

                                   TOTAL CAPITAL-LOSS
       FUND                           CARRYFORWARD
       ----                        ------------------
Strategic Income Fund                    $29,123
Science & Technology Fund                  1,429

Pursuant to the Code, the capital loss carryforwards for the Strategic Income Fund and Science & Technology Fund will expire between 2006 and 2008.

e) When-Issued and Delayed Delivery Transactions - The Funds may engage in when-issued or delayed delivery transactions. The Funds record when-issued securities on the trade date and maintain security positions such that sufficient liquid assets will be available to make payment for the securities purchased. Securities purchased on a when-issued or delayed delivery basis are marked to market daily and begin earning interest on the settlement date.

f) Option Contracts Written - The Strategic Income Fund, Large Cap Growth Fund and Science & Technology Fund may write "covered" call option contracts. All of the Funds may also write put options. A written option obligates the Funds to deliver (a call) or to receive (a put) the contract amount upon exercise by the holder of the option. The principal reason for writing call or put options is to obtain, through receipt of premiums, a greater current return than would be realized on underlying securities alone. By writing call options, the Fund may forego potential gains on the underlying security. By writing a put option, the Fund risks becoming obligated to purchase the underlying security for more than its current market price upon exercise. Premiums received from writing options are recorded as an asset and a corresponding liability and an unrealized gain or loss is measured by the difference between the current value and the premium received. For the eleven months ended October 31, 2000, the Strategic Income Fund, Large Cap Growth Fund and Science & Technology Fund had net realized gain
(loss), in thousands, on options contracts, written and purchased, of $721, $359 and $536, respectively. At October 31, 2000, the Relative Value Fund had no outstanding options and had no written option activity during the year. The following is a summary of the Strategic Income Fund, Large Cap Growth Fund and Science & Technology Fund written options activity (in thousands):

                                    STRATEGIC INCOME FUND
                                  ------------------------
                                   NUMBER OF
                                   CONTRACTS     PROCEEDS<F1>
                                  -----------   -------------
Outstanding at November 30, 1999      400           $  48
Contracts opened                    9,554           2,106
Contracts expired                    (420)            (92)
Contracts exercised                  (959)           (149)
Contracts closed                   (6,400)         (1,444)
                                  -----------   -------------
Outstanding at October 31, 2000     2,175          $  469
                                  ===========   =============

                                    LARGECAP GROWTH FUND
                                  ------------------------
                                   NUMBER OF
                                   CONTRACTS     PROCEEDS<F1>
                                  -----------   -------------
Outstanding at November 30, 1999      450           $  52
Contracts opened                    7,245           2,529
Contracts expired                  (1,565)           (187)
Contracts exercised                  (190)           (123)
Contracts closed                   (4,995)         (2,033)
                                  -----------   -------------
Outstanding at October 31, 2000       945          $  238
                                  ===========   =============

                                  SCIENCE & TECHNOLOGY FUND
                                  ------------------------
                                   NUMBER OF
                                   CONTRACTS     PROCEEDS<F1>
                                  -----------   -------------
Outstanding at November 30, 1999      165          $  105
Contracts opened                    3,505           3,775
Contracts expired                     (45)            (37)
Contracts exercised                  (247)           (339)
Contracts closed                   (3,283)         (3,251)
                                  -----------   -------------
Outstanding at October 31, 2000        95          $  253
                                  ===========   =============

<F1> Represents premium received less commissions paid.

g) Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the financial statements. Actual results could differ from those estimates.

                                                            (LOGO) FIRSTAR FUNDS


h) Other - Investment and shareholder transactions are accounted for on the trade date. Discounts and premiums on securities are amortized over the life of the respective security. Discounts and premiums on securities with put provisions are amortized to the earlier of the put date or maturity. Realized gains and losses from investment transactions are determined by comparing the net sale proceeds to an identified cost basis. Transactions in capital shares at $1.00 per share for the money market funds are shown in the Statement of Changes in Net Assets.

3. SHARES OF BENEFICIAL INTEREST
The Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Transactions in Fund shares, in thousands, were as follows:



                                                  STRATEGIC              RELATIVE             LARGE CAP             SCIENCE &
                                                  INCOME FUND           VALUE FUND           GROWTH FUND         TECHNOLOGY FUND
                                             --------------------  --------------------  --------------------  --------------------
                                               Amount     Shares    Amount     Shares     Amount     Shares      Amount     Shares
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

ELEVEN MONTHS ENDED OCTOBER 31, 2000:
  Series A shares(1):
   Shares sold                                  $  39          5    $ 3,059       109     $ 1,271        47   $ 2,073         101
   Shares issued to owners in
     reinvestment of dividends                      1          0        338        12           0         0         0           0
   Shares redeemed                                (15)        (2)   (14,897)     (520)        (51)       (2)      (27)         (1)
                                            ---------- ----------  ---------  --------  ---------  ---------  --------  ----------
   Net increase (decrease)                    $    25          3   $(11,500)     (399)    $ 1,220        45   $ 2,046         100
                                            ========== ==========  =========  ========  =========  =========  ========  ==========

Series B shares:
   Shares sold                               $ 12,961      1,545    $ 4,374       155    $ 17,835       685   $12,986         656
   Shares issued to owners in
     reinvestment of dividends                  2,817        335        111         4           0         0         0           0
   Shares redeemed                            (45,654)    (5,426)    (3,112)     (110)    (15,602)     (588)   (1,054)        (53)
                                            ---------- ----------  ---------  --------  ---------  ---------  --------  ----------
   Net increase (decrease)                   $(29,876)    (3,546)   $ 1,373        49     $ 2,233        97   $11,932         603
                                           ========== ==========  =========  ========  =========  =========  ========  ==========

Series Institutional shares:
   Shares sold                                                     $102,464     3,570    $ 65,691     2,513   $86,735       4,314
   Shares issued to owners in
     reinvestment of dividends                                        2,986       104           0         0         0           0
   Shares redeemed                                                 (100,222)   (3,504)    (28,670)   (1,095)  (18,229)       (895)
                                                                   ---------  --------  ---------  ---------  --------  ----------
   Net increase                                                     $ 5,228       170    $ 37,021     1,418   $68,506       3,419
                                                                   =========  ========  =========  =========  ========  ==========

YEAR ENDED NOVEMBER 30, 1999:
Series A shares:
   Shares sold                                                      $ 8,019       300
   Shares issued to owners in
     reinvestment of dividends                                          500        18
   Shares redeemed                                                  (10,113)     (373)
                                                                   ---------  --------
   Net increase (decrease)                                         $ (1,594)      (55)
                                                                   =========  =========

Series B shares:
   Shares sold                               $ 39,163      4,276    $ 7,217       255    $ 17,247       811   $ 1,197          93
   Shares issued to owners in
     reinvestment of dividends                  3,846        424        100         4       1,586        80         0           0
   Shares redeemed                            (62,151)    (6,899)    (1,894)      (67)    (10,956)     (509)        0           0
                                            ---------- ----------  ---------  --------  ---------  ---------  --------  ----------
   Net increase (decrease)                   $(19,142)    (2,199)   $ 5,423       192     $ 7,877       382   $ 1,197          93
                                           ========== ==========  =========  ========  =========  =========  ========  ==========

Series Institutional shares:
   Shares sold                                                     $107,617     3,776    $ 62,374     2,900   $32,591       2,872
   Shares issued to owners in
     reinvestment of dividends                                        3,686       133       1,809        91         0           0
   Shares redeemed                                                  (73,910)   (2,610)    (31,190)   (1,425)     (733)        (61)
                                                                  ---------  --------  ---------  ---------  --------  ----------
   Net increase (decrease)                                         $ 37,393     1,299    $ 32,993     1,566   $31,858       2,811
                                                                  =========  ========  =========  =========  ========  ==========



<F1> Capital share activity of the Series A shares is for the period March 31,
     2000 (commencement of operations) to October 31, 2000 for the Strategic Income Fund, Relative Value Fund and Science & Technology Fund.

<F2> Capital share activity is for the period August 9, 1999 (commencement of operations) to November 30, 1999 for the Science & Technology Fund.

                                                            (LOGO) FIRSTAR FUNDS


4. INVESTMENT ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES
a) General - Certain officers of Firstar Investment Research & Management Company, LLC (FIRMCO) and Firstar Mutual Fund Services, LLC("Firstar") serve as officers of the Trust. FIRMCO and Firstar are related by virtue of each being a subsidiary of Firstar Corporation.

b) Investment Advisory Fees - FIRMCOserves as the Trust's investment adviser (the "Adviser"). Prior to April 1, 2000, the Funds were managed by Firstar Bank, N.A. As part of an internal restructuring of the investment advisory function within Firstar Corporation, the investment management resources of Firstar Bank, N.A. have been consolidated with those of FIRMCO. The Adviser receives for its services an annual investment advisory fee based on a percentage of each Fund's average daily net assets as follows:

       FUND                                  ANNUAL RATE
       ----                                  -----------
U.S. Treasury Money Market Fund                  0.50%
Ohio Tax-Exempt Money Market Fund                0.55%
Strategic Income Fund                            0.95%
Relative Value Fund                              0.75%
Large Cap Growth Fund                            0.75%
Science & Technology Fund                        0.90%

The Adviser may voluntarily choose to waive a portion of its fee. In the case of the Ohio Tax-Exempt Money Market Fund, the Adviser has waived a portion of its fee so that the fees actually charged are 0.35% of average daily net assets. The Adviser may modify or terminate this voluntary waiver of its advisory fees at any time at its sole discretion.

c) Administrative Fees - Firstar provides the Funds with certain administrative personnel and services. Firstar receives a fee at an annual rate of 0.11% of the average daily net assets of each Fund for the period.

d) Distribution Services Fees - Pursuant to the provisions of a distribution plan adopted in accordance with the Investment Company Act Rule 12b-1 (the "Plan"), Series A shares of all the Funds and Series B shares of the Strategic Income Fund, Relative Value Fund and Large Cap Growth Fund may pay to the distributor of the Funds an amount computed at an annual rate of up to 0.25% of the average daily net assets to finance any activity which is principally intended to result in the sale of shares subject to the Plan. Currently, Series A shares of the U.S. Treasury Money Market Fund are accruing and paying to the distributor an amount computed at an annual rate of 0.15% of the average daily net assets. Series B shares of the Science & Technology Fund may accrue and pay at an annual rate of up to 0.75% of the average daily net assets. Edgewood Services, Inc. served as the distributor of the Funds through July 31, 2000. Effective August 1, 2000, Quasar Distributors, LLC became the distributor of the Funds.

At October 31, 2000, all of the Funds except the Ohio Tax-Exempt Money Market Fund and Strategic Income Fund are accruing and paying 12b-1 fees.

e) Shareholder Services Fees - Under the terms of the Shareholder Services Agreement with Firstar Bank, N.A., each Fund may accrue and pay Firstar Bank, N.A. up to 0.25% of average daily net assets of the Funds for the period. For the period December 1, 1999 to January 31, 2000, Firstar Bank, N.A. waived 0.15% of this Shareholder Servicing Fee. Effective February 1, 2000, this waiver was reduced to 0.09%. The fee paid to Firstar Bank, N.A. is used to finance certain services for shareholders and to maintain shareholder accounts.Firstar Bank, N.A. can modify or terminate this limitation at any time at its sole discretion.

f) Transfer and Dividend Disbursing Agent Fees - Firstar serves as transfer and dividend disbursing agent for the Funds. The fee paid to Firstar is based on the size, type and number of accounts and transactions made by shareholders.

g) Portfolio Accounting Fees - Firstar is the Funds' accounting services agent. Firstar is responsible for maintaining the Funds' accounting records for which it receives a fee. The fee is based on the level of each Fund's average daily net assets for the period, subject to an annual minimum of $39,000 per Fund, plus out-of-pocket expenses.

h) Custodian Fees - Firstar Bank, N.A. is the Funds' custodian for which it receives a fee. The fee is based on the level of each Fund's average daily net assets for the period, plus out-of-pocket expenses.

                                                            (LOGO) FIRSTAR FUNDS


5. INVESTMENT TRANSACTIONS
   Purchases and sales, in thousands, of investments, excluding short-term securities, for the eleven months ended October 31, 2000, were as follows:


                                          STRATEGIC               RELATIVE                 LARGE CAP                SCIENCE &
                                         INCOME FUND             VALUE FUND               GROWTH FUND            TECHNOLOGY FUND
                                        -------------          -------------             -------------            -------------

   Purchases:
     U.S. Government                       $ 6,574                        -                       -                       --
     Other                                  82,208                 $ 40,908                $137,831                 $165,482
   Sales:
     U.S. Government                       $ 6,615                        -                       -                       --
     Other                                 112,785                 $ 36,825                $108,957                 $ 85,739




   At October 31, 2000, gross unrealized appreciation and depreciation of investments for federal tax purposes, in thousands, were as follows:


                                          STRATEGIC               RELATIVE                 LARGE CAP                SCIENCE &
                                         INCOME FUND             VALUE FUND               GROWTH FUND            TECHNOLOGY FUND
                                        -------------          -------------             -------------            -------------
   Appreciation                           $  1,742                 $259,887                $150,721                  $36,717
   (Depreciation)                          (10,700)                 (19,365)                (16,061)                 (12,270)
                                        -------------          -------------             -------------            -------------
   Net unrealized appreciation
  (depreciation) on investments           $ (8,958)                $240,522                $134,660                  $24,447
                                        =============          =============             =============            =============




   At October 31, 2000, the cost of investments, in thousands, for federal income tax purposes was $137,928, $285,605, $207,241 and $117,072, respectively.
The difference between cost amounts for financial reporting and tax purposes is primarily due to timing differences in recognizing gains and losses on security transactions.


6. DISTRIBUTION TO SHAREHOLDERS (UNAUDITED)
   The following Funds hereby designate the following amounts as long-term capital gain distributions for purposes of the dividends paid deduction:

         RELATIVE VALUE FUND               GROWTH EQUITY FUND
         -------------------               -------------------
            $3,714,008                         $9,262,405


7. CONCENTRATION OF CREDIT RISK
   The Ohio Tax-Exempt Money Market Fund invests a substantial proportion of its assets in municipal obligations issued by the State of Ohio and its political subdivisions, agencies and public authorities. This Fund is more susceptible to factors adversely affecting issuers of Ohio municipal obligations than a Fund that is not concentrated in these issuers to the same extent.
   The Ohio Tax-Exempt Money Market Fund had the following concentrations by municipal funding source at October 31, 2000 (as a percentage of total investments):

Education/School District                  25.84%
Facilities                                  7.18%
General Obligation                         13.09%
Hospital/Medical                           29.01%
Industrial/Development                      1.34%
Multi Family Housing                        2.14%
Pollution Control                           6.00%
Transportation/Highway                      3.42%
Water & Sewer                              11.98%
                                         --------
                                          100.00%
                                         ========

                                                            (LOGO) FIRSTAR FUNDS

8. SUBSEQUENT EVENT - CAPITAL GAIN DISTRIBUTIONS (UNAUDITED)
   The Relative Value Fund and Large Cap Growth Fund made a distribution of long-term capital gains of $0.21 and $0.71 per share, respectively. The distributions were paid on November 21, 2000 to shareholders of record on November 20, 2000.

9. SUBSEQUENT EVENT - AGREEMENT AND PLAN OF REORGANIZATION (UNAUDITED)
   On June 7, 2000, as ratified on July 20, 2000, the Board of Trustees of the Fund approved an Agreement and Plan of Reorganization (the "Agreement") providing for the transfer of substantially all of the assets and liabilities of each of the Trust's portfolios to corresponding portfolios of Firstar Funds, Inc. ("Firstar Funds") in exchange for shares of such Firstar Funds in a tax-free reorganization. At a special meeting of shareholders of the Trust held on November 24, 2000, the shareholders of each of the Trust's portfolios voted to approve the Agreement. The results of the shareholder meeting are as follows (no shares represented broker non-votes other than 2,226 shares of the U.S. Government Income Fund):


Fund                                      For                           Against                         Abstain
----                                      ---                           -------                         -------

Treasury                            3,061,140,107                      4,974,967                      3,276,121
Tax-Free Money Market                 182,173,399                         32,746                        460,959
Ohio Tax-Free Money Market             60,153,523                              0                              0
Strategic Income                       13,130,869                         10,764                         66,620
U.S. Government Income                 16,086,380                              0                              0
Insured Tax-Free Bond                  15,572,734                              0                            313
Growth Equity                           9,651,548                        138,077                         58,823
Relative Value                         16,515,694                         14,132                         30,210
Science & Technology                    5,975,816                          7,692                          4,987
Stellar                                 3,553,064                         16,116                         52,856
Capital Appreciation                    5,227,067                          1,490                            840
International Equity                    5,573,031                              0                              0



10. SUBSEQUENT EVENT - PORTFOLIO MERGERS
  At meetings held on June 16, 2000 and July 13, 2000, the Board of Directors of Firstar Funds, Inc. ("Firstar Funds") approved (i) an Agreement and Plan of Reorganization providing for the acquisition of Mercantile Mutual Funds, Inc. ("Mercantile Funds") by Firstar Funds, (ii) an Agreement and Plan of Reorganization providing for the acquisition of Firstar Stellar Funds ("Stellar Funds") by Firstar Funds, and (iii) an Agreement and Plan of Reorganization providing for the acquisition of Firstar Select Funds ("Select Funds") by Firstar Funds. The Board of Directors and shareholders of Mercantile Funds (other than the Mercantile Conning Money Market Portfolio) and Select Funds and the Board of Trustees and shareholders of Stellar Funds each approved their applicable agreements.
  On November 27, 2000, certain portfolios of the Firstar Funds, including newly formed shell portfolios (which were organized solely to acquire the assets and continue the business of certain portfolios of Mercantile Funds, Stellar Funds and Select Funds) merged with certain portfolios of Mercantile Funds and Stellar Funds. On December 11, 2000, certain other portfolios of Mercantile Funds (other than the Mercantile Conning Money Market Portfolio), Stellar Funds and Select Funds merged into shell portfolios of Firstar Funds. Following is a table (in thousands) that illustrates the specifics of the mergers.

                                                            (LOGO) FIRSTAR FUND




                                                                                                                  RETAIL A SHARES
                                                                                                 VALUE OF ASSETS     ISSUED TO
                                                                                                  TRANSFERRED     SHAREHOLDERS
                                                                                                    BY MERGING        OF FUND
MERGING FUND NAME                                      FUND MERGED INTO                                FUND         MERGED INTO
------------------                                     ------------------                         -------------    -------------
Firstar U.S. Treasury Money Market                     Firstar Stellar Treasury<F1>                   $133,616              -
Firstar Emerging Growth                                Mercantile Small Cap Equity<F1>                 198,507            801
Firstar Core International Equity                      Mercantile International Equity<F1>              37,900              2
Firstar Stellar International Equity Fund <F1>         Firstar Global Equity Fund <F2>                  69,924              -
Firstar Stellar Tax-Free Money Market                  Firstar Tax-Exempt Money Market<F1>             227,545        227,560
Firstar Stellar Ohio Tax-Free Money Market<F1>         Firstar Ohio Tax-Free Money Market<F2>           83,673            355
Firstar Stellar Insured Tax-Free Bond                  Mercantile National Municipal Bond<F1>          153,544         15,792
Firstar Stellar U.S. Government Income                 Mercantile U.S. Government Securities<F1>       148,775         14,341
Firstar Stellar Strategic Income<F1>                   Firstar Strategic Income<F2>                    127,815              3
Firstar Stellar Growth Equity<F1>                      Firstar Large Cap Growth<F2>                    320,713             57
Firstar Stellar Relative Value<F1>                     Firstar Relative Value<F2>                      503,157          1,456
Firstar Stellar Science & Technology<F1>               Firstar Science & Technology<F2>                121,342            106
Firstar Stellar                                        Firstar Balanced Income<F1>                      74,336          3,249
Firstar Stellar Capital Appreciation                   Firstar MidCap Index<F1>                         67,980          6,166
Firstar Stellar Treasury<F1>                           Firstar U.S. Treasury Money Market<F2>        4,074,065      2,289,736
Firstar Select REIT<F1><F4>                            Firstar REIT<F2>                                 36,907              -
Mercantile Money Market                                Firstar Money Market<F1>                        286,935        286,936
Mercantile Tax-Exempt Money Market                     Firstar Tax-Exempt Money Market<F1>             110,322            166
Mercantile Treasury Money Market                       Firstar Stellar Treasury<F1>                    159,014              -
Mercantile U.S. Government Securities<F1>              Firstar U.S. Government Securities<F2>           62,369            343
Mercantile Intermediate Corporate Bond                 Firstar Intermediate Bond Market<F1>             33,573             41
Mercantile Bond Index<F3>                              Firstar Aggregate Bond<F2>                      157,850             85
Mercantile Government & Corporate Bond<F1>             Firstar Aggregate Bond<F2>                      126,076            282
Mercantile Short-Intermediate Municipal Bond           Firstar Tax-Exempt Intermediate Bond<F1>         23,607              5
Mercantile Missouri Tax-Exempt Bond<F1>                Firstar Missouri Tax-Exempt Bond<F2>            152,395          1,703
Mercantile National Municipal Bond<F1>                 Firstar National Municipal Bond<F2>             254,136            157
Mercantile Balanced                                    Firstar Balanced Growth<F1>                      66,580            285
Mercantile Equity Income<F1>                           Firstar Equity Income<F2>                        51,717            124
Mercantile Equity Index                                Firstar Equity Index<F1>                        100,479             31
Mercantile Growth & Income Equity                      Firstar Growth & Income<F1>                     268,735            973
Mercantile Growth Equity                               Firstar Growth<F1>                               95,738            203
Mercantile Small Cap Equity<F1>                        Firstar Small Cap Core Equity<F2>               137,018            683
Mercantile Small Cap Equity Index<F1>                  Firstar Small Cap Index<F2>                      76,317             18
Mercantile International Equity                        Firstar International Growth                    131,976            264





                                                            RETAIL B SHARES        Y SHARES          INSTITUTIONAL
                                                               ISSUED TO           ISSUED TO         SHARES ISSUED
                                                             SHAREHOLDERS        SHAREHOLDERS       TO SHAREHOLDERS     EFFECTIVE
                                                                OF FUND             OF FUND             OF FUND          DATE OF
MERGING FUND NAME                                             MERGED INTO         MERGED INTO         MERGED INTO         MERGER
-------------------                                        ----------------    ----------------    -----------------   -----------
Firstar U.S. Treasury Money Market                                   -                   -            $133,616         11/27/2000
Firstar Emerging Growth                                             31                   -              14,504         11/27/2000
Firstar Core International Equity                                    9                   -               2,901         11/27/2000
Firstar Stellar International Equity Fund <F1>                       -                   -               5,669         12/11/2000
Firstar Stellar Tax-Free Money Market                                -                   -                   -         11/27/2000
Firstar Stellar Ohio Tax-Free Money Market<F1>                       -                   -              83,318         12/11/2000
Firstar Stellar Insured Tax-Free Bond                               10                   -                   -         11/27/2000
Firstar Stellar U.S. Government Income                             132                   -                   -         11/27/2000
Firstar Stellar Strategic Income<F1>                            14,938                   -                   -         12/11/2000
Firstar Stellar Growth Equity<F1>                                3,972                   -               9,383         12/11/2000
Firstar Stellar Relative Value<F1>                                 537                   -              16,100         12/11/2000
Firstar Stellar Science & Technology<F1>                           704                   -               6,251         12/11/2000
Firstar Stellar                                                     23                   -               3,404         11/27/2000
Firstar Stellar Capital Appreciation                                 3                   -                   -         11/27/2000
Firstar Stellar Treasury<F1>                                         -                   -           1,784,330         11/27/2000
Firstar Select REIT<F1><F4>                                          -                   -               4,085         12/11/2000
Mercantile Money Market                                              -                   -                   -         11/27/2000
Mercantile Tax-Exempt Money Market                                   -                   -             110,168         11/27/2000
Mercantile Treasury Money Market                                     -                   -             159,016         11/27/2000
Mercantile U.S. Government Securities<F1>                           13                 501               5,140         11/27/2000
Mercantile Intermediate Corporate Bond                               -                   4               3,263         11/27/2000
Mercantile Bond Index<F3>                                            -               1,912              13,828         11/27/2000
Mercantile Government & Corporate Bond<F1>                          65               1,486              10,754         11/27/2000
Mercantile Short-Intermediate Municipal Bond                         -                   -               2,322         11/27/2000
Mercantile Missouri Tax-Exempt Bond<F1>                            222                   -              11,075         12/11/2000
Mercantile National Municipal Bond<F1>                              65                   -              25,986         11/27/2000
Mercantile Balanced                                                 59                 533               1,563         11/27/2000
Mercantile Equity Income<F1>                                        98                  12               7,692         12/11/2000
Mercantile Equity Index                                              -                 391                 721         11/27/2000
Mercantile Growth & Income Equity                                  205               1,654               3,786         11/27/2000
Mercantile Growth Equity                                            56                 120               2,276         11/27/2000
Mercantile Small Cap Equity<F1>                                    103                 322               9,166         11/27/2000
Mercantile Small Cap Equity Index<F1>                                -               1,610               5,489         12/11/2000
Mercantile International Equity                                     59               1,197               8,647         12/11/2000



                                                             UNREALIZED
                                                              GAIN/LOSS
                                                             OF MERGING
                                                           FIRSTAR FUND AT     TAX STATUS
MERGING FUND NAME                                          TIME OF MERGER     OF TRANSFER      NEW FIRSTAR FUND NAME
--------------------------                                -----------------  --------------    ------------------------
Firstar U.S. Treasury Money Market                             $     -         Non-taxable     Firstar U.S. Treasury Money Market
Firstar Emerging Growth                                         18,818         Non-taxable     Firstar Small Cap Core Equity
Firstar Core International Equity                              (1,825)         Non-taxable     Firstar International Growth
Firstar Stellar International Equity Fund<F1>                    1,931         Non-taxable     Firstar Global Equity Fund
Firstar Stellar Tax-Free Money Market                                -         Non-taxable     Firstar Tax-Exempt Money Market
Firstar Stellar Ohio Tax-Free Money Market<F1>                       -         Non-taxable     Firstar Ohio Tax-Exempt Money Market
Firstar Stellar Insured Tax-Free                                 2,768         Non-taxable     Firstar National Municipal Bond
Firstar Stellar U.S. Government Income                           (370)         Non-taxable     Firstar U.S. Government Securities
Firstar Stellar Strategic Income<F1>                           (6,744)         Non-taxable     Firstar Strategic Income
Firstar Stellar Growth Equity<F1>                              118,833         Non-taxable     Firstar Large Cap Growth
Firstar Stellar Relative Value<F1>                             222,034         Non-taxable     Firstar Relative Value
Firstar Stellar Science & Technology<F1>                        13,947         Non-taxable     Firstar Science & Technology
Firstar Stellar                                                  9,493         Non-taxable     Firstar Balanced Income
Firstar Stellar Capital Appreciation                            14,099         Non-taxable     Firstar MidCap Index
Firstar Stellar Treasury<F1>                                         -         Non-taxable     Firstar U.S. Treasury Money Market
Firstar Select REIT<F1><F4>                                      2,994         Non-taxable     Firstar REIT
Mercantile Money Market                                              -         Non-taxable     Firstar Money Market
Mercantile Tax-Exempt Money Market                                   -         Non-taxable     Firstar Tax-Exempt Money Market
Mercantile Treasury Money Market                                     -         Non-taxable     Firstar U.S. Treasury Money Market
Mercantile U.S. Government Securities<F1>                        (503)         Non-taxable     Firstar U.S. Government Securities
Mercantile Intermediate Corporate Bond                         (1,411)         Non-taxable     Firstar Intermediate Bond Market
Mercantile Bond Index<F3>                                        (314)         Non-taxable     Firstar Aggregate Bond
Mercantile Government & Corporate Bond<F1>                       (168)         Non-taxable     Firstar Aggregate Bond
Mercantile Short-Intermediate Municipal Bond                     (151)         Non-taxable     Firstar Tax-Exempt Intermediate Bond
Mercantile Missouri Tax-Exempt Bond<F1>                          2,351         Non-taxable     Firstar Missouri Tax-Exempt Bond
Mercantile National Municipal Bond<F1>                           1,301         Non-taxable     Firstar National Municipal Bond
Mercantile Balanced                                              (284)         Non-taxable     Firstar Balanced Growth
Mercantile Equity Income<F1>                                    16,056         Non-taxable     Firstar Equity Income
Mercantile Equity Index                                         23,220         Non-taxable     Firstar Equity Index
Mercantile Growth & Income Equity                               50,298         Non-taxable     Firstar Growth & Income
Mercantile Growth Equity                                        40,483         Non-taxable     Firstar Large Cap Core Equity
Mercantile Small Cap Equity<F1>                                 16,326         Non-taxable     Firstar Small Cap Core Equity
Mercantile Small Cap Equity Index<F1>                            3,685         Non-taxable     Firstar Small Cap Index
Mercantile International Equity                                (1,141)         Non-taxable     Firstar International Growth



<F1> Accounting survivor, performance history carries over.
<F2> Shell portfolio.
<F3> Concurrent merger; Mercantile Government & Corporate Bond is accounting survivor; performance history carries over.
<F4> Financial statements will be presented in a separate report.

U.S. TREASURY MONEY MARKET FUND
OHIO TAX-EXEMPT MONEY MARKET FUND
STRATEGIC INCOME FUND
RELATIVE VALUE FUND
LARGE CAP GROWTH FUND
SCIENCE & TECHNOLOGY FUND


CHANGE OF ACCOUNTANTS

  On October 19, 2000, Arthur Andersen LLP resigned as the independent auditors. Arthur Andersen LLP's reports on the Funds' financial statements for the fiscal years ended November 30, 1999 and November 30, 1998 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds' fiscal years ended November 30, 1999 and November 30, 1998 and the period commencing December 1, 1999 and ending October 19, 2000, (i) there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds' financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

  On October 19, 2000, the Fund, by action of its Board of Trustees, engaged PricewaterhouseCoopers LLP ("PwC") as the independent auditors to audit the Funds' financial statements for the 11-month fiscal period ending October 31, 2000. During the Funds' fiscal years ended November 30, 1999 and November 30, 1998 and the period commencing December 1, 1999 and ending October 19, 2000, neither the Fund nor anyone on its behalf has consulted PwC on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

                                                            (LOGO) FIRSTAR FUNDS

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF
FIRSTAR STELLAR FUNDS:

In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Ohio Tax-Exempt Money Market Fund (formerly known as Ohio Tax-Free Money Market Fund), U.S. Treasury Money Market Fund (formerly known as Treasury Fund), Strategic Income Fund, Large Cap Growth Fund (formerly known as Growth Equity Fund), Relative Value Fund and Science & Technology Fund (six of the portfolios comprising Firstar Stellar Funds, hereafter referred to as the "Funds") at October 31, 2000, the results of each of their operations, the changes in each of their net assets and the financial highlights for the year then ended, all in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion. The financial statements of the Funds as of November 30, 1999 and for all periods presented ended at or prior thereto were audited by other independent accountants whose report dated January 7, 2000 expressed an unqualified opinion on those statements.




PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
December 29, 2000

                                                            (LOGO) FIRSTAR FUNDS

U.S. GOVERNMENT SECURITIES FUND
AGGREGATE BOND FUND
MISSOURI TAX-EXEMPT BOND FUND
NATIONAL MUNICIPAL BOND FUND
EQUITY INCOME FUND
SMALL CAP CORE EQUITY FUND
SMALL CAP INDEX FUND
INTERNATIONAL GROWTH FUND

NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION
   Mercantile Mutual Funds, Inc. (the "Company") is registered under the Investment Company Act of 1940, (the "1940 Act"), as amended as an open-end management investment company. The Company, which was formerly known as The ARCH Fund, Inc., was organized as a Maryland corporation on September 9, 1982. During 2000, the Boards of Directors for Firstar Funds and the Company, and the Board of Trustees for Firstar Stellar Funds approved a plan to combine the three fund families together to form a single family - Firstar Funds.
See footnotes 11 and 12.

  The investment objectives of the funds (individually referred to as the "Fund," or collectively as the "Funds") are as follows:

  U.S. Government Securities Fund (formerly known as U.S. Government Securities Portfolio) - To seek a high rate of current income that is consistent with relative stability of principal. In pursuing its investment objective, the Fund invests in obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities normally having remaining maturities of 1 to 30 years and repurchase agreements relating to such obligations.

  Aggregate Bond Fund (formerly known as Government &Corporate Bond Portfolio)
- To seek the highest level of current income consistent with conservation of capital. In pursuing its investment objective, the Fund normally invests substantially all of its assets in a broad range of investment grade debt securities, including bonds, notes, debentures and securities convertible into or exchangeable for common stock.

  Missouri Tax-Exempt Bond Fund (formerly known as Missouri
Tax-Exempt Bond Portfolio) - To seek as high a level of interest income exempt from federal income tax as is consistent with conservation of capital. In pursuing its investment objective, the Fund invests substantially all of its assets in investment grade Missouri Municipal Obligations, that are also exempt, to the extent possible, from Missouri income tax.

  National Municipal Bond Fund (formerly known as National Municipal Bond Portfolio) - To seek as high a level of current income exempt from federal income tax as is consistent with conservation of capital. In pursuing its investment objective, the Fund normally invests substantially all of its assets in investment grade Municipal Obligations.

  Equity Income Fund (formerly known as Equity Income Portfolio) - To seek to provide an above-average level of income consistent with long-term capital appreciation. In pursuing its investment objective, the Fund normally invests substantially all of its assets in common stock, preferred stock, rights, warrants and securities convertible into common stock.

  Small Cap Core Equity Fund (formerly known as Small CapEquity Portfolio) - To seek capital appreciation. Current income is an incidental consideration in the selection of portfolio securities. In pursuing its investment objective, the Fund normally invests at least 65% of its total assets in common stock of emerging or established small- to medium-sized companies with above-average potential for price appreciation.

  Small Cap Index Fund (formerly known as Small Cap Equity Index Portfolio) -
To seek to provide investment results that, before the deduction of operating expenses, approximate the price and yield performance of U.S. common stocks with smaller stock market capitalizations, as represented by the S&P SmallCap 600 Index. The Fund will invest substantially all of its assets in securities listed in the S&P SmallCap 600 Index.

  International Growth Fund (formerly known as International Equity Portfolio)
- To provide capital growth consistent with reasonable investment risk. The Fund seeks to achieve this objective by investing principally in foreign equity securities, most of which will be denominated in foreign currencies.

2. SIGNIFICANT ACCOUNTING POLICIES
  The following is a summary of significant accounting policies followed by the Funds in the preparation of their financial statements. The policies are in conformity with generally accepted accounting principles. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses for the period. Actual results could differ from these estimates.

a) Securities Valuation - Securities that are traded on a recognized exchange are valued at the last sale price on the national securities market. Securities traded only on over-the-counter markets are valued on the basis of market value when available.Securities for which there were no transactions are valued at the mean of the most recent bid and asked prices. Securities maturing in 60 days or less are valued at amortized cost which approximates market value. Securities, including restricted securities, for which market quotations are not readily available, are valued at fair market value by the investment adviser (or the investment sub-adviser) in accordance with guidelines approved by the Fund's Board of Directors. At October 31, 2000, the Small Cap Core Equity Fund held one such security which

                                                            (LOGO) FIRSTAR FUNDS


represented 0.01% of investments, at value. Quotations of foreign securities in foreign currency are converted to the U.S. dollar equivalent at the prevailing exchange rate on the date of conversion. Investments in open-end investment companies are valued at the respective net asset values as reported by such companies. The differences between cost and market values of the investments of the Funds are reflected as unrealized appreciation or depreciation.

b) Repurchase Agreements - The Funds may engage in repurchase agreement transactions. Under the terms of a typical repurchase agreement, a Fund takes possession of collateral subject to an obligation of the seller to repurchase, and the Fund to resell, the obligation at an agreed upon price and time, thereby determining the yield during the Fund's holding period. This arrangement results in a fixed rate of return that is not subject to market fluctuations during the Fund's holding period. The value of the collateral exceeds at all times the total amount of the repurchase obligation, including accrued interest. In the event of counterparty default, the Fund has the right to use the collateral to offset losses incurred. There is potential for loss to the Fund in the event the Fund is delayed or prevented from exercising its rights to dispose of the collateral securities, including the risk of a possible decline in the value of the underlying securities during the period while the Fund seeks to assert its rights. The Fund's investment adviser (or the investment sub-adviser), acting under the supervision of the Board of Directors, reviews the value of the collateral and the creditworthiness of those banks and dealers with which the Funds enter into repurchase agreements to evaluate potential risks.

c) Securities Transactions and Investment Income - Securities transactions are recorded on the trade date. Realized gains and losses on investments sold are recorded on the identified cost basis. Interest income, including accretion of discount and amortization of premium on investments (where applicable), is accrued on a daily basis. Dividend income is recorded on the ex-dividend date. Fund level income, expenses and realized and unrealized gains and losses are allocated based upon the relative net assets of each class of shares.

d) Foreign Currency Translation - The market value of investment securities and other assets and liabilities of the International Growth Fund denominated in a foreign currency are translated into U.S. dollars at the current exchange rate. Purchases and sales of securities, income receipts and expense payments are translated into U.S. dollars at the exchange rate on the dates of the transactions.

  Reported net realized foreign exchange gains or losses arise from sales and maturities of foreign securities, sales of foreign currencies, currency exchange fluctuations between the trade and settlement dates on securities transactions, and the difference between the amount of assets and liabilities recorded and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities, including investments in securities, resulting from changes in exchange rates.

e) Risks Associated with Foreign Securities and Currencies - Investments in securities of foreign issuers carry certain risks not ordinarily associated with investments in securities of domestic issuers. Such risks include future political and economic developments, and the possible imposition of exchange controls or other foreign governmental laws and restrictions. In addition, with respect to certain countries, there is the possibility of expropriation of assets, confiscatory taxation, political or social instability or diplomatic developments which could adversely affect investments in those countries.

  Certain countries may also impose substantial restrictions on investments in their capital markets for foreign entities, including restrictions on investments in issuers of industries deemed sensitive to relevant national interests. These factors may limit the investment opportunities available to the International Growth Fund or result in a lack of liquidity and high price volatility with respect to securities of issuers from developing countries.

f) Foreign Currency Exchange Contracts - The International Growth Fund may enter into forward foreign currency exchange contracts ("forwards"). A forward is an agreement between two parties to buy and sell a currency at a set price on a future date. The market value of the forward fluctuates with changes in currency exchange rates. The forward is marked-to-market daily and the change in market value is recorded by the Fund as unrealized appreciation or depreciation. When the forward is closed, the Fund records a realized gain or loss equal to the fluctuation in value during the period the forward was opened. The Fund could be exposed to risk if a counterparty is unable to meet the terms of a forward or if the value of the currency changes unfavorably.

  The International Growth Fund may buy and sell securities denominated in currencies other than the U.S. dollar, and receive interest, dividends and sale proceeds in currencies other than the U.S. dollar. The Fund may from time to time enter into foreign currency exchange transactions to convert to and from different foreign currencies and to convert foreign currencies to and from the U.S. dollar. The Fund may enter into currency exchange transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market, or use forward currency contracts to purchase or sell foreign currencies. Losses may arise from changes in the value of the foreign currency or if the counterparties do not perform under the contracts' terms.

g) Securities Lending - To increase return, the U.S. Government Securities, Aggregate Bond, National Municipal Bond, EquityIncome, Small Cap Core Equity, Small Cap Index and International Growth Funds may, from time to time, lend portfolio securities to broker-dealers, banks or institutional borrowers of securities pursuant to agreements requiring that the loans be continuously secured by collateral equal in value to at least the market value of the securities loaned. Collateral for such loans may include cash, securities of the U.S. Government, or its agencies or instrumentalities, irrevocable letters of credit, or any combination thereof. The collateral must be valued daily and, should the market value of the loaned securities increase, the borrower must furnish additional collateral to the lending Fund. By lending its securities, a Fund can increase its income by continuing to receive interest or dividends on the loaned securities as well as either investing the cash collateral in short-term instruments

                                                            (LOGO) FIRSTAR FUNDS


or obtaining yield in the form of interest paid by the borrower when non-cash collateral is held by the Fund. Loans are subject to termination by the Fund or the borrower at any time.The risks to the Funds of lending securities are that the borrower may fail to provide additional collateral when required, or fail to return the borrowed securities when due. In addition, if cash collateral invested by a Fund is less than the amount required to be returned to the borrower as a result of a decrease in the value of the cash collateral investments, the Fund must compensate the borrower for the deficiency. At October 31, 2000, the following Funds had securities with the following market values on loan (in thousands):

                                    MARKET          MARKET
                                   VALUE OF        VALUE OF
FUND                              COLLATERAL   LOANED SECURITIES
----                              ----------   -----------------
U.S. Government Securities Fund    $ 6,463         $ 6,325
Aggregate Bond Fund                 21,901          21,451
Equity Income Fund<F1>               4,181           4,196
Small Cap Core Equity Fund          27,104          26,892
International Growth Fund            8,524           8,013

   The loaned securities were fully collateralized by cash and U.S. Government securities.

<F1> As of the close of trading on November 1, 2000, the borrower provided additional collateral such that the total collateral requirement was met pursuant to the agreement.

h) Dividends and Distributions to Shareholders - Dividends on each share of the Funds are determined in the same manner, irrespective of class, except that shares of each class may bear separate fees under either a Distribution and Services Plan or an Administrative Services Plan adopted for that class and enjoy certain exclusive voting rights on matters relating to these fees.It is the policy of the U.S. Government Securities, Aggregate Bond, Missouri Tax-Exempt Bond and National Municipal Bond Funds to declare dividends daily from net investment income and to pay such dividends no later than five business days after the end of each month. Net investment income for the Equity Income Fund is declared and paid monthly as a dividend to shareholders of record. The Small Cap Core Equity, Small Cap Index and International Growth Funds declare and pay dividends from net investment income quarterly. Net realized capital gains for each Fund, if any, are distributed at least annually. Additional distributions of net investment income and capital gains may be made at the discretion of the Board of Directors in order to comply with certain distribution requirements of the Internal Revenue Code.

  Distributions from net investment income and from net realized capital gains are determined in accordance with federal income tax regulations which may differ from generally accepted accounting principals. These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the composition of net assets based on their federal tax-basis treatment; temporary differences do not require reclassification. Distributions to shareholders which exceed net investment income and net realized capital gains for financial reporting purposes but not for tax purposes are reported as distributions in excess of net investment income or net realized gains. To the extent they exceed net investment income and net realized gains for tax purposes, they are reported as distributions of capital.

i) Federal Income Taxes - It is the policy of each of the Funds to qualify or to continue to qualify as a regulated investment company by complying with the provisions available to registered investment companies, as defined in applicable sections of the Internal Revenue Code, and to make distributions of net investment income and net realized capital gains sufficient to relieve it from all, or substantially all, federal income taxes.

  For federal income tax purposes, the following Funds had capital loss carryforwards as of October 31, 2000, which are available to offset future capital gains, if any:

FUND                                  AMOUNT            EXPIRES
U.S. Government Securities Fund     $  325,257           2004
                                       279,506           2005
                                        89,429           2006
                                       444,492           2007
                                       712,304           2008
                                       -------
                                    $1,850,988
                                    ==========

Aggregate Bond Fund                 $  820,960           2007
                                     1,528,956           2008
                                     ---------
                                    $2,349,916
                                    ==========


National Municipal Bond Fund        $  343,362           2007
                                     1,498,733           2008
                                     ---------
                                     1,842,095
                                    ==========



j) Organization Costs - The Funds bear all costs in connection with their organization, including the fees and expenses of registering and qualifying shares for distribution under federal and state securities laws. All such costs are amortized using the straight-line method over a period of five years from the date each Fund commenced operations: from November 18, 1996 for the National Municipal Bond Fund and from February 27, 1997 for the Equity Income Fund. As of October 31, 2000, all costs were fully amortized for the U.S. Government Securities, Aggregate Bond, Missouri Tax-Exempt Bond, Small Cap Core Equity and International Growth Funds.

k) Other - Operating expenses of the Company not directly attributable to a Fund or to any class of shares of a Fund are prorated among the Funds based on the relative net assets of each Fund or another appropriate basis. Operating expenses directly attributable to a Fund or class are charged directly to that Fund's or class' operations. Fees paid under either a Distribution and Services Plan or an Administrative Services Plan are borne by the specific class of shares to which such a Plan applies.

                                                            (LOGO) FIRSTAR FUNDS


3. SHARES OF COMMON STOCK
   The U.S. Government Securities Fund, Aggregate Bond Fund, Equity Income Fund, Small Cap Core Equity Fund and International Growth Fund each offer four classes of shares (Series A, Series B, Series Institutional and Series Y - formerly known as Investor A, Investor B, Trust and Institutional Shares, respectively); the Missouri Tax-Exempt Bond Fund and National Municipal Bond Fund each offer three classes of shares (Series A, Series B and Series Institutional - formerly known as Investor A, Investor B and Trust Shares, respectively); and the Small Cap Index Fund offers three classes of shares (Series A, Series Institutional and Series Y - formerly known as Investor A, Trust and Institutional Shares, respectively).
   Series A shares are subject to an initial sales charge imposed at the time of purchase, in accordance with the Funds' prospectus. The maximum sales charge on Series A shares in the U.S. Government Securities Fund, Aggregate Bond Fund, Missouri Tax-Exempt Bond Fund and National Municipal Bond Fund is 4.00% of the offering price or 4.17% of the net asset value. The maximum sales charge on Series A shares in the Equity Income Fund, Small Cap Core Equity Fund, Small Cap Index Fund and International Growth Fund is 5.50% of the offering price or 5.82% of the net asset value. The Series B shares are subject to a contingent deferred sales charge at the time of redemption, in accordance with the Funds' prospectus. The maximum sales charge is as follows:

                                                CDSC
                                       (PERCENTAGE OF DOLLAR
NUMBER OF YEARS                          AMOUNT SUBJECT TO
ELAPSED SINCE PURCHASE                       THE CHARGE)
----------------------                       -----------
One or less                                     5.0%
More than one, but less than two                4.0%
Two, but less than three                        3.0%
Three, but less than four                       3.0%
Four, but less than five                        2.0%
Five, and up to and including six               1.0%
More than six                                   None

   Each class of shares in a Fund has identical rights and privileges except with respect to the fees that may be paid by a class under either a Distribution and Services Plan or an Administrative Services Plan, expenses allocable exclusively to each class of shares, voting rights on matters affecting a single class of shares, the exchange privilege of each class of shares, and the automatic conversion of Retail B Shares of a Fund into Retail A Shares of that Fund six years after purchase.

                                                            (LOGO) FIRSTAR FUNDS


4. CAPITAL SHARE TRANSACTIONS
   As of October 31, 2000, the Fund's Articles of Incorporation authorize the Board of Directors, in its discretion, to issue up to twenty billion full and fractional shares of capital stock, $.001 par value per share, and to classify or reclassify any unissued shares of the Fund into one or more additional classes. Transactions in Fund shares, in thousands, were as follows:



                                                  U.S. GOVERNMENT                  AGGREGATE                MISSOURI TAX-EXEMPT
                                                  SECURITIES FUND                  BOND FUND                     BOND FUND
                                                  ---------------                  ---------                     ---------
                                           For the eleven    For the     For the eleven   For the      For the eleven   For the
                                            months ended   year ended     months ended  year ended      months ended  year ended
                                             October 31,  November 30,     October 31, November 30,      October 31, November 30,
                                                2000          1999            2000         1999             2000         1999
                                                ----          ----            ----         ----             ----         ----
CAPITAL TRANSACTIONS:
Retail A shares:
   Proceeds from shares issued                 $   49       $1,212           $   16         $  579           $  775       $ 2,825
   Dividends reinvested                           168          205              137            247              544           666
   Cost of shares redeemed                     (1,219)      (1,271)          (1,090)        (1,513)          (3,066)       (4,348)
                                               ------       ------           ------         ------           ------        ------
   Retail A shares capital transactions        (1,002)         146             (937)          (687)          (1,747)         (857)
                                               -------       ------         --------         ------         --------      -------

Retail B shares:
   Proceeds from shares issued                      8          152               44            392              109         1,418
   Dividends reinvested                             8           10               24             41               72            79
   Cost of shares redeemed                       (158)         (20)            (135)          (318)          (1,065)         (239)
                                              -------       ------         --------         -------          -------      -------
   Retail B shares capital transactions          (142)      $  142              (67)            115           $ (884)      $ 1,258
                                              -------       ------         --------          ------           ------       -------

Institutional shares:
   Proceeds from shares issued                 18,386       26,458           12,159         16,967           41,873        40,114
   Dividends reinvested                           286        1,725            1,758          5,443              328           297
   Cost of shares redeemed                    (37,574)     (45,843)         (34,092)       (60,271)         (29,598)      (16,079)
                                              -------      -------          -------        -------          -------       -------
   Institutional shares capital transactions  (18,902)       (17,660)        $(20,175)      (37,861)         12,603         24,332
                                             --------      ---------         --------     ---------       ---------       --------


Y shares:
   Proceeds from shares issued                  2,581        4,881           14,507          2,446
   Dividends reinvested                           370          308              503            867
   Cost of shares redeemed                     (6,384)      (2,522)          (5,177)       (18,511)
                                               ------       ------           ------        -------
   Y shares capital transactions               (3,433)       2,667            9,833        (15,198)
                                             --------      -------         --------      ---------

Total net increase from
capital transactions                        $(23,479)     $ (14,705)        $(11,346)    $ (53,631)      $   9,972       $ 24,733
                                            ========      =========         ========     =========       =========       ========

SHARE TRANSACTIONS:
Retail A shares:
   Issued                                           5          114                2             57               68           237
   Reinvested                                      16           20               14             24               48            56
   Redeemed                                      (119)        (121)            (112)          (147)            (272)         (371)
                                                 ----         ----             ----           ----             ----          ----
   Change in Retail A shares                      (98)          13              (96)           (66)            (156)          (78)
                                                  ----        ----             ----           ----             ----           ---

Retail B shares:
   Issued                                           1           14                4             38               10           118
   Reinvested                                       1            1                3              4                6             7
   Redeemed                                       (16)          (2)             (14)           (31)             (94)          (21)
                                                  ----         ----            ----            ----            ----          ---
   Change in Retail B shares                      (14)          13               (7)            11              (78)          104
                                                  ----         ----             ----          ----             ----           ---

Institutional shares:
   Issued                                       1,790        2,515            1,246          1,669            3,713         3,426
   Reinvested                                      28          163              179            527               29            25
   Redeemed                                    (3,662)      (4,392)          (3,480)        (6,020)          (2,633)       (1,384)
                                               ------       ------           ------         ------           ------        ------
   Change in Institutional shares              (1,844)      (1,714)          (2,055)        (3,824)           1,109         2,067
                                               ------       ------           ------         ------            -----         -----

Y shares:
   Issued                                         253          470            1,479            239
   Reinvested                                      36           29               51             83
   Redeemed                                      (627)        (240)            (525)        (1,779)
                                                 ----         ----             ----         ------
   Change in Y shares                            (338)         259            1,005         (1,457)
                                                 ----          ---            -----         ------

Total net increase from share transactions     (2,294)      (1,429)          (1,153)        (5,336)             875         2,093
                                               ======       ======           ======         ======              ===         =====

                                                            (LOGO) FIRSTAR FUNDS



                                                NATIONAL MUNICIPAL               EQUITY INCOME                SMALL CAP CORE
                                                     BOND FUND                       FUND                       EQUITY FUND
                                                     ---------                       ----                       -----------
                                           For the eleven    For the     For the eleven   For the      For the eleven   For the
                                            months ended   year ended     months ended  year ended      months ended  year ended
                                             October 31,  November 30,     October 31, November 30,      October 31, November 30,
                                                2000          1999            2000         1999             2000         1999
                                                ----          ----            ----         ----             ----         ----

CAPITAL TRANSACTIONS:
Retail A shares:
   Proceeds from shares issued               $      187    $   2,102       $      7         $  651           $  408        $  748
   Dividends reinvested                              26           29            156            242              166            48
   Cost of shares redeemed                         (312)      (1,549)          (463)          (861)          (2,170)       (5,010)
                                                   ----       ------           ----           ----           ------        ------
   Retail A shares capital transactions             (99)         582           (300)          $ 32           (1,596)       (4,214)
                                             ----------    ---------        -------           ----         --------     ---------

Retail B shares:
   Proceeds from shares issued                        1          409             16            384           $  150         $  75
   Dividends reinvested                              17           26            104             95               20             6
   Cost of shares redeemed                         (133)        (123)          (130)           (97)            (206)         (442)
                                                   ----         ----           ----            ---             ----          ----
   Retail B shares capital transactions            (115)         312            (10)           382              (36)         (361)
                                             ----------    ---------         ------         ------          -------        ------

Institutional shares:
   Proceeds from shares issued                   19,905       23,403          3,243         38,631         $ 16,703      $ 24,124
   Dividends reinvested                              32           66          6,101          8,348            1,996           459
   Cost of shares redeemed                     (100,354)     (50,294)       (47,221)       (35,990)         (27,051)      (60,237)
                                               --------      -------        -------        -------          -------       -------
   Institutional shares capital transactions    (80,417)    (26,825)        (37,877)       10,989            (8,352)      (35,654)
                                              ---------    --------        --------     ---------         ---------     ---------

Y shares:
   Proceeds from shares issued                                                   67             98            4,408         2,214
   Dividends reinvested                                                          15             10               51           108
   Cost of shares redeemed                                                      (65)           (37)          (3,229)      (26,973)
                                                                                ---            ---           ------       -------
   Y shares capital transactions                                                 17             71            1,230       (24,651)
                                                                              -----          -----         --------     ---------

Total net increase from
   capital transactions                       $ (80,631)   $(25,931)      $(38,170)      $  11,474         $ (8,754)     $(64,880)
                                              =========    ========       ========       =========         ========      ========

SHARE TRANSACTIONS:
Retail A shares:
   Issued                                            20          210              1             80               22            61
   Reinvested                                         3            3             23             31               12             4
   Redeemed                                         (34)        (159)           (75)          (107)            (134)         (401)
                                                    ---         ----            ---           ----             ----          ----
   Change in Retail A shares                        (11)          54            (51)             4             (100)         (336)
                                                    ---           --            ---              -             ----          ----

Retail B shares:
   Issued                                             0           40            235             47                8             6
   Reinvested                                         2            3            889             12                2             0
   Redeemed                                         (14)         (13)        (1,127)           (12)             (13)          (36)
                                                    ---          ---         ------            ---              ---           ---
   Change in Retail B shares                        (12)          30             (3)            47               (3)          (30)
                                                    ---           --             --             --               --           ---

Institutional shares:
   Issued                                         2,094        2,358            277          5,817            1,004         1,863
   Reinvested                                         3            7             40          1,065              137            40
   Redeemed                                     (10,705)      (5,193)        (6,067)        (4,429)          (1,563)       (4,752)
                                                -------       ------         ------         ------           ------        ------
   Change in Institutional shares                (8,608)      (2,828)        (5,750)         2,453             (422)       (2,849)
                                                 ======       ======         ======          =====             ====        ======

Y shares:
   Issued                                                                        10             12              267           178
   Reinvested                                                                     2              1                4             9
   Redeemed                                                                     (10)            (4)            (195)       (2,128)
                                                                                ---            ---             ----        ------
   Change in Y shares                                                             2              9               76        (1,941)
                                                                                ---            ---             ----        ------

Total net increase from share transactions     (8,631)        (2,744)          (5,802)        2,513           (449)        (5,156)
                                               ======         ======           ======         =====           ====         ======


                                                            (LOGO) FIRSTAR FUNDS

                                                     SMALL CAP                   INTERNATIONAL
                                                    INDEX FUND                    GROWTH FUND
                                                    ----------                    -----------
                                           For the eleven    For the     For the eleven   For the
                                            months ended   year ended     months ended  year ended
                                             October 31,  November 30,     October 31, November 30,
                                                2000          1999            2000         1999
                                                ----          ----            ----         ----

CAPITAL TRANSACTIONS:
Retail A shares:
   Proceeds from shares issued                 $    33      $   140           $ 474         $  373
   Dividends reinvested                              2            0             346            180
   Cost of shares redeemed                         (22)         (10)           (671)          (637)
                                                   ---          ---            ----           ----
   Retail A shares capital transactions             13          130             149            (84)
                                               -------      -------           -----         ------

Retail B shares:
   Proceeds from shares issued                                                  128             97
   Dividends reinvested                                                          68             34
   Cost of shares redeemed                                                     (144)          (147)
                                                                               ----           ----
   Retail B shares capital transactions                                          52            (16)
                                                                           --------        -------

Institutional shares:
   Proceeds from shares issued                   6,872       42,759          56,458         19,316
   Dividends reinvested                            703           13           5,492          1,910
   Cost of shares redeemed                      (1,872)        (211)        (16,025)        (7,659)
                                                ------         ----         -------         ------
   Institutional shares capital transactions     5,703       42,561          45,925         13,567
                                               -------      -------         -------       --------

Y shares:
   Proceeds from shares issued                   7,421      $29,376          16,446          2,901
   Dividends reinvested                            208            6           1,080            487
   Cost of shares redeemed                      (7,286)     (14,109)        (10,109)        (2,626)
                                                ------      -------         -------         ------
   Y shares capital transactions                   343       15,273           7,417            762
                                               -------      -------        --------         ------

Total net increase from capital transactions   $ 6,059      $57,964        $ 53,543      $  14,229
                                               =======      =======        ========      =========

SHARE TRANSACTIONS:
Retail A shares:
   Issued                                            3           14              27             27
   Reinvested                                        0            0              21             15
   Redeemed                                         (2)          (1)            (38)           (48)
                                                    --           --             ---            ---
   Change in Retail A shares                         1           13              10             (6)
                                                     -           --              --             --

Retail B shares:
   Issued                                                                         8              7
   Reinvested                                                                     4              3
   Redeemed                                                                      (8)           (11)
                                                                                 --            ---
   Change in Retail B shares                                                      4             (1)
                                                                                  -             --

Institutional shares:
   Issued                                          611        4,466           3,294          1,262
   Reinvested                                       67            2             332            153
   Redeemed                                       (162)         (21)           (926)          (555)
                                                  ----          ---            ----           ----
   Change in Institutional shares                  516        4,447           2,700            860
                                                   ---        -----           -----            ---

Y shares:
   Issued                                          628        2,969             975            208
   Reinvested                                       20            1              66             40
   Redeemed                                       (638)      (1,499)           (606)          (191)
                                                  ----       ------            ----           ----
   Change in Y shares                               10        1,471             435             57
                                                    --        -----             ---             --

Total net increase from share transactions         527        5,931           3,149            910
                                                   ===        =====           =====            ===


(LOGO) FIRSTAR FUNDS


5. INVESTMENT TRANSACTIONS
   Purchases and sales, in thousands, of investments, excluding short-term securities, for the eleven months ended October 31, 2000, were as follows:


                                                       U.S.                                        MISSOURI             NATIONAL
                                                    GOVERNMENT               AGGREGATE            TAX-EXEMPT            MUNICIPAL
                                                  SECURITIES FUND            BOND FUND             BOND FUND            BOND FUND
                                                  ---------------            ---------             ---------            ---------

   Purchases:
     U.S. Government                                $ 4,731                 $ 14,895                     -                   --
     Other                                           10,106                   16,529               $11,309              $ 9,807
   Sales:
     U.S. Government                                $11,994                 $ 21,212                     -                   --
     Other                                           23,119                   20,399               $ 3,421             $ 90,524


                                                     EQUITY                 SMALL CAP
                                                     INCOME                 CORE EQUITY            SMALL CAP       INTERNATIONAL
                                                      FUND                     FUND               INDEX FUND        GROWTH FUND
                                                      ----                     ----               ----------        -----------
   Purchases:
     U.S. Government                                      -                        -                     -                   --
     Other                                          $19,416                 $124,999               $26,922             $161,964
   Sales:
     U.S. Government                                      -                        -                     -                   --
     Other                                          $71,190                 $150,604               $22,103             $116,532



   At October 31, 2000, gross unrealized appreciation and depreciation of investments for federal tax purposes, in thousands, were as follows:



                                                       U.S.                                        MISSOURI             NATIONAL
                                                    GOVERNMENT               AGGREGATE            TAX-EXEMPT            MUNICIPAL
                                                  SECURITIES FUND            BOND FUND             BOND FUND            BOND FUND
                                                  ---------------            ---------             ---------            ---------

Appreciation                                         $  115                  $ 2,858               $ 2,226              $ 3,677
(Depreciation)                                         (812)                  (3,519)               (1,965)              (1,963)
                                                       ----                   ------                ------               ------
Net unrealized appreciation
  (depreciation) on investments                      $ (697)                  $ (661)               $  261              $ 1,714
                                                     ======                   ======                ======              =======

Cost of investments for federal
  income tax purposes                               $63,651                 $125,667              $149,888             $251,457


                                                     EQUITY                  SMALL CAP
                                                     INCOME                 CORE EQUITY            SMALL CAP       INTERNATIONAL
                                                      FUND                     FUND               INDEX FUND        GROWTH FUND
                                                      ----                     ----               ----------        -----------

Appreciation                                        $16,604                  $33,298              $ 19,513             $ 14,545
(Depreciation)                                       (1,015)                 (10,842)              (11,327)             (10,672)
                                                     ------                  -------               -------              -------
Net unrealized appreciation
  on investments                                    $15,589                 $ 22,456             $   8,186              $ 3,873
                                                    =======                 ========             =========              =======

Cost of investments for federal
  income tax purposes                               $38,445                 $126,723              $ 70,916             $139,515


(LOGO) FIRSTAR FUNDS

6. RELATED PARTY TRANSACTIONS
Investment advisory services are provided to the Fund by Firstar Investment Research Management Company, LLC ("FIRMCO"), a wholly-owned subsidiary of Firstar Corporation, a banking and financial services organization. On March 1, 2000, FIRMCO acquired all of the assets and liabilities of the Fund's former adviser, Mississippi Valley Advisors, Inc., a wholly-owned subsidiary of Mercantile Trust Company National Association ("Mercantile") and an indirect wholly-owned subsidiary of Firstar Corporation. Under the terms of its investment advisory agreement, FIRMCO is entitled to receive fees from each Fund based on a percentage of the average daily net assets of that Fund. FIRMCO has retained Clay Finlay Inc. ("Clay Finlay") as sub-adviser for the International Growth Fund. Firstar serves as custodian for the Fund. Under the terms of the custodian agreement, Firstar receives fees computed on the average daily net assets of each Fund at an annual rate of 0.05% for the U.S. Government Securities, Aggregate Bond, Missouri Tax-Exempt Bond, National Municipal Bond, Equity Income, Small Cap Core Equity and Small Cap Index Funds and at an annual rate of 0.19% of the first $50 million of the International Growth Fund's average daily net assets, 0.175% of the next $50 million of average daily net assets, 0.15% of the next $150 million of average daily net assets and 0.125% of the average daily net assets over $250 million.

   Firstar Mutual Fund Services, LLC ("FMFS") and BISYS Fund Services Ohio, Inc. ("BISYS Ohio") serve as the co-administrators for theFund. Certain officers of the Fund are affiliated with FMFSand BISYS Ohio. Such officers are paid no fees directly by the Funds for serving as officers of the Fund. Under the terms of the co-administration agreement, the co-administrators receive fees computed at an annual rate of 0.20% of the average daily net assets of each Fund. FMFSalso serves as transfer agent to the Fund. BISYS Fund Services Limited Partnership d/b/a BISYSFund Services ("BISYS") serves as the Fund's distributor and is entitled to receive commissions on sales of Retail A Shares and Retail B Shares of the variable net asset value Funds.

  With respect to Retail A Shares, the Funds have adopted a Distribution and Services Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act. Under the Plan, each Fund may pay (i) up to an annual rate of 0.10% of the average daily net assets of each Fund's outstanding Retail A Shares to BISYSor another organization for distribution services performed and expenses assumed relating to the Fund's Retail A Shares and (ii) up to an annual rate of 0.20% of the average daily net assets of each Fund's outstanding Retail A Shares to broker-dealers and other organizations for shareholder administrative services provided pursuant to servicing agreements under the Plan.

  Similarly, with respect to Retail B Shares, the Fund has adopted a Distribution and Services Plan (the "Plan B") pursuant to Rule 12b-1 under the 1940 Act. Under Plan B, a Fund may pay (i) up to an annual rate of 0.75% of the average daily net assets of the Fund's outstanding Retail B Shares to BISYS or another organization for distribution services performed and expenses assumed relating to the Fund's Retail B Shares and (ii) up to an annual rate of 0.25% of the average daily net assets of the Fund's Retail B Shares to broker-dealers and other organizations for shareholder administrative services provided pursuant to servicing agreements under Plan B.

  With respect to Institutional and Y Shares, the Funds have adopted separate Administrative Services Plans pursuant to which a Fund may pay banks and other financial institutions, which have agreed to provide certain shareholder administrative services for their clients or account holders, servicing fees of up to an annual rate of 0.30% of the average daily net assets of the Funds outstanding Institutional or Y Shares.

                                                            (LOGO) FIRSTAR FUNDS


   Fees may be voluntarily reduced to assist the Funds in maintaining more competitive expense ratios. Information regarding fee reduction transactions is as follows for the period ended October 31, 2000 (in thousands):


                                                                                                                 MISSOURI
                                                  U.S. GOVERNMENT                  AGGREGATE                    TAX-EXEMPT
                                                  SECURITIES FUND                  BOND FUND                     BOND FUND
                                                  ---------------                  ---------                     ---------

INVESTMENT ADVISORY FEES
   Annual fee before voluntary fee reductions         0.45%                         0.45%                         0.45%
   Voluntary Fee Reductions                              -                             -                             --
ADMINISTRATION FEES
   Voluntary Fee Reductions                           $ 61                          $117                           $129
ADMINISTRATIVE SERVICES FEES - INSTITUTIONAL SHARES
   Voluntary Fee Reductions                           $151                          $316                           $321
CUSTODY FEES
   Voluntary Fee Reductions                            $ 6                          $ 12                           $ 13


                                                     NATIONAL                       EQUITY                       SMALL CAP
                                                    MUNICIPAL                       INCOME                      CORE EQUITY
                                                     BOND FUND                       FUND                          FUND
                                                     ---------                       ----                          ----
INVESTMENT ADVISORY FEES
   Annual fee before voluntary fee reductions        0.55%                          0.75%                         0.75%
   Voluntary Fee Reductions                              -                             -                             --
ADMINISTRATION FEES
   Voluntary Fee Reductions                           $248                          $ 55                           $137
ADMINISTRATIVE SERVICES FEES - INSTITUTIONAL SHARES
   Voluntary Fee Reductions                           $738                          $162                           $372
CUSTODY FEES
   Voluntary Fee Reductions                           $ 25                             -                           $ 14


                                                     SMALL CAP                   INTERNATIONAL
                                                    INDEX FUND                    GROWTH FUND
                                                    ----------                    -----------
INVESTMENT ADVISORY FEES
   Annual fee before voluntary fee reductions           0.40%                   1.00%<F1>
   Voluntary Fee Reductions                              -                          $ 68
ADMINISTRATION FEES
   Voluntary Fee Reductions                           $ 65                          $123
ADMINISTRATIVE SERVICES FEES - INSTITUTIONAL SHARES
   Voluntary Fee Reductions                           $152                          $312
CUSTODY FEES
   Voluntary Fee Reductions                              -                          $ 26



<F1> Clay Finlay, as Sub-Adviser to the International Growth Fund, receives a fee, payable by FIRMCO. The fee is computed daily and paid monthly at the following annual rates (as a percentage of the Fund's average daily net assets):
0.75% of the first $50 million of the Fund's average daily net assets; plus 0.50% of the next $50 million of average daily net assets; plus 0.25% of average net assets in excess of $100 million.

7. RESULTS OF SPECIAL MEETING OF SHAREHOLDERS OF THE INTERNATIONAL GROWTH FUND (UNAUDITED)
At a Special Meeting of Shareholders of thee International Growth Fund held on October 13, 2000, shareholders of the Fund approved a new sub-advisory agreement between Firstar Investment Research & Management Company, LLC and Clay Finlay Inc. ("Clay Finlay") with respect to the Fund in connection with the acquisition of Clay Finlay's parent company, United Asset Management Corporation, by Old Mutual plc.

The results of the shareholder vote were as follows:

           FOR              AGAINST          ABSTAIN
           ---              -------          -------
       7,846,179             890             1,966

                                                            (LOGO) FIRSTAR FUNDS

8. CONCENTRATION OF CREDIT RISK
   The Missouri Tax-Exempt Bond Fund invests a substantial proportion of its assets in municipal obligations issued by the State of Missouri and its political subdivisions, agencies and public authorities. This Fund is more susceptible to factors adversely affecting issuers of Missouri Municipal Obligations than a fund that is not concentrated in these issuers to the same extent.

   The Missouri Tax-Exempt Bond Fund and National Municipal Bond Fund had the following concentrations by municipal funding source at October 31, 2000 (as a percentage of total investments):

                                MISSOURI         NATIONAL
                               TAX-EXEMPT        MUNICIPAL
                                  BOND             BOND
                                  FUND             FUND
                                  ----             ----

Education/School District        25.20%           16.10%
Electric/Power                    1.41%               --
Facilities                        0.72%            2.00%
Finance Agency                    2.15%            0.42%
General Obligation               17.56%           36.07%
Hospital/Medical                 24.48%            5.18%
Housing Development               1.03%               --
Multi Family Housing              1.01%               --
Pollution Control                11.00%            6.71%
Public Buildings                  7.46%            2.97%
Transportation/Highway                -           19.46%
Utilities                             -            4.38%
Water & Sewer                     7.98%            6.71%
                                  ----             ----
                                100.00%          100.00%
                                ======           ======

                                                            (LOGO) FIRSTAR FUNDS

9. DISTRIBUTION TO SHAREHOLDERS (UNAUDITED)
  The following Funds hereby designate the following amounts as long-term capital gain distributions for purposes of the dividends paid deduction:



        MISSOURI                   EQUITY                     SMALL CAP              SMALL CAP        INTERNATIONAL
       TAX-EXEMPT                  INCOME                    CORE EQUITY               INDEX             GROWTH
        BOND FUND                   FUND                        FUND                   FUND               FUND
        ---------                   ----                        ----                   ----               ----

         $58,715                 $2,914,202                  $27,263,344            $3,416,533         $12,073,799



  The following Funds hereby designate the following amounts as short-term capital gain distributions for purposes of the dividends paid deduction:

        SMALL CAP                 SMALL CAP                 INTERNATIONAL
       CORE EQUITY                  INDEX                      GROWTH
          FUND                      FUND                        FUND
          ----                      ----                        ----

       $3,725,764                $3,391,954                  $1,685,030

10. SUBSEQUENT EVENT - CAPITAL GAIN DISTRIBUTIONS (UNAUDITED)
The Equity Income Fund, Small Cap Core Equity Fund, Small Cap Index Fund and International Growth Fund made a distribution of long-term capital gains of $0.38, $3.27, $0.53 and $1.28 per share, respectively. The Missouri Tax-Exempt Bond Fund made a distribution of long-term capital gains of less than $0.005 per share. The distributions were paid on November 21, 2000 to shareholders of record on November 20, 2000.

  The Small Cap Core Equity Fund, Small Cap Index Fund and International Growth Fund made a distribution of short-term capital gains of $0.45, $0.52 and $0.18 per share, respectively. The distributions were paid on November 21, 2000 to shareholders of record on November 20, 2000.

                                                            (LOGO) FIRSTAR FUNDS

11. SUBSEQUENT EVENT - AGREEMENT AND PLAN OF REORGANIZATION (UNAUDITED)
On June 6, 2000, as ratified on July 11, 2000, the Board of Directors of the Company approved an Agreement and Plan of Reorganization (the "Agreement") providing for the transfer of substantially all of the assets and liabilities of each of the Company's portfolios to corresponding portfolios of Firstar Funds, Inc. ("Firstar Funds") in exchange for shares of such Firstar Funds in a tax-free reorganization. At a special meeting of shareholders of the Company held on November 24, 2000, the shareholders of each of the Company's portfolios (other than the Conning Money Market Portfolio which failed to achieve a quorum) voted to approve the Agreement. The results of the shareholder meeting are as follows (no shares represented broker non-votes):



FUND                                      FOR                           AGAINST                         ABSTAIN
----                                      ---                           -------                         -------

Treasury Money Market                  83,757,247                      1,851,216                              0
Money Market                          169,939,602                     87,658,959                            114
Tax-Exempt Money Market                86,551,315                     12,989,249                              0
U.S. Government Securities              5,930,865                          6,900                          7,568
Intermediate Corporate Bond             3,786,926                              0                              0
Bond Index                             14,012,731                      2,343,645                         12,983
Government & Corporate Bond            12,557,196                         12,048                         10,797
Short-Intermediate Municipal            2,510,759                          2,536                              0
Missouri Tax-Exempt Bond               11,163,526                          7,373                          9,082
National Municipal Bond                25,684,281                          9,156                         12,090
Balanced                                6,277,700                          9,935                          2,400
Equity Income                           7,797,463                            697                          2,862
Equity Index                            5,266,238                            345                            249
Growth & Income Equity                 15,951,556                         29,050                         42,453
Growth Equity                           4,978,799                          5,926                          2,255
Small Cap Equity                        7,363,438                          5,335                          8,525
Small Cap Equity Index                  6,411,707                              0                              0
International Equity                    8,896,307                          3,304                          1,512



  The reorganization with respect to the above portfolios of the Fund was completed on December 11, 2000.

                                                            (LOGO) FIRSTAR FUNDS

12. SUBSEQUENT EVENTS - PORTFOLIO MERGERS
   At meetings held on June 16, 2000 and July 13, 2000, the Board of Directors of Firstar Funds, Inc. ("Firstar Funds") approved (i) an Agreement and Plan of Reorganization providing for the acquisition of Mercantile Mutual Funds, Inc. ("Mercantile Funds") by Firstar Funds, (ii) an Agreement and Plan of Reorganization providing for the acquisition of Firstar Stellar Funds ("Stellar Funds") by Firstar Funds, and (iii) an Agreement and Plan of Reorganization providing for the acquisition of Firstar Select Funds ("Select Funds") by Firstar Funds. The Board of Directors and shareholders of Mercantile Funds (other than the Mercantile Conning Money Market Portfolio) and Select Funds and the Board of Trustees and shareholders of Stellar Funds each approved their applicable agreements.

   On November 27, 2000, certain portfolios of the Firstar Funds, including newly formed shell portfolios (which were organized solely to acquire the assets and continue the business of certain portfolios of Mercantile Funds, Stellar Funds and Select Funds) merged with certain portfolios of Mercantile Funds and Stellar Funds. On December 11, 2000, certain other portfolios of Mercantile Funds (other than the Mercantile Conning Money Market Portfolio), Stellar Funds and Select Funds merged into shell portfolios of Firstar Funds. Below is a table (in thousands) that illustrates the specifics of the mergers.

                                                            (LOGO) FIRSTAR FUNDS


                                                                                                                  RETAIL A SHARES
                                                                                                 VALUE OF ASSETS     ISSUED TO
                                                                                                  TRANSFERRED     SHAREHOLDERS
                                                                                                    BY MERGING        OF FUND
MERGING FUND NAME                                      FUND MERGED INTO                                FUND         MERGED INTO
------------------                                     ------------------                         -------------    -------------
Firstar U.S. Treasury Money Market                     Firstar Stellar Treasury<F1>                   $133,616              -
Firstar Emerging Growth                                Mercantile Small Cap Equity<F1>                 198,507            801
Firstar Core International Equity                      Mercantile International Equity<F1>              37,900              2
Firstar Stellar International Equity Fund <F1>         Firstar Global Equity Fund <F2>                  69,924              -
Firstar Stellar Tax-Free Money Market                  Firstar Tax-Exempt Money Market<F1>             227,545        227,560
Firstar Stellar Ohio Tax-Free Money Market<F1>         Firstar Ohio Tax-Free Money Market<F2>           83,673            355
Firstar Stellar Insured Tax-Free Bond                  Mercantile National Municipal Bond<F1>          153,544         15,792
Firstar Stellar U.S. Government Income                 Mercantile U.S. Government Securities<F1>       148,775         14,341
Firstar Stellar Strategic Income<F1>                   Firstar Strategic Income<F2>                    127,815              3
Firstar Stellar Growth Equity<F1>                      Firstar Large Cap Growth<F2>                    320,713             57
Firstar Stellar Relative Value<F1>                     Firstar Relative Value<F2>                      503,157          1,456
Firstar Stellar Science & Technology<F1>               Firstar Science & Technology<F2>                121,342            106
Firstar Stellar                                        Firstar Balanced Income<F1>                      74,336          3,249
Firstar Stellar Capital Appreciation                   Firstar MidCap Index<F1>                         67,980          6,166
Firstar Stellar Treasury<F1>                           Firstar U.S. Treasury Money Market<F2>        4,074,065      2,289,736
Firstar Select REIT<F1><F4>                            Firstar REIT<F2>                                 36,907              -
Mercantile Money Market                                Firstar Money Market<F1>                        286,935        286,936
Mercantile Tax-Exempt Money Market                     Firstar Tax-Exempt Money Market<F1>             110,322            166
Mercantile Treasury Money Market                       Firstar Stellar Treasury<F1>                    159,014              -
Mercantile U.S. Government Securities<F1>              Firstar U.S. Government Securities<F2>           62,369            343
Mercantile Intermediate Corporate Bond                 Firstar Intermediate Bond Market<F1>             33,573             41
Mercantile Bond Index<F3>                              Firstar Aggregate Bond<F2>                      157,850             85
Mercantile Government & Corporate Bond<F1>             Firstar Aggregate Bond<F2>                      126,076            282
Mercantile Short-Intermediate Municipal Bond           Firstar Tax-Exempt Intermediate Bond<F1>         23,607              5
Mercantile Missouri Tax-Exempt Bond<F1>                Firstar Missouri Tax-Exempt Bond<F2>            152,395          1,703
Mercantile National Municipal Bond<F1>                 Firstar National Municipal Bond<F2>             254,136            157
Mercantile Balanced                                    Firstar Balanced Growth<F1>                      66,580            285
Mercantile Equity Income<F1>                           Firstar Equity Income<F2>                        51,717            124
Mercantile Equity Index                                Firstar Equity Index<F1>                        100,479             31
Mercantile Growth & Income Equity                      Firstar Growth & Income<F1>                     268,735            973
Mercantile Growth Equity                               Firstar Growth<F1>                               95,738            203
Mercantile Small Cap Equity<F1>                        Firstar Small Cap Core Equity<F2>               137,018            683
Mercantile Small Cap Equity Index<F1>                  Firstar Small Cap Index<F2>                      76,317             18
Mercantile International Equity                        Firstar International Growth                    131,976            264





                                                            RETAIL B SHARES        Y SHARES          INSTITUTIONAL
                                                               ISSUED TO           ISSUED TO         SHARES ISSUED
                                                             SHAREHOLDERS        SHAREHOLDERS       TO SHAREHOLDERS     EFFECTIVE
                                                                OF FUND             OF FUND             OF FUND          DATE OF
MERGING FUND NAME                                             MERGED INTO         MERGED INTO         MERGED INTO         MERGER
-------------------                                        ----------------    ----------------    -----------------   -----------
Firstar U.S. Treasury Money Market                                   -                   -            $133,616         11/27/2000
Firstar Emerging Growth                                             31                   -              14,504         11/27/2000
Firstar Core International Equity                                    9                   -               2,901         11/27/2000
Firstar Stellar International Equity Fund <F1>                       -                   -               5,669         12/11/2000
Firstar Stellar Tax-Free Money Market                                -                   -                   -         11/27/2000
Firstar Stellar Ohio Tax-Free Money Market<F1>                       -                   -              83,318         12/11/2000
Firstar Stellar Insured Tax-Free Bond                               10                   -                   -         11/27/2000
Firstar Stellar U.S. Government Income                             132                   -                   -         11/27/2000
Firstar Stellar Strategic Income<F1>                            14,938                   -                   -         12/11/2000
Firstar Stellar Growth Equity<F1>                                3,972                   -               9,383         12/11/2000
Firstar Stellar Relative Value<F1>                                 537                   -              16,100         12/11/2000
Firstar Stellar Science & Technology<F1>                           704                   -               6,251         12/11/2000
Firstar Stellar                                                     23                   -               3,404         11/27/2000
Firstar Stellar Capital Appreciation                                 3                   -                   -         11/27/2000
Firstar Stellar Treasury<F1>                                         -                   -           1,784,330         11/27/2000
Firstar Select REIT<F1><F4>                                          -                   -               4,085         12/11/2000
Mercantile Money Market                                              -                   -                   -         11/27/2000
Mercantile Tax-Exempt Money Market                                   -                   -             110,168         11/27/2000
Mercantile Treasury Money Market                                     -                   -             159,016         11/27/2000
Mercantile U.S. Government Securities<F1>                           13                 501               5,140         11/27/2000
Mercantile Intermediate Corporate Bond                               -                   4               3,263         11/27/2000
Mercantile Bond Index<F3>                                            -               1,912              13,828         11/27/2000
Mercantile Government & Corporate Bond<F1>                          65               1,486              10,754         11/27/2000
Mercantile Short-Intermediate Municipal Bond                         -                   -               2,322         11/27/2000
Mercantile Missouri Tax-Exempt Bond<F1>                            222                   -              11,075         12/11/2000
Mercantile National Municipal Bond<F1>                              65                   -              25,986         11/27/2000
Mercantile Balanced                                                 59                 533               1,563         11/27/2000
Mercantile Equity Income<F1>                                        98                  12               7,692         12/11/2000
Mercantile Equity Index                                              -                 391                 721         11/27/2000
Mercantile Growth & Income Equity                                  205               1,654               3,786         11/27/2000
Mercantile Growth Equity                                            56                 120               2,276         11/27/2000
Mercantile Small Cap Equity<F1>                                    103                 322               9,166         11/27/2000
Mercantile Small Cap Equity Index<F1>                                -               1,610               5,489         12/11/2000
Mercantile International Equity                                     59               1,197               8,647         12/11/2000



                                                             UNREALIZED
                                                              GAIN/LOSS
                                                             OF MERGING
                                                           FIRSTAR FUND AT     TAX STATUS
MERGING FUND NAME                                          TIME OF MERGER     OF TRANSFER      NEW FIRSTAR FUND NAME
--------------------------                                -----------------  --------------    ------------------------
Firstar U.S. Treasury Money Market                             $     -         Non-taxable     Firstar U.S. Treasury Money Market
Firstar Emerging Growth                                         18,818         Non-taxable     Firstar Small Cap Core Equity
Firstar Core International Equity                              (1,825)         Non-taxable     Firstar International Growth
Firstar Stellar International Equity Fund<F1>                    1,931         Non-taxable     Firstar Global Equity Fund
Firstar Stellar Tax-Free Money Market                                -         Non-taxable     Firstar Tax-Exempt Money Market
Firstar Stellar Ohio Tax-Free Money Market<F1>                       -         Non-taxable     Firstar Ohio Tax-Exempt Money Market
Firstar Stellar Insured Tax-Free                                 2,768         Non-taxable     Firstar National Municipal Bond
Firstar Stellar U.S. Government Income                           (370)         Non-taxable     Firstar U.S. Government Securities
Firstar Stellar Strategic Income<F1>                           (6,744)         Non-taxable     Firstar Strategic Income
Firstar Stellar Growth Equity<F1>                              118,833         Non-taxable     Firstar Large Cap Growth
Firstar Stellar Relative Value<F1>                             222,034         Non-taxable     Firstar Relative Value
Firstar Stellar Science & Technology<F1>                        13,947         Non-taxable     Firstar Science & Technology
Firstar Stellar                                                  9,493         Non-taxable     Firstar Balanced Income
Firstar Stellar Capital Appreciation                            14,099         Non-taxable     Firstar MidCap Index
Firstar Stellar Treasury<F1>                                         -         Non-taxable     Firstar U.S. Treasury Money Market

<F1> Accounting survivor, performance history carries over.
<F2> Shell portfolio.
<F3> Concurrent merger; Mercantile Government & Corporate Bond is accounting survivor; performance history carries over.
<F4> Financial statements will be presented in a separate report.

                                                            (LOGO) FIRSTAR FUNDS

U.S. GOVERNMENT SECURITIES FUND
AGGREGATE BOND FUND
MISSOURI TAX-EXEMPT BOND FUND
NATIONAL MUNICIPAL BOND FUND
EQUITY INCOME FUND
SMALL CAP CORE EQUITY FUND
SMALL CAP INDEX FUND
INTERNATIONAL GROWTH FUND

CHANGE OF ACCOUNTANTS

  On October 16, 2000, KPMG LLP ("KPMG") resigned as the Company's independent auditors. KPMG's reports on the Company's financial statements for the fiscal years ended November 30, 1999 and November 30, 1998 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's fiscal years ended November 30, 1999 and November 30, 1998 and the period commencing December 1, 1999 and ending October 16, 2000, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

  On November 7, 2000, the Company by action of its Board of Directors engaged PricewaterhouseCoopers LLP ("PwC") as the independent auditors to audit the Company's financial statement for the 11-month fiscal period ending October 31, 2000. During the Company's fiscal years ended November 30, 1999 and November 30, 1998 and the period commencing December 1, 1999 and ending November 7, 2000, neither the Company nor anyone on its behalf has consulted PwC on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(v) of Item 304 or Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

                                                            (LOGO) FIRSTAR FUNDS

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
MERCANTILE MUTUAL FUNDS, INC.:

In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the U.S. Government Securities Fund (formerly known as U.S. Government Securities Portfolio), Aggregate Bond Fund (formerly known as Government & Corporate Bond Portfolio), Missouri Tax-Exempt Bond Fund (formerly known as Missouri Tax-Exempt Bond Portfolio), National Municipal Bond Fund (formerly know as National Municipal Bond Portfolio), Equity Income Fund (formerly known as Equity Income Portfolio), International Growth Fund (formerly known as International Equity Portfolio), Small Cap Index Fund (formerly known as Small Cap Equity Index Portfolio) and Small Cap Core Equity Fund (formerly known as Small Cap Equity Portfolio) (eight of the portfolios comprising Mercantile Mutual Funds, Inc., hereafter referred to as the "Funds") at October 31, 2000, the results of each of their operations, the changes in each of their net assets and the financial highlights for the year then ended, all in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion. The financial statements of the Funds as of November 30, 1999 and for all periods presented ended at or prior thereto were audited by other independent accountants whose report dated January 21, 2000 expressed an unqualified opinion on those statements.





PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
December 29, 2000